Filed Pursuant to Rule 424(b)(3)
Registration No 333-258712

GINKGO BIOWORKS HOLDINGS, INC.

77,500,000 Shares of Class A Common Stock

This prospectus relates to the resale from time to time by the selling stockholders named in this prospectus or their permitted transferees (collectively, the “Selling Stockholders”) of up to 77,500,000 shares of Class A common stock (the “PIPE Shares”), par value $0.0001 per share, of Ginkgo Bioworks Holdings, Inc. (f/k/a Soaring Eagle Acquisition Corp. (“SRNG”)), a Delaware corporation (the “Company”), which were issued in private placements immediately after the Domestication (as defined below) and immediately prior to the consummation of the proposed Business Combination (as defined below) pursuant to the terms of the Subscription Agreements (as defined below) and in connection with the Business Combination.

On May 7, 2021, the board of directors of SRNG (the “SRNG Board”) (which domesticated as a Delaware corporation in connection with the consummation of the transactions contemplated hereby), approved an agreement and plan of merger, dated May 11, 2021, by and among SRNG, SEAC Merger Sub Inc., a wholly owned subsidiary of SRNG (“Merger Sub”), and Ginkgo Bioworks, Inc. (“Ginkgo”) (as it may be amended and/or restated from time to time, the “Merger Agreement”). On September 14, 2021, the SRNG shareholders approved and adopted the Merger Agreement and the other proposals described in SRNG’s definitive proxy statement/prospectus included in SRNG’s registration statement on Form S-4 (File No. 333-256121), which was declared effective by the SEC on August 11, 2021. SRNG effected a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), pursuant to which SRNG’s jurisdiction of incorporation changed from the Cayman Islands to the State of Delaware (the “Domestication”), and, on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, Merger Sub merged with and into Ginkgo, with Ginkgo surviving the merger as a wholly owned subsidiary of SRNG (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, SRNG was renamed to “Ginkgo Bioworks Holdings, Inc.” As used herein, “New SRNG” refers to SRNG after the Domestication and “New Ginkgo” refers to SRNG after the consummation of the Business Combination.

In connection with the Business Combination, SRNG entered into subscription agreements, each dated as of May 10, 2021 (the “Subscription Agreements”), with the Selling Stockholders, pursuant to which SRNG agreed to issue and sell to the Selling Stockholders, in private placements that closed immediately after the Domestication and immediately prior to the consummation of the Business Combination, an aggregate of 77,500,000 PIPE Shares at $10.00 per share, for an aggregate purchase price of $775,000,000.

The Selling Stockholders may offer, sell or distribute all or a portion of the PIPE Shares registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We paid certain offering fees and expenses and fees in connection with the registration of the PIPE Shares and did not receive proceeds from the sale of the PIPE Shares by the Selling Stockholders. Upon consummation of the Business Combination (the “Closing”), New Ginkgo’s Class A common stock and public warrants began trading on the New York Stock Exchange (“NYSE”) under the symbols “DNA” and “DNA.WS”, respectively. New Ginkgo did not have units traded following the Closing.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 16, 2021.

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You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

Certain information in this prospectus reflects the anticipated completion of the Business Combination which was completed on the date of this prospectus. That information includes certain anticipated effects on New Ginkgo and its capitalization. More detailed information reflecting the impact of the completion of the Business Combination will be provided in the Company’s Current Report on Form 8-K to be filed within four business days of the completion of the Business Combination.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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SELECTED DEFINITIONS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our” and “SRNG” refer to Soaring Eagle Acquisition Corp., the term “New SRNG” refers to Soaring Eagle Acquisition Corp. following the Domestication and the terms “New Ginkgo,” “combined company” and “post-combination company” refer to Ginkgo Bioworks Holdings, Inc. and its subsidiaries following the consummation of the Business Combination.

In this document:

“Business Combination” means the Domestication together with the Merger.

“Closing” means the closing of the Business Combination.

“Closing Date” means the closing date of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cayman Constitutional Documents” means SRNG’s first amended and restated memorandum and articles of association.

“DGCL” means the General Corporation Law of the State of Delaware.

“DTC” means The Depository Trust Company.

“Earn-out Consideration” means the 180 million earn-out shares of New Ginkgo common stock, which are subject to forfeiture to the extent that certain vesting conditions are not satisfied on or before the fifth anniversary of the closing of the Business Combination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FASB” means the Financial Accounting Standards Board.

“Founder” means any of Jason Kelly, Reshma Shetty, Austin Che, Bartholomew Canton and Thomas F. Knight, Jr.

“Founder Holder” means any Founder or any legal entity or trust through which (directly or indirectly, and by ownership, voting power, contract or otherwise) any Founder exercises exclusive voting control with respect to the shares of capital stock of New Ginkgo owned by such legal entity or trust.

“founder shares” means the SRNG Class B ordinary shares sold prior to SRNG’s initial public offering.

“GAAP” means United States generally accepted accounting principles.

“GDPR” mean the European Union’s General Data Protection Regulation.

“Ginkgo” means Ginkgo Bioworks, Inc., a Delaware corporation.

“Ginkgo capital stock” means the Ginkgo Class A common stock, the Ginkgo Class B common stock and each other class or series of capital stock of Ginkgo (including preferred stock).

“Ginkgo Class A common stock” means the Class A common stock, par value $0.0001 per share, of Ginkgo.

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“Ginkgo Class B common stock” means the Class B common stock, par value $0.0001 per share, of Ginkgo.

“Ginkgo option” means each option to purchase shares of Ginkgo common stock.

“Ginkgo stockholder” means each holder of Ginkgo capital stock.

“Ginkgo warrant” means each warrant to purchase shares of Ginkgo capital stock.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“initial shareholders” means the holders of the founder shares.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means SRNG’s initial public offering, consummated on February 26, 2021, through the sale of 22,500,000 units at $10.00 per unit.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Merger Agreement” means that Agreement and Plan of Merger, dated as of May 11, 2021, by and among SRNG, Merger Sub and Ginkgo.

“Merger Sub” means SEAC Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of SRNG.

“Minimum Proceeds Condition” means the condition to Closing in favor of Ginkgo set forth in Section 10.3(d) of the Merger Agreement, which requires SRNG to have at the Closing at least $1,250,000,000 of available cash, consisting of cash held in the Trust Account after giving effect to the Shareholder Redemption (as defined herein), and cash received in the Private Placement and in certain other investments, if any, arranged by SRNG in accordance with the Merger Agreement and the Sponsor Support Agreement.

“Nasdaq” means the Nasdaq Capital Market.

“New Ginkgo” means Ginkgo Bioworks Holdings, Inc., a Delaware corporation (which, prior to consummation of the Business Combination, was known as Soaring Eagle Acquisition Corp. (“SRNG” herein)).

“New Ginkgo Board” means the board of directors of New Ginkgo.

“New Ginkgo Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of New Ginkgo, which shares have the same economic terms as the shares of New Ginkgo Class B common stock, however they are only entitled to one vote per share.

“New Ginkgo Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of New Ginkgo, which shares have the same economic terms as the shares of New Ginkgo Class A common stock, however they are entitled to 10 votes per share and the holders of New Ginkgo Class B common stock, as a class, will have the right, for so long as the outstanding shares of New Ginkgo Class B common stock continue to represent at least 2% of all of the outstanding shares of New Ginkgo common stock, to elect 25% of the directors constituting the New Ginkgo Board.

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“New Ginkgo Class C common stock” means the shares of Class C common stock, par value $0.0001 per share, of New Ginkgo, which shares have the same economic terms as the shares of New Ginkgo Class A common stock, but which will carry no voting rights (except as otherwise expressly provided in the Proposed Charter or required by applicable law).

“New Ginkgo common stock” means, collectively, the New Ginkgo Class A common stock, the New Ginkgo Class B common stock and the New Ginkgo Class C common stock.

“New Ginkgo Management” means the management of New Ginkgo following the consummation of the Business Combination.

“New SRNG” means Soaring Eagle Acquisition Corp., a Delaware corporation, following the Domestication.

“Non-Redemption Agreements” means certain non-redemption agreements with certain holders of SRNG’s Class A ordinary shares, pursuant to which such holders agree not to exercise their redemption rights in connection with the Business Combination.

“NYSE” means the New York Stock Exchange.

“PIPE Investors” means certain institutional investors, including affiliates of the Sponsor, who are party to the Subscription Agreements.

“PIPE Shares” means the 77,500,000 shares of Class A common stock being registered herein.

“Private Placement” means the issuance of an aggregate of 77,500,000 shares of New SRNG Class A common stock pursuant to the Subscription Agreements to the PIPE Investors immediately before the Closing, at a purchase price of $10.00 per share.

“Private placement warrants” means the 19,250,000 warrants issued to the Sponsor concurrently with the IPO, each of which is exercisable for one SRNG Class A ordinary share. Upon the Closing, 10% of the private placement warrants will be forfeited to New Ginkgo and cancelled for no consideration.

“Proposed Governing Documents” means the proposed certificate of incorporation and bylaws that were adopted by SRNG pursuant to the Governing Documents Proposal and the Advisory Governing Documents Proposals immediately prior to the Closing (and which at and after the Closing will operate as the certificate of incorporation and bylaws of New Ginkgo).

“Public shares” means the SRNG Class A ordinary shares included in the units issued in the IPO.

“Public shareholders” means holders of public shares.

“Public warrants” means the warrants included in the units issued in the IPO, each of which is exercisable for SRNG Class A ordinary share, in accordance with its terms.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of May 11, 2021 and effective at (but subject to) the Closing, by and among Ginkgo, SRNG, certain Ginkgo stockholders and certain SRNG shareholders.

“Sponsor” means Eagle Equity Partners III, LLC, a Delaware limited liability company.

“Sponsor Shares” means the aggregate of 43,125,000 SRNG Class B ordinary shares held by the Sponsor.

“SRNG” means Soaring Eagle Acquisition Corporation, a Cayman Islands exempted company, prior to the Domestication as a corporation in the state of Delaware.

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“SRNG Board” means the board of directors of SRNG.

“SRNG Class A ordinary shares” means the Class A ordinary shares, par value $0.0001 per share, of SRNG.

“SRNG Class B ordinary shares” means the Class B ordinary shares, par value $0.0001 per share, of SRNG.

“SRNG ordinary shares” means, collectively, the SRNG Class A ordinary shares and SRNG Class B ordinary shares.

“SRNG warrants” are to the public warrants and the private placement warrants.

“Subscription Agreements” means the subscription agreements, each dated as of May 11, 2021, between SRNG and the PIPE Investors, pursuant to which SRNG agreed to issue an aggregate of 77,500,000 shares of New SRNG Class A common stock to the PIPE Investors immediately before the Closing at a purchase price of $10.00 per share.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the Trust Account of SRNG that holds the proceeds from SRNG’s IPO and the private placement of the private placement warrants.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 23, 2021, between SRNG and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company.

“Units” means the units of SRNG, each consisting of one SRNG Class A ordinary share and one-fifth of one public warrant of SRNG.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of SRNG, Ginkgo and New Ginkgo. These statements are based on the beliefs and assumptions of the management of SRNG and Ginkgo. Although SRNG and Ginkgo believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither SRNG nor Ginkgo can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “will”, “should”, “seeks”, “plans”, “scheduled”, “anticipates” or “intends” or similar expressions. The forward-looking statements are based on projections prepared by, and are the responsibility of, Ginkgo’s management. Ernst & Young, Ginkgo’s independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying forward-looking financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The Ernst & Young report included in this prospectus relates to historical financial information of Ginkgo. It does not extend to the forward-looking information and should not be read as if it does. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	the ability to maintain the listing of New Ginkgo Class A common stock on the NYSE following the Business Combination;

•	New Ginkgo’s ability to raise financing in the future and to comply with restrictive covenants related to long-term indebtedness;

•	New Ginkgo’s ability to retain or recruit, or adapt to changes required in, its founders, senior executives, key personnel or directors following the Business Combination;

•	factors relating to the business, operations and financial performance of Ginkgo, including:

•	New Ginkgo’s ability to effectively manage its growth;

•	New Ginkgo’s exposure to the volatility and liquidity risks inherent in holding equity interests in certain of its customers;

•

rapidly changing technology and extensive competition in the synthetic biology industry that could make the products and processes New Ginkgo is developing obsolete or non-competitive unless it continues to collaborate on the development of new and improved products and processes and pursue new market opportunities;

•	New Ginkgo’s reliance on its customers to develop, produce and manufacture products using the engineered cells and/or biomanufacturing processes that New Ginkgo develops;

•	New Ginkgo’s ability to comply with laws and regulations applicable to its business; and

•	market conditions and global and economic factors beyond New Ginkgo’s control;

•	intense competition and competitive pressures from other companies worldwide in the industries in which the combined company will operate;

•	litigation and the ability to adequately protect New Ginkgo’s intellectual property rights; and

•	other factors detailed under the section entitled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this

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prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of SRNG and Ginkgo prior to the Business Combination, and New Ginkgo following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can SRNG or Ginkgo assess the impact of all such risk factors on the business of SRNG and Ginkgo prior to the Business Combination, and New Ginkgo following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to SRNG or Ginkgo or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. SRNG and Ginkgo prior to the Business Combination, and New Ginkgo following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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SUMMARY OF THE PROSPECTUS

This summary highlights selected information included in this prospectus and does not contain all of the information that may be important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SRNG,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ginkgo” and the financial statements included elsewhere in this prospectus.

Information About the Parties to the Business Combination

Soaring Eagle Acquisition Corp.

955 Fifth Avenue

New York, NY 10075

(310) 209-7280

Soaring Eagle Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

Ginkgo Bioworks, Inc.

27 Drydock Avenue, 8th Floor

Boston, MA 02210

(877) 442-5362

Ginkgo Bioworks, Inc. is building a platform to enable customers to program cells as easily as we can program computers. Ginkgo’s platform is market agnostic and enables biotechnology applications across diverse markets, from food and agriculture to industrial chemicals to pharmaceuticals. Ginkgo is also actively supporting a number of biosecurity efforts to respond to COVID-19, including vaccine manufacturing optimization, therapeutics discovery, and K-12 pooled testing. Ginkgo has incurred net losses since its inception. Ginkgo’s net loss attributable to its stockholders was approximately $126.6 million and $119.3 million for the fiscal years ended December 31, 2020 and 2019, respectively, and as of December 31, 2020, Ginkgo had an accumulated deficit of approximately $467.9 million. For more information, see “Risk Factors—Risks Related to Ginkgo’s Business—We have a history of net losses. We expect to continue to incur losses for the foreseeable future, and we may never achieve or maintain profitability.”

SEAC Merger Sub Inc.

c/o Soaring Eagle Acquisition Corp.

955 Fifth Avenue

New York, NY 10075

(310) 209-7280

SEAC Merger Sub Inc. was a Delaware corporation and wholly owned subsidiary of Soaring Eagle Acquisition Corp. that was formed for the purpose of effecting a merger with Ginkgo.

The Business Combination and the Merger Agreement

The terms and conditions of the Business Combination are contained in the Merger Agreement.

On September 14, 2021, the SRNG shareholders approved and adopted the Merger Agreement and the other proposals described in SRNG’s definitive proxy statement/prospectus included in SRNG’s registration statement on Form S-4 (File No. 333-256121), which was declared effective by the SEC on August 11, 2021.

As a result of the Closing, SRNG was domesticated as a Delaware corporation and, promptly thereafter, Merger Sub merged with and into Ginkgo, with Ginkgo surviving the merger as a wholly owned subsidiary of Ginkgo Bioworks Holdings, Inc. In addition, in connection with the consummation of the Business Combination, SRNG was renamed “Ginkgo Bioworks Holdings, Inc.” and is referred to herein as “New Ginkgo” after the consummation of the Business Combination.

Structure of the Business Combination

Pursuant to the Merger Agreement, Merger Sub merged with and into Ginkgo, with Ginkgo surviving the merger as a wholly owned subsidiary of New Ginkgo. Upon consummation of the foregoing transactions, Ginkgo became a wholly owned subsidiary of New Ginkgo (formerly SRNG). In addition, immediately prior to the consummation of the Business Combination, New Ginkgo amended and restated its charter to be the Proposed Charter and adopt a multi-class stock structure, each as described in the section of this prospectus titled “Description of New Ginkgo Securities.”

The following diagrams illustrate in simplified terms the structure of SRNG and Ginkgo before the Business Combination and the structure of New Ginkgo (formerly SRNG) upon the Closing.

Simplified Pre-Combination Structure

Simplified Post-Combination Structure

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Ginkgo stockholders holding New Ginkgo Class A common stock and New Ginkgo Class B common stock held approximately 58.9% and 28.3%, respectively, of the shares of New Ginkgo following the consummation of the Business Combination.

The Private Placement

SRNG entered into the Subscription Agreements with the Selling Stockholders, pursuant to which, among other things, SRNG agreed to issue and sell in the Private Placement an aggregate of 77,500,000 shares of New SRNG Class A common stock to the Selling Stockholders for $10.00 per share.

The Private Placement closed on the date on which the Closing occurs, after the Domestication and substantially concurrently with the consummation of the Business Combination.

Stock Exchange Listing

The New Ginkgo Class A common stock and public warrants are listed on the NYSE under the symbols “DNA” and “DNA.WS”, respectively. New Ginkgo does not have units traded following the Closing.

Summary of Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 9 before making a decision to invest in our Class A common stock. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. Some of the risks related Ginkgo’s business and industry are summarized below. References in the summary below to “we,” “us,” “our” and “the Company” generally refer to Ginkgo before the Business Combination or New Ginkgo from and after the Business Combination.

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Upon consummation of the Business Combination, we can exercise warrants for unexpired New Ginkgo Class A common stock at any time, which could occur at a disadvantageous time for stockholders and result in dilution for stockholders.

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Subsequent to the Business Combination, our business could have to restructure, we may not meet expectations of investors, or we may have materially different financial results than expected, any of which could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

•	Our New Ginkgo Class A common stock issued in connection with the Business Combination may not comply with the standards of NYSE following the Closing.

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Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public shareholders.

•	Our creditors may have priority over our stockholders in the event of bankruptcy, which could limit the recovery of our stockholders in a liquidation.

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If we were to be deemed an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

•	The multi-class structure of our common stock could affect our business operations and the price of our stock.

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Our multi-class stock structure will entitle only our employees and directors to acquire and hold New Ginkgo Class B common stock which will have a greater number of votes per share than New Ginkgo Class A common stock, which may affect whether stockholders hold or purchase New Ginkgo Class A common stock.

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Issuing a large number of shares of New Ginkgo Class B common stock in the future may increase the concentration of voting power with our employees and directors, which could have an adverse effect on the trading price of New Ginkgo Class A common stock.

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Issuing New Ginkgo Class C common stock may increase concentration of voting power in New Ginkgo Class B common stock, which could discourage potential acquisitions of our business and could have an adverse effect on the trading price of New Ginkgo Class A common stock.

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Our focus on the long-term best interests of our company and our consideration of the interests of all of our stakeholders may conflict with short-term or medium-term financial interests and business performance, which may adversely impact the value of our common stock.

•	Under Delaware law, the language in Proposed Charter and Proposed Bylaws may limit shareholders actions and the available forums for such actions.

•	Our history of net losses is expected to continue, and we may never achieve or maintain profitability.

•	We will need substantial additional capital in the future in order to fund our business.

•	If we fail to effectively manage our rapid growth, then our business, results of operations and financial condition could be adversely affected.

•	Our limited operating history makes it difficult to evaluate our current business and future prospects.

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We currently own and may in the future own equity interests in other operating companies, including certain of our customers; consequently, we have exposure to the volatility and liquidity risks inherent in holding their equity and overall operational and financial performance of these businesses.

•	Failure to pursue strategic acquisitions and investments, achieve projected milestones or maintain and expand customer partnerships could have an adverse impact on our business.

•	Failure to secure laboratory equipment and third-party suppliers could cause delays in our research, development or production capacity and adversely affect our business.

•	We are subject to regulatory and legal scrutiny for our use of genetically modified organisms, biological, hazardous, flammable and/or regulated materials and DNA sequencing synthesis.

•	Our reputation could be damaged by third parties’ use of our engineered cells and accompanying production processes.

•	International expansion of our business exposes us to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States.

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Our ability to enter into a definitive agreement with the U.S. International Development Finance Corporation and our overall level of indebtedness could adversely affect liquidity and have an adverse effect on our valuation, operations and business.

•

If our customers discontinue using or are not successful in developing, producing and manufacturing products using the engineered cells and/or biomanufacturing processes that we develop, our future financial position may be adversely impacted.

•	Our revenue, results of operations, cash flows and reputation in the marketplace may suffer upon the loss of a significant customer.

•	Our business partners may make announcements about the status of our collaborations, and the price of our common stock may decline as a result of announcements of unexpected results or developments.

•	Uncertainty about COVID-19 or another global pandemic could materially affect how we and our business partners are operating and may harm our business and results of operations.

•	Decline in COVID-19 testing, decline in our capacity to test or disruption of our telehealth relationships may harm our business and results of operations.

•	We may be subject to liability if the COVID-19 tests we utilize in our testing programs provide inaccurate results.

•	Failure to pursue new opportunities and develop our platform could make our products obsolete or non-competitive in the market.

•	The market may be skeptical of our novel and complex technology and use of genetically modified materials, which could limit public acceptance of our products or processes and limit our revenues.

•	Failure to protect or enforce our intellectual property rights, trade secrets and inventions could harm our business, results of operations and financial condition and may result in litigation.

•	We may be subject to litigation alleging infringement on the patents of third parties.

•	Risks related to intellectual property developed under U.S. federally funded research grants and contracts.

•	Our use of genetic resources and sequencing may subject us to obligations under the Nagoya Protocol.

•	Our use of in-licensing from third parties and “open source” software could have a material and adverse impact on our business, financial condition and results of operation.

•	Loss of key personnel or failure to access infrastructure could delay our programs, harm our development efforts and adversely affect our business and results of operations.

•

We rely on our customers, joint venturers, equity investees and other third parties to deliver timely and accurate information in order to accurately report our financial results in the time frame and manner required by law.

•

We use estimates in determining the fair value of certain assets and liabilities. If our estimates prove to be incorrect, we may be required to write down the value of these assets or write up the value of these liabilities, which could adversely affect our financial position.

•	Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

•

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.

•	Our cash and cash equivalents could be adversely affected if the financial institutions in which we hold our cash and cash equivalents fail.

•

We are subject to numerous federal, state, local and international laws and regulations related to our business and operations, and the failure to comply with any of these laws and regulations, or failure to comply with new or changed laws and regulations, could adversely affect our business and our financial condition.

•	We may incur significant costs complying with environmental, health and safety laws and regulations, and failure to comply with these laws and regulations could expose us to significant liabilities.

•

We may become subject to the comprehensive laws and rules governing billing and payment, noncompliance with which could result in non-payment or recoupment of overpayments for our services or other sanctions.

•	Our receipt of public funds subjects us to the False Claims Act, EKRA (a federal anti-kickback law) and state anti-kickback laws.

•	We are engaged in certain research activities involving controlled substances, the making, use, sale, importation, exportation, and distribution of which may be subject to significant regulation.

•	Disruptions of information technology systems or data security incidents could result in significant financial, legal, regulatory, business and reputational harm to us.

•	Changes in U.S. and foreign tax laws could have a material adverse effect on our business, cash flow, results of operations or financial conditions.

•	We may become subject to lawsuits or indemnity claims in the ordinary course of business, which could materially and adversely affect our business and results of operations.

•	Our business could be adversely affected by legal challenges to our telehealth partner’s business model.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Ginkgo’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing of SRNG’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

THE OFFERING
Issuer

Ginkgo Bioworks Holdings, Inc. (f/k/a Soaring Eagle Acquisition Corp.)

In connection with the closing of the Business Combination, SRNG was domesticated as a Delaware corporation and, promptly thereafter, Merger Sub merged with and into Ginkgo, with Ginkgo surviving the merger as a wholly owned subsidiary of Ginkgo Bioworks Holdings, Inc. In addition, in connection with the consummation of the Business Combination, SRNG was renamed “Ginkgo Bioworks Holdings, Inc.”

Class A common stock offered by the Selling Stockholders

Up to 77,500,000 shares of New SRNG Class A common stock, which were issued immediately prior to the consummation of the Business Combination pursuant to the terms of the Subscription Agreements, as part of the consideration for the Business Combination.

Class A ordinary shares outstanding prior to the consummation of the Business Combination	172,500,000

Class A common stock outstanding after the consummation of the Business Combination	1,329,102,117

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of Class A common stock by the Selling Stockholders.

Market for our Class A ordinary shares and New Ginkgo common stock	The New Ginkgo Class A common stock and public warrants are listed on NYSE under the symbols “DNA” and “DNA.WS”, respectively. New Ginkgo does not have units traded following the Closing.

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included in this prospectus, before making an investment decision. Our business, prospects, financial condition or operating results could decline due to any of these risks and, as a result, you may lose all or part of your investment.

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of Ginkgo and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New Ginkgo and its subsidiaries following the consummation of the Business Combination.

Risks Related to Ginkgo’s Business

We have a history of net losses. We expect to continue to incur losses for the foreseeable future, and we may never achieve or maintain profitability.

We have incurred significant operating losses since our inception. Our net loss attributable to our stockholders was approximately $126.6 million and $119.3 million for the fiscal years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, we had an accumulated deficit of approximately $467.9 million. We may incur losses and negative cash flow from operating activities for the foreseeable future as we continue to invest significant additional funds toward further developing our platform, the cell programs we perform on behalf of our customers and otherwise growing our business. We also expect that our operating expenses will increase as a result of becoming a public company and will continue to increase as we grow our business. We have derived a significant portion of our revenues from fees and milestone payments from technical development services provided to customers to advance programs. Historically, these fees have not been sufficient to cover the full cost of our operations. Additionally, if our customers terminate their agreements or development plans with us, our near-term revenues could be adversely affected. In addition, certain of our customer agreements provide for milestone payments, future royalties and other forms of contingent consideration, the payment of which are uncertain, as they are dependent on our ability to successfully develop engineered cells, bioprocesses, or other deliverables and our customers’ ability and willingness to successfully develop and commercialize products and processes.

In 2020, we incurred significant operating and capital expenditures in launching our biosecurity offering, which includes COVID-19 testing products and services for businesses, academic institutions, and other organizations and the development of components and processes for the development and manufacture of COVID-19 vaccines. In the first quarter of 2021, we launched our pooled testing initiative which focuses on providing end-to-end COVID-19 testing services to groups of individuals, with a focus of offering pooled testing services for K-12 schools. Given the recent launch of this biosecurity offering and limited operating history, our reliance on school funding for testing, potential disruptions from vaccine rollout generally and for adolescents in the foreseeable future, the impact of summer vacation, and the increased availability of over-the-counter testing options, this business may never recoup the losses incurred to date.

Our expenses may exceed revenues for the foreseeable future and we may not achieve profitability. If we fail to achieve profitability, or if the time required to achieve profitability is longer than we anticipate, we may not be able to expand or continue our business, and the value of New Ginkgo common stock could be negatively impacted. Our ability to achieve or sustain profitability is based on numerous factors, many of which are beyond our control, including the development of our platform, the initiation of new programs with new and existing customers, the commercial terms of our programs, our ability to advance cell engineering programs in a timely and cost-effective manner, our ability to extend new offerings to customers, our customers’ ability to scale up bioprocesses, the ability of our customers to produce and sell products, the impact of market acceptance of our customers’ products, and our and our customers’ market penetration and margins. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We will need substantial additional capital in the future in order to fund our business.

We have consumed considerable amounts of capital to date, and we expect to incur continued net losses over the next several years as we continue to develop our business, advance our programs, expand and enhance our platform, and make the capital investments necessary to scale up our Foundry operations and Codebase assets. We may also use additional capital for strategic investments and acquisitions. Following the consummation of the Business Combination, we believe that our cash and cash equivalents, short-term investments, and interest earned on investments will be sufficient to meet our projected operating requirements for several years and until we reach profitability. However, these assumptions may prove to be incorrect and we could exhaust our available capital resources sooner than we currently expect. Because of the numerous risks and uncertainties associated with our programs, including risks and uncertainties that could impact the rate of progress of our programs, we are unable to estimate with certainty the amounts of capital outlays and operating expenditures associated with these activities.

We do not currently have any commitments for future funding beyond the consummation of the Business Combination. We may receive fees, milestones, and royalty payments under our customer agreements, but these are not guaranteed. Additionally we may be able to sell our equity interests in certain subsidiaries or collaborations but most of these equity stakes are illiquid (e.g. in private companies) and we may not be able to find a buyer or may incur significant impairment if forced to sell these positions for liquidity. We may not receive any further funds under those agreements, the funds we receive may be lower than projected, or our program costs may be higher than projected. In addition, we may not be able to sign new customer agreements or enter into new development plans with existing customers with adequate funds to cover program development expenses. As a result of these and other factors, we do not know whether additional financing will be available when needed, or, if available, whether such financing would be on terms favorable to our stockholders or us.

If future financings involve the issuance of equity securities, our existing shareholders would suffer dilution. If we raise debt financing in the future, we may be subject to restrictive covenants that limit our ability to conduct our business. Our ability to raise funds may be adversely impacted by current or future economic conditions. If we fail to raise sufficient funds and continue to incur losses, our ability to fund our operations, take advantage of strategic opportunities, or otherwise respond to competitive pressures could be significantly limited. If adequate funds are not available, we may not be able to successfully execute our business plan or continue our business.

We have experienced rapid growth and expect our growth to continue, and if we fail to effectively manage our growth, then our business, results of operations, and financial condition could be adversely affected.

We have experienced substantial growth in our business since inception, which has placed and may continue to place significant demands on our company culture, operational infrastructure, and management. We believe that our culture has been a critical component of our success. We have invested substantial time and resources in building our team and nurturing a culture of empowerment of, and active engagement by, our employees. As we expand our business and mature as a public company, we may find it difficult to maintain our culture while managing this growth. Any failure to manage our anticipated growth and organizational changes in a manner that preserves the key aspects of our culture could be detrimental to future success, including our ability to recruit and retain personnel, and effectively focus on and pursue our objectives. This, in turn, could adversely affect our business, results of operations, and financial condition.

In addition, in order to successfully manage our rapid growth, our organizational structure has become more complex and is likely to continue to become more complex. In order to manage these increasing complexities, we will need to continue to scale and adapt our operational, financial, and management controls, as well as our reporting systems and procedures. The expansion of our systems and infrastructure will require us to commit substantial financial, operational, and management resources before our revenue increases and without any assurances that our revenue will increase.

Finally, continued growth could strain our ability to maintain reliable service levels and offerings for our customers. If we fail to achieve the necessary level of capacity, quality and efficiency in performing services and other development activities, or the necessary level of efficiency in our organizational structure as we grow, then our business, results of operations and financial condition could be adversely affected.

Our limited operating history makes it difficult to evaluate our current business and future prospects.

We have a portfolio of cell engineering programs which vary in start date, duration, complexity, and revenue potential. Additionally, our downstream economics in the form of equity interests, milestone payments, or royalty streams add an additional level of uncertainty to our possible future performance. Consequently, predictions about our future success or viability are highly uncertain and may not be as accurate as they could be if we had a longer company history of successfully developing, commercializing and generating revenue from our programs and/or downstream economic participation. With respect to our biosecurity offering, prior to 2020, we had no experience developing or commercializing testing products or services. Moreover, as described above, given the limited operating history of our biosecurity offering, our reliance on school funding for testing, potential disruptions from vaccine rollout generally and for adolescents in the foreseeable future, the impact of summer vacation, and the increased availability of over-the-counter testing options, the future performance of our COVID-19 offerings is unpredictable. Moreover, we cannot predict how long the COVID-19 pandemic will continue and, therefore, we cannot predict the duration of the revenue stream from our COVID-19 testing products and services.

Our long-term objective is to generate free cash flow from the commercialization of programs by customers across a variety of industries, as well as, from our biosecurity-focused offerings. Our estimated costs and timelines for the completion of programs are based on our experiences to date and our expectations for each stage of the program in development. Given the variety of types of programs we support and the continued growth of our platform, there is variability in timelines and costs for launching and executing programs, and completion dates can change over the course of a customer engagement. In addition, our costs and timelines may be greater or subject to variability where regulatory requirements lead to longer timelines, such as in agriculture, food, and therapeutics. In addition, we have equity interests in certain companies and there is and will continue to be variability in the financial performance of these other companies or future companies in which we may have equity interests.

As a business with a limited operating history, we may encounter unforeseen expenses, difficulties, complications, delays, and other known and unknown obstacles. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in emerging and rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations, and our business, financial condition, and results of operations could be adversely affected.

If we cannot maintain and expand current customer partnerships and enter into new customer partnerships, our business could be adversely affected.

We do not generate substantial revenue from our own products, and instead generate revenue from customer collaborations in which we provide services, and also receive downstream value in the form of royalties, equity, or milestone payments. As a result, our success depends on our ability to expand the number, size and scope of our customer collaborations. Our ability to win new business depends on many factors, including our reputation in the market, the quality of our service offerings relative to alternatives, the pricing and efficiency of our services relative to alternatives, and our technical capabilities. If we fail to maintain a position of strength in any of these factors, our ability to either sign new customer collaborations or launch new programs with existing customers may suffer and this could adversely affect our prospects. Additionally, in the process of developing programs, we generate Foundry know-how and accumulate meaningful biological and data assets, including optimized proteins and organisms, characterized genetic parts, enhanced understanding of metabolic pathways, biological, chemical, and genetic libraries, and other elements of biological data. Data and know-how generated from our programs provide the basis for expanded capabilities that we believe further supports our customer collaborations. As a result, in addition to reducing our revenue or delaying the development of our programs, the loss of one or more of our customer relationships or the failure to add new customers or programs may hinder our accumulation of such information, thus hindering our efforts to advance our technological differentiation and improve our platform.

We engage in conversations with companies regarding potential customer collaborations on an ongoing basis. We may spend considerable time and money engaging in these conversations and feasibility assessments, including, understanding the technical approach to a program, customer concerns and limitations, and legal or regulatory landscape of a potential program or offering, which may not result in a commercial agreement. Even if an agreement is reached, the resulting relationship may not be successful for many reasons, including our inability to complete a program to our customers’ specifications or within our customers’ time frames, or unsuccessful development or commercialization of products or processes by our customers. In such circumstances, our revenues and downstream value potential from such a collaboration might be meaningfully reduced.

We currently own and may in the future own equity interests in other operating companies, including certain of our customers; consequently, we have exposure to the volatility and liquidity risks inherent in holding their equity and overall operational and financial performance of these businesses.

We currently own equity interests in several of our customers. In the future, we may also own equity interests in other companies. The process by which we receive equity interests and the factors we consider in deciding whether to accept, hold or dispose of these equity positions may differ significantly from those that an independent investor would evaluate when considering equity interests in a company. Owning equity increases our exposure to the risks of the other company and, in the case of customers, beyond the products of our collaborations. Our equity ownership positions expose us to market volatility and the potential for negative returns. We may have restrictions on resale or limited markets to sell our equity ownership. In many cases, our equity position is a minority position which exposes us to further risk, as we are not able to exert control over the companies in which we hold securities.

In connection with future collaborations or joint ventures, we may, from time to time, receive warrants, or options, all of which involve special risks. To the extent we receive warrants or options in connection with future collaborations or joint ventures, we would be exposed to risks involving pricing differences between the market value of underlying securities and our exercise price for the warrants or options, a possible lack of liquidity, and the related inability to close a warrant or option position, all of which could ultimately have an adverse effect on our financial position.

We leverage our own resources and partner with strategic and financial investors in order to help early stage companies and innovators secure funding and benefit from our platform, which exposes us to a number of risks.

Since our founding, we have helped to launch new companies (such as Motif FoodWorks, Inc., Allonnia LLC and Kalo Ingredients LLC) by bringing together strategic and financial investors to secure funding for these early stage and small companies. Going forward, we intend to continue to leverage our own balance sheet and partner with investors in order to enable companies at all stages to benefit from our platform.

Partnering with and investing in early stage and small companies may expose us to a number of risks, including that early stage and small companies may have:

•

shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render small companies more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;

•	more limited access to capital and higher funding costs, may be in a weaker financial position and may need more capital than originally anticipated to expand, compete and operate their business;

•

the inability to obtain financing from the public capital markets or other traditional sources, such as commercial banks, in part because loans made to these types of companies entail higher risks than loans made to companies that have larger businesses, greater financial resources or are otherwise able to access traditional credit sources on more attractive terms;

•

a higher likelihood of depending on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on such company and, in turn, on us;

•

less predictable operating results, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position;

•

particular vulnerabilities to changes in customer preferences and market conditions, depend on a limited number of customers, and face intense competition, including from companies with greater financial, technical, managerial and marketing resources; and

•

fewer administrative resources, which can lead to greater uncertainty in their ability to generate accurate and reliable financial data, including their ability to deliver audited financial statements.

Any of these factors or changes thereto could impair an early stage or small company’s financial condition, results of operation, cash flow or result in other adverse events, such as bankruptcy. This, in turn, could result in losses in our investments and a change in our income (loss) on investments.

We may pursue strategic acquisitions and investments that could have an adverse impact on our business if they are unsuccessful.

We have made acquisitions in the past and, if appropriate opportunities become available, we may acquire additional businesses, assets, technologies, or products to enhance our business in the future, but our ability to do so successfully cannot be ensured. We have also made investments in companies that we view as synergistic with our business. Although we conduct due diligence on these acquisitions and investments, such processes may fail to reveal significant liabilities and we could incur losses resulting from undiscovered liabilities of the acquired business that are not covered by indemnification we may obtain from the seller. Even if we identify suitable opportunities, we may not be able to complete such acquisitions on favorable terms or at all. Any acquisitions we make may not strengthen our competitive position, and these transactions may be viewed negatively by customers or investors. We may decide to incur debt or spend cash in connection with an acquisition, which may cause us to face liquidity concerns or be subject to restrictive covenants in the future. We may also issue common stock or other equity securities to the stockholders of the acquired company, which would reduce the percentage ownership of our existing stockholders. In addition, we may not be able to successfully integrate the acquired personnel, assets, technologies, products and/or operations into our existing business in an effective, timely, and non-disruptive manner or retain acquired personnel following an acquisition. Acquisitions may also divert management’s attention from day-to-day responsibilities, increase our expenses and reduce our cash available for operations and other uses. In addition, we may not be able to fully recover the costs of such acquisitions or be successful in leveraging any such strategic transactions into increased business, revenue, or profitability. We also cannot predict the number, timing, or size of any future acquisitions or the effect that any such transactions might have on our operating results.

Accordingly, although there can be no assurance that we will undertake or successfully complete any acquisitions, any transactions that we do complete may not yield the anticipated benefits and may be subject to the foregoing or other risks and have a material and adverse effect on our business, financial condition, results of operations, and prospects. Conversely, any failure to pursue or delay in completing any acquisition or other strategic transaction that would be beneficial to us could delay the development of our platform or advancement of our programs and, thus, potential commercialization of our customer’s products.

Our programs may not achieve milestones and other anticipated key events on the expected timelines or at all, which could have an adverse impact on our business and could cause the price of New Ginkgo common stock to decline.

We may adopt various technical, manufacturing, regulatory, commercial, and other objectives for our programs. These milestones may include our or our customer’s expectations regarding the commencement or completion of technical development, the achievement of manufacturing targets, the submission of regulatory filings, or the realization of other development, regulatory, or commercialization objectives by us or our customers. The achievement of many of these milestones may be outside of our control. All of these milestones are based on a variety of assumptions, including assumptions regarding capital resources, constraints, and priorities, progress of and results from research and development activities, and other factors, including impacts resulting from the COVID-19 pandemic, any of which may cause the timing of achievement of the milestones to vary considerably. If we, our collaborators, or our customers fail to achieve milestones in the expected timeframes, the commercialization of our programs may be delayed, our credibility may be undermined, our business and results of operations may be harmed, and the trading price of New Ginkgo common stock may decline.

We must continue to secure and maintain sufficient and stable supplies of laboratory reagents, consumables, equipment, and laboratory services. We depend on a limited number of suppliers, some of which are single-source suppliers, and contract manufacturers for critical supplies, equipment, and services for research, development, and manufacturing of our products and processes. Our reliance on these third parties exposes us to risks relating to costs, contractual terms, supply, and logistics, and the loss of any one or more of these suppliers or contract manufacturers or their failure to supply us with the necessary supplies, equipment, or services on a timely basis, could cause delays in our research, development, or production capacity and adversely affect our business.

The COVID-19 pandemic has caused substantial disruption in global supply chains and the ability of third parties to provide us services on a timely basis or at all. As a result, we have experienced shortages in some of our key equipment and supplies, including those required in our labs, as well as, disruptions in services provided by third parties, and may continue to do so in the future as a result of the pandemic, or otherwise. We may also experience price increases, quality issues and longer lead times due to unexpected material shortages, service disruptions, and other unanticipated events, which may adversely affect our supply of lab equipment, lab supplies, chemicals, reagents, supplies, and lab services. For some suppliers, we do not enter into long-term agreements and instead secure our materials and services on a purchase order basis. Our suppliers may reduce or cease their supply of materials or services to us at any time in the future. If the supply of materials or services is interrupted, our programs may be delayed.

We depend on a limited number of suppliers for critical items, including lab consumables and equipment, for the development of our programs. Some of these suppliers are single-source suppliers. We do not currently have the infrastructure or capability internally to manufacture these items at the necessary scale or at all. Although we have a reserve of supplies and although alternative suppliers exist for some of these critical products, services, and equipment, our existing processes used in our Foundries have been designed based on the functions, limitations, features, and specifications of the products, services, and equipment that we currently utilize. While we work with a variety of domestic and international suppliers, our suppliers may not be obligated to supply products or services or our arrangements may be terminated with relatively short notice periods. Additionally, we do not have any control over the process or timing of the acquisition or manufacture of materials by our manufacturers and cannot ensure that they will deliver to us the items we order on time, or at all.

In particular, we rely on Twist Bioscience Corporation for custom DNA synthesis and Thermo Fisher Scientific Inc. for certain instruments and consumables. The price and availability of DNA, chemicals, reagents, equipment, consumables, and instruments have a material impact on our ability to provide Foundry services. We also rely on third parties, such as Berkeley Lights, Inc., to develop workflows to use the equipment they provide to us. We may rely on contract manufacturers like Fermic, s.a. de.c.v for scale-up fermentation development, fermentation, and manufacturing of products for some customers.

The loss of the products, services, and equipment provided by one or more of our suppliers could require us to change the design of our research, development, and manufacturing processes based on the functions, limitations, features, and specifications of the replacement items or seek out a new supplier to provide these items. Additionally, as we grow, our existing suppliers may not be able to meet our increasing demand, and we may need to find additional suppliers. We may not be able to secure suppliers who provide lab supplies at, or equipment and services to, the specification, quantity, and quality levels that we demand (or at all) or be able to negotiate acceptable fees and terms of services with any such suppliers.

As described above, some lab equipment, lab consumables, and other services and materials that we purchase are purchased from single-source or preferred suppliers, which limits our negotiating leverage and our ability to rely on additional or alternative suppliers for these items. Our dependence on these single-source and preferred suppliers exposes us to certain risks, including the following:

•	our suppliers may cease or reduce production or deliveries, raise prices, or renegotiate terms;

•	we may be unable to locate a suitable replacement on acceptable terms or on a timely basis, if at all;

•

if there is a disruption to our single-source or preferred suppliers’ operations, and if we are unable to enter into arrangements with alternative suppliers, we will have no other means of continuing the relevant research, development, or manufacturing operations until they restore the affected facilities or we or they procure alternative sources of supply;

•	delays caused by supply issues may harm our reputation, frustrate our customers, and cause them to turn to our competitors for future programs; and

•

our ability to progress the development of existing programs and the expansion of our capacity to begin future programs could be materially and adversely impacted if the single-source or preferred suppliers upon which we rely were to experience a significant business challenge, disruption, or failure due to issues such as financial difficulties or bankruptcy, issues relating to other customers such as regulatory or quality compliance issues, or other financial, legal, regulatory, or reputational issues.

Moreover, to meet anticipated market demand, our suppliers may need to increase manufacturing capacity, which could involve significant challenges. This may require us and our suppliers to invest substantial additional funds and hire and retain the technical personnel who have the necessary experience. Neither we nor our suppliers may successfully complete any required increase to existing research, development, or manufacturing capacity in a timely manner, or at all.

For the year ended December 31, 2020, our cost of lab equipment, lab supplies, and lab services accounted for a significant portion of our total research and development expenses. In the event of price increases by suppliers, we may attempt to pass the increased costs to our customers. However, we may not be able to raise the prices of our Foundry services sufficiently to cover increased costs resulting from increases in the cost of our materials and services, or the interruption of a sufficient supply of materials or services. As a result, materials and services costs, including any price increase for our materials and services, may negatively impact our business, financial condition, and results of operations.

Some of our suppliers and contract manufacturers are foreign entities. We may face disruptions due to the inability to obtain customs clearances in a timely manner or restrictions on shipping or international travel due to the COVID-19 pandemic. As a result of ongoing global supply chain challenges resulting in very long lead times for certain products and equipment, we may order in larger volumes in order to secure the supplies we require for our future operations, which may negatively impact our financial conditions, especially if we are unable to use the supplies ordered.

We use biological, hazardous, flammable and/or regulated materials that require considerable training, expertise and expense for handling, storage and disposal and may result in claims against us.

We work with biological and chemical materials that could be hazardous to human, animal, or plant health and safety or the environment. Our operations produce hazardous and biological waste products, and we largely contract with third parties for the disposal of these products. Federal, state, and local laws and regulations govern the use, generation, manufacture, storage, handling, and disposal of these materials and wastes. Compliance with applicable laws and regulations is expensive, and current or future laws and regulations may restrict our operations. If we do not comply with applicable laws and regulations, we may be subject to fines and penalties.

In addition, we cannot eliminate the risk of (a) accidental or intentional injury or (b) release, or contamination from these materials or wastes, which could expose us to liability. Furthermore, laws and regulations are complex, change frequently, and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance. Accordingly, in the event of release, contamination, or injury, we could be liable for the resulting harm or penalized with fines in an amount exceeding our resources and our operations could be suspended or otherwise adversely affected. These liabilities could also include regulatory actions, litigation, investigations, remediation obligations, damage to our reputation and brand, supplemental disclosure obligations, loss of customer, consumer, and partner confidence in the safety of our laboratory operations, impairment to our business, and corresponding fees, costs, expenses, loss of revenues, and other potential liabilities, as well as, increased costs or loss of revenue or other harm to our business.

The release of genetically modified organisms or materials, whether inadvertent or purposeful, into uncontrolled environments could have unintended consequences, which may result in increased regulatory scrutiny and otherwise harm our business and financial condition.

The genetically engineered organisms and materials that we develop may have significantly altered characteristics compared to those found in the wild, and the full effects of deployment or release of our genetically engineered organisms and materials into uncontrolled environments may be unknown. In particular, such deployment or release, including an unauthorized release, could impact the environment or community generally or the health and safety of our employees, our customers’ employees, and the consumers of our customers’ products.

In addition, if a high profile biosecurity breach or unauthorized release of a biological agent occurs within our industry, our customers and potential customers may lose trust in the security of the laboratory environments in which we produce genetically modified organisms and materials, even if we are not directly affected. Any adverse effect resulting from such a release, by us or others, could have a material adverse effect on the public acceptance of products from engineered cells and our business and financial condition. Such a release could result in increased regulatory scrutiny of our facilities, platform, and programs, and could require us to implement additional costly measures to maintain our regulatory permits, licenses, authorizations and approvals. To the extent such regulatory scrutiny or changes impact our ability to execute on existing or new programs for our customers, or make doing so more costly or difficult, our business, financial condition, or results of operations may be adversely affected. In addition, we could have exposure to liability for any resulting harm, as well as to regulatory actions, litigation, investigations, remediation obligations, damage to our reputation and brand, supplemental disclosure obligations, loss of customer, consumer, and partner confidence in the safety of engineered cells materials, and organisms, impairment to our business, and corresponding fees, costs, expenses, loss of revenues, and other potential liabilities, as well as, increased costs or loss of revenue or other harm to our business.

We could synthesize DNA sequences or engage in other activity that contravenes biosecurity requirements, or regulatory authorities could promulgate more far-reaching biosecurity requirements that our standard business practices cannot accommodate, which could give rise to substantial legal liability, impede our business, and damage our reputation.

The Federal Select Agent Program (“FSAP”), involves rules administered by the Centers for Disease Control and Prevention and the Animal and Plant Health Inspection Service that regulate possession, use, and transfer of biological select agents and toxins that have the potential to pose a severe threat to public, animal, or plant health or to animal or plant products. In accordance with the International Gene Synthesis Consortium’s (“IGSC”) Harmonized Screening Protocol for screening of synthetic DNA sequence orders, we follow biosafety and biosecurity industry practices and avoid DNA synthesis activities that implicate FSAP rules by screening synthetic DNA sequence orders against the IGSC’s Regulated Pathogen Database; however, we could err in our observance of compliance program requirements in a manner that leaves us in noncompliance with FSAP or other biosecurity rules. In addition, authorities could promulgate new biosecurity requirements that restrict our operations. One or more resulting legal penalties, restraints on our business or reputational damage could have material adverse effects on our business, financial condition, or results of operations.

Third parties may use our engineered cells materials, and organisms and accompanying production processes in ways that could damage our reputation.

After our customers have received our engineered cells materials, and organisms and accompanying production processes, we do not have any control over their use and our customers may use them in ways that are harmful to our reputation. In addition, while we have established a biosecurity program designed to comply with biosafety and biosecurity requirements and export control requirements in an effort to ensure that third parties do not obtain our engineered cells or other biomaterials for malevolent purposes, we cannot guarantee that these preventative measures will eliminate or reduce the risk of the domestic and global opportunities for the misuse or negligent use of our engineered cells materials, and organisms and production processes. Accordingly, in the event of such misuse or negligent use, our reputation, future revenue, and operating results may suffer.

International expansion of our business exposes us to business, regulatory, political, operational, financial, and economic risks associated with doing business outside of the United States.

We currently market our services and deliver our programs, materials, and processes outside of the United States and may market future offerings outside of the United States. We, and our suppliers, collaborators, and customers, currently conduct business outside of the United States. From time to time, our services may include the hiring or secondment of our employees outside the United States at third party facilities or require the hiring or secondment of foreign persons within our facilities. Accordingly, we are subject to a variety of risks inherent in doing business internationally, and our exposure to these risks will increase as we continue to expand our operations and customer base. These risks include:

•	political, social and economic instability;

•	fluctuations in currency exchange rates;

•	higher levels of credit risk, corruption, and payment fraud;

•	enhanced difficulties of integrating any foreign acquisitions;

•	increased expenses and diversion of our management’s attention from advancing programs;

•	regulations that might add difficulties in repatriating cash earned outside the United States and otherwise prevent us from freely moving cash;

•	import and export controls and restrictions and changes in trade regulations;

•	compliance with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and similar laws in other jurisdictions;

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multiple, conflicting and changing laws and regulations such as privacy, security and data use regulations, tax laws, tariffs, trade regulations, economic sanctions and embargoes, employment laws, anti-corruption laws, regulatory requirements, reimbursement or payor regimes and other governmental approvals, permits and licenses;

•	failure by us, our collaborators or our customers to obtain regulatory clearance, authorization or approval for the use of our services in various countries;

•	additional potentially relevant third-party patent rights;

•	complexities and difficulties in obtaining intellectual property protection and enforcing our intellectual property;

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difficulties in staffing and managing foreign operations, including difficulties related to the increased operations, travel, infrastructure and legal compliance costs associated with international locations;

•	logistics and regulations associated with shipping chemicals, biomaterials and product samples, including infrastructure conditions and transportation delays;

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financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises, on demand and payment for our products and exposure to foreign currency exchange rate fluctuations;

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natural disasters, political and economic instability, including wars, terrorism and political unrest, the outbreak of disease, or public health epidemics, such as COVID-19, which could have an adverse impact on our employees, contractors, customers, partners, travel and the global economy;

•	breakdowns in infrastructure, utilities and other services;

•	boycotts, curtailment of trade and other business restrictions; and

•	the other risks and uncertainties described in this prospectus.

Additionally, as part of our growth strategy, we will continue to evaluate potential opportunities for international expansion. Operating in international markets requires significant resources and management attention and will subject us to regulatory, economic and political risks in addition to those we face in the United States. However, our international expansion efforts may not be successful, which could limit the size of our market or the ability to provide services or programs internationally.

In addition, due to potential costs from any international expansion efforts and potentially higher supplier costs outside of the United States, our international operations may operate with a lower margin profile. As a result, our margins may fluctuate as we expand our operations and customer base internationally.

Any of these factors could significantly harm our future international expansion and operations and, consequently, our revenue and results of operations.

Our ability to enter into a definitive agreement with the U.S. International Development Finance Corporation and our overall level of indebtedness could adversely affect liquidity and have an adverse effect on our valuation, operations and business.

On November 25, 2020, the U.S. International Development Finance Corporation (“DFC”) announced its approval to extend a loan of up to $1.1 billion to us to aid in the expansion of our commercial biosecurity offering at a global scale, contingent on our entering into a definitive loan agreement with DFC. In the event we finalize and enter into an agreement and accept a loan from the DFC, we may be subject to negative covenants limiting our ability to enter into certain transactions or incur indebtedness. We may also be required to maintain a leverage ratio and other financial metrics within certain limits. Incurring indebtedness could increase our vulnerability to sustained, adverse macroeconomic weakness and limit our ability to obtain further financing. Alternatively, if we do not enter into an agreement and accept a loan from the DFC, we may not have access to capital sufficient to scale our facilities and capabilities to the extent necessary to be competitive in the biosecurity market.

Risks Related to Ginkgo’s Customers

We rely on our customers to develop, produce and manufacture products using the engineered cells and/or biomanufacturing processes that we develop. If these initiatives by our customers are not successful or do not achieve commercial success, or if our customers discontinue their development, production and manufacturing efforts using our engineered cells and/or biomanufacturing processes, our future financial position may be adversely impacted.

We operate as a platform company. As such, we largely rely on our customers to commercialize products that may be enabled by our engineered cells and/or biomanufacturing processes. A portion of the value in our customer collaborations is earned through downstream value sharing in the form of equity, royalty streams, or milestone payments. If our customers are not successful in bringing these products to market, the downstream portion of our value will be adversely impacted. Because we do not directly control manufacturing, product or downstream process development or commercialization, we have limited ability to impact the quality of our partners’ production processes and ultimate commercial success.

In addition, our customers may simply choose not to develop or commercialize a product we have enabled in which we are entitled to downstream value sharing. In our current relationships, we would have limited or no recourse to find alternative methods to monetize these products without the original customer. Because this industry is still nascent and the regulatory environment is evolving, we have limited historical information on the probability of commercial success for bioengineered products or biomanufacturing processes in the market and have limited ability to underwrite the likelihood that our customers will be able to create valuable products or processes in their market using the results of their programs with us. If we overestimate the probability of commercial success, the price of New Ginkgo common stock may be adversely impacted as a result of lower expectations for future cash flows from customer collaborations.

Our revenue is concentrated in a limited number of customers, some of which are related parties, and our revenue, results of operations, cash flows and reputation in the marketplace may suffer upon the loss of a significant customer.

We have derived, and may continue to derive, a significant portion of our revenue from a limited number of large customers. During the year ended December 31, 2020, two customers, Motif FoodWorks, Inc. and Genomatica, Inc., each represented more than 10% of our total revenue and cumulatively represented 39.4% of our total revenue. Due to the significant time required to acquire new customers, to plan and develop new programs for customers, and to satisfactorily execute on existing programs, the loss of one or both of these customers, or the loss of any other significant customer or a significant reduction in the amount of demand from a significant customer would adversely affect our revenue, results of operations, cash flows and reputation in the marketplace. There is always a risk that existing customers will not elect to do business with us in the future or will experience financial difficulties. If our customers experience financial difficulties or business reversals which reduce or eliminate the need for our services, they may be unable or unwilling to fulfill their contracts with us. There is also the risk that our customers will attempt to impose new or additional requirements on us that reduce the profitability of the services performed by Ginkgo. Our customer concentration also increases the concentration of our accounts receivable and our exposure to payment defaults by key customers, which could expose us to substantial and potentially unrecoverable costs if we do not receive payment from key customers. Additionally, the loss of any significant customer could pose reputational harm to Ginkgo and make it more challenging to acquire new customers.

In addition, while our customer collaborations are typically multi-year, we generally do not require our customers to generate a minimum amount of annual demand and without such contracts, our customers are not obligated to use our services beyond the amounts they choose to incur. Our customers may choose to use less of our services depending on program progress, their own technological capabilities, market demand for their products and/or their own internal budget cycles. As a result, we cannot accurately predict our customers’ decisions to reduce or cease utilizing our services. Even where we enter into long-term contracts with our customers, there is no guarantee that such agreements will be negotiated on terms that are commercially favorable to us in the long-term. In addition, existing customers may choose to perform some or all of the services they expect from us internally, with another third-party partner or by using capabilities from acquisitions of assets.

In certain cases, our business partners may have discretion in determining when and whether to make announcements about the status of our collaborations, including about developments and timelines for advancing programs, and the price of New Ginkgo common stock may decline as a result of announcements of unexpected results or developments.

Generally, we and our customers must mutually agree on determining when and whether to make announcements about the status of our collaborations, including developments in our programs and timelines for commercialization of or improvements to products using engineered cells developed using our platform. However, in some cases our customers may report or otherwise may be obligated to disclose certain matters without our consent. Our partners may also wish to report such information more or less frequently than we intend to or may not wish to report such information at all. We or our partners may announce a collaboration or partnership even if there is no guarantee that we will recognize program fees. The price of New Ginkgo common stock may decline as a result of a public announcement of unexpected results or developments in our partnerships, or as a result of our partners not consenting to an announcement or withholding information.

Risks Related to the COVID-19 Pandemic

The recent COVID-19 pandemic and the global attempt to contain it may harm our business and results of operations.

The full impact of the continuing COVID-19 pandemic and related public health measures on our business will depend largely on future developments, including the duration and severity of the pandemic, which remains highly uncertain. On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 caused by a novel strain of coronavirus as a pandemic, which continues to spread throughout the United States and around the world. Since then, extraordinary actions have been taken by international, federal, state and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 throughout the world. These actions include travel bans, quarantines, capacity limitations at facilities, “stay-at-home” orders and similar mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations.

The COVID-19 pandemic has had, and is expected to continue to have, an adverse impact on our operations, particularly as a result of preventive and precautionary measures that we, other businesses, and governments are taking. For example, as part of these efforts and in accordance with applicable government directives, we initially temporarily suspended some programs at our facilities in Boston, Massachusetts in late March 2020. In addition, we began restricting non-essential travel. As a result of the travel restrictions, we limited in-person sales and marketing activities. We have continued to operate within the rules and guidance applicable to our business during the pandemic, including by requiring physical distancing, quarantining our personnel and reducing capacity limits in our facilities; however, a continuing implementation of these restrictions could further impact our ability to operate effectively and conduct ongoing research and development, laboratory operations, sales and marketing activities or other activities or operations.

We have also incurred expenses associated with our efforts to accommodate personnel during the COVID-19 pandemic, including costs associated with the provision of COVID-19 testing to our personnel, safety accommodations, providing on-site amenities and enhanced on-site cleaning efforts. During the course of the pandemic, we will continue to incur such expenses associated with our operations.

Governmental mandates and guidelines related to COVID-19, other infectious diseases or public health crises, have impacted and we expect them to continue to impact, our personnel and operations and personnel and operations at third-party facilities in the United States and other countries. The pandemic has caused substantial disruption in global supply chains. These interruptions may require us to suspend operations or delay programs. If we continually delay programs with existing customers, we may be in breach of our contracts with existing customers or customers may decide to cease doing business with us. Difficulties and delays such as those we have experienced and may experience in the future may prevent us from meeting our operating and financial goals, both in general and within our targeted timelines, and may cause our revenues and operating results to fluctuate from period to period.

Our operations rely on the availability of laboratory scientists, engineers and facility, safety, quality and compliance personnel to work on-site. If a critical team member falls ill or needs to quarantine, or if a critical mass of our personnel falls ill or needs to quarantine, we may not be able to continue operations. The COVID-19 pandemic has also had an adverse effect on our ability to attract, recruit, interview and hire at the pace we would typically expect to support our rapidly expanding operations, as well as on our ability to build out facilities to accommodate expanding operations. To the extent that any governmental authority imposes additional regulatory requirements or changes existing laws, regulations and policies that apply to our business and operations, such as additional workplace safety measures, our programs may be delayed, and we may incur further costs in bringing our business and operations into compliance with changing or new laws, regulations and policies.

Further, the effect of the COVID-19 pandemic and mitigation efforts on our customers’ and on consumer demand for their products could materially and adversely affect us, particularly to the extent our customers or potential customers experience declines in demand for their goods or services that contain or use our products or services. We may also experience a slow-down in our pipeline of new programs or a termination of existing programs if our customers or potential customers face disruptions during the pandemic.

The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial markets. The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to sudden change. We are following, and plan to continue to follow, recommendations from federal, state and local governments regarding workplace policies, practices and procedures. We are continuing to monitor the potential impact of the pandemic, including on global supply chains and manufacturing capacity, but we cannot be certain what the overall impact will be on our business, financial condition, results of operations and prospects on a go-forward basis.

Uncertainty regarding the ongoing demand and/or capacity (including capacity at third party clinical testing laboratories) of our COVID-19 individual and pooled sample tests could materially adversely affect our business.

Our COVID-19 testing programs are subject to inherent risks of commercial viability, such as demand for tests, price or market share erosion due to competition and the duration of the COVID-19 pandemic. We are in a highly competitive market – many companies have launched or are seeking to launch COVID-19 testing products and many of these companies already have an existing commercial and technical infrastructure to market and commercialize such offerings. We have limited experience marketing or commercializing diagnostic or pooled sample testing programs and may not be able to sufficiently support operations with our current base of personnel or recruit enough personnel to effectively commercialize COVID-19 testing programs, particularly during a pandemic, at which time the pipeline for experienced personnel will be in high demand. Moreover, as vaccines for COVID-19 and at-home or over-the-counter COVID-19 tests become more widely available, and as infection rates decrease, demand for COVID-19 testing may also decrease.

Our COVID-19 testing business relies heavily on the adoption of pooled testing in schools, and we expect our revenue from pooled sample testing in schools to decrease during the summer months when schools are closed. In addition, schools may be hesitant to adopt COVID-19 testing without positive support from parents or teachers. Although we make test validation results and protocols available to parents and teachers, they may not trust the accuracy of the tests or may have concerns about how the tests are performed, how samples are used or tracked and whether appropriate privacy measures are being taken with respect to individually identifiable health information, including genetic information. The ability for schools to pay for COVID-19 testing relies heavily on the availability of federal, state or local funding for testing. If such funding is not available or if there are restrictions on the use of such funding for our pooled sample test offerings, our COVID-19 testing business may not be commercially viable. In the event a COVID-19 vaccine is approved for children younger than sixteen years of age, the demand for COVID-19 testing in schools could diminish significantly or be eliminated.

Creating the commercial and technical infrastructure to test on a mass scale is expensive. We may also be limited in our ability to scale up based on expense or unavailability of the required materials, equipment, personnel and infrastructure necessary to deliver diagnostic or pooled sample tests on a mass scale. We may not be able to recover our investment expenses with sufficient revenue generated by our diagnostic and pooled sample testing efforts.

Our ability to commercialize our testing programs is also subject to regulatory or governmental controls, decisions or actions. If the U.S. Department of Health and Human Services terminates its Declaration Justifying Emergency Use of Medical Countermeasures because the circumstances justifying emergency use no longer exist, or if the U.S. Food and Drug Administration (“FDA”) requires premarket approval, clearance or other marketing authorization for the third-party COVID-19 tests that are used in our testing services, we may be unable to market or distribute these COVID-19 tests or generate revenues from our test offerings. We may also experience price erosion if federal or state governments implement price controls.

Finally, the sale of each test is dependent on the supply of the appropriate collection devices authorized for use with the COVID-19 tests we utilize in our testing programs. Disruptions in this supply chain will have a material adverse effect on our ability to sell tests.

Uncertainty regarding the sales and delivery of our COVID-19 individual and pooled sample tests could materially adversely affect our business.

Although we have partnerships with third party clinical testing laboratories to support a high volume of pooled sample testing for COVID-19 nationally, pooled testing has not yet been adopted by all states nor have we established partnerships with clinical testing laboratories in all states. We are continuing to develop processes to scale capacity of COVID-19 pooled sample collection and testing. However, we can give no assurance that we will be able to successfully scale the pooled sample collection and test capacity or that we will be able to establish or maintain the collaborative third party relationships that support such testing capacity. In addition, even if we are able to scale to high volume testing nationwide, there can be no assurance that the testing capacity will be used.

We may be subject to tort liability if the COVID-19 tests we utilize in our testing programs provide inaccurate results.

The Public Readiness and Emergency Preparedness Act (the “PREP Act”) provides immunity for manufacturers, distributors, program planners, qualified persons, and their officials, agents, and employees from certain claims under state or federal law for a “loss” arising out of the administration or use of a “covered countermeasure” in the United States. Distributors are certain persons or entities engaged in the distribution of drugs, biologics, or devices. Program planners include persons who supervise or administer a program with respect to the administration, distribution, provision, or use of a Covered Countermeasure (as defined in the PREP Act). Covered Countermeasures include security countermeasures and “qualified pandemic or epidemic products,” including products intended to diagnose or treat pandemic or epidemic disease, such as COVID-19 diagnostic tests, as well as treatments intended to address conditions caused by such products. Covered Countermeasures must also be approved, cleared, or authorized for emergency use, or otherwise authorized for investigational use, by the FDA in order to be considered Covered Countermeasures under the PREP Act.

For these immunities to apply, the Secretary of HHS must issue a declaration in cases of public health emergency or “credible risk” of a future public health emergency. On March 10, 2020, the Secretary of HHS issued a declaration under the PREP Act and has issued subsequent amendments thereto to provide liability immunity for activities related to certain countermeasures against the ongoing COVID-19 pandemic.

We act as the authorized distributor of certain third-party COVID-19 tests and collection kits that have received Emergency Use Authorization (“EUA”) and supervise testing programs for our COVID-19 testing customers. While we believe our test distribution and program planning activities with respect to these programs would be covered under the provisions of the PREP Act, this cannot be assured. Also, there can be no assurance that the U.S. Congress will not act in the future to reduce coverage under the PREP Act or to repeal it altogether.

Furthermore, some of the third-party tests used as part of our pooled testing program are not covered by an EUA and, at this time, we do not believe that such testing services, administration, or program planning related to our pooled testing program will qualify for PREP Act immunity. If product liability lawsuits are brought against us in connection with allegations of harm connected to our COVID-19 testing services, we may incur substantial liabilities and may be required to limit our testing services. The PREP Act is a complex law with limited judicial precedent, and thus even for the third-party COVID-19 tests and collection kits used in our testing services that are subject to EUAs, we may have to expend significant time and legal resources to obtain dismissal of a lawsuit on the basis of PREP Act immunity.

If we cannot successfully defend ourselves against claims that our COVID-19 testing services caused injuries and if we are not entitled to immunity under the PREP Act, or the U.S. Congress limits or eliminates coverage under the PREP Act, or if the liability protections under the PREP Act are not adequate to cover all claims, we may incur substantial liabilities. Regardless of merit or eventual outcome, product liability claims may result in decreased demand for our services, injury to our reputation, costs to defend litigation, loss of revenue, and substantial money awards to customers.

We are dependent on our relationships with our telehealth partner to provide healthcare services, and our business would be adversely affected if those relationships were disrupted.

Our contractual relationships with our telehealth partner who provides physician authorization for COVID-19 diagnostic and screening testing may implicate certain state laws in the United States that generally prohibit non-physician entities from practicing medicine, exercising control over physicians or engaging in certain practices such as fee-splitting with physicians. There can be no assurance that these laws will be interpreted in a manner consistent with our practices or that other laws or regulations will not be enacted in the future that could have a material and adverse effect on our business, financial condition and results of operations. Regulatory authorities, state medical boards of medicine, state attorneys general and other parties, including our telehealth partner, may assert that we are engaged in the prohibited corporate practice of medicine, and/or that its arrangements with its telehealth partner constitutes unlawful fee-splitting. If a state’s prohibition on the corporate practice of medicine or fee-splitting law is interpreted in a manner that is inconsistent with our practices, we would be required to restructure or terminate our relationship with our telehealth partner to bring our activities into compliance with such laws. A determination of non-compliance, or the termination of or failure to successfully restructure these relationships could result in disciplinary action, penalties, damages, fines, and/or a loss of revenue, any of which could have a material and adverse effect on our business, financial condition and results of operations. State corporate practice of medicine doctrines and fee-splitting prohibitions also often impose penalties on healthcare professionals for aiding the corporate practice of medicine, which could discourage our telehealth partner from providing services to us.

Risks Related to the Synthetic Biology Industry

Rapidly changing technology and emerging competition in the synthetic biology industry could make the platform, programs, and products we and our customers are developing obsolete or non-competitive unless we continue to develop our platform and pursue new market opportunities.

The synthetic biology industry is still emerging and is characterized by rapid and significant technological changes, frequent new product introductions and enhancements, and evolving industry demands and standards. Our future success will depend on our ability to sign and initiate new programs that address the evolving needs of our customers on a timely and cost-effective basis, to advance existing programs and to pursue new market opportunities that develop as a result of technological and scientific advances. Additionally, our customers may face significant competition or other risks which may adversely impact our business and results of operations.

There are a number of companies in the broader synthetic biology industry, and our future success will depend on our ability to maintain a competitive position with respect to technological advances. Technological development by others may result in our platform becoming obsolete. Our ability to compete successfully will depend on our ability to develop proprietary technologies that enable our customers to develop products using our platform in a manner that is either less expensive, faster, superior or otherwise differentiated from what a competitor’s technologies and products might enable. If we are unable to continue to successfully advance our platform or the services it provides at scale, or if our customers are unable to commercialize the products or processes made or improved upon by using our platform, our business and results of operations will be adversely impacted.

Due to the significant lead time involved in launching a new program or developing a new product or process using our platform, our customers are required to make a number of assumptions and estimates regarding the commercial feasibility of a new program, including assumptions and estimates regarding the size of an emerging product category and demand for those end-products and processes which will use our technology, the ability to scale-up manufacturing processes to produce a product on a commercial scale, the ability to penetrate that emerging product category, customer adoption of a downstream product, the existence or non-existence of products being simultaneously developed by competitors, potential market penetration and obsolescence, planned or unplanned. As a result, it is possible that we may commence a new program with a customer who wishes to develop a product or process that has been displaced by the time of launch, addresses a market that no longer exists or is smaller than previously thought, that end-consumers do not like or otherwise is not competitive at the time of launch, in each case, after the incurrence of significant opportunity costs on our part to develop such product. The ultimate success of the products developed by our customers using our services may be dependent on the success of other markets in which we or our customers do not operate in or have knowledge or expertise or which, in each case, may not reach the size anticipated by us or our customers or may be replaced by another emerging product category or eliminated entirely.

The market, including customers and potential investors, may be skeptical of our ability to deliver on programs because they are based on a relatively novel and complex technology.

The market, including customers and potential investors, may be skeptical of the viability and benefits of bioengineered products as well as Ginkgo’s enabling abilities, including our platform and programs, because they are based on a relatively novel approach and the adoption of complex technology. There can be no assurance that our platform and programs will be understood, approved, or accepted by customers, regulators and potential investors or that we will be able to sell our services profitably at competitive prices and with features sufficient to establish demand.

In addition, in order for novel products from our programs to be successfully commercialized, support from the entire relevant supply chain is needed. Relationships with all parts of the supply chain are important in order to gain visibility into market trends and feature and specification requirements and in order to ensure customers are able to successfully manufacture their products, obtain regulatory approval and gain access to key distribution channels. If we are unable to convince these potential customers, their suppliers, or the consumers who purchase products containing or made or developed using engineered cells and/or biomanufacturing processes, of the utility and value of such products or that such products are superior to the products they currently use, we will not be successful in entering these markets and our business and results of operations will be adversely affected. If potential investors are skeptical of the success of our platform or cell programs, our ability to raise capital and the value of New Ginkgo common stock may be adversely affected.

Ethical, legal and social concerns about genetically modified organisms and genetically modified materials and their resulting products could limit or prevent the use of products or processes using our technologies, limit public acceptance of such products or processes and limit our revenues.

Our technologies and the technologies of our customers involve the use of genetically modified cells, organisms and biomaterials, including, without limitation, genetically modified organisms (“GMOs”) and genetically modified microorganisms (“GMMs”), genetically modified plant or animal cells and genetically modified proteins and biomaterials (collectively, “Genetically Modified Materials”), and their respective products. The use, production and marketing of Genetically Modified Materials, are subject to laws and regulations in many countries, some of which are new and some of which are still evolving. In the United States, the FDA, the Environmental Protection Agency (“EPA”) and the U.S. Department of Agriculture (“USDA”) are the primary agencies that regulate the use of GMOs, GMMs and potential products derived from GMOs or GMMs or Genetically Modified Materials. If regulatory approval of the Genetically Modified Materials or resulting products is not secured, our business operations, financial condition and our ability to grow as a business could be adversely affected. We expect to encounter regulations regarding Genetically Modified Materials in most if not all of the countries in which our customers may seek to establish production capabilities or sell their products and the scope and nature of these regulations will likely be different from country to country. Governmental authorities could, for safety, social or other purposes, impose limits on, or implement regulation of, the use, production or marketing of Genetically Modified Materials. If our customers cannot meet the applicable requirements in other countries in which they intend to produce or sell their products, or if it takes longer than anticipated to obtain such approvals, our business could be adversely affected.

In addition, public perception regarding the safety and environmental hazards of, and ethical concerns over, Genetically Modified Materials or the processes used to create them, including gene editing or gene regulating technologies, could influence public acceptance of our and our customers’ technologies, products and processes. For instance, certain advocacy groups engage in efforts that include regulatory legal challenges and labeling campaigns for genetically modified products, as well as application of pressure to consumer retail outlets seeking a commitment not to carry genetically modified foods. These groups in the past have pressured retail food outlets and grocery store chains to publicly state that they will not carry genetically modified foods and have pressed food brands to publicly state that they will not use ingredients produced by genetically modified microbes. In addition, certain labeling-related initiatives have heightened consumer awareness of GMOs, which may make consumers less likely to purchase products containing GMO ingredients, which could have a negative impact on the commercial success of our customers’ products and programs. These concerns could result in increased expenses, regulatory scrutiny, delays or other impediments to our programs. The subject of Genetically Modified Materials has received negative publicity, which has aroused public debate. This adverse publicity has led to, and could continue to lead to, greater regulation and trade restrictions on imports of Genetically Modified Materials or their resulting products. In addition, with the acquisition of Dutch DNA, we are expanding into the European Union market, which has increased government regulation and scrutiny over genetically modified products. There is a risk that products produced using our technologies could cause adverse health effects or other adverse events, which could also lead to negative publicity, regulatory action or private litigation. If we are unable to overcome the ethical, legal and social concerns relating to genetic engineering, our programs could face increased expenses, regulatory scrutiny, delays or other impediments to deliver our programs or the commercialization of resulting products and processes.

Finally, the COVID-19 pandemic may increase biosecurity concerns by public and/or governmental stakeholders regarding genetic engineering technologies and risks around engineered viruses, microbes and organisms. Such concerns, restrictions, or governmental restrictions could limit the use of Genetically Modified Materials in our customers’ products, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Ginkgo’s Intellectual Property

Our business could be harmed if we are not able to adequately protect our intellectual property.

Our success depends in part on our ability to obtain and maintain intellectual property protection for our proprietary technologies. We protect our proprietary technologies through patents and trade secrets, both of which entail risk. If we are unable to obtain, maintain or protect intellectual property rights related to our technology, or if our intellectual property rights are inadequate, our competitive position, business, financial conditions, results of operations and prospects may be harmed.

Risks related to our patents and patent applications.

Because of the volume and nature of our inventions, patent protection may not be practicable, available, or appropriate for some aspects of our proprietary technologies. While we own patents and pending patent applications in the United States and in foreign jurisdictions, these applications do not ensure the protection of our intellectual property. There may be prior art of which we are not aware. Additionally, obtaining, maintaining, defending and enforcing patents is costly, time consuming and complex, and we may not be able to file and prosecute all necessary or desirable patent applications, or maintain and enforce any patents that may issue from such patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our technologies before it is too late to obtain patent protection. Although we enter into confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, collaborators, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection.

Further, pending applications may not be issued or may be issued with claims significantly narrower than we currently seek. Patents for which claims have been allowed may be successfully challenged and invalidated. Unless and until our pending applications issue, their protective scope is impossible to determine and, even after issuance, their protective scope may be limited.

Recent changes in patent law have made patents covering life science inventions more difficult to obtain and enforce. Further legislative changes or changes in the interpretation of existing patent law could increase the uncertainty and cost surrounding the prosecution of our owned patent applications and the maintenance, enforcement or defense of our owned patents. The Leahy-Smith America Invents Act (“the Leahy-Smith Act”) included changes that affect the way patent applications are prosecuted; redefine prior art; enable third-party submission of prior art to the United States Patent and Trademark Office (“USPTO”) during patent prosecution; and provide cost-effective avenues for competitors and other third parties to challenge the validity of patents at USPTO-administered post-grant proceedings, including post-grant review, inter partes review and derivation proceedings. Thus, the Leahy-Smith Act and its continued implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Other changes in the law may further detract from the value of life science patents and facilitate challenges to our patents. In some cases, we use genetic sequence information from naturally occurring organisms, which may not be patentable. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection for naturally occurring sequences and for inventions based on the observation and exploitation of natural phenomena. These decisions have weakened the rights of patent owners in certain situations. The U.S. Court of Appeals for the Federal Circuit has also issued a series of rulings that create obstacles to the patenting of groups of genetic sequences that share functional characteristics, making it more difficult to obtain claims to certain genetic constructs, particularly antibodies. These changes in the law have created uncertainty with respect to the validity and enforceability of patents covering natural and engineered sequences. Depending on future actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a further material adverse effect on our patent rights and our ability to protect, defend and enforce our patent rights in the future.

Further, the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. An adverse determination in any such challenge could result in loss of exclusivity, or patent claims being narrowed, invalidated or held unenforceable, in whole or in part. Any of these results could limit our ability to stop others from using or commercializing similar or identical technology to compete directly with us. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with us. Such proceedings also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us.

The laws of some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States or may apply different rules concerning the assignment of intellectual property rights. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. We may encounter similar difficulties, particularly as we expand to work with foreign employees and contractors and expand our collaboration activities into foreign markets. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents by foreign holders and, in some cases, do not favor the enforcement of patents at all, particularly patents in the life sciences. This could make it difficult for us to stop the infringement of our patents. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business and could be unsuccessful.

Reductions in the scope or enforceability of our patent protection may adversely impact our customers’ ability to commercialize their products and may thus reduce our downstream value from royalties, equity, or commercial milestone payments.

Risks relating to trade secrets and other proprietary information and biomaterials.

Because patent protection may not be available or appropriate for significant aspects of the technology we are developing, our success may depend in large part on our proprietary information, including genetic and other chemical and biological data, processes, know-how, and other trade secrets developed over years of research and development, some of which are embodied in proprietary software. We rely heavily on trade secret protections, especially in cases where we believe patents or other forms of registered intellectual property protection may not be appropriate or obtainable. However, trade secrets are difficult to protect. The secrecy of the Company’s trade secrets must be maintained for them to retain their status and protection as trade secrets. While we strive to protect the secrecy of our trade secrets and other proprietary information, including by requiring our employees, customers, consultants, and contractors to enter into confidentiality agreements and instituting multilayered protections covering our digital environment and biomaterials, we may not be able to adequately protect our trade secrets or other proprietary information. We cannot guarantee that we have entered into such agreements with every party that may have or has had access to our trade secrets, biomaterials or proprietary technology and processes. Further, despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches.

We seek to preserve the integrity and confidentiality of our information by maintaining physical security of our premises and physical and electronic security of our information technology systems, but it is possible that these security measures could be breached. We also rely on systems provided by third parties, which may suffer security breaches or incidents. Such security breaches may be inadvertent or may come about due to intentional misconduct or other malfeasance or by human error or technical malfunctions, including those caused by hackers, employees, contractors, or vendors. It may be difficult or impossible to recover trade secrets or other confidential information once it is hacked, and hackers may operate from jurisdictions that will not cooperate with such efforts. Enforcing any claim that a third party unlawfully obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts in some jurisdictions are less willing or unwilling to protect trade secrets even when a hacker or thief can be identified.

Our competitors may lawfully obtain or independently develop knowledge that is equivalent to one or more of our trade secrets. Were they to do so, we would be unable to prevent them from using that independently developed knowledge. Such a competitor could claim that we had learned the trade secret from them and bring an action against us on that basis. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third party, our competitive position could be materially and adversely harmed. Moreover, a competitor could file for patent protection covering intellectual property that we have chosen to protect as a trade secret. In such a case, we might be restricted or excluded from using that intellectual property even if we had developed it before our competitor did.

Our facilities hold large collections of microbial strains, cell lines and other biomaterials. Failure to implement adequate controls and protections, failure to implement adequate disposal procedures, unauthorized visitors in the labs, or customers’ failure to adequately protect biological materials can put us and our customers at risk of losing valuable assets through negligence or theft and enabling the use of those lost materials by our competitors. While we believe that we take reasonable measures to protect the security of biomaterials owned by us or our customers, it is possible that our security controls and practices may not prevent unauthorized or other improper access to such genetic material. Any unauthorized access, acquisition, use, destruction, or release of the genetically modified organisms we engineer could result in our having exposure to significant liability under our contracts, as well as to regulatory actions, litigation, investigations, remediation obligations, damage to our reputation and brand, supplemental disclosure obligations, loss of customer, consumer, or partner confidence in the security of our platform, impairment to our business, and corresponding fees, costs, expenses, loss of revenues, and other potential liabilities.

Our customers sometimes provide organisms, genetic material and/or data to us in connection with our collaborations. In the event that we fail to protect customer materials or data or inadvertently use such materials or data for unauthorized purposes, we could be liable to our customers under trade secret laws or contractual provisions.

There could be unintended consequences to the environment generally or the health and safety of our employees or the public as a result of an unauthorized release of genetically modified materials into uncontrolled environments. In addition, if a biosecurity breach or unauthorized release of genetic material were to occur within our industry, our customers and potential customers might lose trust in the security of the laboratory environments in which we produce genetically modified organisms, even if we are not directly affected. Any adverse effect resulting from such a release, by us or others, could have a material adverse effect on the public acceptance of our products and business and our financial condition. Such a release could result in enhanced regulatory activity and we could have exposure to liability for any resulting harm.

Risks relating to ownership of inventions and biomaterials.

Certain of our employees, consultants and contractors were previously employed at universities or other software or biotechnology companies, including our competitors or potential competitors. Additionally, some of our consultants or contractors may have ongoing relationships with universities. Although we try to ensure that our employees, consultants and contractors do not use the intellectual property of others in their work for us, we may be subject to claims that these individuals or other contractors have used or disclosed intellectual property, including trade secrets or other proprietary information, of another. Litigation may result from these claims.

While it is our policy to require that our employees, consultants and contractors who may be involved in the development of intellectual property execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own. Our intellectual property assignment agreements with them may not be self-executing or may be breached, and we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we are unsuccessful in litigating any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could have a material adverse effect on our competitive business position and prospects. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to use or commercialize our technology or products, which license might not be available on commercially reasonable terms, or at all. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to our management and employees.

The life science academic and research community has abided by norms of free exchange of biomaterials, but recently, norms have begun to change so that parties may assert ownership and control over biomaterials that they permitted to be freely disseminated in the past. Thus, despite our best efforts to confirm our right to use biomaterials in our possession, we may use organisms that we believe to be free of encumbrance that are, in fact, subject to claims of title by others. In such a situation, litigation may be required to clear title, if it can be cleared at all. Similarly, we may be subject to claims that we have used biomaterials obtained from licensors or repositories for unauthorized purposes, or purposes not consistent with the licensing terms of the providing organization.

Risks related to the vindication or enforcement of our intellectual property rights.

Competitors and other third parties may infringe or otherwise violate our issued patents or other intellectual property. In addition, our patents may become involved in inventorship, ownership, or priority disputes. We may also become subject to claims by collaboration partners that intellectual property or biomaterials that we believe to be owned by us is actually owned by them. Any litigation concerning any of these issues would be expensive, time consuming and uncertain. There can be no assurances that we would prevail in any suit brought by us or against us by third parties, or successfully settle or otherwise resolve those claims. Significant litigation would have substantial costs, even if the eventual outcome were favorable to us, and would divert management’s attention from our business objectives.

Risks related to intellectual property developed under U.S. federally funded research grants and contracts.

Some of our inventions, data, or other intellectual property have been or may be developed during the course of research funded by the U.S. government. The U.S. government may have the right to take title to government-funded inventions if we fail to disclose the inventions to the government in a timely manner or fail to file a patent for the intellectual property within specified time limits. Further, in consequence of our receiving government funding, the U.S. government may have certain rights to intellectual property that we use in our platform or programs pursuant to the Bayh-Dole Act of 1980, as amended (the “Bayh-Dole Act”). Under the Bayh-Dole Act, U.S. government rights in certain “subject inventions” developed under a government-funded program may include a non-exclusive, irrevocable worldwide license to use inventions for any governmental purpose. In some circumstances, the U.S. government may acquire unlimited rights in data we generate. In addition, the U.S. government has the right to require us, or an assignee or exclusive licensee to U.S. Government-funded inventions, to grant licenses to any of these inventions to the government or a third party if the government determines that: (i) adequate steps have not been taken to commercialize the invention; (ii) government action is necessary to meet public health or safety needs; (iii) government action is necessary to meet requirements for public use under federal regulations; or (iv) the right to use or sell such inventions is exclusively licensed to an entity within the United States and substantially manufactured outside the United States without the U.S. government’s prior approval. Additionally, we may be restricted from granting exclusive licenses for the right to use or sell such inventions unless the licensee agrees to comply with relevant Bayh-Dole Act restrictions (e.g., manufacturing substantially all of the invention in the United States) and reporting requirements. In addition, the U.S. government may acquire title in any country in which a patent application is not filed. Certain technology and inventions are also subject to transfer restrictions during the term of these agreements with the U.S. government and for a period thereafter. These restrictions may limit sales of products or components, transfers to foreign subsidiaries for the purpose of the relevant agreements, and transfers to certain foreign third parties. If any of our intellectual property becomes subject to any of the rights or remedies available to the U.S. government or third parties pursuant to the Bayh-Dole Act, this could impair the value of our intellectual property and could adversely affect our business.

Risks relating to the Nagoya Protocol.

The Nagoya Protocol on Access to Genetic Resources and the Fair and Equitable Sharing of Benefits Arising from their Utilization is a supplemental agreement to the Convention on Biological Diversity. The Protocol is designed to provide for equitable sharing of benefits arising from the utilization of genetic resources and traditional knowledge. Under the Protocol, countries possessing genetic resources (“source countries”) are tasked with setting up procedures and institutional infrastructure for researchers to obtain prior (not post-hoc) informed consent, both from the source country and from any relevant indigenous or traditional communities, for biological research. Many have been slow to adopt workable institutions permitting the rational negotiation of benefit-sharing agreements. Many source countries are now asserting that the use of digital genetic sequence information is subject to the constraints of the Nagoya Protocol or national-level benefit-sharing requirements. It is unclear whether this position will ultimately be adopted or what the implications of such adoption might be. It is unclear what a source country might assert if we used genetic sequences (i) extracted by a third party from a natural resource that was removed from its source country before that source country ratified the CBD or signed the Protocol (ii) extracted by a third party and uploaded to public sequence databases after the source country ratified the CBD; (iii) in a heterologous host organism; or (iv) as a base for further engineering, so that the sequence we use no longer conforms to the natural sequence on which it was based.

We make extensive use of public and proprietary sequence databases to support our work. While we undertake efforts to identify and comply with laws and international protocols relating to the use of genetic resources, the uncertainty surrounding the use of digital sequence information and the lack of workable institutions in many source countries for the efficient negotiation of benefit-sharing agreements may limit our use or cause uncertainty in our use of certain sequences that we obtain from public access databases or natural sources. New financial obligations may arise regarding our use of sequence information. Customers that must certify their compliance with Nagoya Protocol obligations may be reluctant to do business with us unless we engage in expensive and time-consuming benefit-sharing negotiations with source countries of publicly available genetic sequences. These changes could increase our research and development costs and adversely affect our business, financial condition, and results.

Risks that we infringe the patents of third parties or must design around such patents.

There may be patents that affect our freedom to operate in certain areas, and we may as a result choose to design around or license such patents from third parties. If we must spend significant time and money designing around or licensing patents held by others, our business and financial prospects may be harmed. We may be restricted from carrying out certain operations in our foundry, or we may be limited in our ability to design new products for our customers. We may become subject to claims by third parties alleging that we are infringing, misappropriating, or otherwise violating their intellectual property rights.

Risks that we may need to engage in intellectual property litigation.

Any litigation arising from any dispute relating to the intellectual property of third parties would be expensive, time-consuming, and uncertain. There can be no assurance that we would prevail in any such dispute. Parties making claims against us might be able to obtain injunctive or other relief, which could block our or our customers’ ability to develop, commercialize and sell products or use our technologies, and could result in the award of substantial damages against us, including treble damages, attorney’s fees, costs and expenses if we were found to have willfully infringed. In the event of a successful claim against us, we or our customers might be required to pay damages and ongoing royalties, and obtain licenses from third parties, or be prohibited from selling certain products or using certain technologies. We may not be able to obtain these licenses on acceptable or commercially reasonable terms, if at all. In addition, we or our customers could encounter delays in product or service introductions while we attempt to develop alternative or redesign existing products or technologies to avoid or resolve these claims. Our loss in any lawsuit or failure to obtain a license could prevent us from using our platform and technologies. Such a loss or failure could materially affect our business. Any litigation pertaining to these issues would have substantial costs, even if the eventual outcome is favorable to us, and would divert management’s attention from our business objectives.

Risks relating to protection of our trademarks and trade names.

Our registered or unregistered trademarks or trade names may be challenged, infringed, diluted, tarnished, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential collaborators or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement, dilution or tarnishment claims brought by owners of other trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade names, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our business, financial condition, results of operations and prospects.

General risks relating to litigation.

Any of the risks identified above could result in significant litigation. In addition to the specific litigation-related risks identified above, litigation of any kind carries certain inherent risks. Because of the substantial amount of discovery required in connection with litigation in U.S. courts, there is a risk that some of our confidential information could be compromised in the discovery process. There could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on our share price.

Further, our agreements with some of our customers, suppliers or other entities require us to defend or indemnify these parties if they become involved in infringement claims that target our products, services or technologies, or in certain other situations. If we must defend or indemnify third parties, we could incur significant costs and expenses that could adversely affect our business, operating results or financial condition.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. The following examples are illustrative:

•	we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our owned or licensed intellectual property rights;

•	the patents of others may harm our business;

•	we might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own;

•	we might not have been the first to file patent applications covering certain of our inventions; and

•	issued patents that we hold rights to may fail to provide us with any competitive advantage, or may be held invalid or unenforceable, including as a result of legal challenges by our competitors.

Should any of these events occur, they could harm our business, financial condition, results of operations and prospects.

Risks relating to in-licenses.

We rely, and expect to continue to rely on, certain services and intellectual property that we license from third parties for use in our operations, platform, products, services and offerings. We cannot be certain that our licensors are not infringing upon the intellectual property rights of others or that our suppliers and licensors have sufficient rights to the third-party technology used in our business in all jurisdictions in which we may operate. Disputes with licensors over uses or terms could result in the payment of additional royalties or penalties by us, cancellation or non-renewal of the underlying license, or litigation. In the event that we cannot renew and/or expand existing licenses, we may be required to discontinue or limit our use of the operations, platform, products, services or offerings that include or incorporate the licensed intellectual property. Any such discontinuation or limitation could have a material and adverse impact on our business, financial condition and results of operation.

Risks relating to our use of “open-source” software.

We have used “open-source” software in connection with the development and deployment of our software platform, and we expect to continue to use open-source software in the future. Open-source software is licensed by its authors or other third parties under open-source licenses, which in some instances may subject us to certain unfavorable conditions, including requirements that we offer our products that incorporate the open-source software for no cost, that we make publicly available all or part of the source code for any modifications or derivative works we create based upon, incorporating or using the open-source software, or that we license such modifications or derivative works under the terms of the particular open-source license.

Companies that incorporate open-source software into their products have, from time to time, faced claims challenging the use of open-source software and compliance with open-source license terms. We could be subject to similar suits by parties claiming ownership of what we believe to be open-source software or claiming noncompliance with open-source licensing terms. While we monitor our use of open-source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open-source agreement, we cannot guarantee that we will be successful, that all open-source software is reviewed prior to use in our platform, that our developers have not incorporated open-source software into our products that we are unaware of or that they will not do so in the future.

Furthermore, there are an increasing number of open-source software license types, almost none of which have been interpreted by U.S. or foreign courts, resulting in a dearth of guidance regarding the proper legal interpretation of such licenses. As a result, there is a risk that open-source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market or provide our products and services. If we are held to have breached or failed to fully comply with all the terms and conditions of an open-source software license, we could face infringement claims or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, if at all, to re-engineer all or a portion of our platform, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code. Further, in addition to risks related to license requirements, use of certain open-source software carries greater technical and legal risks than does the use of third-party commercial software. For example, open-source software is generally provided without any support or warranties or other contractual protections regarding infringement or the quality of the code, including the existence of security vulnerabilities. To the extent that our platform depends upon the successful operation of open-source software, any undetected errors or defects in open-source software that we use could prevent the deployment or impair the functionality of our systems and injure our reputation. In addition, the public availability of such software may make it easier for others to compromise our platform. Any of the foregoing risks could materially and adversely affect our business, financial condition and results of operations.

Risks Related to Ginkgo’s Personnel, IT and Physical Infrastructure

Loss of key personnel, including our founders and senior executives, and/or failure to attract, train and retain additional key personnel could delay our cell engineering programs and harm our platform development efforts and our ability to meet our business objectives, particularly given the substantial investment required to train certain of our employees.

Our business involves complex, global operations across a variety of markets and requires a management team and employee workforce that is knowledgeable in the many areas in which we operate. Our future success depends upon our ability to attract, train, retain and motivate highly qualified management, scientific, engineering, information technology, operations, business development and marketing personnel, among others. In addition, the market for qualified personnel is very competitive because of (a) the limited number of people available who have the necessary technical skills and understanding of our technology and products and (b) the nature of our industry which requires certain of our technical personnel to be on-site in our facilities. We compete for qualified technical personnel with other life sciences and information technology companies, as well as academic institutions and research institutions in the markets in which we operate, including Boston, Massachusetts, Cambridge, Massachusetts and Emeryville, California. In addition, as we add international operations, we will increasingly need to recruit qualified personnel outside the United States. However, doing so may also require us to comply with laws to which we are not currently subject, which could cause us to allocate or divert capital, personnel and other resources from our organization, which could adversely affect our business, financial condition, results of operations, prospects and reputation. Establishing international operations and recruiting personnel has and may continue to be impacted by COVID-19 travel and operational restrictions. Our senior leadership team is critical to our vision, strategic direction, platform development, operations and commercial efforts. Our employees, including members of our leadership team, could leave our company with little or no prior notice and would be free to work for a competitor. We also do not maintain “key man” life insurance on any of our employees. The departure of one or more of our founders, senior leadership team members or other key employees could be disruptive to our business until we are able to hire qualified successors.

Our continued platform development, growth and commercial success depends, in part, on recruiting and retaining highly-trained personnel across our various target industries and markets with the necessary background and ability to develop and use our platform and to effectively identify and sell to current and new customers. New hires require significant training and, in most cases, take significant time before they achieve full productivity. Our failure to successfully hire and integrate these key personnel into our business could adversely affect our business. To attract top talent, we believe we will need to offer competitive compensation and benefits packages, including equity incentive programs, which may require significant investment. If we are unable to offer competitive compensation this may make it more difficult for us to attract and retain key employees. Moreover, if the perceived value of our equity awards declines, it may adversely affect our ability to attract and retain key employees. If we do not maintain the necessary personnel to accomplish our business objectives, we may experience staffing constraints that adversely affect our ability to support our programs and operations.

In addition, some of our personnel are qualified foreign nationals whose ability to live and work in the U.S. is contingent upon the continued availability of appropriate visas and whose ability to work on some of our technologies may require the procurement of appropriate export licenses. Due to the competition for qualified personnel in the key markets in which we operate, we expect to continue to utilize foreign nationals to fill part of our recruiting needs. As a result, changes to United States immigration policies have and could further restrain the flow of technical and professional talent into the United States and adversely affect our ability to hire and retain qualified personnel.

Our business and results of operations are dependent on adequate access to laboratory and office space and suitable physical infrastructure, including electrical, plumbing, HVAC and network infrastructure, to conduct our operations. Our headquarters and laboratories are located in a flood zone in Boston’s Seaport District. If we are unable to access enough space or we experience failures of our physical infrastructure, our business and results of operations could be adversely affected.

Our business depends on providing customers with technical services. In order to properly conduct our business, we need access to sufficient laboratory space and equipment to perform the activities necessary to advance and complete our programs. Additionally, we need to ensure that our laboratories and corporate offices remain operational at all times, which includes maintaining suitable physical infrastructure, including electrical, plumbing and HVAC, logistics and transportation systems and network infrastructure. We lease our laboratories and office spaces and we rely on the landlords for basic maintenance of our leased laboratories and office buildings. If one of our landlords has not maintained a leased property sufficiently, we may be forced into an early exit from the facility, which could be disruptive to our business. Furthermore, we may continue to acquire laboratories not built by us in order to sufficiently scale and expand our output capacity. If we discover that these buildings and their infrastructure assets are not in the condition we expected when they were acquired, we may be required to incur substantial additional costs to repair or upgrade the laboratories.

Problems in and around one or more of our laboratories or corporate offices, whether or not within our control, could result in service interruptions or significant infrastructure or equipment damage. These could result from numerous factors, including:

•	human error;

•	equipment failure;

•	physical, electronic and cybersecurity breaches;

•	fire, earthquake, hurricane, flood, tornado and other natural disasters;

•	extreme temperatures;

•	flood and/or water damage;

•	fiber cuts;

•	power loss;

•	terrorist acts, including acts of bioterrorism;

•	sabotage and vandalism; and

•	local epidemics or global pandemics such as the COVID-19 pandemic.

We have timeline obligations to certain customers with respect to their programs. As a result, service interruptions or significant equipment damage in our laboratories could result in difficulty maintaining program timelines for these customers and potential claims related to such failures. Because the services we provide in our laboratories are critical to many of our customers’ businesses, service interruptions or significant equipment damage in our laboratories could also result in lost revenue or other indirect or consequential damages to our customers. We cannot guarantee that a court would enforce any contractual limitations on our liability in the event that one of our customers brings a lawsuit against us as a result of a problem at one of our laboratories and we may decide to reach settlements with affected customers irrespective of any such contractual limitations. Any such settlement may result in a reduction of revenue under U.S. generally accepted accounting principles (“GAAP”). In addition, any loss of service, equipment damage or inability to meet our service obligations could reduce the confidence of our customers and could consequently impair our ability to obtain and retain customers, which would adversely affect both our ability to generate revenues and our operating results.

Furthermore, we are dependent upon internet service providers, telecommunications carriers and other website operators, some of which have experienced significant system failures and electrical outages in the past.

Our customers may in the future experience difficulties due to system failures unrelated to our systems and offerings. If, for any reason, these providers fail to provide the required services, our business, financial condition and results of operations could be materially and adversely impacted.

Risks Related to Financial Reporting

We rely on our customers, joint venturers, equity investees and other third parties to deliver timely and accurate information in order to accurately report our financial results in the time frame and manner required by law.

We need to receive timely, accurate and complete information from a number of third parties in order to accurately report our financial results on a timely basis. If the information that we receive is not accurate, our consolidated financial statements may be materially incorrect and may require restatement. Although we have audit rights with these parties, performing such an audit could be expensive and time consuming and may not be adequate to reveal any discrepancies in a time frame consistent with our reporting requirements. As a result, we may have difficulty completing accurate and timely financial disclosures, which could have an adverse effect on our business.

We use estimates in determining the fair value of certain assets and liabilities. If our estimates prove to be incorrect, we may be required to write down the value of these assets or write up the value of these liabilities, which could adversely affect our financial position.

Our ability to measure and report our financial position and operating results is influenced by the need to estimate the fair value of an asset or liability. Fair value is estimated based on a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs. Observable inputs are inputs that reflect the assumptions that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. We estimate the impact or outcome of future events on the basis of information available at the time of the financial statements. An accounting estimate is considered critical if it requires that management make assumptions about matters that were highly uncertain at the time the accounting estimate was made. If actual results differ from management’s judgments and assumptions, then they may have an adverse impact on our results of operations and cash flows.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

We have incurred net losses since our inception and we may never achieve or sustain profitability. Generally, for U.S. federal income tax purposes, net operating losses incurred will carry forward. However, net operating loss carryforwards generated prior to January 1, 2018 are subject to expiration for U.S. federal income tax purposes. As of December 31, 2020, we had federal net operating loss carryforwards of approximately $347.8 million of which $139.2 million will begin to expire in 2029 and $208.6 million, which will carryforward indefinitely. As of December 31, 2020, we had a total state net operating loss carryforward of $282.8 million, of which $278.3 million will begin to expire in 2029. We have approximately $4.5 million of state net operating losses as of December 31, 2020 that can be carried forward indefinitely. As of December 31, 2020, we also had federal and state research and development tax credit carryforwards of approximately $13.8 million and $8.2 million, respectively, which may be available to offset future income tax liabilities. The federal research and development tax credit carryforwards would begin to expire in 2029. The state research and development tax credit carryforwards are not subject to expiration.

Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change by value in its equity ownership by certain shareholders over a three-year period, the corporation’s ability to use its pre-ownership change net operating loss carryforwards and other pre-ownership change tax attributes, such as research tax credits, to offset its post- ownership change income or taxes may be limited. Similar provisions of state tax law may also apply to limit the use of our state net operating loss carryforwards and other state tax attributes. We have not performed an analysis to determine whether our past issuances of stock and other changes in our stock ownership may have resulted in one or more ownership changes. If it is determined that we have in the past experienced an ownership change, or if we undergo one or more ownership changes as a result of future transactions in our stock, which may be outside our control, then our ability to utilize our net operating loss carryforwards and other tax attributes may be materially limited. As a result, even if we earn taxable income, we may be unable to use a material portion of our net operating loss carryforwards and other tax attributes, which could adversely affect our future cash flows. There is also a risk that regulatory changes, such as suspensions on the use of net operating losses or other unforeseen reasons, may result in our existing net operating loss carryforwards expiring or otherwise becoming unavailable to offset future taxable income. For these reasons, we may not be able to utilize a material portion of our net operating loss carryforwards and other tax attributes even if we attain profitability.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of New Ginkgo common stock.

As a public reporting company, we will become subject to the rules and regulations established by the SEC and NYSE. These rules and regulations will require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel, including senior management. In addition, as a public company, we will be required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting. Management’s initial certification under Section 404 of the Sarbanes-Oxley Act will be required with our annual report on Form 10-K for the year ending December 31, 2022. In support of such certifications, we will be required to document and make significant changes and enhancements, including potentially hiring additional personnel, to our internal control over financial reporting. Likewise, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report is required to be filed with the SEC following the date we are no longer an emerging growth company. At such time as we are required to obtain auditor attestation, if we then have a material weakness, we would receive an adverse opinion regarding our internal control over financial reporting from our independent registered accounting firm.

To achieve compliance with Section 404 within the prescribed period, we will need to continue to dedicate internal resources, including hiring additional financial and accounting personnel and potentially engaging outside consultants. During our evaluation of our internal control, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. We have identified gaps in our internal control environment in the past and cannot provide assurances that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, or results of operations. If we are unable to conclude that our internal control over financial reporting is effective or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of shares of New Ginkgo common stock could decline, and we could be subject to sanctions or investigations by NYSE, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

We have identified material weaknesses in our internal control over financial reporting in the past. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, our stock price.

Our cash and cash equivalents could be adversely affected if the financial institutions in which we hold our cash and cash equivalents fail.

We regularly maintain cash balances at third-party financial institutions in excess of the Federal Deposit Insurance Corporation insurance limit. While we monitor the cash balances in our operating accounts on a daily basis and adjust the balances as appropriate, these balances could be impacted, and there could be a material adverse effect on our business, if one or more of the financial institutions with which we deposit cash fails or is subject to other adverse conditions in the financial or credit markets. To date, we have experienced no loss or lack of access to our invested cash or cash equivalents; however, we can provide no assurance that access to our invested cash and cash equivalents will not be impacted by adverse conditions in the financial and credit markets.

Risks Related to Governmental Regulation and Litigation

Failure to comply with federal, state, local and international laws and regulations could adversely affect our business and our financial condition.

A variety of federal, state, local and international laws and regulations govern certain aspects of our business. For example, we maintain a registration from the U.S. Drug Enforcement Administration (“DEA”) for the research of certain controlled substances and permits from the Boston Public Health Commission to conduct work with recombinant DNA. Some of our programs or products made or developed using our engineered cells and/or biomanufacturing processes are subject to regulations, including those promulgated by the FDA, DEA or USDA. Products utilized in our COVID-19 testing services are subject to regulations promulgated by the FDA, the Centers for Medicare and Medicaid Services, and certain state governments. In addition, we are subject to laws relating to, among other things, anti-bribery, insider trading, sourcing of biological materials and data privacy. The legal and regulatory requirements that apply to our business may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not comply, or may not comply in the future with all such laws, regulations, requirements and obligations. Any failure, or perceived failure, by us to comply with any federal, state, local or international laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which we may be subject or other legal obligations could adversely affect our reputation, brand and business, and may result in claims, proceedings or actions against us by governmental entities or others or other liabilities or require us to change our operations. We may also be contractually required to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, regulations or other legal obligations.

We may also become subject to increasing regulation in the future as we expand our business. We currently operate a laboratory in California which is subject to a different set of state laws than Massachusetts, including specific laboratory registration requirements. We may also be subject to laws and regulations of the FDA and the states regarding the distribution of COVID-19 tests and test kits in connection with our testing services. We have limited experience operating a business located outside of Massachusetts. As we continue to expand our operations and offerings domestically and globally, we will have to expend significant management and financial resources to maintain compliant practices in those locations. Non-compliance could lead to litigation, which would require substantial management and financial resources.

We may incur significant costs complying with environmental, health and safety laws and regulations, and failure to comply with these laws and regulations could expose us to significant liabilities.

We use hazardous chemical and biological materials in our business and are subject to a variety of federal, state, local and international laws and regulations governing, among other matters, the use, generation, manufacture, transportation, storage, handling, disposal of, and human exposure to these materials, including regulation by governmental regulatory agencies, such as the Occupational Safety and Health Administration and the EPA. We have incurred, and will continue to incur, capital and operating expenditures and other costs in the ordinary course of our business in complying with these laws and regulations.

Although we have implemented safety procedures for storing, handling and disposing of these materials and waste products in an effort to comply with these laws and regulations, we cannot be sure that our safety measures will be compliant or capable of eliminating the risk of injury or contamination from the generation, manufacturing, use, storage, transportation, handling, disposal of and human exposure to hazardous materials and/or flammable chemicals. Failure to comply with environmental, health and safety laws could subject us to liability and resulting damages. There can be no assurance that violations of environmental, health and safety laws will not occur as a result of human error, accident, equipment failure, contamination, intentional misconduct or other causes. Compliance with applicable environmental laws and regulations may be expensive, and the failure to comply with past, present or future laws could result in the imposition of fines, regulatory oversight costs, third party property damage, product liability and personal injury claims, investigation and remediation costs, the suspension of production or a cessation of operations, and our liability may exceed our total assets. Liability under environmental laws can be imposed for the full amount of damages without regard to comparative fault for the investigation and cleanup of contamination and impacts to human health and for damages to natural resources. Contamination at properties we may own and operate and at properties to which we send hazardous materials, may result in liability for us under environmental laws and regulations.

Our business and operations may be affected by other new environmental, health and safety laws and regulations, which may require us to change our operations, or result in greater compliance costs and increasing risks and penalties associated with violations, which could impair our research, development or production efforts and harm our business.

If we fail to comply with healthcare and other governmental regulations, we could face substantial penalties and our business, financial condition and results of operations could be adversely affected.

Our business activities may be subject to regulation and enforcement by the FDA, U.S. Department of Justice, U.S. Department of Health and Human Services (“HHS”) Office of Inspector General, and other federal and state governmental authorities. Although our offerings are not currently billed to any third-party payor, including any commercial payor or government healthcare program, we may, in the future, submit claims for our COVID-19 testing services to third-party payors, including government healthcare programs. If we submit claims to third-party payors, such activity will expand the scope of federal and state healthcare laws applicable to us.

Federal and state healthcare laws and regulations that may affect our ability to conduct business include, without limitation:

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the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or paying any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease, order, or arranging for or recommending the purchase, lease or order of, any item or service, for which payment may be made, in whole or in part, under federal healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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the federal physician self-referral prohibition, commonly known as the Stark Law, which prohibits a physician, in the absence of an applicable exception, from making a referral for certain designated health services covered by the Medicare or Medicaid program, including clinical laboratory services, if the physician or an immediate family member of the physician has a financial relationship with the entity providing the designated health services. The Stark Law also prohibits the entity furnishing the designated health services from billing, presenting or causing to be presented a claim for the designated health services furnished pursuant to the prohibited referral;

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the federal civil false claims laws, including without limitation the federal False Claims Act (which can be enforced through “qui tam,” or whistleblower actions, by private citizens on behalf of the federal government), and civil monetary penalties laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, false or fraudulent claims for payment of government funds, or knowingly making, using or causing to be made or used, a false record or statement material to an obligation to pay money to the government or knowingly and improperly avoiding, decreasing or concealing an obligation to pay money to the federal government. In addition, the government may assert that a claim including items and services resulting from a violation of the federal Anti-Kickback Statute or Stark Law constitutes a false or fraudulent claim for purposes of the civil False Claims Act;

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the Eliminating Kickbacks in Recovery Act (“EKRA”), which created a new federal crime for knowingly and willfully: (1) soliciting or receiving any remuneration in return for referring a patient to a recovery home, clinical treatment facility, or laboratory; or (2) paying or offering any remuneration to induce such a referral or in exchange for an individual using the services of a recovery home, clinical treatment facility, or laboratory. Unlike the Anti-Kickback Statute, EKRA is not limited to services reimbursable under a government health care program, but instead extends to all services reimbursed by “health care benefit programs”;

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the healthcare fraud statutes under HIPAA, which impose criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for healthcare benefits, items or services by a healthcare benefit program, which includes both government and privately funded benefits programs. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•	federal consumer protection and unfair competition laws, which broadly regulate platform activities and activities that potentially harm consumers; and

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state law equivalents of each of the above federal laws, such as anti-kickback, self-referral, and fee-splitting, and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers and self-pay patients.

Because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, exceptions, and safe harbors, it is possible that some of our activities could be subject to challenge under one or more of such laws. We may face claims and proceedings by private parties, and claims, investigations and other proceedings by governmental authorities, relating to allegations that our business practices do not comply with current or future laws or regulations involving applicable fraud and abuse or other healthcare laws and regulations, and it is possible that courts or governmental authorities may conclude that we or any of our partners have not complied with them, or that we may find it necessary or appropriate to settle any such claims or other proceedings. Any action brought against us for violation of these or other laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any federal or state laws described above or any other current or future fraud and abuse or other healthcare laws and regulations that apply to us, we may be subject to claims and proceedings by private parties, investigations and other proceedings by governmental authorities, as well as penalties, including significant criminal, civil and administrative penalties, damages and fines, disgorgement, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws or regulations, imprisonment for individuals and exclusion from participation in government programs, such as Medicare and Medicaid, as well as contractual damages and reputational harm. We could also be required to curtail or cease our operations. In addition, if any customers, healthcare professionals we engage, laboratory partners or other entities with whom we do business are found not to be in compliance with applicable laws, they may be subject to the same criminal, civil or administrative sanctions, including exclusion from government-funded healthcare programs. Any of the foregoing could seriously harm our business and financial results.

We may become subject to the comprehensive laws and rules governing billing and payment, noncompliance with which could result in non-payment or recoupment of overpayments for our services or other sanctions.

We may, in the future, submit claims for our COVID-19 testing services to third-party payors. Payors typically have differing and complex billing and documentation requirements. If we fail to comply with these payor-specific requirements, we may not be paid for our services or payment may be substantially delayed or reduced. Numerous state and federal laws would also apply to our claims for payment, including but not limited to (i) “coordination of benefits” rules that dictate which payor must be billed first when a patient has coverage from multiple payors, (ii) requirements that overpayments be refunded within a specified period of time, (iii) “reassignment” rules governing the ability to bill and collect professional fees on behalf of other providers, (iv) requirements that electronic claims for payment be submitted using certain standardized transaction codes and formats, and (v) laws requiring all health and financial information of patients to be maintained in a manner that complies with stringent security and privacy standards.

Audits, inquiries and investigations from government agencies and private insurers and health network partners can occur from time to time in the ordinary course of our business, and could result in costs to us and a diversion of management’s time and attention. New regulations and heightened enforcement activity also could negatively affect our cost of doing business and our risk of becoming the subject of an audit or investigation. Our failure to comply with rules related to billing or adverse findings from audits by government and private payors could result in, among other penalties, non-payment for services rendered or recoupments or refunds of amounts previously paid for such services. We cannot predict whether any future audits, inquiries or investigations, or the public disclosure of such matters, likely would negatively impact our business, financial condition, results of operations, cash flows and the trading price of our securities. See also “Risk Factors—Risks Related to Governmental Regulation and Litigation—If we fail to comply with healthcare and other governmental regulations, we could face substantial penalties and our business, financial condition and results of operations could be adversely affected.”

We and our laboratory partners are subject to a variety of laboratory testing standards, compliance with which is an expensive and time-consuming process, and any failure to comply could result in substantial penalties.

The third-party laboratories that we partner with are subject to the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”). CLIA is a federal law that regulates clinical laboratories that perform testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease. CLIA requires virtually all laboratories to be certified by the federal government and mandates compliance with various operational, personnel, facilities administration, quality and proficiency testing requirements depending on the level of complexity for which the laboratory is certified. CLIA certification is also a prerequisite to be eligible to bill state and federal healthcare programs, as well as many private third-party payors, for laboratory testing services. Our partner laboratories hold CLIA certifications for high complexity testing, which mandate compliance with various operational, personnel, facilities administration, quality and proficiency testing requirements depending on the level of complexity for which the laboratory is certified. In addition, we hold CLIA Certificates of Waiver and perform certain CLIA-waived tests on behalf of our clients, which subjects us directly to certain CLIA requirements. Sanctions for failure to comply with CLIA requirements may include suspension, revocation, or limitation of a laboratory’s CLIA certificate, as well as the imposition of significant fines or criminal penalties. Any sanction imposed under CLIA, its implementing regulations, or state or foreign laws or regulations governing licensure, or our partner laboratories’ failure to renew a CLIA certificate, a state or foreign license, or accreditation, could have a material adverse effect on our business.

In addition, our partner laboratories and our laboratories holding CLIA Certificates of Waiver are subject to state laws and regulations governing laboratory licensure. Some states have enacted state licensure laws that are more stringent than CLIA. Our ability to successfully deploy COVID-19 testing at large scale may be adversely impacted if our partner laboratories do not maintain the required regulatory licensure and operate in accordance with CLIA standards. In certain markets such as California, New York, and Pennsylvania, we or our partner laboratories may also need to obtain and maintain additional licensure from such states. It is uncertain that our partner laboratories will be granted such licensure and, in such case, we cannot offer testing to patients located in those states, which could limit our ability to offer testing on a wide scale.

It is possible that additional states may enact laboratory licensure requirements in the future, which could further limit our ability to expand our services.

If any of our partners were to lose or fail to obtain or renew their CLIA certifications or state laboratory licenses, whether as a result of a revocation, suspension or limitation, such laboratories would no longer be able to run the COVID-19 tests we offer to our customers, and our ability to successfully deploy a COVID-19 pooled sample testing program nationwide may be adversely impacted.

The testing industry is subject to complex and costly regulation and if government regulations are interpreted or enforced in a manner adverse to us, we may be subject to enforcement actions, penalties, exclusion, and other material limitations on our operations.

We offer COVID-19 testing services by partnering with third-party laboratories, diagnostic test manufacturers and manufacturers of collection kits, which are subject to extensive and frequently changing federal, state and local laws and regulations governing various aspects of our business, including significant governmental certification and licensing regulations. New laws, regulations and judicial decisions, or new interpretations of existing laws, regulations and decisions, may also limit our potential revenues, and we may need to revise our research and development or commercialization programs. The costs of defending claims associated with violations, as well as any sanctions imposed, could significantly adversely affect our financial performance.

We are required to comply with federal and state genetic testing and privacy laws. We have measures in place to collect clinical data and genetic and other biological samples, and disclose test results, from subjects who have provided appropriate informed consents. However, informed consents could be challenged in the future, and those informed consents could prove invalid, unlawful or otherwise inadequate for our purposes. Any legal challenges could consume our management and financial resources.

Current regulations governing the testing services we offer are shifting and in some cases unclear. If regulators apply different regulations to our pooled testing services or interpret the regulations differently than we do, our ability to deploy the services nationwide will be materially adversely impacted. In addition, our laboratory partners may be unsuccessful in validating, or obtaining or maintaining authorizations for, the tests we rely on to provide our COVID-19 testing services. If any third party manufacturers or laboratories offering tests that we use in our testing services are deemed by the FDA or other regulatory authorities to have violated applicable law or if the tests or test components are marketed, processed or distributed in violation of applicable law, we may be subject to enforcement action or litigation, or we may be required to find alternative tests to support our testing services, which could increase our costs and prevent us from successfully commercializing our COVID-19 testing services.

In addition, we are required to comply with applicable FDA regulations with respect to our distribution of certain COVID-19 diagnostic test kits and collection kits, including, for certain kits, compliance with applicable terms and conditions of an EUA. Such conditions may include requirements related to collection of information on the performance of the product, reporting of adverse events, recordkeeping requirements, and labeling and promotional activities. To the extent that we market or promote third-party tests or test kits outside of the uses authorized for these products or in a false or misleading manner, the tests or collection kits could be considered misbranded or adulterated and in violation of applicable law.

Advertising for any of the tests or collection kits we distribute or the testing services we offer is also subject to regulation by the Federal Trade Commission (“FTC”), under the Federal Trade Commission Act (“FTC Act”). The FTC may take enforcement action for advertising claims that are not adequately substantiated or that are false or misleading. Violations of applicable FDA requirements could result in enforcement actions, such as warning or “untitled” letters, revocation of EUAs, seizures, injunctions, civil penalties and criminal prosecutions and fines, and violation of the FTC Act could result in injunctions and other associated remedies, all of which could have a material adverse effect on our business. Most states also have similar regulatory and enforcement authority for laboratory testing and distribution of related collection kits. For example, many state laws require us to hold a specific form of license to distribute COVID-19 diagnostic test kits and collection kits into such states. These requirements vary from one state to another and frequently change. Complying with state laws and regulations may subject us to similar risks and delays as those we could experience under federal regulation.

We are subject to federal and state laws and regulations governing the protection, use, and disclosure of health information and other types of personal information, and our failure to comply with those laws and regulations or to adequately secure the information we hold could result in significant liability or reputational harm.

Numerous state and federal laws, regulations, standards and other legal obligations, including consumer protection laws and regulations, which govern the collection, dissemination, use, access to, confidentiality, security and processing of personal information, including health-related information, could apply to our operations or the operations of our partners. For example, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and regulations implemented thereunder (collectively referred to as “HIPAA”) imposes privacy, security and breach notification obligations on certain healthcare providers, health plans, and healthcare clearinghouses, known as covered entities, as well as their business associates that perform certain services that involve creating, receiving, maintaining or transmitting individually identifiable health information for or on behalf of such covered entities, and their covered subcontractors. HIPAA requires covered entities and business associates to develop and maintain policies with respect to the protection of, use and disclosure of protected health information (“PHI”), including the adoption of administrative, physical and technical safeguards to protect such information, and certain notification requirements in the event of a breach of unsecured PHI. If in the future we engage in certain types of standard electronic transactions involving payors, including billing the Medicare or Medicaid programs or commercial health plans, we will be subject to HIPAA as a “covered entity.” We are currently subject to HIPAA as a “business associate” because we perform certain services involving the use or disclosure of PHI on behalf of covered entity customers with respect to our COVID-19 testing service offerings.

Additionally, under HIPAA, covered entities must report breaches of unsecured PHI to affected individuals without unreasonable delay, not to exceed 60 days following discovery of the breach by a covered entity or its agents. Notification also must be made to the U.S. Department of Health and Human Services Office for Civil Rights and, in certain circumstances involving large breaches, to the media. Business associates must report breaches of unsecured PHI to covered entities within 60 days of discovery of the breach by the business associate or its agents. A non-permitted use or disclosure of PHI is presumed to be a breach under HIPAA unless the Covered Entity or Business Associate establishes that there is a low probability the information has been compromised consistent with requirements enumerated in HIPAA.

Entities that are found to be in violation of HIPAA as the result of a breach of unsecured PHI, a complaint about privacy practices or an audit by the U.S. Department of Health and Human Services (“HHS”), may be subject to significant civil, criminal and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. HIPAA also authorizes state Attorneys General to file suit on behalf of their residents. Courts may award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.

Even when HIPAA or a state law does not apply, according to the Federal Trade Commission (“FTC”), violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair and/or deceptive acts or practices in violation of Section 5(a) of the Federal Trade Commission Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities.

Several states have enacted privacy laws governing the use and disclosure of health information, such as the California Confidentiality of Medical Information Act; these laws are not preempted by HIPAA to the extent they are more stringent than HIPAA. Such laws and regulations will be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for us and our partners.

Further, in recent years, there have been a number of well-publicized data breaches involving the improper dissemination of personal information of individuals both within and outside of the healthcare industry. Laws in all 50 states require businesses to provide notice to individuals whose personally identifiable information has been disclosed as a result of a data breach. The laws are not consistent, and compliance in the event of a widespread data breach is costly. States are also constantly amending existing laws, and creating new data privacy and security laws, requiring attention to frequently changing regulatory requirements. For example, the California Consumer Privacy Act of 2018 (“CCPA”) went into effect on January 1, 2020. The CCPA creates new transparency requirements and grants California residents several new rights with respect to their personal information. Failure to comply with the CCPA may result in, among other things, significant civil penalties and injunctive relief, or potential statutory or actual damages. On November 3, 2020, California voters passed a ballot initiative for the California Privacy Rights Act (“CPRA”), which will significantly expand the CCPA. Most CPRA provisions will take effect on January 1, 2023, though the obligations will apply to any personal information collected after January 1, 2022. The CPRA will impose additional data protection obligations on covered businesses, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It will also create a new California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. Similar laws have been proposed or passed in other states, including the Virginia Consumer Data Protection Act, which will take effect on January 1, 2023. We will need to invest substantial resources in putting in place policies and procedures to comply with these evolving state laws.

As our operations and business grow, we may become subject to or affected by new or additional data protection laws and regulations and face increased scrutiny or attention from regulatory authorities. For example, the European Union General Data Protection Regulation (“GDPR”), which went into effect in May 2018, imposes strict requirements for processing the personal data of individuals within the European Economic Area (“EEA”). Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States, and the efficacy and longevity of current transfer mechanisms between the EU and the United States remains uncertain. For example, in 2016, the EU and United States agreed to a transfer framework for data transferred from the EU to the United States, called the Privacy Shield, but the Privacy Shield was invalidated in July 2020 by the Court of Justice of the European Union. Further, from January 1, 2021, companies have to comply with the GDPR and also the United Kingdom GDPR (the “UK GDPR”), which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The UK GDPR mirrors the fines under the GDPR, i.e., fines up to the greater of €20 million (£17.5 million) or 4% of global turnover. The relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, and it is unclear how United Kingdom data protection laws and regulations will develop in the medium to longer term. On June 28, 2021, the European Commission adopted an adequacy decision in favor of the United Kingdom, enabling data transfers from EU member states to the United Kingdom without additional safeguards. However, the United Kingdom adequacy decision will automatically expire in June 2025 unless the European Commission renews or extends that decision and remains under review by the Commission during this period. These changes may lead to additional costs and increase our overall risk exposure.

Although we work to comply with applicable laws, regulations and standards, contractual obligations and other legal obligations, these requirements are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another or other legal obligations with which Ginkgo must comply. Recently, there has been an increase in public awareness of privacy issues in the wake of revelations about the data-collection activities of various government agencies and in the number of private privacy-related lawsuits filed against companies. Any failure or perceived failure by us or our employees, representatives, contractors, consultants, collaborators, or other third parties to comply with such requirements or adequately address privacy and security concerns, even if unfounded, could result in additional cost and liability to us, damage our reputation, and adversely affect our business and results of operations.

We have pursued in the past and may pursue additional U.S. Government contracting and subcontracting opportunities in the future and as a U.S. Government contractor and subcontractor, we are subject to a number of procurement rules and regulations.

We have entered into agreements with governmental entities and contractors in the past to serve as a U.S. government contractor or subcontractor and may do so again in the future. U.S. government procurement contractors and subcontractors must comply with specific procurement regulations and other requirements. These requirements, although customary in U.S. government contracts, could impact our performance and compliance costs, including by limiting or delaying our ability to share information with business partners, customers and investors. The U.S. government has in the past and may in the future demand contract terms that are less favorable than standard arrangements with private sector customers and may have statutory, contractual, or other legal rights to terminate contracts with us for convenience or for other reasons. Generally, U.S. government contracts contain provisions permitting unilateral termination or modification, in whole or in part, at the government’s convenience. Under general principles of government contracting law, if the government terminates a contract for convenience, the government contractor may recover only its incurred or committed costs, settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the government contractor is entitled to recover costs incurred and associated profits on accepted items only and may be liable for excess costs incurred by the government in procuring undelivered items from another source. Any termination for default may also adversely affect our ability to contract with other government customers, as well as our reputation, business, financial condition and results of operations. In addition, changes in U.S. government budgetary priorities could lead to changes in the procurement environment, affecting availability of U.S. government contracting, subcontracting or funding opportunities, which could lead to modification, reduction or termination of our U.S. government contracts or subcontracts. If and to the extent such changes occur, they could impact our results and potential growth opportunities.

Furthermore, our U.S. government contracts grant the government the right to use technologies developed by us under the government contract or the right to share data related to our technologies, for or on behalf of the government. Under our government contracts, we may not be able to limit third parties, including our competitors, from accessing certain of these technology or data rights, including intellectual property, in providing products and services to the government.

In addition, failure by us, our employees, representatives, contractors, partners, agents, intermediaries, other customers or other third parties to comply with these regulations and requirements could result in reductions of the value of contracts, contract modifications or termination, claims for damages, refund obligations, the assessment of civil or criminal penalties and fines, loss of rights in our intellectual property and temporary suspension or permanent debarment from government contracting, all of which could negatively impact our results of operations and financial condition. Any such damages, penalties, disruptions or limitations in our ability to do business with the public sector could result in reduced sales of our products, reputational damage, penalties and other sanctions, any of which could harm our business, reputation and results of operations.

We are engaged in certain research activities involving controlled substances, including cannabinoids and other chemical intermediates, the making, use, sale, importation, exportation, and distribution of which may be subject to significant regulation by the U.S. Drug Enforcement Administration and other regulatory agencies.

We are engaged in certain research activities involving the development of microbes designed to generate cannabinoids, their precursors and other chemical intermediaries, some of which may be regulated as controlled substances in the United States. Controlled substances are subject to state, federal, and foreign laws and regulations regarding their manufacture, use, sale, importation, exportation, and distribution. Among other things, controlled substances are regulated under the federal Controlled Substances Act of 1970 (“CSA”) and implementing regulations of the U.S. Drug Enforcement Administration (“DEA”). The DEA regulates controlled substances as Schedule I, II, III, IV or V substances. Schedule I substances by definition have no established medicinal use and may generally not be marketed or sold in the United States. Schedule I substances are subject to the most stringent controls and Schedule V the least controls of the five schedules, based on their relative risk of abuse.

Cannabinoids are naturally occurring compounds found in the cannabis plant. The cannabis plant and its derivatives are highly regulated by the DEA and the USDA. Specifically, marihuana, which is defined as all parts of the plant Cannabis sativa L., whether growing or not, the seeds thereof, the resin extracted therefrom, and every compound, manufacture, salt, derivative, mixture, or preparation, is classified as a Schedule I controlled substance. However, the term does not include “hemp,” which means the cannabis plant and any part of that plant, including the seeds and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a delta-9 tetrahydrocannabinol (“THC”) concentration of not more than 0.3% on a dry weight basis. Thus, depending on the THC concentration of the product, the product may or may not be regulated as a controlled substance. The DEA has historically regulated synthetic cannabinoids similarly to naturally-derived cannabinoids. Consequently, even though our cannabinoids that could be produced from microbes may not be derived from the cannabis plant, the DEA may consider them to be controlled substances subject to stringent regulatory controls.

Regulations associated with controlled substances govern manufacturing, labeling, packaging, testing, dispensing, production and procurement quotas, recordkeeping, reporting, handling, shipment and disposal. These regulations include required security measures, such as background checks on employees and physical control of inventory and increase the personnel needs and the expense associated with development and commercialization of products or product candidates including controlled substances. Regulators conduct periodic inspections of entities involved in handling, manufacturing, or otherwise distributing controlled substances, and have broad enforcement authorities. If we are found to be non-compliant with applicable controlled substance registrations and related requirements, we may need to modify its business activities and/or stop handling or producing the products regulated as controlled substances, and could be subject to enforcement action, significant fines or penalties, and/or adverse publicity, among other consequences.

Various states also independently regulate controlled substances. Though state-controlled substances laws often mirror federal law, because the states are separate jurisdictions, they may separately schedule substances, as well. The failure to comply with applicable regulatory requirements could lead to enforcement actions and sanctions from the states in addition to those from the DEA or otherwise arising under federal law.

Changes in government regulations may materially and adversely affect our sales and results of operations.

The markets where we provide our services are heavily influenced by foreign, federal, state and local government regulations and policies. The U.S. or foreign governments may take administrative, legislative, or regulatory action that could materially interfere with our customer’s ability to sell products derived from engineered cells in certain countries and/or to certain customers. The uncertainty regarding future standards and policies may also affect our ability to develop our programs or to license engineered cells to customers and to initiate new programs with our customers, which could have a material adverse effect on our business, financial condition and results of operations.

Changes in U.S. trade policy more generally could trigger retaliatory actions by affected countries, which could impose restrictions on our ability to do business in or with affected countries or prohibit, reduce or discourage purchases of our services by foreign customers, leading to increased program costs, increased costs of developing or manufacturing our customers’ products and higher prices for their products in foreign markets. Changes in, and responses to, U.S. trade policy could reduce the competitiveness of our services or our customers’ products, cause our services to be less in demand and our sales to decline and adversely impact our ability to compete, which could materially and adversely impact our business, financial condition and results of operations.

We are subject to certain U.S. and foreign anti-corruption, anti-bribery and anti-money laundering laws and regulations. We can face serious consequences for violations.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the U.K. Bribery Act and possibly other anti-corruption, anti-bribery and anti-money laundering laws and regulations in the jurisdictions in which we do business, both domestic and abroad. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years. The FCPA and other anti-corruption laws generally prohibit companies, their employees, agents, representatives, business partners and third-party intermediaries from corruptly promising, authorizing, offering, or providing, directly or indirectly, anything of value to government officials, political parties, or candidates for public office for the purpose of obtaining or retaining business or securing an improper business advantage. The UK Bribery Act and other anti-corruption laws also prohibit commercial bribery not involving government officials, and requesting or accepting bribes; and anti-money laundering laws prohibit engaging in certain transactions involving criminally-derived property or the proceeds of criminal activity.

We and our third-party business partners, representatives and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or -affiliated universities or other entities (for example, to obtain necessary permits, licenses, patent registrations and other regulatory approvals), which increases our risks under the FCPA and other anti-corruption laws. We also engage contractors, consultants and other third parties from time to time to conduct business development activities abroad. We may be held liable for the corrupt or other illegal activities of our employees or third parties even if we do not explicitly authorize such activities. We expect our non-U.S. activities to increase over time, which may also increase our exposure under these laws.

The FCPA also requires that we keep accurate books and records and maintain a system of adequate internal controls. While we have controls to address compliance with such laws, and will continue to review and enhance our compliance program, we cannot assure you that our employees, agents, representatives, business partners or third-party intermediaries will always comply with our policies and applicable law, for which we may be ultimately held responsible.

Any allegations or violation of the FCPA or other applicable anti-bribery, anti-corruption laws and anti-money laundering laws may result in whistleblower complaints, sanctions, settlements, investigations, prosecution, enforcement actions, substantial criminal fines and civil penalties, disgorgement of profits, imprisonment, debarment, tax reassessments, breach of contract and fraud litigation, loss of export privileges, suspension or debarment from U.S. government contracts, adverse media coverage, reputational harm and other consequences, all of which may have an adverse effect on our reputation, business, financial condition, results of operations and prospects. Responding to an investigation or action can also result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Significant disruptions to our and our service providers’ information technology systems or data security incidents could result in significant financial, legal, regulatory, business and reputational harm to us.

We are increasingly dependent on information technology systems and infrastructure, including services licensed, leased or purchased from third parties such as cloud computing infrastructure and operating systems, to operate its business. In the ordinary course of business, we collect, store, process and transmit large amounts of sensitive information, including intellectual property, proprietary business information, personal information and other confidential information. It is critical that we do so in a secure manner to maintain the confidentiality, integrity and availability of such sensitive information. We have also outsourced elements of our operations (including elements of its information technology infrastructure) to third parties, and as a result, we manage a number of third-party vendors who may have access to our networks or our confidential information.

While we take measures to safeguard and protect this information, threats to network and data security are increasingly diverse and sophisticated. As a result of the COVID-19 pandemic, we may also face increased cybersecurity risks due to our reliance on internet technology and the number of our employees working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. Despite our efforts, training and processes to prevent security breaches and incidents, our information technology systems, servers, and those of third parties that we use in our operations are vulnerable to cybersecurity risks, including cyberattacks such as viruses and worms, phishing attacks and other forms of social engineering, denial-of-service attacks, ransomware attacks, physical or electronic break-ins, third-party or employee theft or misuse, and other negligent actions, errors or malfeasance by employees or other third parties, and similar disruptions from unauthorized tampering with its servers and computer systems or those of third parties that we use in its operations, which could lead to interruptions, delays, loss or corruption of critical data, unauthorized access to or acquisition of health-related and other personal information. In addition, we may be the target of email scams and other social engineering attacks that attempt to acquire personal information or company assets or access to our systems. Despite our efforts to create security barriers to such threats, we may not be able to entirely mitigate these risks. Our third-party service providers face similar risks. Any cyberattack that attempts to obtain our data or assets, including data that we maintain on behalf of its customers, disrupt its service, or otherwise access its systems, or those of third parties we use, or any other security breach or incident, could adversely affect our business, financial condition and operating results, be expensive to remedy, and damage our reputation. We and our third-party service providers may face difficulties or delays in identifying or otherwise responding to any attacks or actual or potential security breaches or security incidents. We may incur significant costs and operational consequences of investigating, remediating, eliminating and putting in place additional tools and devices designed to prevent actual or perceived security breaches and other security incidents, including in response to any actual or perceived incident we may suffer, and substantial costs to comply with any notification or other legal obligations resulting from any security breaches or other security incidents. In addition, any such breaches or incidents, or the perception that they have occurred, may result in negative publicity, and could have an adverse effect on our business, financial condition, and operating results.

Although we maintain insurance coverage that may cover certain liabilities in connection with security breaches and other security incidents, we cannot be certain our insurance coverage will be adequate for liabilities actually incurred, that insurance will continue to be available to us on commercially reasonable terms (if at all) or that any insurer will not deny coverage as to any future claim.

Governmental trade controls, including export and import controls, sanctions, customs requirements and related regimes, could subject us to liability or loss of contracting privileges or limit our ability to compete in certain markets.

Our programs and technologies are subject to U.S. and non-U.S. export controls. Export authorizations may be required for biotechnology products, technologies, or services to be exported outside of the United States, to a foreign person, or outside of a foreign jurisdiction. Our current or future programs or technologies are, and may in the future, be subject to the Export Administration Regulations (“EAR”). If a program, technology, or service meets certain criteria for control under the EAR, then that engineered cell, production process, resulting product, technology, or service would be exportable outside the United States or to a foreign person or from one foreign jurisdiction to another foreign jurisdiction only if we obtain the applicable export license or other applicable authorization including qualifying for a license exception, if required. Compliance with the U.S. and foreign export laws and regulations and other applicable regulatory requirements regarding the sales, shipment and use of our engineering cells, bioprocesses and other technology may affect our ability to work with foreign partners, affect the speed at which we can introduce new products into non-U.S. markets, or limit our ability to sell programs or services or license technologies into some countries.

Additionally, certain materials that we use in our programs are subject to U.S. import controls. We currently have, and may in the course of business need to procure, certain import authorizations, for example, related to plant pests, chemicals, biological agents and other controlled materials, including from the USDA, EPA and U.S. Centers for Disease Control. Compliance with applicable regulatory requirements regarding the import of such materials may limit our access to materials critical to our development activities or affect the speed at which we can advance new programs.

Our activities are also subject to the economic sanctions laws and regulations of the United States and other jurisdictions. Such controls prohibit certain transactions, potentially including financial transactions and the transfer of products, technologies and services, to sanctioned countries, governments and persons, without a license or other appropriate authorization. U.S. sanctions policy changes could affect our or our customers’ ability to interact, directly and indirectly, with targeted companies or companies in sanctioned countries.

While we take precautions to comply with U.S. and non-U.S. export control, import control and economic sanctions laws and regulations, we cannot guarantee that such precautions will prevent violations of such laws, including transfers to unauthorized persons or destinations, and including inadvertent violations as a result of a misclassification of a product, technology or service under export control laws. Violations could result in our business being subject to government investigations, denial of export or import privileges, significant fines or penalties, denial of government contracts and reputational harm. Any limitation on our ability to export our engineered cells, production processes, resulting products, technology, or services, or import materials critical to our programs would likely adversely affect our business and financial condition.

Changes in U.S. and foreign tax laws could have a material adverse effect on our business, cash flow, results of operations or financial conditions.

We are subject to tax laws, regulations and policies of the U.S. federal, state and local governments. Changes in tax laws, as well as other factors, could cause us to experience fluctuations in our tax obligations and otherwise adversely affect our tax positions and/or our tax liabilities. For example, the results of the 2020 presidential and congressional elections in the United States could result in significant changes in tax law that could adversely impact our effective tax rate. In addition, the Organisation for Economic Co-operation and Development (“OECD”) has published proposals covering various international tax-related issues, including country-by-country reporting, permanent establishment rules, transfer pricing and tax treaties. Future tax reform resulting from these developments may result in changes that could adversely affect our effective tax rate or result in higher cash tax liabilities. There can be no assurance that our tax payments, tax credits, or incentives will not be adversely affected by these or other initiatives.

We may become subject to lawsuits or indemnity claims in the ordinary course of business, which could materially and adversely affect our business and results of operations.

From time to time, we may in the ordinary course of business be named as a defendant in lawsuits, indemnity claims and other legal proceedings. These actions may seek, among other things, compensation for alleged product liability, personal injury, employment discrimination, breach of contract, property damage and other losses or injunctive or declaratory relief.

The marketing, sale and use of our services engineered cells, production processes and resulting products could lead to the filing of product liability claims were someone to allege that our services, engineered cells, production processes or resulting products failed to perform as designed or intended or caused injury or other harms. A product liability claim could result in substantial damages and be costly and time-consuming for us to defend.

Regardless of merit or eventual outcome, product liability claims may result in:

•	decreased demand for programs and resulting products;

•	loss of revenue;

•	substantial monetary payments;

•	significant time and costs to defend related litigation;

•	the inability to commercialize any products from our programs; and

•	injury to our reputation and significant negative media attention.

In the event that such actions, claims or proceedings are ultimately resolved unfavorably to us at amounts exceeding our accrued liability, or at material amounts, the outcome could materially and adversely affect our business and results of operations. In addition, payments of significant amounts, even if reserved, could adversely affect our liquidity position. We maintain product liability insurance, but this insurance may not fully protect us from the financial impact of defending against product liability claims. Any product liability claim brought against us, with or without merit, could increase our insurance rates or prevent us from securing insurance coverage in the future. Additionally, any product liability lawsuit could cause current collaborators to terminate existing agreements or potential collaborators to seek other companies, any of which could impact our business and results of operations.

Our business could be adversely affected by legal challenges to our telehealth partner’s business model.

Certain of our COVID-19 biosecurity offerings rely significantly on healthcare provider orders for testing that are placed on the basis of telemedicine encounters. The ability to conduct telehealth services in a particular state is directly dependent upon the applicable laws governing remote healthcare, the practice of medicine and healthcare delivery in general in such location which are subject to changing political, regulatory and other influences. With respect to telehealth services, state medical boards continue to implement new rules or interpret existing rules in a manner that may limit or restrict the ability of the centers to conduct their business as it has been conducted in the past. Additionally, during the COVID-19 public health emergency, many states enacted waivers and adopted other temporary measures that lifted certain restrictions on out-of-state providers and relaxed licensure requirements to allow greater access to telehealth services during the public health emergency period. At this time, we cannot predict whether these waivers or temporary measures will remain in place after the end of the public health emergency period. Accordingly, we must monitor compliance with laws in every jurisdiction in which we operate, and we cannot provide assurance that government authorities may nonetheless challenge our activities and arrangements with our telehealth partner and consider them non-compliant. Additionally, it is possible that the laws and rules governing the practice of medicine, including remote healthcare, in one or more jurisdictions may change in a manner deleterious to our business. If a successful legal challenge or an adverse change in the relevant laws were to occur, and we are unable to adapt our business model accordingly, our operations as well as the operations of our telehealth partner in the affected jurisdictions would be disrupted, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to our Organizational Structure and Governance

We are not, and do not intend to become, regulated as an “investment company” under the Investment Company Act of 1940, as amended (“Investment Company Act”), and if we were deemed an “investment company” under the Investment Company Act following the consummation of the business combination, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

An entity generally will be deemed to be an “investment company” for purposes of the Investment Company Act if:

•

it is an “orthodox” investment company because it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•	it is an inadvertent investment company because, absent an applicable exemption, (i) it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets

(exclusive of U.S. government securities and cash items) on an unconsolidated basis, or (ii) it owns or proposes to acquire investment securities having a value exceeding 45% of the value of its total assets (exclusive of U.S. government securities and cash items) and/or more than 45% of its income is derived from investment securities on a consolidated basis with its wholly owned subsidiaries.

We believe that we are engaged primarily in the business of providing cell engineering services to customers from across a variety of industries and not in the business of investing, reinvesting or trading in securities. We hold ourselves out as a synthetic biology company and do not propose to engage primarily in the business of investing, reinvesting or trading in securities. Accordingly, we do not believe that we are, or following this Business Combination will be, an “orthodox” investment company as defined in Section 3(a)(1)(A) of the Investment Company Act and described in the first bullet point above. Furthermore, we believe that less than 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis after this offering will be composed of assets that could be considered investment securities. Accordingly, we do not believe that we are, or following this Business Combination will be, an inadvertent investment company by virtue of the 40% tests in Section 3(a)(1)(C) of the Investment Company Act as described in the second bullet point above. In addition, we believe that we are not an investment company under Section 3(b)(1) of the Investment Company Act because we are primarily engaged in a non-investment company business.

The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain governance requirements. We intend to conduct our operations so that we will not be deemed to be an investment company under the Investment Company Act or otherwise conduct our business in a manner that does not subject us to the registration and other requirements of the Investment Company Act. In order to ensure that we are not deemed to be an investment company, we may be limited in the assets that we may continue to own and, further, may need to dispose of or acquire certain assets at such times or on such terms as may be less favorable to us than in the absence of such requirement. If anything were to happen which would cause us to be deemed to be an investment company under the Investment Company Act (such as significant changes in the value of our programs or a change in circumstance that results in a reclassification of our interests in our programs for purposes of the Investment Company Act), the requirements imposed by the Investment Company Act could make it impractical for us to continue our business as currently conducted, which would materially adversely affect our business, financial condition and results of operations. In addition, if we were to become inadvertently subject to the Investment Company Act, any violation of the Investment Company Act could subject us to material adverse consequences, including potentially significant regulatory penalties and the possibility that certain of our contracts could be deemed unenforceable.

Following the consummation of the Business Combination, only our employees and directors will be entitled to hold shares of New Ginkgo Class B common stock (including shares of New Ginkgo Class B common stock granted or otherwise issued to our employees and directors in the future), which shares will have ten votes per share. This will limit or preclude other stockholders’ ability to influence the outcome of matters submitted to stockholders for approval, including the election of directors, the approval of certain employee compensation plans, the adoption of certain amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.

Following the consummation of the Business Combination, shares of New Ginkgo Class B common stock will have ten votes per share, whereas shares of New Ginkgo Class A common stock will have one vote per share and shares of New Ginkgo Class C common stock will have no voting rights (except as otherwise expressly provided in the Proposed Charter or required by applicable law). Immediately following the consummation of the Business Combination, our directors and executive officers will hold in the aggregate approximately 35% of the total voting power of our outstanding capital stock, and our directors and employees (including our Founders and executive officers) will hold in the aggregate approximately 80% of the total voting power of our outstanding capital stock. Accordingly, holders of shares of New Ginkgo Class B common stock will be able to significantly influence the outcome of matters submitted to our stockholders for approval, including the election of directors, the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets or other major corporate transaction requiring stockholder approval. This concentrated voting power will limit or preclude other stockholders’ ability to influence the outcome of these matters. Holders of New Ginkgo Class B common stock may have interests that differ from holders of New Ginkgo Class A common stock and may vote in a way with which holders of New Ginkgo Class A common stock disagree and which may be adverse to the interests of holders of New Ginkgo Class A common stock. This concentrated voting power is likely to have the effect of limiting the likelihood of an unsolicited merger proposal, unsolicited tender offer or proxy contest for the removal of directors. As a result, our governance structure and the adoption of the Proposed Charter may have the effect of depriving our stockholders of an opportunity to sell their shares at a premium over prevailing market prices and make it more difficult to replace our directors and management. Furthermore, this concentrated voting power could discourage a potential investor from acquiring New Ginkgo Class A common stock due to the limited voting power of such stock relative to New Ginkgo Class B common stock, which could also adversely affect the trading price of New Ginkgo Class A common stock.

Our multi-class stock structure is intended to preserve our existing founder-led governance structure, to promote employee retention and engagement, to facilitate continued innovation and the risk-taking that it requires, to permit us to continue to prioritize our long-term goals rather than short-term results, to enhance the likelihood of continued stability in the composition of our board of directors and its policies, and to discourage certain types of transactions that may involve an actual or threatened acquisition of the company, all of which we believe are essential to the long-term success of our company and to long-term stockholder value. We expect to maintain this concentrated voting power among our founders and employees for the foreseeable future, including by issuing additional shares of New Ginkgo Class B common stock to our employees pursuant to our equity compensation plans following the Closing.

Future transfers of shares of New Ginkgo Class B common stock to persons other than an Eligible Holder, or the holder of shares of New Ginkgo Class B common stock ceasing to be an Eligible Holder, will generally result in those shares converting to shares of Class A common stock on a one-to-one basis, subject to certain exceptions and unless a majority of the independent directors of the New Ginkgo Board determine that such transfer or event will not result in such automatic conversion. Each share of New Ginkgo Class B common stock is also convertible at any time at the option of the holder into one share of New Ginkgo Class A common stock. The conversion of New Ginkgo Class B common stock to New Ginkgo Class A common stock over time will have the effect of increasing the relative voting power of those holders of New Ginkgo Class B common stock who retain their shares of New Ginkgo Class B common stock in the long term. As a result, the relative voting power of holders of New Ginkgo Class A common stock is expected to remain limited for a significant period of time, and it is possible that one or more of the persons or entities holding New Ginkgo Class B common stock could gain significant voting control as other holders of New Ginkgo Class B common stock sell or otherwise convert their shares into New Ginkgo Class A common stock. In addition, the conversion of New Ginkgo Class B common stock to New Ginkgo Class A common stock would dilute holders of New Ginkgo Class A common stock in terms of voting power within the New Ginkgo Class A common stock. Because holders of Class C common stock have no voting rights (except as otherwise expressly provided in the Proposed Charter or required by applicable law), if we issue New Ginkgo Class C common stock in the future, the holders of New Ginkgo Class B common stock may be able to significantly influence the outcome of matters submitted to our stockholders for approval for a longer period of time than would be the case if we issued New Ginkgo Class A common stock rather than New Ginkgo Class C common stock in such transactions. See “Description of New Ginkgo Securities” for descriptions of New Ginkgo Class A common stock, New Ginkgo Class B common stock and New Ginkgo Class C common stock and the rights associated with each.

The Proposed Charter will authorize a large number of shares of New Ginkgo Class B common stock for issuance in the future. The future issuance of shares of New Ginkgo Class B common stock may have the effect of further concentrating voting power with our employees and other Class B shareholders, and could have an adverse effect on the trading price of New Ginkgo Class A common stock.

Under the Proposed Charter, which will become effective upon the completion of the Domestication in connection with the consummation of the Business Combination, we will be authorized to issue 4,500,000,000 shares of New Ginkgo Class B common stock, which are entitled to ten votes per share. We currently intend to issue additional shares of New Ginkgo Class B common stock in the future to existing and newly hired employees pursuant to our equity compensation plans. Our authorized but unissued shares of New Ginkgo Class B common stock are available for issuance to Eligible Holders with the approval of our board of directors without stockholder approval, except as may be required by the Listing Rules of the NYSE. In addition, our authorized but unissued shares of New Ginkgo Class B common stock are available for issuance to persons other than Eligible Holders only with the approval of majority of our Class B Directors. If we issue additional shares of New Ginkgo Class B common stock in the future, holders of shares of New Ginkgo Class A common stock, which are entitled to one vote per share, will experience disproportionate voting power dilution relative to economic dilution, and the holders of New Ginkgo Class B common stock may be able to significantly influence the outcome of matters submitted to our stockholders for approval for a longer period of time than would be the case if we issued shares of New Ginkgo Class A common stock.

See “Risk Factors—Risks Relating to our Organizational Structure and Governance—Following the consummation of the Business Combination, only our employees and directors will be entitled to hold shares of New Ginkgo Class B common stock (including shares of New Ginkgo Class B common stock granted or otherwise issued to our employees and directors in the future), which shares will have ten votes per share. This will limit or preclude other stockholders’ ability to influence the outcome of matters submitted to stockholders for approval, including the election of directors, the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets or other major corporate transaction requiring stockholder approval.”

Under the Proposed Charter, we will be authorized to issue 800,000,000 shares of New Ginkgo Class C common stock, which have no voting rights (except as otherwise expressly provided in the Proposed Charter or required by applicable law). Any future issuance of New Ginkgo Class C common stock may have the effect of extending voting power in New Ginkgo Class B common stock, and may discourage potential acquisitions of our business and could have an adverse effect on the trading price of New Ginkgo Class A common stock.

Under the Proposed Charter, we will be authorized to issue 800,000,000 shares of New Ginkgo Class C common stock, which have no voting rights (except as required by law). We may in the future issue shares of New Ginkgo Class C common stock for a variety of corporate purposes, including financings, acquisitions and investments. Our authorized but unissued shares of New Ginkgo Class C common stock are available for issuance with the approval of our board of directors without stockholder approval, except as may be required by the Listing Rules of the NYSE. Because the New Ginkgo Class C common stock carries no voting rights (except as otherwise expressly provided in the Proposed Charter or required by applicable law), is not convertible into any other capital stock, and is not listed for trading on an exchange or registered for sale with the SEC, shares of New Ginkgo Class C common stock may be less liquid and less attractive to any future recipients of these shares than shares of New Ginkgo Class A common stock, although we may seek to list the New Ginkgo Class C common stock for trading and register shares of New Ginkgo Class C common stock for sale in the future. In addition, because our New Ginkgo Class C common stock has no voting rights (except as otherwise expressly provided in the Proposed Charter or required by applicable law), if we issue New Ginkgo Class C common stock in the future, the holders of New Ginkgo Class B common stock may be able to significantly influence the outcome of matters submitted to our stockholders for approval for a longer period of time than would be the case if we issued New Ginkgo Class A common stock rather than New Ginkgo Class C common stock in such transactions. In addition, if we issue New Ginkgo Class C common stock in the future, such issuances would have a dilutive effect on the economic interests of New Ginkgo Class A common stock and New Ginkgo Class B common stock. Any such issuance of New Ginkgo Class C common stock could also cause the trading price of New Ginkgo Class A common stock to decline.

We cannot predict the effect the multi-class structure of our common stock may have on the trading price of New Ginkgo Class A common stock.

The holding of low-voting stock, such as New Ginkgo Class A common stock, may not be permitted by the investment policies of certain institutional investors or may be less attractive to the portfolio managers of certain institutional investors. In addition, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies with dual- or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Under the announced policies, our multi-class capital structure would make New Ginkgo Class A common stock ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices would not invest in our common stock. These policies may depress our valuation compared to those of other similar companies that are included. Because of our multi-class stock structure, New Ginkgo Class A common stock will likely continue to be excluded from certain of these indices, and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds in New Ginkgo Class A common stock and could make shares of New Ginkgo Class A common stock less attractive to other investors. As a result, the trading price of shares of New Ginkgo Class A common stock could be adversely affected.

Our focus on the long-term best interests of our company and our consideration of all of our stakeholders, including our stockholders, workforce, customers, suppliers, academic researchers, governments, communities and other stakeholders that we may identify from time to time, may conflict with short-term or medium-term financial interests and business performance, which may adversely impact the value of our common stock.

We believe that focusing on the long-term best interests of our company and our consideration of all of our stakeholders, including our stockholders, workforce, customers, suppliers, academic researchers, governments, communities and other stakeholders we may identify from time to time, is essential to the long-term success of our company and to long-term stockholder value. Therefore, we have made decisions, and may in the future make decisions, that we believe are in the long-term best interests of our company and our stockholders, even if such decisions may negatively impact the short- or medium-term performance of our business, results of operations, and financial condition or the short- or medium-term performance of New Ginkgo Class A common stock. Our commitment to pursuing long-term value for the company and its stockholders, potentially at the expense of short- or medium-term performance, may materially adversely affect the trading price of New Ginkgo Class A common stock, including by making owning New Ginkgo Class A common stock less appealing to investors who are focused on returns over a shorter time horizon. Our decisions and actions in pursuit of long-term success and long-term stockholder value, which may include our multi-class stock structure, making investments in research and development and our employees, and investing in and introducing new products and services, may not result in the long-term benefits that we expect, in which case our business, results of operations and financial condition, as well as the trading price of New Ginkgo Class A common stock, could be materially adversely affected.

USE OF PROCEEDS

All of shares of Class A common stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus. Unless the context otherwise requires, the “Company” or “New Ginkgo” refers to Ginkgo Bioworks Holdings, Inc. after the Closing, “SRNG” refers to Soaring Eagle Acquisition Corp. prior to the Closing, and “Legacy Ginkgo” refers to Ginkgo Bioworks, Inc. prior to the Closing.

The following unaudited pro forma condensed combined financial information present the combination of the financial information of SRNG and Legacy Ginkgo adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.

SRNG is a blank check company incorporated as a Cayman Islands exempted company on October 22, 2020. In February 2021 SRNG effectuated a change in the name of the entity from Spinning Eagle Acquisition Corp to Soaring Eagle Acquisition Corp. SRNG was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The registration statement for SRNG’s public offering was declared effective on February 23, 2021. On February 26, 2021, SRNG consummated the public offering. SRNG has public warrants and private placement warrants outstanding. Public warrants may only be exercised for a whole number of shares. The public warrants will become exercisable 30 days after the completion of a Business Combination. The public warrants will expire five years from the completion of a Business Combination, or earlier upon redemption or liquidation. The private placement warrants are identical to the public warrants, except that (x) the private placement warrants and the Class A ordinary shares issuable upon the exercise of the private placement warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the private placement warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the private placement warrants and the Class A ordinary shares issuable upon exercise of the private placement warrants will be entitled to registration rights. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants. Refer to SRNG’s audited consolidated financial statements and unaudited interim consolidated financial statements included elsewhere in this prospectus for further details on the terms of the public warrants and private placement warrants.

Legacy Ginkgo designs custom programming cells to enable customers to leverage biology to create impactful products across a range of industries.

On September 14, 2021, the Business Combination was approved in a SRNG shareholder vote and is expected to close September 16, 2021 subject to the satisfaction or waiver of the other customary closing conditions.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical balance sheets of SRNG and Legacy Ginkgo, on a pro forma basis as if the Business Combination, summarized below, had been consummated on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the six months ended June 30, 2021 combine the historical statements of operations of SRNG and Legacy Ginkgo for such periods, on a pro forma basis as if the Business Combination, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented, giving effect to:

•	the reverse recapitalization between SRNG and Legacy Ginkgo; and

•	the issuance and sale of 77,500,000 shares of SRNG Class A common stock at a purchase price of $10.00 per share and an aggregate purchase price of $775.0 million pursuant to the Private Placement.

This information should be read together with SRNG’s and Legacy Ginkgo’s audited consolidated financial statements and unaudited interim condensed consolidated financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SRNG,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ginkgo” and other financial information included elsewhere in this prospectus.

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, SRNG will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Legacy Ginkgo issuing stock for the net assets of SRNG, accompanied by a recapitalization. The net assets of SRNG will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Legacy Ginkgo. Legacy Ginkgo has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Legacy Ginkgo’s existing stockholders will have the largest voting interest in New Ginkgo;

•	Legacy Ginkgo’s former executive management will make up all of the management of New Ginkgo;

•

Legacy Ginkgo’s existing directors and individuals designated by, or representing, Legacy Ginkgo stockholders will constitute a majority of the initial New Ginkgo Board following the consummation of the Business Combination;

•	New Ginkgo will assume the name “Ginkgo Bioworks Holdings, Inc.”; and

•	Legacy Ginkgo is the larger entity based on revenue. Additionally, Legacy Ginkgo has a larger employee base and substantive operations.

Description of the Business Combination

The aggregate merger consideration to be received by Legacy Ginkgo stockholders in connection with the Business Combination will be approximately $15.0 billion, which will include shares of New Ginkgo Class A common stock and New Ginkgo Class B common stock, in each case, valued at $10.00 per share to the Legacy Ginkgo stockholders. The shares of New Ginkgo Class B common stock will have the same economic terms as the shares of New Ginkgo Class A common stock, except that the shares of New Ginkgo Class A common stock will have 1 vote per share and the shares of New Ginkgo Class B common stock will have 10 votes per share. Generally, the outstanding shares of New Ginkgo Class B common stock will convert to shares of New Ginkgo Class A common stock when the holder thereof ceases to be a director or employee of New Ginkgo or upon transfer to a person who is not a director or employee of New Ginkgo. The Merger Agreement also contemplates that the holders of Legacy Ginkgo common stock, Legacy Ginkgo options, Legacy Ginkgo restricted stock awards, Legacy Ginkgo restricted stock unit awards, and Legacy Ginkgo preferred warrants outstanding immediately prior to the effective time of the Business Combination will collectively be entitled to receive up to approximately 180,000,000 earn-out shares of New Ginkgo common stock, which are divided into four equal tranches subject to vesting terms during the five-year period following the closing date of the Business Combination.

SRNG also obtained PIPE Investment commitments from certain investors for a private placement of at least 77,500,000 shares of SRNG Class A common stock pursuant to the terms of the Subscription Agreements for an aggregate purchase price equal to $775.0 million.

If the SRNG shareholders’ redemption of SRNG Class A common stock in connection with the Business Combination is in the amount of no greater than $387.5 million, the Sponsor will initially receive a number of shares of Class A common stock of New Ginkgo equal to 70% of the SRNG Class B common stock it owns prior to the Closing, or 30,082,500 shares (the “Upfront Shares”). If the Shareholder Redemption is in an amount greater than $387.5 million, the Upfront Shares initially received by the Sponsor in connection with the Business Combination will be further reduced by a “Restructured Amount,” which is equal to 42,975,000 shares of Class B common stock held by the Sponsor immediately prior to the Closing multiplied by a percentage, the numerator of which is the dollar amount of the Shareholder Redemption, as offset by the amount of any incremental proceeds raised by SRNG outside of the Private Placement, and the denominator of which is the sum of SRNG’s trust account balance (before giving effect to the Shareholder Redemption) and the Private Placement amount of $775 million. The capitalization table below reflects the base Upfront Shares, adjusted based on the formula noted above.

In connection with the Business Combination, the Sponsor will, subject to certain vesting conditions, be entitled receive a number of earn-out shares (the “Sponsor Earn-out Shares”) up to the difference between 30% of the number of shares of Class B common stock held by the Sponsor prior to the Closing (or 12,892,500 shares), minus the excess (if any) of the Restructured Amount over the Upfront Shares, plus 25% of the Restructured Amount. The Sponsor Earn-out Shares are divided into four equal tranches that will vest in accordance with the same milestones applicable to the Seller Earn-out Shares described above under the section “Merger Agreement.” The capitalization table below reflects the Earn-Out shares, adjusted based on the formula noted above.

The Sponsor also agreed that, at the Closing, it will forfeit 10% of the private placement warrants it holds immediately prior to the Closing and that, contingent upon the Closing, it will waive any anti-dilution right pursuant to the organizational documents of SRNG.

The following summarizes the pro forma shares of New Ginkgo Class A common stock and New Ginkgo Class B common stock expected to be outstanding at the Closing:

	Shares(1)%
SRNG public stockholders(2)	85,774,688	5.1%
SRNG sponsor and director stockholders(2)	14,651,540	0.9%

Total SRNG	100,426,228	6.0%
Ginkgo Class A Common Stock	1,012,849,525	60.4%
Ginkgo Class B Common Stock	487,191,442	29.0%

Total Ginkgo	1,500,040,967	89.4%
PIPE Investors	77,500,000	4.6%

Total shares outstanding at close, excluding shares below	1,677,967,195	100.0%
Ginkgo Earn-out Consideration	180,000,000
Sponsor Earn-out Shares(2)	16,787,740
SRNG Shares Underlying Public and Private Warrants	51,825,000

Total Shares at Closing (including shares above)	1,926,579,935

(1)

The table above does not reflect minor adjustments occurred prior to Closing, including (i) ordinary course RSU grants to employees and (ii) the forfeiture of RSUs as a result of employees departing Legacy Ginkgo.

(2)	Amounts to be finalized at closing of the Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(in thousands)

			As of June 30, 2021
	Legacy Ginkgo (Historical)	SRNG (Historical)	Transaction Accounting Adjustments			Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$235,893	$38	$1,725,000	(a	)	$1,708,679
			775,000	(b	)
			(60,375)	(c	)
			(74,625)	(d	)
			(867,253)	(h	)
			(24,999)	(i	)
Accounts receivable, net	19,583	—				19,583
Accounts receivable, net from related parties	8,802	—				8,802
Inventory, net	2,716	—				2,716
Prepaid expenses and other current assets	17,072	929				18,001

Total current assets	284,066	967	1,472,748			1,757,781
Cash held in trust account	—	1,725,021	(21)	(a	)	—
			(1,725,000)	(a	)
Property and equipment, net	145,884	—	—			145,884
Investments	64,912	—	—			64,912
Equity method investments	45,214	—	—			45,214
Intangible assets, net	3,020	—	—			3,020
Goodwill	1,857	—	—			1,857
Loans receivable, net of current portion	16,653	—	—			16,653
Other non-current assets	25,439	—	—			25,439

Total assets	$587,045	$1,725,988	$(252,273)			$2,060,760

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,767	$—	$—			$2,767
Accounts payable and accrued expenses		4,057	(4,057)	(d	)	—
Accrued expenses and other current liabilities	47,024	—	—			47,024
Deferred revenue	31,300	—	—			31,300
Promissory Note—Related Party	—	—	—			—
Advance from sponsor	—	632	(632)	(d	)	—

Total current liabilities	81,091	4,689	(4,689)			81,091

Non-current liabilities
Deferred underwriting compensation	—	60,375	(60,375)	(c	)	—
Deferred rent, net of current portion	13,592	—	—			13,592
Deferred revenue, net of current portion	115,403	—				115,403
Lease financing obligation	16,358	—				16,358
Warrant Liabilities	—	189,888				189,888
Other non-current liabilities	4,815	—	—			4,815

Total liabilities	231,259	254,952	(65,064)			421,147

			As of June 30, 2021
	Legacy Ginkgo (Historical)	SRNG (Historical)	Transaction Accounting Adjustments			Pro Forma Combined
Commitments and contingencies:
Class A common stock subject to possible redemption	—	1,466,036	(1,466,036)	(e	)	—
Stockholders’ Equity
Class A ordinary shares, $0.0001 par value	—	3	8	(b	)	119
			15	(e	)
			4	(f	)
			98	(j	)
			(9)	(h	)
Class B ordinary shares, $0.0001 par value	—	4	(4)	(f	)	49
			49	(j	)
Series B convertible preferred stock, $0.01 par value	41	—	(41)	(j	)	—
Series C convertible preferred stock, $0.01 par value	47	—	(47)	(j	)	—
Series D convertible preferred stock, $0.01 par value	61	—	(61)	(j	)	—
Series E convertible preferred stock, $0.01 par value	35	—	(35)	(j	)	—
Common stock, $0.01 par value	79	—	(1)	(i	)	—
			(78)	(j	)
Additional paid in capital	943,967	105,992	(21)	(a	)	2,231,527
			774,992	(b	)
			(66,298)	(d	)
			1,466,021	(e	)
			(100,999)	(g	)
			(867,244)	(h	)
			(24,998)	(i	)
			115	(j	)
Accumulated deficit	(595,388)	(100,999)	100,999	(g	)	(599,026)
			(3,638)	(d	)

Total Ginkgo Bioworks, Inc. stockholders’ equity	348,842	5,000	1,278,827			1,632,669
Non-controlling interest	6,944	—	—			6,944

Total stockholders’ equity	355,786	5,000	1,278,827			1,639,613

Total Liabilities and Stockholders’ Equity	$587,045	$1,725,988	$(252,273)			$2,060,760

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

(in thousands, except share and per share data)

			Six Months Ended June 30, 2021
	Legacy Ginkgo (Historical)	SRNG (Historical)	Transaction Accounting Adjustments			Pro Forma Combined
Foundry revenue	$44,096	$—	$—			$44,096
Biosecurity revenue
Product	6,130	—	—			6,130
Service	37,507	—	—			37,507

Total revenue	87,733	—	—			87,733

Costs and operating expenses
Cost of Biosecurity product revenue	11,755	—	—			11,755
Cost of Biosecurity service revenue	29,055	—	—			29,055
Research and development	111,616	—	—			111,616
General and administrative	52,367	5,606	—			57,973

Total operating expenses	204,793	5,606	—			210,399

Loss from operations	(117,060)	(5,606)	—			(122,666)

Other income (expense), net:
Interest income	220	—	—			220
Interest expense	(1,173)	—	—			(1,173)
Loss on equity method investments	(22,001)	—	—			(22,001)
Gain on investments	4,408	—	—			4,408
Change in fair value of warrant liabilities	—	(92,013)	—			(92,013)
Offering costs related to warrant liabilities	—	(3,520)	(3,638)	(bb	)	(7,158)
Net gain from investments held in trust account	—	145	(145)	(dd	)	—
Other expense, net	5,774	—	—			5,774

Total other income (expense), net	(12,772)	(95,388)	(3,783)			(111,943)

Loss before income taxes	(129,832)	(100,994)	(3,783)			(234,609)

Income tax (benefit) provision	(590)	—	(49)	(cc	)	(639)

Net loss and comprehensive loss	(129,242)	(100,994)	(3,734)			(233,970)

Net loss and comprehensive loss attributable to non-controlling interest	(1,732)	—				(1,732)

Net loss and comprehensive loss attributable to Ginkgo Bioworks, Inc. stockholders	$(127,510)	$(100,994)	$(3,734)			$(232,238)

Net loss per share attributable to Ginkgo Bioworks, Inc. common stockholders, basic and diluted	$(16.12)
Weighted average common shares outstanding, basic and diluted	7,907,771
Pro forma weighted average common stock outstanding—Class A Common Stock		172,500,000				1,190,775,753
Net loss per Class A Common Stock—basic and diluted		$—				$(0.14)
Pro forma weighted average common stock outstanding—Class B Common Stock		41,353,591				487,191,442
Net loss per Class B Common Stock—basic and diluted		$(2.45)				$(0.14)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

						For the Year Ended December 31, 2020
	Legacy Ginkgo (Historical)	SNRG (Historical)	IPO Consummation			Transaction Accounting Adjustments			Pro Forma Combined
			(aa)
Foundry revenue	$59,221	$—	$—			$—			$59,221
Biosecurity revenue
Product	8,707	—	—			—			8,707
Service	8,729	—	—			—			8,729

Total revenue	76,657	—	—			—			76,657

Costs and operating expenses
Cost of Biosecurity product revenue	6,705	—	—			—			6,705
Cost of Biosecurity service revenue	8,906	—	—			—			8,906
Research and development	159,767	—	—			—			159,767
General and administrative	38,306	5				—			38,311

Total operating expenses	213,684	5	—			—			213,689

Loss from operations	(137,027)	(5)	—			—			(137,032)

Other income (expense), net:
Interest income	2,582	—	—			—			2,582
Interest expense	(2,385)	—	—			—			(2,385)
Loss on equity method investments	(3,059)	—	—			—			(3,059)
Loss on investments	(1,070)	—	—			—			(1,070)
Excess fair value over cash proceeds for Private Placement Warrants			(9,817)	(aa	)	—			(9,817)
Warrant related issuance and deal costs			(3,520)	(aa	)	(2,200)	(bb	)	(5,720)
Other income, net	16,125	—	—			—			16,125

Total other income (expense), net	12,193	—	(13,338)			(2,200)			(3,345)

Loss before provision for income taxes	(124,834)	(5)	(13,338)			(2,200)			(140,377)

Provision for income taxes	1,889	—	—			(33)	(cc	)	1,856

Net loss and comprehensive loss	(126,723)	(5)	(13,338)			(2,167)			(142,233)

Net loss and comprehensive loss attributable to non-controlling interest	(114)	—	—						(114)

Net loss and comprehensive loss attributable to Ginkgo Bioworks, Inc. stockholders	$(126,609)	$(5)	$(13,338)			$(2,167)			$(142,119)

Net loss per share attributable to Ginkgo Bioworks, Inc. common stockholders, basic and diluted	$(16.18)
Weighted average common shares outstanding, basic and diluted	7,824,465
Pro forma weighted average common stock outstanding—Class A Common Stock									1,190,775,753
Net loss per Class A Common Stock—basic and diluted									$(0.08)
Pro forma weighted average common stock outstanding—Class B Common Stock									487,191,442
Net loss per Class B Common Stock—basic and diluted									$(0.08)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information has been adjusted to include Transaction Accounting Adjustments, which reflect the application of the accounting required by U.S. GAAP, linking the effects of the Business Combination, described above, to the SRNG and Legacy Ginkgo historical financial statements (“Transaction Accounting Adjustments”).

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes that the Business Combination occurred on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and the six months ended June 30, 2021 give pro forma effect to the Business Combination as if it had been completed on January 1, 2020. All periods are presented on the basis of Legacy Ginkgo as the accounting acquirer.

The modification of Legacy Ginkgo’s equity awards is subject to New Ginkgo Board approval; as such, the unaudited pro forma condensed combined financial information does not reflect this adjustment as the board approval has not yet occurred.

There were no intercompany balances or transactions between SRNG and Legacy Ginkgo as of June 30, 2021 and for the year ended December 31, 2020 and the six months ended June 30, 2021. Accordingly, no pro forma adjustments were required to eliminate the activities between SRNG and Legacy Ginkgo.

The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had SRNG and Legacy Ginkgo filed consolidated income tax returns during the periods presented.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	SRNG’s unaudited consolidated balance sheet as of June 30, 2021 and the related notes included elsewhere in this prospectus; and

•	Legacy Ginkgo’s unaudited condensed consolidated balance sheet as of June 30, 2021 and the related notes included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the six months six ended June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	SRNG’s unaudited consolidated statement of operations for the six months ended June 30, 2021 and the related notes included elsewhere in this prospectus; and

•	Legacy Ginkgo’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2021 and the related notes included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	SRNG’s audited statement of operations for the period from October 22, 2020 (date of inception) through December 31, 2020 and the related notes included elsewhere in this prospectus; and

•	Legacy Ginkgo’s audited consolidated statement of operations for the year ended December 31, 2020 and the related notes included elsewhere in this prospectus.

The pro forma adjustments are based on the information currently available and reflect assumptions and estimates underlying the pro forma adjustments as described in the accompanying notes. Additionally, the unaudited pro forma condensed combined financial information is based on preliminary accounting conclusions, which are subject to change. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates and accounting, the final amounts recorded may differ materially from the information presented. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that New Ginkgo would have achieved had SRNG and Legacy Ginkgo been combined during the periods presented in the unaudited pro forma condensed combined financial statements and is not intended to project the future results of operations that New Ginkgo may achieve. The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with New Ginkgo.

2. Accounting Policies

After the consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of that review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of New Ginkgo. Based on its initial analysis, management did not identify any significant differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

a)

Reflects the reclassification of $1,725.0 million of cash held in the Trust Account that becomes available to consummate the Business Combination prior to the redemptions described in adjustment h below

b)	Reflects the proceeds of $775.0 million from the issuance and sale of 77,500,000 shares of SRNG Class A common stock at $10.00 per share in the PIPE Investment

c)	Reflects the settlement of $60.4 million of SRNG’s deferred underwriters’ fees

d)

Reflects the payment of the remaining $74.6 million of estimated transaction costs (the other $60.4 million of the total $135.0 million of estimated transaction costs is explained in adjustment c above). Of the $74.6 million of estimated transaction costs, $4.7 million was accrued as of June 30, 2021, $66.3 million is capitalized against APIC and $3.6 million of estimated costs are not eligible to be capitalized, which have been expensed through accumulated deficit in the unaudited pro forma condensed combined balance sheet.

e)	Reflects the reclassification of SRNG Class A ordinary shares subject to possible redemption to permanent equity

f)	Reflects the reclassification of Founder Shares from Class B common stock to Class A common stock at the Closing

g)	Reflects the elimination of SRNG historical accumulated deficit

h)	Represents the preliminary redemption of 86.7 million shares of SRNG Class A ordinary shares for $867.3 million allocated to Class A ordinary shares and additional paid-in capital using par value of

$0.0001 per share and at a redemption price of $10.00 per share (based on the fair value of the cash and investments held in the Trust Account of $1,725.0 million). Amounts to be finalized at closing of Business Combination.

i)

Represents the $25.0 million share repurchase by Legacy Ginkgo that occurred prior to the closing of the Business Combination. Legacy Ginkgo repurchased shares of common stock valued at approximately $5 million from each of Jason Kelly, Reshma Shetty, Austin Che, Bartholomew Canton and Thomas Knight.

j)

Reflects the recapitalization of Legacy Ginkgo’s equity and issuance of 1,500.0 million shares of common stock at $0.0001 par value in connection with the Business Combination (1,012.8 million and 487.2 million is Class A common stock and Class B common stock, respectively). Shares outstanding includes shares for Legacy Ginkgo’s outstanding common stock, convertible preferred stock, restricted stock units, warrants, preferred warrants, and options. Shares subject to further vesting and exercise terms are excluded as shown in the capitalization table herein

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 are as follows:

aa)

Reflects the adjustment for the excess fair value over cash proceeds received for the private placement warrants that were issued in conjunction with the consummation of SRNG’s public offering on February 26, 2021 along with the allocation of IPO transaction costs to the warrants

bb)

Reflects the portion of estimated transaction costs for the Business Combination not eligible for capitalization. Transaction costs are reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item

cc)

Reflects income tax effect of pro forma adjustments using the estimated effective tax rate of 1.3% and 1.5% for the six months ended June 30, 2021 and year ended December 31, 2020. In its historical periods, Legacy Ginkgo concluded that it is more likely than not that it will not recognize the full benefits of federal and state net deferred tax assets and as a result established a valuation allowance. For pro forma purposes, it is assumed that this conclusion will continue after the close date of the Business Combination and as such, the effective tax rate for each period is reflected

dd)	Reflects the elimination of interest income earned on the SRNG Trust Account

4. Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. New Ginkgo Class A common stock and New Ginkgo Class B common stock have the same dividend participation rights and economic terms. As a result, the unaudited pro forma condensed combined financial statements follow the two-class method when computing net loss per share.

The unaudited pro forma condensed combined financial information has been prepared for the six months ended June 30, 2021 and the year ended December 31, 2020 (in thousands, except share and per share data):

	Six months ended June 30, 2021	Year ended December 31, 2020
(in thousands, except share and per share data)	Pro Forma Combined	Pro Forma Combined
Pro forma net loss	$(232,238)	$(142,119)
Pro forma net loss attributable to Class A Common Stock	$(164,809)	$(100,855)
Pro forma net loss attributable to Class B Common Stock	$(67,430)	$(41,264)
Pro forma weighted average common stock outstanding—Class A Common Stock	1,190,775,753	1,190,775,753
Pro forma weighted average common stock outstanding—Class B Common Stock	487,191,442	487,191,442
Basic and diluted net loss per Class A Common Stock	$(0.14)	$(0.08)
Basic and diluted net loss per Class B Common Stock	$(0.14)	$(0.08)
Pro forma weighted average shares outstanding—basic and diluted
SRNG public stockholders	85,774,688	85,774,688
SRNG sponsor stockholders	14,651,540	14,651,540

Total SEAC(5)	100,426,228	100,426,228
Ginkgo Class A Common Stock	1,012,849,525	1,012,849,525
Ginkgo Class B Common Stock	487,191,442	487,191,442

Total Ginkgo(4)	1,500,040,967	1,500,040,967
PIPE investors	77,500,000	77,500,000

Pro forma weighted average shares outstanding—basic and diluted(1)(2)(3)	1,677,967,195	1,677,967,195

(1)

For the purposes of applying the treasury stock method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in the IPO and warrants sold in the private placement are exchanged for 51.8 million shares of New Ginkgo Class A common stock. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of basic or diluted loss per share.

(2)

Excludes 180.0 million and 16.8 million Earnout Shares for Legacy Ginkgo and SRNG, respectively as these are not participating securities (shares cannot be used to vote and dividends are forfeitable if the Earnout terms are not met) and result in anti-dilution.

(3)	Excludes 2.1 million and 73.2 million of Class A and Class B shares, respectively, underlying unvested restricted stock units for Legacy Ginkgo, as they result in anti-dilution.
(4)	Includes the shares underlying rollover vested options and preferred warrants, inclusion does not impact the ending loss per share amount.
(5)	Amounts to be finalized at closing of Business Combination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF SRNG

The following discussion and analysis of the financial condition and results of operations of Soaring Eagle Acquisition Corp. (for purposes of this section, “SRNG,” “we,” “us” and “our”) should be read in conjunction with the financial statements and related notes of SRNG included elsewhere in this prospectus/. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this prospectus.

Overview

We are a blank check company incorporated as a Cayman Islands exempted company on October 22, 2020 and formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Simultaneously with the consummation of our initial public offering, we consummated the private sale of an aggregate of 19,250,000 warrants, each exercisable to purchase one Class A ordinary share, par value $0.0001 per share at $11.50 per share, to Eagle Equity Partners II, LLC at a price of $1.50 per warrant, generating gross proceeds, before expenses, of approximately $28,875,000. We intend to consummate an initial business combination using cash from the proceeds of our initial public offering that closed on February 26, 2021 and the Private Placement, and from additional issuances of, if any, our equity and our debt, or a combination of cash, equity and debt.

As indicated in the accompanying financial statements, at June 30, 2021, we had $37,629 in cash and $0 in deferred offering costs. At December 31, 2020, we had $0 in cash, and deferred offering costs of $1,254,190. Further, we expect to incur significant costs in the pursuit of our initial business combination. We cannot assure you that our plans to raise capital or to complete our initial business combination will be successful.

Merger Agreement

On May 11, 2021, we entered into the Merger Agreement with Merger Sub and Ginkgo. On September 14, 2021, the SRNG shareholders approved and adopted the Merger Agreement and the other proposals described in SRNG’s definitive proxy statement/prospectus included in SRNG’s registration statement on Form S-4 (File No. 333-256121), which was declared effective by the SEC on August 11, 2021. Merger Sub merged with and into Ginkgo with Ginkgo surviving the merger as a wholly owned subsidiary of SRNG. In addition, in connection with and following the consummation of the Business Combination, SRNG was renamed “Ginkgo Bioworks Holdings, Inc.” and is referred to herein as “New Ginkgo” as of the time following such change of name.

Ginkgo Bioworks, Inc. is building a platform to enable customers to program cells as easily as we can program computers. Ginkgo’s platform is market agnostic and enables biotechnology applications across diverse markets, from food and agriculture to industrial chemicals to pharmaceuticals. Ginkgo is also actively supporting a number of biosecurity efforts to respond to COVID-19, including vaccine manufacturing optimization, therapeutics discovery, and K-12 pooled testing.

Under the Merger Agreement, SRNG has agreed to acquire all of the outstanding equity interests of Ginkgo for (i) the Base Equity Consideration, consisting of approximately $15 billion in aggregate consideration in the form of New Ginkgo common stock valued at $10 per share, plus (ii) the Earn-Out Consideration, consisting of approximately 180 million earn-out shares of New Ginkgo common stock, which are subject to forfeiture to the extent that the vesting conditions described below are not satisfied on or before the fifth anniversary of the closing of the Business Combination. Ginkgo stockholders will receive consideration in the form of shares of

New Ginkgo Class A common stock or New Ginkgo Class B common stock, as determined in accordance with the Merger Agreement.

The Base Equity Consideration will be allocated among Ginkgo equity holders as follows: (i) each stockholder of Ginkgo holding shares of Ginkgo Class A common stock or Ginkgo Class B common stock immediately prior to the effective time of the Business Combination will receive, with respect to each share of Ginkgo Class A common stock it holds, a number of shares of New Ginkgo Class A common stock equal to the Base Equity Value Exchange Ratio, (ii) each stockholder of Ginkgo holding shares of Ginkgo Class B common stock immediately prior to the effective time of the Business Combination will receive, with respect to each share of Ginkgo Class B common stock it holds, a number of shares of New Ginkgo Class B common stock equal to the Base Equity Value Exchange Ratio, (iii) each Ginkgo option that is outstanding, immediately prior to the effective time of the Business Combination, will be assumed and converted into a New Ginkgo option with the same terms and conditions as applied to the original Ginkgo option, with appropriate adjustments to the number of shares for which such option is exercisable and the exercise price thereof, (iv) each Ginkgo restricted stock award that is outstanding immediately prior to the effective time of the Business Combination will be converted into a New Ginkgo restricted stock award equal to the Base Equity Value Exchange Ratio on the same terms and conditions as applicable to such Ginkgo restricted stock award, with appropriate adjustments to the number of shares to which each such New Ginkgo restricted stock award relates, (v) each Ginkgo restricted stock unit award that is outstanding immediately prior to the effective time of the Business Combination will be converted into a New Ginkgo restricted stock unit on the same terms and conditions as applicable to such Ginkgo restricted stock unit award, with appropriate adjustments to the number of shares to which each such New Ginkgo restricted stock unit relates, and (vi) each Ginkgo warrant that is outstanding and unexercised immediately prior to the effective time of the Business Combination and that is not automatically exercised in full in accordance with its terms by virtue of the occurrence of the Business Combination will be assumed and converted into a New Ginkgo assumed warrant on the same terms and conditions as applied to the original Ginkgo warrant immediately prior to the effective time of the Business Combination, with appropriate adjustments to the number of shares for which such New Ginkgo assumed warrant is exercisable and the exercise price thereof.

In addition, the Merger Agreement contemplates that the holders of Ginkgo common stock, Ginkgo options, Ginkgo restricted stock awards, Ginkgo restricted stock unit awards and Ginkgo warrants outstanding immediately prior to the effective time of the Business Combination will collectively be entitled to receive the Earnout Consideration, which is divided into four equal tranches subject to vesting during the Earn-out Period based on the conditions below:

•

if the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $12.50 for any 20 trading days within any period of 30 consecutive trading days during the Earn-out Period, 25% of the Earn-out Consideration will immediately vest;

•

if the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $15.00 for any 20 trading days within any period of 30 consecutive trading days during the Earn-out Period, an additional 25% of the Earn-out Consideration will immediately vest;

•

if the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $17.50 for any 20 trading days within any period of 30 consecutive trading days, an additional 25% of the Earn-out Consideration will immediately vest; and

•

if the trading price per share of New Ginkgo Class A common stock at any point during the trading hours of a trading day is greater than or equal to $20.00 for any 20 trading days within any period of 30 consecutive trading days, the remaining 25% of the Earn-out Consideration will immediately vest.

Additionally, the vesting of the Earn-out Consideration will be subject to acceleration in the event of certain transactions resulting in a change of control of New Ginkgo or the acquisition by a third party of assets of New

Ginkgo representing at least 50% of New Ginkgo’s assets (by value) on a consolidated basis or generating at least 50% of New Ginkgo’s revenues on a consolidated basis, to the extent that the per-share value of the consideration received by New Ginkgo’s stockholders in such transaction or acquisition is greater than or equal to any of the earn-out targets described above.

To the extent that any of the earn-out targets described above are not achieved the Earn-out Period, the portion of the Earn-out Consideration that remains subject to vesting and forfeiture at the end of the Earn-out Period will be forfeited to New Ginkgo for no consideration and cancelled.

New Ginkgo Class B common stock will have the same economic terms as the New Ginkgo Class A common stock, except that the shares of New Ginkgo Class A common stock will have one vote per share and the shares of New Ginkgo Class B common stock will have 10 votes per share. Generally, the outstanding shares of New Ginkgo Class B common stock will convert to New Ginkgo Class A common stock when the holder thereof ceases to be a director or employee of New Ginkgo or upon transfer to a person who is not a director or employee of New Ginkgo.

The parties to the Merger Agreement have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants with respect to the conduct of SRNG, Merger Sub, Ginkgo and its subsidiaries prior to the closing of the Business Combination.

The closing of the Business Combination is subject to certain customary conditions, including, among other things: (i) approval by SRNG’s stockholders and Ginkgo’s stockholders of the Merger Agreement, the Business Combination and certain other actions related thereto; (ii) the expiration or termination of the waiting period (or any extension thereof) applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (iii) SRNG having at least $1.25 billion of cash at the closing of the Business Combination, consisting of (A) cash held in its trust account after giving effect to redemptions of public shares, if any, but before giving effect to the payment of Ginkgo’s and SRNG’s outstanding transaction expenses, (B) the aggregate gross purchase price received by the Company pursuant to the Subscription Agreements (as defined below) and (C) the amount of any equity investments in Ginkgo between the date of the Merger Agreement and the closing of the Business Combination; and (iv) the shares of New Ginkgo Class A common stock to be issued in connection with the Business Combination having been approved for listing on Nasdaq or the New York Stock Exchange, subject only to official notice of issuance thereof. On September 14, 2021, the SRNG shareholders approved and adopted the Merger Agreement and the other proposals described in SRNG’s definitive proxy statement/prospectus included in SRNG’s registration statement on Form S-4 (File No. 333-256121), which was declared effective by the SEC on August 11, 2021.

The Merger Agreement may be terminated by SRNG or Ginkgo under certain circumstances, including, among others, (i) by mutual written consent of SRNG and Ginkgo, (ii) by either SRNG or Ginkgo if the closing of the Business Combination has not occurred on or before November 11, 2021, and (iii) by either SRNG or Ginkgo if SRNG has not obtained the required approval of its shareholders.

The Business Combination also calls for additional agreements, including, among others, the Subscription Agreements, Share Commitments, as described elsewhere in this prospectus.

Results of Operations and Known Trends or Future Events

We have neither engaged in any significant operations nor generated any revenues to date. Our only activities since inception have been organizational activities, activities relating to our initial public offering, activities relating to identifying and evaluating prospective acquisition candidates and activities relating to general corporate matters. We will not generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of interest income on cash and cash equivalents after this offering. There has been no significant change in our financial or trading position and no material adverse change has occurred since the date of our audited financial statements other than the proceeds received from the IPO which have been reflected in SRNG’s audited balance as of February 26, 2021.

For the three months ended June 30, 2021, SRNG had net loss of $106,755,145 which consisted of income earned on the Trust account of $100,835 offset by non-cash loss for the increase in fair value of warrant liabilities of $101,545,000 and $5,310,980 in general and administrative expenses. General and administrative expenses of $5,310,980 is primarily comprised of legal fees, filing fees, and insurance expense. For the six months ended June 30, 2021, SRNG had net loss of $100,993,545 which consisted of an income earned on the Trust Account of $145,399 offset by non-cash loss of $9,817,500 related to the excess of fair value over the cash received for private placement warrants, $3,520,347 related to offering costs related to warrant liabilities, $82,195,000 in non-cash loss for the increase in fair value of warrant liabilities of $82,195,000 and $5,606,097 in general and administrative expenses. General and administrative expenses of $5,606,097 is primarily comprised of legal fees, filing fees, and insurance expenses.

Liquidity and Capital Resources

Our liquidity needs have been satisfied prior to the completion of the IPO through receipt of a $25,000 capital contribution from our Sponsor in exchange for the issuance of the founder shares to our Sponsor and $300,000 in available loans from our Sponsor.

As of June 30, 2021, SRNG had an unrestricted cash balance of $37,629 as well as cash and accrued interest held in trust of $44,564. Our working capital needs will be satisfied through the funds, held outside of the Trust Account, from the IPO. Interest on funds held in the Trust Account may be used to fund our working capital requirements (subject to an aggregate limit of $3,000,000) and/or to pay taxes. Further, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Such loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. The terms of such loans have not been determined and no written agreements exist with respect to such loans.

A total of $1,725,000,000, comprised of $1,699,125,000 of the proceeds from the IPO (which amount includes $60,375,000 of the underwriters’ deferred discount) and $25,875,000 of the proceeds of the sale of the private placement warrants, was placed in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, acting as trustee. The proceeds held in the trust account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. The remaining approximately $800,000 was not held in the trust account. In the event that our offering expenses exceed our estimate of $2,200,000, we may fund such excess with funds not to be held in the trust account. In such case, the amount of funds we intend to be held outside the trust account would decrease by a corresponding amount. Conversely, in the event that the offering expenses are less than our estimate of $2,200,000, the amount of funds we intend to be held outside the trust account would increase by a corresponding amount.

We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (excluding deferred underwriting commissions) to complete our initial business combination. We may withdraw interest to pay our taxes, if any. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the trust account. We expect the interest earned on the amount in the trust account will be sufficient to pay our income taxes. To the extent that our equity or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

In addition, we have entered into forward purchase agreements pursuant to which, if we conduct a private placement transaction in connection with our initial business combination, we will offer the forward purchasers the opportunity to purchase forward purchase shares in connection with our initial business combination. If each of the forward purchasers accepts such offer, it will commit to purchase at least a minimum aggregate amount of forward purchase shares at $10.00 per share equal to no less than (i) the percentage of units purchased by such purchaser in the initial public offering out of the total number of Units sold by the Company in the initial public offering (excluding any Units sold pursuant to the exercise of the underwriters’ over-allotment option) multiplied by (ii) the total number of SRNG Class A ordinary shares sold in such private placement transaction in connection with our initial business combination (including such forward purchase shares and any SRNG Class A ordinary shares sold pursuant to any other forward purchase agreements). Each forward purchase agreement is subject to conditions, including each forward purchaser specifying the amount of shares no less than the minimum aggregate amount it wishes to purchase after we notify such forward purchaser of our offer to it to purchase forward purchase shares. We may specify, in our sole discretion and at any time prior to or after such forward purchaser has indicated its specified amount, an amount below the specified amount that we are willing to sell to such forward purchaser. Such forward purchaser may choose to accept or reject our offer to purchase the forward purchase shares in its sole discretion. The forward purchase shares will be identical to the Class A ordinary shares included in the units being sold in the initial public offering, except the forward purchase shares will be subject to certain registration rights. The proceeds from the sale of these forward purchase shares, together with the amounts available to us from the trust account (after giving effect to any redemptions of public shares) and any other equity or debt financing obtained by us in connection with the business combination, may be used to satisfy the cash requirements of the business combination, including funding the purchase price and paying expenses and retaining specified amounts to be used by the post-business combination company for working capital or other purposes.

Each of the forward purchasers has indicated to us an interest to purchase up to 9.9% of the units sold in the (excluding any units sold pursuant to the exercise of the underwriters’ over-allotment option) at the public offering price. However, indications of interest are not binding agreements or commitments to purchase and the forward purchasers may decide not to purchase any units in the initial public offering. In addition, the underwriters could determine to sell fewer units to each forward purchaser than it indicated an interest in purchasing or could determine not to sell any units to each forward purchaser.

Prior to the completion of our initial business combination, we will have available to us the approximately $800,000 of proceeds held outside the trust account. We will use these funds to primarily identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

We do not believe we will need to raise additional funds following the initial public offering in order to meet the expenditures required for operating our business prior to our initial business combination. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Such loans may be convertible into private placement warrants of the post business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

We expect our primary liquidity requirements during that period to include approximately $216,000 for legal, accounting, due diligence, travel and other expenses associated with structuring, negotiating and documenting successful business combinations; and approximately $224,000 for Nasdaq and other regulatory fees. We will also reimburse an affiliate of the Sponsor for office space and administrative services provided to members of our management team in an amount not to exceed $15,000 per month in the event such space and/or services are utilized and we do not pay a third party directly for such services.

These amounts are estimates and may differ materially from our actual expenses. In addition, we could use a portion of the funds not being placed in trust to pay commitment fees for financing, fees to consultants to assist us with our search for a target business or as a down payment or to fund a “no-shop” provision (a provision designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into an agreement where we paid for the right to receive exclusivity from a target business, the amount that would be used as a down payment or to fund a “no-shop” provision would be determined based on the terms of the specific business combination and the amount of our available funds at the time. Our forfeiture of such funds (whether as a result of our breach or otherwise) could result in our not having sufficient funds to continue searching for, or conducting due diligence with respect to, prospective target businesses.

Moreover, we may need to obtain additional financing to complete our initial business combination, either because the transaction requires more cash than is available from the proceeds held in our trust account or because we become obligated to redeem a significant number of our public shares upon completion of the business combination, in which case we may issue additional securities or incur debt in connection with such business combination. In addition, we intend to target businesses with enterprise values that are greater than we could acquire with the net proceeds of the initial public offering and the sale of the private placement units, and, as a result, if the cash portion of the purchase price exceeds the amount available from the trust account, net of amounts needed to satisfy any redemptions by public shareholders, we may be required to seek additional financing to complete such proposed initial business combination. We may also obtain financing prior to the closing of our initial business combination to fund our working capital needs and transaction costs in connection with our search for and completion of our initial business combination. There is no limitation on our ability to raise funds through the issuance of equity or equity-linked securities or through loans, advances or other indebtedness in connection with our initial business combination, including pursuant to forward purchase agreements or backstop agreements we may enter into following consummation of the initial public offering. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. In addition, following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Controls and Procedures

We are not currently required to maintain an effective system of internal controls as defined by Section 404 of the Sarbanes-Oxley Act. We will be required to comply with the internal control requirements of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2021. Only in the event that we are deemed to be a large accelerated filer or an accelerated filer and no longer an emerging growth company would we be required to comply with the independent registered public accounting firm attestation requirement. Further, for as long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirement.

Prior to the closing of the initial public offering, we did not complete an assessment, nor did our independent registered public accounting firm tested our systems, of internal controls. We expect to assess the internal controls of our target business or businesses prior to the completion of our initial business combination and, if necessary, to implement and test additional controls as we may determine are necessary in order to state that we maintain an effective system of internal controls. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding the adequacy of internal controls. Many small and mid-sized target businesses we may consider for our initial business combination may have internal controls that need improvement in areas such as:

•	staffing for financial, accounting and external reporting areas, including segregation of duties;

•	reconciliation of accounts;

•	proper recording of expenses and liabilities in the period to which they relate;

•	evidence of internal review and approval of accounting transactions;

•	documentation of processes, assumptions and conclusions underlying significant estimates; and

•	documentation of accounting policies and procedures.

Because it will take time, management involvement and perhaps outside resources to determine what internal control improvements are necessary for us to meet regulatory requirements and market expectations for our operation of a target business, we may incur significant expenses in meeting our public reporting responsibilities, particularly in the areas of designing, enhancing, or remediating internal and disclosure controls. Doing so effectively may also take longer than we expect, thus increasing our exposure to financial fraud or erroneous financing reporting.

Once our management’s report on internal controls is complete, we will retain our independent registered public accounting firm to audit and render an opinion on such report when required by Section 404 of the Sarbanes-Oxley Act. The independent registered public accounting firm may identify additional issues concerning a target business’s internal controls while performing their audit of internal control over financial reporting.

Quantitative and Qualitative Disclosures about Market Risk

The net proceeds of the initial public offering and the sale of the private placement warrants held in the trust account will be invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations; Quarterly Results

As of June 30, 2021 and December 31, 2020, respectively, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations. No unaudited quarterly operating data is included in this prospectus as we have not conducted any operations to date.

Contractual Obligations

As of June 30, 2021, we did not have any long-term debt, capital or operating lease obligations. We entered into an administrative services agreement in which we will pay the Sponsor for office space and secretarial and administrative services provided to members of our management team, in an amount not to exceed $15,000 per month.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the report of the independent registered public accounting firm providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GINKGO

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this registration statement and prospectus. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections elsewhere in this registration statement and prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Our mission is to make biology easier to engineer.

Ginkgo is building the industry-standard horizontal platform for cell programming. We use our platform to program cells on behalf of our customers. These “cell programs” are designed to enable biological production of products as diverse as novel therapeutics, key food ingredients, and chemicals currently derived from petroleum. We have worked on 85 major programs through the first six months of 2021 in end markets as diverse as specialty chemicals, agriculture, food, consumer products, and pharmaceuticals. Biology did not evolve by end market. All of these applications run on cells which have a common code—DNA—and a common programming platform can enable all of them. Because of this shared platform, we are able to drive scale and learning efficiencies while maintaining flexibility and diversity in our program areas. Ultimately, customers come to us because they believe we maximize the probability of successfully developing their products.

Customers look to Ginkgo to overhaul their manufacturing processes or develop new products through biology. They might, for example, be looking to produce a particular chemical via fermentation, at a lower cost, with enhanced supply chain reliability or sustainability. Or perhaps the customer needs a microbe that will live and grow on the roots of corn and convert nitrogen in the air into usable fertilizer for a plant, resulting in improved plant growth. Or a customer might need an antibody that binds to and neutralizes a certain target, along with a way to produce those antibodies at scale. All of these programs and more run on a common platform at Ginkgo.

The foundation of our platform includes two core assets that execute a wide variety of cell programs for customers according to their specifications: our Foundry and our Codebase.

•

Our Foundry wraps proprietary software and automation around core cell engineering workflows— designing DNA, writing DNA, inserting that DNA into cells, testing to measure cell performance—and leverages data analytics and data science to inform each iteration of design. The software, automation and data analysis pipelines we leverage in the Foundry drive a strong scale economic: we have scaled the output of the Foundry by roughly 3X annually since we started measuring it around 2015 and over that time, the average cost per unit operation has fallen by approximately 50% every year. We expect to be able to pass these savings along to our customers, allowing them to take more “shots on goal” with their programs.

•

Our Codebase includes both our physical (engineered cells and genetic parts) and digital (genetic sequences and performance data) biological assets, and accumulates as we execute more cell programs on the platform. Every program, whether successful or not, generates valuable Codebase and helps inform future experimental designs and provides reusable genetic parts, making our cell program designs more efficient.

As the platform scales, we have observed a virtuous cycle between our Foundry, our Codebase, and the value we deliver to customers. We believe this virtuous cycle sustains Ginkgo’s growth and differentiated value proposition.

•

Foundry: As we take on more work in the Foundry, we benefit from scale economics, which over time may lead to lower program costs. We expect that these lower costs, in turn, will drive additional demand for our cell programming capabilities.

•

Codebase: Cell programs also generate Codebase, which can drive better experimental direction and improve the odds of technical success, further increasing our customer value proposition, which we believe will result in additional demand.

Put simply: we believe that as the platform improves with scale, it drives more scale, which drives further platform improvements, and so on. We believe this positive feedback loop has the potential to drive compounding value creation in the future as every new program we add contributes to both near-term revenues and has the potential to add significant downstream economics.

Our commercial team is organized to both establish new relationships with potential customers (traditional business development) as well as maintain and expand relationships with our existing customers (which we call “alliance management”). We recognize the cross-functional efforts required to sign any new contract and so our business development teams do not receive a commission or cash bonus based on target sales, but rather a base salary and annual equity grants driven by overall contribution and performance, in line with how we compensate other members of our team.

Our business development team has both expertise in relevant industries (Consumer & Technology, Industrial & Environment, Agriculture, Food & Nutrition, Pharma & Biotech and Government & Defense) as well as expertise in our Foundry capabilities and synthetic biology. With this background we are able to identify industry or consumer challenges where biology can serve as a solution. Our categories of customers, independent of industry, include potential customers who have research and development (“R&D”) teams with some synthetic biology capabilities where choosing Ginkgo can bring automation, scale and codebase beyond their own; potential customers who are considering but have not yet built lab-scale capabilities where a partnership with Ginkgo allows them to spend their capital on commercialization efforts; and potential customers who are not yet working in synthetic biology whose industries or products stand to be disrupted by biological solutions. Our business development team, with support from our Codebase and Foundry team members, crafts solutions for each of these types of customers through a strategic discussion of customer needs and fit with Ginkgo capabilities.

To grow existing customers, our alliance management team, through close collaboration on our existing programs, seeks technical and business opportunities for our customers that serve as the basis for consideration of future programs. As our programs demonstrate technical success, our existing customers often bring their next strategic R&D needs to our attention.

Our business model mirrors the structure of our platform and we are compensated in two primary ways. First, we charge usage fees for Foundry services, in much the same way that cloud computing companies charge usage fees for utilization of computing capacity or contract research organizations (CROs) charge for services. The total addressable market (TAM) for our Foundry revenue includes the market for biotech labor and tools, which industry sources estimate will be approximately $40 billion in 2021 and which is expected to grow at a CAGR of approximately 20% from 2021 to 2023. Foundry revenue was $59.2 million for the year ended December 31, 2020 and $44.1 million for the six months ended June 30, 2021. Additionally, we negotiate a value share with our customers (typically in the form of royalties, milestones, and/or equity interests) in order to align our economics with the success of the programs enabled by our platform. As we add new programs, our portfolio of programs with this “downstream” value potential grows. Through these value shares, we are tapping into what industry sources expect to be a $2 to $4 trillion market for bioengineered products.

With a mission to make biology easier to engineer, we have always recognized the imperative to invest in biosecurity as a key component of our platform. We care how our platform is used and investments in biosecurity help us ensure that cell programming is conducted and deployed responsibly. The COVID-19 pandemic demonstrated the disruptive power of biology and has created a paradigm shift with respect to biosecurity in both public and private institutions that we believe will drive significant growth in demand for these capabilities. Our Biosecurity offering generated $17.4 million in revenue for the year ended December 31, 2020 and $43.6 million in revenue for the six months ended June 30, 2021. Biosecurity revenue is expected to continue growing in the near-term, however, demand for COVID-19 testing remains uncertain for the second half of 2021. Our dedication to biosecurity is deeper than our emergency response to the current global pandemic. The rise of the internet and computing capabilities heralded a need for cybersecurity. Learning from this experience and given the power of biology, we believe innovation in biosecurity must keep pace with innovations in bioengineering.

SARS-CoV-2 will not be the last pathogen we face with pandemic potential, but if we make the right investments, it may be the last that catches us unprepared. Industry sources estimate that at steady state, $20 to $40 billion should be spent on pandemic preparedness annually. The near-term growth of this sector is highly dependent on international government initiatives and investment and Ginkgo has been supporting and engaging with domestic and international organizations and governments to help shape the understanding of a robust biosecurity program. Given our experience to date, we believe there is a meaningful commercial opportunity in biosecurity that will persist beyond the current COVID-19 pandemic, driven by increased awareness of the need for prevention and response systems. We are well placed to take a leadership position as the biosecurity platform of choice, and we believe that our technology leadership requires that we play an important role in helping the world manage these challenges.

We believe that cell programming has the potential to be as ubiquitous in the physical world as computer programming has become in the digital world. We believe products in the future will be grown rather than made. To enable that vision, we are building a horizontal platform to make biology easier to engineer. Our business model is aligned with this strategy and with the success of our customers, setting us on what we believe is a path towards sustainable innovation for years to come.

Generating Economic Value Through Revenue and Downstream Value Share

Our cell programming platform is a key enabling technology and source of intellectual property for our customers’ products. We earn both Foundry revenue for our research and development (“R&D”) services as well as a share of the value of products created using our platform.

We structure Foundry revenue and downstream value share arrangements to include some combination of the following:

•	Foundry revenue, also referred to as Foundry usage fees, in the form of:

•	upfront payments upon consummation of the agreement that are recognized over our period of performance;

•	reimbursement for costs incurred for R&D services;

•	milestone payments upon the achievement of specified technical criteria;

plus,

•	downstream value share revenue in the form of:

•	milestone payments upon the achievement of specified commercial criteria;

•	royalties on sales of products from or comprising engineered organisms;

•	royalties related to cost of goods sold reductions realized by our customers;

or,

•	downstream value share in the form of equity interests in our customer.

•

Downstream value share in the form of equity interest appreciation is not recognized as revenue but is expected to contribute to future cash flows upon liquidation, the amount and timing of which is inherently unpredictable.

Downstream value share arrangements which involve equity interests fall into two categories: Platform Ventures and Structured Partnerships.

Platform Ventures

Platform Ventures allow leading multinationals to partner with Ginkgo and financial investors to form new ventures in identified market segments with potential to benefit from synthetic biology. In exchange for an equity position in the venture, we contribute license rights to our proprietary cell programming technology and intellectual property, while our partners contribute relevant industry expertise, other resources and venture funding. We also provide R&D services for which we receive cash payments for our costs incurred, plus a margin. Platform Ventures include:

Joyn Bio, LLC

Founded in 2017, Joyn Bio, LLC (“Joyn”) was formed to focus on engineered microbes for use in agricultural applications. Along with certain of our investors, we formed Cooksonia, LLC (“Cooksonia”) which holds a 50% equity interest in Joyn. Bayer CropScience LP contributed cash of $80 million plus intellectual property and holds the remaining 50% equity interest in Joyn. We provided license rights to our intellectual property and platform at inception in return for our equity interest in Joyn, which was recorded at an initial fair value of $97.9 million. The carrying value of our equity method investment in Joyn was $20.5 million as of June 30, 2021. Ginkgo also entered into a Foundry Services Agreement (“Joyn FSA”) with Joyn under which we provide R&D services. Joyn paid us a non-refundable $20.0 million prepayment for services to be provided under the Joyn FSA and made an additional $15.0 million prepayment for services during the year ended December 31, 2019.

Motif FoodWorks, Inc.

Founded in 2018, Motif FoodWorks, Inc. (“Motif”) was formed to focus on the application of synthetic biology to reduce the reliance on animal products in the food industry. We entered into an intellectual property contribution agreement that granted Motif rights to our intellectual property, subject to mutually agreed upon technical development plans. In return for our contribution of intellectual property and access to our platform, we received shares of common stock in Motif. The initial fair value of our common stock investment in Motif was $65.1 million which has subsequently been reduced to a carrying value of zero as a result of the allocation of losses under our accounting for equity method investments. Motif was capitalized through Series A preferred stock financings that raised approximately $119 million in gross proceeds from an investor group which included certain of our investors, Louis Dreyfus Company and Fonterra Co-operative Group Limited. In June 2021, Motif raised an additional $226 million through a Series B preferred stock financing. Ginkgo also entered into a Technical Development Agreement with Motif under which we provide R&D services in return for cash consideration on a cost-plus fixed margin basis.

Allonnia, LLC

Founded in 2019, Allonnia, LLC (“Allonnia”) was formed to focus on the application of synthetic biology in the waste bioremediation and biorecovery industries. We entered into an intellectual property contribution agreement that granted Allonnia rights to our intellectual property, subject to mutually agreed upon technical development plans. In return for our contribution of intellectual property and access to our platform, we received common units in Allonnia with a right to additional units subject to additional closings of Allonnia’s Series A preferred units. The initial fair value of our common units received in Allonnia was $24.5 million, subsequently increased by $12.7 million in 2021, all of which has been reduced to a carrying value of zero as a result of the allocation of losses under our accounting for equity method investments. Allonnia was capitalized through Series A preferred unit financings that raised approximately $52 million in gross proceeds from an investor group which included certain of our investors and Battelle Memorial Institute. Ginkgo also entered into a Technical Development Agreement with Allonnia under which we provide R&D services in return for cash consideration on a cost-plus fixed margin basis.

Kalo Ingredients, LLC

Founded in 2021, Kalo Ingredients, LLC (“Kalo”) was formed to focus on the application of synthetic biology in the beauty and personal care products industry. In March 2021, we entered into an intellectual property contribution agreement that granted Kalo rights to our intellectual property, subject to mutually agreed upon technical development plans. In return for our contribution of intellectual property and access to our platform, we received common units in Kalo with a right to additional units subject to additional closings of Kalo’s Series A preferred units. The initial fair value of our common units received in Kalo was $11.9 million which has subsequently been reduced to a carrying value of zero as a result of the allocation of losses under our accounting for equity method investments. Kalo was capitalized through a Series A preferred unit financing that raised approximately $77 million in gross proceeds from an investor group which included certain of our investors and industry strategic investors. Ginkgo also entered into a Technical Development Agreement with Kalo under which we will provide R&D services in return for cash consideration on a cost-plus fixed margin basis.

See Notes 8 and 17 of our audited consolidated financial statements and Notes 7 and 15 of our unaudited condensed consolidated financial statements included elsewhere in this registration statement and prospectus for further details of our investments in and the material terms of our agreements with Joyn, Motif, Allonnia and Kalo.

Structured Partnerships

Structured Partnerships allow Ginkgo to partner with existing entities with complementary assets for high potential synthetic biology applications. Structured Partnerships include:

Genomatica, Inc.

Genomatica, Inc. (“Genomatica”) is a biotechnology company specializing in the development and manufacturing of intermediate and specialty chemicals from both sugar and alternative feedstocks. In 2016 and 2018, we entered into separate preferred stock purchase agreements in which we offered cash and R&D services to Genomatica in exchange for its preferred shares. The initial cost of the investment in Genomatica’s preferred stock was $55.0 million, which is the carrying value of the investment at June 30, 2021 as we account for the investment at historical cost.

Synlogic, Inc.

Synlogic, Inc. (“Synlogic”) is a publicly traded clinical-stage biopharmaceutical company focused on advancing drug discovery and development for synthetic biology-derived medicines. In 2019, we entered into several agreements with Synlogic whereby we purchased Synlogic common shares and warrants to purchase Synlogic common stock and agreed to provide R&D services to Synlogic. At inception, the fair value of the Synlogic equity method investment and warrants was recorded at $35.8 million and $14.4 million, respectively. As of June 30, 2021, the fair value of the Synlogic equity method investment and warrants was $24.7 million and $9.9 million, respectively.

See Notes 8 and 17 of our audited consolidated financial statements and Note 7 of our unaudited condensed consolidated financial statements included elsewhere in this registration statement and prospectus for further details of our investments in and the material terms of our agreements with Genomatica and Synlogic.

Key Business Metrics

A cell program (or “program”) is the work we do for our customers to enable their product(s) of interest. Programs are defined by a technical development plan. We generally exclude proof-of-concept projects and other exploratory work undertaken on a customer’s behalf from the program count. In the near-term, programs deliver predictable multi-year revenue from platform usage fees. Over the long-term, program growth drives a physical infrastructure scale economic through our Foundry, a data and learning scale economic through our Codebase and accumulation of downstream value share. Our key business metrics comprise New Programs, Current Active Programs, and Cumulative Programs.

	Six Months ended June 30,		LTM[1]	Year ended December 31,
	2021	2020	2021	2020	2019
New Programs	11	9	20	18	16
Current Active Programs	51	42	55	49	36
Cumulative Programs	85	65	85	74	56

[1]	Last 12 Months ended June 30, 2021

New Programs

New Programs represent the number of unique programs commenced within the reporting period. As new programs have multi-year durations, we view this metric as an indication of future Foundry revenue growth.

Current Active Programs

Current Active Programs represent the number of unique programs for which we performed R&D services in the reporting period. We view this metric as an indication of current period and future Foundry revenue.

Cumulative Programs

Cumulative Programs represent the cumulative number of unique programs Ginkgo has commenced. We view this metric as an indication of our competitive advantage and as a leading indicator of the mid- to long-term potential economic value derived from downstream value share arrangements. The cumulative number of programs also contributes to Codebase, which accumulates with each additional program we conduct over time and drives better experimental direction and improves the odds of technical success in current and future programs.

We believe the preceding metrics are important to understand our current business. These metrics may change or be substituted for additional or different metrics as our business develops. For example, as our program mix changes, our data gathering abilities expand or our understanding of key business drivers develops, we anticipate updating these metrics or their definitions to reflect such changes.

Proposed Business Combination Transaction

We entered into the Merger Agreement with Soaring Eagle Acquisition Corp. (“SRNG”) on May 11, 2021. Pursuant to the Merger Agreement, Merger Sub, a newly formed subsidiary of SRNG, will be merged with and into Ginkgo. On September 14, 2021, the SRNG shareholders approved and adopted the Merger Agreement and the other proposals described in SRNG’s definitive proxy statement/prospectus included in SRNG’s registration statement on Form S-4 (File No. 333-256121), which was declared effective by the SEC on August 11, 2021. Upon the consummation of the Business Combination, the separate corporate existence of Merger Sub ceased, and Ginkgo survived the merger as a wholly owned subsidiary of SRNG, which was renamed “Ginkgo Bioworks Holdings, Inc.”

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under the guidance in ASC 805, Business Combinations (“ASC 805”), SRNG is expected to be treated as the “acquired” company for accounting and financial reporting purposes. We expect to be deemed the accounting predecessor of the combined business, and Ginkgo, as the parent company of the combined business, will be the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination is expected to have a significant impact on our future reported financial position and results of operations as a consequence of the reverse recapitalization. The most significant changes in Ginkgo’s future reported financial position and results of operations are expected to be an estimated net increase in cash (as compared to our unaudited condensed consolidated balance sheet as of June 30, 2021) of between approximately $1,250 million, assuming maximum shareholder redemptions permitted under the Merger Agreement, and $2,500 million, assuming no shareholder redemptions. Each redemption scenario includes approximately $775 million in proceeds from the private placement (“PIPE Investment”) to be consummated substantially simultaneously with the closing of the Business Combination, but excludes additional transaction costs for the Business Combination. The estimated transaction costs for the Business Combination are approximately $135 million, of which $60 million represents deferred underwriter fees related to SRNG’s initial public offering. See “—Unaudited Pro Forma Combined Financial Information” section of this registration statement and prospectus.

As a result of the Business Combination, we expect to become the successor to an SEC-registered and publicly-listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.

Potential Modification of Equity Awards in Connection with Proposed Business Combination Transaction

Our restricted stock units have been granted with both a service-based vesting condition and a performance- based vesting condition. We have historically not recognized any stock-based compensation expense associated with these awards as the achievement of the performance condition associated with the restricted stock units include a change in control or an initial public offering (both as defined in the underlying award agreement) that was not deemed probable of occurring. As a result, a significant amount of stock-based compensation expense related to the restricted stock units remains unrecognized as of June 30, 2021.

The Business Combination does not meet the performance condition required for the vesting of our outstanding restricted stock units. In contemplation of the Business Combination, we may modify the vesting conditions to allow for those restricted stock units to vest. If modified, we will assess the accounting implications in accordance with ASC 718, Compensation-Stock Compensation (“ASC 718”), which will likely require us to remeasure the affected awards at the date of modification. We anticipate a substantial increase to stock-based compensation following any such modification.

Components of Results of Operations

Revenue

Foundry Revenue

We generate Foundry revenue through the execution of license and collaboration agreements whereby customers obtain license rights to our proprietary technology and intellectual property for use in the development and commercialization of engineered organisms and derived products. Under these agreements, we typically provide R&D services for cell programming with the goal of producing an engineered cell that meets a mutually agreed specification. Our customers obtain license rights to the output of our services, which are primarily the optimized strains or cell lines, in order to manufacture and commercialize products derived from that licensed strain or cell line. Generally, the terms of these agreements provide that we receive some combination of: (1) Foundry usage fees in the form of (i) upfront payments upon consummation of the agreement or other fixed payments, (ii) reimbursement for costs incurred for R&D services and (iii) milestone payments upon the achievement of specified technical criteria, plus (2) downstream value share payments in the form of (iv) milestone payments upon the achievement of specified commercial criteria, (v) royalties on sales of products from or comprising engineered organisms arising from the collaboration or licensing agreement and (vi) royalties related to cost of goods sold reductions realized by our customers. For the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019, royalties did not comprise a material amount of our revenue.

Foundry revenue includes transactions with Platform Ventures (Motif, Joyn, Allonnia and Kalo) as well as other Structured Partnerships (Genomatica and Synlogic) where, as part of these transactions, we received an equity interest in such entities. Specifically related to the Platform Ventures, in these transactions, we received upfront non-cash consideration in the form of common equity interests in these entities, while the Platform Ventures each received cash equity investments from industry-leading strategic partners and financial investors. We view the upfront non-cash consideration as prepayments for licenses which will be granted in the future as we complete mutually agreed upon technical development plans. In these instances, we also receive cash payments for our costs incurred for the R&D services performed by us, plus a margin. We are not compensated through additional milestone or royalty payments under these arrangements. Our transactions with Genomatica and Synlogic included the purchase of equity securities and the provision of R&D services. As we perform R&D services under the mutually agreed upon development plans, we recognize a reduction in the prefunded obligation based on a cost incurred, plus margin. Because of our equity holdings in these entities, each is considered as a related party. These arrangements are further described in Notes 8, 17 and 21 of our audited consolidated financial statements and in Notes 7, 8, 15 and 17 of our unaudited condensed consolidated financial statements included elsewhere in this registration statement and prospectus.

Downstream value share in the form of equity interest appreciation is not recognized as revenue but is expected to contribute to future cash flows upon liquidation, the amount and timing of which is inherently unpredictable. Equity investees are accounted for as equity method investments or cost method investments.

Biosecurity Revenue

In the second quarter of 2020, in response to the COVID-19 pandemic, we launched our commercial offering of COVID-19 testing products and services for businesses, academic institutions, and other organizations in which we generate product and service revenue. We generate product revenue through the sale of lateral flow assay (“LFA”) diagnostic test kits which we sell to our customers on a standalone basis. We generate service revenue through the sale of our end-to-end COVID-19 testing services which consist of multiple promised goods and services including sample collection kits, physician authorizations, onsite test administration, outsourced laboratory polymerase chain reaction (“PCR”) analysis, and access to results reported through a web-based portal.

Generally, the terms of these agreements provide that we receive compensation: (i) upon delivery of diagnostic test kits when no service is provided and (ii) when services are included, upon the reporting of results to the customer.

Beginning in the first quarter of 2021, we launched our pooled testing initiative which focuses on providing end-to-end COVID-19 testing and reporting services to groups of individuals. We are currently offering pooled testing services for K-12 schools across the United States; however, we believe that pooled testing services may have a strong value proposition in other use cases including large employers, universities, travel hubs and other congregate settings as it provides a convenient and cost-effective testing option to our customers.

For the remainder of 2021, we expect that our Biosecurity revenue mix will transition away from product (LFA test kits) revenue to primarily service (individual and pooled PCR testing) revenue.

Costs and Operating Expenses

Cost of Biosecurity Product Revenue

Cost of Biosecurity product revenue consists of costs associated with the sale of LFA diagnostic test kits, which includes costs incurred to purchase test kits from third parties, as well as shipping, handling and insurance costs.

Cost of Biosecurity Service Revenue

Cost of Biosecurity service revenue consists of costs associated with the provision of our end-to-end COVID-19 testing services, which includes costs incurred to provide sample collection kits, physician authorizations, onsite test administration, outsourced laboratory PCR analysis, access to results reported through our proprietary web-based portal and reporting of results to public health authorities.

Research and Development Expenses

The nature of our business, and primary focus of our activities, generates a significant amount of R&D expenses. R&D expenses represent costs incurred by us for the following:

•	development, operation, expansion and enhancement of our Foundry and Codebase; and

•	development of new offerings, such as Biosecurity.

The activities above incur the following expenses:

•	laboratory supplies, consumables and related services provided under agreements with third parties and in-licensing arrangements;

•	personnel compensation and benefits; and

•	rent, facilities, depreciation, software, professional fees and other direct and allocated overhead expenses.

We expense R&D costs as incurred. As we grow our active programs and customer base and invest in our Foundry and Codebase, we anticipate that our R&D expenses will continue to increase. The nature, timing, and estimated costs required to support our growth will be dependent on advances in technology, our ability to attract new customers and the rate of market penetration within our existing customer industries.

General and Administrative Expenses

General and administrative (“G&A”) expenses consist primarily of costs for personnel in executive, business development, finance, human resources, legal and other corporate administrative functions. G&A expenses also include legal fees incurred relating to corporate, intellectual property and patent matters, professional fees incurred for accounting, auditing, tax and administrative consulting services, insurance costs, and facility-related costs not otherwise included in R&D expenses.

We expect our G&A expenses will continue to increase as we pursue organic and inorganic growth initiatives. The increases will likely relate to additional personnel, system costs and increased costs related to finance and legal matters, along with increased expenses related to operating as a publicly traded company, such as fees related to audit, legal and tax services, regulatory compliance programs and investor relations.

Interest Income

Interest income consists primarily of interest earned on our cash and cash equivalents.

Interest Expense

Interest expense consists primarily of interest related to our lease financing obligation.

Loss on Equity Method Investments

Loss on equity method investments includes our share of losses from certain of our equity method investments under the Hypothetical Liquidation at Book Value (“HLBV”) method and the change in fair value of our equity method investment under which we have elected to account for under the fair value option.

Gain (Loss) on Investments

Gain (loss) on investments includes the change in fair value of our warrant to purchase Synlogic common stock under which we have elected to account for under the fair value option.

Other Income, net

Other income, net primarily consists of income generated from achieving milestones under our agreement with the National Institutes of Health (“NIH”), gains related to payments made by Amyris, Inc. (“Amyris”) under a settlement agreement, a gain on the termination of our collaboration arrangement with Glycosyn, LLC (“Glycosyn”) and the change in fair value of our convertible notes with Access Bio, Inc. (“Access Bio”) and promissory note with Glycosyn under which we have elected to account for under the fair value option.

Provision for Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our audited consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance against deferred tax assets is recorded if, based on the weight of the available evidence, it is more likely than not that some or all the deferred tax assets will not be realized. For all periods presented, we have recorded a valuation allowance against the deferred tax assets that are not expected to be realized.

We account for uncertain tax positions using a more-likely-than-not threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors, including, but not limited to, changes in the law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position.

As of December 31, 2020, we had federal net operating loss carryforwards of approximately $347.8 million, of which $139.2 million begin to expire in 2029. We have approximately $208.6 million of federal net operating loss carryforwards as of December 31, 2020 that can be carried forward indefinitely. As of December 31, 2020, we had state net operating loss carryforwards of approximately $282.8 million, of which $278.3 million begin to expire in 2029. We have approximately $4.5 million of state net operating losses as of December 31, 2020 that can be carried forward indefinitely.

Income taxes are determined at the applicable tax rates adjusted for non-deductible expenses, R&D tax credits and other permanent differences. Our income tax provision may be significantly affected by changes to our estimates.

Net Loss Attributable to Non-Controlling Interest

Net loss attributable to non-controlling interest is the result of minority investments in Cooksonia, which is the holding company for our investment in Joyn, in which we have a controlling financial interest, and consists of the portion of net loss of Cooksonia that is not attributable to us.

Results of Operations

Comparison of the Six Months Ended June 30, 2021 and 2020

The following table summarizes our unaudited condensed consolidated statements of operations for each period presented:

	Six Months Ended June 30,
(in thousands)	2021	2020	Change
Foundry revenue (includes related party revenue of $23,622 and $22,514, respectively)	$44,096	$31,297	$12,799
Biosecurity revenue:
Product	6,130	—	6,130
Service	37,507	—	37,507

Total revenue	87,733	31,297	56,436

Costs and operating expenses:
Cost of Biosecurity product revenue	11,755	—	11,755
Cost of Biosecurity service revenue	29,055	—	29,055
Research and development	111,616	62,506	49,110
General and administrative	52,367	15,517	36,850

Total operating expenses	204,793	78,023	126,770

Loss from operations	(117,060)	(46,726)	(70,334)
Other expense, net:
Interest income	220	2,247	(2,027)
Interest expense	(1,173)	(1,203)	30
Loss on equity method investments	(22,001)	(5,401)	(16,600)
Gain (loss) on investments	4,408	(1,401)	5,809
Other income, net	5,774	161	5,613

Total other expense, net	(12,772)	(5,597)	(7,175)

Loss before income taxes	(129,832)	(52,323)	(77,509)
Income tax (benefit) provision	(590)	1,875	(2,465)

Net loss and comprehensive loss	(129,242)	(54,198)	(75,044)
Net loss and comprehensive loss attributable to non-controlling interest	(1,732)	(568)	(1,164)

Net loss and comprehensive loss attributable to Ginkgo Bioworks, Inc. stockholders	$(127,510)	$(53,630)	$(73,880)

Foundry Revenue

Foundry revenue was $44.1 million for the six months ended June 30, 2021 and $31.3 million for the six months ended June 30, 2020. The increase of $12.8 million in Foundry revenue was primarily attributable to the progress of programs with existing and new customers. Revenue from equity investees (Platform Ventures and Structured Partnerships) increased from $22.5 million for the six months ended June 30, 2020 to $23.6 million for the six months ended June 30, 2021. See Note 17 of our unaudited condensed consolidated financial statements included elsewhere in this registration statement and prospectus for additional information related to transactions with related parties.

The total number of Current Active Programs increased from 42 in the six months ended June 30, 2020 to 51 in the six months ended June 30, 2021 across 25 customers. In the six months ended June 30, 2021, 11 New Programs commenced. Cumulative Programs were 85 as of June 30, 2021 and 65 as of June 30, 2020.

While downstream value share revenue was immaterial for the six months ended June 30, 2021 and 2020, as we increase Cumulative Programs and to the extent our customers successfully commercialize products built on our platform, downstream value share is expected to comprise a larger proportion of Foundry revenue. Downstream value share in the form of equity interest appreciation is not recognized as revenue but is expected to contribute to future cash flows upon liquidation, the amount and timing of which is inherently unpredictable. Equity investees are accounted for as equity method investments or cost method investments.

Biosecurity Revenue

Biosecurity revenue was $43.6 million for the six months ended June 30, 2021, which consisted of $6.1 million of product revenue from sales of our LFA diagnostic test kits and $37.5 million of service revenue from our end-to-end COVID-19 testing services. No Biosecurity revenue was recognized during the six months ended June 30, 2020. The amount and components of Biosecurity revenue are dependent on the demand for COVID-19 related testing services which is uncertain in 2021 and beyond. For the remainder of 2021, we expect that our Biosecurity revenue mix will transition away from product (LFA test kits) revenue to primarily service (individual and pooled PCR testing) revenue.

Cost of Biosecurity Product and Service Revenue

Cost of Biosecurity product and service revenue was $40.8 million for the six months ended June 30, 2021. No cost of Biosecurity product and service revenue was incurred during the six months ended June 30, 2020. During the six months ended June 30, 2021, we incurred $11.8 million of product costs associated with purchases of LFA diagnostic test kits and $29.0 million of service costs related to our end-to-end COVID-19 testing services.

Research and Development Expenses

Research and development expenses were $111.6 million for the six months ended June 30, 2021 and $62.5 million for the six months ended June 30, 2020. The increase of $49.1 million was primarily attributable to increases in personnel-related compensation and benefits expense of $14.3 million, laboratory supplies and related third-party services expense of $9.4 million and professional fees of $5.5 million. The remaining increase was attributed to rent, facilities, depreciation, software and other direct and allocated overhead expenses. Increases in research and development expenses supported the Foundry operations, enhancements of Foundry and Codebase and development of our Biosecurity offering.

General and Administrative Expenses

General and administrative expenses were $52.4 million for the six months ended June 30, 2021 and $15.5 million for the six months ended June 30, 2020. The increase of $36.9 million was primarily attributable to increases in personnel-related compensation and benefits expense of $24.3 million, of which $14.4 million was stock-based compensation expense related to a stock option grant, professional fees of $6.2 million, office supplies, technology and software of $3.0 million, and rent and facilities expenses of $1.5 million. The remaining increase was attributed to marketing and other overhead expenses. Increases in general and administrative expenses supported the growth of Foundry and Biosecurity revenue and activities related to public company readiness.

Interest Income

Interest income was $0.2 million for the six months ended June 30, 2021 and $2.2 million for the six months ended June 30, 2020. The decrease of $2.0 million was primarily attributable to a decrease in interest rates and balance of our cash held in money market accounts.

Interest Expense

Interest expense was $1.2 million for the six months ended June 30, 2021 and 2020. There was no change in interest expense between the periods as the expense incurred related to our lease financing obligation remained largely unchanged.

Loss on Equity Method Investments

Loss on equity method investments was $22.0 million for the six months ended June 30, 2021, which was primarily attributable to our equity method investments in Joyn, Allonnia, Synlogic and Kalo, and $5.4 million for the six months ended June 30, 2020, which was primarily attributable to our equity method investments in Joyn and Synlogic. The fair value of the equity we received in Kalo of $11.9 million during the six months ended June 30, 2021, which represented the initial carrying value of our equity method investment in Kalo, was reduced to zero during the period as a result of the application of the HLBV method. The fair value of the additional equity we received in Allonnia of $12.7 million during the six months ended June 30, 2021 was reduced to zero during the period as a result of the application of the HLBV method. Under the HLBV method, we absorb losses as a common unit holder prior to preferred unit holders due to a substantive profit-sharing agreement where the preferred unit holders receive preferential distribution rights. Because we have no commitment to fund the losses of Kalo or Allonnia, no further losses on these equity method investments were recognized during the six months ended June 30, 2021. The loss of $33.0 million on equity method investments during the six months ended June 30, 2021 was partially offset by a $11.0 million gain on Synlogic common stock, which we have elected to account for under the fair value option and which resulted from an increase in the stock price of Synlogic during the six months ended June 30, 2021.

Gain (Loss) on Investments

Gain on investments was $4.4 million for the six months ended June 30, 2021, compared to a loss of $1.4 million for the six months ended June 30, 2020. The change of $5.8 million was attributable to the change in fair value of our warrant to purchase Synlogic common stock, which we have elected to account for under the fair value option, and which resulted from an increase in the stock price of Synlogic during the six months ended June 30, 2021.

Other Income, net

Other income was $5.8 million for the six months ended June 30, 2021, compared to $0.2 million of income for the six months ended June 30, 2020. The increase of $5.6 million was primarily attributable to a $4.4 million gain resulting from the change in fair value of our Access Bio convertible notes, a $0.5 million increase in payments received under our settlement agreement with Amyris and $0.7 million of income from the sale of lab supplies.

Net Loss Attributable to Non-Controlling Interest

Net loss attributable to non-controlling interest was $1.7 million for the six months ended June 30, 2021 and $0.6 million for the six months ended June 30, 2020. The increase of $1.1 million was related to the attribution of losses related to the minority investors’ equity interest in Cooksonia, associated with Cooksonia’s investment in Joyn.

Comparison of the Years Ended December 31, 2020 and 2019

The following table summarizes our consolidated statements of operations for each period presented:

	Year Ended December 31,
(in thousands)	2020	2019	Change
Foundry revenue (includes related party revenue of $42,535 and $35,268, respectively)	$59,221	$54,184	$5,037
Biosecurity revenue:
Product	8,707	—	8,707
Service	8,729	—	8,729

Total revenue	76,657	54,184	22,473

Costs and operating expenses:
Cost of Biosecurity product revenue	6,705	—	6,705
Cost of Biosecurity service revenue	8,906	—	8,906
Research and development	159,767	96,299	63,468
General and administrative	38,306	29,483	8,823

Total operating expenses	213,684	125,782	87,902

Loss from operations	(137,027)	(71,598)	(65,429)
Other income (expense), net:
Interest income	2,582	5,756	(3,174)
Interest expense	(2,385)	(2,421)	36
Loss on equity method investments	(3,059)	(46,936)	43,877
Loss on investments	(1,070)	(7,797)	6,727
Other income, net (includes $721 and $1,794, respectively, from related parties)	16,125	3,161	12,964

Total other income (expense), net	12,193	(48,237)	60,430

Loss before provision for income taxes	(124,834)	(119,835)	(4,999)
Provision for income taxes	1,889	22	1,867

Net loss	(126,723)	(119,857)	(6,866)
Net loss attributable to non-controlling interest	(114)	(530)	416

Net loss attributable to Ginkgo Bioworks, Inc. stockholders	$(126,609)	$(119,327)	$(7,282)

Foundry Revenue

Foundry revenue was $59.2 million for the year ended December 31, 2020 and $54.2 million for the year ended December 31, 2019. The increase of $5.0 million in Foundry revenue was primarily attributable to the progress of programs with existing and new customers, which was offset by lower utilization of services due to the temporary impact the COVID-19 pandemic had on our Foundry and new business development.

Beginning in 2017, Ginkgo’s commercial growth strategy expanded to include Platform Ventures (Joyn, Motif and Allonnia) and Structured Partnerships (Genomatica and Synlogic). Revenue from equity investees increased from $35.3 million in 2019 to $42.5 million in 2020 and has contributed to greater end market diversification. See Note 21 of our audited consolidated financial statements included elsewhere in this registration statement and prospectus for additional information related to transactions with related parties.

The total number of Current Active Programs increased from 36 in 2019 to 49 in 2020 across 22 customers In 2020, 18 New Programs were commenced. Cumulative Programs increased from 56 in 2019 to 74 in 2020. While downstream value share revenue was immaterial for the years ended December 31, 2020 and 2019, as we increase Cumulative Programs and to the extent our customers successfully commercialize products built on our platform, downstream value share is expected to comprise a larger proportion of Foundry revenue. Downstream value share in the form of equity interest appreciation is not recognized as revenue but is expected to contribute to future cash flows upon liquidation, the amount and timing of which is inherently unpredictable. Equity investees are accounted for as equity method investments or cost method investments.

Biosecurity Revenue

Biosecurity revenue was $17.4 million for the year ended December 31, 2020, which consisted of $8.7 million of product revenue and $8.7 million of service revenue that we recognized in connection with sales of our LFA diagnostic test kits and end-to-end COVID-19 testing services. No Biosecurity revenue was recognized during the year ended December 31, 2019. The amount and components of Biosecurity revenue are dependent on the demand for COVID-19 related testing services which is uncertain in 2021 and beyond.

Cost of Biosecurity Product and Service Revenue

Cost of Biosecurity product and service revenue was $15.6 million for the year ended December 31, 2020. No cost of Biosecurity product and service revenue was incurred during the year ended December 31, 2019. During the year ended December 31, 2020, we incurred $6.7 million of product costs associated with purchases of LFA diagnostic test kits and $8.9 million of service costs related to our end-to-end COVID-19 testing services.

Research and Development Expenses

Research and development expenses were $159.8 million for the year ended December 31, 2020 and $96.3 million for the year ended December 31, 2019. The increase of $63.5 million was primarily attributable to increases in laboratory supplies and related third-party services expense of $31.1 million, personnel-related compensation and benefits expense of $13.2 million, and professional fees of $5.3 million. The remaining increase was attributed to rent, facilities, depreciation, software and other direct and allocated overhead expenses. Increases in research and development expenses supported the Foundry operations, enhancements of Foundry and Codebase, and development of our Biosecurity offering.

General and Administrative Expenses

General and administrative expenses were $38.3 million for the year ended December 31, 2020 and $29.5 million for the year ended December 31, 2019. The increase of $8.8 million was primarily attributable to increases in professional fees of $4.8 million and personnel-related compensation and benefits expense of $2.7 million. Increases in general and administrative expenses supported the growth of Foundry and Biosecurity revenue and activities related to public company readiness.

Interest Income

Interest income was $2.6 million for the year ended December 31, 2020 and $5.8 million for the year ended December 31, 2019. The decrease of $3.2 million was primarily attributable to a decrease in interest rates on our cash held in money market accounts.

Interest Expense

Interest expense was $2.4 million for each of the years ended December 31, 2020 and 2019. There was no change in interest expense between the periods as the expense incurred related to our lease financing obligation remained largely unchanged.

Loss on Equity Method Investments

Loss on equity method investments was $3.1 million for the year ended December 31, 2020, which was primarily attributable to our equity method investments in Synlogic, and $46.9 million for the year ended December 31,

2019, which was primarily related to the loss on our equity method investments in Synlogic and Allonnia recognized during the year ended December 31, 2019. The fair value of the equity we received in Allonnia of $24.5 million during the year ended December 31, 2019, which represented the initial carrying value of our equity method investment in Allonnia, was reduced to zero during the period as a result of the application of the HLBV method. Under the HLBV method, we absorb losses as a common unit holder prior to preferred unit holders due to a substantive profit-sharing agreement where the preferred unit holders receive preferential distribution rights. Because we have no commitment to fund the losses of Allonnia, no further losses on this equity method investment were recognized during 2020. The decrease in the loss on the Synlogic equity method investment, which we have elected to account for under the fair value option, resulted from a more significant decrease in the stock price of Synlogic during 2019 as compared to 2020.

Loss on Investments

Loss on investments was $1.1 million for the year ended December 31, 2020 and $7.8 million for the year ended December 31, 2019. The decrease of $6.7 million was attributable to a decrease in the change in fair value of our warrant to purchase Synlogic common stock, which we have elected to account for under the fair value option, which resulted from a more significant decrease in the stock price of Synlogic during 2019 as compared to 2020.

Other Income, net

Other income, net was $16.1 million for the year ended December 31, 2020 and $3.2 million for the year ended December 31, 2019. The increase of $12.9 million was primarily attributable to an increase in the payments received under our settlement agreement with Amyris of $6.7 million and the achievement of milestones under our agreement with the NIH during the year ended December 31, 2020 of $6.6 million, partially offset by a decrease of $1.5 million from the gain on the termination of our collaboration arrangement with Glycosyn during the year ended December 31, 2019.

Net Loss Attributable to Non-Controlling Interest

Net loss attributable to non-controlling interest was $0.1 million for the year ended December 31, 2020 and $0.5 million for the year ended December 31, 2019. The decrease of $0.4 million was related to the attribution of losses related to the minority investors’ equity interest in Cooksonia, associated with Cooksonia’s investment in Joyn.

Non-GAAP Information

In addition to our results determined in accordance with U.S. GAAP, we believe that EBITDA and Adjusted EBITDA, each non-GAAP financial measures, are useful in evaluating our operational performance. We use this non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.

We define EBITDA as net loss attributable to Ginkgo Bioworks, Inc. stockholders before the impact of interest income, interest expense, provision for income taxes and depreciation and amortization.

We define Adjusted EBITDA as EBITDA adjusted for stock-based compensation expense, gain or loss on equity method investments, gain or loss on investments and other income and expenses. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends because it eliminates the effect of financing activities, investing activities, and certain non-cash charges and other items. Adjusted EBITDA includes non-cash adjustments such as stock-based compensation, gain or loss on equity method investments, gain or loss on the fair value measurements of our investments and other items such as adjustment related to the gain on the termination of our collaboration agreement with

Glycosyn. Adjusted EBITDA also considers cash components which are not part of our ongoing operating results, such as gains related to settlement payments from Amyris and certain funding received from NIH to invest in our Biosecurity development related to the COVID-19 pandemic. We believe Adjusted EBITDA, although not a replacement for financial performance measures reported under U.S. GAAP, provides investors with a means to compare our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may generate future income or incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by future income or future expenses similar to those excluded when calculating these measures. Our computation of these measures, especially Adjusted EBITDA, may not be comparable to other similarly titled measures computed by other companies because not all companies calculate these measures in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss attributable to Ginkgo Bioworks, Inc. stockholders to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles net loss attributable to Ginkgo Bioworks, Inc. stockholders to EBITDA and Adjusted EBITDA for the six months ended June 30, 2021 and 2020 and for the years ended December 31, 2020 and 2019, respectively:

	Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019
Net loss attributable to Ginkgo Bioworks, Inc. stockholders	$(127,510)	$(53,630)	$(126,609)	$(119,327)
Interest income	(220)	(2,247)	(2,582)	(5,756)
Interest expense	1,173	1,203	2,385	2,421
Income tax (benefit) provision	(590)	1,875	1,889	22
Depreciation and amortization	12,794	6,333	13,864	10,755

EBITDA	(114,353)	(46,466)	(111,053)	(111,885)
Stock-based compensation	14,637	240	476	771
Loss on equity method investments(1)	20,269	4,833	2,945	46,406
(Gain) loss on investments(2)	(4,408)	1,401	1,070	7,797
Other(3)	(4,831)	(36)	(14,860)	(3,118)

Adjusted EBITDA	(88,686)	(40,028)	(121,422)	(60,029)

(1)

For the six months ended June 30, 2021 and 2020, includes i) losses on equity method investments under the HLBV method of $33.0 million and $1.9 million, respectively, net of losses attributable to non- controlling interests and ii) gain (loss) on equity method investment under the fair value option of $11.0 million and $(3.5) million, respectively. For the years ended December 31, 2020 and 2019, includes i) losses on equity method investments under the HLBV method of $0.4 million and $27.5 million, respectively, net of losses attributable to non-controlling interests and ii) loss on equity method investment under the fair value option of $2.7 million and $19.4 million, respectively.

(2)	Includes (gain) loss on the change in fair value of our warrant to purchase Synlogic common stock, which we have elected to account for under the fair value option.

(3)

For the six months ended June 30, 2021 includes $0.5 million received pursuant to our settlement agreement with Amyris and a $4.4 million mark-to-market adjustment on Access Bio convertible notes. For the six months ended June 30, 2020, includes payment received pursuant to our settlement agreement with Amyris. For the year ended December 31, 2020, includes $6.6 million in income generated through our agreement with the National Institutes of Health (“NIH”) and $8.3 million received pursuant to our settlement agreement with Amyris. For the year ended December 31, 2019, includes $1.6 million received pursuant to our settlement agreement with Amyris and a $1.5 million gain on the termination of our collaboration arrangement with Glycosyn.

Liquidity and Capital Resources

Since our formation in 2008, we have incurred significant operating losses. Net losses attributable to us were $127.5 million for the six months ended June 30, 2021 and $126.6 million for the year ended December 31, 2020. As of June 30, 2021 our accumulated deficit was $595.4 million. We expect to continue to incur significant expenses and operating losses for the foreseeable future.

We anticipate that our expenses will increase significantly in connection with our ongoing activities, as we:

•	continue our R&D, activities under existing and new programs and further invest in our Foundry and Codebase;

•	hire additional personnel and secure facilities to support our expanding R&D efforts;

•	develop and expand our offerings, including Biosecurity;

•	upgrade and expand our operational, financial and management systems and support our operations;

•	acquire companies, assets or intellectual property that advance our company objectives;

•	maintain, expand, and protect our intellectual property; and

•	incur additional costs associated with operating as a public company.

Sources of Liquidity

Since our inception, our sources of liquidity have been predominantly from proceeds from equity offerings, convertible notes offerings, payments received for R&D services under license and collaboration arrangements; including those received on an upfront basis and upon accomplishment of milestones, payments received from Biosecurity product sales and services provided, and government grants. As of June 30, 2021, we had cash and cash equivalents of $235.9 million which we believe will be sufficient to enable us to fund our projected operations through at least the next 12 months from the date of the filing of this registration statement and prospectus. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we expect. The net proceeds from the Business Combination and PIPE Investment will provide a further source of liquidity.

Until required for use in our business, we typically invest our cash in money market funds that are highly liquid and readily convertible to cash. We attempt to minimize the risks related to our cash and cash equivalents by maintaining balances in accounts only with accredited financial institutions and, consequently, we do not believe we are subject to unusual credit risk beyond the normal credit risk associated with ordinary commercial banking relationships.

Until we can generate sufficient revenue from customers, we expect to finance future cash needs through public or private equity or debt offerings and potential future license and collaboration arrangements from which we receive upfront fees, milestone payments and other forms of consideration. Additional capital may not be available on reasonable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may significantly delay, scale back, or discontinue the development of our proprietary platform. If we raise additional funds through the issuance of additional equity or debt securities, it could result in dilution to our existing stockholders or increased fixed payment obligations, and any such securities may have rights senior to those of our common stock. If we incur indebtedness, we could become subject to covenants that would restrict our operations and potentially impair our competitiveness, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise funds through strategic collaborations or licensing arrangements with third parties, we may have to relinquish valuable rights to our proprietary technologies, future revenue streams, research programs, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit or terminate our efforts to develop our proprietary platform, which could have adverse impact on our business and financial prospects.

Cash Flows

The following table provides information regarding our cash flows for each period presented:

	Six Month Ended June 30,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019
Net cash (used in) provided by:
Operating activities	$(83,042)	$(51,221)	$(135,830)	$(44,663)
Investing activities	(46,977)	(9,730)	(67,121)	(74,602)
Financing activities	(2,556)	68,237	90,318	410,385

Net (decrease) increase in cash, cash equivalents and restricted cash	$(132,575)	$7,286	$(112,633)	$291,120

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2021 consisted of net loss of $129.2 million, offset by a net change in our operating assets and liabilities of $5.6 million and non-cash adjustments of $40.6 million. The net change in our operating assets and liabilities was primarily due to a decrease in prepaid expenses and other current assets of $4.9 million and an increase in accrued expenses and other current liabilities of $19.1 million, partially offset by an increase in accounts receivable of $2.9 million, an increase in accounts receivable, net from related parties of $3.6 million, a decrease in accounts payable of $7.3 million and a decrease in deferred revenue, current and non-current of $6.1 million. Non-cash adjustments primarily consisted of depreciation and amortization of $12.8 million, stock-based compensation expense of $14.6 million and loss on equity method investments of $22.0 million, partially offset by a gain on investments of $4.4 million and a gain on change in fair value of loans receivable of $4.4 million.

Net cash used in operating activities for the six months ended June 30, 2020 consisted of net loss of $54.2 million and a net change in our operating assets and liabilities of $10.3 million, offset by non-cash adjustments of $13.3 million. The net change in our operating assets and liabilities was primarily due to a decrease in current and non-current deferred revenue of $14.3 million and a decrease in accrued expenses and other current liabilities of $3.4 million, partially offset by a decrease in accounts receivable of $2.1 million, a decrease in other non-current assets of $2.4 million, an increase in accounts payable of $1.4 million and an increase in other non-current liabilities of $1.9 million. Non-cash adjustments primarily consisted of depreciation and amortization of $6.3 million, loss on equity method investments of $5.4 million and loss on investments of $1.4 million.

Net cash used in operating activities for the year ended December 31, 2020 consisted of net loss of $126.7 million and a net change in our operating assets and liabilities of $26.5 million, offset by non-cash adjustments of $17.4 million. The net change in our operating assets and liabilities was primarily due to a decrease in current and non-current deferred revenue of $19.4 million, an increase in accounts receivable and accounts receivable from related parties of $14.2 million and an increase in prepaid expenses and other current assets of $11.4 million, partially offset by an increase in accounts payable of $7.0 million and an increase in accrued expenses and other current liabilities of $8.7 million. Non-cash adjustments primarily consisted of depreciation and amortization of $13.9 million, loss on equity method investments of $3.1 million and loss on investments of $1.1 million, partially offset by changes in the fair value of loans receivable of $1.1 million.

Net cash used in operating activities for the year ended December 31, 2019 consisted of net loss of $119.9 million, offset by a net change in our operating assets and liabilities of $10.6 million and non-cash adjustments of $64.6 million. The net change in our operating assets and liabilities was primarily due to an increase in non-current deferred rent of $9.1 million, an increase in current and non-current deferred revenue of $4.9 million, an increase in accrued expenses and other current liabilities of $4.2 million, partially offset by an increase in prepaid expenses and other current assets of $4.0 million and an increase in other non-current assets of $2.4 million. Non-cash adjustments primarily consisted of loss on equity method investments of $46.9 million, depreciation and amortization of $10.8 million and loss on investments of $7.8 million, partially offset by the gain on the termination of our collaboration arrangement with Glycosyn of $1.5 million.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2021 primarily consisted of purchases of property and equipment of $46.0 million associated with Foundry capacity and capability investments.

Net cash used in investing activities for the six months ended June 30, 2020 primarily consisted of purchases of property and equipment of $9.7 million associated with Foundry capacity and capability investments.

Net cash used in investing activities for the year ended December 31, 2020 primarily consisted of purchases of property and equipment of $57.8 million, including costs associated with Foundry capacity and capability investments and purchase of Access Bio’s convertible notes of $10.0 million.

Net cash used in investing activities for the year ended December 31, 2019 primarily consisted of purchases of property and equipment of $22.2 million and $50.1 million of cash paid for our investment in Synlogic.

Financing Activities

Net cash used in financing activities for the six months ended June 30, 2021 primarily consisted of principal payments on capital lease obligations and payments of deferred offering costs.

Net cash used in financing activities for the six months ended June 30, 2020 primarily consisted of net proceeds from the issuance of our Series E convertible preferred stock.

Net cash provided by financing activities for the year ended December 31, 2020 primarily consisted of the net proceeds from the issuance of our Series E convertible preferred stock.

Net cash provided by financing activity for the year ended December 31, 2019 primarily consisted of the net proceeds from the issuance of convertible promissory notes and Series E convertible preferred stock.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of December 31, 2020 and the effects that such obligations are expected to have on our liquidity and cash flows in future periods:

	Payments Due by Period
(in thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Drydock leases(1)	$124,812	$10,224	$24,074	$27,458	$63,056
Operating leases, excluding Drydock leases(2)	56,276	6,464	16,220	17,001	16,591
Capital leases(3)	840	500	340	—	—
Purchase obligations(4)	96,500	10,000	29,625	35,000	21,875

Total contractual cash obligations	$278,428	$27,188	$70,259	$79,459	$101,522

(1)

We lease building space at 21, 23, 25 and 27 Drydock Avenue in Boston, Massachusetts where our primary operations are located. The non-cancelable operating leases each expire in January 2030 with options to extend each of the leases for one five-year period at then-market rates. The amounts reflected in the table above represent the minimum rental commitments under the non-cancelable operating leases and do not include the optional extensions.

(2)

We have various non-cancelable operating lease and sublease agreements for office and lab space in Boston and Cambridge, Massachusetts and Emeryville, California; which expire at various times through September 2030, subject to certain extension options. The amounts reflected in the table above represent the minimum rental commitments under the non-cancelable operating leases and do not include the optional extensions.

(3)	We have various capital leases for lab equipment used in our R&D activities which expire at various times through November 2023.

(4)

The amounts represent non-cancelable fixed payment obligations under our collaboration agreement with Berkeley Lights, Inc. For the purposes of the above table, due to the differences in timing of the contract years relative to the calendar year, we have assumed that these costs will be incurred ratably over the respective contract years. Refer to Note 11 of our audited consolidated financial statements appearing elsewhere in this registration statement and prospectus for additional details.

Under our license and collaboration agreements, we are committed to providing certain R&D services related to license rights to our proprietary technology and intellectual property granted to our customers. The expenses we expect to incur as part of our commitments under our license and collaboration agreements, a portion of which are subject to reimbursement from our customers, are not included in the above table as they are contingent upon the occurrence of future events and the timing and likelihood of such potential expenses are not known with certainty.

In March 2018, we entered into a non-cancelable supply agreement with Twist Bioscience Corporation (“Twist”). Pursuant to the supply agreement, we are required to purchase certain products at specified volumes on a quarterly basis over a four-year term. To the extent we fail to meet our quarterly minimum purchase obligations, we are required to pay a fee per unit of shortfall. The products we may purchase that contribute toward achieving the quarterly minimum purchase obligation can vary based on our discretion, subject to advance notice provided to Twist. Our quarterly minimum purchase obligation may be adjusted for the following reasons: (i) due to a lack of availability of certain products for purchase in a given quarter; (ii) due to a lack of certain features available; (iii) delays in shipments over two consecutive quarters beyond the agreed upon lead times; and (iv) if the average yield of certain products measured over two consecutive quarters is greater than a specified yield. We receive volume discounts on purchases based on specified volume thresholds over the term of the supply agreement. Additionally, we receive a discount on each order of certain products, dependent upon the volume of certain other products we purchase in a given order. Refer to Note 11 of our consolidated financial statements appearing elsewhere in this registration statement and prospectus for additional details. As of December 31, 2020, we have incurred approximately $27.1 million under our supply agreement with Twist. We have budgeted approximately $15.0 million as of December 31, 2020 for purchases to be made during the year ended December 31, 2021. We have excluded the cash payments from the table above as the expected timing and amount of our future obligation is uncertain.

In April 2021, we entered into a lease consisting of approximately 152,000 square feet of office and laboratory space being developed in Boston, Massachusetts. The lease commencement date is estimated to be June 1, 2024, subject to certain extensions, and expires on the fifteenth anniversary of the lease commencement date. Annual base rent for the first lease year will be approximately $12.9 million, subject to annual rent increases over the term of the lease. The lease includes one option to extend the lease for ten years at then-market rates, subject to certain adjustments, and will be secured by a letter of credit of $9.1 million. The table above does not reflect the future cash payments due under the new lease.

On September 6, 2021, we entered into an amendment to our operating lease at 27 Drydock Avenue in Boston, Massachusetts under which we will lease 47,957 square feet of additional space and extend the term of the lease by six years from January 2030 to January 2036. Minimum rental payments for the additional space will be $0.2 million per month starting in 2021 and $0.1 million per month starting in 2023, increasing by 3% annually. Minimum rental payments for the existing premises during the extended term will be $1.1 million per month, increasing by 3% annually. The table above does not reflect the future cash payments due under the lease amendment.

During the six months ended June 30, 2021, we entered into new capital leases that resulted in total incremental non-cancelable capital lease payments under the new capital leases of $2.0 million through the remainder of the lease terms. The table above does not reflect the future cash payments due under the new capital leases.

On July 1, 2021, we completed an acquisition of 100% of the equity of Dutch DNA Biotech B.V. (“DDNA”), a company based in the Netherlands with a proprietary platform technology focused on the development of fungal strains and fermentation processes for the production of proteins and organic acids. We will integrate DDNA’s team, fungal strain assets, and operations into our broader platform for cell programming. The total purchase price consisted of $12.4 million in cash and 33,291 shares of Ginkgo common stock plus working capital adjustments. Additionally, under the purchase agreement, we agreed to make earn-out payments to the seller of up to $20.0 million upon the satisfaction of one or more technical and commercial milestones by DDNA pursuant to a Technical Development Agreement executed between us and DDNA prior to the close of the transaction. During the six months ended June 30, 2021, we made a $1.2 million prepayment towards the cash purchase price, which is included in other non-current assets on the Condensed Consolidated Balance Sheet. The remaining $11.2 million of the cash purchase price is held in escrow as of June 30, 2021 and classified as restricted cash and included in other non-current assets on the Condensed Consolidated Balance Sheets.

We have agreements with certain vendors for various products and services for which we are not contractually able to terminate for convenience and avoid any and all future obligations to the vendors. Such agreements provide for termination fees, penalties or wind-down costs. Under such agreements, we are contractually obligated to make certain payments to vendors to reimburse them for their unrecoverable outlays incurred prior to cancellation. The exact amounts of such obligations are dependent on the timing of termination and the exact terms of the relevant agreement and cannot be reasonably estimated. We do not include these payments in the table above as they are not fixed and estimable.

In addition, we enter into standard indemnification agreements and/or indemnification sections in other agreements in the ordinary course of business. Pursuant to these agreements, we agree to indemnify, hold harmless and reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally our business partners. The term of these indemnification agreements is generally perpetual upon execution of the agreement. The maximum potential amount of future payments we could be required to make under these indemnification agreements cannot be reasonably estimated and therefore are not included in the table above.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC. Although we have holdings in variable interest entities, we are not obligated to fund the losses of such entities. Additionally, there is no obligation arising out of our holdings in variable interest entities where the entity provides material financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or R&D services with us.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. On an ongoing basis, we evaluate our judgments and estimates in light of changes in circumstances, facts and experience. The effects of material revisions in estimates, if any, are reflected in our consolidated financial statements prospectively from the date of change in estimates.

While our significant accounting policies are described in more detail in the notes to our audited consolidated financial statements appearing elsewhere in this registration statement and prospectus, we believe the following accounting policies used in the preparation of our consolidated financial statements require the most significant judgments and estimates.

Revenue Recognition

We account for revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, we recognize revenue when the customer obtains control of the promised goods or services, at an amount that reflects the consideration we expect to receive in exchange for those goods or services. To determine revenue recognition for arrangements that are within the scope of ASC 606, we perform the following five steps: (i) identify the contract(s) with a customer, (ii) identify the promises and distinct performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) we satisfy the performance obligations.

Foundry Revenue

We generate license and service revenue through the execution of license and collaboration agreements whereby customers obtain license rights to our proprietary technology and intellectual property for use in the research, development and commercialization of engineered organisms and derived products. Under these agreements, we typically provide R&D services, which includes the provision of a license to our intellectual property. Additionally, the customer obtains license rights to the output of our services in order to commercialize the resulting output of such services. Generally, the terms of these agreements provide that we receive some combination of: (1) Foundry usage fees in the form of (i) upfront payments upon consummation of the agreement or other fixed payments, (ii) reimbursement for costs incurred for R&D services and (iii) milestone payments upon the achievement of specified technical criteria, plus (2) downstream value share payments in the form of

(iv) milestone payments upon the achievement of specified commercial criteria, (v) royalties on sales of products from or comprising engineered organisms arising from the collaboration or licensing agreement and (vi) royalties related to cost of goods sold reductions realized by our customers.

Our collaboration and licensing agreements often contain multiple promises, including (i) licenses and assignments of intellectual property and materials and (ii) R&D services, and we determine whether each of the promises is a distinct performance obligation based on the nature of each agreement. As we are generally performing R&D services that are highly integrated and interrelated to the licenses and assignments of intellectual property and materials, the promises are generally inseparable. As such, we typically combine the R&D services, licenses, and assignments into a single performance obligation. However, for certain agreements, we only grant licenses or effects such transfers and assignments upon the successful completion of the R&D services or delivery of a developed product. For these agreements, we typically consider (i) the R&D services and (ii) the licenses, transfers, and assignments as distinct performance obligations, as each is transferred separately and has a separately identifiable benefit. Options to acquire additional goods and services are evaluated to determine if such options provide a material right to the counterparty that it would not have received without entering into the contract. If so, the option is accounted for as a separate performance obligation. If not, the option is considered a marketing offer which is accounted for as a separate contract upon the counterparty’s election.

At contract inception, we determine the transaction price, including fixed consideration and any estimated amounts of variable consideration. Any upfront cash payment received upon consummation of the agreement is fixed and generally nonrefundable. Variable consideration is subject to a constraint, and amounts are included in the transaction price to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Variable consideration may include reimbursement for costs incurred for our R&D efforts, milestone payments upon the achievement of certain technical and commercial criteria, and royalties on sales of products from or comprising engineered organisms arising from the agreement. With respect to the R&D reimbursements and milestone payments, we use the most likely amount method to estimate variable consideration. With respect to agreements that include royalties on sales or other contingent payments based on sales, we apply the royalty recognition constraint which requires a constraint until the royalty or value-sharing transaction occurs. Certain agreements contain payment in the form of equity or other non-cash consideration. Any non-cash consideration is measured at the fair value of the non-cash consideration at contract inception.

For agreements with promises that are combined into a single performance obligation, the entire transaction price is allocated to the single performance obligation. For agreements with multiple performance obligations, the transaction price is allocated to the performance obligations using the relative standalone selling price methodology. For agreements featuring variable consideration, we allocate variable consideration to one or more, but not all, performance obligations if certain conditions are met. Specifically, we assess whether the variable consideration relates solely to our efforts to satisfy the performance obligation and whether allocating such variable consideration entirely to the performance obligation is consistent with the overall allocation objective. If these conditions are not met, we allocate the variable consideration based on the relative standalone selling price methodology. The key assumptions utilized in determining the standalone selling price for each performance obligation include development timelines, estimated R&D costs, commercial markets, likelihood of exercise (in the case of options considered to be material rights), and probabilities of success.

For agreements where the licenses or assignments are considered separate performance obligations or represent the only performance obligation, we recognize revenue at the point in time that we effectively grant the license as the licenses or assignments represent functional intellectual property. For agreements where the licenses and the R&D services represent a combined performance obligation, we recognize revenue over the period of performance based on costs incurred to date as compared to total estimated costs.

We evaluate our measure of progress to recognize revenue at each reporting period and, as necessary, adjust the measure of performance and related revenue recognition. Our measure of performance and revenue recognition involves significant judgment and assumptions, including, but not limited to, estimated costs and timelines to complete our performance obligations. We evaluate contract modifications and amendments to determine whether any changes should be accounted for prospectively or on a cumulative catch-up basis. We utilize the right to invoice practical expedient when we have a right to consideration in an amount that corresponds directly with the value of our performance to date.

Royalties received under the agreements are recognized as revenue when sales have occurred as we apply the sales or usage-based royalties recognition constraint. We have determined the application of this exception is appropriate because the license granted in the agreement is the predominant item to which the royalties relate.

As we receive upfront payments for technical services under certain of our arrangements, we evaluate whether any significant financing components exist given the term over which the fees will be earned may exceed one year. Based on the nature of our agreements, there are no significant financing components as the purpose of the upfront payment is not to provide financing, but rather to secure technical services, exclusivity rights, and Foundry capacity, or the timing of transfer of those goods or services is at the discretion of the customer.

Deferred revenue represents consideration received by us in excess of revenue recognized and primarily results from transactions where we receive upfront payments and non-cash equity consideration. In instances where we have received consideration in advance for an undefined number of technical development plans (“TDPs”) under our customer agreements, we record the advance payments as deferred revenue, net of current portion on our consolidated balance sheets. Upon the execution of a specific TDP, we reclassify the estimated consideration to be earned under that TDP within the next twelve months as current deferred revenue. We also classify unexercised material rights as deferred revenue, net of current portion on our consolidated balance sheets. When a TDP is executed, and the material right is exercised, the amount allocated to the material right, which will be earned within the next twelve months, is reclassified to current deferred revenue. All other deferred revenue is classified as current or non-current based on the timing of when we expect to earn the underlying revenue based upon the projected progress of activities under the TDP.

Biosecurity Revenue

In 2020, we launched our commercial offering of COVID-19 testing products and services for businesses, academic institutions, and other organizations. In the first quarter of 2021, we launched our pooled testing initiative which focuses on providing end-to-end COVID-19 testing services to groups of individuals, with a focus of offering pooled testing services for K-12 schools. We sell COVID-19 test kits on a standalone basis or as part of an end-to-end testing service. We record product revenue from sales of LFA diagnostic test kits. We record service revenue from sales of our end-to-end COVID-19 testing services, which consist of multiple promised goods and services including sample collection kits, physician authorizations, onsite test administration, outsourced laboratory PCR analysis, and access to results reported through a web-based portal. We recognize our product and service revenue using the five-step model under ASC 606.

Product revenue from the sale of LFA diagnostic test kits is recognized when the test kits are shipped, and risk of loss is transferred to the carrier. Our diagnostic test kits are generally not subject to a customer right of return except for product recalls under the rules and regulations of the FDA. We have elected to include shipping and handling fees billed to customers as a component of Biosecurity revenue.

Service revenue from our end-to-end COVID-19 testing services is recognized upon completion of the tests and release of the test results on the web-based portal. We have identified one performance obligation in our testing services contracts that represents a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer, with each test as a distinct service within the series. As the price for the testing services is fixed under each customer contract, we have elected the practical expedient to recognize revenue at the amount which we have the right to invoice for services performed. Our testing services contracts are generally one year or less in length and contain fixed unit pricing. Under typical payment terms for testing services, amounts are billed in advance based on contractual billing terms or monthly in arrears for services performed.

Variable Interest Entities

We evaluate our variable interests in variable interest entities (“VIEs”) and consolidate VIEs when we are the primary beneficiary. We determine whether we are the primary beneficiary of each VIE based on our assessment of whether we possess both (i) the power to direct the activities that most significantly affect the VIE’s economic performance and (ii) the obligation to absorb losses that could be significant to the VIE or the right to receive benefits that could be significant to the VIE. We reevaluate the accounting for our VIEs upon the occurrence of events that could change the primary beneficiary conclusion. With respect to our investments in Motif, Allonnia, Genomatica and Kalo, we have concluded these entities represent variable interest entities. However, although we hold board representation and are involved in the ongoing development activities of the entities via participation on joint steering committees, we have concluded that we are not the primary beneficiary of these entities. We have reached this conclusion due to the fact that: (i) we do not control the board of directors of Motif, Allonnia, Genomatica or Kalo and no voting or consent agreements exist between ourselves and other members of each respective board of directors or other investors, (ii) the holders of preferred security interests in Motif, Allonnia, Genomatica and Kalo hold certain rights that require their consent prior to the taking of certain actions, which include certain significant operating and financing decisions and (iii) our representation on the joint steering committee of each respective entity does not give us control over the development activities of either Motif, Allonnia, Genomatica or Kalo as all votes must pass by consensus and there are no agreements in place that would require either entity to vote in alignment with ourselves. As our involvement in Motif, Allonnia, Genomatica and Kalo does not give us the power to control the decisions with respect to the development or other activities, which are the most significant activities of Motif, Allonnia, Genomatica or Kalo, we have accordingly concluded that we are not the primary beneficiary. Additionally, with respect to Cooksonia’s investment in Joyn, as Cooksonia does not control Joyn’s board of directors, it does not have the power to control the decisions related to the development activities of Joyn, which are the most significant activities of Joyn. Accordingly, Cooksonia is not the primary beneficiary of Joyn.

With respect to Cooksonia, we have concluded that we hold a variable interest in this entity through our equity interest and we are the primary beneficiary of Cooksonia as we control the most significant activities of Cooksonia. These conclusions were based on the fact that: (i) we control 100% of the board of directors of Cooksonia and (ii) we hold a controlling financial interest in Cooksonia. Due to the fact that we are the primary beneficiary of Cooksonia, we have consolidated the financial statements of Cooksonia in accordance with ASC 810, Consolidation (“ASC 810”), into our consolidated financial statements and have recognized a non-controlling interest associated with the minority equity interest held by other investors of Cooksonia.

Impairment of Long-Lived Assets

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability is measured by comparing the book values of the assets to the expected future net undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the book values of the assets exceed their fair value.

Determination of Fair Value of Non-cash Consideration in Platform Ventures

The fair value of non-cash consideration received in relation to our Platform Ventures is in return for the license rights conveyed to the counterparty. We value the non-cash consideration, which is generally common stock or common units, at inception of the agreements using an option pricing method (“OPM”). The OPM used a back-solve methodology to infer the total equity value based on the pricing of the preferred financing round associated with the formation of the respective Platform Ventures, which was contemporaneous with the intellectual property agreements that conveyed our license rights to such Platform Ventures.

Determination of Fair Value of Loans Receivable

We have elected the fair value option under ASC 825, Financial Instruments (“ASC 825”), to account for our loans receivable. We use various valuation techniques to fair value our loans receivable, which are dependent on the terms of the underlying agreements, and record the gains or loss arising from the change in fair value as a component of other income (expense), net in our consolidated statements of operations and comprehensive loss. As of June 30, 2021 and December 31, 2020, our loans receivable balance primarily consisted of our revolving promissory note with Glycosyn and a series of convertible notes with Access Bio. As of December 31, 2019, the loan receivable balance consisted only of our revolving promissory note with Glycosyn. We used a probability-weighted discounted cash flow valuation approach to value our revolving promissory note with Glycosyn. Under this approach, the present value of the expected cash flows was calculated under four settlement scenarios and then weighted based on the probability of each scenario. A discount rate was also applied. Both the probability and timing of each scenario and the discount rate represented significant inputs used in valuing the revolving promissory note. We used a Monte-Carlo simulation model to determine the value of our convertible notes with Access Bio, which modeled the future stock price of Access Bio over the term of the convertible notes to assess the value of the various settlement features. The significant assumptions used in determining the simulated future stock price included the expected timing of the conversion, which was assumed at maturity, and expected volatility. The significant assumptions used in determining the value of the convertible notes under a redemption at maturity scenario was the discount rate and expected volatility. Refer to Note 3 of our consolidated financial statements appearing elsewhere in this registration statement and prospectus for additional details.

Determination of Fair Value of Common Stock

Given the absence of an active market for our common stock, the fair value of shares of common stock underlying our stock-based awards was determined on each grant date by Ginkgo, considering our most recently available third-party valuations of common stock and our assessment of additional objective and subjective factors that we believed were relevant and which may have changed from the date of the most recent valuation through the grant date. Historically, these independent third-party valuations of our equity instruments were performed contemporaneously with identified value inflection points. The third-party valuations were prepared in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation (the “Practice Aid”). The Practice Aid identifies various available methods for allocating enterprise value across classes and series of capital stock to determine the estimated fair value of common stock at each valuation date.

In addition to considering the results of these third-party valuations, we considered various objective and subjective factors to determine the fair value of our equity instruments as of each grant date, which may be later than the most recently available third-party valuation date, including:

•	the lack of liquidity of our equity as a private company;

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the prices of our convertible preferred stock sold to outside investors in arm’s length transactions and the rights, preferences and privileges of our convertible preferred stock as compared to those of our common stock, including the liquidation preferences of our convertible preferred stock;

•	the progress of our R&D efforts to develop our proprietary platform;

•	our stage of development and business strategy and the material risks related to our business and industry;

•	the valuation of publicly traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies;

•	any external market conditions and trends within the life sciences industry;

•	the likelihood of achieving a liquidity event given prevailing market conditions; and

•	the analysis of initial public offerings and the market performance of similar companies in the life sciences industry.

The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, the fair value of our stock-based awards could be materially different. Upon the consummation of the Business Combination, the fair value of our common stock will be determined based on the quoted market price on the NYSE. We estimate the fair value of our common stock using a hybrid method which uses market approaches to estimate our enterprise value. The hybrid method is a probability-weighted expected return method (“PWERM”) where the equity value in at least one scenario is allocated using an OPM.

Under the PWERM, the value of common stock is estimated based on an analysis of future values assuming various possible future liquidity events. The value of common stock is based on the probability-weighted present value of expected future investment returns considering the possible outcomes and the rights and privileges of each class of equity. The future investment returns are discounted back to the valuation date at a risk-adjusted discount rate which is then weighted based on the probability of the respective outcome.

Under the OPM, each class of stock is treated as a call option on our equity value, with exercise prices based on the liquidation preferences of our convertible preferred stock. Under this methodology, the common stock has value only if the funds available for distribution to the holders exceeds the value of the liquidation preferences of the convertible preferred stock at the time of the liquidity event. The Black-Scholes model is used to price the call options which includes assumptions for the time to liquidity and volatility of equity value. A discount for lack of marketability is then applied to the common stock value.

For awards granted from January 2021 through June 30, 2021, we utilized the hybrid method to estimate the value of our common stock underlying our stock-based awards. We considered two scenarios: (i) a scenario in which the conversion of the convertible preferred stock to common stock occurs through an initial public offering (“IPO”) or a merger with a special purpose acquisition company (“SPAC”), and (ii) a remain-private scenario. With respect to the remain-private scenario, we estimated equity value using the guideline public company method. With respect to the IPO/SPAC scenario, for the valuations performed as of March 2 and April 4, 2021, we considered the equity values indicated by preliminary letters of intent received from potential investors. For the valuation performed as of May 31, 2021, we assumed an equity value based on a proposed business combination. The equity consideration in the proposed business combination is $15 billion plus contingent consideration in the form of earnout shares. In the IPO/SPAC transaction scenario, conversion of the convertible preferred stock to common stock was assumed. In the remain private scenario, equity value was allocated among the convertible preferred stock and common stock using the OPM. In addition to considering these two scenarios, we considered the prices paid for our common stock and Series B convertible preferred stock in secondary transactions and we included these prices in our weighted average conclusion of value.

For awards granted from August 2020 through December 31, 2020, when using the hybrid method, we considered two scenarios: (i) a scenario in which the conversion of the convertible preferred stock to common stock occurred through an IPO or SPAC transaction, and (ii) a remain private scenario. In both scenarios, we estimated an equity value in a potential IPO or SPAC transaction based on the guideline public company method under a market approach. We then converted the estimated future value to present value using a risk-adjusted discount rate. In the IPO or SPAC transaction scenario, conversion of the convertible preferred stock to common stock was assumed. In the remain private scenario, equity value was allocated among the convertible preferred stock and common stock using the OPM. In addition to considering these two scenarios, we considered the prices paid for our common stock and Series B convertible preferred stock in secondary transactions and we included these prices in our weighted average conclusion of value.

For awards granted from January 1, 2019 through July 2020, when using the hybrid method we considered two scenarios: (i) a fully diluted scenario, in which the per-share common stock value was assumed to equal the price of the convertible preferred stock in a recent round of financing, and (ii) a remain private scenario, in which we used the OPM to back-solve to the price of our convertible preferred stock in a recent round of financing. In the fully diluted scenario, conversion of the convertible preferred stock to common stock was assumed. In the remain private scenario, equity value was allocated among the convertible preferred stock and common stock using the OPM. In addition to considering these two scenarios, for certain valuations during the period, we considered the prices paid for our common stock in secondary transactions and we included these prices in our weighted average conclusion of value. These appraisals resulted in valuations of our common stock of $111.85 per share as of December 31, 2019, $183.73 per share as of September 30, 2020, $193.97 per share as of December 31, 2020, $246.46 per share as of March 2, 2021, $358.46 as of April 4, 2021 and $443.95 as of May 31, 2021.

There are significant judgments and estimates inherent in determining the fair value of the common stock. These judgments and estimates include factors, both subjective and objective, including: (i) a discount for lack of marketability; (ii) external market data; (iii) historical activity by us in selling equity to outside investors; (iv) our stage of development; (v) rights and preferences of our equity securities that rank senior to common stock; and (vi) the likelihood of the various scenarios, among others. Changes to these assumptions could result in different fair values of common stock.

JOBS Act and Emerging Growth Company Status

In April 2012, the JOBS Act was enacted. As an emerging growth company (“EGC”) under the JOBS Act, we may delay the adoption of certain accounting standards until such time as those standards apply to private companies. Other exemptions and reduced reporting requirements under the JOBS Act for EGCs include presentation of only two years of audited financial statements in a registration statement for an initial public offering, an exemption from the requirement to provide an auditor’s report on internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, an exemption from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation and less extensive disclosure about our executive compensation arrangements. Additionally, the JOBS Act provides that an EGC can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an EGC to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of the extended transition period and, therefore, while we are an EGC we will not be subject to new or revised accounting standards while they become applicable to other public companies that are not EGCs, unless we choose to early adopt a new or revised accounting standard.

We will remain classified as an EGC until the earlier of: (i) the last day of our first fiscal year in which we have total annual gross revenues of $1.07 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of completion of the IPO of SRNG, (iii) the date on which we have issued more than $1.0 billion of non-convertible debt instruments during the previous three fiscal years or (iv) the date on which we are deemed a “large accelerated filer” under the rules of the SEC.

Recently Issued Accounting Pronouncements

We have reviewed all recently issued standards and have determined that, other than as disclosed in Note 2 of our consolidated financial statements appearing elsewhere in this registration statement and prospectus, such standards will not have a material impact on our financial statements or do not otherwise apply to our current operations.

Quantitative and Qualitative Disclosures about Market Risks

Interest Rate Fluctuation Risk

We are exposed to market risk related to changes in interest rates. Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates, particularly because our cash equivalents are invested in short-term U.S. Treasury obligations. However, because of the short-term nature of the instruments in our portfolio, an immediate change in market interest rates of 100 basis points would not have a material impact on the fair market value of our cash and cash equivalents or on our financial position or results of operations.

Foreign Currency Fluctuation Risk

We are not currently exposed to significant market risk related to changes in foreign currency exchange rates; however, we have contracted with and may continue to contract with foreign vendors. Our operations may be subject to fluctuations in foreign currency exchange rates in the future.

Inflation Fluctuation Risk

Inflation generally affects us by increasing our cost of labor. We do not believe that inflation had a material effect on our business, financial condition or results of operations during the six months ended June 30, 2021 and 2020 or during the years ended December 31, 2020 and 2019.

INFORMATION ABOUT GINKGO

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Ginkgo Bioworks, Inc. and its subsidiaries prior to the consummation of the Business Combination.

Mission

Our mission is to make biology easier to engineer. That has never changed. Every choice we’ve made with respect to our business model, our platform, our people and our culture is grounded in whether it will advance our mission. Biology inherently offers incredible capabilities that we can only imagine in human-made technologies—self-assembly, self-repair, self-replication—capabilities that can enable more renewable and innovative approaches for nearly every industry. To realize this potential, we are building a platform for cell programming by bringing together unparalleled scale, software, automation, data science and reusable biological knowledge, enabling responsible solutions for the next generation of foods, pharmaceuticals, materials and more.

Overview

Ginkgo is building the industry-standard horizontal platform for cell programming. Our founders are engineers from diverse fields who, more than 20 years ago, were inspired by an astonishing feature of biology: it runs on digital code. It’s just A, T, C, and G rather than 0 and 1. But where computer bits are used to communicate information, genetic code is inherently physical and as it is read, physical structures are made. We program computers to manipulate bits, but we program cells to manipulate atoms. Cells are the building blocks of our food, our environment and even ourselves.

We use our platform to program cells on behalf of our customers. These “cell programs” are designed to enable biological production of products as diverse as novel therapeutics, key food ingredients, and chemicals currently derived from petroleum. We have worked on 85 major programs through the first six months of 2021 in end markets as diverse as specialty chemicals, agriculture, food, consumer products, and pharmaceuticals. Biology did not evolve by end market. All of these applications run on cells which have a common code—DNA—and a common programming platform can enable all of them. Because of this shared platform, we are able to drive scale and learning efficiencies while maintaining flexibility and diversity in our program areas. Ultimately, customers come to us because they believe we maximize the probability of successfully developing their products.

Customers look to Ginkgo to overhaul their manufacturing processes or develop new products through biology. They might, for example, be looking to produce a particular chemical via fermentation, at a lower cost, with enhanced supply chain reliability or sustainability. Or perhaps the customer needs a microbe that will live and grow on the roots of corn and convert nitrogen in the air into usable fertilizer for a plant, resulting in improved plant growth. Or a customer might need an antibody that binds to and neutralizes a certain target, along with a way to produce those antibodies at scale. All of these programs and more run on a common platform at Ginkgo.

The foundation of our platform includes two core assets that execute a wide variety of cell programs for customers according to their specifications: our Foundry and our Codebase.

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Our Foundry wraps proprietary software and automation around core cell engineering workflows—designing DNA, writing DNA, inserting that DNA into cells, testing to measure cell performance—and leverages data analytics and data science to inform each iteration of design. The software, automation and data analysis pipelines we leverage in the Foundry drive a strong scale economic: we have scaled the output of the Foundry by roughly 3X annually since we started measuring it around 2015 and over that time, the average cost per unit operation has fallen by approximately 50% every year. We expect to be able to pass these savings along to our customers, allowing them to take more “shots on goal” with their programs.

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Our Codebase includes both our physical (engineered cells and genetic parts) and digital (genetic sequences and performance data) biological assets, and accumulates as we execute more cell programs on the platform. Every program, whether successful or not, generates valuable Codebase and helps inform future experimental designs and provides reusable genetic parts, making our cell program designs more efficient.

Figure 1: Our platform is used to design, write, and debug DNA code in engineered organisms to execute programs for our customers. Our Foundry leverages proprietary software, automation, and data analytics to reduce the cost of cell programming. Our Codebase consists of reusable biological assets that helps accelerate the engineering process.

As the platform scales, we have observed a virtuous cycle between our Foundry, our Codebase, and the value we deliver to customers. Sketched below, we believe this virtuous cycle sustains Ginkgo’s growth and differentiated value proposition.

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Foundry: As we take on more work in the Foundry, we benefit from scale economics, which over time may lead to lower program costs. We expect that these lower costs, in turn, will drive additional demand for our cell programming capabilities.

•

Codebase: Cell programs also generate Codebase, which can drive better experimental direction and improve the odds of technical success, further increasing our customer value proposition, which we believe will result in additional demand.

Put simply: we believe that as the platform improves with scale, it drives more scale, which drives further platform improvements, and so on. We believe this positive feedback loop has the potential to drive compounding value creation in the future, as every new program we add contributes to both near-term revenues and has the potential to add significant downstream economics.

Figure 2: Ginkgo’s virtuous cycle: as we scale, we see greater efficiency and higher odds of technical success, which helps drive further scaling as our value proposition improves.

Our business model mirrors the structure of our platform and we are compensated in two primary ways. First, we charge usage fees for Foundry services, in much the same way that cloud computing companies charge usage fees for utilization of computing capacity or contract research organizations (CROs) charge for services. The total addressable market (TAM) for our Foundry revenue includes the market for biotech labor and tools, which industry sources estimate will be approximately $40 billion in 2021 and which is expected to grow at a CAGR of approximately 20% from 2021 to 2023. This revenue stream represented $59 million in 2020. Additionally, we negotiate a value share with our customers (typically in the form of royalties, milestones, and/or equity interests) in order to align our economics with the success of the programs enabled by our platform. As we add new programs, our portfolio of programs with this “downstream” value potential grows. Through these value shares, we are tapping into what industry sources expect to be a $2 to $4 trillion market for bioengineered products.

We believe that cell programming has the potential to be as ubiquitous in the physical world as computer programming has become in the digital world. We believe products in the future will be grown rather than made. To enable that vision, we are building a horizontal platform to make biology easier to engineer. Our business model is aligned with this strategy and with the success of our customers, setting us on what we believe is a path towards sustainable innovation for years to come.

An Introduction to Synthetic Biology

To fully tell the story of cell programming, we have to start four billion years ago. All living things evolved from a single cell, a tiny bubble containing the code that enabled it to assemble and reproduce itself. But, importantly, that process of reproduction wasn’t perfect; each copy introduced new mutations in the code. These changes are responsible for one of the most powerful and defining features of biology: evolution. Over eons, that first cell and all its progeny copied themselves, and their DNA evolved to create new functions: to eat new kinds of foods and to produce new kinds of chemicals, structures, and behaviors. As reproduction became more, well, interactive, organisms developed tools to borrow DNA from each other, accelerating the pace of evolution. These functions, and thus the genetic code programming the functions, stuck around when they helped the organisms survive and create more descendants. This went on and on for four billion years, leaving us the wild codebase of DNA that enables the diversity of life forms we see on the planet today.

Synthetic biology’s story begins mere decades ago, as biologists began to decode the molecular secrets of DNA. The billions-year-old tools of cells—enzymes that cut, copy, and paste sequences of DNA code—are now being leveraged by humans to read, write, and edit DNA in the lab. Polymerases that copy DNA are used to enable PCR tests for COVID-19 and the CRISPR/Cas system from bacteria now enables editing of human genomes to potentially cure genetic diseases.

Today we are using these tools to learn from the full breadth of evolution and biodiversity to write new biological code. Simple soil bacteria produce everything from vital antibiotics to the smell of fresh rain. We can reuse elements of these DNA programs to make new products. Biochemistry is extraordinarily versatile; we’ve reused genetic code libraries across applications as diverse as fine fragrances, baking, and consumer electronics. We may be able to develop programs that can digest human-made “forever chemicals” that biology never encountered before.

As cell programmers, we operate with humility and respect for biology. Our tools are simply borrowed, and the history of biotechnology is a mere blink of an eye compared to the history of living things. Today, we write rudimentary code. We believe that someday our children will write poetry in DNA.

Programming life

Like computers, cells run on digital code. DNA strands are sequences composed of four chemical bases, or nucleotides, represented by the letters A, T, C and G. The letters along the strand encode the proteins that make up the cell and perform biochemical functions. The translation of DNA ☐ RNA ☐ Protein is known as the “central dogma” of molecular biology.

The Central Dogma of Molecular Biology

“Traditional” genetic engineering uses special types of proteins from bacteria that can cut and paste DNA to move sequences from one organism to another. In 1982, Genentech Inc. partnered with Eli Lilly and Company to bring these techniques to market, producing human insulin inside the bacteria, E. coli. Genetic engineers were able to cut the code for the human insulin protein and paste it into the genome of E. coli and “boot up” the sequence: the bacteria could now produce the human protein, which could then be extracted, purified, and used by diabetics. This life-saving development replaced a vastly more expensive and supply-constrained method of extracting insulin from animal pancreases.

Relatively simple proteins like insulin can be produced by transferring one gene sequence into a simple microorganism. Many other biochemicals require much more complex cell programming and are produced by a series of special proteins, called enzymes, working together. These enzymes transform a starting material, or “feedstock,” such as sugar, into a final product, such as an antibiotic, vitamin, or other valuable small molecule. In this way, biology also programs chemistry. Cell programmers can design such multi-enzyme “pathways” and transfer them into a cell to boot up. For example, the cell programs we’re writing for Cronos Group, Inc. to produce cannabinoids require many different enzymes to convert feedstock into cannabinoids such as cannabidiol (CBD).

Once the cell is programmed to produce a new molecule, it can produce the molecule and also replicate itself, creating an exponentially growing number of product-producing cells. Many products of genetic engineering are manufactured in facilities that look like breweries, taking advantage of the centuries old process of industrial fermentation to grow cells at high density, and transforming simple sugars into valuable products that can be extracted and commercialized.

Improved tools for cell programming, including automation, miniaturization, and data science, alongside the decreasing cost of DNA synthesis—writing DNA—are opening up new possibilities for cell programming. For each new program, Ginkgo’s organism engineers design, print, and test hundreds or thousands of different sequences for each step of a pathway, exploring the breadth of biological design space and improving the probability of success. We provide more details about our platform in the sections that follow.

Natural organisms
Gene 1
Gene 2
Gene 3
Synthetic DNA sequence engineered using computer aided design
Enzyme 1
Enzyme 2
Enzyme 3
Starting material
Intermediate
Intermediate
Final product
Fermentation & scale up
Engineered microbes boot up pathway of interest
Purify final product
Final product

Natural organisms like plants animals, fungi, and microbes are the source of inspiration for DNA programs. Cell programmers scan databases of natural sequence to identify the genes encoding for each enzyme in a pathway required to produce a small molecule chemical, such as a vitamin, antibiotic, or fragrance.

Design

The first step of cell programming is the design of the DNA sequence encoding the full pathway of enzyme steps, along with sequences that tell the cell when and how to read the program. Often, large libraries of different variations are designed and tested (see section on our Foundry and Codebase below). These designs are informed by our previous experience with similar cell programs.

Build & Test

The newly designed DNA is synthetized ("printed"), inserted into microbes such as yeast, and then tested and analyzed for efficiency.

Learn

At this stage we evaluate the quality of our initial designs based on the functional tests performed and use analytical methods to inform future design cycles.

Fermentation, Scale up & Purification

Once the program is optimized in our Foundry, the process can be scaled in a brewery-like facility and purified to produce the final product.

Figure 3: An overview of a simple cell program.

GINKGO STORIES

Pathway design for a complex metabolic pathway

Situation

A client wished to decrease their reliance on expensive feedstocks and replace it with a low-cost substrate that the strain could not naturally assimilate. Ginkgo engineered a strain to assimilate the low-cost substrate, while maintaining productivity and yield.

Impact

By capitalizing on the capacity of the Foundry, Ginkgo could screen a large number of pathway architectures. The pathway architecture and operon design strategies developed from this program informed future programs, including the operon designs for the Synlogic program.

Promoters
9 ×
Enzyme 1
8 ×
Enzyme 2
4 ×
Enzyme 3
4

2,719
Pathways evaluated

7,717
Enzymes screened

109,000,000
Base pairs of synthetic DNA designed

Assimilation of new feedstock (%)
22.5
15
7.5
0
1
2
3
4
5
6
Results over time

25x

The strains transferred to the customer could assimilate the new feedstock 25 times more than the original strain, achieving the target.

The Impact of Cell Programming

The power of biology has never been more apparent. Synthetic biology was featured on the cover of The Economist in April of 2019. Just two years later, hundreds of millions of people are receiving a novel type of vaccine created by companies such as Pfizer and Moderna and made up of a form of biological code, mRNA. Our own cells read that code to produce viral proteins and stimulate our immune response to fight back against the SARS-CoV-2 virus. We no longer question if biotechnology will transform a given industry, we simply question whether we are creative enough to imagine how, and whether we are ready to utilize biology responsibly.

ESG is in our DNA

Biology affects all of us, and we believe cell programming will change the world. Our customers are developing products with far reaching implications in health and the environment. This potential for extraordinary impact, which reaches to the core of who we are and everything about our natural world, requires extraordinary care in how the tools of cell programming are built and used. Technologies reflect the values of the organizations that build them, so our commitment to Environmental, Social, and Governance (ESG) priorities and care must underscore everything we do.

We also must recognize that biotechnologies have not always reflected the values necessary for sustainable and equitable impact and, as a result, remain controversial. Indeed, companies that produce genetically modified organisms (GMOs) for human consumption are restricted from certain ESG indices, placing genetic engineering as a major ESG risk alongside the production of weapons, tobacco products, and fossil fuels. We hope to chart a new course built on care so that the world can benefit from the power of biological engineering while avoiding potential risks.

Environmental

We face an urgent environmental crisis that is forcing us to reconsider how we make everything, from our homes, to our food, to our clothing. For centuries, we’ve treated nature as an infinite resource and infinite trash can, extracting raw materials, shaping them through industrial processes that spew out greenhouse gases, and then throwing them away. But these resources are not infinite and there is no “away.” The results have been disastrous—climate change, loss of biodiversity, and pollution have impacted every corner of our world and continue to threaten our way of life.

Cell programming and biological manufacturing are working to address some of the issues that are most contributing to climate change today, from fossil fuel dependency to agricultural emissions, and land use to plastic pollution. Ultimately, biology offers a fundamental shift in how things are made and disposed of: a world where things grow and decay, creating circular, regenerative processes.

There is significant concern that genetic engineering itself creates a form of genetic “pollution” in the environment, with genes from one context introduced into another. This is a concern we take seriously and consider deeply throughout the lifecycle of our programs to ensure that genes introduced will not cause damage—for example, by spreading antibiotic resistance or toxins. We care because the environmental release of certain genetically engineered microbes can also offer tremendous environmental benefit. For example:

•

Crop-associated microbes programmed with the nitrogen fixing properties of common soil bacteria may be able to reduce the use of chemical fertilizers, which today contribute 5% of global greenhouse gas emissions and account for 4% of natural gas consumption. This is the work of Joyn Bio, LLC our joint venture with Bayer CropScience LP.

•	Microbes programmed to clean up wastewater or contaminated land is the work of Allonnia, LLC, a company we formed in partnership with Battelle.

•	And we are just getting started… we believe biology is our best tool to reverse the damage to our planet and chart us on a path towards sustainability in the future.

Social

Technology isn’t neutral. Our values and biases are embedded in the technologies we make, in the applications we consider, and in the ways we address problems. Inclusion of those who have historically been left out of the development of new technologies is essential to building equitable and positive outcomes. Just as biological ecosystems thrive with more diversity, the inclusion of many different voices is essential to growing our company and to ensuring that the viewpoints of historically marginalized people are included in the development of our platform. We have many active efforts in recruiting and retaining diverse talent and will continue to invest in this work (see “—Our People & Culture”).

Marginalized people who have been left out of the development of technologies are also the groups most likely to bear the greatest harm, whether from climate change, pollution, or health disparities. The COVID-19 pandemic has made this inequality starkly clear—in the United States, it has been communities of color that have been disproportionately impacted by the pandemic and have had the least access to testing, treatment, and vaccination.

In March of 2020, we committed to $25 million of pro bono work to help accelerate novel diagnostics, therapeutics, and vaccines to help fight COVID-19. Our early work included efforts to improve the manufacturing of vaccines, with a goal to lower costs and increase accessibility of vaccines worldwide. Shortly thereafter, we launched Concentric by Ginkgo, a service to provide public health testing infrastructure for communities that need it most. Our pooled testing service was designed with accessibility and privacy as core design principles, to bring low-cost, easy-to-use testing to K-12 schools in the places that have been most affected by the pandemic. We partnered with school districts such as Baltimore City schools to make sure that our service was designed to serve the community and to build trust with groups who have been excluded, exploited and mistreated by biomedical research in the past.

These values and initiatives are not just a top-down corporate policy, they are an intrinsic part of our culture. Grassroots fundraising challenges to support local and international aid organizations are a regular feature of our internal messaging channels. One of our software engineers even programmed a free tool, @vaccinetime on Twitter, that has helped thousands of Massachusetts residents find vaccine appointments.

Governance

Our culture is built on care, transparency, diversity, employee ownership and engagement, and a deep, humble respect for biology. Transparency is essential to how we operate, to enable sharing of the insights and tools that enable our platform to grow, as well as to build trust and accountability with all of our stakeholders. We have advocated for more transparency in our industry, including supporting GMO labeling, and seek to educate policymakers and the general public about the benefits and risks of synthetic biology through our advocacy efforts.

The individuals who work at Ginkgo and build our platform care deeply about how that platform is used and the impact our company will have in the world. We believe a workforce with strong equity ownership will make the wise decisions needed to build long-term value for our company, and a company whose long-term impacts make them proud. That is why we have implemented a multi-class stock structure that permits all employees (current and future), not just founders, to hold high-vote (10 votes per share) common stock. We believe that our multi-class stock structure will help maintain the long-term mentality we have benefited from as a founder-led company.

For more information, see “Risk Factors—Risks Relating to our Organizational Structure and Governance— Following the consummation of the Business Combination, only our employees and directors will be entitled to hold shares of New Ginkgo Class B common stock (including shares of our Class B common stock granted or otherwise issued to our employees and directors in the future), which shares will have 10 votes per share. This will limit or preclude other stockholders’ ability to influence the outcome of matters submitted to stockholders for approval, including the election of directors, the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.”

We have selected independent directors with decades of experience serving as leaders in the life sciences and technology industries. Our board of directors and management team will leverage that experience and consider the interests of stockholders, customers, employees, suppliers, academic researchers, governments, communities, and other stakeholders to pursue long-term value for our company and drive the sustained health of our global community. For more information, see “Risk Factors—Risks Relating to our Organizational Structure and Governance—Our focus on the long-term best interests of our company and our consideration of all of our stakeholders, including our stockholders, workforce, customers, suppliers, academic researchers, governments, communities and other stakeholders that we may identify from time to time, may conflict with short-term or medium-term financial interests and business performance, which may adversely impact the value of our common stock.”

Cell programming is expected to transform all industries

Biology grows. Biology adapts and evolves. Biology heals itself and regenerates. Biology is also, remarkably, programmable, offering us the tools to work with biology to transform how we make stuff. With cell programming, we help our customers across industries grow better products. What does “better” mean? Better products might be more sustainable, have more stable and resilient supply chains, be more accessible, have higher quality and more consistency, and come with lower economic and environmental costs of manufacturing. They can also be truly transformative, fundamentally changing the field of possibilities for what products can do. We have supported many companies that are leveraging our cell programming platform to address some of the world’s most challenging environmental and social issues.

Pharma & Biotech

Biopharma has been a nexus of tremendous innovation in cell programming and synthetic biology. Just in the past year, we have seen the creation and broad adoption of a novel form of biological prophylactic in the form of nucleic acid vaccines. These vaccines contain genetic code that our bodies read to produce viral proteins and stimulate an immune response and antibody production. New nucleic acid vaccines can be programmed quickly, such as the booster vaccines being developed against emerging SARS-CoV-2 variants, offering the potential for rapid response to other future pathogens. They can also be programmed to target a number of other diseases. In the wake of the success of nucleic acid vaccines during the COVID-19 pandemic, new programs for HIV and cancer vaccines, among others, are accelerating.

Biologic medicines like insulin and other protein drugs and antibodies are also produced via cell programming, making a difference in the treatment of countless diseases. Over 30% of the therapies approved by the FDA last year were biologics. New modalities enabled by cell programming, such as cell and gene therapies, microbiome therapies, regenerative medicine, and living medicines are beginning to come online. We believe human health and the ways we treat disease will be transformed by improvements in cell programming technology.

Ginkgo has been active in this field in recent years and we expect to significantly expand our support of therapeutic applications over coming years. From companies developing “living medicines” (Synlogic) to those involved in COVID-19 vaccine production (Moderna and others) to those developing novel antibiotics (Roche), we are using our platform to deliver transformational innovations across a range of disease areas.

Industrials & Environment

Since the industrial revolution, manufacturing techniques have been extractive, wasteful, and unsustainable. Not only must we innovate new manufacturing methods in order to keep up with growing demand, we must also work to remediate issues we have caused historically, by cleaning up our environment and addressing climate change.

Ginkgo is not only working with customers to create cell programs that enable cost-efficient, renewable, and sustainable production of chemicals and materials, such as our work with Genomatica, Inc., but we have also spun out participated in the formation of Allonnia, LLC, a company focused on environmental remediation. Plastic waste and many of the pollutants that plague industrial manufacturing and extraction sites are novel in the course of evolutionary history, so biology has not yet evolved to degrade them efficiently. Cell programming can enable the discovery and development of new enzymes capable of degrading recalcitrant pollutants and recycling waste while entirely reimagining manufacturing for the future.

Food & Agriculture

Food is inherently biological: it comes from life and sustains life. Cell programming can be leveraged to improve the availability of essential food and nutrition to a growing population, decrease the environmental impact and cost of food production, and provide consumers with increased choice.

We are working with some of the largest multinational agriculture companies, including Bayer (through our joint venture, Joyn Bio) and Corteva, to develop cell programs that would make crop production more efficient and sustainable, reducing synthetic nitrogen fertilizer and pesticide usage. In food, we have been active in flavors and sweeteners, and we are the principal cell programming platform for Motif FoodWorks, Inc., a company that is making animal proteins without the need for industrial farming of animals.

Consumer & Technology

Most physical goods have biological origins—from the petrochemicals in our fabrics to fine chemicals extracted from plants—but industry does not necessarily leverage biology, or leverage biology efficiently, to produce these items. Petrochemicals, for example, are used in everything from our fabrics to our cosmetics to our paints. These chemicals and polymers are generally created in complex chemical and physical reactions from crude oil but crude oil is just the result of millions of years of decomposition of previously living matter (they are fossil fuels after all). These biological building blocks can instead be programmed in a living organism to produce these items sustainably, without extracting natural resources. Even in areas where industry does leverage biology, such as extracting raw materials or fine chemicals from plants, the current approaches are woefully inefficient or rife with social consequences.

We have helped some of the world’s largest fragrance companies use fermentation to much more efficiently produce rare molecules typically extracted from plants. In a related field, we are also supporting Cronos in their effort to biosynthesize cannabinoids, with the goal of reducing cost, improving purity and predictability, and enabling production of rare molecules. We have also recently spun out a new company, Kalo, which is focusing on leveraging biology, from proteins to the microbiome, to build a suite of innovative and efficacious personal care products.

Cell programming is addressing our most challenging environmental and social issues Pharma & Biotech Antibody therapeutic development Nucleic acid vaccine production Antibiotic discovery and manufacturing Microbiome therapeutics Gene and cell therapies Industrials & Environment Wastewater remediation Renewable chemicals Pollutant degradation Sustainable building materials Carbon sequestration Food & Agriculture Animal protein replacement Brewing & baking Fertilizer reduction Pest Control Animal feed and aquaculture Consumer & Technology Flavors, fragrances, cannabinoids Skin microbiome Haircare and skincare proteins Textiles and dyes Electronic coatings

Figure 4: Summary of major markets and examples of application areas as well as current and former partners in these fields.

Market Opportunity

For several decades in the computing industry, software ran entirely in local environments: companies built and ran their own servers and customized their applications. The dominance of software-as-a-service (“SaaS”) software and cloud computing over the past decade has demonstrated the value in having common architectures and enabling horizontal platforms. What users may have sacrificed in customizability, they more than gained in innovation, efficiency, and scalability. We believe Ginkgo is ushering in a similar transition in cell programming, a programming discipline with the power to shape living things and grow applications across the physical world.

The value of these applications will measure in the trillions of dollars

Given the breadth of application areas and the potential of biology (see “—The Impact of Cell Programming”), we believe that the end markets for bioengineered products will be enormous. Industry sources estimate that in the next 10 to 20 years, there will be approximately $2 to $4 trillion of annual direct economic impact from these products, with significant secondary effects. But these applications reflect only what we can already imagine. As we develop a greater ability to program biology and direct it towards novel and more challenging applications, the spectrum of possibilities will undoubtedly grow. Computers were used for little more than counting for decades; we firmly believe the most valuable applications of cell programming are not yet apparent.

Annual Direct Economic Impact By Domain 2030-2040 (partial estimate) $1.2T $1.2T $700B $300B $300B $500B $800B $200B $200B $100B High estimate low estimate + significant secondary effects not measured Health Food & Agriculture Consumer Materials & Energy Other

Figure 5: Industry sources estimate a $2 to $4 trillion total addressable market for bioengineered products between 2030 and 2040.

Large existing market for “on prem” cell programming research and development

Cell programming today is done in a highly inefficient, distributed manner reminiscent of the early days of computing. Essentially every organization looking to innovate in biology builds its own biology labs in the same way that companies used to set up their own servers. Scientists spend hours moving liquids around rather than designing novel experiments in the same way that computer programmers once spent most of their time physically writing and debugging code (by punching cards, for example) than designing new applications.

Intellectual property lies fallow on the shelves of one institution, with no obvious mechanism to explore whether that IP might be useful to researchers in other domains. Ginkgo’s platform breaks down these silos and democratizes access to the most advanced technologies in the field, enabling customers of all sizes to more efficiently drive innovation.

According to industry sources, approximately $40 billion will be spent in 2021 on cell programming research and development. This work is being done in a distributed manner, sacrificing benefits from scale and learning economies. Approximately 60% of the spend today is on labor—scientists designing and executing experiments—while the remaining 40% of this is spent on “tools”—things like DNA synthesis, reagents, and equipment. Ginkgo brings efficiencies to both elements of this existing market.

1.

Labor: When scientists are able to leverage advanced automation, they are able to both reduce error rates and free time otherwise spent performing manual work (e.g. pipetting liquids from one plate to another). Freed from the burden of manual programming, scientists have more time to practice the art of cell programming: designing the direction of experimentation, mining data for new insights or exploring new techniques or application areas. This in turn increases the demand for programs as scientists retain a greater capacity for innovation and generate more ideas to test.

2.

Tools: Ginkgo’s scale provides a cost advantage in two primary ways. First, we reduce the amount of capital investment required by our customers—an early stage company building on our platform may never need to build a molecular biology lab. Second, our proprietary technologies and scale economics drive down the marginal cost of each experiment. Combined, this has the impact of transforming what is typically a large fixed cost investment for a cell programmer into a much lower variable cost. This is akin to an IT department not having to build and maintain a costly bank of servers and instead paying a marginal usage-based fee to their cloud computing vendor. Additionally, and perhaps even more impactful, our Codebase provides host cells, genetic parts and associated data for our customers that are unavailable elsewhere and which may reduce the total amount of work required.

As the cost of compute declined exponentially in computer programming, the demand for compute increased exponentially as developers dreamed up more and more sophisticated applications. We expect the same to be true in cell programming: as our platform scales in capability and capacity, we hope that the range of applications accessible to cell programming will likewise expand in breadth and sophistication.

Industry Overview

We believe that Ginkgo is changing the structure of the biotechnology industry. In much the same way that cloud computing centralized hosting services and ushered in a wave of SaaS software companies, Ginkgo is scaling the capabilities needed to program cells. By making these tools more accessible, we hope to usher in a wave of innovation in both “hardware” (life science tools) and “software” (cell programs).

At Ginkgo, we have always admired the symbiotic and regenerative nature of biology, which sits in stark contrast to the often extractive nature of existing technologies. We are often asked who we think the “winners” and “losers” in the industry will be as Ginkgo scales, as if it is a given that our growth must come at the expense of others in the ecosystem. We reject that notion. As our platform scales, we seek to drive benefits for all existing players in this ecosystem:

•	Innovators—whether in academic labs, startups, or global conglomerates—benefit from faster and more successful R&D efforts

•	Scientists are freed to unleash their creativity (we understand the pain of spending years pipetting at the bench too!)

•	Life science tools and manufacturing companies benefit from having a clear technical roadmap and known demand to justify investments

•	Society benefits from responsible innovation, driving more sustainable, cost effective, and high-performance products

Program Layer Ginkgo provides program management and technical execution to product companies across all industries Ginkgo is building the leading horizontal platform for cell programming across all industries platform layer Ginkgo is the interface between a series of complex technologies and a customer spec Technology Layer Ginkgo integrates standard hardware and wraps it in proprietary software and automation

Figure 6: Schematic of the synthetic biology industry structure. Ginkgo connects and integrates the hardware and tools provided in the technology layer, creating a platform that can be used by cell programming customers who are building products for end-market use.

Program Layer: Ginkgo enables and accelerates product companies, which historically have had to vertically integrate

Ginkgo is not a product company; we are an enabling platform for product companies in a range of end markets. We do not seek to “pick winners” and focus instead on building our platform rather than investing in product-specific risk. Platforms require scale and a relentless focus on innovation while taking a product to market requires many specialized functions that vary depending on the product:

•	A novel food ingredient requires food scientists to test and enhance taste and functionality

•	A therapeutic requires clinicians to conduct animal and human studies to test safety and efficacy

•	A novel material requires materials scientists to evaluate elasticity, durability, conductivity, or other required features

•	An agricultural product requires field trials

Once the product is developed, major investments are also needed to manufacture, distribute, and market the product. These are the jobs of our customers, the product companies.

Historically, product companies have had to invest in their own R&D capabilities, building their own labs and hiring their own scientists. This investment is inefficient due to lack of scale and drains resources away from application testing and product development. Ginkgo’s platform is not application-specific. The same engineering tools can be used for programs in completely different application areas: cells all run on the same genetic code. As product companies develop their products on Ginkgo’s platform, they gain efficiencies and increase their probability of success. New companies that build on our platform never need to make the fixed capital investments to start a lab from scratch; they are able to leapfrog and compete effectively against established companies.

Technology Layer: Ginkgo collaborates with life science tools companies to drive technology advancements

Because we’re constantly thinking about how to enable the next several years of exponential scaling of our platform, we have good insights into future bottlenecks and welcome the opportunity to collaborate to build technologies that will break through those barriers. We are the largest customer for many of our strategic suppliers and, as such, play an important role in advancing new technologies. As a result, we are often able to secure preferred access, often including custom development and leading economic terms, to next-generation technologies and pass those benefits along to customers.

We expect to continue to invest in and support the development of emerging technologies in this space. In certain areas where Ginkgo has unique needs, we may acquire technologies directly, as we did with Gen9, Inc.’s DNA assembly platform, which was particularly valuable for more complex DNA synthesis needs. In many other areas, we will support new and existing technology companies by placing anchor orders and partnering to develop technology roadmaps that break new ground.

By acting as a horizontal platform, Ginkgo can focus on what we do best (cell programming), our customers can focus on what they do best (bringing products to market in their industry), and our suppliers can focus on what they do best (building great hardware and tools). Biology did not evolve by industry and so cell programming is able to benefit from the scale and efficiency of a horizontal platform. Vertical integration is no longer required, allowing each layer of the ecosystem to flourish as we collectively enable more rapid growth across the industry.

Enabling Customer Success

Ginkgo serves diverse customers across a variety of end-markets. Some of these customers may have in-house biological R&D teams and others may have never thought biotechnology applied to their business. In either case, they come to us with a challenge—whether it is supply chain volatility, a race to develop an innovative new product, or an existential threat facing an industry on the wrong side of history—and we partner to enable a biological solution. We begin our relationship by working collaboratively to design the set of specifications for the end product(s) our customer desires. Our cell programmers then take that set of specifications and design an engineering plan to create a cell program that meets or exceeds that set of specifications. When we finish, our customers receive the final engineered organism (which either produces or is their product of interest) and a full “tech transfer” package for manufacturing and downstream processing (which they can implement themselves or pass to a contract manufacturer with our support). Our customers then take these organisms and/or purified products through the final stages of product development (e.g., formulations, clinical trials, field trials, etc.).

Our commercial team is organized to both establish new relationships with potential customers (traditional business development) as well as maintain and expand relationships with our existing customers (which we call “alliance management”).

Our business development team has both expertise in relevant industries (Consumer & Technology, Industrial & Environment, Agriculture, Food & Nutrition, Pharma & Biotech and Government & Defense) as well as expertise in our Foundry capabilities and synthetic biology. With this background we are able to identify industry or consumer challenges where biology can serve as a solution. Our categories of customers, independent of industry, include potential customers who have R&D teams with some synthetic biology capabilities where choosing Ginkgo can bring automation, scale and codebase beyond their own; potential customers who are considering but have not yet built lab-scale capabilities where a partnership with Ginkgo allows them to spend their capital on commercialization efforts; and potential customers who are not yet working in synthetic biology whose industries or products stand to be disrupted by biological solutions. Our business development team, with support from our Codebase and Foundry team members, crafts solutions for each of these types of customers through a strategic discussion of customer needs and fit with Ginkgo capabilities.

To grow existing customers, our alliance management team, through close collaboration on our existing programs, seeks technical and business opportunities for our customers that serve as the basis for consideration of future programs. As our programs demonstrate technical success, our existing customers often bring their next strategic R&D needs to our attention.

Over 75 major programs across diverse industries have run on our platform

While most biotechnology companies focus on building products within a fairly narrow scope, Ginkgo has uniquely pursued a partnered strategy across all end-markets. This was not easy. For many years, our platform was less efficient than the status quo of an expert scientist working by-hand at a lab bench. In the early days, the only end markets willing to take a chance on our platform were those without in-house biotechnology capabilities. But as Ginkgo’s platform improved over time and with scale, we were able to win contracts in increasingly sophisticated end markets with more in-house biotechnology expertise. Today, our platform is diversified across all major end-markets with marquee customers and a range of focus areas within each.

Cumulative Major 3rd Party Programs Gaining traction within increasingly sophisticated end markets Consumer & Technology +Industrial & Environment + Agriculture +Food & Nutrition +Pharma & Biotech Diversified platform 2015 2016 2017 2018 2019 2020 Government & Defense

Figure 7: Cumulative “major” programs run by third-party customers on Ginkgo’s platform (excluding proof of concept projects and other exploratory work). Today, Ginkgo has a diverse set of programs across all major end-markets.

Our customers include large multinational organizations with multibillion dollar R&D budgets as well as startups who are depending on us for essentially all of their bioengineering needs. While these customers and their focus areas may look very different, they are all important and valuable to Ginkgo. All of these programs leverage a common infrastructure, and as we demonstrate the value of this platform, we have the ability to grow significantly with our customers.

Ability to grow with our customers and increasingly complement existing R&D budgets

Ginkgo has grown substantially through inside sales with our existing customers. Some of our customers, such as Motif FoodWorks, never needed to build in-house cell engineering capabilities and so as they grow and expand their product pipeline, their demand for our platform should increase and they will benefit from our improving scale efficiencies over time as well. The relative value of our platform compared to the next best option (building a lab, bioengineering team, and intellectual property from scratch) is immense, which yields extremely high retention rates for customers in this category.

Other customers may already have in-house cell programming capabilities. As Ginkgo demonstrates the value-add of our platform by successfully delivering on programs, we have the opportunity to grow our collaborations with them, complementing their core R&D capabilities. We don’t view this as a “replacement” of customer scientists with Ginkgo’s platform. Rather, we hope to expand our customers’ capacity and need for innovation—giving them more “shots on goal” and enabling them to invest more heavily in R&D as the ROI of each dollar spent increases.

We have demonstrated this with several customers. With one customer, an initial proof of concept program has turned into a broader strategic relationship with over nine programs today. With another, we launched a relationship with two programs, quickly expanding it to five by the end of the following year. The growth we have seen with our oldest customers means we continue to have significant customer concentration as it takes time for new customers to ramp up their use of Ginkgo’s platform. During 2020, two of our customers each contributed greater than 10% of revenue and collectively they accounted for 39% of total revenue. We believe customer concentration will decline over time even as we expect to continue to grow our relationships with existing large customers. However, our ability to grow with our customers requires us to maintain satisfied customers, and program or other operational setbacks could impede our ability to meet customer expectations and grow our business.

Powerful proof points across categories

Our platform has now been validated by sophisticated customers across a range of industries. As we launch programs in new areas, those provide a toehold for future sales in that space. As an example, our pro bono project for Moderna, Inc. at the start of the COVID-19 pandemic to enhance production of a key raw ingredient through process engineering provided a proof point and initiated us into this emerging segment, leading to a commercial relationship with another nucleic acid vaccine company, as well as a program to produce a key processing enzyme for mRNA vaccines.

It is still incredibly challenging to break into new industries and our ability to expand into new sectors may be harder than we expect. However, our recent progress in therapeutics has been a significant milestone given that we are ultimately competing against very strong in-house capabilities. We believe that as more proof points emerge across industries, the barriers to adoption will diminish.

While many of the programs we run on the platform are kept highly confidential, below we share some examples of the diverse set of programs running on our platform.

GINKGO STORIES

Together with Motif, we're engineering proteins to produce healthier, more sustainable food options

Scale

Q1

Identify potential proteins

Sequence
Similarity
Network

Q2

Screen for best candidate protein

Degree of improvement over seed strains
Strain

Q3

Strain engineering & pathway balancing

Degree of improvement over unmodified strains
Strain

Q4

Iterative strain construction & testing

Titer [g/L]
Strain

1 year

Prototype strains ready

We developed 6 strains, and produced samples for benchmarking and early application testing. We designed, built, and validated improved variants over the next 9 months. The final chassis strains substantially improved the unmodified chassis strains, **increasing productivity, reducing cost, and improving scalability** over rounds of engineering.

2 years

Commercial strains

Ginkgo developed commercial strains from scratch with a total projected 3 years time-to-market for the final food product. **The strain's performance exceeded Motif's specifications by greater than 70%.** We also identified a set of novel protein expression systems that exceed performance of best-in-class systems by 5-20 fold.

The future of food is being powered by Ginkgo Bioworks.

Ginkgo's foundry can be easily repurposed to create additional food products, thereby shortening the time-to-market for each. We are always learning from the creativity of biology and the full breadth of biodiversity to enable better, more sustainable products.

Ginkgo stories together with Motif, were engineering proteins to produce healthier, more sustainable food options what if our food could be more accessible, healthier, harm-free, and have a lower environmental impact? Ginkgo partnered with Motif Foodworks to develop commercial yeast strains and processes for protein production at the kilogram scale. The target protein would be used to make foods more delicious and sustainable. Leveraging our Codebase and Foundry, Ginkgos engineers studied and screened 300+ distinct candidate proteins in order to identify candidates with the greatest functional benefit. Following the screening process, top performing proteins were engineered with novel expression systems to maximize their expression in optimized strains. Scale Q1 Q2 Q3 Identify potential proteins Screen for best candidate protein Strain engineering & pathway balancing Q4 1 year 2 years Iterative strain con

GINKGO STORIES

Why partner with Ginkgo?

The integration of Warp Drive Bio's genome mining platform with Ginkgo's state of the art sequencing capabilities, extensive biological codebase, bioinformatics and machine learning tools for gene discovery and strain engineering expertise brings forth unprecedented power to accelerate the search for new therapeutics, including next-generation antibiotics.

The genomic database includes more than 135,000 bacterial strains. These strains have the potential to encode more than four million biosynthetic gene clusters, which can be used not only for the discovery of novel antibiotics and other therapeutics, but also for applications across food, agriculture and fragrances.

100+
Classes of new potential antibiotics

The genome mining platform enables access to valuable natural products that have previously gone undiscovered due to historical technology limitations. The company's proprietary genomic search engine combs databases of microbial genomes to reveal those "hidden" natural products that cannot be detected under normal laboratory conditions. This deep expertise in genomics-based natural products discovery may be the key to unlocking new products that can help combat the rise of antibiotic-resistant diseases.

The discovery of next-generation antibiotics is being powered by Ginkgo Bioworks

1. United Nations IACG (2019)

GINKGO STORIES Together with Roche, we’re developing novel medicines to combat antibiotic-resistant bacteria What if synthetic biology paired with a genome mining platform could unlock the next-generation of therapeutics? Antibiotic resistance is a growing worldwide problem, endangering thousands of people across the globe and threatening modern medicine. Annually, over 700,000 people die from antibiotic resistant infections. The United Nations projects that this figure could reach 10 million by 20501. Through our collaboration with Roche, a global pioneer in pharmaceuticals and diagnostics focused on advancing science to improve people’s lives, Ginkgo is focused on discovering new classes of antibacterials. Our method is to mine bacterial genomes for novel pathways, and then engineer these pathways to produce molecules that we can test for antibacterial activity. Our partnership with Roche aims to bring the most successful of these molecules to the clinic. Why partner with Ginkgo? The integration of Warp Drive Bio’s genome mining platform with Ginkgo’s state of the art sequencing capabilities, extensive biological codebase, bioinformatics and machine learning tools for gene discovery and strain engineering expertise brings forth synlogic

GINKGO STORIES

Together with Synlogic, we're programming microbes in an effort to treat complex diseases in the gut

What if the power of biology could allow medicines to sense and respond to health conditions directly in your gut?

For approximately 2 years, Synlogic had been prototyping a strain and pathway to consume leucine, but initial modeling suggested that more activity was needed for target therapeutic effect. To optimize the complex pathway to increase consumption, **Ginkgo sourced, synthesized and screened 3,600 enzymes** to identify the best performing enzymes. Using the best enzymes, we designed and screened a combinatorial library of 350 pathways.

These enzyme libraries revealed highly variable specificity for the various branched chain amino acids amongst the high-activity enzymes. This degree of specificity between similar substrates can be very challenging to design. **Going forward, these libraries will accelerate future branched chain amino acid projects.**

Rapid pathway development
Enzyme 1
Enzyme 2
Enzyme 3
Leucine
Byproduct
PARENT PATHWAY PERFORMANCE
Metagenomic enzyme sourcing and synthesis
High throughput screening of >1200 enzymes per class
Use top enzymes to design combinatorial library of 350 pathways
High-throughput screening of pathways using targeted metabolomics

Vehicle
SYN1980
SYN5941
Leucine (µM)
150
100
50
0
-50
0
0.5
1
2
4
6
Time post bacteria administration (hours)

Supporting Pre-Clinical Development

With a simpler biological design, **Ginkgo improved the Synlogic strain's ability to consume leucine by nearly 7x.**

Furthermore, the Synlogic and Ginkgo optimized strain SYN5941 lowered protein-induced leucine consumption in non-human primates.

Our Platform

Ginkgo’s platform combines a strong technical foundation with an ecosystem of supporting resources to maximize our partners’ odds of technical and commercial success. In the nucleus of our platform are our Foundry and Codebase, which our scientists leverage to complete customer programs. The Foundry is, in its simplest form, a very large, highly efficient biology lab, enabled by over a decade of investment in proprietary workflows, custom software, robotic automation, and data science and analytics. It is paired with our Codebase, a collection of biological “parts” and database of biological data, which helps our scientists program cells. But great technology alone is not enough and we are building a community and ecosystem around our technical platform that provides our partners with end-to-end support.

Our Foundry brings a scale economic to cell programming

Cell programming projects involve a conceptually similar engineering cycle regardless of the specific product or market. Based on customer specifications, Ginkgo’s program team develops designs of proteins, pathways and gene networks (see Figure 3) that might meet the specification, leveraging public and proprietary biological knowledge bases (see “—Our Codebase—organizing the world’s biological code”). Those conceptual designs are developed using computer-aided design tools until the exact DNA sequences for those designs have been determined. Those DNA sequences are then “printed,” assembled and inserted into a cell to execute the new DNA code. These prototype cells are then studied and the output or performance of each is measured and compared to the customer’s desired specification. Learnings using data analytics and data science tools inform a new round of prototypes and this cycle is repeated until either the specification has been met or the customer decides to end the program.

The likelihood of technical success increases with each iterative engineering cycle and with the number of prototypes that are explored per cycle. However, with traditional tools for genetic engineering, each of these cycles can be slow, expensive and error prone. Many projects across the industry run out of budget or time. Conventional R&D teams often look to stay within budget by running rapid engineering cycles using largely manual tools and small numbers of prototypes per cycle. However, the inability to broadly explore the potential design space (there are more possible sequences of a 200 amino acid protein encoded in 600 DNA letters than there are stars in the observable universe) and the reliance on manual tools is a difficult handicap to overcome. Since people can only work so hard and since engineering cycles can’t be shortened beyond the duration of the physical steps, this approach has limited potential to improve in the future.

At Ginkgo, we invest in improving the tools and technology for programming cells in order to maximize program success within the constraints of customer timelines and budgets. We do so by scaling the number of prototypes that can be evaluated in each engineering cycle in an effort to reduce the number of cycles required to meet the customer’s specification and ultimately shorten project timelines. A typical screen for one enzyme step in a program might evaluate 1,000 to 2,000 variants to optimize function, of which the top 10 to 100 might be short-listed for further study. A relatively basic program might have 3 to 5 enzymes working in concert, and so in the process of optimizing the entire pathway, thousands or tens of thousands of enzymes and pathway combinations might be designed, built, and tested in the Foundry. The methods we use to increase scale also tend to reduce the average cost per prototype, which means that more prototypes can be evaluated for a given program budget.

Because diverse cell programs share similarities in process and code, many programs can be run simultaneously in a carefully designed centralized facility. This facility, where we use our investments in advanced cell programming technologies to manage diverse programs, is what we call our Foundry.

We make it possible to centralize many cell programming projects in our Foundry by deconstructing programs into a set of common steps and then standardizing those steps. For each step, we have built a specialized functional team that performs that step for all programs. Those teams define a set of standardized services that can be used in concert to execute an end-to-end cell programming process. Each team has access to scientific, software, and robotic engineering resources to replace manual ad hoc operations with standardized, automated, and optimized services. In addition to enabling scale, this approach ensures standard operating procedures, know-how, and human skill become encoded in software that can be more effectively debugged, monitored, controlled, and optimized.

performance Scale-up and Scale-Down modeling and assay validation

Figure 8: A non-exhaustive summary of the functions performed throughout the lifecycle of a program in the Foundry. At each stage, learnings are generated, driving improved design cycles and functional optimizations.

While the engineering strategies described above have historically been relatively uncommon in the life sciences, they are obviously not our invention. Rather, we are inspired by the lessons from other engineering disciplines and seek to apply those to biology. Automotive manufacturing, semiconductor fabrication, and data centers, among many others, demonstrate how automation, data, economies of scale, and continuous improvement can produce compounding gains in scale, costs, and quality. Critically, routine performance of these strategies across dozens of projects gives us the data and experience needed to drive continuous improvement.

As described above, a key strategy in our Foundry is to increase the scale of our operations so that we can run more programs and more prototypes in parallel (i.e., large batch sizes). This approach benefits from operational efficiencies and economies of scale across many dimensions:

•	Fixed Cost Amortization: Our Foundry is an inherently physical facility and as we scale and improve utilization, we are able to amortize this fixed cost across more work.

•

Continuous Learning and Improvement: The cumulative amount of work done as we scale leads to a better understanding about how to program cells. Much of this is then encoded in our Codebase, described below.

•

Purchasing Economies: By partnering with Ginkgo, our technology partners and suppliers can generate more value from a single account than they could from multiple smaller accounts, and that extra value is shared with Ginkgo.

•

Technology Specialization: Certain technologies that we leverage in the Foundry (such as acoustic liquid handling, automated bioreactors, and advanced mass spectrometry systems) are not easily leveraged or practical for smaller organizations. But for an engineering organization of our size, those investments can drive material improvements in cost efficiency.

These efficiencies and economies of scale can be observed empirically from a relationship we refer to as “Knight’s Law,” named after Tom Knight, one of our co-founders, and loosely inspired by Moore’s Law for semiconductors. As shown below, we have seen an exponential increase in the output of the Foundry over time alongside an exponential decline in the average cost per unit of output. While this trend was interrupted by temporary lab shutdowns during the COVID-19 pandemic and reduced capacity due to social distancing, we are continuing to drive our business internally towards achieving these metrics. We continue to build our internal metrics around Knight’s Law and believe we can continue to drive this kind of capacity growth in the foreseeable future, though it is dependent on the development of new technologies, which inherently carries risk, and, like Moore’s Law, we will likely hit a limit over time. This feature compares to a conventional facility, where scaling is driven predominantly by the addition of employees, an exponential increase in work would be infeasible and the cost per unit of work would decline little, if at all.

LAB Operations: measuring work done on the platform 1,000,000 100,000 10,000 1,000 100 2014 2015 2016 2017 2018 2019 2020 2021 Doly lab Operation 2-3x annual increase pre-COVID STRAIN TESTS: MEASURING THE OUTPUT OF THE PLATFORM DEVELOPMENT AND ADOPTION OF NEW TECHNOLOGIES ENABLES ORDER OF MAGNITUDE IMPROVEMENTS IN CAPACITY 10,000,000 1,000,000 100,000 10,000 1,000 100 10 2015 2016 2017 2018 2019 2020 2021 Doly Strain Tests 3-x annual increase pre-COVID

Figure 9: The output of the platform increased by over 3X per year for 5 years, and while we expect that kind of scaling to continue, there is no guarantee that we will be able to do so.

$10,000 $1,000 $100 $10 $1 2015 2016 2017 2018 2019 2020 2021 2025 Cost per Strain Test (rolling 3mo avg) FOUNDRY IS 5-10X CHEAPER THAN THE STATUS QUO ESTIMATED BY HAND COST BY 2025, WE SHOULD BE TWO ORDERS OF MAGNITUDE MORE EFFICIENT THAN BY HAND COVID impact Note; Cov1include all operational and R6D-related activities (i.e both current programs and investments in future capacity)

Figure 10: As the output of the platform has increased, our total R&D / operational costs per unit of output has decreased by approximately 50% per year.

We are frequently asked, and spend much time thinking about, whether it will be possible for compounding gains in output and productivity to continue for many years in the future. It is important to note that given significantly advanced tools, most steps in cell programming could be miniaturized to a point where single molecules of DNA and single cells are being manipulated and monitored. At that ultimate degree of miniaturization, the costs and timelines of cell programming could be reduced orders of magnitude from where they are today. Newly available microfluidic technologies, such as those developed by our partner, Berkeley Lights, Inc., point to the reality of this future of cell programming at the single-cell level. Additionally, because many of the enabling tools of cell programming are biological in nature (e.g., polymerases and CRISPR), we are able to point the platform at itself, developing new biological tools to reduce the number of steps or the complexity of a certain operation. For example, we could develop better gene editing enzymes or novel ways to screen cells in a multiplexed format using biological sensors. It is easy to theorize about these types of developments, however they are hard to execute, we will undoubtedly run into roadblocks along the way and we will have to invest significantly in developing new technologies in order to enable the types of improvements we seek to achieve.

Recent advances in machine learning, molecular simulation, and other computational techniques also hold great promise to improve our ability to program cells. We believe our Foundry is well-positioned to build the kind of large, well-structured datasets that such computational approaches need to succeed. In time, we believe computational approaches will reduce the need for certain kinds of experiments (for example, we already use machine learning to make protein and enzyme design projects more efficient). If computational approaches can replace certain sets of experiments, we expect to use the recovered Foundry capacity to work on ever more complex cell programming challenges. The reality is that the cells that we program today accomplish relatively simple functions, such as: “produce as much of molecule X as possible.” Programming cells for complex functions, such as live-cell therapeutics, responsive building materials, multicellular organisms, etc., will require sophisticated sub-systems for environmental sensing, intracellular information processing and feedback, and a multidimensional program that responds to such environmental stimuli. Only when we can deliver such sophisticated programmed cells, will we have truly unlocked the potential of biology and we see the Foundry as being an integral part of the platform for doing so.

Our Codebase—organizing the world’s biological code

Codebase is a familiar term to software developers but is a new concept in biology. Modern software firms develop their own (typically proprietary) codebase of source code and code libraries that can be leveraged by their software developers to more easily create new applications than they could starting from scratch. Additionally, vast repositories of debugged code are shared publicly so that programmers across application areas can leverage prior art in order to innovate faster. This allows software developers to focus their time and effort on developing new features rather than recreating existing logic. Ginkgo’s Codebase is our attempt to characterize functional biological code (reusable genetic parts and strains) that can similarly be repurposed in new cell programs. In addition to the raw performance data we generate through our Foundry experiments (more than 10 million strain tests run to date), we have also incorporated many public databases for genetic sequences and have a proprietary data set of over 440 million additional sequences that we leverage in our designs.

Engineering biology is complex—one of the reasons that Foundry scale is important is that it remains highly difficult to predict the performance of a biological “part” in a given context from a DNA sequence alone. The genomics revolution has outpaced biologists’ ability to test the functionality of each DNA sequence as it was discovered, particularly because most of the community is still performing biological experiments by hand without the benefit of automation. Each program performed at Ginkgo involves testing thousands or millions of DNA sequences; with a small fraction of those ending up in our final engineered cells. For that reason, high-performance biological sequences—the handful of designs from thousands of candidate designs that meet our performance goals for an experiment—are hard-won assets and form a key component of Ginkgo’s Codebase. Not to be discounted, the “losing” designs are still valuable, helping inform more effective campaigns in the future that avoid known failure modes.

Natural organism data is added to Codebase once activity is confirmed Design & learning Data from previous experience is used to design new sequences for testing Codebase High performance sequences from previous programs Better genetic Parts Better strains Enzymes Tested Best Candidate Selected Measuring Enzyme Activity Engineered enzyme sequences and associated performance data feeds back into Codebase Engineered Strains Organisms and associated performance data feeds back into Codebase

Figure 11: Our Codebase incorporates both biological assets from nature as well as engineered assets and data from our Foundry experiments. Because the Foundry enables us to test many thousands of prototype enzymes, pathways, and strains in individual engineering cycles, we are able to quickly expand the range of characterized biological assets in our Codebase.

In some ways Codebase is a “parts catalog” that we can draw from when developing a new organism. As Ginkgo performs more projects, we contribute new parts to our Codebase that can be reused in new contexts. For example, we developed novel synthetic promoters (DNA sequences that can turn on the expression of a gene of interest) that allowed us to increase production of proteins in yeast. Initially, we tested thousands of designs to arrive at a select number of promoters with high performance. Now those high-performing promoters can be reused in any program that involves producing a protein in yeast; they are a modular piece of genetic code. Over the past 20 years, our team has supported efforts to build these kinds of parts libraries—the iGEM Parts Registry and AddGene are two notable examples of initiatives to make reusable parts available to researchers in the community. But despite these efforts, we continue to see intellectual property siloed within organizations across the biotechnology industry, leaving many without the additional intellectual property they need to develop their programs. Ginkgo’s Codebase allows our customers to draw from a broader set of biological assets than any single company would develop for a given application. The scale and diversity of our programs have allowed us to develop a large Codebase that grows with the addition of each new program and can be opened to the broad swath of partners and cell programmers using our platform.

Cell programmers must consider not only the genes in the programs that they design, but also the ways that they interact with the cell that “runs” the program. Therefore, Codebase is more than just the individual modular parts we use to design biological programs. The organisms that have been optimized to run the programs, whether because they have been engineered for robust growth or because they are particularly adept at producing certain classes of products, are known as “chassis” strains. These strains can be reused across multiple programs, significantly reducing the amount of work needed to optimize a program and engineer a commercially viable organism. The breadth of Ginkgo’s customer base allows us to use these chassis strains in many more contexts than traditional industrial biotech players.

For example:

•

We have developed highly productive organisms for the production of food proteins (incorporating some of the synthetic promoters described above). These same chassis strains can be repurposed for the production of any protein or enzyme, spanning applications as diverse as enzymes for degrading pollutants to structural proteins for personal care products.

•

Our collaboration with Cronos Group Inc. involves the production of many different cannabinoids; these cannabinoids share common precursor molecules such that a single chassis strain can be modified to produce each product.

•

Ginkgo recently acquired the assets of Novogy, Inc., a company that had been focused on the engineering of oleaginous yeasts to produce fuels and lubricants. At Ginkgo, these assets can be applied not only to fuels and lubricants but also fine flavors and fragrances, food oils, and even materials. A consequence of evolution is that biochemistry has repurposed the same biochemical pathways many times over in different contexts, allowing chassis strains to be redeployed in many similarly diverse contexts at Ginkgo.

Our Foundry and Codebase are inextricably linked. Our Foundry scale allows us to generate unparalleled Codebase assets. These Codebase assets help us improve our designs and provide reusable parts and chassis strains that improve the efficiency and probability of success of our cell programming efforts in the Foundry. As the capabilities of the platform improve, it drives further demand, which increases the rate of learning in our Codebase. The continuous learning and improvements inherent in this relationship is one of the key features of our platform.

Ginkgo stories Leveraging scale to optimize enzyme activity situation Our Client was seeking an enzyme that could enhance an underperforming, in-house program in the industrials space. Ginkgo created a diverse library of 1700+ enzyme variants, informed by our Codebase. Impact Our program reduced enzyme requirement by 80% and improved performance. Without Ginkgos capacity for testing or broad Codebase, the best enzyme wouldnt likely have been discovered or selected for testing enzyme activity New IP 5x efficiency gain Clients Prior Best enzymes tested

An ecosystem to support cell programmers

Ginkgo has long recognized that it is critical to build a true ecosystem around our technical platform. We have been inspired by the leading horizontal platforms in information technology, such as Microsoft Windows and Amazon Web Services, which built real developer communities and provided a range of value-added services on top of their core technology. Like these pathbreakers, who set the stage for a generation of computer developers, we too are trying to ensure that the cell programmers who build applications on our platform have the tools they need to succeed beyond the lab.

Capital capital access Foundry Credits Ferment Consortium Manufacturing Robust tech-transfer Manufacturing support IP & Regulatory IP Filings Open-Source tools Legislative change Community Conference & community Product showcase Partners Facilitating: Investments, acquisitions, partnerships Trust & credibility Biosecurity ESG

Access to capital

As in the early days of computer programming, it is still extremely expensive to program biology. For that reason, it can be easier for larger companies to make investments in innovation around this space. But Ginkgo’s platform gives small companies and innovators access to the same horsepower as larger players and obviates the need to invest in fixed laboratory assets, providing an even greater strategic benefit. To help address this discrepancy, Ginkgo has assisted in launching new companies (such as Motif FoodWorks, Inc. and Allonnia, LLC) by bringing together strategic and financial investors to secure funding for these early stage companies. Going forward, we intend to leverage our own balance sheet and to partner with investors, enabling companies at all stages to benefit from our platform. We believe that, as Ginkgo’s customers demonstrate increasing success, there will be an explosion of capital for cell programming applications and a recognition of Ginkgo’s platform as the industry standard backbone for these development efforts.

Manufacturing support

Our job is to ensure that our cell programs can be executed at scale and we support our customers to ensure successful commercial scale manufacturing. We have built relationships with a number of leading contract manufacturing organizations and have demonstrated that we can transfer our lab-developed protocols to commercial scale (e.g., 50,000+ L fermentation tanks) with predictable performance. We have an in-house deployment team dedicated to supporting our customers’ scale-up and downstream processing needs. We have even helped certain customers, such as Cronos Group, Inc., acquire and build out their own in-house manufacturing capabilities and certain programs, such as our work with Moderna, Inc., focus on manufacturing process optimization.

Intellectual property protection and regulatory support

Ginkgo takes responsibility for the intellectual property generated through customer collaborations. Our scientific team works continuously with our intellectual property team to file patent applications and monitor for freedom to operate. We are also active in helping shape and influence the evolving regulatory landscape for biological engineering. While our customers are responsible for handling their own regulatory procedures on a product-by-product basis, our broader view and sphere of influence can help build understanding of and support for novel product classes.

Building a community of cell programmers

We launched Ferment, our annual conference, in 2018. The conference highlights developments and thought leadership in the field and brings together scientists, entrepreneurs, investors, and suppliers. Our conference in 2019 brought over 350 participants to our headquarters in Boston. Even prior to launching Ginkgo, our founders focused on building community within the emerging field of cell programming. Tom Knight, one of our founders, was among the professors who launched the International Genetically Engineered Machines (iGEM) Competition in 2004 which has now had over 50,000 students and instructors from over 50 countries go through the competition (including dozens of Ginkgo employees and all five founders!).

Facilitating partnerships within our community

Because Ginkgo serves both large market incumbents and smaller startups, our community also serves to facilitate introductions between innovators and those looking to invest in innovation. We believe that investors and large strategic companies have come to recognize Ginkgo’s platform as a key enabler of innovation and are keen to get to know the companies that are building with us. Those relationships can be the source of funding and go-to-market support for the earlier stage companies building on the platform, increasing the odds that they develop successful products.

We invest in building trust and credibility for the entire industry

The most powerful technologies require the most care. Biology is too powerful for us to not care about how our platform is used. We have and will continue to invest heavily to build and maintain trust in bioengineering as a technology platform across all layers of the industry. At the platform layer, we have focused on building robust biosecurity measures. At the application layer, we are proud to enable a diverse set of programs that drive towards environmental sustainability. We are committed to ESG (i.e., environmental, social, and corporate governance) practices and broad stakeholder engagement at a corporate level. We are also engaged in deep conversations around the implications and ethics of biotechnologies through many public forums, helping shape our platform to promote sustainability in our global community.

GINKGO STORIES

Producing cultured ingredients at scale

Figure 1

Ginkgo's result exceeded the client's desired product titer by 50%
Client's goal
Product Titer (g/L)
Apr. '15
Sep. '15
Dec. '15
Mar. '16
Nov. '16
Feb. '17

Figure 2

Product Titer (g/L)
Ginkgo ambr250 EOF
Optimal Process
Ginkgo ambr250 EOF
Deployed Process
Elapsed Fermentation Time

Large-scale fermentation tanks.

Ginkgo's system enables high throughput screening without comprising data quality

GINKGO STORIES Producing cultured ingredients at scale A leading company for production of natural ingredients was looking for cost-saving opportunities. Ginkgo identified a plan to fine-tune existing pathways in yeast to produce multiple flavors more efficiently, then optimized the conditions for scale-up. Ginkgos Foundry utilizes the ambr250 disposable reactor system to inform design of experiments and reduce operating costs via automation, allowing us to run hundreds of bioreactors simultaneously. Using the information generated to rationally improve the strain and fermentation process conditions, Ginkgo exceeded the clients desired product titer by 50%. Ginkgos system enables high throughput screening without comprising data quality The conditions optimized at a volume of 250 mL were effectively translated into pilot and commercial scale, and the cultured ingredients reached commercial production with our manufacturing partners.

Our Business Model

The key input into our unit economics is a cell program. For each of these cell programs, we generate economic value in two primary ways. First, we charge usage-based fees for work done in the Foundry, similar to how one might pay a cloud computing platform based on the amount of compute required to run a SaaS application. Second, we share in the downstream value of the programs that are completed on our platform. This value share can be in the form of royalties on future sales (much like traditional biopharma models), equity, or even lump-sum commercial milestone payments. Because we typically incur no downstream costs (e.g., manufacturing or product development, which our customers manage), these value share payments flow through with approximately 100% contribution margin. This flexible business model allows for more predictable near-term revenue while not sacrificing our ability to create long-term value with asymmetric upside.

Illustrative Program Economics

Foundry Upfront payments to cover R&D costs for customer programs Yr 1 Yr 2 Yr 3 Highly predictable revenue stream independent of program success Downstream Value Value sharing via customer equity, royalties, and/or milestones on completed programs Foundry Royalty Stream OR Equity Equity represents the risk-adjusted NPV of a potential royalty stream Yr 4 Yr 5 Yr 6 Yr 7 Yr 8 Yr 0 Yr 4 Yr 5 Yr 6 Yr 7 Yr 8 Cash flows dependent on customer success; ~100% contribution margin as Ginkgo incurs minimal ongoing support or delivery costs

Figure 12: Ginkgo generates economics from programs in two primary ways. First, customers pay upfront fees to cover initial R&D costs for a program. Second, Ginkgo shares in the downstream value (typically in the form of a royalty stream or equity share) generated by programs.

Foundry Revenue

The first stage of a cell program consists of R&D work being performed on Ginkgo’s platform, leveraging our Foundry and Codebase. R&D is inherently risky and our customers recognize that this is a cost they will incur regardless of success and whether they are working on the program in-house or with a partner. Ginkgo provides a much more efficient platform to conduct this R&D work, encouraging companies to build on or adopt our platform.

We estimate that the unit costs of our Foundry cell engineering services are several times less expensive on average than the status quo (a customer doing equivalent R&D in-house, by-hand) and we expect that cost advantage to grow over time. We typically earn revenue tied to the units of work that we perform on behalf of our customers’ programs. Initially, as we were building and validating the platform, these revenue covered less than 20% of the costs incurred to execute a program as the platform was less efficient than the status quo. As our platform has matured and efficiency improved, we have steadily increased the portion of program R&D costs that are covered upfront by customers and we now expect that new programs are structured to fully cover our direct costs, which will eventually enable us to earn a modest margin. Our Foundry revenue provides a strong foundation of predictable revenue that is independent of any commercialization efforts by our partners.

As we continue to scale the Foundry and build Codebase, we expect to drive further efficiencies and decrease our average unit costs. This presents us with a strategic choice going forward. We could retain these efficiencies and increase our margins or we could pass these efficiencies on to our customers, increasing the number of shots on goal and, therefore, the likelihood of program success given a fixed budget. We believe the right choice for long-term value creation is to pass the savings to our customers, reducing the barriers to adoption and driving increased demand for our platform. Our Foundry revenues are thus impacted by a number of drivers:

•	Number of active programs: We hope to dramatically increase the number of programs working on our platform over time, and if we are successful, we believe this will drive increasing Foundry revenue.

•

Units of work per program per year: If our Foundry becomes more efficient and we generate more scale, we expect to be able to do more work per program in a fixed period of time, improving chances of program success.

•

Average price per unit of work: If we bring on innovative technologies or step change improvements in existing Foundry services, we plan to pass capability and cost improvements on to our customers. If these new technologies or services are adopted across programs, we believe the average price per unit of work will continue to fall over time.

•

Number of years per program: If our platform improves, we expect program duration to decrease over time. Some programs may still be charting new territories and take several years, but programs that are able to leverage substantial pre-existing Codebase (e.g., our Nth program in bulk protein production) should have shorter duration and, in general, greater Foundry capabilities should shorten program durations.

The expected impact of these drivers is represented below:

Growing our Business& # Active Programs Increasing Units of work per program per year increasing Avg. price per units of work Decreasing Annual Revenue Increasing &while improving our customer value proposition years per program Decreasing Customer cost per program per year Likely Flat or Decreasing Customer cost per program Decreasing

Figure 13: Illustrative drivers of Ginkgo’s long-term financial model and customer value proposition.

The multi-year nature of an average cell programming project means that our Foundry revenue are predictable and recurring in nature. Additionally, given the lead times inherent in developing technical plans as part of a sales process, we have good visibility into new Foundry revenue bookings. This provides a strong foundation for the business and allows us to be patient while we wait for downstream economics.

Downstream Value Share

As the key enabling technology for our customers’ products, we are able to earn a share of the value of the products that are created using our platform. We are quite flexible and have structured a variety of value sharing mechanisms, including royalties, equity, and lump-sum commercial milestone payments. Because the economics to us should be roughly equivalent, we are generally agnostic on which form of downstream value capture we receive and the decision is typically based on customer size and preference, with archetypes described below.

Because Ginkgo typically will have completed the program (and received associated Foundry revenue) prior to realizing downstream value, cash flows from the downstream value capture component generally fall straight to the bottom line as we incur minimal to no ongoing support or delivery costs once the strain is commercialized. This dynamic creates opportunities for outsized returns as our clients successfully commercialize products built on our platform. As we add more programs to the platform over time, we expect downstream value share to contribute income, and therefore we believe our overall margins and cash flow profile will grow significantly.

Biosecurity: A complement to our platform and emerging source of value

With a mission to make biology easier to engineer, we have always recognized the imperative to invest in biosecurity as a key component of our platform. We care how our platform is used and investments in biosecurity help us ensure that cell programming is conducted and deployed responsibly. The COVID-19 pandemic demonstrated the disruptive power of biology and has created a paradigm shift with respect to biosecurity in both public and private institutions that we believe will drive significant growth in demand for these capabilities. Our Biosecurity offering generated $17 million in revenue in 2020 and is expected to continue growing in the near-term, however, demand for COVID-19 testing remains uncertain for the second half of 2021. Our dedication to biosecurity is deeper than our emergency response to the current global pandemic. The rise of the internet and computing capabilities heralded a need for cybersecurity. Learning from this experience, and given the power of biology, we believe innovation in biosecurity must keep pace with innovations in bioengineering.

Consideration for biosecurity is ingrained into our platform tools. For example, we are members of the International Gene Synthesis Consortium (“IGSC”), which has developed harmonized protocols to screen synthetic DNA for concerning sequences. The IGSC protocols are typically used by DNA synthesis providers to help detect and prevent external customers from misusing DNA synthesis services. At Ginkgo, most of the DNA that we synthesize in-house is also designed and used in-house, not shipped to external customers. We still apply the IGSC screening protocols to these Ginkgo developed sequences as an additional biosecurity safeguard. We also have an extensive history working with the Department of Defense, the Defense Advanced Research Projects Agency (“DARPA”), and the Intelligence Advanced Research Projects Agency (“IARPA”) on programs related to building a robust biosecurity infrastructure. Many of these programs, such as the IARPA FELIX program, aim to develop experimental and computational tools that detect or prevent misuse of bioengineering. During the COVID-19 pandemic, we built a robust “endpoint security network” of nationwide K-12 viral testing to help with school reopening plans—and we are now one of the largest providers of K-12 COVID-19 public health testing in the country. This work with educational institutions—organizations that represent the centers of our community—is a meaningful first step in building the pathogen monitoring capabilities critical to the prevention and mitigation of biological risks.

SARS-CoV-2 will not be the last pathogen we face with pandemic potential, but if we make the right investments, it may be the last that catches us unprepared. Industry sources estimate that at steady state, $20 to $40 billion should be spent on pandemic preparedness annually. The near-term growth of this sector is highly dependent on international government initiatives and investment and Ginkgo has been supporting and engaging with domestic and international organizations and governments to help shape the understanding of a robust biosecurity program. Given our experience to date, we believe there is a meaningful commercial opportunity in biosecurity that will persist beyond the current COVID-19 pandemic, driven by increased awareness of the need for prevention and response systems. We are well placed to take a leadership position as the biosecurity platform of choice, and we believe that our technology leadership requires that we play an important role in helping the world manage these challenges.

Our Sustainable Advantage

We have defined a unique business model over the past 12 years. The biotechnology industry has been product-centric for decades, with early horizontal platforms in life sciences frequently vertically integrating upon the development of the first successful product on their platform. As Ginkgo has embarked on this journey, we have studied and learned from innovators and established platform companies in other industries as we built our platform and business. We now benefit from significant historical investments, a virtuous cycle that grows with scale, and a strong business model that is aligned with our customers’ outcomes. These establish a strong sustainable advantage that we believe will help establish Ginkgo as a true industry standard.

Decade-plus head start in creating an industry standard platform

Hardware, software and biological tools need to be tightly integrated to replicate our platform. We have spent over 12 years building the software, automation and data science to best support a high throughput, generalized platform and expect to continue investing in this area. Our software, automation and data infrastructure cannot be easily replicated without bringing together a number of rare, specialized skillsets. In addition, without the scale and demand to stress test a high throughput platform, we expect any newly developed platform would be suboptimal. We estimate that it took us over eight years of investment and iteration to reach cost parity with “by hand” cell programming. We believe competitors will find it difficult to justify the investment in the software, automation and data science needed for high throughput operations before they acquire matching high demand.

Scale economics provide a structural cost advantage

As the only scaled horizontal platform in this space, we have the broadest number of programs that can be run on our platform, providing the highest potential for scale economics. Other companies choose to target specific markets and vertically integrate into products with high expected value. This has a tendency to overfit the capabilities of their R&D team to their targets. As discussed above, our continued scaling and investment in flexible tools that can apply to a broad range of end markets helps us drive efficiencies in the Foundry and Codebase across our diverse programs. Furthermore, as we scale, we are able to leverage advanced technologies that are only practical at scale and also may obtain preferred pricing with a number of suppliers. Competitors may be unable to source equivalent technology or negotiate similar pricing without first achieving scale, a feat that is difficult to do with a narrowly focused R&D platform.

Strong network and learning effects

In addition to a raw scale economic, we also accumulate knowledge and reusable Codebase from each program that runs on the platform. Every program benefits from the programs that came before and generates benefits for other current and future programs. These learnings and reusable assets are cumulative, extremely hard to replicate, and increasingly valuable to our customers. Because our learnings are generated by the work we execute in our Foundry, the unmatched scale of our Foundry also means we are learning at a faster rate than any up-and-coming competitor. Thus, there is a recursive element to our platform: as the platform gets better, it also improves faster—we are excited to make this advantage of our platform available to our ecosystem of cell programmers.

Ginkgo’s value creation is aligned closely with customer success

Our platform drives value for customers along two dimensions: reducing the cost of laboratory work via automation and increasing the probability of technical success due to cumulative data and learnings. Our financial model is aligned with those factors. As we gain efficiency, we drive further demand for cell programming, which drives our Foundry revenue up. As both demand and probability of success increase, our risk-adjusted value share also increases. Our model only requires we share in a small fraction of the downstream value created by our programs, providing our customers the opportunity to generate and retain significant value. Ultimately, this encourages broader adoption of our platform across industries.

Furthermore, we seek to maintain close relationships with our customers, supporting their work, and earning their loyalty and satisfaction. The breadth and highly integrated nature of our platform makes it inefficient for a customer to simultaneously work with Ginkgo and any theoretical competitor. As there is not yet a standard interface for cell programming, it requires an upfront investment to learn how to choose and design programs to make the best use of our platform. Thus, customer retention is high and there are substantial switching costs.

We are uniquely positioned to attract the top cell programmers

Just as the top software programmers want to work with the latest technologies, we believe the top cell programmers will be attracted to our industry leading platform and access to its unique capabilities. Our ability to hire and retain the best cell programmers as internal users and developers of our platform pushes us to continually improve and also builds a base of Ginkgo-trained experts. If these Ginkgo trained cell programmers move on to roles and opportunities in product-specific companies, we expect they will become ambassadors for the Ginkgo approach in their next role, expanding our reach into potential customers.

History of investing in credibility and trust

Let’s face it, GMOs have an image problem. This image problem has led to activities by the first generation of genetic engineering companies that backfired: lobbying against transparency in labeling laws, trying to “rebrand” GMOs with different terminology, and other efforts that have failed to build trust and engagement with stakeholders. We have taken a different approach. Rather than avoid the term, we’ve championed transparent labeling, sought to engage and build trust through open dialog, and enthusiastically embraced the potential for genetically modified organisms to do great things. We don’t seek to make GMOs acceptable through branding; we aim to make GMOs that people love.

I GMO

Doing so requires care and attention to both the technical and social aspects of our platform and its impacts. This means investing in biosecurity and, as noted above, embedding it into our platform and how we operate. This also means engaging with the social complexities of science and technology with a diverse group of people. We strive for a company culture built on a foundation of diversity, equity and inclusion (see also the sections titled “—The Impact of Cell Programming—ESG is in our DNA” and “—Our People & Culture”), and aim to engage different perspectives through our creative residency and through our magazine, Grow. Through both our internal and external efforts, we seek to engage with the realities of what has made genetic engineering an ESG risk historically, and work towards equitable and positive impact.

Our Growth Strategy

We are seeking to usher in a new paradigm for cell programming. It took us over eight years of basic research and investment in software, automation, data science and scale to reach parity with the status quo of individual scientists conducting experiments by hand at a lab bench. It took us several more years to demonstrate business model maturity: delivering a platform with enough value-add to customers that we could cover the cost of cell engineering R&D programs while building Codebase and sharing in the downstream value of our programs. We believe that we are now at an inflection point where we believe we have the opportunity to become the industry standard. We see several drivers of this evolution and growth.

Scale our platform and continue to drive efficiencies and improvements

As discussed above, our platform improves with scale and to date we have observed a positive feedback loop between our Foundry and Codebase. As we scale capacity and demand on the Foundry, we expect our average unit costs to fall, creating a better value proposition for our customers as their program budgets stretch further and drive more demand. Similarly, Foundry output also grows our Codebase, which supports better program execution, creating a better value proposition for our customers as well.

We occupy over 300,000 square feet and maintain state-of-the-art machinery and laboratory equipment. We have built more than 50 custom integrated work cells, consisting of robotic automation systems, mass spectrometry, fermenters, sequencers, and more. We have the capabilities to engineer dozens of species of organisms from bacteria to fungi to mammalian cells. We have worked on enabling products as varied as polymers, bacterial therapeutics, bulk protein production, novel antibiotics, fine chemicals, and more.

We have been able to work on a diversity of programs while consistently driving efficiencies in the Foundry with scale. We expect to accelerate growth in capacity by integrating new technologies across our existing footprint, building new Foundry space, and investing in software, automation and data to increase utilization.

Leveraging our proof points to grow within all industries

We have now established proof points of success in a diverse set of end markets, in several cases far exceeding our customers’ specifications. When engaging with existing customers or potential new customers in similar or adjacent industry verticals, we can point to these case studies of success to demonstrate the value of our platform. This reduces the barriers to adoption, helps us grow our customer base, and increases the number of new programs under contract. Importantly, the reusable Codebase we generate from these new programs enables us to stay ahead of vertically focused competitors.

Grow with existing customers

Once we establish a relationship with a customer, there is significant room to expand the scope of our program engagements. We are able to grow with our customers and/or expand into other existing pockets of R&D spending. We have seen customers expand from one early program to five or ten programs a few years later and each new logo we add has the potential to become a true platform partner.

When we work with companies from their inception (or at least from the inception of their biotech investments), we enable them to avoid significant fixed cost investments and benefit from our economies of scale. Our relationship with these customers is extremely strong as we are the core technology powering their R&D efforts. As a result, when these customers scale, their usage of our platform typically scales commensurately. For companies with existing, established biological capabilities, as we demonstrate the value of our flexible platform, we are able to grow our relationships to complement their core capabilities and increase the probability of success.

Reduce barriers to adoption by integrating with external R&D teams

It can be easy to fall into the trap of assuming that new disruptive technologies must subsume existing ways of working. When hosted servers and software-as-a-service started rising in prominence, corporate IT teams had to wrestle with changing integrations and demands. Some information technology departments were resistant to moving “off-prem” because they felt they were effectively outsourcing their jobs. In response, the leaders in this field, such as Dell, would sometimes hire their customers’ information technology departments and find them jobs within Dell simply to get past this internal resistance. The reality was that these technologies were ushering in a much more substantial era for information technology, which dramatically increased the demand for this type of talent. This centralization of the model (from every company having large information technology departments building customized code to a broader array of specialized software vendors) didn’t come at the expense of information technology and digital technologies, but enabled its flourishing across all industries. We see something similar happening in biotechnology today. Internal R&D teams are typically both very excited to learn about the power of our platform but are also understandably nervous about what “outsourcing” work to Ginkgo might mean for the future of their teams. We have the opportunity to help them see the benefit in a true partnership with Ginkgo.

The vast majority of programs being run on the platform today are being run and managed by Ginkgo program teams—in-house scientists and engineers who are managing the R&D project to meet a customer’s specifications. But we now have a couple early examples of certain customers, those with more in-house biotech expertise, interacting directly with our platform. Over time, we would like to build in enough standardized interfaces that a distributed network of scientists could access the platform directly through a well-defined integration and self-service layer. This transition will allow our program teams to devote more of their efforts to developing Codebase assets, enabling more rapid scaling, and reducing the barriers to adoption by our customers. There are significant technical hurdles for us to overcome in developing this technology, but it is on our near-term roadmap and we are constantly thinking about how to “productize” individual workflows on the platform.

Build an ecosystem

As described above in “—Our Platform,” we believe we are building the industry standard developer platform for cell programming. In much the same way that early computing platforms and operating systems built real communities around their platforms in the 80s and 90s, we intend to build a community of developers building on the Ginkgo platform. As we invest to expand this ecosystem of services for cell programmers building on the Ginkgo platform, our value proposition to cell programmers increases and we become more ubiquitous.

Our People & Culture

A company is made of people. We have sought to bring together a diverse and multidisciplinary group of people who share in our mission to make biology easier to engineer. Today, our extensive cross-functional team is collaborating to build our ecosystem, from organism designers to automation engineers, software developers to people operations, business development to facilities management, finance to molecular biology.

A culture built on care

We’ve strived to grow a culture based on care. As engineers, it is easy to fall into the trap of thinking of ourselves simply as tool builders. Tools can be used in many different ways, both good and bad, and engineers often discuss their tools as value neutral. But tools reflect the social beliefs and biases of the people who make them: today this is becoming increasingly apparent, with more and more evidence of algorithmic bias being built into AI systems, facial recognition, and much more.

As designers of the largest horizontal platform for cell programming, we are keenly aware of the need to care about how our platform is used. More significant than the impacts we have seen from digital platforms on our social world, biology is our health, our bodies, our food, and our environment. As we build the tools for programming biology, we must also care how those tools are used, and ensure that the risks and benefits are transparently and equitably shared.

A diverse, world-class team

As of March 31, 2021 we had 495 full time employees. Building a horizontal platform for cell engineering requires collaboration between diverse skills and functions. It also requires deep technical expertise. Our employees are dedicated to the following functions:

•

Platform functions including organism engineering, design, DNA synthesis and assembly, genome engineering, protein engineering and characterization, transformation and transfection, next generation sequencing, assay development, ultra high throughput screening, analytical chemistry, synthetic chemistry, directed evolution, and fermentation

•	Platform infrastructure functions including automation, software, development operations, product management, data engineering, data analysis, and data science

•	Deployment functions including upstream and downstream process engineering, project engineering; quality assurance and quality control

•	Commercial functions including marketing, business development, alliance management, and corporate development

•

Shared enabling functions including legal, people operations, finance, information technology, information security, facilities, environmental health and safety, procurement, shipping and receiving, inventory management, laboratory operations and media preparation

In addition to our full-time employees, our success would not be possible without the collaboration and support of the broad network of partners, contractors, contingent workers and temporary staff who make up the Ginkgo team.

Technologies reflect the values of the people who build them. Diversity, equity, and inclusion are valuable and necessary in their own right, but we believe that it is essential to build a diverse team where people from different backgrounds are included and empowered to speak up and shape the growth of this technology. We are committed to growing a diverse team and continuing to empower an inclusive culture with strong employee ownership and engagement.

The full breadth of Ginkgo’s diversity and inclusion cannot be captured in demographic statistics, just as demographic categories cannot capture the full spectrum of diversity of human experience, however, we collect and report these numbers for transparency and as a lagging indicator of our efforts. As of March 31, 2021, 42% of our full time employees self-identify as an underrepresented gender (not cis male) and 12% self-identify as coming from an underrepresented racial or ethnic group in science and engineering (Blacks or African Americans, Hispanics or Latinos, American Indians or Alaska Natives, and Native Hawaiians and other Pacific Islanders). We are not yet satisfied with these numbers and all teams have objectives around increasing diversity and building a culture of inclusion to ensure that diverse perspectives thrive.

Laying the groundwork for strong employee engagement in the future

As a private, founder-led company, we have been able to infuse the organization with long-term strategic thinking. The long-term engagement and mentality of our employees can be seen in our turnover: voluntary attrition is well below the industry average. As we make the transition to a public company, we are trying to be thoughtful about how to maintain our culture and level of engagement.

The individuals who work at Ginkgo and build our platform care deeply about how that platform is used and the impact our company will have in the world. At the time of the closing of the transaction our team will own over 30% of Ginkgo shares outstanding and we hope to maintain the long-term mentality we have benefited from as a founder-led company even after Ginkgo becomes a public company. We believe a workforce with strong equity ownership will make the wise decisions needed to build long-term value for our company and build a company whose long-term impacts make them proud. That is why we have implemented a multi-class stock structure that permits all employees (current and future), not just founders, to hold high-vote (10 votes per share) common stock. We believe that our multi-class stock structure will help maintain this long-term mentality and encourage long-term equity ownership by our employees, thereby resulting in increasing employee ownership over time. For more information, see “Risk Factors—Risks Relating to our Organizational Structure and Governance—Following the consummation of the Business Combination, only our employees and directors will be entitled to hold shares of New Ginkgo Class B common stock (including shares of New Ginkgo Class B common stock granted or otherwise issued to our employees and directors in the future), which shares will have ten votes per share. This will limit or preclude other stockholders’ ability to influence the outcome of matters submitted to stockholders for approval, including the election of directors, the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.”

Competition

To our knowledge, there are currently no other companies that serve all industries covered by our horizontal cell programming platform. The solutions and applications offered by potential competitors vary in size, breadth, and scope, and given our broad set of application areas, we could face competition in many different forms. We also face competition from customers’ internal R&D departments and other research solution providers that largely conduct genetic engineering by-hand. We also compete against companies that seek to utilize synthetic biology technologies to develop specific products or target certain end markets. Additionally, competing platforms may emerge from various sources, including from joint ventures and partnerships between well-capitalized technology and life sciences companies. We identify the following three groups as our principal set of competitors:

The Status Quo: “on prem” cell programming efforts

The main source of competition we encounter is from potential customers choosing to build or maintain in-house cell engineering teams and capabilities. This status quo includes building out laboratory space and then hiring a team of highly trained scientists to conduct research “by-hand” with limited scale efficiencies. Some internal R&D operations maintain a full suite of capabilities and can design, build and test relatively complex pathways while others may have certain internal capabilities and need to outsource other elements to contract research organizations. We believe this is far less efficient for the customer and likely to yield worse outcomes as customers get fewer shots on goal for a given program budget.

That said, it can still be very difficult for companies to choose to trust Ginkgo with their R&D efforts versus building more traditional “on prem” labs. Smaller companies may feel like they’re “betting the farm” on Ginkgo while larger companies may be sensitive to displacing existing R&D teams. As such, a key focus area for us is reducing the barriers to adoption for the platform by de-risking the upfront investment for earlier-stage companies and by helping larger companies integrate their scientists closely into our workflows and empower their scientists to manage requests directly so we feel more like a resource and partner than a fully outsourced provider. Investing in these areas is a key focus area for us going forward.

Examples of traditional “synthetic biology” companies that have been vertically integrated from their founding with a focus on building products using synthetic biology include Amyris, Zymergen, Genomatica, Novozymes, DuPont, and DSM. Additionally, the vast majority of therapeutics companies that are leveraging genetic engineering have in-house capabilities, including Biogen, Novo Nordisk, Vertex, Regeneron, Bayer, and many others. These companies may be viewed as competitors to Ginkgo because they are creating products, using cell programming, that may compete with the products Ginkgo is enabling for our customers. However, as a horizontal platform, we view these companies not as competitors but as potential customers and focus not on “beating” them but rather on demonstrating our incremental value.

Verticalized cell engineering platforms

Within certain end markets, Ginkgo may compete against vertically-focused biotechnology companies providing cell engineering research and development capabilities to customers within a narrow set of end markets. While we believe the siloed nature of these companies limits their long-term potential, in the near-term, we may have a harder time penetrating those end markets given the incumbent vertical specialists in that space. The vast majority of these companies exist within therapeutic end markets given the history of cell engineering in that field. In theory, the expertise and learnings they develop from work in one field could be leveraged into neighboring end markets if these companies decided to adopt (and invest in) a more horizontal strategy. Examples of these vertically-focused platforms include AbCellera (antibody discovery), Codexis (enzymes), Senti Bio (cell therapy for oncology applications) and WuXi biologics (therapeutics).

Other possible entrants

We may also face competition from new entrants in the market, including well-capitalized technology companies with possible strategic interests in synthetic biology and its capabilities. Such companies may emerge as competitors given their access to capital, capacity to create multi-disciplinary teams across biology, chemistry, computer science and engineering, and flexibility to enter strategic ventures with life sciences companies.

Intellectual Property

Overview: Foundry and Codebase

As discussed above, Ginkgo’s two core platform assets include:

•	Ginkgo’s Foundry, which enables high-throughput cell programming; and
•	Ginkgo’s Codebase, which includes reusable biological assets that can be used to accelerate cell programs.

Ginkgo protects each of these core assets—the Foundry and the Codebase—through a combination of patents and trade secret protections.

Patents

As of July 15, 2021, we had approximately 58 patent “families,” including patents held by the Company as well as by its wholly owned subsidiary Gen9, Inc. Some of these are represented by a Patent Cooperation Treaty (PCT) application with related national applications, as well as 17 pending provisional applications. We have over 45 issued U.S. and over 160 issued foreign patents, which includes European nationalizations, and approximately 40 pending U.S. non-provisional and approximately 115 pending foreign patent applications, including patents and patent applications acquired from third parties.

In addition to our proprietary methods and technologies, we also non-exclusively in-license certain intellectual property assets from third parties.

We intend to pursue additional intellectual property protection to the extent that we believe that it would be beneficial and cost-effective. We cannot provide any assurance that any of our current or future patent applications will result in the issuance of patents. We also cannot assure the scope of any of our future issued patents or warrant that any of our patents will prevent others from commercializing infringing products or technology.

Our patent portfolio is detailed in the chart below:

Patent Family	Description	Application/ Publication/ Patent Number	Filing Date	Issue Date/ Status	Earliest Expected Expiration Date[1]
Owned by Gen9, Inc.
Methods and Devices for High Fidelity Polynucleotide Synthesis	Microfluidic devices and methods for assembling oligonucleotides by merging droplets containing oligonucleotide fragments with regions of complementarity	PCT/US2009/055267; WO/2010/025310	08/27/2009	Nationalized in: US	01/16/2030

Methods and Apparatuses for Chip-Based DNA Error Reduction	High-fidelity polynucleotide synthesis by generating complementary oligonucleotides to support bound single-stranded oligo (ss-oligo) in a microdroplet using enzymatic processes	PCT/US2010/057405; WO/2011/066186	11/19/2010	Nationalized in: EP, FR, DE, LT, NL, ES, SE, CH, GB, LI, and US	11/19/2030

Patent Family	Description	Application/ Publication/ Patent Number	Filing Date	Issue Date/ Status	Earliest Expected Expiration Date[1]
Owned by Gen9, Inc.

Methods and Microfluidic Devices for the Manipulation of Droplets in High Fidelity Polynucleotide Assembly	Methods and devices utilizing droplet-based liquid manipulation on a substrate for assembling nucleic acids including steps of sequence error removal	PCT/US2010/055298; WO/2011/056872	11/03/2010	Nationalized in: US	11/03/2030

Assembly of High Fidelity Polynucleotides	Methods and apparatuses for preparing and/or assembling high fidelity nucleic acids on a solid support	PCT/US2011/020335; WO/2011/085075	01/06/2011	Nationalized in: US	01/06/2031

Methods and Devices for Oligonucleotide Synthesis	Devices and methods for the synthesis of polynucleotides and libraries of polynucleotides using manipulation of oligo-containing droplets on a support	US 8,716,467 US 9,388,407 US 9,938,553 US 2018/0195100	03/02/2011 03/31/2014 04/08/2016 02/28/2018	Issued 5/6/2014 Issued 7/12/2016 Issued 4/10/2018 Published	05/12/2031 03/02/2031 03/13/2031

Methods for Nucleotide Sequencing and High Fidelity Polynucleotide Synthesis	Methods of obtaining sequence information of target polynucleotides by performing sequencing by ligation and sequencing by polymerase-based reactions	PCT/US2011/036433; WO/2011/143556	05/13/2011	Nationalized in: US	05/13/2031

Microarray Synthesis and Assembly of Gene-Length Polynucleotides	Processes for in vitro synthesis and on-device assembly of long, gene-length polynucleotides based upon assembly of multiple shorter oligos synthesized in situ on a microarray platform	US 7,563,600; 7,323,320; 8,058,004; 9,023,601; 9,051,666; 10,450,560; 10,640,764; 10,774,325	09/12/2002- 02/18/2020	Issued 07/21/2009 -09/15/2020	09/12/2022

		US 2021/0062185	09/14/2020	Published

		PCT/US2003/028946; WO/2004/024886	09/12/2003	Nationalized in: AU, CA, CH, EP, FR, DE, DK, GB, JP, LI, NL	09/12/2023

Compositions, Methods, and Apparatus for Oligonucleotides Synthesis	Compositions and methods for high-fidelity polynucleotide assembly on solid support from oligos by adding variable length padding sequences to the ends of the oligos	PCT/US2014/025610; WO/2014/160004	03/13/2014	Nationalized in: EP, US, DE, GB	03/13/2034

Patent Family	Description	Application/ Publication/ Patent Number	Filing Date	Issue Date/ Status	Earliest Expected Expiration Date[1]
Owned by Gen9, Inc.

Compositions and Methods for Multiplex Nucleic Acids Synthesis	Methods of producing target nucleic acid using pluralities of oligos with overhangs, in which overhangs of one plurality are designed to be complementary to overhangs of another plurality	PCT/US2014/026261; WO/2014/151696	03/13/2014	Nationalized in: AU, CA, CN, EP, IL, US	03/13/2034

Methods for the Production of Long Length Clonal Sequence Verified Nucleic Acid Constructs	Methods and compositions for the production and isolation of high fidelity nucleic acids using high throughput sequencing of fragmented oligos which are tagged with unique barcodes at the 5’ and/or 3’ ends	PCT/US2014/048867; WO/2015/017527	07/30/2014	Nationalized in: EP, CH, DE, FR, GB, LI, NL	07/30/2034

Protein Arrays and Methods of Making and Using the Same	Methods and devices for preparing a protein array to generate and express a plurality of proteins from a plurality of nucleic acids on an array	PCT/US2011/060217; WO/2012/064975	11/10/2011	Nationalized in: EP, US	11/10/2031

Libraries of Nucleic Acids and Methods for Making the Same (Nucleic Acid Library and its Manufacturing Method)	Methods for designing and producing non-random libraries of nucleic acids using multiplexed polynucleotide synthesis in which complementary overhangs attached to specific sequences are hybridized and ligated to each other	PCT/US2014/067444; WO/2015/081114	11/25/2014	Nationalized in: AU, CA, CN, EP, IL, US	11/25/2034

Iterative Nucleic Acid Assembly Using Activation of Vector-Encoded Traits	Nucleic acid configurations and cloning strategies for progressively assembling a long nucleic acid product using a plurality of assembly cycles that each include assembling a vector and two or more inserts containing one or more regulatory sequences that activate vector-encoded traits when assembled in a predetermined configuration	PCT/US2007/019209; WO/2008/027558	08/31/2007	Nationalized in: US	08/31/2027

Patent Family	Description	Application/ Publication/ Patent Number	Filing Date	Issue Date/ Status	Earliest Expected Expiration Date[1]
Owned by Gen9, Inc.

Methods and Devices for Nucleic Acid Synthesis	Methods and apparatus for the synthesis of polynucleotides on a support using primer extension to generate overlapping construction oligonucleotides and assembly of the polynucleotides of interest by hybridizing construction oligos onto anchor support- bound oligonucleotides	PCT/US2011/060243; WO/2012/078312	11/10/2011	Nationalized in: AU, CA, EP, BE, DE, GB, IE, LT, NL, CH, CN, DE, ES, FR, GB, IL, JP, LI, SE, US	11/10/2031

Methods for Preparative in Vitro Cloning	Methods and devices for the isolation of nucleic acids from libraries by tagging a population of nucleic acids with unique oligonucleotide tags	US 9,752,176	06/15/2012	Issued 09/05/2017	06/15/2032
		US 2018/0023120	08/01/2017	Published
		PCT/US2012/042597; WO/2012/174337	06/15/2012	Nationalized in: AU, CA, CN, EP, IL, CH, DE, FR, GB, LI, LT, NL, US	06/15/2032

Compositions and Methods for High Fidelity Assembly of Nucleic Acids	Methods, compositions and algorithms for designing and producing a target nucleic acid from blunt-end double stranded nucleic acids generated by digesting the same to create cohesive-end fragments with unique cohesive ends that anneal and are ligated in a predetermined order	US 2013/0059296	08/23/2012	Published
		PCT/US2012/052036; WO/2013/032850	08/23/2012	Nationalized in: AU, CA, CH, CN, DE, EP, LI, EP, FR, GB, IL, JP, LT, NL, SE, IE, BE, ES, HK, IS	08/23/2032

Device and Method for Nucleic Acid Manipulation	High precision, high selectivity nucleic acid singulation and assembly techniques using mechanical force generated piezoelectrically or acoustically to selectively expel or transfer one or more volumes of nucleic acids from a solid support	PCT/US2018/033823; WO/2018/217702	05/22/2018	Nationalized in: AU, CA, CN, EP, IL, JP, US	05/22/2038

Compositions and Methods for Site-Directed DNA Nicking and Cleaving	Compositions and methods for site-directed DNA nicking and/or cleaving, and use thereof in, for example, in polynucleotide assembly to create	PCT/US2015/039517; WO/2016/007604	07/08/2015	Nationalized in: EP, DE, GB, US	07/08/2035

Patent Family	Description	Application/ Publication/ Patent Number	Filing Date	Issue Date/ Status	Earliest Expected Expiration Date[1]
Owned by Gen9, Inc.

sticky-end breaks in DNA so that the resulting fragments can be used for DNA assembly

Methods for Nucleic Acid Assembly and High Throughput Sequencing	Hierarchical assembly of target polybucleotides from construction oligonucleotides	PCT/US2013/047370; WO/2014/004393	06/24/2013	Nationalized in: AU, CA, CN, EP, CH, DE, FR, GB, LT, NL, SE, IL, JP, US	06/24/2033

Methods for Sorting Nucleic Acids and Preparative in Vitro Cloning	Compositions and methods for sorting and cloning of high fidelity nucleic acids by high throughput sequencing using unique barcode pairs (tag oligos) that may be sequenced to identify a nucleic acid of interest	US 10,081,807	04/24/2013	Issued 09/25/2018	04/09/2035

		US 10,927,369	07/18/2018	Issued 02/23/2021	10/17/2033

		US 2021/0139888	01/19/2021	Published

		PCT/US2013/037921; WO/2013/163263	04/24/2013	Nationalized in: AU, CA, CN, EP, CH, DE, FR, GB, LI, LT, NL, SE, IL	04/24/2033

Methods for Screening Proteins Using DNA Encoded Chemical Libraries as Templates for Enzyme Catalysis	Methods, compositions and devices for screening a protein library for proteins having a desired activity	US 9,150,853	03/13/2013	Issued 10/06/2015	03/13/2033

		US 10,308,931	08/31/2015	Issued 06/04/2019	07/27/2033

		US 2019/0249169	04/29/2019	Published

Owned by Ginkgo Bioworks, Inc.

Methods and Systems for Chemoautotrophic Production of Organic Compounds	Engineered chemoautotrophs (and methods for engineering such chemoautotrophs) including three metabolic modules: energy conversion pathways allowing use of energy from an inorganic energy source, carbon fixation	US 8,349,587	10/31/2011	Issued 01/08/2013	10/31/2031

Patent Family	Description	Application/ Publication/ Patent Number	Filing Date	Issue Date/ Status	Earliest Expected Expiration Date[1]
Owned by Gen9, Inc.

pathways, and product biosynthetic pathways to convert central metabolites into desired products, such as carbon-based products of interest

		PCT/US2012/62540; WO/2013/066848	10/30/2012	Nationalized in: US	10/31/2031

Methods and Systems for Methylotrophic Production of Organic Compounds	Engineered methylotrophs (and methods for selecting such cells) for efficiently converting C1 compounds into various carbon-based products of interest, including systems, mechanisms and methods to confer pathways for energy conversion, methylotrophy, or carbon fixation	PCT/US2013/073582; WO/2014/089436	12/06/2013	Nationalized in: US	12/06/2033

Methods and Genetic Systems for Cell Engineering	Engineered probiotics comprising a nuclease module designed to specifically target and degrade a nucleic acid, a synthetic mobile genetic element module capable of dispersing the system from one host cell to another, and an antibiotic-free maintenance module	PCT/US2015/022508; WO/2015/148680	03/25/15	Nationalized in: AU, CA, EP, JP, US	03/25/2035

Methods and Molecules for Yield Improvement Involving Metabolic Engineering	Methods and compositions relating to cells that have been engineered to reduce or eliminate proteins having enzymatic activity that interferes with the expression of a metabolic product	PCT/US2010/036902; WO/2010/141468	06/01/2010	Nationalized in: US	07/10/2030

Methods and Systems for Cell State Quantification* *(Co-Owned with R. Rettberg)	Engineered cells, and methods for engineering such cells, for genomic, transcriptomic, or proteomic analysis, using multiple peptide tags	US 9,506,167	07/27/2012	Issued 11/29/2016	01/07/2034

		US 10,119,975	11/29/2016	Issued 11/06/2018	07/27/2032

Patent Family	Description	Application/ Publication/ Patent Number	Filing Date	Issue Date/ Status	Earliest Expected Expiration Date[1]
Owned by Gen9, Inc.

Protective Enzymes	Enzymes for protecting polymers from damage caused by fatty acids from secreted biological fluids such as sebum or sweat	PCT/US2018/050718; WO2019/055541	09/12/2018	Nationalized in CN, EP, HK, US	09/12/2038

Chimeric Terpene Synthases	Cells, enzymes, and methods for production of terpenes (which can be used as fragrances, pheromones, or antimicrobials, among other things) that are partially derived from sequences reconstructed from rare or extinct plants	PCT/US2019/018122; WO2019/161141	02/14/2019	Nationalized in: EP, HK, JP, KR, US	02/14/2039

Biosynthesis of Mogrosides	Cells, enzymes, and methods for producing mogrosides (high-intensity natural sweeteners) by fermentation	PCT/US2019/060652; WO 2020/097588	11/09/2019	Nationalized in: CA, CN, EP, JP, US	11/09/2039

Biosynthesis of Mogrosides	Cells, enzymes, and methods for producing mogrosides (high-intensity natural sweeteners) by fermentation	PCT/US2020/057067; WO 2021/081327	10/23/2020	Published	10/23/2040

Biosynthesis of Mogrosides	Cells, enzymes, and methods for producing mogrosides (high-intensity natural sweeteners) by fermentation	PCT/US2021/032251	05/13/2021	Pending	05/13/2041

Biosynthesis of Cannabinoids and Cannabinoid Precursors	Cells, enzymes, and methods for producing cannabinoid compounds by fermentation	PCT/US2020/019760; WO2020/176547	02/25/2020	Published	02/25/2040

Biosynthesis of Cannabinoids and Cannabinoid Precursors	Cells, enzymes, and methods for producing cannabinoid compounds by fermentation	PCT/US2020/046838; WO2021/034848	08/18/2020	Published	08/18/2040

Biosynthesis of Cannabinoids and Cannabinoid Precursors	Cells, enzymes, and methods for producing cannabinoid compounds by fermentation	PCT/US2021/024398	03/26/2021	Pending	03/26/2041

Biosynthesis of Cannabinoids and Cannabinoid Precursors	Cells, enzymes, and methods for producing cannabinoid compounds by fermentation	PCT/US2021/37954	06/17/2021	Pending	06/17/2041

Patent Family	Description	Application/ Publication/ Patent Number	Filing Date	Issue Date/ Status	Earliest Expected Expiration Date[1]
Owned by Gen9, Inc.

		PCT/US2021/37944	06/17/2021	Pending	06/17/2041

Biosynthesis of Cannabinoids and Cannabinoid Precursors	Cells, enzymes, and methods for producing cannabinoid compounds by fermentation	PCT/US2021/040941	07/08/2021	Pending	07/08/2041

Rare Earth Element (REE)-Binding Proteins	Cells, binding proteins, and methods for recovering rare earth elements, including lanthanides	PCT/US2020/038808; WO2020/257702	06/19/2020	Published	06/19/2040

Biosynthesis of Enzymes for use in Treatment of Maple Syrup Urine Disease (MSUD)* *(Co-Owned with Synlogic, Inc.)	Methods, enzymes, cells, and compositions for treating maple syrup urine disease (MSUD) and other conditions characterized by excessive branched-chain amino acids	PCT/US2020/038813; WO2020/257707	06/19/2020	Published	06/19/2040

Optimized Bacteria Engineered to Treat Disorders Involving the Catabolism of Leucine, Isoleucine, and/or Valine* *(Co-Owned with Synlogic, Inc.)	Methods, enzymes, cells, and compositions engineered to improve leucine catabolism and treat disorders involving the catabolism of leucine, isoleucine, or valine	PCT/US2020/038675; WO 2020/257610	06/19/2020	Published	06/19/2040

Production of Oligosaccharides	Compositions and methods for producing fructans using sucrose:sucrose 1-fructosyltransferase (1-SST), fructan:fructan
1-fructosyltransferase (1-FFT), and/or sucrose:fructan-6
	-fructosyltransferase (6-SFT) enzymes	PCT/US2020/052390; WO 2021/061910	09/24/2020	Published	09/24/2040

Biosynthesis of Histidine/Enhanced Production of Histidine, Purine Pathway Metabolites, and Plasmid DNA	Methods and genetically modified cells for the biosynthetic production of histidine, plasmid DNA, or purine pathway metabolites, including synthetic promoters and genes encoding modified ribose phosphate pyrophosphokinase	PCT/US2020/065286; WO 2021/126961	12/16/2020	Published	12/16/2040

Patent Family	Description	Application/ Publication/ Patent Number	Filing Date	Issue Date/ Status	Earliest Expected Expiration Date[1]
Owned by Gen9, Inc.

(RPPK) and/or modified 5,10-methylene-tetrahydrofolate dehydrogenase/5,10-methylene-tetrahydrofolate cyclohydrolase (MTHFDC) enzymes

Variant SARS-Cov -2 Proteins and Uses Thereof	Variant proteins of SARS-CoV-2 nucleocapsid, spike protein, and spike protein receptor binding domain; nucleic acids encoding such variants; and compositions, cells, diagnostic kits containing such variants or its coding nucleic acids; as well as methods of detecting, treating and/or preventing SARS-CoV-2 infection	PCT/US2021/30875	05/05/2021	Pending	05/05/2041

Compositions and Methods for the Production of Compounds	Host cells, vectors, and nucleic acids encoding recombinant LALs (Large ATP-binding regulators of the LuxR family of transcriptional activators) and LAL binding sites for the production of compounds such as polyketides, and methods for producing such compounds	PCT/US2017/027215; WO 2017/180748	04/12/2017	Nationalized in: US, AU, CA, CN, EP, JP, KR	04/12/2037

Compositions and Methods for the Production of Compounds	Compositions and methods to facilitate combinatorial biosynthesis of polyketides, with engineered polyketide synthases that include modified domains with altered enzymatic activity	PCT/US2017/058805; WO 2018/081592	10/27/2017	Nationalized in: US, AU, CA, CN, EP, JP, KR	10/27/2037

Patent Family	Description	Application/ Publication/ Patent Number	Filing Date	Issue Date/ Status	Earliest Expected Expiration Date[1]
Owned by Gen9, Inc.

Compositions and Methods for the Production of Compounds	Compositions and methods for use in combinatorial biosynthesis of polyketides by module swapping between polyketide synthase genes, with engineered polyketide synthases that include heterologous modules with altered enzymatic activity	PCT/US2017/058800; WO 2018/081590	10/27/2017	Nationalized in: AU, CA, CN, EP, JP, KR, US	10/27/2037

Enhanced Production of Core Lipids in Oleaginous Yeasts	Engineered cells having genetic modification(s) that increase lipid yield and methods of increasing lipid yield in a cell	PCT/US2015/067805; WO 2016/109494	12/29/2015	Nationalized in: BR, CN, EP, IN, US	12/29/2035

Heterologous Production of 10-Methylstearic Acid	Engineered gene sequences, cells, and methods for producing branched methyl lipids including 10-methylstearate	PCT/US2017/052491; WO 2018/057607	09/20/2017	Nationalized in: BR, CA, CN, EP, US	09/20/2037

Heterologous Production of 10-Methylstearic Acid by Cells Expressing Recombinant Methyltransferase	Engineered methyltransferase gene sequences, cells, and methods for producing branched methyl-lipids or exomethylene-substituted lipids	PCT/US2018/051919; WO 2019/060527	09/20/2018	Nationalized in: BR, CA, EP, US	09/20/2038

Methods and Compositions Involving Promoters Derived From Yarrowia lipolytica	Promoters, recombinant nucleic acids, cells and methods for modulating lipid production in oleaginous microorganisms such as yeasts	16/942,509; US2021-0032604A1	07/29/2020	Pending	07/29/2040

Microorganisms Engineered to Use Unconventional Sources of Nitrogen	Microorganisms engineered to grow on an atypical nitrogen source and their use in fermentation to produce a variety of compounds including commodities, fine chemicals, and pharmaceuticals	PCT/US2014/010332; WO 2014/107660	01/06/2014	Nationalized in: AU, CA, BR, IN, US	01/06/2034

Patent Family	Description	Application/ Publication/ Patent Number	Filing Date	Issue Date/ Status	Earliest Expected Expiration Date[1]
Owned by Gen9, Inc.

Microorganisms Engineered to Use Unconventional Sources of Phosphorous or Sulfur	Microorganisms engineered to grow on an atypical phosphorus or sulfur source and their use in fermentation to produce a variety of compounds including commodities, fine chemicals, and pharmaceuticals	PCT/US2014/52841; WO 2015/031441	08/27/2014	Nationalized in: CN, AU, CA, BR, IN, EP, FR, DE, GB, US	08/27/2034

Diacylglycerol Acyltransferase (DGA1) Polynucleotides, and Methods of Increasing Yeast Cell Lipid Production by Overexpression of Heterologous DGA1	Cells engineered to express heterologous DGA1 enzyme(s) that confer increased lipid production and/or enhanced efficiency of glucose consumption, as well as methods of lipid production using these cells	PCT/US2015/17227; WO 2015/127421	02/24/2015	Nationalized in: CN, AU, IN, FI, EP, BE, DK, FR, DE, LU, SE, CH, GB, US	02/24/2035

Selective Advantage in Fermentation	Microorganisms engineered to grow on an atypical nitrogen, phosphorus, and/or sulfur source; fermentation compositions composed of such microorganisms and a fermentation medium containing an atypical nitrogen, phosphorus, and/or sulfur source; and fermentation processes thereof	PCT/US2015/024943; WO 2015/157431	04/08/2015	Nationalized in: AU, IN, US	04/08/2035

Increasing Cellular Lipid Production by Increasing the Activity of Diacylglycerol Acyltransferase and Decreasing the Activity of Triacylglycerol Lipase	Engineered cells having genetic modification(s) that increase lipid yield and methods of increasing lipid yield in a cell	PCT/US15/28760; WO 2015/168531	05/01/2015	Nationalized in: AU, IN, US	05/01/2035

Patent Family	Description	Application/ Publication/ Patent Number	Filing Date	Issue Date/ Status	Earliest Expected Expiration Date[1]
Owned by Gen9, Inc.

Increasing Lipid Production in Oleaginous Yeast	Engineered cells with genetic modification(s) that increase lipid yields including modifications that increase type 1, type 2, and/or type 3 diacylglycerol acyltransferase activity and modifications that decrease lipase activity, as well as methods of increasing lipid yield	PCT/US2015/033251; WO 2015/184303	05/29/2015	Nationalized in: AU, CN, IN, EP, US	05/29/2035

Increasing Lipid Production and Optimizing Lipid Composition	Recombinant nucleic acids, engineered cells, and methods for increasing lipid production that involve increasing or decreasing the activity of one or more selected genes	PCT/US2015/033211; WO 2015/184277	05/29/2015	Nationalized in: AU, CN, EP, IN, US	05/29/2035

Oleic Acid Production in Yeast	Engineered cells having genetic modification(s) that increase oleic acid yield and methods of increasing oleic acid yield in a cell	PCT/US2015/64710; WO 2016/094520	12/09/2015	Nationalized in: CN, BR, IN, EP, US	12/09/2035

Derivatives of 10-Methylene Lipids, Process for Preparing Such Derivatives and Use Thereof	Tuberculostearic acid (10-methylstearic acid) derivatives, processes for producing such compounds, and their use in processes for preparing polyamides, polyesters, lactams, and lactones	PCT/EP2020/058484; WO 2020/0193681	03/26/2020	Nationalized in: EP	03/26/2040

[1]	The expiration date of a United States patent may be earlier or later than as listed in this table due to patent term adjustment and/or the existence of a terminal disclaimer.

Trade secrets

Ginkgo’s technology-related intellectual property that is not patent-protected is maintained as trade secrets. We employ a variety of safeguards to protect our trade secrets, including contractual arrangements that impose obligations of confidentiality and security, digital security measures, and physical security precautions.

With respect to contractual arrangements, we protect our proprietary information by requiring our employees, consultants, contractors, and other advisers to execute nondisclosure and assignment of invention agreements upon commencement of their employment or engagement. Agreements with our employees also bar them from bringing the proprietary rights of third parties to us.

We require confidentiality and material transfer agreements from third parties that receive our confidential data or materials, and we also incorporate confidentiality and material transfer precautions into our collaboration agreements. For example, in the course of a cell program, we might transfer samples of intermediate strains to the customer for testing and scale-up work and then transfer a final commercial strain upon completion of our work. To protect both intermediate and final strains, we use strain transfer agreements that document the contractual restrictions and controls we have put into place, typically including, in the case of intermediate strains, covenants requiring the customer to return or destroy all strain samples after testing.

We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. Our privacy and information security program is designed and implemented, both within our internal systems and on our platform, in an effort to address the security and confidentiality of sensitive or confidential data related to our trade secrets, partners, customers, and employees. We maintain a documented information and physical security program with a dedicated team of professionals that focuses on technical measures such as application, network, system, and physical security, as well as policy measures related to privacy compliance, internal training and education, and documented incident response protocols.

Trademarks and domain names

Although our business is directed at sophisticated corporate customers rather than end consumers, we have trademark rights and registrations in our name, logo, and other brand indicia in the United States and other jurisdictions around the world. We also have registered domain names for websites that we use in our business, such as www.ginkgobioworks.com.

Intellectual property transaction structure

We earn revenue from collaboration agreements with customers under which we perform cell programming activities. Through our cell programs, we develop cells that produce or are products for our customers, which they market in their verticals.

With respect to intellectual property, we have relatively standard transaction structures that apply to cell programs for a customer. In this situation, our collaboration agreements typically provide that Ginkgo will own all collaboration-related intellectual property (“Foreground IP”) concerning cell programming. To protect our collaboration partners’ investment in the collaboration and to provide them with a competitive advantage from working with Ginkgo, Ginkgo provides a limited exclusive license to patents within the Foreground IP that cover the product, usually within a specified field. However, our terms may vary in certain special circumstances.

We do not provide exclusive licenses to unpatented Foreground IP (i.e., trade secrets and other knowhow) that results from a collaboration. In our typical deal structure, we also do not provide exclusive licenses to our “background” intellectual property — i.e., the intellectual property, whether patented or unpatented, that we developed before entering into a collaboration or develop independently from our work in the collaboration. We believe that our transaction structures allow us to maximize the reuse of Codebase across programs and ensure that technology we develop does not lie fallow.

In-License Agreements

Amyris Partnership Agreement

On October 20, 2017, we entered into a partnership agreement (the “Partnership Agreement”) with Amyris, Inc. (“Amyris”), which, as amended from time to time, terminated all prior agreements between Ginkgo and Amyris. In the Partnership Agreement, Amyris, among other things, granted us a non-exclusive license effective as of June 28, 2016 (the date of an earlier agreement between the parties) under all of Amyris’s rights in and to certain specified microbial strains, and under all patents and applications associated with such microbial strains, to make, have made, use, sell, offer to sell and import any products other than farnesene and/or farnesene derivatives that are chemically produced from farnesene. The license is subject to any previous exclusive licenses provided to third parties and is royalty-free, fully paid-up, sublicensable, non-exclusive and perpetual (i.e., it survives termination or expiration of the Partnership Agreement except in the case of our insolvency).

Strateos Collaboration Agreement

On October 2, 2017, we entered into a collaboration agreement (the “Strateos Collaboration Agreement”) with Strateos, Inc. f/k/a Transcriptic, Inc. (“Strateos”), which was amended and restated on April 20, 2021. Under the Strateos Collaboration Agreement, Strateos granted us a non-exclusive, perpetual, irrevocable, fully paid-up, royalty- free license under certain intellectual property rights to use its software platform in a range of activities relating to our business, including, among other things, developing and commercializing cell lines, developing data packages, providing foundry and analytical services and performing diagnostic testing. In connection with the Strateos Collaboration Agreement, we paid Strateos an up-front fee of $3.0 million and agreed to pay an additional $9.0 million in fees during the 5-year term of the agreement in consideration for services provided by Strateos under the agreement, of which more than $7.0 million has already been paid. Either party may terminate the Strateos Collaboration Agreement without cause upon six months’ written notice to the other party. Either party may also terminate the agreement for the other party’s material breach, insolvency or change of control to a direct competitor of the terminating party. After expiration of the agreement, either party’s termination of the agreement for convenience or the other party’s insolvency, or our termination of the agreement for Strateos’ material breach or Strateos’ change of control to one of our direct competitors, we will retain a license to use Strateos’ software. We retain such rights for an 18-month period in the event the agreement is terminated by Strateos for certain material breaches of the agreement, but we do not retain such rights in the event of Strateos’ termination due to our change of control to a Strateos direct competitor, our leak or other unauthorized disclosure of Strateos’ code, or a material breach of our obligations involving payment, intellectual property or confidentiality.

Facilities

Ginkgo’s headquarters are located in the Seaport district of Boston, Massachusetts and comprise a set of non-cancellable operating leases within a single facility totaling 217,000 square feet of office and laboratory space. These lease agreements expire in 2030 and each contain one option to extend the lease for a five-year period at then-market rates. We also lease a total of 96,000 square feet of office and lab space in Cambridge, Massachusetts and Emeryville, California.

In anticipation of expanding facility needs to support future growth, in April 2021, we entered into a lease consisting of approximately 152,000 square feet of new office and laboratory space being developed in Boston, Massachusetts near our headquarters. The lease commencement date is estimated to be June 1, 2024, subject to certain extensions, and expires on the fifteenth anniversary of the lease commencement date. The lease includes one option to extend the lease for ten years at then-market rates as well as certain expansion rights.

We currently lease all of our facilities and do not own any real property. We believe our facilities are adequate and suitable for our current needs and that the new lease described above provides significant expansion space. To support future organic growth or merger and acquisition activity, we may enter into new leases, assume lease obligations or acquire property both domestically and internationally and believe that, if needed, suitable or alternative space will be available.

Suppliers

Ginkgo’s suppliers for cell programming operations comprise primarily manufacturers and distributors of life science tools, consumables and equipment as well as certain specific providers of contract research, development and manufacturing services. We will sometimes enter into long-term, strategic partnerships with innovative suppliers. Because of the significant scale of our Foundry’s operations, we believe we are often an early adopter and the largest customer at scale of certain new life science tools and technologies. Our supply agreements with Twist Bioscience Corporation (“Twist”) and Berkeley Lights, Inc. (“Berkeley Lights”), as further described below, are examples of such strategic supplier relationships. We will also occasionally acquire technology or Codebase assets for strategic reasons and because we can integrate the technology effectively into our platform — Gen9, Inc. and Warp Drive Bio, Inc. are two examples.

Our suppliers for our biosecurity offering include manufacturers and distributors of lateral flow assay (LFA) test kits, including our collaboration with Access Bio, Inc. and COVID-19 sample collection kits. We have developed a national network of third party labs for provision of COVID-19 molecular testing services. We also utilize third parties for certain other services, including physician authorizations and on-site test administration, in the provision of our end-to-end COVID-19 testing offering.

Our software, automation, data, information technology, development operations (“DevOps”) and information security functions utilize various third party software and information technology service providers, including AWS, for data storage and processing. We also routinely engage a variety of third parties for professional services, contract employment services and consulting services.

Twist Bioscience Corporation

In March 2018, we entered into a non-cancelable supply agreement (the “2018 Agreement”) with Twist, which requires us to purchase synthetic DNA at specified volumes on a quarterly basis over a four-year term. To the extent we fail to meet our quarterly minimum purchase obligations, we are required to pay a fee per unit of shortfall. The products we may purchase that contribute toward achieving our quarterly minimum purchase obligation can vary based on our discretion, subject to advance notice provided to Twist.

Our quarterly minimum purchase obligation may be adjusted for the following reasons: (i) due to a lack of availability of certain products for purchase in a given quarter; (ii) due to a lack of certain features available; (iii) delays in shipments over two consecutive quarters beyond the agreed upon lead times; and (iv) if the average yield of certain products measured over two consecutive quarters is greater than a specified yield. We receive volume discounts on purchases based on specified volume thresholds over the term of the supply agreement.

The 2018 Agreement can only be terminated (i) upon mutual agreement of both parties, (ii) by us upon a specified change of control, (iii) upon a material breach of the contract by either party, or (iv) by Twist in the event that we fail to place orders for more than a certain percentage of our required quarterly minimums under the 2018 Agreement for two consecutive quarters. The purchase minimums in the 2018 Agreement create an enforceable obligation only in conjunction with each purchase order.

Berkeley Lights

In September 2019, we signed a collaboration agreement (the “Berkeley Collaboration”) with Berkeley Lights, a cell biology company focused on enabling and accelerating the rapid development and commercialization of microbial biotherapeutics and other cell-based products for its customers. Under the Berkeley Collaboration, we incorporate Berkeley Lights’ platform into the Foundry to accelerate the engineering of biotherapeutics and cell-based products. Under the Berkeley Collaboration, both parties agree to use diligent efforts to jointly develop certain workflow plans.

We are obligated to pay Berkeley Lights at least $109.0 million, and up to $150.0 million, over the term period of the Berkeley Collaboration from October 2019 through September 2026 for (i) payments for Berkeley Lights’ efforts under the workflow development plans and (ii) payments for purchases of certain equipment, associated consumables, and other goods and services. We have the option to buy down our purchase obligations after the second contract year by making a one-time payment to Berkeley Lights. We are also required to pay to Berkeley Lights certain license fees for the use of Berkeley Lights’ platform and certain milestone payments of up to $11.5 million payable when a therapeutic discovered using certain workflows reaches specified development and regulatory milestones. For more details on the minimum purchase commitments under the Berkeley Collaboration, see Note 10, “Commitments and Contingencies,” of our audited consolidated financial statements included elsewhere in this prospectus.

Under the Berkeley Collaboration, we are granted an exclusivity period for each workflow developed for us by Berkeley Lights, but Berkeley Lights has the option to buy down the exclusivity period, after which the parties will equally share the development costs of the associated workflow.

The Berkeley Collaboration will continue until the seventh anniversary of its effective date, subject to certain automatic extension provisions, including for delays resulting from Berkeley Lights’ failure to supply products or services conforming with the Berkeley Collaboration. The collaboration will automatically terminate if we, at any time after the second contract year, elect to exercise our buy down right. In addition, either party may terminate the Berkeley Collaboration (i) for the material breach by the other party (including, with respect to Ginkgo, a material supply failure), (ii) upon the occurrence of certain insolvency related events of the other party, and (iii) for certain force majeure events.

Government Regulations

Our business, or the business of our customers, may be regulated by the U.S. Food and Drug Administration (“FDA”) and other federal authorities in the United States, including the U.S. Federal Trade Commission (“FTC”), U.S. Department of Agriculture (“USDA”), U.S. Drug Enforcement Administration (“DEA”) and Environmental Protection Agency (“EPA”), as well as comparable authorities in foreign jurisdictions and various state and local authorities in the United States. Failure to comply with applicable regulations may result in enforcement actions, civil or criminal sanctions, and adverse publicity.

FDA regulation

We provide cell engineering and product discovery services to customers engaged in the manufacture of foods, cosmetics and pharmaceutical products. The FDA regulates the research, development, testing, quality control, import, export, safety, effectiveness, storage, recordkeeping, premarket review, approval or licensure, processing, formulation, manufacturing, packaging, labeling, advertising, promotion, marketing, distribution, sale, post-market monitoring and reporting of our customers’ pharmaceuticals, cosmetics and food products, and the FTC also regulates the advertising and promotion of these products.

We also act as the authorized distributor of certain COVID-19 diagnostic test and collection kits manufactured by independent third parties, and we work with laboratory partners that provide clinical laboratory testing services as part of the COVID-19 testing services we offer, and these tests and test kits are subject to regulation by the FDA. In particular, the tests and test kits used in our COVID-19 testing services may be subject to regulation by the FDA as medical devices, and may be required to comply with the requirement that such products have obtained clearance, approval, or other marketing authorizations, such as an Emergency Use Authorization (“EUA”), before they can be commercialized, as well as post-market requirements such as adverse event reporting and restrictions on labeling, marketing, and distribution.

Medical products, including COVID-19 tests, that are granted an EUA or other marketing authorization must comply fully with the terms and conditions provided in the EUA or other marketing authorization. For example, EUAs for COVID-19 tests may include conditions of authorization applicable to the EUA holder, authorized distributors and authorized laboratories. Noncompliance with applicable requirements could result in negative consequences, including adverse publicity, judicial or administrative enforcement, warning letters or untitled letters from the FDA, mandated corrective promotional materials, advertising or communications with doctors, and civil or criminal penalties, among others. The FDA can also withdraw marketing authorization for the applicable product, and in the case of a product subject to an EUA, the authorization to market the product under the EUA lasts only as long as the declared public health emergency.

We do not hold any EUAs or other marketing authorizations for COVID-19 tests or perform any COVID-19 testing ourselves as part of our testing services, and we rely on our test suppliers and contract laboratories to comply with the regulatory requirements applicable to their tests and testing activities, including the potential requirement for premarket review and affirmative marketing authorizations, to the extent required. In some cases, however, the third-party laboratories we partner with to conduct pooled testing may not hold EUAs or other marketing authorizations from the FDA for their tests and instead may validate and perform their tests as laboratory developed tests (“LDTs”). An LDT is an in vitro diagnostic test that is intended for clinical use and is designed, manufactured, and used within a single laboratory. Although the FDA takes the position that LDTs are classified as medical devices, the FDA has historically exercised enforcement discretion and has not enforced its requirements, including premarket review, with respect to LDTs. The FDA’s policy toward the regulation of LDTs has been subject to frequent discussion and, in the case of COVID-19 LDTs, has changed throughout the COVID-19 public health emergency.

DEA regulation

We are engaged in the research, development, and export of certain products that may be regulated as controlled substances, including microbes designed to generate precursors to cannabinoids or other chemical intermediates. The Controlled Substances Act of 1970, as amended from time to time, establishes registration, security, recordkeeping, reporting, storage, distribution and other requirements administered by the DEA. The DEA is concerned with the control of handlers of controlled substances, and with the equipment and raw materials used in their manufacture and packaging, in order to prevent loss and diversion into illicit channels of commerce. The DEA regulates controlled substances as Schedule I, II, III, IV or V substances. Schedule I substances by definition have no established medicinal use, and may not be marketed or sold in the United States. Schedule I substances are considered to present the highest risk of abuse, and Schedule V substances the lowest relative risk of abuse among controlled substances. Marijuana is classified as a Schedule I controlled substance. However, the term does not include “hemp,” which means the cannabis plant and any part of that plant, including the seeds and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a delta-9 tetrahydrocannabinol concentration of not more than 0.3% on a dry weight basis.

Annual registration is required for any facility that manufactures, distributes, dispenses, imports or exports any controlled substance. The registration is specific to the particular location, business activity and controlled substance schedule. For example, separate registrations are needed for import and manufacturing, and each registration will specify which controlled substance schedule is authorized for that activity.

The DEA typically inspects a facility to review its security measures prior to issuing a registration. The DEA requires “effective controls and procedures” to guard against theft and diversion of controlled substances. Security requirements vary by controlled substance schedule (with the most stringent requirements applying to Schedule I and Schedule II substances), type of business activity conducted, quantity of substances handled, and a variety of other factors. Required security measures include background checks on employees and physical control of inventory. While the specific means by which effective controls and procedures are achieved may vary, security practices may include use of cages, surveillance cameras and inventory reconciliations. Records must be maintained for the handling of all controlled substances, and, in certain scenarios, periodic reports made to the DEA. Reports must also be made for thefts or losses of any controlled substance, and disposal of controlled substances must adhere to various methods authorized by the regulations. In addition, special authorization and notification requirements apply to imports and exports.

Laboratory Licensing and Certification Requirements

The clinical laboratories we partner with for our COVID-19 testing program are subject to federal oversight under Clinical Laboratory Improvement Amendments of 1988 (“CLIA”), which requires all clinical laboratories to meet certain quality assurance, quality control and personnel standards. Laboratories also must undergo proficiency testing and are subject to inspections. Standards for testing under CLIA are based on the complexity of the tests performed by the laboratory, with tests classified as “high complexity,” “moderate complexity,” or “waived.” Laboratories performing high complexity testing are required to meet more stringent requirements than moderate complexity laboratories. Certain of our partner laboratories must undergo on-site surveys at least every two years, which may be conducted by the Centers for Medicare and Medicaid Services (“CMS”) under the CLIA program or by a private CMS approved accrediting agency. In addition, we hold CLIA Certificates of Waiver and perform certain CLIA-waived tests on behalf of our clients, which subjects us directly to certain CLIA requirements. The sanction for failure to comply with CLIA requirements may be suspension, revocation or limitation of a laboratory’s CLIA certificate, which is necessary to conduct business, as well as significant fines and criminal penalties.

The operations of our partner laboratories and our laboratories holding CLIA Certificates of Waiver are also subject to state and local laboratory regulation. CLIA provides that a state may adopt laboratory regulations different from or more stringent than those under federal law, and a number of states have implemented their own laboratory regulatory requirements. State laws may require that laboratory personnel meet certain qualifications, specify certain quality controls, or require maintenance of certain records. No assurances can be given that we or our partner laboratories will pass all future licensure or certification inspections.

Federal Select Agent Regulations

Our research facilities that synthesize DNA sequences or perform other activities could become subject to the Federal Select Agent Program (“FSAP”), which involves rules administered by the Centers for Disease Control and Prevention (“CDC”) and the USDA Animal and Plant Health Inspection Service (“APHIS”). The FSAP regulates the possession, use, and transfer of biological select agents and toxins that have the potential to pose a severe threat to public health, animal or plant health, or animal or plant products. FSAP regulatory requirements include: (i) registration with the CDC and/or APHIS for research facilities that deal with the select agents and toxins; (ii) submission to periodic biosafety and security inspections; and (iii) reporting of theft, loss or release of select agents. Federal agency enforcement actions for violations of FSAP regulations can include the initiation of corrective actions, complete or partial suspension or revocation of select agent registrations or civil or criminal liability.

Genetically Modified Materials Regulations

Our technologies and the technologies of our customers involve the use of genetically modified cells, organisms and biomaterials, including, without limitation, genetically modified organisms (“GMOs”) and genetically modified microorganisms (“GMMs”), genetically modified plant or animal cells and genetically modified proteins and biomaterials (collectively, “Genetically Modified Materials”), and their respective products. In the United States, the FDA, APHIS and the EPA are the primary agencies that regulate the use of GMOs, GMMs and potential products derived from GMOs or GMMs or Genetically Modified Materials, pursuant to the Coordinated Framework for the Regulation of Biotechnology (“Coordinated Framework”).

The FDA reviews the safety of food consumed by humans and of feed consumed by animals under the Federal Food, Drug and Cosmetic Act (“FDCA”). Under the FDCA, food and feed manufacturers are responsible for ensuring that the products they market, including those developed through genetic engineering, are safe and properly labeled. In addition, the FDA must approve the use of any food additives, including GMOs, before marketing.

APHIS examines whether a plant itself presents a “plant pest” risk under the Plant Protection Act (“PPA”). Specifically, APHIS is responsible for regulating the introduction (i.e., importation, interstate movement or release into the environment) of certain GMOs and plants under the plant pest provisions in the PPA to ensure that they do not pose a plant pest risk APHIS finalized changes to the PPA’s implementing regulations with respect to certain GMOs in May 2020. A person or organization may request a regulatory status review from APHIS to determine whether a GMO is unlikely to pose a plant pest risk and, therefore, is not regulated under the plant pest provisions of the PPA or the regulations codified at 7 C.F.R. Part 340; requesting a regulatory status review tends to assume the GMO at issue does not otherwise fall within a regulatory exemption. If the GMO does not qualify for an exemption or if the APHIS regulatory status review process finds that the plant poses a plausible plant pest risk, then the GMO may require an APHIS permit regulations were issued in May 2020 to clarify the process. A regulated article may be subject to APHIS for the environmental release, importation, or interstate movement of the GMO or its progeny.

EPA regulates, under the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”), the pesticides (including plant incorporated protectants) that are used with crops, including GMO herbicide-tolerant crops.

FIFRA generally requires all pesticides to be registered before distribution or sale, unless they are exempted. Under FIFRA, a pesticide registrant must demonstrate that the pesticide at issue, when used pursuant to its specifications, “will not generally cause unreasonable adverse effects on the environment” to secure a registration. EPA must approve each distinct pesticide product, each distinct use pattern, and each distinct use site. In addition to EPA’s FIFRA authority, EPA also regulates potential human health impacts from pesticides under the FDCA. EPA does so by establishing “tolerance levels” (i.e., “the amount of pesticide that may remain on food products”) under the FDCA.

Telehealth regulation

Our telehealth provider partner is subject to various federal, state and local certification and licensing laws, regulations and approvals, relating to, among other things, the adequacy of health care, the practice of medicine and other health professions (including the provision of remote care and cross-coverage practice), equipment, personnel, operating policies and procedures and the prerequisites for ordering laboratory tests. Some states have enacted regulations specific to providing services to patients via telehealth. Such regulations include, among other things, informed consent requirements that some states require providers to obtain from their patients before providing telehealth services. Health professionals who provide professional services using telehealth modalities must, in most instances, hold a valid license to practice the applicable health profession in the state in which the patient is located. In addition, certain states require a physician providing telehealth to be physically located in the same state as the patient. Any failure to comply with these laws and regulations could result in civil or criminal penalties against telehealth providers.

State corporate practice of medicine and fee splitting laws

Our relationship with our telehealth provider partner, who provides physician oversight and support to individuals seeking COVID-19 diagnostic or screening testing, including evaluating each request for testing, communicating and providing consultation services for certain test results, is subject to various state laws, which are intended to prevent unlicensed persons from interfering with or influencing a physician’s professional judgment, and prohibiting the sharing of professional services income with non-professional or business interests. These laws vary from state to state and are subject to broad interpretation and enforcement by state regulators. A determination of non-compliance could lead to adverse judicial or administrative action against us and/or our telehealth provider partner, civil or criminal penalties, receipt of cease and desist orders from state regulators, loss of provider licenses, or a restructuring of our arrangement with our telehealth provider partner.

Healthcare fraud and abuse laws

Although none of our COVID-testing offerings are currently billed to any third-party payor, including any commercial payor or government healthcare program, by us or any of our laboratory or telehealth provider partners, we may nonetheless be subject to a number of federal and state healthcare regulatory laws that restrict business practices in the healthcare industry. These laws include, but are not limited to, federal and state anti-kickback, false claims, and other healthcare fraud and abuse laws.

The federal Anti-Kickback Statute prohibits, among other things, individuals or entities from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, overtly or covertly, in cash or in kind to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. A person or entity does not need to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation.

The federal civil and criminal false claims laws, including the civil False Claims Act, and civil monetary penalties laws prohibit, among other things, any individual or entity from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government, or from knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute or the federal physician self-referral prohibition, commonly known as the Stark Law, constitutes a false or fraudulent claim for purposes of the civil False Claims Act.

In addition to the Anti-Kickback Statute and the Stark Law, the United States recently enacted a law known as the Eliminating Kickbacks in Recovery Act, or EKRA, which created a new federal crime for knowingly and willfully: (1) soliciting or receiving any remuneration in return for referring a patient to a recovery home, clinical treatment facility, or laboratory; or (2) paying or offering any remuneration to induce such a referral or in exchange for an individual using the services of a recovery home, clinical treatment facility, or laboratory. Unlike the Anti-Kickback Statute, EKRA is not limited to services reimbursable under a government health care program, but instead extends to all services reimbursed by “health care benefit programs.”

The federal Health Insurance Portability and Accountability Act of 1996, as amended by Health Information Technology for Economic and Clinical Health Act (“HIPAA”) created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Similar state and local laws and regulations may also restrict business practices in the medical device and clinical laboratory industries, such as state anti-kickback and false claims laws, which may apply to business practices, including but not limited to, research, distribution, sales and marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, or by patients themselves; and state laws that require companies to comply with the industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources.

Violation of any of such laws or any other governmental regulations that apply may result in significant criminal, civil and administrative penalties including damages, fines, imprisonment, disgorgement, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, contractual damages, reputational harm, diminished profits and future earnings, disgorgement, exclusion from participation in government healthcare programs and the curtailment or restructuring of our operations.

Federal and state data privacy and security regulations

Numerous state, federal and foreign laws, including consumer protection laws and regulations, govern the collection, dissemination, use, access to, confidentiality and security of personal information, including health-related information. In the United States, numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws, including HIPAA, and federal and state consumer protection laws and regulations (e.g., Section 5 of the Federal Trade Commission Act), that govern the collection, use, disclosure, and protection of health-related and other personal information could apply to our operations or the operations of our partners. HIPAA, and its respective implementing regulations, imposes obligations on “covered entities,” including certain health care providers, health plans, and health care clearinghouses, and their respective “business associates” that create, receive, maintain or transmit individually identifiable health information for or on behalf of a covered entity, as well as their covered subcontractors with respect to safeguarding the privacy, security and transmission of individually identifiable health information. Violations of the HIPAA privacy and security regulations may result in civil and criminal penalties. The U.S. Department of Health and Human Services (“HHS”) is required to conduct periodic compliance audits of covered entities and their business associates. HIPAA also authorizes State Attorneys General to bring civil actions seeking either an injunction or damages in response to violations of HIPAA privacy and security regulations.

In addition, certain state laws, such as the California Confidentiality of Medical Information Act, the California Consumer Privacy Act of 2018 (“CCPA”) and the California Privacy Rights Act (“CPRA”) govern the privacy and security of personal information, including health-related information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other (thus complicating compliance efforts), and can result in investigations, proceedings, or actions that lead to significant civil or criminal penalties and restrictions on data processing.

Legal Proceedings

We are currently in legal proceedings and may, from time to time, become involved in legal proceedings and regulatory actions arising in the ordinary course of our business. We are not currently subject to any material legal proceedings. For additional information on risks relating to litigation, please see the sections titled “Risk Factors—Risks Related to Ginkgo’s Intellectual Property—Risks that we may need to engage in intellectual property litigation,” “—General risks related to litigation” and “Risk Factors—Risks Related to Government Regulation and Litigation.”

Ginkgo Corporate Information

Ginkgo was incorporated in 2008 as Ginkgo Bioworks, Inc., a Delaware corporation. Ginkgo’s principal executive office is located at 27 Drydock Avenue, Boston, Massachusetts 02210, and Ginkgo’s telephone number is (877) 422-5362. Ginkgo’s corporate website address is www.ginkgobioworks.com. The information contained on, or accessible through, its corporate website is not incorporated into this prospectus and should not be considered part of this prospectus. The inclusion of the corporate website address is an inactive textual reference only.

DESCRIPTION OF NEW GINKGO SECURITIES

As a result of the Business Combination, SRNG shareholders who receive shares of New Ginkgo Class A common stock or New Ginkgo Class B common stock in the transactions will become New Ginkgo stockholders. Your rights as New Ginkgo stockholders will be governed by Delaware law and by New Ginkgo’s certificate of incorporation and bylaws. The following description of the material terms of New Ginkgo’s securities, including the New Ginkgo common stock to be issued in the Business Combination, reflects the anticipated state of affairs upon completion of the Business Combination. We urge you to read the applicable provisions of Delaware law carefully.

Authorized and Outstanding Capital Stock

New Ginkgo’s certificate of incorporation will authorize the issuance of 16,000,000,000 shares of all classes of New Ginkgo’s capital stock, consisting of:

•	200,000,000 shares of undesignated preferred stock, par value $0.0001 per share;

•	10,500,000,000 shares of New Ginkgo Class A common stock, par value $0.0001 per share;

•	4,500,000,000 shares of New Ginkgo Class B common stock, par value $0.0001 per share; and

•	800,000,000 shares of New Ginkgo Class C common stock, par value $0.0001 per share.

As of September 14, 2021, SRNG had 153,695,072 outstanding SRNG Class A ordinary shares, 43,125,000 SRNG Class B ordinary shares, and 49,988,940 warrants, consisting of 30,738,940 public warrants and 19,250,000 private placement warrants.

We expect that, immediately after the consummation of the Business Combination, there will be outstanding approximately 1,329,102,117 shares of New Ginkgo Class A common stock, approximately 545,652,818 shares of New Ginkgo Class B common stock, and approximately 51,825,500 warrants to purchase shares of New Ginkgo Class A common stock.

Common Stock

New Ginkgo will have three classes of authorized common stock: New Ginkgo Class A common stock, New Ginkgo Class B common stock, and New Ginkgo Class C common stock. Generally, New Ginkgo Class B common stock can only be issued to, transferred to, and held by New Ginkgo’s directors and employees, or trusts or legal entities through which the right to vote the shares of New Ginkgo Class B common stock held thereby is exercised exclusively by one or more of New Ginkgo’s directors or employees (any such director, employee, trust or legal entity, an “Eligible Holder”), unless otherwise determined by a majority of the Class B Directors then serving.

Voting Rights

New Ginkgo Class A Common Stock

Holders of New Ginkgo Class A common stock will be entitled to one (1) vote for each share of New Ginkgo Class A common stock held of record by such holder on all matters voted upon by New Ginkgo stockholders.

New Ginkgo Class B Common Stock

Holders of New Ginkgo Class B common stock will be entitled to ten (10) votes for each share of New Ginkgo Class B common stock held of record by such holder on all matters voted upon by New Ginkgo stockholders.

New Ginkgo Class C Common Stock

Except as expressly provided in New Ginkgo’s certificate of incorporation or required by applicable law, holders of New Ginkgo Class C common stock generally will not be entitled to vote on matters voted upon by New Ginkgo stockholders. Solely to the extent that a holder of New Ginkgo Class C common stock is expressly entitled to vote on any matter pursuant to New Ginkgo’s certificate of incorporation or by applicable law, the holder will be entitled to one (1) vote for each share of New Ginkgo Class C common stock held of record by such holder.

Stockholder Votes

Holders of New Ginkgo common stock generally will vote together as a single class on all matters submitted to a vote of New Ginkgo stockholders (including the election and removal of directors), unless otherwise provided in New Ginkgo’s certificate of incorporation or required by applicable law. Any action or matter submitted to a vote of the New Ginkgo stockholders will be approved if the number of votes cast in favor of the action or matter exceeds the number of votes cast in opposition to the action or matter, except that New Ginkgo’s directors will be elected by a plurality of the votes cast. Holders of New Ginkgo Class A common stock will not be entitled to cumulate their votes in the election of New Ginkgo’s directors.

Delaware law could require holders of a class of New Ginkgo’s capital stock to vote separately as a class on any proposed amendment of New Ginkgo’s certificate of corporation if the amendment would increase or decrease the par value of the shares of that class or would alter or change the powers, preferences or special rights of the shares of that class in a manner that affects them adversely.

Holders of New Ginkgo common stock will not be entitled to vote on any amendment to New Ginkgo’s certificate of incorporation that relates solely to the terms of one or more series of New Ginkgo’s preferred stock and on which the holders of such affected series are entitled to vote, either separately as a class or together with the holders of one or more other series of New Ginkgo’s preferred stock, pursuant to New Ginkgo’s certificate of incorporation or by applicable law.

Stockholder Action by Written Consent

The Proposed Charter provides that New Ginkgo’s stockholders may act by written consent only if (a) the action to be taken or effected has been approved by the affirmative vote of all of the directors of New Ginkgo then serving or (b) the holders of New Ginkgo Class B common stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo. In all other circumstances, any action required or permitted to be taken by New Ginkgo’s stockholders must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by written consent.

Special Meetings of Stockholders

The Proposed Charter provides that, except as otherwise required by applicable law, special meetings of New Ginkgo’s stockholders may be called only by the New Ginkgo Board, the chairman of the New Ginkgo Board, New Ginkgo’s chief executive officer or president, or, at any time that the holders of New Ginkgo Class B common stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo, the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo.

Economic Rights

Except as otherwise expressly provided in New Ginkgo’s certificate of incorporation or required by applicable law, shares of each class of New Ginkgo common stock will have the same rights, powers and preferences and rank equally, share ratably and be identical in all respects as to all matters, including the following:

Dividends and Distributions; Rights upon Liquidation

Subject to the rights of holders of any outstanding series of New Ginkgo preferred stock, the holders of shares of each class of New Ginkgo common stock will be entitled to receive ratably, on a per share basis, any dividend or distribution (including upon the liquidation, dissolution or winding up of New Ginkgo) paid by New Ginkgo, unless otherwise approved by the affirmative vote of the holders of a majority of each of the outstanding shares of New Ginkgo Class A common stock, the outstanding shares of New Ginkgo Class B common stock, and the outstanding shares of New Ginkgo Class C common stock, each voting separately as a class, except that, if a dividend or distribution is paid in the form of shares (or options, warrants or other rights to acquire shares) of New Ginkgo common stock, then holders of New Ginkgo Class A common stock will receive shares (or options, warrants or other rights to acquire shares) of New Ginkgo Class A common stock, holders of New Ginkgo Class B common stock will receive shares (or options, warrants or other rights to acquire shares) of New Ginkgo Class B common stock, and holders of shares of Class C common stock will receive shares (or options, warrants or other rights to acquire shares) of New Ginkgo Class C common stock.

Subdivisions, Combinations and Reclassifications

If New Ginkgo subdivides or combines any class of New Ginkgo common stock with any other class of New Ginkgo common stock, then each class of New Ginkgo common stock must be subdivided or combined in the same proportion and manner, unless otherwise approved by the affirmative vote of the holders of a majority of each of the outstanding shares of New Ginkgo Class A common stock, the outstanding shares of New Ginkgo Class B common stock, and the outstanding shares of New Ginkgo Class C common stock, each voting separately as a class.

Mergers and Other Extraordinary Transactions

The Proposed Charter provides that, in the event of certain extraordinary transactions affecting New Ginkgo (including certain transactions resulting in a change of control of New Ginkgo, the acquisition by a third party of assets of New Ginkgo generating at least 50% of New Ginkgo’s revenues on a consolidated basis, or any merger or consolidation of New Ginkgo), shares of each class of New Ginkgo common stock will be entitled to receive ratably, on a per share basis, any consideration paid or otherwise distributed to, or rights received by, New Ginkgo stockholders, or into which such shares are converted or for which such shares are exchanged, in connection with such extraordinary transaction (including with respect to the form, amount and timing thereof), unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, the holders of a majority of the outstanding shares of Class B Common Stock and the holders of a majority of the outstanding shares of Class C Common Stock, each voting separately as a class, except that, to the extent that such consideration is paid in the form of securities or other equity interests, holders of New Ginkgo Class B common stock may receive a class, series or other form of such securities or other equity interests each having voting power that is ten (10) times greater than the voting power of any security or other equity interest received by holders of New Ginkgo Class A common stock and holders of New Ginkgo Class C may receive a class, series or other form of such securities or other equity interests having no voting power.

Additionally, the Proposed Charter prohibits New Ginkgo from entering into any agreement with respect to a tender or exchange offer by a third party unless such agreement provides for consideration to be paid or distributed to, or rights to be received by, New Ginkgo stockholders in the manner provided in the paragraph immediately above.

Equal Value upon Disposition

The Proposed Charter provides that, in the case of any disposition of New Ginkgo Class B common stock for value, the value paid in respect of such share of New Ginkgo Class B common stock must be equal to the prevailing price per share of Class A common stock at the time of such disposition for value. New Ginkgo may (and expects to) from time to time establish restrictions, policies and procedures relating to transfers and dispositions of shares of New Ginkgo Class B common stock as it deems necessary or advisable.

Transfer Restrictions

Lock-up Applicable to Founders and Employees

The Proposed Charter provides that, subject to customary exceptions and the other exceptions described in the following sentences, the Founders and their affiliated trusts and any New Ginkgo stockholder who is an employee of New Ginkgo or any of its wholly owned subsidiaries at the time of the Closing, and any transferee of any of the foregoing, will be unable to transfer their shares of New Ginkgo Class A common stock or New Ginkgo Class B common stock received as consideration in the merger (including upon the settlement of any equity award of New Ginkgo into which any equity award of Ginkgo was converted in the merger), other than the Earn-out Consideration, for a period of one year following the closing of the Business Combination. The transfer restrictions described in the foregoing sentence will not apply to an aggregate of 10% of the total number of shares subject to such transfer restrictions, excluding (from this exception to such transfer restrictions) any shares of New Ginkgo Class A common stock or New Ginkgo Class B common stock received upon the settlement of any equity award of New Ginkgo into which any equity award of Ginkgo that was, immediately prior to the effective time of the merger, subject to any unsatisfied service- or time-based vesting condition was converted in the merger. Additionally, solely in the case of any holder of any equity award of New Ginkgo (including any such equity award into which any equity award of Ginkgo was converted in the merger), the transfer restrictions described in the first sentence of this paragraph will be lifted, beginning on the earlier of March 1, 2022 and the date that is 15 calendar days before the date on which any tax relating to such equity award (other than any equity or portion thereof that is exempted from such transfer restrictions by virtue of the immediately preceding sentence) will become due under applicable law (as reasonably determined by New Ginkgo), solely to the extent necessary to yield aggregate net proceeds to such holder in connection with the transfer of such holder’s shares of New Ginkgo Class A common stock or shares of New Ginkgo Class B common stock (assuming, in each case, that such shares would be sold for value at the prevailing trading price of shares of New Ginkgo Class A common stock at the time of such transfer) sufficient to cover the aggregate amount of ordinary income, employment or similar taxes payable in connection with such equity award (as reasonably determined by New Ginkgo).

Lock-up Applicable to Other Stockholders

The Proposed Charter provides that, subject to customary exceptions and the other exceptions described in the following sentence, stockholders of the corporation other than those described in the paragraph immediately above will be unable to transfer their shares of New Ginkgo Class A common stock or New Ginkgo Class B common stock received as consideration in the merger (including upon the settlement of any equity award of New Ginkgo into which an equity award of Ginkgo was converted in the merger), other than the Earn-out Consideration, for a period of 180 days following the closing of the Business Combination. Solely in the case of any holder of any equity award of New Ginkgo (including any such equity award into which any equity award of Ginkgo was converted in the merger), the transfer restrictions described in the foregoing sentence will be lifted, beginning on the earlier of March 1, 2022 and the date that is 15 calendar days before the date on which any tax relating to such equity award will become due under applicable law (as reasonably determined by New Ginkgo), solely to the extent necessary to yield aggregate net proceeds to such holder in connection with the transfer of such holder’s shares of New Ginkgo Class A common stock or shares of New Ginkgo Class B common stock (assuming, in each case, that such shares would be sold for value at the prevailing trading price of shares of New Ginkgo Class A common stock at the time of such transfer) sufficient to cover the aggregate amount of ordinary income, employment or similar taxes payable in connection with such equity awards (as reasonably determined by New Ginkgo).

Conversion

Optional Conversion

Holders of New Ginkgo Class B common stock will have the right to convert shares of their New Ginkgo Class B common stock into fully paid and non assessable shares of New Ginkgo Class A common stock, on a one-to-one basis, at the option of the holder at any time upon written notice to New Ginkgo’s transfer agent.

Automatic Conversion

Generally, shares of New Ginkgo Class B common stock will convert automatically into New Ginkgo Class A common stock upon the holder of such shares ceasing to be an Eligible Holder (whether as a result of the holder’s termination, resignation or removal as a director or employee of New Ginkgo, the transfer of such shares to an individual, trust or entity that is not an Eligible Holder, a person other than a director or employee of New Ginkgo gaining any direct or indirect right to vote such shares, or otherwise), unless otherwise determined by the affirmative vote of a majority of the directors of New Ginkgo then serving who qualify as “independent” in accordance with the requirements of the securities exchange on which equity securities of New Ginkgo are then listed for trading. A determination by the secretary of the New Ginkgo that an event has occurred that triggers the automatic conversion of New Ginkgo Class B common stock into New Ginkgo Class A common stock will be conclusive and binding; however, a holder of New Ginkgo Class B common stock (or New Ginkgo Class A common stock into which New Ginkgo Class B common stock has converted) who believes in good faith that such determination is in error may appeal such determination to the New Ginkgo Board, in which case, the determination of the New Ginkgo Board (including as to whether or not to review such determination) will be conclusive and binding.

Conversion Policies and Procedures

New Ginkgo may (and expects to) establish from time to time certain restrictions, policies and procedures relating to the general administration of its multi-class stock structure and the conversion of New Ginkgo Class B common shares to New Ginkgo Class A common shares. Adoption or amendment of any such policy or procedure must be approved by the affirmative vote of a majority of New Ginkgo’s directors and, if any Class B Director is then serving, at least one Class B Director (defined below).

Registration Rights

Certain New Ginkgo stockholders will be party to a registration rights agreement with New Ginkgo that will be effective upon the consummation of the Business Combination. The registration rights agreement will grant certain New Ginkgo stockholders the right to require, subject to certain conditions and limitations, that New Ginkgo register for resale securities held by such stockholders and certain “piggback” registration rights with respect to registrations initiated by New Ginkgo. The registration of shares of New Ginkgo Class A common stock pursuant to the exercise of the registration rights provided under the registration rights agreement would enable the applicable New Ginkgo stockholders to resell such shares without restriction under the Securities Act when the applicable registration statement is declared effective. New Ginkgo will bear the expenses incurred in connection with the filing of any registration statements pursuant to the registration rights agreement.

Other Rights

The Proposed Charter and the Proposed Bylaws do not provide for any preemptive or subscription rights with respect to the New Ginkgo common stock, and there are no redemption or sinking fund provisions applicable to the New Ginkgo common stock. Upon completion of the Business Combination, all the outstanding shares of New Ginkgo common stock will be validly issued, fully paid and non-assessable.

Preferred Stock

The Proposed Charter authorizes the New Ginkgo Board, to the fullest extent permitted by applicable law, to issue up to an aggregate of 200,000,000 shares of New Ginkgo preferred stock in one or more series from time to time by resolution, without further action by New Ginkgo’s stockholders, and to fix the powers (which may include full, limited or no voting power), designations, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series (which rights may be greater than the rights of any or all of the classes of New Ginkgo common stock) and any qualifications, limitations or restrictions thereof. The issuance of New Ginkgo preferred stock could adversely affect the voting power of holders of New Ginkgo common stock and the likelihood that such holders will receive dividend payments or payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action. No shares of preferred stock are expected to be outstanding immediately following the consummation of the Business Combination, and there is no present plan to issue any shares of preferred stock.

Other Constituencies

In acknowledgment of our goal of serving all of our stakeholders over the long term, the Proposed Charter provides that, in addition to any other considerations which the New Ginkgo Board, any committee thereof, or any individual director lawfully may take into account in determining whether to take or refrain from taking corporate action on any matter, including making or declining to make any recommendation to our stockholders, our board of directors, any committee thereof, or any individual director may, in his, her, or its discretion, consider the long-term as well as the short-term interests of New Ginkgo, taking into account and considering, as deemed appropriate, the effects of such action on our (a) stockholders and (b) other stakeholders, including our workforce, customers, suppliers, academic researchers, governments and communities, in the case of (b), as may be identified or revised by the New Ginkgo Board from time to time. The Proposed Charter also provides that nothing in the Proposed Charter or any other governing document, policy, or guideline adopted by us will (i) create any duty owed by any director to any person or entity to consider, or afford any particular weight to, any of the foregoing matters or to limit his or her consideration thereof or (ii) other than as vested in our stockholders to the extent provided under applicable law, be construed as creating any rights against any director or us. These constituency provisions grant discretionary authority only to the extent consistent with and permitted by law, and do not confer third-party beneficiary status on any person or entity.

Election, Appointment and Removal of Directors

Until the time at which the outstanding shares of New Ginkgo Class B common stock cease to represent at least 2% of all of the outstanding shares of New Ginkgo common stock, the holders of New Ginkgo Class B common stock, voting separately as a class, will be entitled to nominate and elect a number of directors equal to 25% (rounded up to the nearest whole number) of the total number of directors constituting the New Ginkgo Board (each such director, a “Class B Director”). All other directors of New Ginkgo will be elected by the holders of all classes of New Ginkgo common stock, voting together as a single class.

The total number of directors constituting the New Ginkgo Board will be fixed from time to time by New Ginkgo’s board of directors, but will be subject to adjustment to ensure that the total number of directors that the holders of New Ginkgo Class B common stock are entitled to nominate and elect is at least 25% of the total number of directors constituting the New Ginkgo Board.

The Proposed Charter provides that any Class B Director may be removed from office (a) with cause, only by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of New Ginkgo Class B common stock and (b) without cause, by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo, voting together as a single class. Any director of New Ginkgo other than a Class B Director may be removed from office, with or without cause, by the affirmative vote of the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo, voting together as a single class.

The Proposed Charter provides that vacant directorships, including vacancies resulting from any increase in the total number of directors constituting the New Ginkgo Board, may be filled only by the New Ginkgo Board. Vacancies with respect to any Class B Director may be filled only by the remaining Class B Directors.

Committees of the Board of Directors

The New Ginkgo Board will establish and maintain an audit committee, a nominating and corporate governance committee and a compensation committee, and may establish such other committees as it determines from time to time. For so long as any Founder serving as a director of New Ginkgo holds shares of New Ginkgo Class B common stock, such director will not be permitted to serve as a member of the compensation committee of the New Ginkgo Board. Subject to applicable requirements of the securities exchange on which equity securities of New Ginkgo are then listed for trading, at any time that any Class B Director is serving as a director of New Ginkgo, each committee (other than the compensation committee) of the New Ginkgo Board must include at least one Class B Director unless a majority of the Class B Directors then serving approve the formation and composition of such committee.

Action by the New Ginkgo Board of Directors to Terminate a Founder

New Ginkgo may not terminate the employment of any Founder for cause, or materially and adversely reduce the responsibilities, title or position of such Founder for cause, without the prior written consent of such Founder, or make any determination that an event has occurred with respect to such Founder that constitutes “cause” (as that term or any similar concept may be defined or used in any agreement relating to the employment of such Founder by New Ginkgo or any of its subsidiaries or any policy of New Ginkgo or any of its subsidiaries applicable to the employment of such Founder), unless such termination, reduction or determination has been approved by at least 75% of the directors of New Ginkgo then in office.

New Ginkgo may not terminate the employment of any Founder other than for cause, or materially and adversely reduce the responsibilities, title or position of such Founder other than for cause, without the prior written consent of such Founder, unless such termination or reduction has been approved by at least 75% of the directors of New Ginkgo then in office and, if any Founder who is not the subject of the action requiring such approval is then serving as a director of New Ginkgo, at least one director of New Ginkgo who is a Founder.

Anti-Takeover Effects of the Proposed Charter and the Proposed Bylaws

The Proposed Charter and Proposed Bylaws contain certain provisions that may delay, discourage or impede efforts by another person or entity to acquire control of New Ginkgo. We believe that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons or entities seeking to acquire control of us to first negotiate with the New Ginkgo Board, which we believe may result in improvement of the terms of any such acquisition in favor of New Ginkgo’s stockholders. However, these provisions also give the New Ginkgo Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the securities exchange on which New Ginkgo’s equity securities are then listed for trading. These additional shares of capital stock may be used for a variety of corporate purposes, including growth acquisitions, corporate finance transactions, and issuances under our EIP and ESPP. The existence of authorized but unissued and unreserved capital stock could discourage or impede an attempt to obtain control of New Ginkgo by means of a proxy contest, tender offer, merger, or otherwise.

Amendment of Certificate of Incorporation or Bylaws

The DGCL generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as applicable, imposes a higher voting standard.

The Proposed Charter provides that certain provisions thereof may be adopted, amended, altered or repealed only upon the affirmative vote of the holders of at least two-thirds of the voting power of all of the outstanding shares of capital stock of New Ginkgo. Such provisions include those relating to (i) stockholder action by written consent, (ii) special meetings of stockholders, (iii) the New Ginkgo Board (including the election, appointment and removal of directors), (iv) termination of the employment of any Founder, material and adverse reduction of the responsibilities, title or position of any Founder without the prior written consent of such Founder, or determination that an event has occurred with respect to any Founder that constitutes “cause”, (v) limitation of the personal liability of New Ginkgo’s directors, and (vi) New Ginkgo’s waiver of the corporate opportunity doctrine.

The Proposed Charter provides that New Ginkgo’s bylaws may be adopted, amended, altered or repealed by the New Ginkgo Board or by the affirmative vote of the holders of at least two-thirds of the voting power of all of the outstanding shares of capital stock of New Ginkgo (or, if the New Ginkgo Board has recommended that stockholders approve such modification to New Ginkgo’s bylaws, the affirmative vote of a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo).

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes of control of New Ginkgo or its management such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the New Ginkgo Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of New Ginkgo and to reduce New Ginkgo’s vulnerability to an unsolicited acquisition proposal. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for New Ginkgo’s shares and, as a consequence, may inhibit fluctuations in the market price of the Company’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Multi-Class Structure

As described above, the Proposed Charter provides for a multi-class stock structure, which will give New Ginkgo’s directors and employees (including the Founders) and certain of their affiliated entities and trusts, for so long as they continue to collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo, significant influence over all matters requiring stockholder approval, including the election of New Ginkgo’s directors and significant corporate transactions, such as a merger or other sale of New Ginkgo or all or substantially all of its assets.

No Cumulative Voting for Directors

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Proposed Charter does not provide for cumulative voting. As a result, the holders of shares of New Ginkgo common stock representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo will be able to elect all of the directors (other than the Class B Directors) then standing for election.

Vacancies on the New Ginkgo Board

The Proposed Charter authorizes only the New Ginkgo Board to fill vacant directorships, including vacancies resulting from any increase in the total number of directors constituting the New Ginkgo Board. In addition, the total number of directors constituting the New Ginkgo Board is permitted to be changed only by the New Ginkgo Board, subject to the requirement that at least 25% of the total number of New Ginkgo’s directors be Class B Directors (for so long as the outstanding shares of New Ginkgo Class B common stock continue to represent at least 2% of all the outstanding shares of New Ginkgo common stock). These provisions could prevent a stockholder from increasing the total number of New Ginkgo’s directors and then gaining control of the New Ginkgo Board.

Requirements to Terminate Employment of Founders

The Proposed Charter requires that any termination by New Ginkgo of the employment of any Founder other than for cause, or material and adverse reduction of the responsibilities, title or position of such of such Founder other than for cause without the prior written consent of such Founder, be approved by at least 75% of the directors of New Ginkgo then in office and, if any Founder who is not the subject of the action requiring such approval is then serving as a director of New Ginkgo, at least one director of New Ginkgo who is a Founder. This provision, together with the right of the holders of New Ginkgo Class B common stock to nominate and elect 25% of the New Ginkgo Board, could make it more difficult for a stockholder that gains control of the New Ginkgo Board to effect changes in New Ginkgo’s management.

Special Meetings of Stockholders, Action by Written Consent, and Advance Notice Requirements for Stockholder Proposals

Special Meetings of Stockholders

The Proposed Charter permits special meetings of New Ginkgo’s stockholders to be called only by the New Ginkgo Board, the chairman of the New Ginkgo Board, New Ginkgo’s chief executive officer or president, or, at any time that the holders of New Ginkgo Class B common stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo, the holders of shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo. These provisions might delay the ability of New Ginkgo’s stockholders to force consideration of a proposal or to take any action, including with respect to the removal of any of New Ginkgo’s directors from office.

Stockholder Action by Written Consent

The Proposed Charter provides that New Ginkgo’s stockholders may act by written consent only if (a) the action to be taken or effected has been approved by the affirmative vote of all of the directors of New Ginkgo then serving or (b) the holders of New Ginkgo Class B common stock collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo. As a result, if the holders of New Ginkgo Class B common stock were to cease to collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of capital stock of New Ginkgo, New Ginkgo’s stockholders would not be able to take action by written consent on any matter and would only be able to take action at an annual or special meeting of stockholders, unless the New Ginkgo Board had unanimously approved the action to be taken or effected.

Advance Notice Requirement for Stockholder Proposals and Director Nominations

The Proposed Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the New Ginkgo Board. In order for any matter to be “properly brought” before a meeting (and thereby considered or acted upon at such meeting), a stockholder will have to comply with certain advance notice requirements and provide New Ginkgo with certain information. Stockholders at an annual meeting will only be permitted to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the New Ginkgo Board or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and has delivered a timely notice, in the form and manner specified in the Proposed Bylaws, of such stockholder’s intention to bring such business before the meeting. These provisions might preclude New Ginkgo’s stockholders from bringing matters before our annual meeting of stockholders or from nominating candidates for election to the New Ginkgo Board, or might discourage or impede an attempt by a potential acquirer of New Ginkgo to conduct a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise obtain control of New Ginkgo.

Business Combinations

New Ginkgo has elected not to be subject to Section 203 of the DGCL. Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

(1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of New Ginkgo’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Because New Ginkgo has opted out of Section 203 of the DGCL in the Proposed Charter, Section 203 of the DGCL will not apply to New Ginkgo.

Warrants

Ginkgo Warrants

At the effective time of the Merger, each warrant to purchase shares of Ginkgo capital stock (each, a “Ginkgo Warrant”) that is outstanding and unexercised immediately prior to the effective time of the Merger (after giving effect to the Company Recapitalization, pursuant to which each Ginkgo Warrant to purchase shares of Ginkgo preferred stock will become a Ginkgo Warrant to purchase shares of Ginkgo Class A common stock), other than such Ginkgo Warrants that are automatically exercised in full in accordance with their terms by virtue of the occurrence of the Merger immediately prior to the effective time of the Merger, will be assumed by New Ginkgo and converted into a warrant to purchase shares of New Ginkgo Class A common stock on the same terms and subject to the same conditions (including as to vesting and exercisability) as are in effect with respect to such Ginkgo Warrant immediately prior to the effective time, with appropriate adjustments to the number of shares of New Ginkgo Class A common stock underlying such warrant and the exercise price applicable thereto to account for the merger.

SRNG Warrants

At the effective time of the Domestication, each warrant to purchase SRNG ordinary shares (each, a “SRNG Warrant”) that is issued and outstanding immediately prior to the effective time of the Domestication and not terminated pursuant to its terms will be converted into a warrant to purchase shares of New Ginkgo common stock on the same terms and conditions (including as to vesting and exercisability) as are in effect with respect to such SRNG Warrant immediately prior to the effective time.

There are currently outstanding an aggregate of 53,750,000 warrants to acquire SRNG Class A ordinary shares, which comprise 19,250,000 private placement warrants held by SRNG’s Sponsor and 34,500,000 public warrants.

Public Stockholders’ Warrants

There are currently outstanding an aggregate of 53,750,000 warrants, which, following the consummation of the Business Combination, will entitle the holder to acquire New Ginkgo Class A common stock. Each whole warrant will entitle the registered holder to purchase one share of New Ginkgo Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, beginning 30 days after the consummation of the Business Combination, provided that New Ginkgo has an effective registration statement under the Securities Act covering the New Ginkgo Class A common stock issuable upon exercise of the warrants and a current prospectus relating to such New Ginkgo Class A common stock is available (or New Ginkgo permits holder to exercise their respective warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a holder may exercise its warrants only for a whole number of shares of New Ginkgo Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless holder has at least five units, such holder will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Redemption of Warrants for Cash

Once the warrants become exercisable, New Ginkgo may call the warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the reported closing price of the New Ginkgo Class A common stock equals or exceeds $18.00 per share (as adjusted for stock sub-divisions, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before New Ginkgo sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by New Ginkgo, New Ginkgo may exercise its redemption right even if New Ginkgo is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

New Ginkgo has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New Ginkgo issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the New Ginkgo Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock sub-divisions, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption Procedures and Cashless Exercise

If New Ginkgo calls the warrants for redemption as described above, New Ginkgo’s management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” New Ginkgo’s management will consider, among other factors, New Ginkgo’s cash position, the number of warrants that are outstanding and the dilutive effect on New Ginkgo’s stockholders of issuing the maximum number of shares of New Ginkgo Class A common stock issuable upon the exercise of its warrants. If New Ginkgo management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of New Ginkgo Class A common stock equal to the quotient obtained by dividing (x) the product of the number of New Ginkgo Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of the New Ginkgo Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the New Ginkgo Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the New Ginkgo management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New Ginkgo Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.

New Ginkgo believes this feature is an attractive option to New Ginkgo if New Ginkgo does not need the cash from the exercise of the warrants after the Business Combination. If New Ginkgo calls the New Ginkgo warrants for redemption and New Ginkgo’s management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify New Ginkgo in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the New Ginkgo Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of New Ginkgo Class A common stock is increased by a share capitalization payable in shares of New Ginkgo Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of New Ginkgo Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New Ginkgo common stock. A rights offering to holders of common stock entitling holders to purchase New Ginkgo Class A common stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of New Ginkgo Class A common stock equal to the product of (i) the number of shares of New Ginkgo Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New Ginkgo Class A common stock) and (ii) the quotient of (x) the price per share of New Ginkgo Class A common stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of New Ginkgo Class A common stock, in determining the price payable for New Ginkgo Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of New Ginkgo Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the New Ginkgo Class A common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if New Ginkgo, at any time while the warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to the holders of New Ginkgo Class A common stock on account of such New Ginkgo Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with the Business Combination, or (d) in connection with the redemption of New Ginkgo’s public shares upon New Ginkgo’s failure to complete the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Ginkgo Class A common stock in respect of such event.

If the number of outstanding shares of New Ginkgo Class A common stock is decreased by a consolidation, combination or reclassification of New Ginkgo Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of New Ginkgo Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of New Ginkgo Class A common stock.

Whenever the number of shares of New Ginkgo Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Ginkgo Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New Ginkgo Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding New Ginkgo Class A common stock (other than those described above or that solely affects the par value of such New Ginkgo Class A common stock), or in the case of any merger or consolidation of New Ginkgo with or into another corporation (other than a consolidation or merger in which New Ginkgo is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding New Ginkgo Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New Ginkgo as an entirety or substantially as an entirety in connection with which New Ginkgo is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the New Ginkgo Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New Ginkgo Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of New Ginkgo Class A common stock in such a transaction is payable in the form of New Ginkgo Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and New Ginkgo. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any defective provision, or mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth herein, (ii) adjusting the provisions relating to cash dividends on New Ginkgo Class A common stock as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to New Ginkgo, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive New Ginkgo Class A common stock. After the issuance of New Ginkgo Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants

The private placement warrants (including the New Ginkgo Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until thirty (30) days after the Business Combination (except in limited circumstances) and they will not be redeemable by New Ginkgo for cash so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees.

The initial purchasers of the private placement warrants, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the warrants sold in the Business Combination, including that they may be redeemed for shares of New Ginkgo Class A common stock. If the private placement warrants are held by holders other than the Sponsor or their permitted transferees, the private placement warrants will be redeemable by New Ginkgo and exercisable by the holders on the same basis as the warrants included in the units being sold in the Business Combination.

Exclusive Forum

The Proposed Bylaws provide that, unless New Ginkgo otherwise consents in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have subject matter jurisdiction, another state or federal court located within the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for resolution of (a) any derivative action or proceeding brought on behalf of New Ginkgo, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of New Ginkgo to New Ginkgo or any of New Ginkgo’s stockholders, or any claim for aiding and abetting such an alleged breach, (c) any action governed by the “internal affairs doctrine” or arising pursuant to any provision of New Ginkgo’s certificate of incorporation or bylaws, or to interpret, apply, enforce or determine the validity of New Ginkgo’s certificate of incorporation or bylaws, or (d) any action asserting a claim against New Ginkgo or any current or former director, officer, employee, agent or stockholder of New Ginkgo (i) arising pursuant to any provision of the DGCL or (ii) as to which the DGCL confers jurisdiction on the Chancery Court. The foregoing will not apply, however, to any action, claim or proceeding as to which the Chancery Court (or, if applicable, another state or federal court located within the State of Delaware) determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of the such court within ten (10) days following such determination).

Notwithstanding the foregoing, unless New Ginkgo otherwise consents in writing, the federal district courts of the United States will be the exclusive forum for the resolution of any action, claim or proceeding arising under the Securities Act of 1933, as amended.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and stockholders of corporations for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter includes a provision that eliminates, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), the personal liability of New Ginkgo’s directors for damages for any breach of fiduciary duty as a director.

The Proposed Bylaws provide that, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), New Ginkgo must indemnify and hold harmless and advance expenses to any of its directors and officers who is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of New Ginkgo or, while serving as a director or officer of New Ginkgo, is or was serving at the request of New Ginkgo as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity. New Ginkgo also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for New Ginkgo’s directors, officers, and certain employees for some liabilities. New Ginkgo believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Proposed Charter and the Proposed Bylaws may discourage stockholders from bringing lawsuits against New Ginkgo’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against New Ginkgo’s directors and officers, even though such an action, if successful, might otherwise benefit New Ginkgo and its stockholders. In addition, your investment in New Ginkgo may be adversely affected to the extent that New Ginkgo pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of New Ginkgo’s directors,

officers, or employees for which indemnification is sought.

Corporate Opportunities

The Proposed Charter provides for the renouncement by New Ginkgo of any interest or expectancy of New Ginkgo in, or being offered an opportunity to participate, in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into the possession of, any director of New Ginkgo who is not an employee of New Ginkgo or any of its subsidiaries, unless such matter, transaction, or interest is presented to, or acquired, created, or developed by, or otherwise comes into the possession of, that director first in that director’s capacity as a director of New Ginkgo.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, New Ginkgo’s stockholders will have appraisal rights in connection with a merger or consolidation of New Ginkgo. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of New Ginkgo’s stockholders may bring an action in New Ginkgo’s name to procure a judgment in New Ginkgo’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New Ginkgo’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Warrant Agent

Computershare Trust Company, N.A. will be the transfer agent for New Ginkgo Class A Common Stock and the warrant agent for New Ginkgo warrants.

Listing of New Ginkgo Class A Common Stock and New Ginkgo Warrants

The New Ginkgo Class A common stock and the New Ginkgo warrants are listed on the NYSE under the symbols “DNA” and “DNA.WS,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A common stock or warrants of New Ginkgo for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Ginkgo at the time of, or at any time during the three months preceding, a sale and (ii) New Ginkgo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Class A common stock or warrants of New Ginkgo for at least six months but who are affiliates of New Ginkgo at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of New Ginkgo Class A common stock then outstanding; or

•	the average weekly reported trading volume of New Ginkgo’s Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Ginkgo under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about New Ginkgo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, SRNG’s initial shareholders will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after SRNG has completed its initial business combination.

Following the Closing, New Ginkgo will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to SRNG regarding the expected beneficial ownership of New Ginkgo common stock following the consummation of the Business Combination by:

•	each person who will become a named executive officer or director of New Ginkgo, and all executive officers and directors of New Ginkgo as a group; and

•	each person who is expected to be the beneficial owner of more than 5% of a class of New Ginkgo common stock.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, SRNG believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

The expected beneficial ownership of New Ginkgo common stock following the consummation of the Business Combination is based on 1,329,102,117 shares of New Ginkgo Class A common stock, 545,652,818 shares of New Ginkgo Class B common stock and 51,825,000 warrants to purchase shares of New Ginkgo Class A common stock outstanding.

	New Ginkgo Class A common stock		New Ginkgo Class B common stock		% of Total Voting Power**
Name and Address of Beneficial Owner	Shares	%	Shares	%
Directors and Executive Officers of New Ginkgo
Jason Kelly(1)	—	—	79,487,309	14.6	11.6
Reshma Shetty(2)	—	—	159,854,136	29.3	23.4
Mark Dmytruk	—	—	—	—	—
Arie Belldegrun	—	—	—	—	—
Marijn Dekkers(3)	5,780,364	*	—	—	*
Christian Henry	—	—	—	—	—
Reshma Kewalramani	—	—	—	—	—
Shyam Sankar	—	—	—	—	—
Harry E. Sloan	—	—	—	—	—
All Directors and Executive Officers of New Ginkgo as a Group (9 Individuals)	5,780,364	*	239,341,445	43.9	35.1
5% Beneficial Owners of New Ginkgo
Entities affiliated with Anchorage Capital Group(4)	74,929,312	5.4	—	—	1.1
Bartholomew Canton(5)	—	—	159,854,136	29.3	23.4
Austin Che(6)	—	—	79,927,069	14.6	11.7
Entities affiliated with Baillie Gifford & Co.(7)	89,497,288	6.5	—	—	1.3
Cascade Investment, L.L.C. (8)	151,865,481	11.0	—	—	2.2
Eagle Equity Partners II, LLC(9)	31,289,280	2.3	—	—	*
General Atlantic (GK), L.P.(10)	114,886,852	8.3	—	—	1.7
Thomas Knight(11)	65,963,933	4.8	9,219,119	1.7	2.3
Senator Global Opportunity Master Fund LP(12)	80,153,273	5.8	—	—	1.2
Viking Global Opportunities Illiquid Investments Sub-Master LP(13)	339,055,144	24.6	—	—	5.0

*	Less than one percent.
**

Percentage of total voting power represents voting power with respect to all shares of New Ginkgo Class A common stock and New Ginkgo Class B common stock, as a single class. After the Business Combination, each share of New Ginkgo Class B common stock will be entitled to 10 votes per share and each share of New Ginkgo Class A common stock will be entitled to one vote per share. For more information about the voting rights of New Ginkgo common stock after the Business Combination, see “Description of New Ginkgo Securities”

(1)

Consists of (a) 67,759,252 shares of New Ginkgo Class B common stock held by Dr. Kelly and (b) 11,728,057 shares of New Ginkgo Class B common stock held by The Kelly 2016 Grantor Retained Annuity Trust, over which Dr. Kelly has sole voting and dispositive power.

(2)

Consists of (a) 70,389,783 shares of New Ginkgo Class B common stock held by The Reshma Padmini Shetty Revocable Living Trust – 2014, over which Dr. Shetty has sole voting and dispositive power, (b) 8,245,491 shares of New Ginkgo Class B common stock held by The Reshma Padmini Shetty 2021 Grantor Retained Annuity Trust, over which Dr. Shetty has sole voting and dispositive power, (c) 1,291,794 shares of New Ginkgo Class B common stock held by a family trust, and (d) 79,927,068 shares of New Ginkgo Class B common stock beneficially owned by Dr. Shetty’s spouse, as reported in footnote (5) below. The voting and dispositive power over the shares held by the family trust are held by three or more individuals acting by majority approval and therefore none of the individuals is deemed a beneficial owner of the shares held by such trust.

(3)

Consists of shares of New Ginkgo Class A common stock held by Novalis LifeSciences Investments I, L.P. (“Novalis Lifesciences”). Mr. Dekkers, the Manager of the general partner of Novalis LifeSciences, has sole voting and dispositive power over the shares held by Novalis LifeSciences and, as a result, may be deemed to share beneficial ownership of the shares held by Novalis LifeSciences. The address for this stockholder is 1 Liberty Lane, Suite 100, Hampton, NH 03842.

(4)

Consists of (a) 37,464,656 shares of New Ginkgo Class A common stock held by Anchorage Illiquid Opportunities Master VI (A), L.P. and (b) 37,464,656 shares of New Ginkgo Class A common stock held by Anchorage Illiquid Opportunities Offshore Master V, L.P. Anchorage Advisors Management, L.L.C. is the sole managing member of Anchorage Capital Group, L.L.C. (“Anchorage”), which in turn is the investment manager of AIOM VI and AIOM V. Mr. Kevin Ulrich is the Chief Executive Officer of Anchorage and the senior managing member of Anchorage Advisors Management, L.L.C. As such, each of the foregoing persons may be deemed to have voting and dispositive power over the shares held by AIOM VI and AIOM V. Each of the foregoing persons disclaims beneficial ownership of the shares held by AIOM VI and AIOM V, except of any pecuniary interests therein. The address for these stockholders is 610 Broadway, 6th Floor, New York, NY 10012.

(5)

Consists of (a) 70,389,783 shares of New Ginkgo Class B common stock held by The Bartholomew Canton Revocable Living Trust – 2014, over which Dr. Canton has sole voting and dispositive power, (b) 8,245,491 shares of New Ginkgo Class B common stock held by The Bartholomew Canton 2021 Grantor Retained Annuity Trust, over which Dr. Canton has sole voting and dispositive power, (c) 1,291,794 shares of New Ginkgo Class B common stock held by a family trust, and (d) 79,927,068 shares of New Ginkgo Class B common stock held by Dr. Canton’s spouse as reported in footnote (2) above. The voting and dispositive power over the shares held by the family trust are held by three or more individuals acting by majority approval and therefore none of the individuals is deemed a beneficial owner of the shares held by such trust.

(6)	Consists of shares of New Ginkgo Class B common stock held by Austin Che Revocable Trust, over which Dr. Che has sole voting and dispositive power.
(7)

Consists of (a) 2,581,527 shares of New Ginkgo Class A common stock held by Baillie Gifford US Growth Trust PLC (“USGrowth”) and (b) 86,915,761 shares of New Ginkgo Class A common stock held by Scottish Mortgage Investment Trust PLC. (“SMIT”) As agent for each of USGrowth and SMIT, Baillie Gifford & Co. may be deemed to share the power to direct the disposition and vote of, and therefore to own the shares held by USGrowth and SMIT. Baillie Gifford & Co. disclaims beneficial ownership of all shares held by USGrowth and SMIT. Each of USGrowth and SMIT are publicly traded companies. The address for these stockholders is c/o Baillie Gifford & Co, 1 Greenside Row, Edinburgh EH 1 3 AN, United Kingdom.

(8)

Consists of shares of New Ginkgo Class A common stock. All shares of New Ginkgo Class A common stock to be held by Cascade Investment, L.L.C. following the Closing may be deemed to be beneficially owned by William H. Gates III as the sole member of Cascade, L.L.C. The address for this stockholder is 2365 Carillon Point, Kirkland, WA 98033.

(9)

Consists of shares of New Ginkgo Class A common stock. There are three managing members of Eagle Equity Partners III, LLC. Each managing member has one vote, and the approval of a majority is required to approve an action. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and voting or dispositive decisions require the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based on the foregoing, no individual managing member of Eagle Equity Partners III, LLC exercises voting or dispositive control over any of the securities held by the entity, even those in which he holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.

(10)

Consists of shares of New Ginkgo Class A common stock. The limited partners that share beneficial ownership of the shares held by General Atlantic (GK), L.P. (“GA GK”) are the following General Atlantic investment funds (the “GA Funds”): General Atlantic Partners 100, L.P. (“GAP 100”), General Atlantic Partners (Bermuda) EU, L.P. (“GAP Bermuda EU”), GAP Coinvestments III, LLC (“GAPCO III”), GAP Coinvestments IV, LLC (“GAPCO IV”), GAP Coinvestments V, LLC (“GAPCO V”) and GAP Coinvestments CDA, L.P. (“GAPCO CDA”). The general partner of GA GK is General Atlantic (SPV) GP, LLC (“GA SPV”). The general partner of GAP 100 is ultimately controlled by General Atlantic, L.P. (“GA LP”), which is controlled by the Management Committee of GASC MGP, LLC (the “Management Committee”). The general partner of GAP Bermuda EU is ultimately controlled by GAP (Bermuda) L.P. (“GAP Bermuda”), which is also controlled by the Management Committee. GA LP is the managing member of GAPCO III, GAPCO IV and GAPCO V, the general partner of GAPCO CDA and is the sole member of GA SPV. There are nine members of the Management Committee. GA GK, GA LP, GASC MGP, LLC, GAP Bermuda, GA SPV and the GA Funds (collectively, the “GA Group”) are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. The mailing address of the foregoing General Atlantic entities, other than GAP Bermuda EU and GAP Bermuda, is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055. The mailing address of GAP Bermuda EU and GAP Bermuda is Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Each of the members of the Management Committee disclaims ownership of the shares except to the extent that he has a pecuniary interest therein.

(11)

Consists of (a) 9,219,119 shares of New Ginkgo Class B common stock held by Mr. Knight; (b) 6,995,255 shares of New Ginkgo Class A common stock held The Knight Family Trust dated August 20, 2019, of which Peter P. Brown and Francis Y. Knight are trustees and have shared voting and dispositive power; (c) 8,992,533 shares of New Ginkgo Class A common stock held The Thomas

F. Knight Jr. Grantor Retained Annuity Trust (2) dated December 16, 2020, of which Peter P. Brown and Mr. Knight are trustees and have shared voting and dispositive power; and (d) 49,976,145 shares of New Ginkgo Class A common stock held The Thomas F. Knight Jr. Grantor Retained Annuity Trust, of which Peter P. Brown and Mr. Knight are trustees and have shared voting and dispositive power.
(12)

Consists of shares of New Ginkgo Class A common stock. The address for this stockholder is 510 Madison Avenue, 28th Floor, New York, NY 10022. Senator Investment Group LP (“Senator”), is investment manager of the stockholder, Senator Global Opportunity Master Fund LP, and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (the “Senator GP”). Douglas Silverman controls Senator GP, and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this stockholder. Mr. Silverman disclaims beneficial ownership of the shares held by the stockholder.

(13)

Consists of shares of New Ginkgo Class A common stock. Viking Global Opportunities Illiquid Investments Sub-Master LP (the “Opportunities Fund”) has the authority to dispose of and vote the New Ginkgo Class A common stock that will be directly owned by it, which power may be exercised by its general partner, Viking Global Opportunities Portfolio GP LLC (“Opportunities GP”), and by Viking Global Investors LP (“VGI”), which provides managerial services to Opportunities Fund. O. Andreas Halvorsen, David C. Ott and Rose Shabet, as Executive Committee members of Viking Global Partners LLC (the general partner of VGI) and Viking Global Opportunities GP LLC, the sole member of Opportunities GP, have shared authority to direct the voting and disposition of investments beneficially owned by VGI, Opportunities GP and the Opportunities Fund. The address for each of the entities is c/o Viking Global Investors LP, is 55 Railroad Avenue, Greenwich, CT 06830.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the Selling Stockholders from time to time of up to 77,500,000 shares of Class A common stock. The Selling Stockholders may from time to time offer and sell any or all of the Class A common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in the Class A common stock other than through a public sale.

The following table sets forth, as of September 14, 2021, the names of the Selling Stockholders, the aggregate number of shares of Class A common stock held by each Selling Stockholder immediately prior to the sale of shares of Class A common stock in this offering, the number of shares of Class A common stock that may be sold by each Selling Stockholder under this prospectus and the number of shares of Class A common stock that each Selling Stockholder will beneficially own after this offering.

For purposes of the table below, we have assumed that (i) the Private Placement closes immediately prior to the Closing, (ii) the Closing occurs and (iii) the Selling Stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, we assume that the Selling Stockholders have not sold, transferred or otherwise disposed of, our securities in transactions exempt from the registration requirements of the Securities Act. On September 14, 2021, the SRNG shareholders approved the Business Combination and the other proposals at the Special Meeting.

Name and Address of Beneficial Owner	Shares Beneficially Owned Prior to this Offering(1)				% of Total Voting Power Before this Offering(2)	Number of Shares of Class A Common Stock Being Offered(3)	Shares Beneficially Owned After this Offering				% of Total Voting Power After this Offering(2)
	Class A		Class B				Class A		Class B
	Shares	%	Shares	%			Shares	%	Shares	%
Baillie Gifford & Co.(4)	89,462,613	6.4%	—	—	1.2%	10,300,000	79,162,613	5.6%	—	—	1.0%
Eagle Equity Partners III-G LLC(5)	7,500,000	*	—	—	*	7,500,000	—	—	—	—	—
Funds associated with Putnam Investment Management, LLC(6)	7,662,460	*	—	—	*	7,500,000	162,460	*	—	—	*
Entities associated with Morgan Stanley Investment Management Inc.(7)	7,000,000	*	—	—	*	7,000,000	—	—	—	—	—
Entities associated with Franklin Advisers, Inc.(8)	4,300,000	*	—	—	*	4,300,000	—	—	—	—	—
Entities associated with Bain Capital Public Equity(9)	3,826,361	*	—	—	*	3,700,000	126,361	*	—	—	*
Casdin Partners Master Fund, L.P.(10)	7,705,070	*	—	—	*	3,000,000	4,705,070	*	—	—	*
Entities associated with ArrowMark Colorado Holdings LLC(11)	3,000,000	*	—	—	*	3,000,000	—	—	—	—	—
Cascade Investment, L.L.C.(12)	151,800,304	10.8%	—	—	2.0%	3,000,000	148,800,304	10.6%	—	—	2.0%
Viking Global Opportunities Illiquid Investment(13)	338,907,570	24.1%	—	—	4.5%	2,000,000	336,907,570	24.0%	—	—	4.4%
Entities associated with Millennium Management LLC(14)	6,921,303	*	—	—	*	2,000,000	4,921,303	*	—	—	*
Chescaplq LLC(15)	2,401,126	*	—	—	*	2,000,000	401,126	*	—	—	*
Owl Rock Technology Finance Corp.(16)	1,750,000	*	—	—	*	1,750,000	—	—	—	—	—
Bernardo Gomez Martinez(17)	1,500,000	*	—	—	*	1,500,000	—	—	—	—	—
ARK PIPE Fund I LLC(18)	1,500,000	*	—	—	*	1,500,000	—	—	—	—	—
Certain funds and accounts advised or subadvised by T. Rowe Price Associates, Inc.(19)	20,047,530	1.4%	—	—	*	1,500,000	18,547,530	1.3%	—	—	*

Name and Address of Beneficial Owner	Shares Beneficially Owned Prior to this Offering(1)				% of Total Voting Power Before this Offering(2)	Number of Shares of Class A Common Stock Being Offered(3)	Shares Beneficially Owned After this Offering				% of Total Voting Power After this Offering(2)
	Class A		Class B				Class A		Class B
	Shares	%	Shares	%			Shares	%	Shares	%
WCH Fund I, LP(20)	1,500,000	*	—	—	*	1,500,000	—	—	—	—	—
SHP 18 LLC(21)	1,500,000	*	—	—	*	1,500,000	—	—	—	—	—
40 North Latitude Master Fund Ltd.(22)	1,500,000	*	—	—	*	1,500,000	—	—	—	—	—
Funds managed by Diameter Capital Partners LP(23)	1,572,500	*	—	—	*	1,500,000	72,500	*	—	—	*
Funds and accounts managed by Nicholas Investment Partners, LP(24)	1,500,000	*	—	—	*	1,500,000	—	—	—	—	—
Generative Aspen Fund LP(25)	1,500,000	*	—	—	*	1,500,000	—	—	—	—	—
Entities associated with Stockbridge Associates LLC(26)	800,000	*	—	—	*	800,000	—	—	—	—	—
Entities affiliated with Pura Vida Investments, LLC(27)	1,013,232	*	—	—	*	750,000	263,232	*	—	—	*
Antara Capital Total Return SPAC Master Fund LP(28)	750,000	*	—	—	*	700,000	50,000	*	—	—	*
Senator Global Opportunity Master Fund LP(29)	80,118,815	5.7%	—	—	1.1%	700,000	79,418,815	5.7%	—	—	1.0%
Four Cities Biotech LLC(30)	600,000	*	—	—	*	600,000	—	—	—	—	—
Citadel CEMF Investments Ltd.(31)	500,000	*	—	—	*	500,000	—	—	—	—	—
Xantium Partners L.P.(32)	500,000	*	—	—	*	500,000	—	—	—	—	—
Entities associated with Highline Capital Management LP(33)	500,000	*	—	—	*	500,000	—	—	—	—	—
K3 Auklet Capital VI Limited(34)	500,000	*	—	—	*	500,000	—	—	—	—	—
Ditch Plains Private Investments LP(35)	300,000	*	—	—	*	300,000	—	—	—	—	—
General Atlantic (GK), L.P.(36)	114,836,660	8.2%	—	—	1.5%	250,000	114,586,660	8.2%	—	—	1.5%
InvestX DSF Holdings XVI LLC(37)	230,000	*	—	—	*	230,000	—		—	—	—
The Speyer Family and related entities(38)	200,000	*	—	—	*	200,000	—		—	—	—
Lord Abbett & Co. LLC(39)	200,000	*	—	—	*	200,000	—		—	—	—
Michael Gorenstein(40)	100,000	*	—	—	*	100,000	—		—	—	—
Rachel Adler 2020 Gift Trust, Jason Adler, Trustee(41)	100,000	*	—	—	*	100,000	—		—	—	—
Paul Galiano(42)	20,000	*	—	—	*	20,000	—		—	—	—

*	Less than 1%.
(1)

The percentage of beneficial ownership is calculated based on 1,973,172,728 outstanding shares of New Ginkgo common stock at Closing, which consists of (i) 172,500,000 public shares, 30,232,500 Sponsor Shares, 12,892,500 Sponsor Earn-out shares, (ii) 1,500,047,728 shares of New Ginkgo common stock issued in connection with the Business Combination (including 946,023,405 shares of New Ginkgo Class A common stock and 554,024,323 shares of New Ginkgo Class B common stock), (iii) 77,500,000 PIPE Shares and (iv) 180,000,000 Earn-out Consideration shares. The calculation of percentage of beneficial ownership prior to and after this offering excludes shares of New Ginkgo issuable upon exercise of public warrants and private placement warrants. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2)

Percentage of total voting power represents voting power with respect to all shares of New Ginkgo Class A common stock and New Ginkgo Class B common stock, as a single class. The holders of New Ginkgo Class B common stock are entitled to ten votes per share, and holders of New Ginkgo Class A common stock are entitled to one vote per share.

(3)	The amounts set forth in this column are the numbers of shares of New Ginkgo Class A common stock that may be offered by each selling stockholder using this Registration Statement.
(4)

Includes (i) 10,000,000 PIPE Shares held by Scottish Mortgage Investment plc, (ii) 300,000 PIPE Shares held by Baillie Gifford US Growth Trust plc and (iii) 79,162,613 New Ginkgo Class A common stock received in the Business Combination including 8,481,468 Earn-out Consideration shares. Baillie Gifford & Co. has been appointed to act for and on behalf of Scottish Mortgage Investment Trust plc and Baillie Gifford US Growth Trust plc as its investment manager with full voting and investment power. The address of this selling stockholder is c/o Baillie Gifford, Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom.

(5)

This selling stockholder’s sole managing member is Eli Baker who is the President, Chief Financial Officer, Secretary and Director of SRNG. The address of the selling stockholder is 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067.

(6)

Includes (i) 904,307 PIPE Shares held by Putnam Variable Trust – Putnam VT Sustainable Leaders Fund, (ii) 42,063 PIPE Shares held by Putnam Variable Trust – Putnam VT Sustainable Future Fund and 11,260 New Ginkgo Class A common Stock held by Putnam

Variable Trust – Putnam VT Sustainable Future Fund, (iii) 48,100 PIPE Shares held by Putnam Investment Funds – Putnam Research Fund, (iv) 15,600 PIPE Shares held by Putnam Variable Trust – Putnam VT George Putnam Balanced Fund, (v) 560,939 PIPE Shares held by Putnam Investment Funds – Putnam Sustainable Future Fund and 151,200 New Ginkgo Class A New Ginkgo Common Stock held by Putnam Investment Funds – Putnam Sustainable Future Fund, (vi) 5,802,091 PIPE Shares held by Putnam Sustainable Leaders Fund, (vii) 120,600 PIPE Shares held by George Putnam Balanced Fund and (viii) 6,300 PIPE Shares held by Putnam Variable Trust – Putnam VT Research Fund. These entities are mutual funds registered with the SEC under the Investment Company Act, as amended, whose accounts are managed by Putnam Investment Management, LLC (“PIM”), including sole dispositive power over the shares. The board of trustees of each entity has sole voting power over the shares held by the entities. PIM is owned through a series of holding companies by Great-West Lifeco Inc., a publicly traded company whose shares are listed on the Toronto Stock Exchange. The address of these entities is 100 Federal Street, Boston, MA 02110.
(7)

Includes (i) 102,054 PIPE Shares held by Master Trust for Defined Contribution Plans of American Airlines, Inc. and Affiliates; (ii) 255,562 PIPE Shares held by Growth Trust; (iii) 25,323 PIPE Shares held by Kinsted Global Equity Pool; (iv) 2,742 PIPE Shares held by Morgan Stanley Investment Funds – Counterpoint Global Fund; (v) 244,067 PIPE Shares held by Morgan Stanley Investment Funds – Global Endurance Fund; (vi) 1,746,291 PIPE Shares held by Morgan Stanley Investment Funds – US Growth Fund, (vii) 262,683 PIPE Shares held by Morgan Stanley Variable Insurance Fund, Inc. – Growth Portfolio; (viii) 5,870 PIPE Shares held by Morgan Stanley Institutional Fund, Inc. – Counterpoint Global Portfolio; (ix) 103,832 PIPE Shares held by Morgan Stanley Institutional Fund, Inc. – Global Endurance Portfolio and (x) 4,251,576 PIPE Shares held by Morgan Stanley Institutional Fund, Inc. – Growth Portfolio. Morgan Stanley Investment Management Inc. is the adviser of each of Master Trust for Defined Contribution Plans of American Airlines, Inc. and Affiliates, Growth Trust, Kinsted Global Equity Pool, Morgan Stanley Investment Funds – Counterpoint Global Fund, Morgan Stanley Investment Funds – Global Endurance Fund, Morgan Stanley Investment Funds – US Growth Fund, Morgan Stanley Variable Insurance Fund, Inc. – Growth Portfolio, Morgan Stanley Institutional Fund, Inc. – Counterpoint Global Portfolio, Morgan Stanley Institutional Fund, Inc. – Global Endurance Portfolio and Morgan Stanley Institutional Fund, Inc. – Growth Portfolio (collectively, the “MS Funds”) and holds voting and dispositive power with respect to shares of record held by each of the MS Funds. The address of each of the MS Funds is 522 Fifth Avenue, New York, NY 10036.

(8)

Includes (i) 1,500,000 PIPE Shares held by Franklin Strategic Series – Franklin Growth Opportunities Fund, (ii) 271,200 PIPE Shares held by Franklin Strategic Series – Franklin Small-Mid Cap Growth Fund, (iii) 310,200 PIPE Shares held by Franklin Templeton Investment Funds—Franklin Biotechnology Discovery Fund; (iv) 28,800 PIPE Shares held by Franklin Templeton Variable Insurance Products Trust – Franklin Small-Mid Cap Growth VIP Fund; (v) 2,000,000 PIPE Shares held by Franklin Custodian Funds – Franklin Growth Fund; and (vi) 189,800 PIPE Shares held by Franklin Strategic Series – Franklin Biotechnology Discovery Fund. Franklin Advisers, Inc. (“FAV”) is the investment manager of these entities, and exercises investment discretion and voting discretion. Franklin Resources, Inc., a publicly traded company, is the parent company of FAV.

(9)

Includes (i) 2,072,000 PIPE Shares held by Bain Capital Public Equity Global Long Equity Fund, L.P. (“Global Long”), (ii) 1,628,000 PIPE Shares held by Brookside Capital Trading Fund, L.P. (“Brookside”), (iii) 101,089 public warrants held by Bain Capital Public Equity Global Long Equity Fund, L.P. Global Long and (iv) 25,272 public warrants held by Brookside Capital Trading Fund, L.P. Voting and investment decisions on behalf of Brookside Capital Trading Fund, LP (“Brookside”) are made by the members of Bain Capital Public Equity Management II, LLC (“BC Public Equity Management II”), which has sole authority and discretion over the investment decisions of Bain Capital Public Equity Management, LLC, which is the general partner of Brookside Capital Investors, L.P., which is the general partner of Brookside. Voting and investment decisions on behalf of Global Long Bain Capital Public Equity Global Long Equity Fund, LP (“Global Long”) are made by the members numbers of BC Public Equity Management II, which is the general partner of Bain Capital Public Equity Global Long Equity General Partner, LLC, which is the general partner of Global Long. The address of these entities is 200 299 Clarendon Street, Boston, MA 02116.

(10)

Includes (i) 3,000,000 PIPE Shares held by Casdin Partners Master Fund, L.P and (ii) 4,705,070 shares of New Ginkgo Class A common stock received in the Business Combination including 504,100 Earn-out Consideration shares. The shares reflected as beneficially owned by Casdin Partners Master Fund, LP in the above, are owned directly by Casdin Partners Master Fund, LP and may be deemed to be indirectly beneficially owned by (i) Casdin Capital, LLC, the investment adviser to Casdin Partners Master Fund, LP, (ii) Casdin Partners GP, LLC, the general partner of Casdin Partners Master Fund LP, and (iii) Eli Casdin, the managing member of Casdin Capital, LLC and Casdin Partners GP, LLC. Each of Casdin Capital, LLC, Casdin Partners GP, LLC and Eli Casdin disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. The address of this selling stockholder is 1350 Avenue of the Americas, Suite 2600, New York, NY 10019.

(11)

Includes (i) 2,200,000 PIPE Shares held by Meridian Growth Fund, (ii) 100,000 PIPE Shares held by Meridan Enhanced Equity Fund and (iii) 700,000 PIPE Shares held by ArrowMark Fundamental Opportunity Fund, L.P. ArrowMark Colorado Holdings LLC is the investment manager for these entities. The address of these entities is 100 Fillmore Street, Suite 325, Denver, CO 80206.

(12)

Includes (i) 3,000,000 PIPE Shares held by Cascade Investment, L.L.C. and (ii) 148,800,304 shares of New Ginkgo Class A common stock received in the Business Combination including 15,942,437 Earn-out Consideration shares. The shares of New Ginkgo Class A common stock held by the selling stockholder may be deemed to be beneficially owned by William H. Gates III as the sole member of the selling stockholder. The address of this selling stockholder is 2365 Carillon Point, Kirkland, WA 98033.

(13)

Includes (i) 2,000,000 PIPE Shares held by Viking Global Opportunities Illiquid Investments Sub Master LP (the “Opportunities Fund”) and (ii) 336,907,570 shares of New Ginkgo Class A common stock received in the Business Combination including 36,096,214 Earn-out Consideration shares held by the Opportunities Fund. The Opportunities Fund has the authority to dispose of and vote the New Ginkgo Class A common stock that will be directly owned by it, which power may be exercised by its general partner, Viking Global Opportunities Portfolio GP LLC (“Opportunities GP”), and by Viking Global Investors LP (“VGI”), which provides managerial services to Opportunities Fund. O. Andreas Halvorsen, David C. Ott and Rose Shabet, as Executive Committee members of Viking Global Partners LLC (the general partner of VGI) and Viking Global Opportunities GP LLC, the sole member of Opportunities GP, have shared authority to direct the voting and disposition of investments beneficially owned by VGI, Opportunities GP and the Opportunities Fund. The address for each of the entities is c/o Viking Global Investors LP, is 55 Railroad Avenue, Greenwich, CT 06830.

(14)

Integrated Core Strategies (US) LLC (“Integrated Core Strategies”), beneficially owns 3,577,927 shares of New Ginkgo Class A common stock, consisting of: (i) 500,000 PIPE Shares (ii) an additional 2,035,904 shares of New Ginkgo Class A common Stock, (iii) 553,200 of units (consisting 553,200 shares of the New Ginkgo Class A common stock and 110,640 shares of New Ginkgo Class A common stock issuable upon exercise of certain public warrants) and (iv) 378,183 shares of New Ginkgo Class A common stock issuable upon exercise of certain public warrants); (b) ICS Opportunities, Ltd. (“ICS Opportunities”), beneficially owns 3,263,255 shares of New Ginkgo Class A common stock consisting of: (i) 1,500,000 PIPE Shares, (ii) an additional 1,423,255 shares of New Ginkgo Class A common stock and (iii) 340,000 shares of New Ginkgo Class A common stock issuable upon exercise of certain public warrants); and (c) ICS Opportunities II LLC (“ICS Opportunities II”), beneficially owns 80,121 shares of New Ginkgo Class A common stock consisting of: (i) 69,321 shares of New Ginkgo Class A common stock and (ii) 9,000 of SRNG’s units (consisting 9,000 shares of New Class A common stock and 1,800 shares of New Ginkgo Class A common stock issuable upon exercise of certain warrants). ICS Opportunities II is an affiliate of Integrated Core Strategies and ICS Opportunities. Millennium International Management LP (“Millennium International Management”), is the investment manager to ICS Opportunities and ICS Opportunities II and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. Millennium Management LLC (“Millennium Management”) is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and ICS Opportunities II and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. Millennium Group Management LLC (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies, ICS Opportunities or ICS Opportunities II, as the case may be. The address for these entities is 399 Park Avenue, New York, NY 10022.
(15)

Includes 2,000,000 PIPE Shares, 317,605 shares of New Ginkgo Class A common stock, and 83,521 public warrants. Traci Lerner has voting and dispositive power over the shares. The address of this selling stockholder is 2800 Quarry Lake Drive, Suite 300, Baltimore, MD 21209.

(16)

The beneficial owner of this selling stockholder is Owl Rock Technology Finance Corp., which is advised by Owl Technology Advisors LLC pursuant to an investment advisory agreement. The address of this selling stockholder is 399 Park Avenue, 38th Floor, New York, NY 10022

(17)	The address of this stockholder is Paseo de la Reforma 760, Lomas de Chapultepec, 11000 CDMX, Mexico.
(18)	The address of this stockholder is 3 East 28th Street, 7th Floor, New York, NY 10016.
(19)

Includes (i) 774,404 PIPE Shares held by T. Rowe Price New Horizons Fund, Inc., (ii) 99,958 PIPE Shares held by T. Rowe Price New Horizons Trust, (iii) 4,511 PIPE Shares held by T. Rowe Price U.S. Equities Trust, (iv) 3,025 PIPE Shares held by MassMutual Select Funds—MassMutual Select T. Rowe Price Small and Mid Cap Blend Fund, (v) 547,946 PIPE Shares held by T. Rowe Price Health Sciences Fund, Inc., (vi) 45,641 PIPE Shares held by TD Mutual Funds—TD Health Sciences Fund, (vii) 24,515 PIPE Shares held by T. Rowe Price Health Sciences Portfolio., (viii) an aggregate of 18,547,530 shares of New Ginkgo Class A common stock received from the Business Combination including an aggregate of 1,987,179 Earn-out Consideration shares held by funds and accounts advised or subadvised by T. Rowe Price Associates, Inc. (“TRPA”). TRPA, as investment adviser, has dispositive authority for the PIPE Shares. For purposes of reporting requirements of the Securities Exchange Act of 1934, TRPA may be deemed to be the beneficial owner of these PIPE Shares; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities.

(20)

Willoughby Capital Holdings, LLC is the sole owner of the general partner of the selling stockholder and may share dispositive and voting power over the shares held by the selling stockholder. The address of this selling stockholder is c/o Willoughby Capital Holdings, LLC, 10 Bank Street, Suite 1120, White Plains, NY 10606.

(21)	The address of this selling stockholder is 435 Hudson, 8th Floor, New York, NY 10014.
(22)

40 North Management LLC (“Management Company”) has sole voting power over this selling stockholder. 40 North Latitude Fund LP (“Latitude”) is the sole shareholder of the selling stockholder. 40 North GP III LLC is the general partner of Latitude. David S. Winter and David J. Millstone are the sole Managers of each of the Management Company and the GP, and sole directors of the selling stockholder. The address of this selling stockholder is c/o 40 North Management LLC, 9 West 57th Street, 46th Floor, New York, NY 10019

(23)

Includes (i) 1,350,000 PIPE Shares held by Diameter Master Fund LP (“DMF”), (ii) 150,000 PIPE Shares held by Diameter Dislocation Master Fund LP (“DDF,” together with DMF, the “Funds”) and (iii) 72,500 public warrants held by DDF. Diameter Capital Partners LP (the “Investment Manager”) is the Investment Manager of each of the Funds and therefore has investment and voting power over these shares. Scott Goodwin and Jonathan Lewinsohn, as managing members of the general partner of the Investment Manager, make investment and voting decisions on behalf of the Investment Manager. As a result, the Investment Manager, Mr. Goodwin and Mr. Lewinsohn may be deemed to be the beneficial owners of these shares. Notwithstanding the foregoing, each of Mr. Goodwin and Mr. Lewinsohn disclaim any such beneficial ownership. The address of this selling stockholder is 55 Hudson Yards, 29th Floor, New York, NY 10001.

(24)

Includes (i) 289,641 PIPE Shares held by NicHealth, LP, (ii) 22,174 PIPE Shares held by CAN2 LLC – NicHealth (“CAN 2 LLC”), (iii) 115,065 PIPE Shares held by Robert Wood Johnson Foundation and (iv) 1,073,120 PIPE Shares held by Norges Bank. NicHealth, L.P. is the beneficial owner of its PIPE Shares and has delegated powers and proxy voting to Nicholas Investment Partners, LP, as investment adviser. CAN 2 LLC is the beneficial owner of its PIPE Shares and has delegated powers and proxy voting to Nicholas Investment Partners, LP, as investment adviser. Arthur and Catherine Nicholas own 100% of CAN 2 LLC’s investment in its PIPE Shares. Robert Wood Johnson Foundation is the beneficial owner of its PIPE Shares and has delegated powers and proxy voting to Nicholas Investment Partners, LP, as investment adviser. Norges Bank is the beneficial owner of its PIPE Shares and has delegated powers and proxy voting to Nicholas Investment Partners, LP, as investment adviser. Norges Bank retains voting over its PIPE Shares.

(25)	The address of this selling stockholder is 190 Elgin Avenue, Grand Cayman, KY-1-9008.
(26)

Includes (i) 723,315 PIPE Shares held by Stockbridge Fund, L.P. (“SF”), (ii) 1,976 PIPE Shares held by Stockbridge Absolute Return Fund, L.P. (“SARF”), and (iii) 74,709 PIPE Shares held by Stockbridge Partners LLC (“SP”) in its capacity as the investment manager for an account managed for Yale University. Stockbridge Associates LLC (“SA”) is the general partner of SF and SARF, and SP is the registered investment adviser for SF. Berkshire Partners Holdings LLC (“BPH”) is the general partner of BPSP, L.P. (“BPSP”), which is the managing member of SP. As the managing member of SP, BPSP may be deemed to beneficially own shares of New Ginkgo common stock that are beneficially owned by SP. As the general partner of BPSP, BPH may be deemed to beneficially own shares of New Ginkgo common stock that are beneficially owned by BPSP. BPH, BPSP, SP, and SA are under common control and may be deemed to be, but do not admit to being, a group for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Act”). Each of BPH, BPSP, SP, and SA disclaims beneficial ownership of any securities except to the extent of its pecuniary interest therein. The address of these entities is 200 Clarendon Street, Boston, MA 02116.
(27)

Includes (i) 32,250 PIPE Shares, an additional 30,580 shares of New Ginkgo Class A common stock, and 2 units held by Sea Hawk Multi-Strategy Master Fund Ltd; (ii) 32,250 PIPE Shares held by Walleye Manager Opportunities LLC; (iii) 48,000 PIPE Shares, an additional 195,356 shares of New Ginkgo Class A common stock, and 20,926 units held by Walleye Opportunities Master Fund Ltd (collectively, the “Managed Accounts”); (iv) 180,750 PIPE Shares, an additional 13,322 shares of New Ginkgo Class A common stock, and 3,046 warrants for shares of New Ginkgo Class A common stock held by Highmark Limited, in respect of its Segregated Account Highmark Long/Short Equity 20 (the “Additional Managed Account”); and (v) 456,750 PIPE Shares held by Pura Vida Master Fund Ltd. (the “PV Fund”). Pura Vida Investments, LLC (“PVI”) serves as the sub-adviser to the Managed Accounts and the investment manager to the Additional Managed Account and the PV Fund. Efrem Kamen serves as the managing member of PVI. By virtue of these relationships, PVI and Efrem Kamen may be deemed to have shared voting and dispositive power with respect to the PIPE Shares held by the Managed Accounts, the Additional Managed Account, and the PV Fund. This report shall not be deemed an admission that PVI and/or Efrem Kamen are beneficial owners of the PIPE Shares for purposes of Section 13 of the Securities Exchange Act of 1934, as amended, or for any other purpose. Each of PVI and Efrem Kamen disclaims beneficial ownership of the PIPE Shares reported herein except to the extent of each PVI’s and Efrem Kamen’s pecuniary interest therein. Based on information provided to us by the Selling Stockholders, each of the Managed Accounts may be deemed to be an affiliate of a broker-dealer. Based on such information, the selling stockholders acquired the PIPE Shares in the ordinary course of business, and at the time of the acquisition of the PIPE Shares, the selling stockholders did not have any agreements or understandings with any person to distribute such PIPE Shares.

(28)

Includes (i) 700,000 PIPE Shares held by Antara Capital Total Return SPAC Master Fund LP and (ii) 50,000 additional shares of New Ginkgo Class A common stock. Antara Capital LP, a Delaware limited partnership serves as the investment manager (the “Investment Manager”) to certain funds it manages and designees and may be deemed to have voting and dispositive power with respect to the ordinary shares held by the Antara Funds (defined below). Antara Capital Total Return SPAC Fund GP LLC, a Delaware limited liability company, serves as the general partner of Antara Capital Total Return SPAC Onshore Fund LP (the “Onshore Fund”) and Antara Capital Total Return SPAC Master Fund LP (the “Master Fund”). Antara Capital Total Return SPAC Offshore Fund Ltd (the “Offshore Fund” and together with the Fund and the Master Fund, the “Antara Funds”) is an exempted company incorporated under the laws of the Cayman Islands. Himanshu Gulati is the Managing Member of Investment Manager and, accordingly, may be deemed to have voting and dispositive power with respect to the shares of New Ginkgo common stock held by the Antara Funds. Mr. Gulati disclaims beneficial ownership of the shares held by the Antara Funds except to the extent of any pecuniary interest. The business address of the foregoing persons is 500 5th Avenue, Suite 2320, New York, New York 10110.

(29)

Includes (i) 700,000 PIPE Shares held by Senator Global Opportunity Master Fund LP, (ii) 750,000 additional shares of New Ginkgo Class A common stock held by Senator Global Opportunity Master Fund LP and 78,668,815 shares of New Ginkgo Class A common stock received in the Business Combination including 8,428,562 Earn-out Consideration shares. Senator Investment Group LP (“Senator”) is investment manager of the shareholder, Senator Global Opportunity Master Fund LP, and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (“Senator GP”). Douglas Silverman controls Senator GP, and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this shareholder. Mr. Silverman disclaims beneficial ownership of the shares held by the shareholder. The business address of the shareholder is c/o Senator Investment Group LP, 510 Madison Ave, 28th Floor, New York, NY 10022.

(30)	The address of this selling stockholder is 580 Guadalupe Drive, Los Altos, CA 94022.
(31)

Consists of 500,000 PIPE Shares held by this selling stockholder and excludes shares of New Ginkgo Class A common stock beneficially owned by entities affiliated with this selling stockholder. Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager of this selling stockholder. Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors. Citadel GP LLC (“CGP”) is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote and/or shared power to dispose of the securities held by the undersigned selling stockholder. The foregoing shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities other than the securities actually owned by such person (if any). The address of this selling stockholder is c/o Citadel Advisors LLC, 601 Lexington Avenue, New York, NY 10022.

(32)

Tudor Investment Corporation (“TIC”) is the trading advisor to this selling stockholder. Paul Tudor Jones II is the controlling shareholder of TIC. Each of TIC and Mr. Jones may be deemed to beneficially own the securities held by this selling stockholder. The address for this selling stockholder is c/o Tudor Investment Corporation, 200 Elm St., Stamford, CT 06902.

(33)

Includes (i) 373,000 PIPE Shares held by Highline Capital Master LP and (ii) 127,000 PIPE Shares held by Highline B Master Fund LLC. The address of these entities is c/o Highline Capital Management LP, 1 Rockefeller Plaza, 23rd Floor, New York, NY 10020.

(34)

K3 Auklet Capital VI Limited is a company limited by shares incorporated in the British Virgin Islands. Mr. Kuok Meng Xiong, the sole director, may be deemed to have controlling power over K3 Auklet Capital VI Limited to direct the voting and disposition of the stock held by K3 Auklet Capital VI Limited. Mr. Kuok Meng Xiong disclaims beneficial ownership of all stock held by K3 Auklet Capital VI Limited, except to the extent of his pecuniary interest therein. The registered address of K3 Auklet Capital VI Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands.

(35)

The beneficial owners of this selling stockholder are the partners of this selling stockholder who are Mark A. Varricho, Jr. and Elli Ausubel. The address of this selling stockholder is 19 Orchard Street, Manhasset, NY 11030.

(36)

Includes (i) 250,000 PIPE Shares held by General Atlantic (GK), LP and (iii) 114,586,660 shares of New Ginkgo Class A common stock received from the Business Combination including 12,276,793 Earn-out Consideration shares. The limited partners that share beneficial ownership of the New Ginkgo Class A common stock held by this selling stockholder are the following General Atlantic investment funds (the “GA Funds”): General Atlantic Partners 100, L.P. (“GAP 100”), General Atlantic Partners (Bermuda) EU, L.P. (“GAP Bermuda EU”), GAP Coinvestments III, LLC (“GAPCO III”), GAP Coinvestments IV, LLC (“GAPCO IV”), GAP Coinvestments V, LLC (“GAPCO V”) and GAP Coinvestments CDA, L.P. (“GAPCO CDA”). The general partner of GA GK is General Atlantic (SPV) GP, LLC (“GA SPV”). The general partner of GAP Bermuda EU is General Atlantic GenPar (Bermuda), L.P. (“GenPar Bermuda”). GAP (Bermuda) Limited is the general partner of GenPar Bermuda. The general partner of GAP 100 is General Atlantic GenPar, L.P. (“GA GenPar”) and the general partner of GA GenPar is General Atlantic LLC (“GA LLC”). GA LLC is the managing member of GAPCO III, GAPCO IV and GAPCO V, the general partner of GAPCO CDA and is the sole member of GA SPV. There are nine members of the management committee of GA LLC (the “GA Management Committee”). The members of the GA Management Committee are also the members of the management committee of GAP (Bermuda) Limited. There are nine members of the management committee of GA LLC and GAP (Bermuda) Limited (the “GA Management Committee”). The members of the GA Management Committee are also the members of the management committee of GAP (Bermuda) Limited. GA GK, GA LLC, GAP (Bermuda) Limited, GA GenPar, GenPar Bermuda, GAP Bermuda EU, GA SPV, GAP 100, GAPCO III, GACO IV, GAPCO V and GAPCO CDA (collectively, the “GA Group”) are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Each of the members of the GA Management Committee disclaims ownership of the shares except to the extent that he has a pecuniary interest therein. The address of this selling stockholder is c/ o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055.
(37)

The beneficial owners of this stockholder are InvestX Growth-Equity Fund II and InvestX Global Equity LP. The address of this selling stockholder is #650 – 1090 West Georgia Street, Vancouver, BC V6E 3V7, Canada.

(38)

Includes (i) 71,250 PIPE Shares held by Rosenborg, LLC, (ii) 37,500 PIPE Shares held by Homer Holdings I, LLC, (iii) 71,250 PIPE Shares held by Jerry I. Speyer, and (iv) 20,000 PIPE Shares held by Nest Egg Partners LLC. The beneficial owner of Rosenborg, LLC is Robert J. Speyer. The beneficial owner of Homer Holdings I, LLC is Valerie Peltier. The beneficial owner of Nest Egg Partners LLC is Jerry I. Speyer.

(39)

Includes (i) 173,650 PIPE Shares held by Lord Abbett Research Fund, Inc. – Lord Abbett Growth Opportunities Fund and (ii) 26,350 PIPE Shares held by Lord Abbett Series Fund, Inc. – Growth Opportunities Portfolio. Lord, Abbett & Co. LLC is the duly appointed and authorized investment manager for Lord Abbett Research Fund, Inc.—Lord Abbett Growth Opportunities Fund and Lord Abbett Series Fund, Inc. – Growth Opportunities Portfolio. The address of this selling stockholder is 90 Hudson Street, Jersey City, NJ 07302.

(40)	The address of this selling stockholder is 1 Collins Avenue, Apt. 707, Miami Beach, FL 33139
(41)	The address of this selling stockholder is 521 Amalfi Drive, Pacific Palisades, CA 90272.
(42)	The address of this selling stockholder is 452 Navesink River Road, Red Bank, NJ 07701.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Listing of New Ginkgo Common Stock

The New Ginkgo Class A common stock and public warrants are listed on the NYSE under the symbols “DNA” and “DNA.WS”, respectively. New Ginkgo does not have units traded.

NEW GINKGO MANAGEMENT AFTER THE BUSINESS COMBINATION

Board of Directors and Management

The following is a list of the persons who are anticipated to be New Ginkgo’s directors and executive officers following the Business Combination and their ages and anticipated positions following the Business Combination.

Name	Age	Position
Jason Kelly	40	Chief Executive Officer, Founder and Director Nominee
Reshma Shetty	40	President, Chief Operating Officer, Founder and Director Nominee
Mark Dmytruk	50	Chief Financial Officer
Arie Belldegrun	71	Director Nominee
Marijn Dekkers	63	Director Nominee
Christian Henry	53	Director Nominee
Reshma Kewalramani	49	Director Nominee
Shyam Sankar	39	Director Nominee
Harry E. Sloan	71	Director Nominee

Jason Kelly, one of our founders, has served as a member of our board of directors and as the Chief Executive Officer since Ginkgo’s founding in 2008. Dr. Kelly has served as a director of CM Life Sciences II Inc. (Nasdaq: CMII), a special purpose acquisition company with a focus on the life sciences sector, since its initial public offering in February 2021. Dr. Kelly has a Ph.D. in Biological Engineering and a B.S. in Chemical Engineering and Biology from the Massachusetts Institute of Technology. We believe that Dr. Kelly is qualified to serve on our board of directors as a Founder and due to his knowledge of our company and our business.

Reshma Shetty, one of our founders, has served as a member of our board of directors and as President and Chief Operating Officer since Ginkgo’s founding in 2008. Dr. Shetty currently serves on the Bio Advisory Group at the non-profit Nuclear Threat Initiative. Dr. Shetty has a Ph.D. in Biological Engineering from the Massachusetts Institute of Technology and a B.S. in Computer Science from the University of Utah. We believe that Dr. Shetty is qualified to serve on our board of directors as a Founder and due to her knowledge of our company and our business.

Mark Dmytruk has been the Chief Financial Officer of Ginkgo since November 2020. From 2017 to 2020, Mr. Dmytruk served as Executive Vice President, Corporate Strategy and Development, for Syneos Health, a global Contract Research Organization and Contract Commercial Organization serving the biopharmaceutical industry. Syneos Health was formed through the merger of inVentiv Health and INC Research in 2017, and prior to the merger Mr. Dmytruk served at inVentiv Health as Chief of Staff from 2014 to 2017 and President, Patient Outcomes Division, from 2011 to 2014. Prior to inVentiv Health, Mr. Dmytruk served in a variety of roles at Thermo Fisher Scientific (and its predecessor, Fisher Scientific) from 2001 to 2011. As Vice President of Corporate Development, Mr. Dmytruk led the company’s M&A function, contributing to its industry-changing strategy and transformational growth. He also served as Vice President of Finance for the Athena Diagnostics business unit of Thermo Fisher Scientific prior to its sale to Quest Diagnostics. Mr. Dmytruk began his career at Ernst & Young in Canada. Mr. Dmytruk has an M.B.A. from the Sloan School of Management at the Massachusetts Institute of Technology and a Bachelor of Commerce from the University of Alberta.

Arie Belldegrun is expected to become a member of Ginkgo’s board of directors following the Business Combination. Dr. Belldegrun is a leader in the field of cell and gene therapy. Dr. Belldegrun is the Executive Chairman and Co-Founder of Allogene Therapeutics, a clinical stage biotechnology company focused on pioneering the development of allogeneic chimeric antigen receptor T cell (AlloCAR T™) therapies for cancer. He also founded Kite Pharma, a biopharmaceutical company engaged in the development of innovative cancer immunotherapies, where he served as Chairman, President and Chief Executive Officer until the acquisition of Kite by Gilead Sciences in October 2017. Dr. Belldegrun is the Chairman of Bellco Capital. He also serves as Chairman of Two River Group, UroGen Pharma and Kronos Bio and as Co-Chairman of Breakthrough

Properties. He serves as Co-Founder and Director of IconOVir Bio, Inc and is also co-Founder and Senior Managing Director of Vida Ventures, a life science venture group with offices in Boston and Los Angeles. Dr. Belldegrun is the director of the UCLA Institute of Urologic Oncology at the David Geffen School of Medicine at UCLA, where he also is a Research Professor, holding the Roy and Carol Doumani Chair in Urologic Oncology. Prior to joining UCLA, Dr. Belldegrun was at the National Cancer Institute/National Institute of Health as a research fellow in surgical oncology and immunology. Dr. Belldegrun received his M.D. from the Hebrew University Hadassah Medical School in Israel, after which he completed his post-graduate studies in Immunology at the Weizmann Institute of Science and his residency in urologic surgery at Harvard Medical School. Dr. Belldegrun is certified by the American Board of Urology and is a Fellow of the American College of Surgeons and the American Association of Genitourinary Surgeons. Dr. Belldegrun has authored several books on oncology and more than 500 scientific and medical papers related to urological cancer, immunotherapy, gene therapy and cancer vaccines. We believe that Dr. Belldegrun is qualified to serve on our board of directors due to his extensive knowledge as a leader in the field of cell and gene therapy.

Marijn Dekkers has served as Chairman of Ginkgo’s board of directors since April 2019. Dr. Dekkers is the Founder and Chairman of Novalis LifeSciences LLC, an investment and advisory firm for the Life Science industry that he founded in 2017. From 2010 to 2016, Dr. Dekkers served as Chief Executive Officer of Bayer AG. Prior to his time at Bayer, from 2002 to 2009, he served as Chief Executive Officer of Thermo Fisher Scientific. Dr. Dekkers serves as a director on several companies in the life sciences industry, which include serving as Chairman at AGBiome and a member of the board of directors at Vizgen, Quanterix, Cerevel Therapeutics, Enko, BioQ Pharma, Georgetown University and the Foundation for the National Institutes of Health. Dr. Dekkers began his career in 1985 as a research scientist at General Electric’s Corporate R&D Center. Dr. Dekkers received his PhD and M.S. in chemical engineering from the University of Eindhoven and his B.S in chemistry from the Radboud University. We believe that Dr. Dekkers is qualified to serve on our board of directors due to his extensive knowledge of the life sciences industry, his familiarity with our company and his prior director service.

Christian Henry has served as a member of our board of directors since November 2016. Mr. Henry has served as President and Chief Executive Officer of Pacific Biosciences of California, Inc., a leading sequencing company, since September 2020. From 2005 to January 2017, Mr. Henry was a member of the executive team of Illumina, Inc., a global leader in sequencing. During this tenure at Illumina, he served in a number of roles, including Executive Vice President & Chief Commercial Officer, Senior Vice President of Genomic Solutions, Senior Vice President and General Manager of Life Sciences and Senior Vice President and Chief Financial Officer. Prior to joining Illumina in 2005, Mr. Henry served as the Chief Financial Officer of Tickets.com, Inc. from 2003 to 2005. From 1999 to 2003, Mr. Henry served as Vice President, Finance and Corporate Controller of Affymetrix, Inc. (acquired by Thermo Fisher Scientific in 2016). In 1997, Mr. Henry joined Nektar Therapeutics (formerly Inhale Therapeutic Systems, Inc.) as Corporate Controller, and later as its Chief Accounting Officer from 1997 to 1999. In 1996, Mr. Henry served as General Accounting Manager of Sugen, Inc. Mr. Henry began his career in 1992 at Ernst & Young LLP, where he was a Senior Accountant through 1996. Mr. Henry currently serves as a director and Chairman of the board of WAVE Life Sciences Ltd., and as a director of CM Life Sciences Holdings III LLC. Mr. Henry previously served as Chairman of the board of Pacific Biosciences from August 2018 to September 2020. Mr. Henry holds a B.A. in biochemistry and cell biology from the University of California, San Diego and an M.B.A., with a concentration in finance, from the University of California, Irvine. We believe that Mr. Henry is qualified to serve on our board of directors due to his over 20 years of experience in growing companies in the life sciences industry.

Dr. Reshma Kewalramani is expected to become a member of Ginkgo’s board of directors following the Business Combination. Dr. Kewalramani has been the Chief Executive Officer and President of Vertex Pharmaceuticals Inc. since April 2020 and a member of Vertex’s Board of Directors since February 2020. Dr. Kewalramani was Vertex’s Executive Vice President and Chief Medical Officer from April 2018 through April 2020. She was Vertex’s Senior Vice President, Late Development from February 2017 until March 2018. From August 2004 to January 2017, she served in roles of increasing responsibility at Amgen Inc., most recently as Vice President, Global Clinical Development, Nephrology & Metabolic Therapeutic Area and as Vice President, U.S. Medical Organization. From 2014 through 2019, Dr. Kewalramani was the industry representative to the FDA’s Endocrine and Metabolic Drug Advisory Committee. She completed her internship and residency in Internal Medicine at the Massachusetts General Hospital and her fellowship in Nephrology at the Massachusetts General Hospital and Brigham and Women’s Hospital combined program. Dr. Kewalramani holds a B.A. from Boston University and an M.D. from Boston University School of Medicine. Dr. Kewalramani also completed the General Management Program at Harvard Business School and is an alumnus of the school. We believe that Dr. Kewalramani is qualified to serve on our board of directors due to her extensive experience serving in senior roles at various pharmaceutical companies.

Shyam Sankar has served as a member of our board of directors since December 2015. Mr. Sankar is the Chief Operating Officer and Executive Vice President at Palantir Technologies Inc., where he has worked in various positions since 2006. Prior to his time at Palantir, Mr. Sankar served as the Vice President of Network Management and Director of Business Development for Xoom Corporation. Mr. Sankar has a deep operational background overseeing the development of complex technology from near inception to massive scale. Mr. Sankar received his M.S. in management science and engineering from Stanford University and his B.S. in electrical and computer engineering from Cornell University. We believe that Mr. Sankar is qualified to serve on our board of directors due to his business acumen, leadership experience, and operational background, having overseen the development and expansion of a software company from its near inception through its public listing.

Harry E. Sloan is expected to become a member of Ginkgo’s board of directors following the Business Combination. Mr. Sloan is the Chairman and Chief Executive Officer of Eagle Equity Partners II, LLC and has served as Chief Executive Officer and Chairman of Soaring Eagle Acquisition Company, a special purpose acquisition company that is one of the sponsors of this Business Combination, since October 2020. Most recently Mr. Sloan served as Chief Executive Officer and Chairman of Flying Eagle Acquisition Corp. (NYSE: FEAC) (“Flying Eagle”), which raised $690 million in its initial public offering in March 2020 and in December 2020 completed its initial business combination with Skillz Inc., a technology company that enables game developers to monetize their content through fun and fair multi-player competition. Mr. Sloan remains a director of Skillz Inc. Prior to Flying Eagle, Mr. Sloan was a founding investor of Diamond Eagle Acquisition Corp. (“Diamond Eagle”), which raised $400 million in its initial public offering in May 2019 and in April 2020 completed its initial business combination with DraftKings, Inc., a digital sports entertainment and gaming company known for its industry-leading daily fantasy sports and mobile sports betting platforms, and SBTech (Global) Limited, an international turnkey provider of cutting-edge sports betting and gaming technologies. Mr. Sloan now serves as the Vice Chairman of DraftKings, Inc. Prior to Diamond Eagle, Mr. Sloan was a founding investor of Platinum Eagle Acquisition Corp. (“Platinum Eagle”), which raised $325 million in its initial public offering in January 2018, completed its initial business combination in March 2019 with Target Logistics Management, LLC and RL Signor Holdings, LLC and changed its name to Target Hospitality Corp. Target Hospitality is a vertically integrated specialty rental and hospitality services company. Prior to Platinum Eagle, Mr. Sloan was a founding investor of Double Eagle Acquisition Corp. (“Double Eagle”), which raised $500 million in its initial public offering in September 2015. Double Eagle completed its business combination in November 2017, in which its wholly-owned subsidiary acquired 90% of the shares of Williams Scotsman. In the transaction, Double Eagle changed its name to WillScot Corporation. WillScot Corporation is a specialty rental services market leader providing modular space and portable storage solutions to diverse end markets across North America. Mr. Sloan previously served as chairman and chief executive officer of Silver Eagle Acquisition Corp. from April 2013 until the consummation of its initial business combination in March 2015 with Videocon d2h Limited (“Videocon”). From May 2016 to April 2018, Mr. Sloan served on the board of directors of Videocon, where he was a member of its Nomination, Remuneration and Compensation Committee. Mr. Sloan also served as chairman and chief executive officer of Global Eagle Acquisition Corp. from February 2011 until the consummation of its business combination in January 2013, and he remains a director of the combined company, Global Eagle Entertainment Inc. From October 2005 to August 2009, Mr. Sloan served as chairman and chief executive officer of Metro-Goldwyn-Mayer, Inc. (“MGM”), a motion picture, television, home entertainment, and theatrical production and distribution company, and thereafter continued as non-executive chairman until

December 2010. MGM filed for bankruptcy protection in 2010. From 1990 to 2002, Mr. Sloan was chairman and chief executive officer of SBS Broadcasting, S.A., a European broadcasting group, operating commercial television, premium pay channels, radio stations and related print businesses in Western and Central and Eastern Europe, which he founded in 1990 and continued as executive chairman until 2005. In 1999, SBS Broadcasting, S.A. became the largest shareholder of Lions Gate Entertainment Corp. (NYSE: LFG.A) (“Lions Gate”), an independent motion picture and television production company. Mr. Sloan served as chairman of the board of Lions Gate from April 2004 to March 2005. From 1983 to 1989, Mr. Sloan was co-chairman of New World Entertainment Ltd., an independent motion picture and television production company. In January 2011, Mr. Sloan joined the board of Promotora de Informaciones, S.A. (OTCMKTS: PRISY), Spain’s largest media conglomerate which owns El Pais, the leading newspaper in the Spanish-speaking world, as well as pay television, radio and digital properties. He has served on the board of ZeniMax Media Inc., an independent producer of interactive gaming and web content, since 1999. Mr. Sloan is an Associate Professor at the University of California at Los Angeles’s (UCLA) Anderson School of Management and serves on the UCLA Anderson School of Management Board of Visitors and the Executive Board of UCLA Theatre, Film and Television. Mr. Sloan is also a Trustee of The McCain Institute. Mr. Sloan received his B.A. degree from UCLA and J.D. degree from Loyola Law School. We believe that Mr. Sloan is qualified to serve on our board of director due to his public company experience, including with other similarly structured blank check companies, business leadership, operational experience and contacts.

Corporate Governance

New Ginkgo will structure its corporate governance in a manner that Ginkgo and SRNG believe will closely align its interests with those of its stockholders following the Business Combination. Notable features of this corporate governance include:

•

New Ginkgo will have independent director representation on its audit, compensation and nominating and corporate governance committees immediately at the time of the Business Combination, and its independent directors will meet regularly in executive sessions without the presence of its corporate officers or non-independent directors;

•	at least one of its directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•

it will implement a range of other corporate governance best practices, including placing limits on the number of directorships held by its directors to prevent “overboarding” and implementing a robust director education program.

Role of Board in Risk Oversight

The New Ginkgo Board will have extensive involvement in the oversight of risk management related to New Ginkgo and its business and will accomplish this oversight through the regular reporting to the board of directors by the audit committee. The audit committee will represent the New Ginkgo Board by periodically reviewing New Ginkgo’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of New Ginkgo’s business and summarize for the New Ginkgo Board all areas of risk and the appropriate mitigating factors. In addition, the New Ginkgo Board will receive periodic detailed operating performance reviews from management.

Composition of the New Ginkgo Board After the Merger

New Ginkgo’s business and affairs will be managed under the direction of its board of directors. Following the adoption of the Proposed Charter in connection with the Business Combination, the New Ginkgo Board will be declassified and all of New Ginkgo’s directors will be elected each year for one-year terms.

Board Committees

After the completion of the Business Combination, the standing committees of the New Ginkgo Board will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. The New Ginkgo Board may from time to time establish other committees.

New Ginkgo’s president and chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls.

Audit Committee

Upon the completion of the Business Combination, we expect New Ginkgo to have an audit committee, consisting of Christian Henry, who will be serving as the chairperson, Marijn Dekkers and Harry Sloan. Each of Messrs. Henry and Sloan qualifies as an independent director under the NYSE corporate governance standards and the independence requirements of Rule 10A-3 under the Exchange Act. The New Ginkgo Board has determined that Mr. Henry qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of NYSE.

The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in New Ginkgo’s proxy statement and to assist the board of directors in overseeing and monitoring (1) the quality and integrity of the financial statements, (2) compliance with legal and regulatory requirements, (3) New Ginkgo’s independent registered public accounting firm’s qualifications and independence, (4) the performance of New Ginkgo’s internal audit function and (5) the performance of New Ginkgo’s independent registered public accounting firm.

The New Ginkgo Board will adopt a written charter for the audit committee which will be available on New Ginkgo’s website upon the completion of the Business Combination.

Compensation Committee

Upon the completion of the Business Combination, we expect New Ginkgo to have a compensation committee, consisting of Shyam Sankar, who will be serving as the chairperson, Arie Belldegrun and Christian Henry.

The purpose of the compensation committee is to assist the board of directors in discharging its responsibilities relating to (1) setting New Ginkgo’s compensation program and compensation of its executive officers and directors, (2) monitoring New Ginkgo’s incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in New Ginkgo’s proxy statement under the rules and regulations of the SEC.

The New Ginkgo Board will adopt a written charter for the compensation committee which will be available on New Ginkgo’s website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

Upon the completion of the Business Combination, we expect New Ginkgo to have a nominating and corporate governance committee, consisting of Marijn Dekkers, who will be serving as the chairperson, Reshma Kewalramani and Shyam Sankar. The purpose of the nominating and corporate governance committee will be to assist the board of directors in discharging its responsibilities relating to (1) identifying individuals qualified to become new board of directors members, consistent with criteria approved by the board of directors, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of shareholders, (3) identifying board of directors members qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the board of directors corporate governance principles applicable to New Ginkgo, (5) overseeing the evaluation of the board of directors and management and (6) handling such other matters that are specifically delegated to the committee by the board of directors from time to time.

The New Ginkgo Board will adopt a written charter for the nominating and corporate governance committee which will be available on New Ginkgo’s website upon completion of the Business Combination.

Code of Business Conduct

New Ginkgo will adopt a new code of business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which will be available on New Ginkgo’s website upon the completion of the Business Combination. New Ginkgo’s code of business conduct is a “code of ethics”, as defined in Item 406(b) of Regulation S-K. Please note that New Ginkgo’s Internet website address is provided as an inactive textual reference only. New Ginkgo will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was at any time during fiscal year 2020, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our board of directors or member of our compensation committee.

Independence of the Board of Directors

NYSE rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we have determined that each of Arie Belldegrun, Christian Henry, Reshma Kewalramani, Shyam Sankar and Harry Sloan, representing a majority of New Ginkgo’s proposed directors, will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE.

GINKGO’S EXECUTIVE AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for Ginkgo’s executive officers who are named in the “2020 Summary Compensation Table” below. As an emerging growth company, Ginkgo complies with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for Ginkgo’s principal executive officer and Ginkgo’s two most highly compensated executive officers other than its principal executive officer. These three officers are referred to as Ginkgo’s named executive officers.

In 2020, Ginkgo’s “named executive officers” and their positions were as follows:

•	Jason Kelly, Chief Executive Officer;

•	Reshma Shetty, President and Chief Operating Officer; and

•	Mark Dmytruk, Chief Financial Officer.

On November 9, 2020, Mr. Dmytruk commenced employment with Ginkgo as its Chief Financial Officer.

This discussion may contain forward-looking statements that are based on Ginkgo’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that Ginkgo adopts following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of Ginkgo’s named executive officers for the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Jason Kelly	2020	250,000	414,841	9,854,097	14,250	10,533,188
Chief Executive Officer
Reshma Shetty	2020	250,000	415,386	9,854,097	14,250	10,533,733
President and Chief Operating Officer
Mark Dmytruk	2020	63,750	—	—	2,861	66,611
Chief Financial Officer (4)

(1)	Amounts reflect discretionary bonuses granted to each of Dr. Kelly and Dr. Shetty during 2020.
(2)

Amounts reflect the full grant-date fair value of restricted stock units granted during 2020 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock units made to named executive officers in Note 15 to the consolidated financial statements included in this prospectus.

(3)	For Dr. Kelly, Dr. Shetty and Mr. Dmytruk, amounts represent matching contributions under Ginkgo’s 401(k) plan.
(4)	Mr. Dmytruk joined Ginkgo on November 9, 2020 as its Chief Financial Officer, and his salary was pro-rated for his partial year of service during 2020.

NARRATIVE TO SUMMARY COMPENSATION TABLE

2020 Salaries

The named executive officers receive a base salary to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The 2020 annual base salaries for Ginkgo’s named executives officers were:

Name	2020 Annual Base Salary ($)
Jason Kelly	250,000
Reshma Shetty	250,000
Mark Dmytruk	425,000

In March 2020, Dr. Kelly’s base salary and Dr. Shetty’s base salary were each increased, effective January 1, 2020, from $120,000 to $250,000. Mr. Dmytruk’s base salary was negotiated in connection with his commencement of employment with Ginkgo in November 2020.

2020 Bonuses

Dr. Kelly and Dr. Shetty were each granted one-time bonuses in April 2020, equal to $414,841 and $415,386, respectively. The bonuses were intended to make the executives whole for taxes paid in 2019 on the excess of the price paid by Ginkgo to repurchase certain shares held by the executives over the fair market value of those shares on the date of such repurchase. Mr. Dmytruk did not receive a bonus in 2020.

Equity Compensation

Dr. Kelly and Dr. Shetty each received restricted stock units under Ginkgo’s 2014 Incentive Plan (the “2014 Plan”) during 2020. The restricted stock units vest upon the satisfaction of both an “event condition” and a “service condition” on or before the seventh anniversary of the grant date. The event condition will be satisfied on the first to occur of (i) a change in control or (ii) the earlier of (x) the date six months after the closing of a public offering or (y) March 15 of the calendar year following the effective date of a public offering. The service condition was satisfied on January 1, 2021. See “Post-Combination Company Executive Officer and Director Compensation—Founder Awards” below for a description of proposed changes to the vesting schedule of these restricted stock units in connection with the Business Combination. Mr. Dmytruk did not receive a grant of restricted stock units in 2020.

The following table sets forth the restricted stock units granted to Ginkgo’s named executive officers during 2020 under the 2014 Plan.

Named Executive Officer	2020 Restricted Stock Units Granted
Jason Kelly	88,101
Reshma Shetty	88,101
Mark Dmytruk	0

Dr. Kelly and Dr. Shetty each entered into a Founder Equity Grant Agreement with Ginkgo on January 1, 2020, which provides for the opportunity to receive future grants of restricted stock units in connection with a financing, a liquidity event, and continued employment following a public offering. A “financing” is defined in the Founder Equity Grant Agreements as Ginkgo’s issuance and sale of its preferred equity interests for bona fide financing purposes. A “liquidity event” is defined in the Founder Equity Grant Agreements as the first to occur of a “change in control” or a “public offering” (each as defined in the restricted stock unit award agreements).

Under their Founder Equity Grant Agreements, Dr. Kelly and Dr. Shetty are eligible to receive grants of restricted stock units in the event that there is a financing or a liquidity event, in each case, prior to the end of the applicable performance period and subject to such executive’s continued service with Ginkgo through such event. The performance period began on January 1, 2020, and will end on the first to occur of a liquidity event and January 1, 2023, unless extended under certain circumstances. The number of restricted stock units granted in connection with a financing or a liquidity event prior to the end of the performance period will be determined according to one or more formulas set forth in the Founder Equity Grant Agreement. Dr. Kelly and Dr. Shetty may waive the grant of certain restricted stock units, in which case, such restricted stock units will be available for restricted stock unit grants to other Ginkgo employees on such terms as determined by the board.

Restricted stock units granted in connection with a financing will vest upon the first to occur of (i) a change in control or (ii) the earlier of (x) the date six months after the closing of a public offering or (y) March 15 of the calendar year following the effective date of a public offering, irrespective of whether the holder is continuously providing services through the vesting date. Restricted stock units granted in connection with a liquidity event will be fully vested on the date of grant.

The maximum number of restricted stock units that may be granted to each of Dr. Kelly and Dr. Shetty under his or her applicable Founder Equity Grant Agreement is 1,469,880, which includes the 88,101 restricted stock units granted to each of Dr. Kelly and Dr. Shetty on January 1, 2020 and any restricted stock units Dr. Kelly or Dr. Shetty elects to waive. However, any restricted stock units granted following a public offering (described below) will not count towards the individual award limit.

Following a public offering, Dr. Kelly and Dr. Shetty will be eligible under their Founder Equity Grant Agreements to receive grants of 48,996 restricted stock units on each anniversary following such public offering until the tenth anniversary of the public offering, subject to such executive’s continued service with Ginkgo through each applicable grant date and approval by the board or a committee thereof. The restricted stock units granted after a public offering will vest in twelve equal quarterly installments following the applicable grant date, subject to the executive’s continued service with Ginkgo through each applicable vesting date.

As of December 31, 2020, other than the restricted stock units granted on January 1, 2020 described above, no restricted stock units have been granted under the Founder Equity Grant Agreements. See “Post-Combination Company Executive Officer and Director Compensation—Founder Awards” below for a description of the restricted stock units we expect the Ginkgo board to grant to certain of the Founders, including Dr. Kelly and Dr. Shetty, and to Mr. Dmytruk in connection with the Business Combination.

Other Elements of Compensation

Retirement Plan

Ginkgo maintains a 401(k) retirement savings plan for its employees, including Ginkgo’s named executive officers, who satisfy certain eligibility requirements. Ginkgo’s named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Under this plan, Ginkgo provides a non-elective safe harbor contribution to all eligible participants equal to up to 5% of eligible compensation, which fully vests once such eligible participant has completed two years of continuous service. Ginkgo believes that providing a vehicle for tax-deferred retirement savings though Ginkgo’s 401(k) plan adds to the overall desirability of Ginkgo’s executive compensation package and further incentivizes Ginkgo’s employees, including Ginkgo’s named executive officers, in accordance with Ginkgo’s compensation policies.

Employee Benefits and Perquisites

Health/Welfare Plans. During their employment, Ginkgo’s named executive officers are eligible to participate in Ginkgo’s employee benefit plans and programs, including medical, dental, vision, life, and disability benefits, to the same extent as Ginkgo’s other full-time employees, subject to the terms and eligibility requirements of those plans.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of Ginkgo common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020. Mr. Dmytruk did not hold any outstanding equity awards in Ginkgo as of December 31, 2020.

		Stock Awards(1)
Name	Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Jason Kelly	1/1/2020	88,101	(2)	17,088,951
Reshma Shetty	1/1/2020	88,101	(2)	17,088,951

(1)

The amounts in this table represent grants of restricted stock units to each of the named executive officers. For a description of the restricted stock units, please see the section titled “Narrative to Summary Compensation Table – Equity Compensation” above.

(2)

Represents restricted stock units which conditionally vest based on continued service, although the restricted stock units will not become fully vested and payable until the first to occur of (i) a change in control or (ii) the earlier of (x) the date six months after the closing of a public offering or (y) March 15 of the calendar year following the effective date of a public offering. The service condition was satisfied on January 1, 2021.

(3)	Amount shown is based on a price per share of $193.97, which is based on a third-party valuation of Ginkgo common stock as of December 31, 2020.

Executive Compensation Arrangements

Jason Kelly and Reshma Shetty. Neither Dr. Kelly nor Dr. Shetty have entered into employment agreements, offer letters or severance agreements with Ginkgo.

Mark Dmytruk. On November 9, 2020, Mr. Dmytruk commenced employment with Ginkgo under an offer letter dated October 7, 2020. Mr. Dmytruk’s offer letter provides for base salary, eligibility to receive a grant of 45,000 restricted stock units, which were granted in March 2021, and participation in our standard benefit plans. Mr. Dmytruk’s offer letter does not contain a fixed employment term.

Pursuant to the terms of Mr. Dmytruk’s offer letter, if Mr. Dmytruk’s employment is terminated by Ginkgo without “cause” (as defined in the offer letter), Mr. Dmytruk will be entitled to receive (i) 12 months’ severance pay based on his base salary rate on the date of such termination, to be paid in installments over the 12-month period following the termination date and (ii) up to 12 months’ company-paid health benefits continuation pursuant to COBRA, in each case subject to Mr. Dmytruk’s execution of a general release of claims in favor of Ginkgo.

Mr. Dmytruk also entered into a separate agreement pursuant to which he is subject to employee and customer non-solicitation covenants during the term of his employment or other service with Ginkgo and for one year thereafter. The agreement also includes standard invention assignment and confidential information covenants.

Director Compensation

The following table sets forth information concerning the compensation of Ginkgo’s non-employee directors for their service on the board of directors for the year ended December 31, 2020. Ginkgo’s non-employee directors were not entitled to annual fees or other cash compensation during 2020.

Name	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Marijn Dekkers	—	—	—
Shyam Sankar	671,100	—	671,100
Christian Henry	671,100	—	671,100
Evan Lodes	—	—	—

(1)

Amounts reflect the full grant-date fair value of restricted stock units granted during 2020 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock units made to our directors in Note 15 to the consolidated financial statements included in this prospectus.

The restricted stock units granted to Mr. Sankar and Mr. Henry in 2020 vest upon the satisfaction of both an “event condition” and a “service condition” on or before the seventh anniversary of the grant date. The event condition will be satisfied on the first to occur of (i) a change in control or (ii) the earlier of (x) the date six months after the closing of a public offering or (y) March 15 of the calendar year following the effective date of a public offering. The service condition is satisfied in substantially equal monthly installments over three years ending in June 2023. Vesting of the restricted stock units is subject to continued service with Ginkgo through each applicable vesting date; provided that, if Mr. Sankar or Mr. Henry ceases to provide services to Ginkgo prior to the occurrence of the event condition, then all restricted stock units for which the service condition has been satisfied shall vest upon the subsequent occurrence of the event condition if the event condition occurs prior to the seventh anniversary of the grant date.

The table below shows the aggregate numbers of unvested stock awards held as of December 31, 2020 by each non-employee director who was serving as of December 31, 2020.

Name	Unvested Restricted Stock Units Outstanding at Fiscal Year End
Marjin Dekkers	27,947
Shyam Sankar	4,000
Christian Henry	5,834
Evan Lodes	—

Post-Combination Company Executive Officer and Director Compensation

Executive Compensation

Following the closing of the Business Combination, we intend to develop an executive compensation program that is consistent with Ginkgo’s existing compensation policies and philosophies, which are designed to align compensation with business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to our long-term success.

Decisions on the executive compensation program will be made by the compensation committee of the board of directors, which will be established at the closing of the Business Combination.

Founder Awards

As discussed in more detail above under “Equity Compensation”, on January 1, 2020, Ginkgo entered into Founder Equity Grant Agreements with each of the Founders, other than Mr. Knight, pursuant to which such Founders are eligible to receive grants of restricted stock units in connection with a financing or liquidity event on the terms set forth in the Founder Equity Grant Agreements. The Business Combination was not contemplated under the Founder Equity Grant Agreements and does not constitute a financing or liquidity event for purposes of the Founder Equity Grant Agreements. However, we view the SPAC transaction as substantively equivalent to an initial public offering, which would have qualified as a liquidity event under the Founder Equity Grant Agreements.

Notwithstanding the foregoing, in connection with the Business Combination, we expect the Ginkgo board to grant 437,207 restricted stock units to each of Jason Kelly, Reshma Shetty, Austin Che and Bartholomew Canton under the 2014 Plan, subject to the closing of the Business Combination occurring prior to January 1, 2022 and such Founder continuing to be employed by us at the time of the closing of the Business Combination. We expect that these restricted stock units (the “Founder Awards”) will be deemed to satisfy all rights to future grants of restricted stock units that the Founders may have under their respective Founder Equity Grant Agreements.

The Founder Awards are expected to vest upon the satisfaction of both an “event condition” (as described above) and a “service condition” on or before the seventh anniversary of the grant date. The service condition will be satisfied on the first anniversary of the closing of the Business Combination, subject to continued service with Ginkgo through such date.

The board and stockholders of Ginkgo are expected to approve an increase to the aggregate number of shares available for issuance under the 2014 Plan by 1,800,000 shares to account for such Founder Awards.

In addition, in connection with the grant of the Founder Awards, each of Dr. Kelly, Dr. Shetty, Dr. Che and Dr. Canton is expected to agree to an amendment to such Founder’s restricted stock unit awards granted on January 1, 2020 under the 2014 Plan (the “2020 Awards”), pursuant to which satisfaction of the service condition will be extended to the first anniversary following the closing of the Business Combination. Pursuant to the original terms of the 2020 Awards, the service condition would be satisfied as of January 1, 2021.

Dmytruk RSU Award

On August 2, the Ginkgo board granted 7,000 restricted stock units to Mr. Dmytruk under the 2014 Plan. These restricted stock units will vest upon the satisfaction of both an “event condition” (as described above) and a “service condition” on or before the seventh anniversary of the grant date. The service condition will generally be satisfied, subject in all cases to Mr. Dmytruk’s continuing to be employed by us through each applicable vesting date, as to 5/48th of the restricted stock units on December 1, 2021 and as to an additional 1/48th of the restricted stock units on the last day of each month thereafter.

Amendment to RSUs under the 2014 Plan

In connection with the Business Combination, we expect the Ginkgo board to consider amending all awards of restricted stock units outstanding under the 2014 Plan as of the closing of the Business Combination such that the event condition (as described above) will be deemed satisfied as we view the SPAC transaction as substantively equivalent to an initial public offering. However, the Ginkgo board has not approved any such amendment.

Director Compensation

In connection with the Business Combination, the New Ginkgo Board will implement an annual compensation program for its non-employee directors pursuant to which the non-employee directors will be entitled to cash and equity compensation in such amounts necessary to attract and retain non-employee directors that have the talent and skills to foster long-term value creation and enhance the sustainable development of the company. The compensation payable under the program is intended to be competitive in relation to both the market in which the company operates and the nature, complexity and size of New Ginkgo’s business.

Following the closing of the Business Combination, New Ginkgo’s non-employee directors will receive the following amounts for their services on the New Ginkgo Board under the non-employee director compensation program:

Cash Compensation

•	An annual director fee of $50,000;

•	If the director serves as lead independent director or chair or on a committee of the New Ginkgo Board, an additional annual fee as follows:

•	Chair of the New Ginkgo Board, $36,000

•	Lead independent director, $25,000;

•	Chair of the audit committee, $20,000;

•	Audit committee member other than the chair, $10,000;

•	Chair of the compensation committee, $15,000;

•	Compensation committee member other than the chair, $7,500;

•	Chair of the nominating and corporate governance committee, $10,000;

•	Nominating and Corporate Governance committee member other than the chair, $5,000.

Director fees will be payable in arrears in four equal quarterly installments, provided that the amount of each payment will be prorated for any portion of a calendar quarter that a non-employee director is not serving on the New Ginkgo Board and no fee will be payable in respect of any period prior to the closing of the Business Combination. The New Ginkgo Board may permit non-employee directors to elect to receive equity compensation in lieu of cash compensation.

Equity Compensation

•

Each non-employee director who is initially elected or appointed to the New Ginkgo Board on or after the closing of the Business Combination (other than those non-employee directors who were appointed by SRNG to serve on the New Ginkgo Board or those non-employee directors who served on the board of SRNG or Ginkgo Bioworks, Inc. prior to the closing of the Business Combination) will receive (i) an initial option to purchase shares of New Ginkgo Class A common stock with a grant date fair value of $400,000 (as determined under the program) (the “Initial Option”), (ii) an additional initial option to purchase shares of New Ginkgo Class A common stock with a grant date fair value of $200,000 (as determined under the program) (the “Additional Initial Option”), and (iii) a number of restricted stock units determined by dividing $200,000 by the fair market value of a share of New Ginkgo Class A common stock (the “Additional Initial RSU”). In the event that a non-employee director’s date of initial election or appointment does not occur on the same date as an annual meeting of New Ginkgo’s stockholders, the value of the Additional Initial Option and the Additional Initial RSU will be pro-rated in accordance with the terms of the program.

•

If the non-employee director has served on the New Ginkgo Board as of the date of an annual meeting of New Ginkgo’s stockholders that occurs after the closing of the Business Combination and will continue to serve as a non-employee director immediately following such meeting, such non-employee director will receive (i) an option to purchase shares of New Ginkgo Class A common stock with a grant date fair value of $200,000 (as determined under the program) (the “Subsequent Option”) and (ii) a number of restricted stock units determined by dividing $200,000 by the fair market value of a share of New Ginkgo Class A common stock (the “Subsequent RSU”).

Stock options granted under the program will have an exercise price equal to the fair market value of New Ginkgo’s Class A common stock on the date of grant and will expire not later than ten years after the date of grant. Each Initial Option granted to a non-employee director will vest and become exercisable in substantially equal installments on each of the first three anniversaries of the date of grant. Each Additional Initial Option and the Additional Initial RSUs granted to a non-employee director will vest and become exercisable, as applicable, in a single installment on the day before the next annual meeting of New Ginkgo’s stockholders occurring after the date of the director’s initial election or appointment to the New Ginkgo Board. Each Subsequent Option and the Subsequent RSUs will vest and become exercisable, as applicable, in a single installment on the earlier of the first anniversary of the date of grant or the day before the next annual meeting of New Ginkgo’s stockholders occurring after the date of grant. Vesting of the options and restricted stock units granted under the program is subject to the non-employee director’s continued service through each applicable vesting date. In the event of a change in control of New Ginkgo, the options and restricted stock units granted under the program will vest in full.

Incentive Compensation Plans

In connection with the Business Combination, we are asking our stockholders to approve the New Ginkgo 2021 Incentive Award Plan, referred to below as the 2021 Plan, and the New Ginkgo 2021 Employee Stock Purchase Plan, referred to below as the ESPP, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of New Ginkgo. The following summarizes the material terms of the 2021 Plan and the ESPP, as well as the 2014 Plan and the 2008 Stock Incentive Plan, or the 2008 Plan, under which we have previously made periodic grants of equity and equity-based awards to our named executive officers and other key employees prior to the Business Combination.

2021 Incentive Award Plan

Eligibility and Administration

Our employees, consultants and directors, and employees and consultants of our subsidiaries, may be eligible to receive awards under the 2021 Plan. The 2021 Plan will be administered by the New Ginkgo Board, which may delegate its duties and responsibilities to one or more committees of its directors and/or officers (collectively, the “plan administrator”), subject to the limitations imposed under the 2021 Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. Following the Closing, we expect the compensation committee of the New Ginkgo Board to administer the 2021 Plan.

The plan administrator will have the authority to take all actions and make all determinations under the 2021 Plan, to interpret the 2021 Plan and award agreements, to impose a mandatory holding period pursuant to which some or all participants may not dispose of or transfer shares issued under the 2021 Plan for a period of time determined by the plan administrator in its discretion, and to adopt, amend and repeal rules for the administration of the 2021 Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the 2021 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2021 Plan.

The plan administrator may, without the approval of the shareholders, grant one or more awards under the 2021 Plan to any employee, director or consultant (including any employee, director or consultant who is a substantial security holder (i.e., those controlling 5% or more of the shares or voting power)) that represent, directly or indirectly, 1% or more of the common stock of New Ginkgo or 1% or more of the voting power of New Ginkgo.

Shares Available for Awards

The aggregate number of shares of New Ginkgo common stock that will be available for issuance under the 2021 Plan, which may be issued as New Ginkgo Class A common stock or New Ginkgo Class B common stock, will initially be equal to the sum of (i) 200,000,000 shares of New Ginkgo common stock, (ii) any shares of common stock which remain available for future grants under the 2014 Plan as of immediately prior to approval of the 2021 Plan by the shareholders, (iii) any shares of common stock which are subject to awards under the 2008 Plan and/or 2014 Plan (together, the “Prior Plan”) which become available for issuance under the 2021 Plan pursuant to its terms, (iv) any Remaining Earn-out Shares (as defined in the Merger Agreement), plus (v) an annual increase for ten years on the first day of each calendar year beginning January 1, 2022, equal to the lesser of (A) 4% of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the New Ginkgo Board. The maximum number of shares of common stock that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the 2021 Plan will be 200,000,000 shares. The Founders will not be eligible to receive New Ginkgo Class B common stock under the 2021 Plan. In addition, prior to or in connection with issuing any shares of New Ginkgo common stock under the 2021 Plan, the plan administrator may convert awards previously granted covering shares of Class B common stock to Class A common stock or convert awards previously granted covering shares of Class A common stock to Class B common stock.

If an award under the 2021 Plan or any Prior Plan is forfeited (including repurchases at or below original cost), expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, become, or again be available for, new grants under the 2021 Plan. The payment of dividend equivalents in cash in conjunction with any awards will not reduce the shares available for grant under the 2021 Plan. Furthermore, shares purchased on the open market with the cash proceeds from the exercise of options, and shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award under the 2021 Plan or any Prior Plan will become, or again be available for, award grants under the 2021 Plan.

Awards granted under the 2021 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which New Ginkgo enters into a merger or similar corporate transaction will not reduce the shares available for grant under the 2021 Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The 2021 Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year may not exceed the amount equal to $1,000,000, increased to $1,250,000 in the fiscal year in which the 2021 Plan’s effective date occurs or in the fiscal year of a non-employee director’s initial service as a non-employee director. The value of any cash or equity-based compensation granted prior to the effective date of the 2021 Plan shall not count against these limits. The plan administrator may make exceptions to these limits for individual non-employee directors in extraordinary circumstances, as the plan administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

Awards

The 2021 Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, dividend equivalents, restricted stock units (“RSUs”) and other stock or cash-based awards. Certain awards under the 2021 Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2021 Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of New Ginkgo common stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

•

Stock Options and SARs. Stock options provide for the purchase of shares of New Ginkgo common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by the plan administrator, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute awards granted in connection with a corporate transaction. Unless otherwise determined by the plan administrator, the term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders).

•

Restricted Stock. Restricted stock is an award of non-transferable shares of New Ginkgo common stock that remain forfeitable unless and until specified conditions are met and which may be subject to a purchase price. The terms and conditions applicable to restricted stock will be determined by the plan administrator, subject to the conditions and limitations contained in the 2021 Plan.

•

Restricted Stock Units, or RSUs. RSUs are contractual promises to deliver shares of New Ginkgo common stock in the future or an equivalent in cash and other consideration determined by the plan administrator, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of New Ginkgo common stock prior to the delivery of the underlying shares (i.e. dividend equivalent rights). The plan administrator may provide that the delivery of the shares (or payment in cash) underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the 2021 Plan.

•

Other Stock or Cash Based Awards. Other stock or cash-based awards are awards of cash, fully vested shares of New Ginkgo common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of New Ginkgo common stock. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled. The plan administrator will determine the terms and conditions of other stock or cash-based awards, which may include any purchase price, performance goal, transfer restrictions and vesting conditions.

•

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of New Ginkgo common stock and may be granted in tandem with RSUs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Performance Criteria

The plan administrator may select performance criteria for an award to establish performance goals for a performance period. Performance criteria under the 2021 Plan may include, but will not be limited to, the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on shareholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to our company’s performance or the performance of a subsidiary, division, business segment or business unit of our company or a subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. When determining performance goals, the plan administrator may provide for exclusion of the impact of an event or occurrence which the plan administrator determines should appropriately be excluded, including, without limitation, non-recurring charges or events, acquisitions or divestitures, changes in the corporate or capital structure, events unrelated to the business or outside of the control of management, foreign exchange considerations, and legal, regulatory, tax or accounting changes.

Certain Transactions

In connection with certain corporate transactions and events affecting New Ginkgo common stock, including a change in control, or change in any applicable laws or accounting principles, the plan administrator has broad discretion to take action under the 2021 Plan to prevent the dilution or enlargement of intended benefits, facilitate the transaction or event or give effect to the change in applicable laws or accounting principles. This includes canceling awards for cash (other than with respect to non-employee directors) or property, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the 2021 Plan and replacing or terminating awards under the 2021 Plan. In the event an award is not assumed or replaced with a comparable award in connection with a change in control, any portion of the award that vests primarily based on providing services for a period of time (as opposed to achieving performance goals) will vest in full in connection with the change in control. In addition, in the event of certain non-reciprocal transactions with shareholders, the plan administrator will make equitable adjustments to the 2021 Plan and outstanding awards as it deems appropriate to reflect the transaction.

Repricing

Stockholder approval will not be required for any amendment that reduces the exercise price or base price of any stock option or SAR, or cancels any stock option or SAR that has an exercise price or base price that is greater than the then-current fair market value of New Ginkgo common stock in exchange for cash, other awards or stock options or SARs with an exercise price or base price per share that is less than the exercise price or base price per share of the original stock options or SARs.

Plan Amendment and Termination

The New Ginkgo Board may amend or terminate the 2021 Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the 2021 Plan, may materially and adversely affect an award outstanding under the 2021 Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The 2021 Plan will remain in effect until terminated by the New Ginkgo Board; provided that any portion of the 2021 Plan that constitutes a “formula” under the NYSE listing requirements shall only remain in effect until the tenth anniversary of the date the shareholders last approved the 2021 Plan and ISOs may not be granted after the tenth anniversary of the earlier of the date of the adoption of the 2021 Plan or the date of the approval of the 2021 Plan by the shareholders. No awards may be granted under the 2021 Plan after its termination.

Foreign Participants, Claw-back Provisions, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company claw-back policy. Except as the plan administrator may determine or provide in an award agreement, awards under the 2021 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price or repurchase obligations arising in connection with awards, the plan administrator may, in its discretion, accept cash, wire transfer or check, shares of New Ginkgo common stock that meet specified conditions, a “market sell order,” or such other consideration as it deems suitable.

2021 Employee Stock Purchase Plan

The ESPP is comprised of two distinct components in order to provide increased flexibility to grant options to purchase shares under the ESPP. Specifically, the ESPP authorizes (1) the grant of options that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (the “Section 423 Component”), and (2) the grant of options that are not intended to be tax-qualified under Section 423 of the Code (the “Non-Section 423 Component”). Where permitted under local law and custom, we expect that the Non-Section 423 Component will generally be operated and administered on terms and conditions similar to the Section 423 Component.

Eligibility and Administration

We expect that all of New Ginkgo’s employees will be eligible to participate in the ESPP. However, with respect to the Section 423 Component, an employee may not be granted rights to purchase stock under the ESPP if the employee, immediately after the grant, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of New Ginkgo’s common stock.

The ESPP will be administered by the New Ginkgo Board, which may delegate its duties and responsibilities to one or more committees of its directors (collectively, the “ESPP administrator”). Among other things, the ESPP administrator will have authority to interpret the terms of the ESPP, determine eligibility of participants and impose a mandatory holding period pursuant to which employees may not dispose of or transfer shares purchased under the ESPP for a period of time determined by the ESPP administrator in its discretion. Following the Closing, we expect the compensation committee of the New Ginkgo Board to administer the ESPP.

Shares Available for Awards.

A total of 20,000,000 shares of New Ginkgo common stock (which may be issued as New Ginkgo Class A common stock or New Ginkgo Class B common stock) will initially be reserved for issuance under the ESPP. In addition, the number of shares available for issuance under the ESPP will increase annually for ten years on the first day of each calendar year beginning January 1, 2022 by an amount equal to the lesser of (A) 1% of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the New Ginkgo Board, provided that no more than 100,000,000 shares may be issued under the Section 423 Component. Prior to or in connection with issuing any shares of New Ginkgo common stock under the ESPP, the ESPP administrator may convert awards covering shares of New Ginkgo Class B common stock to New Ginkgo Class A common stock or convert awards covering shares of New Ginkgo Class A common stock to New Ginkgo Class B common stock.

Awards

Stock will be offered under the ESPP during offering periods. The length of the offering periods under the ESPP will be determined by the ESPP administrator and may be up to twenty-seven months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The purchase dates for each offering period will be the final trading day in the offering period. Offering periods under the ESPP will commence when determined by the ESPP administrator. The ESPP administrator may, in its discretion, modify the terms of future offering periods. In non-U.S. jurisdictions where participation in the ESPP through payroll deductions is prohibited, the ESPP administrator may provide that an eligible employee may elect to participate through contributions to the participant’s account under the ESPP in a form acceptable to the ESPP administrator in lieu of or in addition to payroll deductions.

The ESPP permits participants to purchase common stock through payroll deductions of up to a specified percentage of their eligible compensation. The ESPP administrator will establish a maximum number of shares that may be purchased by a participant during any offering period. In addition, no employee will be permitted to accrue the right to purchase stock under the Section 423 Component at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of New Ginkgo’s common stock as of the last trading day prior to the first day of the offering period).

On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of New Ginkgo’s common stock. The option will expire at the end of the applicable offering period, and will be exercised at that time to the extent of the payroll deductions accumulated during the offering period. The purchase price of the shares, in the absence of a contrary designation, will be 85% of the lower of the fair market value of New Ginkgo’s common stock on the last trading day prior to the first trading day of the offering period or on the last trading day prior to the purchase date. Participants may voluntarily end their participation in the ESPP at any time during a specified period prior to the end of the applicable offering period, and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon a participant’s termination of employment.

A participant may not transfer rights granted under the ESPP other than by will or the laws of descent and distribution, and are generally exercisable only by the participant.

Certain Transactions

In the event of certain non-reciprocal transactions or events affecting New Ginkgo’s common stock, the ESPP administrator will make equitable adjustments to the ESPP and outstanding rights. In the event of certain unusual or non-recurring events or transactions, including a change in control, the ESPP administrator may provide for (1) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (2) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any, (3) the adjustment in the number and type of shares of stock subject to outstanding rights, (4) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (5) the termination of all outstanding rights.

ESPP Amendment and Termination

The ESPP administrator may amend, suspend or terminate the ESPP at any time. However, stockholder approval will be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP or changes the corporations or classes of corporations whose employees are eligible to participate in the ESPP.

2014 Stock Incentive Plan

Awards

Ginkgo’s board of directors approved the 2014 Plan under which Ginkgo could grant options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards.

From and after the effective date of the 2021 Plan, no additional awards will be made under the 2014 Plan. However, the 2014 Plan will continue to govern the terms and conditions of the outstanding awards previously granted thereunder. As of the date of this prospectus, awards of restricted stock units and restricted stock are outstanding under the 2014 Plan.

If an award under the 2014 Plan is forfeited (including repurchases at or below original cost), expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, become available for new grants under the 2021 Plan.

Administration

Following the closing of the Business Combination, we expect that the compensation committee of the New Ginkgo Board thereof will administer the 2014 Plan. Subject to the terms of the 2014 Plan, the administrator has the power to, among other things, amend and repeal the administrative rules, guidelines and practices relating to the 2014 Plan, to construe and interpret the terms of the 2014 Plan and any award agreements thereunder, to correct any defects, supply any omissions or reconcile any inconsistencies in the 2014 Plan or any award thereunder in the administrator’s discretion and make all other determinations necessary or desirable for the plan administration.

Changes to Capitalization

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spinoff or other similar change in capitalization or event, or any dividend or distribution other than an ordinary cash dividend, the number and class of securities available under the 2014 Plan and the number of shares subject to, and, if applicable, the repurchase price per share subject to, each outstanding award will be equitably adjusted (or substituted awards may be made, if applicable) in the manner determined by the administrator.

Reorganization Event

In connection with a reorganization event under the 2014 Plan, the administrator in its discretion may provide for any one or more of the following actions with respect to outstanding awards, other than awards of restricted stock: (i) awards will be assumed, or new rights substituted therefor, by the acquiring or succeeding entity (or an affiliate thereof), (ii) upon written notice to participants, provide that all unexercised awards will terminate immediately prior to such reorganization event unless exercised by the participants, (iii) outstanding awards will become exercisable, realizable, or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such reorganization event, (iv) in the event of a reorganization event under the terms of which stockholders will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to participants with respect to each award held by a participant on the terms set forth in the 2014 Plan or (v) in connection with a liquidation or dissolution, convert awards into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings).

Upon the occurrence of a reorganization event (other than a liquidation or dissolution), the repurchase and other rights with respect to outstanding restricted stock shall inure to the benefit of the successor and shall, unless the administrator determines otherwise, apply to the cash, securities or other property which the stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such restricted stock; provided, that the administrator may provide for termination or deemed satisfaction of such repurchase or other rights. Upon the occurrence of a reorganization event involving liquidation or dissolution all restrictions and conditions on all restricted stock will automatically be deemed terminated or satisfied, except as otherwise provided in an award agreement or other agreement with a participant.

Amendment and Termination

The administrator may terminate or amend the 2014 Plan at any time and from time to time, provided that no amendment shall materially or adversely affect any award outstanding at the time of the amendment without the consent of the affected participant.

2008 Stock Incentive Plan

Awards

Ginkgo’s board of directors approved the 2008 Plan under which Ginkgo could grant options and restricted stock awards.

From and after the effective date of the 2014 Plan, Ginkgo ceased granting awards under the 2008 Plan. However, the 2008 Plan continues to govern the terms and conditions of the outstanding awards previously granted thereunder. As of the date of this prospectus, options are outstanding under the 2008 Plan.

If an award under the 2008 Plan is forfeited (including repurchases at or below original cost), expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, become available for new grants under the 2021 Plan.

Administration

Following the closing of the Business Combination, we expect that the compensation committee of the New Ginkgo Board will administer the 2008 Plan. Subject to the terms of the 2008 Plan, the administrator has the power to, among other things, prescribe, amend and rescind the administrative rules and regulations relating to the 2008 Plan, to determine the terms and conditions of the awards granted under the 2008 Plan, to correct any defects, supply any omissions or reconcile any inconsistencies in the 2008 Plan or any award thereunder in the administrator’s discretion and make all other determinations necessary or desirable for the plan administration.

Changes to Capitalization

If, through or as a result of any merger, consolidation, asset sale, reorganization, recapitalization, reclassification of shares, stock dividend, stock split, reverse stock split or other similar transaction, or other similar change in capitalization or event, the number of outstanding shares are increased, decreased or exchanged for a different number or kind of shares or other securities, an appropriate and proportionate adjustment will be made in the number and class of securities available under the 2008 Plan, the number and class of securities and exercise price per share of each outstanding option, without changing the aggregate purchase price as to which the options remain exercisable.

Reorganization Event

In connection with certain corporate transactions or events, the New Ginkgo Board or the board of directors of the applicable successor entity may take any one or more of the following actions as to some or all outstanding options: (i) provide that such options will be assumed, or new rights substituted therefor, by the acquiring or succeeding entity (or an affiliate thereof), (ii) upon written notice to participants, provide that all unexercised options will terminate immediately following such transaction unless exercised by the participant, provided that any such outstanding options will become fully exercisable prior to or upon such transaction, (iii) in the event of a merger under the terms of which stockholders will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to participants with respect to each option held by a participant on the terms set forth in the 2008 Plan or (iv) provide that all or any outstanding options shall become exercisable in part or in full immediately prior to such event.

Amendment and Termination

The administrator may terminate or amend the 2008 Plan at any time and from time to time, provided that no amendment shall adversely affect any award outstanding at the time of the amendment without the consent of the affected participant.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

SRNG

On October 28, 2020, SRNG’s Sponsor purchased an aggregate of 43,125,000 founder shares in exchange for a capital contribution of $25,000, or approximately $0.0006 per share.

SRNG’s Sponsor purchased an aggregate of 19,250,000 private placement warrants in connection with SRNG’s initial public offering, at a price of $1.50 per warrant, or $28,875,000 in the aggregate. Each private placement warrant entitles the holder to purchase one Class A ordinary share at $11.50 per share. The private placement warrants (including the Class A ordinary shares issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination.

SRNG currently sub-leases its executive offices at 955 Fifth Avenue, New York, NY, 10075 from Global Eagle Acquisition LLC, an affiliate of our Sponsor. Commencing upon consummation of its initial public offering, SRNG reimburses Global Eagle Acquisition LLC for office space, secretarial and administrative services provided to members of its management team in an amount not to exceed $15,000 per month. Upon completion of SRNG’s initial business combination or liquidation, it will cease paying these monthly fees.

SRNG’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on SRNG’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. SRNG’s audit committee reviews on a quarterly basis all payments that were made to SRNG’s Sponsor, SRNG’s officers, directors or its or their affiliates.

In addition, in order to finance transaction costs in connection with an intended initial business combination, SRNG’s Sponsor or an affiliate of its Sponsor or certain of its officers and directors may, but are not obligated to, loan SRNG funds as may be required on a non-interest basis. If SRNG completes the Business Combination, it would repay such loaned amounts. In the event that the Business Combination does not close, SRNG may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from its Trust Account would be used for such repayment. The warrants would be identical to the private placement warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

On May 10, 2021, an affiliate of SRNG’s Sponsor entered into a Subscription Agreement with the Company, pursuant to which it agreed to purchase an aggregate of 7,500,000 shares of New SRNG Class A common stock at $10.00 per share, for an aggregate purchase price of $75,000,000, from the Company in a private placement to close immediately prior to Closing, but after the Domestication. The affiliate of SRNG’s Sponsor expects to assign its obligations to purchase the shares to one or more of its beneficial members and/or their affiliates prior to the Closing.

Ginkgo

Series E Preferred Stock Financing

From September 2019 through July 2021, Ginkgo sold an aggregate of 1,942,610 shares of its Series E preferred stock to the related persons listed below at a purchase price of $150.19 per share, except as described below with respect to the conversion of convertible promissory notes. The following table summarizes purchases of Series E preferred stock from Ginkgo by such related persons:

Name	Shares of Series E Preferred Stock	Total Purchase Price
Entities affiliated with Anchorage Capital Group(1)	105,500	$15,053,013.70
Entities affiliated with Baillie Gifford & Co.(2)	200,479	$29,104,580.72
Cascade Investment, L.L.C.(3)	268,376	$38,719,465.07
General Atlantic (GK), L.P.(4)	513,449	$76,109,273.68
Novalis Life Sciences Investments I, LP(5)	52,755	$7,527,123.29
Senator Global Opportunity Master Fund LP(6)	70,489	$10,057,534.25
Viking Global Opportunities Illiquid Investments Sub-Master LP(7)	731,562	$106,379,678.54

(1)	Entities affiliated with Anchorage Capital Group hold more than 5% of Ginkgo’s outstanding capital stock.
(2)	Entities affiliated with Baillie Gifford & Co. hold more than 5% of Ginkgo’s outstanding capital stock.
(3)	Cascade Investment, L.L.C. holds more than 5% of Ginkgo’s outstanding capital stock.
(4)	General Atlantic (GK), L.P. holds more than 5% of Ginkgo’s outstanding capital stock.
(5)	Marijn Dekkers, a member of Ginkgo’s board of directors, is an affiliate of Novalis Life Sciences Investments I, LP.
(6)

Senator Global Opportunity Master Fund LP holds more than 5% of Ginkgo’s outstanding capital stock. Evan Lodes, a member of Ginkgo’s board of directors, is an affiliate of Senator Global Opportunity Master Fund LP.

(7)	Viking Global Opportunities Illiquid Investments Sub-Master LP holds more than 5% of Ginkgo’s outstanding capital stock.

Convertible Note Financing

In certain cases, the payment of the Total Purchase Price above consisted or, or included, the conversion of convertible promissory notes held by the related persons. From June 2019 through July 2019, Ginkgo sold an aggregate of $160,500,000 in principal amount of convertible promissory notes to the related persons listed below. Interest on the principal amount of the convertible promissory notes accrued at the rate of 3.0% per year. The outstanding principal and accrued interest of such convertible promissory notes converted into shares of Series E preferred stock at a discounted purchase price of $142.68 per share and are reflected in the above table. The following table summarizes the convertible promissory notes issued by Ginkgo to such related persons:

Name	Principal Amount
Entities affiliated with Anchorage Capital Group(1)	$15,000,000
Entities affiliated with Baillie Gifford & Co.(2)	$19,000,000
Cascade Investment, L.L.C.(3)	$30,000,000
General Atlantic (GK), L.P.(4)	$19,000,000
Novalis Life Sciences Investments I, LP(5)	$7,500,000
Senator Global Opportunity Master Fund LP(6)	$10,000,000
Viking Global Opportunities Illiquid Investments Sub-Master LP(7)	$60,000,000

(1)	Entities affiliated with Anchorage Capital Group hold more than 5% of Ginkgo’s outstanding capital stock.
(2)	Entities affiliated with Baillie Gifford & Co. hold more than 5% of Ginkgo’s outstanding capital stock.
(3)	Cascade Investment, L.L.C. holds more than 5% of Ginkgo’s outstanding capital stock.
(4)	General Atlantic (GK), L.P. holds more than 5% of Ginkgo’s outstanding capital stock.
(5)	Marijn Dekkers, a member of Ginkgo’s board of directors, is an affiliate of Novalis Life Sciences Investments I, LP.
(6)

Senator Global Opportunity Master Fund LP holds more than 5% of Ginkgo’s outstanding capital stock. Evan Lodes, a member of Ginkgo’s board of directors, is an affiliate of Senator Global Opportunity Master Fund LP.

(7)	Viking Global Opportunities Illiquid Investments Sub-Master LP holds more than 5% of Ginkgo’s outstanding capital stock.

Series D Preferred Stock Financing

In June 2018, Ginkgo sold 52,400 shares of its Series D preferred stock at a purchase price of $47.71 per share for an aggregate purchase price of $2,500,004.00 to Novalis Life Sciences Investments I, LP. Marijn Dekkers, a member of Ginkgo’s board of directors, is an affiliate of Novalis Life Sciences Investments I, LP.

Founder Equity Grant Agreements

In January 2020, Ginkgo entered into Founder Equity Grant Agreements with each of Jason Kelly, Reshma Shetty, Austin Che and Bartholomew Canton. Dr. Kelly and Dr. Shetty are each a director, officer and holder of more than 5% of Ginkgo’s outstanding capital stock. Dr. Canton and Dr. Che are each a holder of more than 5% of Ginkgo’s outstanding capital stock. Dr. Canton is also a family member of Dr. Shetty. Also in January 2020, each of Dr. Kelly, Dr. Shetty, Dr. Canton and Dr. Che received a restricted stock unit award under the 2014 Plan. The terms of the Founder Equity Grants Agreements and the foregoing restricted stock unit awards are described in the section titled “Ginkgo’s Executive and Director Compensation” in this prospectus.

Founder Equity Repurchases

In July 2018, Ginkgo repurchased 90,017 shares of common stock from each of Jason Kelly, Reshma Shetty, Austin Che, Bartholomew Canton and Thomas Knight at a price of $47.71 per share, which was the then most-recent price per share at which Ginkgo had sold convertible preferred stock to investors, for a total purchase price for each of $4,294,711.07. In September 2021, Ginkgo repurchased 11,032 shares of common stock from each of Jason Kelly, Reshma Shetty, Austin Che, Bartholomew Canton and Thomas Knight at a price of $453.20 per share, for a total purchase price for each of $4,999,702.40. Dr. Kelly and Dr. Shetty are each a director, officer and holder of more than 5% of Ginkgo’s outstanding capital stock. Dr. Che, Dr. Canton and Dr. Knight are each a holder of more than 5% of Ginkgo’s outstanding capital stock. Dr. Canton is also a family member of Dr. Shetty.

Agreements in Connection with Platform Ventures

In September 2019, Ginkgo entered into an agreement with Cascade Investment L.L.C., an affiliated entity of General Atlantic (GK), L.P., and Viking Global Opportunities Illiquid Investments Sub-Master LP, each of which hold more than 5% of Ginkgo’s outstanding capital stock, pursuant to which such related persons were provided with the first right to invest up to an aggregate of $350.0 million for the financial investment portion of new companies launched by Ginkgo as part of its Platform Ventures (such as Allonnia, LLC). The agreement was terminated in May 2021. Initial investments in new companies launched by Ginkgo in connection with the agreement were approximately $12.9 million from Cascade Investment L.L.C., $19.5 million from entities affiliated with General Atlantic (GK), L.P., and $57.8 million from entities affiliated with Viking Global Opportunities Illiquid Investments Sub-Master LP.

In September 2021, Ginkgo formed 2 new Platform Ventures (Ayana Bio, LLC and Verb Biotics, LLC) and contributed intellectual property rights to these entities. Simultaneously with the arrangements between Ginkgo and each of Ayana Bio, LLC and Verb Biotics, LLC, Cascade Investment L.L.C. and entities affiliated with Viking Global Opportunities Illiquid Investments Sub-Master LP, each of which hold more than 5% of Ginkgo’s outstanding capital stock, invested approximately $7.5 million and $22.5 million, respectively, in each company.

Investors’ Rights Agreement

Ginkgo is party to the Third Amended and Restated Investors’ Rights Agreement, dated as of September 9, 2019, which grants registration rights and information rights, among other things, to certain holders of its capital stock, including (i) entities affiliated with Anchorage Capital Group, entities affiliated with Baillie Gifford & Co., Cascade Investment, L.L.C, General Atlantic (GK), L.P., and Viking Global Opportunities Illiquid Investments Sub-Master LP, each of which currently hold more than 5% of Ginkgo’s capital stock; (ii) Novalis Life Sciences Investments I, L.P., which is affiliated with Marijn Dekkers, a Ginkgo director; and (iii) Senator Global Opportunity Master Fund LP, which currently holds more than 5% of Ginkgo’s capital stock and is affiliated with Evan Lodes, a Ginkgo director. This agreement will terminate upon the Closing.

Right of First Refusal and Co-Sale Agreement

Ginkgo is party to the Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of September 9, 2019, which grants the right to purchase shares of Ginkgo capital stock which certain other stockholders propose to sell to other parties to, among others (i) entities affiliated with Anchorage Capital Group, entities affiliated with Baillie Gifford & Co., Cascade Investment, L.L.C, General Atlantic (GK), L.P., and Viking Global Opportunities Illiquid Investments Sub-Master LP, each of which currently hold more than 5% of Ginkgo’s capital stock; (ii) Novalis Life Sciences Investments I, L.P., which is affiliated with Marijn Dekkers, a Ginkgo director; and (iii) Senator Global Opportunity Master Fund LP, which currently holds more than 5% of Ginkgo’s capital stock and is affiliated with Evan Lodes, a Ginkgo director. This agreement will terminate upon the Closing.

Voting Agreement

Ginkgo is party to the Third Amended and Restated Voting Agreement, dated as of September 9, 2019, pursuant to which certain holders of its capital stock, including (i) entities affiliated with Anchorage Capital Group, entities affiliated with Baillie Gifford & Co., Cascade Investment, L.L.C, General Atlantic (GK), L.P., and Viking Global Opportunities Illiquid Investments Sub-Master LP, each of which currently hold more than 5% of Ginkgo’s capital stock; (ii) Novalis Life Sciences Investments I, L.P., which is affiliated with Marijn Dekkers, a Ginkgo director; and (iii) Senator Global Opportunity Master Fund LP, which currently holds more than 5% of Ginkgo’s capital stock and is affiliated with Evan Lodes, a Ginkgo director. This agreement will terminate upon the Closing.

Director and Officer Indemnification

Ginkgo’s certificate of incorporation authorizes indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL.

PIPE Investment

In May 2021, certain Ginkgo related persons entered into Subscription Agreements with SRNG in connection with the Private Placement. The following table summarizes purchases in the Private Placement by such related persons:

Name	SRNG Class A ordinary shares	Total Purchase Price
Entities affiliated with Baillie Gifford & Co.(1)	10,300,000	$103,000,000.00
Cascade Investment, L.L.C.(2)	3,000,000	$30,000,000
General Atlantic (GK), L.P.(3)	250,000	$2,500,000
Senator Global Opportunity Master Fund LP(4)	700,000	$7,000,000
Viking Global Opportunities Illiquid Investments Sub-Master LP(5)	2,000,000	$20,000,000

(1)	Entities affiliated with Baillie Gifford & Co. hold more than 5% of Ginkgo’s outstanding capital stock.
(2)	Cascade Investment, L.L.C. holds more than 5% of Ginkgo’s outstanding capital stock.
(3)	General Atlantic (GK), L.P. holds more than 5% of Ginkgo’s outstanding capital stock.
(4)

Senator Global Opportunity Master Fund LP holds more than 5% of Ginkgo’s outstanding capital stock. Evan Lodes, a member of Ginkgo’s board of directors, is an affiliate of Senator Global Opportunity Master Fund LP.

(5)	Viking Global Opportunities Illiquid Investments Sub-Master LP holds more than 5% of Ginkgo’s outstanding capital stock.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of PIPE Shares. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of PIPE Shares who are initial purchasers of PIPE Shares pursuant to this offering and hold PIPE Shares as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by us on the PIPE Shares and any consideration received by a holder in consideration for the sale or other disposition of PIPE Shares will be in U.S. dollars.

This discussion does not address the U.S. federal income tax consequences to the Sponsor or our founders, officers or directors. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	banks, financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more (by vote or value) of our shares;

•	persons that acquired PIPE Shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to the PIPE Shares;

•	persons holding PIPE Shares as part of a “straddle,” constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

•	tax-exempt entities;

•	controlled foreign corporations; and

•	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds PIPE Shares, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding PIPE Shares, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of PIPE Shares.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF PIPE SHARES ACQUIRED PURSUANT TO THIS OFFERING. EACH PROSPECTIVE INVESTOR IN PIPE SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF PIPE SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of PIPE Shares who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of PIPE Shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its PIPE Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of its PIPE Shares and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PIPE Shares” below.

Dividends we pay to a U.S. holder that is treated as a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the applicable holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PIPE Shares. Upon a sale or other taxable disposition of PIPE Shares, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in its PIPE Shares. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its PIPE Shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its PIPE Shares so disposed of. A U.S. holder’s adjusted tax basis in its PIPE Shares generally will equal the U.S. holder’s acquisition cost less any prior distributions treated as a return of capital.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to distributions paid to a U.S. holder and to the proceeds of the sale or other disposition of PIPE Shares, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of PIPE Shares who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of their PIPE Shares. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of PIPE Shares.

Taxation of Distributions. In general, any distributions (other than certain distributions of our stock or rights to acquire our stock) we make to a Non-U.S. holder of PIPE Shares, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its PIPE Shares and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of its PIPE Shares, which will be treated as described under “Non-U.S. Holders —

 Gain on Sale, Taxable Exchange or Other Taxable Disposition of PIPE Shares” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of PIPE Shares” below), we may withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of PIPE Shares. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its PIPE Shares unless:

•

the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. holder’s holding period for its PIPE Shares, except, in the case where shares of our Class A common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, at all times within the shorter of the five-year period preceding the disposition of its PIPE Shares or such Non-U.S. holder’s holding period for such PIPE Shares, 5% or less of our Class A common stock. It is unclear how the rules for determining the 5% threshold for this purpose would be applied with respect to our Class A common stock and warrants, including how a Non-U.S. holder’s ownership of warrants, if any, impacts the 5% threshold determination with respect to its PIPE Shares. There can be no assurance that our Class A common stock will be treated as regularly traded on an established securities market for this purpose. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of its PIPE Shares will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of PIPE Shares from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be a USRPHC immediately after the business combination is completed. However, because our status as a USPRHC depends on the composition our business assets, which may change, no assurance can be provided as to whether we would be treated as a USRPHC in any future year.

Information Reporting and Backup Withholding. Information returns generally will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of PIPE Shares. A

Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on the PIPE Shares to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in the PIPE Shares.

PLAN OF DISTRIBUTION

This prospectus relates to the resale by the Selling Stockholders from time to time of up to 77,500,000 shares of New SRNG Class A common stock, par value $0.0001 per share, which were issued in the Private Placement in connection with, and as part of the consideration for, the Business Combination.

We will not receive any of the proceeds from the sale of the securities by the Selling Stockholders.

Once issued and upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Stockholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Stockholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Stockholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the applicable exchange;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Stockholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Stockholder.

To the extent required, the PIPE Shares to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In connection with the sale of the PIPE Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the PIPE Shares in the course of hedging the positions they assume. The Selling Stockholders may also sell the PIPE shares short and deliver these securities to close out their short positions, or loan or pledge the PIPE Shares to broker-dealers that in turn may sell these shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In offering the securities covered by this prospectus, the Selling Stockholders and any underwriters, broker-dealers or agents who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

White & Case LLP has passed upon the validity of the New SRNG Class A common stock issued in connection with the Business Combination and certain other legal matters related to this prospectus.

EXPERTS

The financial statements of Soaring Eagle Acquisition Corp. as of December 31, 2020 and for the period from October 22, 2020 (date of inception) through December 31, 2020 included in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Ginkgo Bioworks, Inc. at December 31, 2020 and 2019, and for each of the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements Allonnia, LLC as of December 31, 2020 and for the period from November 27, 2019 (inception) through December 31, 2019 included in this prospectus have been audited by Wolf & Company, P.C., independent public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.eagleequityptnrs.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS

SOARING EAGLE ACQUISITION CORP.

GINKGO BIOWORKS, INC. AND SUBSIDIARIES

Index to Consolidated Financial Statements as of and for the Years Ended December 31, 2020 and 2019

Index to Unaudited Interim Condensed Consolidated Financial Statements as of June 30, 2021 and for the Six Months Ended June 30, 2021 and 2020

ALLONNIA, LLC(1)

(1)

As of December 31, 2019 our investment in Allonnia LLC exceeded the 20% threshold in at least one of the tests under SEC’s Regulation S-X, Rule 3-09. Accordingly, we are attaching the audited financial statements of Allonnia LLC.

Report of Independent Registered Public Accounting Firm

To the Shareholder and the Board of Directors of

Soaring Eagle Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Soaring Eagle Acquisition Corp. (the “Company”) as of December 31, 2020, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from October 22, 2020 (date of inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from October 22, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

February 11, 2021

SOARING EAGLE ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2020

ASSETS:

Current asset:
Cash	$—
Deferred offering costs	1,254,190

Total assets	$1,254,190

LIABILITIES AND SHAREHOLDER’S EQUITY:

Current liabilities:
Accrued expenses	$777,857
Promissory Note—Related Party	300,000
Advance from Sponsor	156,333

Total current liabilities	1,234,190

Commitments and contingencies

Shareholder’s equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 80,000,000 shares authorized; 43,125,000 shares issued and outstanding (1)	4,312
Additional paid-in capital	20,688
Accumulated deficit	(5,000)

Total Shareholder’s equity	20,000

Total liabilities and Shareholder’s equity	$1,254,190

(1)	This number includes an aggregate of up to 5,625,000 shares of Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised by the underwriters.

See accompanying notes to financial statements

SOARING EAGLE ACQUISITION CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM OCTOBER 22, 2020 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2020

Revenue	—
General and administrative expenses	$5,000

Net loss	$(5,000)

Weighted average shares outstanding(1)	37,500,000

Basic and fully diluted net loss per ordinary share	$—

(1)	This number excludes an aggregate of up to 5,625,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

SOARING EAGLE ACQUISITION CORP.

STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY

FOR THE PERIOD FROM OCTOBER 22, 2020 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2020

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Equity
	Shares	Amount
Issuance of Class B ordinary shares to initial shareholder at approximately $0.0006 per share(1)	43,125,000	$4,312	$20,688	$—	$25,000
Net loss	—	—	—	(5,000)	(5,000)

Balances at December 31, 2020	43,125,000	$4,312	$20,688	$(5,000)	$20,000

(1)	This number includes an aggregate of up to 5,625,000 Class B ordinary shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

SOARING EAGLE ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM OCTOBER 22, 2020 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2020

Cash flows from operating activities:
Net loss	$(5,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Formation expenses paid by Sponsor in exchange for Class B ordinary shares	5,000

Net cash provided by operating activities	—

Net change in cash	—
Cash at beginning of period	—

Cash at end of period	$—

Supplemental Schedule of Non-Cash Financing Activities:
Offering costs paid by Sponsor in exchange for Class B ordinary shares	$20,000

Deferred offering costs paid through Advance from Sponsor	$156,333

Deferred offering costs paid through Promissory Note—Related Party	$300,000

Deferred offering costs included in accrued expenses	$777,857

The accompanying notes are an integral part of these financial statements.

SOARING EAGLE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1—Organization and Plan of Business Operations

Spinning Eagle Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on October 22, 2020. In February 2021 the Company effectuated a change in the name of the entity from Spinning Eagle Acquisition Corp to Soaring Eagle Acquisition Corp. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination, the Company intends to capitalize on the ability of its management team to identify and combine with a business or businesses that can benefit from its management team’s established global relationships and operating experience. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from October 22, 2020 (date of inception) through December 31, 2020 relates to the Company’s formation and the proposed initial public offering (“Proposed Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Offering. The Company has selected December 31 as its fiscal year end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a Proposed Offering of 150,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit (or 172,500,000 Units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 17,000,000 warrants (or 19,250,000 warrants if the underwriters’ over-allotment option is exercised on full) (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Eagle Equity Partners III, LLC (the “Sponsor”), that will close simultaneously with the Proposed Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete one or more Business Combinations with having an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Offering, management has agreed that $10.00 per Unit sold in the Proposed Offering, including proceeds of the sale of the Private Placement Warrants, will be held in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

SOARING EAGLE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Class A ordinary shares will be recorded at redemption value and classified as temporary equity upon the completion of the Proposed Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If the Company seeks shareholder approval, the Company will complete a Business Combination only if it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the Company’s ordinary shares which are represented in person or by proxy and are voted at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased in or after the Proposed Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Completion Window (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (iii) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination.

SOARING EAGLE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The Company will have within 24 months from the closing of the Proposed Offering, or 30 months from the closing of the Proposed Offering if the Company has executed a definitive agreement for its initial Business Combination within 24 months from the closing of the Proposed Offering (the “Completion Window”) to complete a Business Combination. If the Company is unable to complete a Business Combination within the Completion Window, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Completion Window. However, if the Sponsor acquires Public Shares in or after the Proposed Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Completion Window. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Completion Window and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Proposed Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of trust assets, less taxes payable. This liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent public accountants), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Note 2—Summary of Significant Accounting Policies

Basis of presentation

The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). In connection with the Company’s assessment

SOARING EAGLE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

of going concern considerations in accordance with ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern” as of December 31, 2020, the Company does not have sufficient liquidity to meet its current obligations. However, management has determined that the Company has access to funds from the Sponsor entity that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Offering or a minimum one year from the date of issuance of these financial statements.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

SOARING EAGLE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Deferred offering costs

Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Offering and that will be charged to shareholder’s equity upon the completion of the Proposed Offering. Should the Proposed Offering prove to be unsuccessful, these deferred costs, as well as additional expenses incurred, will be charged to operations.

Income taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”), which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net loss per ordinary share

Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 5,625,000 ordinary shares that are subject to forfeiture if the over- allotment option is not exercised by the underwriters (see Note 6). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the period presented.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

SOARING EAGLE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 3—Proposed Offering

Pursuant to the Proposed Offering, the Company will offer for sale up to 150,000,000 Units (or 172,500,000 Units if the underwriters’ over-allotment option is exercised in full) at a purchase price of $10.00 per Unit. Each Unit will consist of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

Note 4—Private Placement

The Sponsor has committed to purchase an aggregate of 17,000,000 Private Placement Warrants (or 19,250,000 Private Placement Warrants if the underwriters’ over-allotment is exercised in full) at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $25,500,000 (or $28,875,000 if the over-allotment option is exercised in full), from the Company in a private placement that will occur simultaneously with the closing of the Proposed Offering. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants will be added to the net proceeds from the Proposed Offering held in the Trust Account. If the Company does not complete a Business Combination within the Completion Window, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Note 5—Related Party Transactions

Founder Shares

On October 28, 2020, the Sponsor paid an aggregate of $25,000 to cover certain offering and formation costs of the Company in consideration for 43,125,000 of the Company’s Class B ordinary shares (the “Founder Shares”). The Founder Shares include an aggregate of up to 5,625,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Proposed Offering.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, provided such release shall not occur earlier than 180 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Promissory Note—Related Party

On October 27, 2020, the Company issued the Promissory Note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2021 and (ii) the completion of the Proposed Offering. As of December 31, 2020, the amount outstanding under the Promissory Note was $300,000.

SOARING EAGLE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Advance from Sponsor

As of December 31, 2020, the Sponsor paid on behalf of the Company an aggregate of $156,333 for costs related to the Proposed Offering.

Administrative Services Agreement

Commencing on the effective date of the Proposed Offering, the Company will enter into an agreement pursuant to which it will pay an affiliate of the Sponsor $15,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, such loans may be converted upon completion of a Business Combination into warrants of the post Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. There have been no borrowings under this arrangement to date.

Note 6—Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Proposed Offering requiring the Company to register a sale of any of the securities held by them, including any other securities of the Company acquired by them prior to the consummation of the Company’s initial Business Combination. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SOARING EAGLE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Underwriting Agreement

The Company will grant the underwriters a 45-day option to purchase up to 22,500,000 additional Units to cover over-allotments at the Proposed Offering price, less the underwriting discounts and commissions.

The underwriters will be entitled to a cash underwriting discount of $0.15 per Unit, or $22,500,000 in the aggregate (or $25,875,000 if the underwriters’ over-allotment is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $52,500,000 in the aggregate (or $60,375,000 if the underwriters’ over-allotment is exercised in full). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 7—Shareholder’s Equity

Preference Shares—The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At December 31, 2020, there were no preference shares issued and outstanding.

Class A Ordinary Shares—The Company is authorized to issue 400,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were no Class A ordinary shares issued and outstanding.

Class B Ordinary Shares—The Company is authorized to issue 80,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 43,125,000 Class B ordinary shares issued and outstanding, of which an aggregate of up to 5,625,000 shares are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding ordinary shares after the Proposed Offering.

Only holders of the Class B ordinary shares will have the right to vote on the appointment of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the completion of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity- linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

SOARING EAGLE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years from the completion of a Business Combination, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects to do so, the Company will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported closing price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

SOARING EAGLE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Completion Window and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Offering, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 8—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to February 11, 2021, the date that the financial statements were issued. Based upon this review, all subsequent events have been adequately disclosed in the financial statements.

PART I. FINANCIAL INFORMATION

Item 1. Unaudited Condensed Financial Statements.

SOARING EAGLE ACQUISITION CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS:
Current assets:
Cash	$37,629	$—
Prepaid expenses	929,250	—

Total current assets	966,879	—
Deferred offering costs	—	1,254,190
Cash and investments held in Trust Account	1,725,021,097	—

Total Assets	$1,725,987,976	$1,254,190

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued expenses	$4,057,629	$777,857
Promissory Note - Related Party	—	300,000
Due to Sponsors	631,638	156,333

Total current liabilities	4,689,267	1,234,190
Warrant liabilities	189,887,500	—
Deferred underwriting compensation	60,375,000	—

Total Liabilities	254,951,767	1,234,190

Class A ordinary shares subject to possible redemption; 146,603,620 shares at approximately $10.00 per share	1,466,036,200	—

Commitments and Contingencies
Shareholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 25,896,380 shares issued and outstanding, (excluding 146,603,620 shares subject to possible redemption)	2,590	—
Class B ordinary shares, $0.0001 par value; 80,000,000 shares authorized; 43,125,000 shares issued and outstanding	4,312	4,312
Additional paid-in capital	105,991,652	20,688
Accumulated deficit	(100,998,545)	(5,000)

Total Shareholders’ Equity	5,000,009	20,000

Total Liabilities and Shareholders’ Equity	$1,725,987,976	$1,254,190

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOARING EAGLE ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30, 2021	Six months ended June 30, 2021
General and administrative expenses	$5,310,980	$5,606,097

Loss from operations	(5,310,980)	(5,606,097)
Other income (expense):
Change in fair value of warrant liabilities	(101,545,000)	(92,012,500)
Offering costs related to warrant liabilities	—	(3,520,347)
Net gain from investments held in trust account	100,835	145,399

Loss before provision for income taxes	(106,755,145)	(100,993,545)
Provision for income taxes	—	—

Net loss	$(106,755,145)	$(100,993,545)

Two Class Method:
Weighted average number of Class A ordinary shares outstanding	172,500,000	172,500,000

Net income per ordinary, Class A - basic and diluted	$0.00	$0.00

Weighted average number of Class B ordinary shares outstanding	43,125,000	41,353,591

Net loss per ordinary share, Class B - basic and diluted	$(2.48)	$(2.45)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOARING EAGLE ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

(Unaudited)

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance - December 31, 2020	—	$—	43,125,000	$4,312	$20,688	$(5,000)	$20,000
Sale of Class A ordinary shares in initial public offering, less fair value of public warrants	172,500,000	17,250	—	—	1,655,982,750	—	1,656,000,000
Underwriters’ discount and offering expenses	—	—	—	—	(83,990,246)	—	(83,990,246)
Class A ordinary shares subject to possible redemption	(157,279,135)	(15,728)	—	—	(1,572,013,192)	(762,430)	(1,572,791,350)
Net income	—	—	—	—	—	5,761,600	5,761,600

Balance - March 31, 2021 (unaudited)	15,220,865	1,522	43,125,000	4,312	—	4,994,170	5,000,004
Class A ordinary shares subject to possible redemption	10,675,515	1,068	—	—	105,991,652	762,430	106,755,150
Net loss	—	—	—	—	—	(106,755,145)	(106,755,145)

Balance - June 30, 2021 (unaudited)	25,896,380	$2,590	43,125,000	$4,312	$105,991,652	$(100,998,545)	$5,000,009

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOARING EAGLE ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

(Unaudited)

Cash flows from operating activities:
Net loss	$(100,993,545)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by sponsor	331,638
Net gain from investments held in Trust account	(145,399)
Offering costs related to warrant liabilities	3,520,347
Change in fair value of warrant liabilities	92,012,500
Changes in operating assets and liabilities:
Prepaid expenses	(929,250)
Accounts payable and accrued expenses	3,429,129

Net cash used in operating activities	(2,774,580)

Cash flows from investing activities:
Principal deposited in Trust account	(1,725,000,000)
Cash withdrawn from Trust account	124,302

Net cash used in investing activities	(1,724,875,698)

Cash flows from financing activities:
Proceeds from private placement of warrants	28,875,000
Proceeds from sale of units in initial public offering	1,725,000,000
Payment of underwriters’ discount	(25,875,000)
Payment of offering costs	(155,760)
Advances from Sponsor	300,000
Repayment of advances received from Sponsor	(300,000)
Repayment of advances received from Promissory note	(156,333)

Net cash provided by financing activities	1,727,687,907

Increase in cash during period	37,629
Cash at beginning of period	—

Cash at end of period	$37,629

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$60,375,000

Initial fair value of warrant liabilities	$97,875,000

Initial value of Class A ordinary shares subject to possible redemption	$1,553,691,900

Changes in value of Class A ordinary shares subject to redemption	$(87,655,700)

Deferred offering costs included in accounts payable and accrued expenses	$628,500

Loss on initial sale of private placement warrants	$9,817,500

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SOARING EAGLE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization and Plan of Business Operations

Soaring Eagle Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on October 22, 2020. In February 2021 the Company effectuated a change in the name of the entity from Spinning Eagle Acquisition Corp to Soaring Eagle Acquisition Corp. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination, the Company intends to capitalize on the ability of its management team to identify and combine with a business or businesses that can benefit from its management team’s established global relationships and operating experience. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2021, the Company had not commenced any operations. All activity for the period from October 22, 2020 (inception) through June 30, 2021 relates to the Company’s formation and the initial public offering (“Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Public Offering was declared effective on February 23, 2021. On February 26, 2021, the Company consummated the Public Offering of 172,500,000 units (the “Units”), which includes the exercise by the underwriter of its over-allotment option in full in the amount of 22,500,000 Units, at $10.00 per Unit, generating gross proceeds of $1,725,000,000 which is described in Note 3.

Transaction costs amounted to $87,510,593, consisting of $25,875,000 of underwriting fees, $60,375,000 of deferred underwriting fees and $1,260,593 of other offering costs. In addition, at June 30, 2021, cash of $37,629 was held outside of the Trust Account (as defined below) and is available for the payment of offering costs and for working capital purposes.

Following the closing of the Public Offering on February 26, 2021, an amount of $1,725,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Public Offering and the sale of the private placement warrants (the “Private Placement Warrants”) was placed in a trust account (the “Trust Account”), and which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete one or more Business Combinations having an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations or for working capital purposes. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. Certain of the Class A ordinary shares were recorded at redemption value and classified as temporary equity upon the completion of the Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If the Company seeks shareholder approval, the Company will complete a Business Combination only if it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the Company’s ordinary shares which are represented in person or by proxy and are voted at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, Eagle Equity Partners III, LLC (the “Sponsor”) has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased in or after the Public Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Completion Window (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (iii) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination.

The Company will have until February 26, 2023, or August 26, 2023 if the Company has executed a definitive agreement for its initial Business Combination within 24 months from the closing of the Public Offering (the “Completion Window”), to complete a Business Combination. If the Company is unable to complete a Business Combination within the Completion Window, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements (such withdrawals subject to an aggregate limit of $3,000,000) (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Completion Window. However, if the Sponsor acquires Public Shares in or after the Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Completion Window. The underwriter has agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Completion Window and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of trust assets, less taxes payable. This liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriter of the Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent public accountants), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Subsidiary

In connection with the Business Combination with Ginkgo Bioworks, Inc. (“Ginkgo”), the Company formed a wholly-owned subsidiary, SEAS Merger Sub Inc., a Delaware corporation (“Merger Sub”). The Merger Sub did not have any activity as of June 30, 2021. The Company has neither engaged in any operations nor generated operating revenues to date.

Business Combination

On May 11, 2021, the Company entered into an agreement and plan of merger by and among the Company, Merger Sub, and Ginkgo (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”). The merger was approved by the Company’s board of directors on May 7, 2021. On September 14, 2021, the SRNG shareholders approved and adopted the Merger Agreement and the other proposals described in SRNG’s definitive proxy statement/prospectus included in SRNG’s registration statement on Form S-4 (File No. 333-256121), which was declared effective by the SEC on August 11, 2021. If the closing conditions contemplated by the Merger Agreement are satisfied, then, among other things, (i) prior to the closing of the Ginkgo Business Combination (as defined below), the Company shall domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (“DGCL”), and the Cayman Islands Companies Act (As Revised) (the “Domestication”) and (ii) upon the terms and subject to the conditions of the Merger Agreement, in accordance with the DGCL, Merger Sub will merge with and into Ginkgo, with Ginkgo surviving the merger as a wholly owned subsidiary of the Company (the “Ginkgo Business Combination”). In addition, in connection with the consummation of the Ginkgo Business Combination, the Company will be renamed “Ginkgo Bioworks Holdings, Inc.” and is referred to herein as “New Ginkgo” as of the time following such change of name.

Under the Merger Agreement, the Company has agreed to acquire all of the outstanding equity interests in Ginkgo for approximately $15 billion in aggregate base equity consideration in the form of New Ginkgo common stock (at $10 per share) to be paid at the effective time of the Ginkgo Business Combination, plus approximately 180,000,000 earn-out shares of New Ginkgo common stock, which are subject to forfeiture to the extent that the vesting conditions described below are not satisfied on or before the fifth anniversary of the closing.

The base equity consideration will be allocated among Ginkgo’s equityholders as follows: (i) each stockholder of Ginkgo holding shares of Class A common stock or Class B common stock of Ginkgo immediately prior to the effective time of the Ginkgo Business Combination (including as a result of the automatic exercise of Ginkgo Preferred Warrants (defined below) by virtue of the occurrence of the Ginkgo Business Combination pursuant to the terms of such warrants) will receive, with respect to each share of Class A common stock or Class B common stock of Ginkgo such person holds, a number of shares of Class A common stock or Class B common stock, as applicable, of New Ginkgo calculated, in each case, based on the equity value exchange ratio as set forth in the Merger Agreement, (ii) each option exercisable for Class A common stock or Class B common stock of Ginkgo that is outstanding immediately prior to the effective time of the Ginkgo Business Combination will be assumed and converted into a newly issued option exercisable for shares of Class A common stock or Class B common stock, as applicable, of New Ginkgo (subject to the same terms and conditions as the original Ginkgo option and with appropriate adjustments to the number of shares for which such option is exercisable and the exercise price thereof), (iii) each award of restricted common stock of Ginkgo under Ginkgo’s stock incentive plans (a “Ginkgo Restricted Stock Award”) that is outstanding immediately prior to the effective time of the Ginkgo Business Combination will be converted into the right to receive restricted common stock of New Ginkgo on the same terms and conditions as applicable to such Ginkgo Restricted Stock Award, (iv) each award of restricted stock units of Ginkgo under Ginkgo’s stock incentive plans (a “Ginkgo Restricted Stock Unit Award”) that is outstanding immediately prior to the effective time of the Ginkgo Business Combination will be converted into the right to receive restricted stock units based on common stock of New Ginkgo on the same terms and conditions as applicable to such Ginkgo Restricted Stock Unit Award and with appropriate adjustments to the number of shares to which each such restricted stock unit relates, and (v) each preferred warrant to purchase shares of Ginkgo capital stock (a “Ginkgo Preferred Warrant”) that is outstanding and unexercised immediately prior to the effective time of the Ginkgo Business Combination that is not automatically exercised in full in accordance with its terms by virtue of the occurrence of the Ginkgo Business Combination will be assumed and converted into a warrant exercisable for Class A common stock of New Ginkgo on the same terms and conditions as applicable to such Ginkgo Preferred Warrant immediately prior to the effective time of the Ginkgo Business Combination, with appropriate adjustments to the number of shares for which such preferred warrant is exercisable and the exercise price thereof.

As described above, the Merger Agreement also contemplates that the holders of Ginkgo common stock, Ginkgo options, Ginkgo Restricted Stock Awards, Ginkgo Restricted Stock Unit Awards, and Ginkgo preferred warrants outstanding immediately prior to the effective time of the Ginkgo Business Combination will collectively be entitled.

Additional information regarding Ginkgo, the Ginkgo Business Combination and the transactions is available in the preliminary proxy statement/prospectus filed with the SEC on May 14, 2021 and most recently amended on August 9, 2021.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances unaudited condensed and transactions have been eliminated in consolidation.

Note 2—Summary of Significant Accounting Policies

Basis of presentation

The accompanying unaudited condensed consolidated financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the SEC.

Liquidity

As of June 30, 2021 the Company had $37,629 cash and a working capital deficit of $3,722,388. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans.

Prior to the completion of the Public Offering, the Company’s liquidity needs have been satisfied through an advance of $25,000 from the Sponsor to cover for certain offering costs in exchange for the issuance of the Founder Shares and a $300,000 promissory note (the “Note”) issued to the Sponsor. Subsequent to the consummation of the Public Offering and Private Placement, the Company’s liquidity needs will be satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of June 30, 2021, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, paying for travel expenditures, and structuring, negotiating and consummating the Business Combination.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Actual results could differ from those estimates.

The preparation of the unaudited condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June 30, 2021 and December 31, 2020.

Investment Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income from investments held in Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Offering costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the Public Offering that are directly related to the Public Offering. Offering costs amounting to $83,990,246 net of $3,520,347 in warrant issuance cost which was expensed, were charged to shareholders’ equity upon the completion of the Public Offering.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 34,500,000 Public Warrants (as defined below) and 19,250,000 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Public Offering have subsequently been measured based on the listed market price of such warrants.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2021, Class A ordinary shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s condensed consolidated balance sheet.

Income taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”), which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 or December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of June 30, 2021 and December 31, 2020, the fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature. The Company’s marketable securities held in Trust Account is comprised of investments in U.S. Treasury securities money market funds and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Warrant Liability

The Company accounts for warrants for shares of the Company’s Class A ordinary share that are not indexed to its own stock as liabilities at fair value on the balance sheet in accordance with ASC 815-40. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net on the unaudited condensed consolidated statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the Class A ordinary share warrants. At that time, the portion of the warrant liability related to the Class A ordinary share warrants will be reclassified to additional paid-in capital.

Net Income (Loss) Per Ordinary Share

The Company’s unaudited condensed consolidated statements of operations include a presentation of net income (loss) per share for Class A ordinary share subject to possible redemption in a manner similar to the two-class method of net income (loss) per ordinary share. Net income per ordinary share, basic and diluted for Class A ordinary shares subject to possible redemption for the three months ended June 30, 2021 is calculated by dividing the interest income earned on the Trust Account of $100,835 net of applicable taxes, if any, by the weighted average number of shares of Class A ordinary share subject to possible redemption outstanding for the period. Net income per ordinary share, basic and diluted for Class A ordinary shares subject to possible redemption for six months ended June 30, 2021 is calculated by dividing the interest income earned on the Trust Account of $145,339, net of applicable taxes, if any, by the weighted average number of shares of Class A ordinary share subject to possible redemption outstanding for the period. Net loss per share, basic and diluted for Class B ordinary share for the three months ended June 30, 2021 is calculated by dividing the general and administration expenses of $5,310,980 and loss from change in fair value of warrant liabilities of $101,545,000, resulting in a net loss of $106,855,980 by the weighted average number of Class B ordinary share outstanding for the period presented. Net loss per share, basic and diluted for Class B ordinary share for the six months ended June 30, 2021 is calculated by dividing the general and administration expenses of $5,606,097, loss from change in fair value of warrant liabilities of $92,012,500 and $3,520,347 offering costs related to warrant liabilities, resulting in a net loss of $101,138,944 by the weighted average number of Class B ordinary share outstanding for the period presented.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3—Public Offering

Pursuant to the Public Offering, the Company sold 172,500,000 Units, which includes an exercise by the underwriter of its over-allotment option in full in the amount of 22,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 8).

Note 4—Private Placement

Simultaneously with the closing of the Public Offering, the Sponsor purchased an aggregate of 19,250,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $28,875,000. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Completion Window, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Note 5—Related Party Transactions

Founder Shares

On October 28, 2020, the Sponsor paid an aggregate of $25,000 to cover certain offering and formation costs of the Company in consideration for 43,125,000 of the Company’s Class B ordinary shares (the “Founder Shares”). The Founder Shares included an aggregate of up to 5,625,000 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment was not exercised in full or in part, so that the number of Founder Shares would collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Public Offering. The underwriter exercised its over-allotment option in full on February 26, 2021; thus, these 5,625,000 Founder Shares were no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, provided such release shall not occur earlier than 180 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Promissory Note—Related Party

On October 27, 2020, the Company issued the Promissory Note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2021 and (ii) the completion of the Public Offering. As of December 31, 2020, the amount outstanding under the Promissory Note was $300,000. In February 2021, the Promissory Note was repaid in full and accordingly, as of June 30, 2021, there was no amount outstanding under the Note.

Advance from Sponsor

Prior to the Initial Public Offering, the Sponsor paid on behalf of the Company an aggregate of $156,333 for offering costs. As of March 2021, the advance was repaid in full. During the three months ended June 30, 2021, the Sponsor advanced the Company funds in the aggregate amount of $631,638 to cover working capital expenses. The advances are non-interest bearing and payable upon demand. As of June 30, 2021, amount outstanding was $631,638.

Administrative Services Agreement

Commencing on February 23, 2021, the Company entered into an agreement pursuant to which it will pay an affiliate of the Sponsor $15,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. During the six months ended June 30, 2021, the Company incurred $45,000 in expenses for services provided by the Sponsor in connection with the aforementioned agreement.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, such loans may be converted upon completion of a Business Combination into warrants of the post Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. There have been no borrowings under this arrangement to date.

Note 6—Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private

Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Public Offering requiring the Company to register a sale of any of the securities held by them, including any other securities of the Company acquired by them prior to the consummation of the Company’s initial Business Combination. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed consolidated financial statements. These unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Underwriting Agreement

The underwriter was entitled to a cash underwriting discount of $0.15 per Unit, or $25,875,000, paid upon the closing of the Public Offering. In addition, the underwriter will be entitled to a deferred fee of $0.35 per Unit, or $60,375,000. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 7—Shareholders’ Equity

Preference Shares—The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At June 30, 2021, there were no preference shares issued and outstanding.

Class A Ordinary Shares—The Company is authorized to issue 400,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At June 30, 2021, there were 172,500,000 Class A ordinary shares issued and outstanding.

Class B Ordinary Shares—The Company is authorized to issue 80,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At June 30, 2021, there were 43,125,000 Class B ordinary shares issued and outstanding.

Only holders of the Class B ordinary shares will have the right to vote on the appointment of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the completion of a Business Combination on a one-for-one basis, subject to adjustment.

In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity- linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Note 8—Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years from the completion of a Business Combination, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects to do so, the Company will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported closing price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Completion Window and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Public Offering, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 9—Trust Account and Fair Value Measurements

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Public Offering have been measured based on the listed market price of such warrants since April 2021 when the warrants began separately trading. For the six months ended June 30, 2021, the Company recognized a charge to the condensed consolidated statement of operations resulting from an increase in the fair value of liabilities of $92,012,500 presented as change in fair value of warrant liabilities in the accompanying condensed consolidated statement of operations.

The following table presents information about the Company’s financial liabilities that are measured at fair value on a recurring basis as of June 30, 2021 by level within the fair value hierarchy:

Description	Level	June 30, 2021
Liabilities:
Public warrant liabilities	1	$113,850,000

Private warrant liabilities	3	$76,037,500

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

As of June 30, 2021
Exercise price	$11.50
Stock price	$9.96
Volatility	48.9%
Term	5.25
Risk-free rate	0.91%

The change in the fair value of the warrant liabilities for the six months ended June 30, 2021 is summarized as follows:

Level 3 warrant liabilities as of December 31, 2020	$—
Issuance of Public and Private Warrants on February 26, 2021	97,875,000
Change in fair value of warrant liabilities Transfer from Level 3 to Level 1	101,545,000 (123,382,500)

Level 3 warrant liabilities as of June 30, 2021	$76,037,500

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants was transferred from a Level 3 measurement to a Level 1 fair value measurement when the Public Warrants were separately listed and traded.

As of June 30, 2021, investment securities in the Company’s Trust Account consisted of $1,725,009,009 in United States Treasury Bills and another $12,088 held as cash. The Company classifies its Treasury Instruments and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments—Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts. The following table presents fair value information as of June 30, 2021 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In addition, the table presents the carrying value (held to maturity), excluding accrued interest income and gross unrealized holding loss. Since all of the Company’s permitted investments consist of U.S. government treasury bills and cash, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets as follows:

	Carrying Value	Gross Unrealized Holding (Loss)	Quoted Prices in Active Markets (Level 1)
U.S. Government Treasury Securities as of June 30, 2021 (1) (2)	$1,725,009,009	($9,388)	$1,724,999,621

(1)	Excludes $12,088 of cash balance held in Trust Account as of June 30, 2021.
(2)	Matures on July 20, 2021 and August 10, 2021.

Note 10—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that these financial statements were issued. Based upon this review, all subsequent events have been adequately disclosed in these unaudited condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Ginkgo Bioworks, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Ginkgo Bioworks, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

Boston, Massachusetts

May 14, 2021

Ginkgo Bioworks, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	As of December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$380,801	$495,287
Accounts receivable, net	16,694	3,461
Accounts receivable, net from related parties (Note 21)	5,212	4,217
Inventory, net	2,736	—
Prepaid expenses and other current assets	21,099	8,960

Total current assets	426,542	511,925
Property and equipment, net	121,435	63,132
Investments	60,504	61,574
Equity method investments	42,620	45,679
Intangible assets, net	3,294	3,843
Goodwill	1,857	1,857
Loans receivable, net of current portion	13,298	3,724
Other non-current assets	5,603	5,584

Total assets	$675,153	$697,318

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,893	$2,439
Accrued expenses and other current liabilities	30,505	15,816
Deferred revenue (includes $22,101 and $16,703, respectively, from related parties)	28,823	21,819

Total current liabilities	73,221	40,074
Non-current liabilities:
Deferred rent, net of current portion	12,678	11,633
Deferred revenue, net of current portion (includes $97,977 and $125,628, respectively, from related parties)	99,652	126,079
Lease financing obligation	16,518	16,767
Other non-current liabilities	3,032	912

Total liabilities	205,101	195,465

Commitments and contingencies (Note 11)
Stockholders’ equity:
Series B convertible preferred stock, $0.01 par value; 4,143,251 shares authorized as of December 31, 2020 and 2019; 4,138,185 shares issued and outstanding as of December 31, 2020 and 2019; liquidation value as of December 31, 2020 and 2019 of $53,093	41	41
Series C convertible preferred stock, $0.01 par value; 4,658,503 shares authorized, issued and outstanding as of December 31, 2020 and 2019; liquidation value as of December 31, 2020 and 2019 of $98,900	47	47
Series D convertible preferred stock, $0.01 par value; 6,162,631 shares authorized as of December 31, 2020 and 2019; 6,146,911 shares issued and outstanding as of December 31, 2020 and 2019; liquidation value as of December 31, 2020 and 2019 of $293,269	61	61

The accompanying notes are an integral part of these consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	As of December 31,
	2020	2019
Series E convertible preferred stock, $0.01 par value; 4,172,102 and 2,907,037 shares authorized as of December 31, 2020 and 2019, respectively; 3,460,005 and 2,831,342 shares issued and outstanding as of December 31, 2020 and 2019, respectively; liquidation value as of December 31, 2020 and 2019 of $519,658 and $425,239, respectively	$35	$28
Common stock, $0.01 par value; 35,000,000 shares authorized as of December 31, 2020 and 2019, respectively; 7,859,702 and 7,820,543 shares issued as of December 31, 2020 and 2019, respectively; 7,851,164 and 7,806,772 shares outstanding as of December 31, 2020 and 2019, respectively	79	79
Additional paid in capital	928,991	834,076
Accumulated deficit	(467,878)	(341,269)

Total Ginkgo Bioworks, Inc. stockholders’ equity	461,376	493,063
Non-controlling interest	8,676	8,790

Total stockholders’ equity	470,052	501,853

Total liabilities and stockholders’ equity	$675,153	$697,318

The accompanying notes are an integral part of these consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Year Ended December 31,
	2020	2019
Foundry revenue (includes related party revenue of $42,535 and $35,268, respectively)	$59,221	$54,184
Biosecurity revenue:
Product	8,707	—
Service	8,729	—

Total revenue	76,657	54,184

Costs and operating expenses:
Cost of Biosecurity product revenue	6,705	—
Cost of Biosecurity service revenue	8,906	—
Research and development	159,767	96,299
General and administrative	38,306	29,483

Total operating expenses	213,684	125,782

Loss from operations	(137,027)	(71,598)
Other income (expense), net:
Interest income	2,582	5,756
Interest expense	(2,385)	(2,421)
Loss on equity method investments	(3,059)	(46,936)
Loss on investments	(1,070)	(7,797)
Other income, net (includes $721 and $1,794, respectively, from related parties)	16,125	3,161

Total other income (expense), net	12,193	(48,237)

Loss before provision for income taxes	(124,834)	(119,835)
Provision for income taxes	1,889	22

Net loss and comprehensive loss	(126,723)	(119,857)
Net loss and comprehensive loss attributable to non-controlling interest	(114)	(530)

Net loss and comprehensive loss attributable to Ginkgo Bioworks, Inc. stockholders	$(126,609)	$(119,327)

Net loss per share attributable to Ginkgo Bioworks, Inc. common stockholders, basic and diluted	$(16.18)	$(15.29)

Weighted average common shares outstanding, basic and diluted	7,824,465	7,802,141

The accompanying notes are an integral part of these consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

(in thousands, except share data)

	Series B Convertible		Series C Convertible		Series D Convertible		Series E Convertible
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2018	4,138,185	$41	4,658,503	$47	6,146,911	$61	—	$—
Exercise of stock options	—	—	—	—	—	—	—	—
Issuance of Series E convertible preferred stock, net of issuance costs of $4,830	—	—	—	—	—	—	1,422,408	14
Recognition of beneficial conversion feature related to issuance of convertible promissory notes	—	—	—	—	—	—	—	—
Reacquisition of beneficial conversion feature related to convertible promissory notes	—	—	—	—	—	—	—	—
Conversion of convertible promissory notes into Series E convertible preferred stock	—	—	—	—	—	—	1,408,934	14
Vesting of restricted stock awards	—	—	—	—	—	—	—	—
Repurchase of common stock	—	—	—	—	—	—	—	—
Retirement of treasury stock	—	—	—	—	—	—	—	—
Issuance of warrants to purchase convertible preferred stock	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—
Net loss and comprehensive loss	—	—	—	—	—	—	—	—

Balance as of December 31, 2019	4,138,185	$41	4,658,503	$47	6,146,911	$61	2,831,342	$28
Exercise of stock options	—	—	—	—	—	—	—	—
Issuance of Series E convertible preferred stock, net of issuance costs of $0	—	—	—	—	—	—	628,663	7
Vesting of restricted stock awards	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—
Net loss and comprehensive loss	—	—	—	—	—	—	—	—

Balance as of December 31, 2020	4,138,185	$41	4,658,503	$47	6,146,911	$61	3,460,005	$35

The accompanying notes are an integral part of these consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

(in thousands, except share data)

					Additional Paid-In Capital			Total Stockholders’ Equity
	Common Stock		Treasury Stock			Accumulated Deficit	Non-Controlling Interest
	Shares	Amount	Shares	Amount
Balance as of December 31, 2018	8,555,710	$86	(756,633)	$(24,449)	$450,268	$(221,942)	$9,320	$213,432
Exercise of stock options	10,200	—	—	—	7	—	—	7
Issuance of Series E convertible preferred stock, net of issuance costs of $4,830	—	—	—	—	208,787	—	—	208,801
Recognition of beneficial conversion feature related to issuance of convertible promissory notes	—	—	—	—	198,957	—	—	198,957
Reacquisition of beneficial conversion feature related to convertible promissory notes	—	—	—	—	(211,608)	—	—	(211,608)
Conversion of convertible promissory notes into Series E convertible preferred stock	—	—	—	—	211,594	—	—	211,608
Vesting of restricted stock awards	7,495	—	—	—	—	—	—	—
Repurchase of common stock	—	—	(10,000)	(408)	—	—	—	(408)
Retirement of treasury stock	(766,633)	(7)	766,633	24,857	(24,850)	—	—	—
Issuance of warrants to purchase convertible preferred stock	—	—	—	—	150	—	—	150
Stock-based compensation expense	—	—	—	—	771	—	—	771

The accompanying notes are an integral part of these consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

(in thousands, except share data)

					Additional Paid-In Capital			Total Stockholders’ Equity
	Common Stock		Treasury Stock			Accumulated Deficit	Non-Controlling Interest
	Shares	Amount	Shares	Amount
Net loss and comprehensive loss	—	—	—	—	—	(119,327)	(530)	(119,857)

Balance as of December 31, 2019	7,806,772	$79	—	$—	$834,076	$(341,269)	$8,790	$501,853
Exercise of stock options	39,159	—	—	—	26	—	—	26
Issuance of Series E convertible preferred stock, net of issuance costs of $0	—	—	—	—	94,413	—	—	94,420
Vesting of restricted stock awards	5,233	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	476	—	—	476
Net loss and comprehensive loss	—	—	—	—	—	(126,609)	(114)	(126,723)

Balance as of December 31, 2020	7,851,164	$79	—	$—	$928,991	$(467,878)	$8,676	$470,052

The accompanying notes are an integral part of these consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2020	2019
Cash flow from operating activities:
Net loss	$(126,723)	$(119,857)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,864	10,755
Stock-based compensation	476	771
Loss attributable to equity method investments	3,059	46,936
Non-cash interest expense related to payments on lease financing obligations	—	51
Non-cash interest expense related to amortization of debt discount on convertible promissory notes	—	71
Gain on extinguishment of convertible promissory notes	—	(71)
Loss attributable to investments	1,070	7,797
Accrued interest income on loan receivable	—	(163)
Gain on termination of Glycosyn, LLC agreement	—	(1,530)
Change in fair value of loans receivable	(1,061)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(13,233)	378
Accounts receivable, net from related parties (Note 21)	(995)	(2,221)
Prepaid expenses and other current assets	(11,352)	(4,031)
Inventory, net	(2,736)	—
Other non-current assets	1,834	(2,361)
Accounts payable	7,019	664
Accrued expenses and other current liabilities	8,665	4,170
Deferred revenue, current and non-current (includes $(22,253) and $3,112, respectively, from related parties)	(19,423)	4,883
Deferred rent, non-current	1,045	9,095
Other non-current liabilities	2,661	—

Net cash used in operating activities	(135,830)	(44,663)
Cash flow from investing activities:
Purchases of property and equipment	(57,821)	(22,219)
Purchase of loan receivable from Access Bio, Inc.	(10,000)	—
Issuance of loans receivable	(100)	(2,250)
Cash paid for investment in Synlogic, Inc.	—	(50,133)
Proceeds from loans receivable	800	—

Net cash used in investing activities	(67,121)	(74,602)
Cash flow from financing activities:
Proceeds from exercise of stock options	26	7
Repurchase of common stock	—	(408)
Principal payment on capital lease obligations	(598)	(736)
Proceeds from lease financing obligations	—	476
Principal payment on lease financing obligations	(150)	(92)
Proceeds from issuance of convertible promissory notes, net of issuance costs	—	198,957
Proceeds from issuance of Series E convertible preferred stock, net of issuance costs	91,040	212,181

Net cash provided by financing activities	90,318	410,385
Net increase (decrease) in cash, cash equivalents and restricted cash	(112,633)	291,120

The accompanying notes are an integral part of these consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2020	2019
Cash, cash equivalents and restricted cash, beginning of period	$498,510	$207,390

Cash, cash equivalents and restricted cash, end of period	$385,877	$498,510

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,572	$2,348
Cash paid for income taxes	$—	$31
Supplemental disclosure of non-cash investing and financing activities:
Purchases of equipment through capital leases	$—	$406
Purchases of property and equipment included in accounts payable and accrued expenses	$14,458	$605
Conversion of convertible promissory notes into Series E convertible preferred stock	$—	$211,608
Series E convertible preferred stock issuance costs included in accrued expenses	$—	$3,380
Issuance of loan receivable upon amendment of Glycosyn, LLC agreement	$—	$2,744
Allonnia, LLC equity interest received for intellectual property	$—	$24,480
Loan receivable received as consideration under customer arrangement	$375	$—

The following table provides a reconciliation of the cash, cash equivalents and restricted cash balances as of each of the periods shown above:

	As of December 31,
	2020	2019
Cash and cash equivalents	$380,801	$495,287
Restricted cash	5,076	3,223

Total cash, cash equivalents and restricted cash	$385,877	$498,510

The accompanying notes are an integral part of these consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Organization and Basis of Presentation

Business

The mission of Ginkgo Bioworks, Inc. (“Ginkgo Bioworks”, “Ginkgo”, or the “Company”) is to make biology easier to engineer. The Company designs custom cells for customers across multiple markets. Since inception, the Company has devoted its efforts to improving its platform for programming cells to enable customers to leverage biology to create impactful products across a range of industries. The Company’s platform comprises (i) equipment, robotic automation, software, data pipelines and tools, and standard operating procedures for high throughput genetic engineering, fermentation, and analytics (referred to collectively as the “Foundry”), (ii) a library of proprietary genetic assets and associated performance data (referred to collectively as “Codebase”), and (iii) the Company’s team of expert users, developers and operators of the Foundry and Codebase.

Liquidity and Capital Resources

As of December 31, 2020, the Company had $380.8 million in cash and cash equivalents. The Company’s sources of liquidity have been predominantly from proceeds from equity offerings, convertible note offerings, fees received for research and development services under license and collaboration arrangements, including those received on an upfront basis and upon accomplishment of milestones, fees received from Biosecurity product sales and services provided and government grants. These sources of liquidity have enabled the Company to expand the physical footprint and capacity of the Foundry and grow its personnel to expand capabilities and enter new markets.

The Company has incurred significant operating losses from inception through December 31, 2020, resulting in negative cash flows from operating activities and an accumulated deficit of $467.9 million as of December 31, 2020. The Company expects to continue to incur net losses into the foreseeable future. Successful transition to profitable operations is dependent upon achieving technical and commercial milestones under existing customer agreements, continuing to increase Foundry output while reducing the unit cost of that output, and expanding the number of engineered organisms under development with customers. The Company plans to continue to fund its losses from operations through future debt and equity financings, liquidation of equity holdings, and new customer and collaborative arrangements. The Company believes that its current cash and cash equivalents will provide adequate liquidity through one year from the date that these consolidated financial statements are issued.

The Company’s future liquidity needs may vary materially from those currently planned and will depend on many factors, including the achievement of technical and commercial milestones under existing customer arrangements, the receipt of cash and equity from new customers and in connection with collaborative arrangements, the investments required to further scale the Foundry and Codebase, and the expenses needed to attract and retain personnel.

Risks and Uncertainties

The Company is subject to a number of risks including rapid technological change, regulatory change, technical feasibility, commercial viability, public perception of genetically modified organisms, uncertain market acceptance of products derived from engineered organisms, alternative means of production, data and cybersecurity breaches, and dependence on key vendors and personnel.

Impact of the COVID-19 Pandemic

In December 2019, an outbreak of a novel strain of coronavirus (“COVID-19”) originated in Wuhan, China, and has since spread globally. On March 11, 2020, the World Health Organization characterized COVID-19 as a

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

pandemic and, on March 13, 2020, the United States declared a national emergency with respect to COVID-19. Since then, extraordinary actions have been taken by authorities to contain and manage the outbreak and spread of COVID-19 around the world.

Consistent with the actions taken by governmental authorities, the Company has taken steps to protect its workforce and support the community efforts. From approximately March 2020 to approximately June 2020, the Company operated at a reduced capacity. The Company also restricted non-essential travel and allowed most of its workforce in general and administration functions to perform their duties remotely. In June 2020, the Company resumed modified on-site operations for its lab workers following the Center for Disease Control and Prevention’s guidance with facial covering requirements, rearranging facilities to follow social distancing protocols, performing active daily health checks, and undertaking regular and thorough disinfection of surfaces and tools.

The COVID-19 pandemic caused some disruption in the Company’s operations and the Company experienced partial suspensions and delays in servicing certain customer contracts. However, the Company believes that the COVID-19 pandemic did not have a material adverse impact to its financial position or results of operations.

The Company continues to monitor and assess the effects of the COVID-19 pandemic on its business, financial condition, results of operations and cash flows.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”). All adjustments, consisting of normal recurring adjustments, necessary for a fair presentation have been included.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that (i) the Company is no longer an emerging growth company or (ii) the Company affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Principles of Consolidation

The Company’s wholly owned subsidiaries include Ginkgo Bioworks Security Corporation (“GBSC”), Gen9, Inc. (“Gen9”) and Stegodon Corporation, which, along with Ginkgo Bioworks, Inc., were incorporated under the laws of the State of Delaware. The Company also has a controlling financial interest in Cooksonia, LLC (“Cooksonia”) which is the holding entity for the Company’s investment in Joyn Bio, LLC (“Joyn”). The

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

accompanying consolidated financial statements reflect the Company’s operations and those of subsidiaries in which the Company has a controlling financial interest. All intercompany accounts and transactions have been eliminated.

Variable Interest Entities

The Company evaluates its variable interests in variable interest entities (“VIE”) and consolidates VIEs when the Company is the primary beneficiary. The Company determines whether it is the primary beneficiary of each VIE based on its assessment of whether the Company possesses both (i) the power to direct the activities that most significantly affect the VIE’s economic performance and (ii) the obligation to absorb losses that could be significant to the VIE or the right to receive benefits that could be significant to the VIE. The Company reevaluates the accounting for its VIEs upon the occurrence of events that could change the primary beneficiary conclusion. As of December 31, 2020 and 2019, the maximum risk of loss related to the Company’s VIEs was limited to the carrying value of its investment in such entities.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions used in preparation of these consolidated financial statements include, among others, those related to the fair value of equity instruments and equity awards, revenue recognition, the fair value of loans receivable, the fair value of certain investments, including equity method investments, accrued expenses, and income taxes.

The Company bases its estimates on historical experience and other market-specific or relevant assumptions that it believes to be reasonable under the circumstances. Reported amounts and disclosures reflect the overall economic conditions that management believes are most likely to occur, and the anticipated measures management intends to take. Actual results could differ materially from those estimates. All revisions to accounting estimates are recognized in the period in which the estimates are revised.

Segment Information

The Company and the Chief Operating Decision Maker (“CODM”), which is comprised of the Chief Executive Officer and the Chief Operating Officer, view the Company’s operations and manage the business as a single operating segment. Strategic decisions are managed centrally, and consistent with this decision-making process, the CODM uses consolidated financial information for purposes of evaluating performance, allocating resources, as well as forecasting future period financial results. The majority of the Company’s long-lived assets are held in the United States.

For the year ended December 31, 2020, two customers, both of which were related parties, accounted for 27.1% and 12.3%, respectively, of the Company’s total revenue. No other customers exceeded more than 10% of the Company’s total revenue during the year ended December 31, 2020.

For the year ended December 31, 2019, three customers that were related parties and one customer that was not a related party accounted for 35.0%, 17.3%, 11.5% and 13.5%, respectively, of the Company’s total revenue. No other customers exceeded more than 10% of the Company’s total revenue during the year ended December 31, 2019.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents, accounts receivable, and loans receivable. The Company’s cash is maintained in bank deposit accounts and money market funds, which, at times, may exceed federally insured limits. The Company believes that it is not exposed to significant credit risk as its deposits are held in financial institutions in the United States that management believes to be of high credit quality. The Company’s loans receivable are comprised of both collateralized convertible notes, which limits the Company’s credit risk, as well as uncollateralized convertible notes. The Company’s accounts receivable primarily consists of amounts owed under its license and collaboration agreements. The Company has not experienced any material write-offs related to its accounts receivable since inception.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents include cash held in banks and amounts held in money market accounts. The carrying value of the Company’s cash and cash equivalents approximate fair value due to their short-term maturities.

Restricted Cash

Restricted cash primarily includes cash balances collateralizing letters of credit associated with leases for the Company’s facilities and is included in other non-current assets on the Consolidated Balance Sheets.

Accounts Receivable, net

Accounts receivable consists of credit extended to customers in the normal course of business and is reported at the estimated net realizable value. Accounts receivable includes unbilled amounts that have been recognized in revenue but have not yet been invoiced based on timing differences and the terms of the underlying arrangements.

The Company maintains an allowance for doubtful accounts to provide for the estimated amounts of receivables that will not be collected. The allowance is based upon an assessment of customer creditworthiness, historical payment experience, the age of outstanding receivables and collateral to the extent applicable. The Company re-evaluates such allowance on a regular basis and adjusts the allowance as needed. Once a receivable is deemed to be uncollectible, such balance is charged against the allowance.

Inventory, net

Inventory mainly consists of diagnostic testing kits purchased from suppliers. The Company values inventory at the lower of cost or net realizable value using the first-in first-out method. Inventory has been reduced by an allowance for lost and defective inventory based on an analysis of quantities on hand.

Loans Receivable

The Company has elected the fair value option under ASC 825, Financial Instruments (“ASC 825”) to account for its loans receivable. The Company classifies the current portion of the loans receivable balance as a component of prepaid expenses and other current assets on the Consolidated Balance Sheets, with the current portion determined based on the principal balance of the loan that matures within one year from the balance sheet date. The Company records the loans receivable at fair value and recognizes changes in fair value as a component of other income (expense), net in the Consolidated Statements of Operations and Comprehensive Loss.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or the remaining lease term with respect to leasehold improvement assets. Estimated lives of property and equipment are as follows:

Estimated Useful Life
Computer equipment and software	2 to 5 years
Furniture and fixtures	7 years
Lab equipment	1 to 5 years
Facilities	15 to 30 years
Leasehold improvements	Shorter of useful life or remaining lease term

Expenditures for maintenance and repairs are expensed as incurred. When assets are retired or otherwise disposed of, the related cost and accumulated depreciation or amortization is removed from the accounts and any resulting gain or loss is reflected in other income, net in the Consolidated Statements of Operations and Comprehensive Loss.

Construction in progress relates to assets which have not been placed in service as of period end. Facilities relate to assets acquired under the Company’s build-to-suit arrangement. Refer to Note 11 for discussion of the build-to-suit lease.

Equity Method Investments

The Company utilizes the equity method to account for its investments in common stock, or in-substance common stock, of the Company’s strategic partnerships when it possesses the ability to exercise significant influence, but not control, over the operating and financial policies of the investee. The Company uses judgment when determining the level of influence over the operating and financial policies of the investee considering key factors including, among others, the Company’s ownership interest, representation on the board of directors, participation in policy-making decisions and material contractual arrangements and obligations. Income and losses are allocated based upon relative ownership interest unless there is a substantive profit-sharing agreement in place.

For investments with a substantive profit-sharing agreement, the Company utilizes the Hypothetical Liquidation at Book Value (“HLBV”) method to allocate income and losses from the equity method investment. Under the HLBV method, the Company utilizes the capital account at the end of the period assuming the book value of the entity was liquidated or sold minus the same calculation at the beginning of the period. The difference is the share of earnings or losses attributable to the equity method investment.

Under the equity method, if there is a commitment for the Company to fund the losses of its equity method investees, the Company would continue to record its share of losses resulting in a negative equity method investment, which would be presented as a liability on the Consolidated Balance Sheets. Commitments may be explicit and may include formal guarantees, legal obligations, or arrangements by contract. Implicit commitments may arise from reputational expectations, intercompany relationships, statements by the Company of its intention to provide support, a history of providing financial support or other facts and circumstances. When the Company has no commitment to fund the losses of its equity method investees, the carrying value of its equity method investments will not be reduced below zero. The Company had no commitment to fund additional losses of its equity method investments during the years ended December 31, 2020 and 2019.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company evaluates its equity method investments for impairment whenever events or circumstances indicate that the carrying value of the investment may not be recoverable. The Company considers the investee’s financial position, forecasts and economic outlook, and the estimated duration and extent of losses to determine whether a recovery is anticipated. An impairment that is other-than-temporary is recognized in the period identified. The Company has not recognized an impairment loss relative to its equity method investments for the years ended December 31, 2020 and 2019.

The Company may elect the fair value option for its equity method investments on an investment-by-investment basis. For all equity method investments accounted for under the fair value option, the Company carries the equity method investment at fair value. The Company records all subsequent changes in the values of its equity method investments in the Consolidated Statements of Operations and Comprehensive Loss as a component of loss on equity method investments.

Investments

Investments include warrants and non-marketable equity securities where the Company does not possess the ability to exercise significant influence over the investee.

The Company has elected to account for the warrants using the fair value option. Subsequent changes in fair values are presented as a component of loss on investments in the Consolidated Statements of Operations and Comprehensive Loss.

Investments in non-marketable equity securities for which the fair value option is not elected and that do not have readily determinable fair values are carried at cost, less any impairments, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Each period the Company assesses relevant transactions to identify observable price changes, and the Company regularly monitors these investments to evaluate whether there is an indication an investment is impaired. The Company evaluates whether an investment’s fair value is less than its carrying value using an estimate of fair value, if such an estimate is available. For periods in which there is no estimate of fair value for an investment, the Company evaluates whether an event or change in circumstances has occurred that may have a significant adverse effect on the value of the investment. The Company has not recognized an impairment loss, nor any upward or downward adjustments resulting from observable price changes in identical or similar investments, for the years ended December 31, 2020 and 2019.

Fair Value Measurements

The Company categorizes its assets and liabilities measured at fair value in accordance with the authoritative accounting guidance that establishes a consistent framework for measuring fair value and requires disclosures for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis.

ASC 820, Fair Value Measurement (“ASC 820”), establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a three-tier fair value hierarchy that distinguishes among the following:

•	Level 1- Quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2- Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and

•

Level 3- Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

To the extent that the valuation is based on models or inputs that are either less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The Company valued its money market fund holdings, loans receivable, and certain equity method investments and investments accounted for pursuant to the fair value option on a recurring basis.

The carrying amounts of the Company’s other financial instruments, which include accounts receivable, certain prepaid expenses and other current assets, accounts payable and accrued expenses and other current liabilities, approximate their fair values, primarily due to their short-term nature.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability is measured by comparing the book values of the assets to the expected future net undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the book values of the assets exceed their fair value. The Company has not recognized any impairment losses during the years ended December 31, 2020 and 2019.

Intangible Assets, net

Intangible assets, net consist of certain definite-lived assets including patents, processes and know-how related to technology acquired through a business combination. The Company amortizes such intangible assets on a straight-line basis over their estimated useful life.

The Company reviews intangible assets for impairment whenever events or changes in circumstances have occurred which could indicate that the carrying value of the assets are not recoverable. Recoverability is measured by comparing the carrying value of the intangible assets to the future undiscounted cash flows expected to be generated by the asset. In determining the expected future cash flows, the Company uses assumptions believed to be reasonable, but which are unpredictable and inherently uncertain. Actual future cash flows may differ from the estimates used in impairment testing. The Company recognizes an impairment loss when and to the extent that the estimated fair value of an intangible asset is less than its carrying value. The Company has not recognized an impairment loss for the years ended December 31, 2020 and 2019.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Goodwill

Goodwill represents the excess of acquisition cost over the fair market value of the net assets acquired. The Company assesses the carrying value of goodwill for impairment on at least an annual basis, the assessment of which requires significant judgment. The Company first considers qualitative factors that indicate impairment may have occurred. Such indicators may include deterioration in economic conditions, adverse market conditions, technological obsolescence, other factors that are indicative of negative or declining cash flows, or an increase in costs over multiple periods in excess of those already factored into the fair value assessment. If the qualitative assessment indicates a reduction in the carrying value is more likely than not to have occurred, the Company performs a quantitative assessment, comparing the fair value of the reporting unit to its carrying value, including goodwill. In the Company’s case, the entire organization represents a single reporting unit. If the carrying value of the reporting unit exceeds the fair value, an impairment has occurred, and an impairment loss is recognized. The fair value of the reporting unit is primarily determined based on the income approach. The income approach is a valuation technique in which fair value is based on the forecasted future cash flows, discounted at the appropriate rate of return commensurate with the risk as well as current rates of return for equity and debt capital as of the valuation date. The Company has not recognized an impairment loss for the years ended December 31, 2020 and 2019.

Deferred Rent

Deferred rent consists of the difference between cash paid and rent expense recognized on a straight-line basis for the facilities that the Company occupies under operating leases. The Company classifies the current portion of the deferred rent balance as a component of accrued expenses and other current liabilities on the Consolidated Balance Sheets.

Treasury Stock

The Company recorded repurchases of common stock at cost in treasury stock, which is presented as a reduction to stockholders’ equity in the Consolidated Statements of Stockholders’ Equity. When the repurchase price of treasury stock exceeded the fair value of the common stock, the Company recognized the incremental amount as compensation expense in the Consolidated Statements of Operations and Comprehensive Loss. During the year ended December 31, 2019, all shares of treasury stock were returned to authorized and unissued shares of common stock and no shares of common stock remained in treasury as of December 31, 2020 and 2019.

Revenue Recognition

The Company accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, the Company recognizes revenue when the customer obtains control of the promised goods or services at an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer, (ii) identify the promises and distinct performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligations.

Foundry Revenue

The Company generates license and service revenue through the execution of license and collaboration agreements whereby customers obtain license rights to the Company’s proprietary technology and intellectual property for use in the research, development and commercialization of engineered organisms, and derived

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

products. Under these agreements, the Company typically provides research and development services, which includes the provision of a license to the Company’s intellectual property. Additionally, the customer obtains license rights to the output of the Company’s services in order to commercialize the resulting output of such services. Generally, the terms of these agreements provide that the Company receives some combination of: (1) Foundry usage fees in the form of (i) upfront payments upon consummation of the agreement or other fixed payments, (ii) reimbursement for costs incurred for research and development services and (iii) milestone payments upon the achievement of specified technical criteria, plus (2) downstream value share payments in the form of (iv) milestone payments upon the achievement of specified commercial criteria, (v) royalties on sales of products from or comprising engineered organisms arising from the collaboration or licensing agreement and (vi) royalties related to cost of goods sold reductions realized by customers.

The Company’s collaboration and licensing agreements often contain multiple promises, including (i) licenses and assignments of intellectual property and materials and (ii) research and development services, and the Company determines whether each of the promises is a distinct performance obligation based on the nature of each agreement. As the Company is generally performing research and development services that are highly integrated and interrelated to the licenses and assignments of intellectual property and materials, the promises are generally inseparable. As such, the Company typically combines the research and development services, licenses, and assignments into a single performance obligation. However, for certain agreements, the Company only grants licenses or effects such transfers and assignments upon the successful completion of the research and development services or delivery of a developed product. For these agreements, the Company typically considers (i) the research and development services and (ii) the licenses, transfers, and assignments as distinct performance obligations, as each is transferred separately and has a separately identifiable benefit.

Options to acquire additional goods and services are evaluated to determine if such options provide a material right to the counterparty that it would not have received without entering into the contract. If so, the option is accounted for as a separate performance obligation. If not, the option is considered a marketing offer which is accounted for as a separate contract upon the counterparty’s election.

At contract inception, the Company determines the transaction price, including fixed consideration and any estimated amounts of variable consideration. Any upfront cash payment received upon consummation of the agreement is fixed and generally non-refundable. Variable consideration is subject to a constraint, and amounts are included in the transaction price to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Variable consideration may include reimbursement for costs incurred for the Company’s research and development efforts, milestone payments upon the achievement of certain technical and commercial criteria, and royalties on sales of products from or comprising engineered organisms arising from the agreement. With respect to the research and development reimbursements and milestone payments, the Company uses the most likely amount method to estimate variable consideration. With respect to agreements that include royalties on sales or other contingent payments based on sales, the Company applies the royalty recognition constraint which requires a constraint until the royalty or value-sharing transaction occurs. Certain agreements contain payment in the form of equity or other non-cash consideration. Any non-cash consideration is measured at the fair value of the non-cash consideration at contract inception.

For agreements with promises that are combined into a single performance obligation, the entire transaction price is allocated to the single performance obligation. For agreements with multiple performance obligations, the transaction price is allocated to the performance obligations using the relative standalone selling price methodology. For agreements featuring variable consideration, the Company allocates variable consideration to one or more, but not all, performance obligations if certain conditions are met. Specifically, the Company assesses whether the variable consideration relates solely to its efforts to satisfy the performance obligation and

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

whether allocating such variable consideration entirely to the performance obligation is consistent with the overall allocation objective. If these conditions are not met, the Company allocates the variable consideration based on the relative standalone selling price methodology. The key assumptions utilized in determining the standalone selling price for each performance obligation include development timelines, estimated research and development costs, commercial markets, likelihood of exercise (in the case of options considered to be material rights), and probabilities of success.

For agreements where the licenses or assignments are considered separate performance obligations or represent the only performance obligation, the Company recognizes revenue at the point in time that the Company effectively grants the license as the licenses or assignments represent functional intellectual property. For agreements where the licenses and the research and development services represent a combined performance obligation, the Company recognizes revenue over the period of performance based on costs incurred to date as compared to total estimated costs.

The Company evaluates its measure of progress to recognize revenue at each reporting period and, as necessary, adjusts the measure of performance and related revenue recognition. The Company’s measure of performance and revenue recognition involves significant judgment and assumptions, including, but not limited to, estimated costs and timelines to complete its performance obligations. The Company evaluates contract modifications and amendments to determine whether any changes should be accounted for prospectively or on a cumulative catch-up basis. The Company utilizes the right to invoice practical expedient when it has a right to consideration in an amount that corresponds directly with the value of the Company’s performance to date.

Royalties received under the agreements are recognized as revenue when sales have occurred as the Company applies the sales or usage-based royalties recognition constraint. The Company has determined the application of this exception is appropriate because the license granted in the agreement is the predominant item to which the royalties relate.

As the Company receives upfront payments for technical services under certain of its arrangements, the Company evaluates whether any significant financing components exist given the term over which the fees will be earned may exceed one year. Based on the nature of the Company’s agreements, there are no significant financing components as the purpose of the upfront payment is not to provide financing, but rather to secure technical services, exclusivity rights, and Foundry capacity, or the timing of transfer of those goods or services is at the discretion of the customer.

Deferred revenue represents consideration received by the Company in excess of revenue recognized and primarily results from transactions where the Company receives upfront payments and non-cash equity consideration. In instances where the Company has received consideration in advance for an undefined number of technical development plans (“TDPs”) under its customer agreements, the Company records the advance payments as deferred revenue, net of current portion on the Consolidated Balance Sheets. Upon the execution of a specific TDP, the Company reclassifies the estimated consideration to be earned under that TDP within the next twelve months as current deferred revenue. The Company also classifies unexercised material rights as deferred revenue, net of current portion on the Consolidated Balance Sheets. When a TDP is executed, and the material right is exercised, the amount allocated to the material right, which will be earned within the next twelve months, is reclassified to current deferred revenue. All other deferred revenue is classified as current or non-current based on the timing of when the Company expects to earn the underlying revenue based upon the projected progress of activities under the TDP.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Collaboration Arrangements

For arrangements that do not represent contracts with a customer, the Company analyzes its collaboration transactions to assess whether they are within the scope of ASC 808, Collaborative Arrangements (“ASC 808”), to determine whether such arrangements involve joint operating activities performed by parties that are both active participants in the activities and exposed to significant risks and rewards that are dependent on the commercial success of such activities. To the extent the arrangement is within the scope of ASC 808, the Company assesses whether aspects of the arrangement between the Company and its collaboration partner are within the scope of other accounting literature. If the Company concludes that some or all aspects of the arrangement represent a transaction with a customer, the Company accounts for those aspects of the arrangement within the scope of ASC 606.

Biosecurity Revenue

In 2020, the Company launched its commercial offering of COVID-19 testing products and services for businesses, academic institutions, and other organizations. The Company sells COVID-19 test kits on a standalone basis or as part of an end-to-end testing service. The Company records product revenue from sales of lateral flow assay (“LFA”) diagnostic test kits. The Company records service revenue from sales of its end-to-end COVID-19 testing services, which consist of multiple promised goods and services including sample collection kits, physician authorizations, onsite test administration, outsourced laboratory polymerase chain reaction (“PCR”) analysis, and access to results reported through a web-based portal. The Company recognizes its product and service revenue using the five-step model under ASC 606.

Product revenue from the sale of LFA diagnostic test kits is recognized when the test kits are shipped, and risk of loss is transferred to the carrier. The Company’s diagnostic test kits are generally not subject to a customer right of return except for product recalls under the rules and regulations of the FDA. The Company has elected to include shipping and handling fees billed to customers as a component of Biosecurity revenue.

Service revenue from the Company’s end-to-end COVID-19 testing services is recognized upon completion of the tests and release of the test results on the web-based portal. The Company has identified one performance obligation in its testing services contracts that represents a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer, with each test as a distinct service within the series. As the price for the testing services is fixed under each customer contract, the Company has elected the practical expedient to recognize revenue at the amount which it has the right to invoice for services performed. The Company’s testing services contracts are generally one year or less in length, contain fixed unit pricing and are billed in advance.

Cost of Biosecurity Revenue

Cost of Biosecurity product revenue consists of costs associated with the sale of LFA diagnostic test kits, which includes costs paid to purchase test kits from third parties, as well as shipping, handling, and insurance costs. Cost of Biosecurity service revenue consists of costs associated with the provision of the Company’s end-to-end COVID-19 testing services, which includes costs paid to provide sample collection kits, physician authorizations, onsite test administration, outsourced laboratory PCR analysis, and access to results reported through a web-based portal.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs consist of direct and indirect internal costs related to specific projects, acquired intellectual property deemed to be in-process research and development, as well as fees paid to other entities that conduct certain research and development activities on the Company’s behalf.

Patent Costs

The Company expenses all costs as incurred in connection with the filing, prosecution, maintenance, defense, and enforcement of patent applications, including direct application fees and related legal and consulting expenses. Patent costs are included in general and administrative expenses within the Consolidated Statements of Operations and Comprehensive Loss.

Stock-Based Compensation

The Company accounts for equity awards, including grants of restricted stock awards (“RSAs”), restricted stock units (“RSUs”) and stock options in accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”), which requires all equity-based payments to be recognized as stock-based compensation based on their grant date fair values. The determination of grant date fair value of the RSAs and RSUs is calculated as the fair value of the underlying common stock, less any applicable purchase price.

The Company estimates the fair value of its common stock using a hybrid method which uses market approaches to estimate the Company’s enterprise value. The hybrid method is a probability-weighted expected return method (“PWERM”) where the equity value in at least one scenario is allocated using an option pricing method (“OPM”).

Under the PWERM, the value of the common stock is estimated based on an analysis of future values assuming various possible future liquidity events. The value of the common stock is based on the probability-weighted present value of expected future investment returns considering the possible outcomes and the rights and privileges of each class of equity. The future investment returns are discounted back to the valuation date at a risk-adjusted discount rate which is then weighted based on the probability of the respective outcome.

Under the OPM, each class of stock is treated as a call option on the Company’s equity value, with exercise prices based on the liquidation preferences of the convertible preferred stock. Under this methodology, the common stock has value only if the funds available for distribution to the holders exceeds the value of the liquidation preferences of the convertible preferred stock at the time of the liquidity event. The Black-Scholes model is used to price the call options which includes assumptions for the time to liquidity and volatility of equity value. A discount for lack of marketability is then applied to the common stock value.

For awards granted from August 2020 through December 31, 2020, when using the hybrid method, the Company considered two scenarios: (i) a scenario in which the conversion of the convertible preferred stock to common stock occurred through an initial public offering (“IPO”) or a merger with a special purpose acquisition company (“SPAC”) transaction, and (ii) a remain private scenario. In both scenarios, the Company estimated an equity value in a potential IPO or SPAC transaction based on the guideline public company method under a market approach. The Company then converted the estimated future value to present value using a risk-adjusted discount rate. In the IPO or SPAC transaction scenario, conversion of the convertible preferred stock to common stock was assumed. In the remain private scenario, equity value was allocated among the convertible preferred stock and common stock using the OPM. In addition to considering these two scenarios, the Company considered the prices paid for its common stock and Series B convertible preferred stock in secondary transactions and the Company included these prices in its weighted average conclusion of value.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For awards granted from January 1, 2019 through July 2020, when using the hybrid method the Company considered two scenarios: (i) a fully diluted scenario, in which the per-share common stock value was assumed to equal the price of the convertible preferred stock in a recent round of financing, and (ii) a remain private scenario, in which the Company used the OPM to back-solve to the price of the Company’s convertible preferred stock in a recent round of financing. In the fully diluted scenario, conversion of the convertible preferred stock to common stock was assumed. In the remain private scenario, equity value was allocated among the convertible preferred stock and common stock using the OPM. In addition to considering these two scenarios, for certain valuations during the period, the Company considered the prices paid for its common stock in secondary transactions and included these prices in its weighted average conclusion of value.

There are significant judgments and estimates inherent in determining the fair value of the common stock. These judgments and estimates include factors, both subjective and objective, including: (i) a discount for lack of marketability; (ii) external market data; (iii) historical activity by the Company in selling equity to outside investors; (iv) the Company’s stage of development; (v) rights and preferences of the Company’s equity securities that rank senior to common stock; and (vi) the likelihood of the various scenarios, among others. Changes to these assumptions could result in different fair values of common stock.

The Company grants equity awards with both service-based and performance-based vesting conditions. For awards with service-based vesting conditions, the Company recognizes stock-based compensation expense over the requisite service period, which is generally the vesting period, on a straight-line basis. For awards with performance-based vesting conditions, the Company recognizes stock-based compensation only when achievement of the performance condition is deemed probable. The Company classifies stock-based compensation expense in the Consolidated Statements of Operations and Comprehensive Loss in the same manner in which the grantee’s payroll costs are classified or in which the grantee’s service payments are classified. The Company recognizes forfeitures as they occur.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Under this method, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax bases of the assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance against deferred tax assets is recorded if, based on the weight of the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Potential for recovery of deferred tax assets is evaluated by considering several factors, including estimating the future taxable profits expected, estimating future reversals of existing taxable temporary differences, considering taxable profits in carryback periods, and considering prudent and feasible tax planning strategies.

The Company accounts for uncertain tax positions using a more-likely-than-not threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors including, but not limited to, changes in the law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity, and changes in facts or circumstances related to a tax position. As of December 31, 2020 and 2019, the Company did not have any uncertain tax positions.

Comprehensive Loss

Comprehensive loss is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Comprehensive loss is equal to net loss in all periods presented.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Net Loss per Share

The Company follows the two-class method when computing net loss per share attributable to Ginkgo Bioworks, Inc. common stockholders as the Company has issued shares that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires earnings for the period to be allocated between common and participating securities based upon their respective rights to share in the earnings as if all earnings for the period had been distributed. During periods of loss, there is no allocation required under the two-class method since the participating securities do not have a contractual obligation to fund the losses of the Company.

Basic net loss per share attributable to Ginkgo Bioworks, Inc. common stockholders is computed by dividing the net loss attributable to Ginkgo Bioworks, Inc. common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss per share attributable to Ginkgo Bioworks, Inc. common stockholders is computed by dividing the net loss attributable to Ginkgo Bioworks, Inc. common stockholders by the weighted average number of common shares outstanding for the period, including the effect of potentially dilutive common shares. For purposes of this calculation, outstanding options to purchase shares of common stock, unvested RSAs, unvested RSUs, shares of convertible preferred stock and warrants to purchase shares of convertible preferred stock are considered potentially dilutive common shares. Treasury stock is excluded from the weighted average number of common shares outstanding used in the calculation of basic and diluted net loss per share attributable to Ginkgo Bioworks, Inc. common stockholders. The Company has generated a net loss in all periods presented, therefore, basic and diluted net loss per share attributable to Ginkgo Bioworks, Inc. common stockholders is the same as the inclusion of the potentially dilutive securities would be anti-dilutive. Net loss and comprehensive loss attributable to Ginkgo Bioworks, Inc. stockholders was equal to net loss attributable to Ginkgo Bioworks, Inc. common stockholders in the periods presented.

Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In November 2019, the FASB issued ASU No. 2019-08, Compensation—Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606)—Codification Improvements—Share-Based Consideration Payable to a Customer (“ASU 2019-08”), which requires that an entity measure and classify share-based payment awards granted to a customer by applying the guidance in ASC 718. The amount recorded as a reduction of the transaction price is required to be measured on the basis of the grant-date fair value of the share-based payment award in accordance with ASC 718. The Company adopted ASU 2019-08 on January 1, 2020 and the adoption did not have a material impact on the Company’s consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which modifies the disclosure requirements on fair value measurements with respect to Level 3 rollforwards, timing of liquidation of investments in certain entities that calculate net asset value, and measurement uncertainty. The Company adopted ASU 2018-13 on January 1, 2020 and the adoption did not have a material impact on its consolidated financial statements and related disclosures.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815) I. Accounting for Certain Financial Instruments with Down Round Features II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Scope Exception (“ASU 2017-11”). Part I of this standard applies to entities that issue financial instruments such as warrants, convertible debt, or convertible preferred stock that contain down-round features. Part II of this standard replaces the indefinite deferral for certain mandatorily redeemable noncontrolling interests and mandatorily redeemable financial instruments of nonpublic entities contained within ASC 480 with a scope exception and does not impact the accounting for these mandatorily redeemable instruments. The Company adopted ASU 2017-11 on January 1, 2020 and the adoption did not have a material impact on its consolidated financial statements and related disclosures.

In November 2018, the FASB issued ASU 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606 (“ASU 2018-18”). The provisions of ASU 2018-18 clarify when certain transactions between collaborative arrangement participants should be accounted for under ASC 606 and incorporate unit-of-account guidance consistent with ASC 606 to aid in this determination. The Company early adopted ASU 2018-18 on January 1, 2020 and the adoption did not have a material impact on its consolidated financial statements and related disclosures.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging- Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) which simplifies the accounting for convertible instruments by eliminating the requirement to separate embedded conversion features from the host contract when the conversion features are not required to be accounted for as derivatives under Topic 815, or that do not result in substantial premiums accounted for as paid-in capital. By removing the separation model, a convertible debt instrument will be reported as a single liability instrument with no separate accounting for embedded conversion features. This new standard also removes certain settlement conditions that are required for contracts to qualify for equity classification and simplifies the diluted earnings per share calculations by requiring that an entity use the if-converted method and that the effect of potential share settlement be included in diluted earnings per share calculations. This new standard will be effective for the Company on January 1, 2024, with early adoption permitted no earlier than January 1, 2021. The Company is currently evaluating the impact that the implementation of this standard will have on its consolidated financial statements and related disclosures.

In January 2020, the FASB issued ASU 2020-01, Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815)—Clarifying the Interactions between Topic 321, Topic 323, and Topic 815 (a consensus of the FASB Emerging Issues Task Force) (“ASU 2020-01”). ASU 2020-01 addresses accounting for the transition into and out of the equity method and provides clarification of the interaction of rules for equity securities, the equity method of accounting, and forward contracts and purchase options on certain types of securities. The guidance is effective for the Company on January 1, 2022. The Company is currently evaluating the impact that the implementation of this standard will have on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The provisions of ASU 2019-12 eliminate certain exceptions related to the approach for intraperiod tax allocation and deferred tax liabilities for outside basis differences and clarify when a step-up in the tax basis of goodwill should be considered part of a business combination or a separate transaction. It also clarifies and

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

simplifies other aspects of the accounting for income taxes. The guidance is effective for the Company on January 1, 2022, with early adoption permitted. The Company is currently evaluating the impact that the implementation of this standard will have on its consolidated financial statements and related disclosures. In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”). The provisions of ASU 2018-17 modify the guidance under ASC 810 related to the evaluation of indirect interests held through related parties under common control when determining whether fees paid to decision makers and service providers are variable interests. Indirect interests held through related parties that are under common control are no longer considered to be the equivalent of direct interests in their entirety and instead should be considered on a proportional basis. This guidance more closely aligns with accounting of how indirect interests held through related parties under common control are considered for determining whether a reporting entity must consolidate a VIE. The guidance is effective for the Company on January 1, 2021, with early adoption permitted. The Company is currently evaluating the impact that the implementation of this standard will have on its consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequently issued multiple amendments to the standard (collectively, “ASU 2016-13”). The provisions of ASU 2016-13 modify the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology and require a consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The guidance is effective for the Company on January 1, 2023, with early adoption permitted. The Company is currently evaluating the impact that the implementation of this standard will have on its consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), Amendments to the FASB Accounting Standards Codification, which supersedes the existing guidance for lease accounting. The FASB has issued several updates to the standard which: (i) clarify how to apply certain aspects of the new standard, (ii) provide an additional transition method for adoption of the new standard, (iii) provide a practical expedient for certain lessor accounting, and (iv) amend certain narrow aspects of the guidance (collectively, “ASC 842”). ASC 842 requires the identification of arrangements that should be accounted for as leases by lessees. In general, for lease arrangements exceeding a twelve-month term, these arrangements must now be recognized as assets and liabilities on the balance sheet of the lessee. Under ASC 842, a right-of-use asset and lease obligation will be recorded for all leases, whether operating or financing, while the income statement will reflect lease expense for operating leases and amortization/interest expense for financing leases. The balance sheet amount recorded for existing leases at the date of adoption of ASC 842 is calculated using the applicable incremental borrowing rate at the date of adoption. The guidance is effective for the Company on January 1, 2022, with early adoption permitted. The Company anticipates the implementation of this standard will have a material impact on its consolidated financial statements and related disclosures.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

3. Fair Value Measurements

No transfers between levels have occurred during the periods presented. The following tables present information about the Company’s financial assets measured at fair value on a recurring basis (in thousands):

	As of December 31, 2020
	Total	Level 1	Level 2	Level 3
Assets:
Money market funds, included in cash and cash equivalents	$372,537	$372,537	$—	$—
Synlogic, Inc. common stock, included in equity method investments	13,696	13,696	—	—
Synlogic, Inc. warrant, included in investments	5,504	—	5,504	—
Loans receivable, included in prepaid expenses and other current assets	2,268	—	—	2,268
Loans receivable, net of current portion	13,298	—	—	13,298

Total	$407,303	$386,233	$5,504	$15,566

	As of December 31, 2019
	Total	Level 1	Level 2	Level 3
Assets:
Money market funds, included in cash and cash equivalents	$480,178	$480,178	$—	$—
Synlogic, Inc. common stock, included in equity method investments	16,359	16,359	—	—
Synlogic, Inc. warrant, included in investments	6,574	—	6,574	—
Loan receivable, included in prepaid expenses and other current assets	1,106	—	—	1,106
Loan receivable, net of current portion	3,724	—	—	3,724

Total	$507,941	$496,537	$6,574	$4,830

As of December 31, 2020, loans receivable primarily consisted of a revolving promissory note with Glycosyn, LLC (“Glycosyn”) which is secured by the assets of Glycosyn, including certain intellectual property such as patents and copyrights held by Glycosyn, (“Glycosyn Promissory Note”) and a series of convertible notes with Access Bio, Inc. (“Access Bio Convertible Notes”). As of December 31, 2019, the loan receivable balance consisted of the Glycosyn Promissory Note. The fair value of the Glycosyn Promissory Note and Access Bio Convertible Notes were determined based on significant inputs not observable in the market, which represent a Level 3 measurement within the fair value hierarchy. Significant changes in these unobservable inputs in isolation could have resulted in a significantly lower or higher fair value measurement. Refer to Note 4 for additional details on loans receivable.

The Company used a probability-weighted discounted cash flow valuation approach to determine the fair value of the Glycosyn Promissory Note. Using this approach, the present value of the expected future cash flows were calculated under four settlement scenarios and then were weighted based on the estimated probability of each scenario. The four settlement scenarios considered in the valuation were (i) a qualified financing which resulted in a 20% conversion discount, (ii) repayment upon change in control, (iii) a dissolution scenario and (iv) repayment in accordance with the terms of the note. The significant assumptions used in valuing the Glycosyn Promissory Note during the years ended December 31, 2020 and 2019 included the expected timing

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

and probability of each scenario and the discount rate. For the year ended December 31, 2020, a discount rate of 15% was applied and the probability and timing of each scenario ranged from 10% to 40% and spanned 1 to 2.5 years, respectively. For the year ended December 31, 2019, a discount rate of 15% was applied and the probability and timing of each scenario ranged from 20% to 40% and spanned 1 to 3.5 years, respectively. The weighted average timing of the scenarios weighted based on the probability of each scenario for the years ended December 31, 2020 and 2019 was 1.2 years and 2.3 years, respectively.

The Company used a Monte-Carlo simulation model to determine the fair value of the Access Bio Convertible Notes. The future stock price of Access Bio, Inc. (“Access Bio”) was simulated over the term of the note to assess the value of the settlement features which included (i) conversion into stock at a discount determined under a reset provision tied to the performance of Access Bio’s stock price and (ii) redemption at maturity. The significant assumptions used in determining the simulated future stock price included the expected timing of the conversion, which is assumed at maturity, and expected volatility. The significant assumptions used in determining the fair value of the Access Bio Convertible Notes under a redemption at maturity scenario was the discount rate and expected volatility. For the year ended December 31, 2020 the discount rate that was used to determine fair value of the Access Bio Convertible Notes under the maturity scenario was 32.8%. For the year ended December 31, 2020, the volatility rate used to determine the fair value of the Access Bio Convertible Notes was 83.1% and 88.5% which represented the volatility rate at the inception and as of December 31, 2020, respectively.

The following table provides a reconciliation of all assets measured at fair value using Level 3 significant unobservable inputs (in thousands):

Loans Receivable
Balance as of December 31, 2018	$750
Issuance of loan receivable	4,994
Change in fair value	(914)

Balance as of December 31, 2019	$4,830

Purchase of loan receivable	10,000
Issuance of loans receivable	475
Proceeds from loans receivable	(800)
Change in fair value	1,061

Balance as of December 31, 2020	$15,566

4. Loans Receivable

Glycosyn Promissory Note

In October 2018, the Company provided a revolving promissory note to Glycosyn in connection with the Company’s entering into a Foundry Terms of Service Agreement with Glycosyn (Note 17). Under the Glycosyn Promissory Note, the Company provided a revolving promissory note which could have been drawn up to $4.0 million for any purpose through December 31, 2019. The Glycosyn Promissory Note initially matured on the earlier of December 31, 2020, or the termination of the Foundry Terms of Service Agreement. Interest accrued on all outstanding amounts at a rate equal to the prime rate and all payments made on the Glycosyn Promissory Note were applied to accrued interest first. The Glycosyn Promissory Note is convertible at a discount, at the Company’s election, into equity securities of Glycosyn upon Glycosyn’s first issuance of equity

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

securities, other than an underwritten public offering, from which Glycosyn receives gross proceeds of at least $10.0 million. In addition, Glycosyn is obligated to immediately repay the outstanding balance of the loan, plus accrued interest, upon a change in control event. In December 2019, the existing terms of the Glycosyn Promissory Note were amended to add an additional $2.7 million to the principal sum of the note upon Glycosyn exercising its option to terminate the Foundry Terms of Service Agreement (Note 17). In addition, under the amended terms of the Glycosyn Promissory Note, Glycosyn is required to make quarterly payments under the loan commencing in March 2020 with the first two payments as interest-only. The amended Glycosyn Promissory Note accrues interest at a rate of 7.5% per annum and matures in June 2023, unless earlier converted by the Company into equity securities of Glycosyn. The loan conversion and change in control provisions remained unchanged under the amended Glycosyn Promissory Note. As of December 31, 2019, there was $5.7 million outstanding under the Glycosyn Promissory Note, of which the entire portion represented the unpaid principal balance. The fair value of the Glycosyn Promissory Note was $4.8 million as of December 31, 2019, of which $1.1 million was included in prepaid expenses and other current assets with the remaining amount included in loans receivable, net of current portion on the Consolidated Balance Sheet. The fair value adjustment of $0.9 million, which was recognized as part of the gain on the termination of the Glycosyn Foundry Terms of Service Agreement, was recorded as component of other income (expense), net on the Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2019.

During the year ended December 31, 2020, Glycosyn made principal and interest payments totaling $0.8 million against the Glycosyn Promissory Note. As of December 31, 2020, there was $5.4 million outstanding under the Glycosyn Promissory Note, of which $5.3 million represented the unpaid principal balance. The fair value of the Glycosyn Promissory Note was $4.5 million as of December 31, 2020, of which $2.0 million was included in prepaid expenses and other current assets with the remaining amount included in loans receivable, net of current portion on the Consolidated Balance Sheet. The gain on the change in fair value of $0.5 million for the year ended December 31, 2020 was recorded as a component of other income (expense), net on the Consolidated Statements of Operations and Comprehensive Loss.

In January 2021, the Company entered into an amendment to the Glycosyn Promissory Note (Note 22).

Access Bio Convertible Notes

In November 2020, the Company entered into a convertible note subscription agreement with Access Bio, a supplier of the Company’s diagnostic test kits. The Access Bio Convertible Notes are due in November 2022 in the aggregate principal amount of $10.0 million plus a 2% rate of return compounded annually. The Access Bio Convertible Notes are convertible into a number of shares of common stock of Access Bio, a company listed on the Korea Stock Exchange, of up to $10.0 million based on a fixed foreign currency exchange rate and a conversion price subject to certain adjustments, including reset adjustments each quarter based on the trading price of Access Bio’s stock. The adjusted conversion price cannot be reduced to less than 70% of the initial conversion price as a result of the reset adjustments and the reset adjustments cannot increase the effective conversion ratio. The Access Bio Convertible Notes are convertible at the Company’s election any time following the first anniversary of the issuance date of the notes, but prior to the 30th day before the maturity date. Additionally, subject to certain provisions, the Company has the option to cause Access Bio to repurchase, or Access Bio has the option to repurchase, a portion of the outstanding balance under the notes (or up to the entire balance in the case of the Company’s option) at a price to ensure a 2% rate of return compounded annually. As of December 31, 2020, the fair value of the Access Bio Convertible Notes was $10.7 million, the entire balance of which was recorded in loans receivable, net of current portion on the Consolidated Balance Sheet. The gain on the change in fair value of $0.7 million was recorded as a component of other income (expense), net on the Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2020.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

5. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	As of December 31,
	2020	2019
Prepaid expenses	$10,854	$2,553
Prepaid inventory	6,536	—
Loans receivable	2,268	1,106
Other current assets	1,441	5,301

Prepaid expenses and other current assets	$21,099	$8,960

6. Inventory, net

Inventory, net consisted of the following (in thousands):

	As of December 31,
	2020	2019
Finished goods	$2,756	$—
Less: Inventory reserve	(20)	—

Inventory, net	$2,736	$—

7. Property and Equipment, net

Property and equipment, net consisted of the following (in thousands):

	As of December 31,
	2020	2019
Facilities	$12,762	$12,762
Furniture and fixtures	2,165	1,031
Lab equipment	51,072	38,093
Computer equipment and software	6,204	2,442
Leasehold improvements	40,435	29,369
Construction in progress	42,575	894

Total property and equipment	155,213	84,591
Less: Accumulated depreciation	(33,778)	(21,459)

Property and equipment, net	$121,435	$63,132

As of December 31, 2020 and 2019, capital leases totaling $3.3 million were included in lab equipment, with related accumulated depreciation of $2.4 million and $1.7 million, respectively. The increase in construction in progress during the year ended December 31, 2020 was primarily due to the build-out of a new high-throughput testing facility.

Depreciation expense related to property and equipment for the years ended December 31, 2020 and 2019 totaled $12.6 million and $9.6 million, respectively, inclusive of $0.7 million and $0.6 million, respectively, related to capital leases.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

8. Investments and Equity Method Investments

Investments and equity method investments consisted of the following (in thousands):

	As of December 31,
	2020	2019
Investments:
Genomatica, Inc. preferred stock	$55,000	$55,000
Synlogic, Inc. warrant	5,504	6,574

Total	$60,504	$61,574

Equity method investments:
Joyn Bio, LLC	$28,924	$29,320
Synlogic, Inc.	13,696	16,359

Total	$42,620	$45,679

The carrying value of the Company’s equity method investments in Motif Foodworks, Inc. (“Motif”) and Allonnia, LLC (“Allonnia”) as of December 31, 2020 and 2019 was zero and as such, were excluded from the table above.

Loss on investments and equity method investments consisted of the following (in thousands):

	Year Ended December 31,
	2020	2019
Loss on investments:
Synlogic, Inc. warrant	$(1,070)	$(7,797)

Total	$(1,070)	$(7,797)

Loss on equity method investments:
Joyn Bio, LLC	$(396)	$(1,730)
Glycosyn, LLC	—	(1,323)
Synlogic, Inc.	(2,663)	(19,403)
Allonnia, LLC	—	(24,480)

Total	$(3,059)	$(46,936)

The combined summarized financial information for the Company’s equity method investments, which includes Joyn, Synlogic, Inc. (“Synlogic”), Motif, Allonnia and Glycosyn consisted of the following (in thousands):

	As of December 31,
	2020	2019
Assets	$319,311	$397,280
Liabilities	$42,441	$39,832

	Year Ended December 31,
	2020	2019
Revenue	$545	$3,579
Total operating expenses	$(125,742)	$(134,444)
Loss from operations	$(125,197)	$(130,865)
Net loss	$(123,480)	$(125,290)

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The summarized financial information for Glycosyn as of and for the year ended December 31, 2020 and as of December 31, 2019 has been excluded from the tables above as the Company no longer held an equity interest in Glycosyn as of December 31, 2019. Refer to Note 17 for additional discussion of the Company’s equity interest in Glycosyn and its other equity method investments.

9. Goodwill and Intangible Assets, net

During the years ended December 31, 2020 and 2019, there was no change in the carrying value of goodwill.

Intangible assets, net consisted of the following (in thousands):

	Gross Carrying Value	Accumulated Amortization	Net
Balances as of December 31, 2020
Acquired technology	$5,490	$(2,196)	$3,294
Balances as of December 31, 2019
Acquired technology	$5,490	$(1,647)	$3,843

Acquired technology had a weighted average remaining amortization period of 6 and 7 years as of December 31, 2020 and 2019, respectively. Amortization expense was $0.5 million for each of the years ended December 31, 2020 and 2019. Future amortization expense for each of the remaining years in the useful life of the intangible assets will be $0.5 million per year.

10.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	As of December 31,
	2020	2019
Accrued compensation and benefits	$3,037	$4,864
Accrued professional fees	6,381	4,398
Accrued financing costs	—	3,380
Capital lease obligation	485	598
Accrued property and equipment	10,017	597
Accrued lab supplies	4,276	535
Accrued external research and development expenses	3,907	423
Other current liabilities	2,402	1,021

Accrued expenses and other current liabilities	$30,505	$15,816

11. Commitments and Contingencies

Lease Obligations

The Company has entered into various noncancelable operating leases for office and lab space in Boston and Cambridge, Massachusetts and Emeryville, California to support its research and development activities and operations which expire at various dates through September 2030. The Company’s Emeryville, California lease commenced in January 2021. The leases contain periods of free rent, escalating rent, tenant improvement incentives, renewal periods, and expansion options for additional suites. The Company recognizes rent expense on a straight-line basis over the term of each respective lease, inclusive of the free rent periods and reduced by the amortization of the tenant incentives.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company’s headquarters and primary operations are located in Boston, Massachusetts and are comprised of a number of leases across 21, 23, 25 and 27 Drydock Avenue, which represent the Company’s most significant lease arrangements. The following summarizes the key terms of such leases:

21-23-25 Drydock Avenue

In March 2016, the Company entered into a noncancelable operating lease for approximately 87,000 square feet of office and lab space. The lease is comprised of five separate suites, the first of which was delivered to the Company in April 2016. The Company currently occupies three suites totaling approximately 52,000 square feet and the Company anticipates occupying the remaining suites in 2021 and 2022. The lease contains periods of free rent for each suite and tenant improvement incentives totaling $5.3 million. Base rent is subject to annual increases through the term of the lease. The lease expires in January 2030 and contains one option to extend the lease for a five-year period at then-market rates. The lease is secured by a letter of credit which totaled $1.4 million and $1.7 million as of December 31, 2020 and 2019, respectively. The cash collateralizing the letter of credit is classified in other non-current assets on the Consolidated Balance Sheets. The letter of credit will be increased to $1.5 million upon delivery of the fourth suite.

At the time the Company took possession of the first three suites, the premises were in shell condition and required substantial work prior to occupancy. The Company was deemed the accounting owner during the construction period as the improvements constituted structural elements of the project. Accordingly, the Company capitalized the fair value of the leased space upon delivery from the landlord and recorded a corresponding lease financing obligation. The Company also capitalized the construction costs, leasehold improvements, and interest incurred during the construction period. Construction was complete, and the assets were placed in service, for the first three suites in September 2016, December 2017, and January 2019, respectively. Upon completion of the construction, the Company evaluated the lease and determined it did not meet the criteria for sale-leaseback treatment. Accordingly, the Company depreciates the capitalized assets and recognizes interest expense related to the lease financing obligation using the effective interest rate method over the lease term. For the years ended December 31, 2020 and 2019, the Company recognized $0.4 million of depreciation expense and $2.3 million of interest expense related to the lease.

During the year ended December 31, 2019, the Company recorded leased assets of $3.1 million and tenant improvements of $6.0 million related to assets placed in service during the period. No leased assets were placed in service during the year ended December 31, 2020. As of December 31, 2020 and 2019, the aggregate lease financing obligation for the capitalized suites totaled $16.8 million.

27 Drydock Avenue

Beginning in December 2011, the Company entered into a series of noncancelable operating leases with the same landlord for an aggregate of approximately 130,000 square feet of office and lab space. The Company anticipates occupying approximately 9,000 additional square feet in 2022. The leases contain periods of free rent and provides for aggregate tenant improvement allowances of $13.4 million. As of December 31, 2020 and 2019, the aggregate unamortized balance of tenant improvement allowances under the leases was $8.1 million and $8.9 million, respectively. Base rent for each lease is subject to annual increases through the respective term of the leases. The leases expire in January 2030 and each contain one option to extend the leases for a five-year period at then-market rates. The leases are secured by a letter of credit which totaled $1.6 million and $1.5 million as of December 31, 2020 and 2019, respectively. The cash collateralizing the letter of credit is classified in other non-current assets on the Consolidated Balance Sheets.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company subleases a portion of its office and laboratory space to Joyn and Motif. The Company is not relieved of its obligations under the head lease and, therefore, accounts for the arrangements as subleases. The sublease with Joyn runs coterminous with the Foundry Services Agreement (Note 17) and the sublease with Motif has a five-year term that commenced in November 2020. The sublessees are obligated to pay to the Company base rent plus operating expenses. The Company collects approximately $0.2 million and $0.7 million per year under the subleases with Joyn and Motif, respectively, and presents sublease income as a component of other income (expense), net on the Consolidated Statements of Operations and Comprehensive Loss.

The Company recognized rent expense of $7.0 million and $6.1 million for the years ended December 31, 2020 and 2019, respectively, of which $0.3 million was incurred during the year ended December 31, 2020 under leases in which the Company was a sublessee. The Company incurred no rent expense as a sublessee during the year ended December 31, 2019. Future minimum lease payments under noncancelable operating lease agreements, inclusive of payments for the lease financing obligations, as of December 31, 2020 are as follows (in thousands):

Years Ending December 31,	Minimum Lease Payments
2021	$16,688
2022	19,089
2023	21,205
2024	21,962
2025	22,497
Thereafter	79,647

Total	$181,088

The Company enters into certain capital leases for lab equipment used in research and development activities. Lease terms range from three to five years, may include bargain purchase options, and have fixed monthly rental payments. Future minimum lease payments under capital leases as of December 31, 2020 are as follows (in thousands):

Years Ending December 31,	Minimum Lease Payments
2021	$500
2022	238
2023	102
2024	—
2025	—
Thereafter	—

Total noncancelable payments	$840
Less: Imputed interest expense	(43)

Present value of future minimum lease payments	$797

Collaboration Agreement with Berkeley Lights, Inc.

In September 2019, the Company signed a collaboration agreement with Berkeley Lights, Inc. (“Berkeley Lights”), a leading digital cell biology company focused on enabling and accelerating the rapid development and

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

commercialization of microbial biotherapeutics and other cell-based products for its customers. Under the collaboration agreement, the Company has agreed to incorporate Berkeley Lights’ Platform into the Foundry to accelerate the engineering of biotherapeutics and cell-based products. Under the collaboration agreement, both parties will use diligent efforts to perform their respective responsibilities to develop workflow development plans, including with respect to the Company’s collaborative development of workflows for Berkeley Lights’ Platform. The initial development of workflows will be focused on yeast and mammalian cells. Additionally, the Company is obligated to pay Berkeley Lights at least $109.0 million, and up to $150.0 million, over the term of the collaboration agreement for (i) payments for Berkeley Lights’ efforts under the workflow development plans and (ii) payments for purchases of certain equipment, associated consumables, and other goods and services.

Minimum purchase commitments for contract years one and two, which represents an 18-month period, are binding commitments that must be met each year. For contract years three through seven, the minimum purchase commitments are binding commitments, however the minimum purchase commitment is measured on a cumulative basis. Therefore, any amounts paid by the Company in excess of the given contract year’s purchase commitment may be credited towards subsequent years’ minimum purchase commitment until such excess amount has been fully credited against the minimum cumulative purchase commitment. Minimum purchase commitments under the collaboration agreement are as follows (in thousands):

Contract Years	Minimum Purchase Commitment
October 1, 2019 - September 30, 2020	$10,000
October 1, 2020 - March 31, 2022	15,000
April 1, 2022 - March 31, 2023	14,000
April 1, 2023 - March 31, 2024	17,500
April 1, 2024 - March 31, 2025	17,500
Thereafter	35,000

Total	$109,000

The collaboration agreement contains provisions requiring the Company to pay to Berkeley Lights certain license fees for the use of Berkeley Lights’ Platform and certain milestone payments of up to $11.5 million payable when a therapeutic discovered using certain workflows reaches specified development and regulatory milestones. License fees owed to Berkeley Lights are variable based on volume usage of Berkeley Lights’ Platform. All such license fees and milestone payments are applied against the satisfaction of the minimum purchase commitment. Further, if Berkeley Lights achieves certain performance targets, the minimum purchase commitment will increase to $150.0 million.

The Company has the option to buy down its purchasing obligations after the second contract year by making a one-time payment to Berkeley Lights. The amount of the buy down payment is dependent upon the cumulative payments made to Berkeley Lights at such time and the number of completed workflows. Additionally, the Company is granted an exclusivity period for each workflow developed for the Company by Berkeley Lights under the collaboration agreement. Berkeley Lights has the option to buy down the exclusivity period by making a one-time payment to the Company equal to a percentage of the development costs incurred by the Company related to the specific workflow. Thereafter, the parties will equally share the development costs of the associated workflow. The Company concluded the payments received from Berkeley Lights related to the buy down of an exclusivity period represent reimbursements for research and development costs and therefore account for the payments as a reduction of research and development expenses.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The collaboration agreement will continue until the seventh anniversary of the effective date, subject to certain automatic extension provisions, including for delays resulting from a Berkeley Lights failure to supply products or services conforming with the collaboration agreement. The collaboration will automatically terminate if the Company, at any time after the second contract year, elects to exercise its buy down right. In addition, either party may terminate the collaboration agreement (i) for the material breach by the other party (including, with respect to the Company, a material supply failure), (ii) upon the occurrence of certain insolvency related events of the other party, and (iii) for certain force majeure events.

The Company made an upfront payment of $10.0 million, which was fully creditable against certain other payments owed to Berkeley Lights during the term of the collaboration agreement. As of December 31, 2019, $5.2 million of the upfront payment remained in prepaid expenses and other current assets on the Consolidated Balance Sheet and during the year ended December 31, 2020, the Company utilized the remaining portion of the upfront payment. During the years ended December 31, 2020 and 2019, the Company purchased lab equipment from Berkeley Lights totaling $2.0 million and $4.0 million, respectively. Such lab equipment is included in property and equipment, net on the Consolidated Balance Sheets. During the years ended December 31, 2020 and 2019 the Company recorded expense related to services received from Berkeley Lights totaling $7.7 million and $0.8 million, respectively, net of buy downs. Expenses incurred under the collaboration agreement are recorded as research and development expenses, net of Berkeley Lights’ buy down payments, in the Consolidated Statements of Operations and Comprehensive Loss. During the year ended December 31, 2020, Berkeley Lights exercised their option to buy down two workflows for total consideration of $1.7 million. Through December 31, 2020, the Company purchased a total of $14.5 million of equipment, services, and consumables under the collaboration agreement with Berkeley Lights.

Supply Agreement with Twist Bioscience Corporation

In March 2018, the Company signed a supply agreement with Twist Bioscience Corporation (“Twist”) to provide synthetic DNA and certain other services. Under the supply agreement, the Company is obligated to purchase specified volumes of synthetic DNA subject to quarterly minimums over the term of the agreement. The products purchased that contribute to achieving the quarterly minimum purchase commitment can vary based on the Company’s discretion, subject to advanced notice provided to Twist. The term of the supply agreement is four years. The Company’s quarterly minimum purchase commitment may be adjusted for the following reasons: (i) due to a lack of availability of certain products for purchase in a given quarter; (ii) due to lack of certain service features available; (iii) delays in shipments over two consecutive quarters beyond the agreed upon lead times; and (iv) if the average yield of certain products measured over two consecutive quarters is greater than a specified yield. The Company receives volume discounts on purchases based on specified volume thresholds over the term of the supply agreement. Additionally, the Company receives a discount on each order of certain products, dependent upon the volume of certain other products it purchases in a given order. If, at each six-month period over the term of the supply agreement, the Company fails to meet its aggregate quarterly minimum purchase commitment for the prior six months, the Company is obligated to pay Twist a fee per unit of the shortfall.

During the years ended December 31, 2020 and 2019, the Company incurred $10.4 million and $8.3 million, respectively, of research and development expenses under its supply agreement with Twist.

Purchase Orders

The Company has agreements with third parties for certain services for which the Company is not contractually able to terminate for convenience to avoid future obligations to the respective vendors. Such agreements may provide for termination fees, penalties, or costs to wind-down the arrangement. Under such agreements, the

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Company is contractually obligated to make payments, primarily to reimburse the vendor for their expenditures that are not recoverable and incurred prior to any cancellation of the respective agreement. The actual amounts the Company could pay in the future to these vendors under the various agreements may differ from the amounts under the purchase orders due to these cancellation provisions.

Indemnification Agreements

The Company enters into standard indemnification agreements and has agreements with indemnification clauses in the ordinary course of business. Under such arrangements, the Company indemnifies, holds harmless and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party, who are generally the Company’s business partners. The terms of these indemnification arrangements are generally perpetual and effective any time after contract execution. The maximum potential liability resulting from these indemnification arrangements may be unlimited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification arrangements and the Company does not believe that the outcome of any claims under such arrangements will have a material effect on its financial position, results of operations or cash flows, and have not accrued any liabilities related to such obligations as of December 31, 2020 or 2019.

Legal Proceedings

The Company is not currently party to any material legal proceedings. As of each reporting date, the Company evaluates whether or not a potential loss amount or range of loss amounts is reasonably estimable and probable of being incurred and whether such amounts meet the requirements to be accrued or disclosed pursuant to ASC 450, Contingencies (“ASC 450”). The Company expenses costs related to such legal proceedings as incurred.

12.	Convertible Promissory Notes

In June 2019, the Company entered into a Note Purchase Agreement (“NPA”) with certain existing investors. In connection with the NPA, the Company issued convertible promissory notes (“Convertible Promissory Notes”) resulting in aggregate proceeds of $199.0 million, net of issuance costs of $1.0 million. The Convertible Promissory Notes carried interest at the rate of 3% per annum and had a maturity date of June 21, 2021. Pursuant to the NPA, all of the outstanding principal and interest under the Convertible Promissory Notes were to be automatically converted into (i) preferred stock issued in connection with the Company’s next financing that resulted in at least $50.0 million of gross proceeds (“NPA Qualified Financing”) at a 5% discount, (ii) common stock issued in connection with the filing of an effective registration statement pursuant to an initial public offering, or (iii) cash equal to the greater of (x) one and a half times the outstanding principal and interest accrued immediately prior to a sale or change in control event (as defined in the NPA) in which the Company or one of its subsidiaries was a party, or (y) the amount each investor would have received if the outstanding principal and accrued interest had been converted into Series D convertible preferred stock immediately prior to such sale or change in control event. On the maturity date, the Convertible Promissory Notes were to be automatically converted into shares of Series D convertible preferred stock, at a predetermined conversion rate, which was less than the fair value of Series D convertible preferred stock at the date of issuance of the Convertible Promissory Notes. The Company determined that at the Convertible Promissory Notes’ commitment date, this conversion feature was beneficial to the investors and, as such, calculated and recorded a beneficial conversion feature (“BCF”). The intrinsic value of the BCF, which was calculated utilizing the fair value of the underlying Series D convertible preferred stock and effective conversion price on the commitment date, was $199.0 million and was recorded as a debt discount with an offset to additional paid in capital.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The debt discount was amortized to interest expense using the effective interest method through the maturity date of the Convertible Promissory Notes. For the year ended December 31, 2019, the Company recorded interest expense of $0.1 million in the Consolidated Statements of Operations and Comprehensive Loss related to the amortization of the debt discount.

The Company’s Series E convertible preferred stock issuance in September 2019 (Note 13) met the criteria of an NPA Qualified Financing. Accordingly, the Convertible Promissory Notes were converted into Series E convertible preferred stock. In connection with the NPA Qualified Financing and the associated conversion, the Company was required to account for the repurchase of the BCF. The total repurchase price associated with the reacquisition of the BCF in connection with the settlement of the Convertible Promissory Notes was the issuance of 1,408,934 shares of Series E convertible preferred stock valued at $211.6 million. The intrinsic value of the BCF upon the NPA Qualified Financing was measured based on the intrinsic value of the conversion option at the settlement date which was in excess of the repurchase price. Therefore, the entire $211.6 million was allocated to the reacquisition of the BCF which was recorded as a reduction to additional paid in capital. As a result of the extinguishment of the Convertible Promissory Notes, the Company recorded a gain of $0.1 million that is reflected in other income (expense), net in the Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2019.

13.	Convertible Preferred Stock

As of December 31, 2020, the Fourth Amended and Restated Certificate of Incorporation, as amended, (“Amended Certificate of Incorporation”) authorized the Company to issue 19,136,487 shares of $0.01 par value convertible preferred stock, of which 4,143,251 shares have been designated as Series B convertible preferred stock (“Series B Preferred Stock”), 4,658,503 shares have been designated as Series C convertible preferred stock (“Series C Preferred Stock”), 6,162,631 shares have been designated as Series D convertible preferred stock (“Series D Preferred Stock”), and 4,172,102 shares have been designated as Series E convertible preferred stock (“Series E Preferred Stock”, and collectively with the Series B, Series C, and Series D Preferred Stock, “Convertible Preferred Stock”). In May of 2020, the Company increased the number of shares of Convertible Preferred Stock authorized for issuance from 17,871,422 shares to 19,136,487 shares and increased the number of shares of Series E Preferred Stock authorized for issuance from 2,907,037 shares to 4,172,102 shares.

Series B Preferred Stock

In 2015, the Company entered into a Series B convertible preferred stock purchase agreement (“Series B Stock Purchase Agreement”) under which the Company issued 4,156,516 shares of Series B Preferred Stock to various investors at $12.83 per share for aggregate proceeds of $51.5 million, net of issuance costs of $0.1 million. The proceeds consisted of $44.0 million in cash and the conversion of $7.5 million of convertible promissory notes. During 2016, the Company repurchased 18,331 shares of Series B Preferred Stock from an investor for an amount of $0.4 million which were subsequently retired.

Series C Preferred Stock

In 2016, the Company entered into a Series C convertible preferred stock purchase agreement (“Series C Stock Purchase Agreement”) under which the Company issued 4,658,503 shares of Series C Preferred Stock to various investors at $21.23 per share for aggregate proceeds of $98.8 million, net of issuance costs of $0.1 million.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Series D Preferred Stock

In 2017, the Company entered into a Series D convertible preferred stock purchase agreement (“Series D Stock Purchase Agreement”) under which the Company issued 6,095,020 shares of Series D Preferred Stock to various investors at $47.71 per share for aggregate proceeds of $290.7 million, net of issuance costs of $0.1 million. The proceeds consisted of $225.9 million in cash and the conversion of $64.8 million of convertible promissory notes. In 2018, the Company issued an additional 52,400 shares of Series D Preferred Stock to an investor at $47.71 per share for aggregate proceeds of $2.5 million. In addition, during 2018, the Company repurchased 509 shares of Series D Preferred Stock which were subsequently retired.

Series E Preferred Stock

In 2019, the Company entered into a Series E convertible preferred stock purchase agreement (“Series E Stock Purchase Agreement”) under which the Company issued 2,831,342 shares of Series E Preferred Stock to various investors at $150.19 per share. The issuance consisted of 1,422,408 shares of Series E Preferred Stock for aggregate proceeds of $208.8 million, net of $4.8 million in issuance costs and the conversion of $201.0 million of principal and accrued interest associated with the Convertible Promissory Notes which converted at a 5% discount into 1,408,934 shares of Series E Preferred Stock. In May and July of 2020, the Company issued an additional 628,663 shares of Series E Preferred Stock to various investors at $150.19 per share for aggregate proceeds of $94.4 million. No issuance costs were incurred related to these sales.

The Company assessed the Convertible Preferred Stock for any beneficial conversion features or embedded derivatives that would require bifurcation from the Convertible Preferred Stock and receive separate accounting treatment. Based on the Company’s determination that the Convertible Preferred Stock is an “equity host”, it determined that all features of the Convertible Preferred Stock were either clearly and closely related to the equity host or did not meet the definition of a derivative, and therefore do not require bifurcation as a derivative liability. On the date of issuance, the estimated fair value of common stock into which the Convertible Preferred Stock was convertible was less than the effective conversion price of the Convertible Preferred Stock, and as such, there was no beneficial conversion feature at the commitment dates.

As the Convertible Preferred Stock may only become redeemable upon a deemed liquidation event, the occurrence of which is solely within the Company’s control, the Company classifies the Convertible Preferred Stock in stockholders’ equity. The Convertible Preferred Stock was recorded at par and is not subsequently remeasured.

The Convertible Preferred Stock consisted of the following (in thousands, except share data):

	As of December 31, 2020
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series B	4,143,251	4,138,185	$41	$53,093	4,138,185
Series C	4,658,503	4,658,503	47	98,900	4,658,503
Series D	6,162,631	6,146,911	61	293,269	6,146,911
Series E	4,172,102	3,460,005	35	519,658	3,460,005

Total	19,136,487	18,403,604	$184	$964,920	18,403,604

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

	As of December 31, 2019
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series B	4,143,251	4,138,185	$41	$53,093	4,138,185
Series C	4,658,503	4,658,503	47	98,900	4,658,503
Series D	6,162,631	6,146,911	61	293,269	6,146,911
Series E	2,907,037	2,831,342	28	425,239	2,831,342

Total	17,871,422	17,774,941	$177	$870,501	17,774,941

The rights, preferences, and privileges of the holders of Convertible Preferred Stock are listed below:

Conversion

Shares of Series B, C, D and E Preferred Stock are convertible at any time at the option of the holder, without the payment of additional consideration, into such number of common stock as is determined by dividing the original issuance price by the conversion price in effect at the time. The conversion price is $12.83 for Series B Preferred Stock, $21.23 for Series C Preferred Stock, $47.71 for Series D Preferred Stock, and $150.19 for Series E Preferred Stock, each subject to adjustment for any stock dividends, stock split, combination or similar recapitalization or reorganization.

Conversion is automatic upon the consummation of an underwritten public offering resulting in a price per share of at least $187.74, as adjusted for any stock dividends, stock split, combination or similar recapitalization or reorganization, that results in gross proceeds of at least $50.0 million, or upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of Convertible Preferred Stock, voting as a single class on an as-converted basis, 72% of the then outstanding shares of Series D Preferred Stock, voting as a separate class, and a majority of the then outstanding shares of Series E Preferred Stock, voting as a separate class. At such time, all outstanding shares of Convertible Preferred Stock automatically convert into shares of common stock at the then effective conversion rate.

Dividends

The Series B, C, D, and E Preferred Stock have no stated dividend rate and, as such, do not accrue dividends over time. However, the holders of Series B, C, D, and E Preferred Stock have the right to certain dividends in the event that the Company declares, pays, or sets aside any dividends on shares of any class or series of capital stock. No dividends have been declared or paid by the Company since its inception.

Redemption

The Series B, C, D, and E Preferred Stock is only redeemable upon the occurrence of a deemed liquidation event, which includes a merger, consolidation, or sale of substantially all of the Company’s assets, the occurrence of which is solely within the Company’s control.

Liquidation Value

In the event of any voluntary or involuntary liquidation, dissolution or winding up of Ginkgo or deemed liquidation event, the holders of Series B, C, D, and E Preferred Stock then outstanding are entitled to be paid on

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

a pari passu basis out of the assets of Ginkgo available for distribution to the Company’s stockholders before any payment shall be made to the holders of common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the applicable original issue price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Convertible Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event. If upon any such liquidation, dissolution or winding up of Ginkgo or deemed liquidation event, the assets of Ginkgo available for distribution to the Company’s stockholders shall be insufficient to pay the holders of shares of Convertible Preferred Stock the full amount to which they shall be entitled, the holders of shares of Convertible Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them. Once the preferential distribution has been completed, the preferred holders do not participate in any additional distributions with the common holders.

Voting Rights

Each holder of outstanding shares of Convertible Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Convertible Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Amended Certificate of Incorporation, holders of Convertible Preferred Stock shall vote together with the holders of common stock as a single class.

14.	Common Stock

As of December 31, 2020, the Amended Certificate of Incorporation authorized the Company to issue 35,000,000 shares of $0.01 par value common stock.

The voting, dividend, and liquidation rights of the holders of common stock are subject to and qualified by the rights, powers, and preferences of the holders of the Convertible Preferred Stock. The rights, preferences, and privileges of the holders of common stock are listed below:

Voting Rights

The holders of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders and written actions in lieu of meetings.

Dividends

The holders of shares of common stock are entitled to receive dividends, if and when declared by the Company. Cash dividends may not be declared or paid to holders of shares of common stock until all dividends on Series B, C, D and E Preferred Stock have been paid in accordance with their terms. No dividends have been declared or paid by the Company since its inception.

Liquidation Value

In the event of any voluntary or involuntary liquidation, dissolution or winding up of Ginkgo or deemed liquidation event, after the payment of all preferential amounts required to be paid to the holders of Series B, C, D and E Preferred Stock, the remaining assets available for distribution to stockholders would be distributed among the holders of shares of common stock, pro rata, based on the number of shares held by each such holder.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Treasury Stock

During the year ended December 31, 2019, the Company repurchased 10,000 shares of common stock from its employees. The Company reclassified the shares as treasury stock, which is shown as a reduction of stockholders’ equity, for the fair value of the common stock repurchased and recorded payroll expense of $0.1 million equal to the difference between the repurchase price and the fair value of the common stock on the repurchase date. Upon the repurchase, the Company returned all shares of treasury stock to authorized and unissued shares of common stock in which the carrying value of the treasury stock was recorded as a reduction to common stock and additional paid-in capital in the Consolidated Balances Sheet. As of December 31, 2020 and 2019, no shares of common stock remained in treasury.

Common Stock Reserved for Future Issuances

	As of December 31,
	2020	2019
Shares reserved for Series B Preferred Stock outstanding	4,138,185	4,138,185
Shares reserved for future issuances of Series B Preferred Stock attached to warrants to purchase Series B Preferred Stock	5,066	5,066
Shares reserved for Series C Preferred Stock outstanding	4,658,503	4,658,503
Shares reserved for Series D Preferred Stock outstanding	6,146,911	6,146,911
Shares reserved for future issuances of Series D Preferred Stock attached to warrants to purchase Series D Preferred Stock	15,720	15,720
Shares reserved for Series E Preferred Stock outstanding	3,460,005	2,831,342
Shares reserved for exercises of outstanding stock options under the 2008 Stock Incentive Plan	679,596	718,755
Shares reserved for vesting of restricted stock units under the 2014 Stock Incentive Plan	2,545,458	1,428,674
Shares reserved for issuances under the 2014 Stock Incentive Plan	97,462	369,246

Total common stock reserved for future issuances	21,746,906	20,312,402

15.	Stock-Based Compensation

In 2008, the Company adopted the 2008 Stock Incentive Plan (the “2008 Plan”) and in 2014 the Company adopted the 2014 Stock Incentive Plan (the “2014 Plan”, collectively with the 2008 Plan, the “Plans”). Pursuant to the 2014 Plan, the Company may grant incentive and nonqualified stock options, RSUs, RSAs and other stock-based awards to employees, officers, directors, consultants, and advisors. No additional awards may be granted under the 2008 Plan. The Plans are administered by the board of directors, who have the power and authority to determine the terms of the grants. The shares of common stock underlying any awards that are forfeited, cancelled, repurchased, or otherwise terminated by the Company under the Plans will be added back to the shares available for issuance under the 2014 Plan. In April 2020, the board of directors approved an increase to the

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

aggregate number of shares reserved for issuance under the 2014 Plan of 845,000 shares. As of December 31, 2020, the maximum number of shares of common stock that are reserved for issuance under the 2008 and 2014 Plans is 978,673 and 2,664,186, respectively, of which no shares and 97,462 shares of common stock are available for future issuance under the 2008 Plan and 2014 Plan, respectively.

Stock Options

As of December 31, 2020, the Company has only issued stock option awards under the 2008 Plan, of which all were granted prior to January 1, 2019 and had a ten-year contractual term. Upon stock option exercise, the Company issues new shares and delivers them to the participant.

A summary of stock option activity under the 2008 Plan is presented below:

	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value(1)
			(in years)	(in thousands)
Outstanding as of December 31, 2019	718,755	$0.67	4.20	$79,915
Exercised	(39,159)	0.67

Outstanding as of December 31, 2020	679,596	$0.66	3.20	$131,370

Exercisable as of December 31, 2020	679,596	$0.66	3.20	$131,370

(1) The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the underlying stock options and the estimated fair value of the common stock for those stock options that had exercise prices lower than the estimated fair value of the common stock as of December 31, 2020 and 2019.

The aggregate intrinsic value of stock options exercised during the years ended December 31, 2020 and 2019 was $5.3 million and $1.1 million, respectively. No stock options were granted during the years ended December 31, 2020 and 2019.

Restricted Stock Units

The Company has granted RSUs to employees and non-employees under the 2014 Plan which are subject to two vesting conditions: (i) a service-based vesting condition under which the awards vest based on continued service over a period of time, and (ii) a performance-based vesting condition whereby the awards vest based on a liquidity event in the form of either a change of control or an initial public offering, each as defined in the 2014 Plan. RSUs awarded to new hires generally vest based on service over four years from the date of hire with 25% vesting on the first anniversary of the date of hire, and the remaining on a pro rata basis each month over the next three years. Additional RSU grants generally vest based on service in equal monthly installments over a four-year term. Both new hire and additional RSU grants are also subject to the performance-based vesting condition. Employees are able to retain RSUs vested with respect to the service condition upon departure, and such RSUs remain subject to the performance-based vesting condition. RSUs issued under the 2014 Plan expire seven years from the date of grant.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

A summary of the RSU activity under the 2014 Plan is presented below:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested as of December 31, 2019	1,428,674	$48.35
Granted	1,165,119	131.64
Forfeited	(48,335)	92.94

Nonvested as of December 31, 2020	2,545,458	$85.63

The weighted average remaining contractual term for the nonvested RSUs as of December 31, 2020 was 5.13 years. The weighted average grant date fair value of the RSUs granted during the year ended December 31, 2019 was $87.13 per share.

Restricted Stock Awards

The Company has granted RSAs to employees and consultants under the 2014 Plan with a service-based condition that generally vest in equal monthly installments over a four-year term.

A summary of the RSA activity under the 2014 Plan is presented below:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested as of December 31, 2019	13,771	$97.63
Vested	(5,233)	97.63

Nonvested as of December 31, 2020	8,538	$97.63

The aggregate fair value of the RSAs that vested during the years ended December 31, 2020 and 2019 was $0.5 million and $0.7 million, respectively.

Stock-Based Compensation

Stock-based compensation expense was allocated as follows (in thousands):

	Years Ended December 31,
	2020	2019
Research and development	$79	$64
General and administrative	397	707

Total	$476	$771

During the years ended December 31, 2020 and 2019, the Company recognized $0.5 million and $0.8 million, respectively, in stock-based compensation expense related to the RSAs. The Company has not recognized any stock-based compensation expense related to the RSUs as of December 31, 2020 as satisfaction of the performance-based vesting condition was not deemed probable. All outstanding stock options were fully vested prior to January 1, 2019 and, accordingly, no stock-based compensation expense was recognized for these awards during the years ended December 31, 2020 and 2019.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of December 31, 2020, total unrecognized stock-based compensation expense related to the RSUs and RSAs was $218.0 million and $0.8 million, respectively. The total unrecognized stock-based compensation expense related to the RSAs will be recognized over a weighted average period of 1.88 years.

16. Revenue Recognition

Disaggregation of Revenue

The following table sets forth the percentage of Foundry revenues by industry based on total Foundry revenue:

	Year Ended December 31,
	2020	2019
Food and nutrition	35%	39%
Industrial and environmental	29%	13%
Agriculture	13%	18%
Consumer and technology	12%	19%
Other	11%	11%

Total	100%	100%

The following table sets forth the percentage of revenue by geographic location based on total revenue:

	Year Ended December 31,
	2020	2019
North America	95%	95%
Rest of world	5%	5%

Total	100%	100%

Contract Balances

The Company recognizes a contract asset when the Company transfers goods or services to a customer before the customer pays consideration or before payment is due, excluding any amounts presented as accounts receivable. The Company did not have any contract assets as of and for the years ended December 31, 2020 and 2019.

Contract liabilities, or deferred revenue, primarily consist of payments received in advance of performance under the contract or when the Company has an unconditional right to consideration under the terms of the contract before it transfers goods or services to the customer. The Company’s collaborative arrangements with its investees and related parties typically include upfront payments consisting of cash or non-cash consideration for future research and development services and non-cash consideration in the form of equity securities for licenses that will be transferred in the future. The Company records the upfront cash payments and fair value of the equity securities as deferred revenue.

The Company also invoices customers based on contractual billing schedules, which results in the recording of deferred revenue to the extent payment is received prior to the Company’s performance of the related services. Contract liabilities are recognized as revenue as (or when) the Company performs under the contract.

Of the Company’s $147.9 million in deferred revenue at December 31, 2019, $25.5 million was recognized as revenue during 2020. Of the Company’s $127.2 million in deferred revenue at December 31, 2018, $16.8 million was recognized as revenue during 2019.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Performance Obligations

The aggregate amount of the transaction price that was allocated to performance obligations that have not yet been satisfied or are partially satisfied as of December 31, 2020 and 2019 was $20.7 million and $35.3 million, respectively. The Company has elected the practical expedient not to provide the remaining performance obligation disclosures related to contracts for which the Company recognizes revenue on a cost-plus basis in the amount to which it has the right to invoice. As of December 31, 2020, of the performance obligations not yet satisfied or partially satisfied, 94% is expected to be recognized as revenue during the years ended December 31, 2021 to 2023. The remainder cannot be reasonably estimated due to uncertainty about the timing of development milestones.

17.    Significant Collaboration Transactions

Allonnia, LLC

Summary of Arrangement

Allonnia was formed in 2019 and focuses on the application of synthetic biology in the bioremediation space, leveraging Ginkgo’s proprietary platform to develop solutions for waste bioremediation and the biorecovery of rare earth elements or other substances from waste streams or waste deposits. In December 2019, the Company entered into (i) an Intellectual Property Contribution Agreement (“Allonnia IP Agreement”) that granted Allonnia a license to certain of the Company’s intellectual property, (ii) a Technical Development Agreement (“Allonnia TDA”) that establishes the terms under which the Company is providing technical development services, and (iii) a Common Unit Issuance Agreement (“CUIA”) which provides for the issuance of common units of Allonnia to the Company in exchange for the license rights granted under the Allonnia IP Agreement. Contemporaneous with these agreements, Allonnia entered into a Series A Preferred Unit Purchase Agreement under which Allonnia sold 2,970,000 Series A Preferred Units to certain of the Company’s investors, as well as a third-party investor, for aggregate proceeds of approximately $33.0 million. Allonnia also agreed to issue an additional 630,000 Series A Preferred Units to a strategic partner as compensation for the delivery of future services to Allonnia. The Series A Preferred Unit Purchase Agreement also provides for the sale and issuance of up to an additional 5,400,000 Series A Preferred Units subsequent to the initial closing. Subsequently, during the year ended December 31, 2020, Allonnia issued an additional 1,844,911 Series A Preferred Units, 1,664,911 of which were sold for aggregate proceeds of $18.5 million and 180,000 of which were issued in exchange for the rights to certain intellectual property which will vest based on the achievement of milestones associated with the development of the intellectual property received. In 2021, Allonnia issued an additional 22,500 Series A Preferred Units for aggregate proceeds of $0.2 million and closed their Series A Preferred Unit financing. As a result, the Company received an additional 1,867,411 common units in full satisfaction of the additional common unit right described in the following paragraph (Note 22).

Under the Allonnia IP Agreement, the Company licensed intellectual property to Allonnia for use in the development or the production of its products that the parties will subsequently agree to develop under TDPs. The license rights provide Allonnia with the ability to commercialize the specified products from the corresponding strain or enzyme, which can only be developed by the Company under the Allonnia TDA. The Company received 3,600,000 common units as consideration for the license upon execution of the agreement. In addition, the Company is entitled to receive up to an additional 5,400,000 common units upon the issuance of additional Series A Preferred Units by Allonnia.

Under the Allonnia TDA, the parties jointly agree, through equal representation on a joint steering committee, on TDPs for specific strains and enzymes, in which the Company will perform agreed upon development services in return for consideration on a cost-plus basis for all services provided. As of December 31, 2020, the Company has entered into three TDPs with Allonnia.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Accounting Analysis

The Company concluded that Allonnia is a variable interest entity in which it holds a variable interest through its common unit interest. Allonnia was designed to function as a stand-alone entity with its own board of directors, employees, and operational infrastructure. While the Company was involved with the creation of Allonnia, has board representation, and is involved in the ongoing development activities of Allonnia through its participation on a joint steering committee (as provided for under the Allonnia TDA), the Company concluded this involvement does not give it the power to control the decisions with respect to the development activities of Allonnia, which are the most significant activities of Allonnia. The Company does not control Allonnia’s board of directors and there are no voting or consent agreements between the Company and the other members of Allonnia’s board of directors or the holders of the Series A Preferred Units. Further, the Company’s representation on the joint steering committee does not give it control over Allonnia’s development activities as all votes of the joint steering committee must pass by consensus and there is no agreement in place that would require Allonnia to vote in alignment with the Company. Accordingly, the Company is not the primary beneficiary of Allonnia as it does not control the decisions that most significantly impact Allonnia’s economic performance.

The common unit investment in Allonnia is considered an equity method investment as a result of the Company’s ability to exercise significant influence over the financial and operating policies through its ownership of common units. The initial carrying value of the equity method investment in Allonnia is the fair value of the common units of $24.5 million received in exchange for the Allonnia IP Agreement which, as discussed below, was accounted for as deferred revenue at inception. The fair value of Allonnia’s common units was determined at inception of the agreements using the option pricing method. The option pricing method used a back-solve methodology to infer the total equity value based on the pricing of the Series A Preferred Unit financing, which was contemporaneous with the Allonnia IP Agreement. Further, the Company determined the rights to up to an additional 5,400,000 common units did not meet the definition of a freestanding financial instrument and are not representative of a derivative. The right to the additional common units is considered variable consideration that is fully constrained at inception and until the contingencies related to the issuance of the additional shares are resolved. This contingency was resolved in 2021 when the Company and Allonnia agreed upon the additional 1,867,411 common units to be issued under the agreements (Note 22).

The Series A Preferred Units issued by Allonnia receive a liquidation preference prior to common units. As such, the Company concluded that this represents a substantive profit-sharing arrangement, and the Company is recognizing earnings and losses on the equity method investment using the HLBV method. The Company recorded a loss on equity method investment of $24.5 million from inception through December 31, 2019. The loss allocated to the Company primarily relates to Allonnia’s accounting for the non-cash consideration related to the Allonnia IP Agreement as in-process research and development, which resulted in the full value of the Company’s intellectual property contribution being expensed in the period ended December 31, 2019. As of December 31, 2019, the carrying value of the equity method investment in Allonnia has been reduced to zero. There is no commitment for the Company to provide further financial support to Allonnia and therefore the carrying value of the equity method investment will not be reduced below zero. As a result, no loss was recognized during the year ended December 31, 2020 on the equity method investment.

The relationship with Allonnia is a vendor-customer relationship and is within the scope of ASC 606 as the provision of services and corresponding license rights are considered a part of the Company’s ordinary activities and the common units represent non-cash consideration. While the Allonnia TDA has been executed by the parties and provides the payments terms for future services, the Allonnia TDA does not provide for any transfer of goods or services between the parties. However, the Company will provide licenses and services upon execution of the contemplated TDPs. Accordingly, the Company concluded that the Allonnia TDA met the

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

definition of a contract under ASC 606 and each TDP executed under the Allonnia TDA will be accounted for in accordance with ASC 606. There were no TDPs entered into during the year ended December 31, 2019, therefore, the non-cash consideration of $24.5 million is recorded as deferred revenue, net of current portion on the Consolidated Balance Sheet as of December 31, 2019.

The Company’s performance obligations under the contract consist of a combined service and license performance obligation related to the initial TDP executed in February 2020 and nine material rights, related to the estimated additional TDPs the parties expect to execute under the Allonnia TDA. The material rights represent an advance payment for the license rights which will be granted upon the execution of each TDP. As there is no additional payment for these license rights upon execution of a TDP, the Company has determined that there is a material right associated with each of the contemplated future TDPs. The Company has allocated $2.5 million of the upfront non-cash consideration to each of the ten performance obligations under the contract based on the estimated standalone selling price of the performance obligations. Unexercised material rights are recorded as non-current deferred revenue until such time as the parties execute a TDP.

Upon the execution of each TDP, the Company is obligated to provide development services under the TDP and a license to applicable patents and other intellectual property to the ingredient developed under the plan. The license and research and development services under a TDP are highly interdependent and interrelated with one another. Without the Company’s knowledge, expertise, and platform, there would not be a licensable strain or other commercializable product to transfer to Allonnia. Further, Allonnia has rights to all development intellectual property created as part of each TDP, irrespective of the result of the development. Therefore, each executed TDP consists of one combined performance obligation for the license and research and development services to be performed by the Company.

For each TDP, the transaction price consists of variable consideration for the most likely amount of estimated consideration to be received under the cost-plus arrangement and the $2.5 million allocation of the fixed non-cash consideration. As the services performed by the Company create or enhance an asset that Allonnia controls as the asset is created or enhanced, the Company satisfies the performance obligation and recognizes revenue over time. The Company uses an input method that compares total costs incurred relative to total estimated cost to complete to estimate progress under the contract. Any revisions to the estimated total budgeted costs to complete, and the resulting impact to revenue recognition, are reflected in the period of the change through a cumulative catch-up adjustment. In 2021, the constraint was removed from the additional non-cash consideration. The additional consideration of $12.7 million was allocated to all of the performance obligations under its arrangement with Allonnia consistent with the initial relative selling price allocation and a cumulative catch up was recognized for the TDPs in process (Note 22).

As of December 31, 2020 and 2019, the Company had a deferred revenue balance of $26.1 million and $24.5 million, respectively, with Allonnia. During the year ended December 31, 2020, the Company recognized $5.0 million from services provided to Allonnia. No revenue was recognized by the Company during the year ended December 31, 2019.

Glycosyn, LLC

Summary of Arrangement

In October 2018, the Company entered into a series of arrangements with Glycosyn, a biotech company developing components of human milk, to optimize and scale the production of human milk oligosaccharides (“HMOs”) for a suite of products that foster a healthy gut microbial ecology. Glycosyn has developed a portfolio of HMOs that can be produced at lab scale and the focus of the collaboration is to utilize the Company’s platform to more effectively optimize and enhance these existing HMOs-producing strains to scale up production, as well as develop new HMOs products.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Glycosyn arrangements include (i) a Class C Unit Purchase Agreement (“Glycosyn Purchase Agreement”), (ii) a Foundry Terms of Service Agreement (“Glycosyn FSA”), and (iii) the Glycosyn Promissory Note.

Under the Glycosyn Purchase Agreement, the Company purchased 80,142 Class C Units at a purchase price of $124.78 per unit for an aggregate purchase price of $10.0 million. Payment for the Class C Units was made with $1.0 million in cash paid at closing and the right for Glycosyn to utilize up to $9.0 million in Foundry services (“Glycosyn Prepaid Services”). The Class C Units have a liquidation preference over all other outstanding units equal to $10.0 million, plus any accrued or declared and unpaid distributions.

The Glycosyn FSA outlines the general terms and conditions under which the Company will perform services for Glycosyn. These services will, in turn, be performed under an executed TDP agreed to by both parties. Under an executed TDP, the Company will use commercially reasonable efforts to develop strains for the production of Glycosyn products. Further, the Company will grant Glycosyn certain licenses to any resulting product from each TDP to commercialize in the field of biosynthesis of oligosaccharides in microorganisms while the Company retains license rights outside of the field. The Company will charge for services based on its costs plus a fixed margin and apply amounts earned against the Glycosyn Prepaid Services. The first $1.0 million of services will be applied to the Glycosyn Prepaid Services. Thereafter, 25% of every invoice is applied to the Glycosyn Prepaid Services and 75% is payable in cash. Prior to its termination discussed below, the parties had executed one TDP.

The Glycosyn FSA can be terminated by mutual agreement, change in control or insolvency at any time during the term of the agreement. Glycosyn may terminate for convenience following the one-year anniversary, provided notice is received by the Company no later than thirty days following the one-year anniversary. Upon termination by mutual agreement, change in control, or insolvency, the Company is required to repay 50% of any unused Glycosyn Prepaid Services in cash or with Class C Units of Glycosyn at an amount equal to their then-current fair value. Upon termination for convenience by Glycosyn, the Company would be entitled to keep an amount equal to the cumulative amount invoiced against the Glycosyn Prepaid Services and the remainder would be payable to Glycosyn in cash or with Class C Units of Glycosyn at an amount based on their then current fair value.

In 2019, Glycosyn exercised their option to terminate the agreement in accordance with its contractual rights at the one-year anniversary. In connection with the termination notice, the parties negotiated a Unit Repurchase Agreement and Amendment to the FSA which was executed on December 31, 2019 and resulted in (i) the Company returning all of its Class C Units holdings to Glycosyn, (ii) termination of all the Company’s obligations under the Glycosyn FSA, (iii) agreement to perform certain services in the future on a cost-plus fixed margin basis, (iv) an increase to the amount owed on the Glycosyn Promissory Note from $3.1 million to $5.7 million, which was the outstanding balance as of December 31, 2019, and (v) a modification to the terms of the Glycosyn Promissory Note to increase the interest rate, modify the payment terms and extend the maturity. As of December 31, 2020, the outstanding balance on the promissory note was $5.4 million. Refer to Note 4 for discussion of the Glycosyn Promissory Note.

Accounting Analysis

Prior to the termination, the Company accounted for its investment in Glycosyn’s Class C Units as an equity method investment as it held an approximate 18% equity interest in Glycosyn. The Company recorded the initial carrying value of its equity method investment at fair value, which the Company determined was $10.0 million. The fair value was determined by the Company with the assistance of a third-party valuation specialist and utilizes a discounted cash flow analysis of Glycosyn’s projected cash flows and the preferences of the LLC units in a distribution scenario. As the Class C Units receive a preferential distribution, the Company concluded that the shares contain a substantive profit-sharing arrangement. Accordingly, the Company recognized its share of

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

earnings or losses from its equity method investment in Glycosyn using the HLBV method. During the year ended December 31, 2019, prior to the termination, the Company recorded a loss on equity method investment in Glycosyn of $1.3 million. Immediately prior to termination of the Glycosyn FSA, the carrying value of the equity method investment was $8.5 million.

While the Glycosyn FSA has been executed by the parties and provides the payment terms for future services, the Glycosyn FSA does not provide for any transfer of goods or services between the parties. However, there is an obligation that the Company will provide licenses and services upon execution of a TDP. Accordingly, at inception, the Company recorded deferred revenue of $9.0 million equal to the fair value of the equity received less the cash paid. Upon execution of a TDP, the Company will reduce the deferred revenue by the portion of the transaction price funded by the Glycosyn Prepaid Services. During the year ended December 31, 2019, the Company recognized $0.7 million of revenue related to the Glycosyn FSA. At the time of the termination of the Glycosyn FSA, the outstanding balance related to the Glycosyn Prepaid Services was $8.4 million, which was eliminated in conjunction with the termination of the Glycosyn FSA. Upon termination, the Company recognized a gain on termination of $1.5 million primarily attributable to the increase in loan receivable which is carried at fair value. The gain was recorded as a component of other income (expense), net on the Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2019.

Motif FoodWorks, Inc.

Summary of Arrangement

Motif was incorporated in 2018 to focus on the application of synthetic biology in the food industry, leveraging the Ginkgo’s proprietary platform to develop alternative protein ingredients that reduce reliance on animal products. In September 2018, the Company entered into (i) an Intellectual Property Contribution Agreement (“Motif IP Agreement”) with Motif that granted Motif a license to certain of the Company’s intellectual property and (ii) a Technical Development Agreement (“Motif TDA”) that establishes the terms under which the Company is providing technical development services.

Under the Motif IP Agreement, the Company licensed intellectual property to Motif for use in strain development to produce ingredients that the parties will subsequently agree to develop under TDPs. The license rights provide Motif with the ability to commercialize the specified ingredients from the corresponding strain, which can only be developed by the Company under the Motif TDA. In return for the license to the intellectual property, Motif granted the Company 9,000,900 shares of common stock. Concurrent with the Motif IP Agreement, Motif also sold 8,100,720 shares of Series A preferred stock to certain of the Company’s investors, as well as third-party investors, for aggregate proceeds of approximately $90.0 million.

The Motif TDA governs the procurement of the Company’s expertise and technical development services to collaborate in the research, development, and commercialization of specified ingredients. Under the Motif TDA, the parties jointly agree on TDPs for specific ingredients, in which the Company will perform agreed upon development services in return for consideration on a cost-plus fixed margin basis for all services provided. At inception, the Company estimated that it would execute ten TDPs with Motif.

Accounting Analysis

The Company concluded that Motif is a variable interest entity in which it holds a variable interest through its common stock interest. Motif was designed to function as a stand-alone entity with its own board of directors, employees, and operational infrastructure. While the Company was involved with the creation of Motif, has

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

board representation, and is involved in the ongoing development activities of Motif through its participation on a joint steering committee (as provided for under the Motif TDA), the Company concluded this involvement does not give it the power to control the decisions with respect to the development activities of Motif, which are the most significant activities of Motif. The Company does not control Motif’s board of directors and there are no voting or consent agreements between the Company and the other members of Motif’s board of directors or other investors. Further, the Company’s representation on the joint steering committee does not give it control over Motif’s development activities as all votes of the joint steering committee must pass by consensus and there is no agreement in place that would require Motif to vote in alignment with the Company. Accordingly, the Company is not the primary beneficiary of Motif as it does not control the decisions that most significantly impact Motif’s economic performance.

The investment in Motif common stock is considered an equity method investment as a result of the Company’s ability to exercise significant influence over the financial and operating policies through its common stock ownership. The initial carrying value of the equity method investment in Motif is the fair value of the common stock received in exchange for the Motif IP Agreement of $65.1 million which, as discussed below, is being accounted for as non-cash consideration under ASC 606. As Motif’s Series A preferred stockholders receive a liquidation preference prior to common stock, the Company concluded that this represents a substantive profit-sharing arrangement. Accordingly, the Company is recognizing earnings and losses on the equity method investment using the HLBV method. The Company recorded a loss on equity method investment of $65.1 million from inception through December 31, 2018 which reduced the carrying value to zero. The loss allocated to the Company primarily relates to Motif’s accounting for the non-cash consideration related to the Motif IP Agreement as in-process research and development, which resulted in the full value of Company’s intellectual property contribution being expensed in the period ended December 31, 2018, at which time the carrying value of the equity method investment in Motif had been reduced to zero. There is no commitment for the Company to provide further financial support to Motif and therefore the carrying value of the equity method investment will not be reduced below zero. As a result, no loss was recognized during the years ended December 31, 2020 and 2019 on the equity method investment.

The overall arrangement with Motif is a vendor-customer relationship and is within the scope of ASC 606 as the provision of development services and corresponding license rights are considered a part of the Company’s ordinary activities. The licenses contemplated under the Motif IP Agreement are contingent upon a TDP being agreed to by the parties under the Motif TDA and only relate to strains that are developed under a TDP. While the TDPs require approval by the parties, the parties initially estimated that ten TDPs would be negotiated under the arrangement.

The Company’s performance obligations under the Motif IP Agreement consist of ten material rights, related to the initial set of ingredients that the parties desired to develop in the first two years. The material rights represent an advance payment for the license rights which will be granted upon the execution of each TDP. As there is no additional payment for these license rights upon execution of a TDP, the Company has determined that there is a material right associated with each of the contemplated TDPs. The common stock received under the Motif IP Agreement is considered non-cash consideration and has been recognized at fair value. The Company determined the fair value of the common stock was $65.1 million at inception of the agreement with the assistance of a third-party valuation specialist, which was initially recorded as non-current deferred revenue. The option pricing model used a back-solve methodology to determine the total equity value based on the pricing of the Series A financing, which was contemporaneous with the Motif IP Agreement. The Company has allocated $6.5 million to each of the ten material rights. The Company allocated the transaction price based on the estimated standalone selling price of the material rights which is, in turn, based on the intrinsic value of the right and the probability of exercise.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Upon the execution of each TDP, the Company is obligated to provide development services under the TDP and a license to applicable patents and other intellectual property to the ingredient developed under the plan. The license and research and development services under a TDP are highly interdependent and interrelated with one another. Without the Company’s knowledge, expertise and platform, there would not be a licensable strain or other commercializable product to transfer to Motif. Further, Motif has rights to all development intellectual property created as part of each TDP, irrespective of the result of the development. Therefore, each executed TDP consists of one combined performance obligation for the license and research and development services to be performed by the Company.

For each TDP, the transaction price consists of variable consideration for the most likely amount of estimated consideration to be received under the cost-plus arrangement and the $6.5 million which was allocated to the associated material right under the Motif IP Agreement. As the services performed by the Company create or enhance an asset (i.e., the specified ingredient) that Motif controls as the asset is created or enhanced, the Company satisfies the performance obligation and recognizes revenue over time. The Company uses an input method that compares total costs incurred relative to total estimated cost to complete to estimate progress under the contract. Any revisions to the estimated total budgeted costs to complete, and the resulting impact to revenue recognition, are reflected in the period of the change through a cumulative catch-up adjustment.

As of December 31, 2020 and 2019, the Company had a deferred revenue balance of $54.0 million and $62.5 million, respectively, with Motif. The Company recognized revenue of $20.8 million and $19.0 million from services provided to Motif during the years ended December 31, 2020 and 2019, respectively.

Genomatica, Inc.

2016 Genomatica Agreement

In 2016, the Company purchased Series A preferred stock of Genomatica, Inc. (“Genomatica”), a biotechnology company specializing in the development and manufacturing of intermediate and specialty chemicals from both sugar and alternative feedstocks. The Company also entered into a Collaboration Agreement with Genomatica (“Genomatica Collaboration”) in connection with the financing. The Genomatica Collaboration was entered into to share expertise on biotechnology solutions. Specifically, Genomatica provided the Company with scale-up and process optimization functions, and the Company has provided Genomatica with certain technology development functions generally centered on high throughput strain engineering capabilities. The Genomatica Collaboration’s focus was on obtaining new customers for either party that could benefit from the combined expertise of both parties, and the agreement provides for profit-sharing allocations between Genomatica and the Company depending on the category of the potential product. Each party is responsible for their own costs incurred under an agreed upon TDP.

2018 Genomatica Agreement

In September 2018, the Company entered into a stock purchase agreement with Genomatica under which it received $40.0 million of Series B preferred stock from Genomatica. In lieu of cash consideration, the Company entered into a Foundry Terms of Service Agreement (“Genomatica FSA”) with Genomatica in which the Company would provide up to $40.0 million in services at no charge to Genomatica (“Initial Prepayment”). The Genomatica FSA terminated the Genomatica Collaboration and changed the pricing terms for work performed under TDPs to a cost-plus fixed margin agreement. Genomatica can apply a portion of the $40.0 million in prepaid services to outstanding invoices under the Genomatica FSA, subject to certain limitations that require cash payment for services over certain monthly thresholds. Further, while the Genomatica FSA replaced the Genomatica Collaboration, any fees that would have been paid to or by the Company under contracts previously governed by the Genomatica Collaboration continue to be shared between the parties. These amounts are either

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(i) added to, if payable to the Company, or (ii) reduced from, if payable to Genomatica, the balance of the prepaid services over the term of the arrangement, with certain restrictions. At the time of the execution of the Genomatica FSA, there was $19.1 million of potential consideration payable to the Company under the Genomatica Collaboration, which upon payment will contribute to the prepaid services balance, and $4.6 million of potential payments to Genomatica, which upon payment will reduce the prepaid services balance. As of December 31, 2020, and 2019, the Company has received $6.9 million under the Genomatica FSA.

Accounting Analysis

The Company concluded that Genomatica is a variable interest entity in which it holds a variable interest through its preferred stock interest. While the Company holds a seat on Genomatica’s board of directors and participates in board decisions via such participation, it does not have the ability to control the board as there is no voting or consent agreement between the Company and other members of the board or preferred stockholders. Further, while the Company participates on the joint steering committee that governs the Genomatica FSA, all votes must be unanimous and there is no agreement in place that would require Genomatica to vote in alignment with the Company. Accordingly, the Company is not the primary beneficiary of Genomatica as it does not control the decisions that most significantly impact Genomatica’s economic performance.

The Company concluded the preferred stock investment was not in-substance common stock and therefore did not qualify for accounting as an equity method investment. Rather, the Company concluded the preferred stock investment should be accounted for as an equity security as it represents an ownership interest in Genomatica that is not mandatorily redeemable nor does the Company have the unilateral right to redeem the preferred stock. Genomatica’s preferred stock is not exchange-traded and does not have a readily determinable fair value. Therefore, the Company accounts for the Genomatica preferred stock under the measurement alternative for equity investments that do not have a readily determinable fair value, which in this case is at historical cost. As of December 31, 2020, and 2019, the cost of the investment in Genomatica’s preferred stock was $55.0 million and is included in investments on the Consolidated Balance Sheets. As of December 31, 2020 and 2019, no adjustments have been recognized related to the preferred stock investment as a result of the application of the measurement alternative.

Under the Genomatica Collaboration, the Company was entitled to receive a portion of fees earned from third party customers of Genomatica that were within the scope of the agreement. The Company accounted for the collaboration under ASC 808, however the Company applied ASC 606 by analogy for measurement and recognition purposes. Under the Genomatica Collaboration, the Company’s promises consisted of (i) licenses to the Company’s intellectual property, related to the specified development work, and (ii) research and development services. The Company determined that there was a single, combined performance obligation consisting of research services and licenses to certain intellectual property. The Company recognized the revenue for the combined performance obligation using an over-time input method, as the Company’s performance under the contract created or enhanced the target product or strain as such product or strain was developed. The Company measured progress based on the cost incurred relative to total forecasted cost.

The Genomatica FSA represents a modification to the Genomatica Collaboration that resulted in a change in transaction price from milestones to a cost-plus fixed margin structure. The Genomatica FSA did not result in the addition of any distinct promised goods or services, and the Company’s remaining obligation post-modification was to finish the partially satisfied development work that had commenced under the Genomatica Collaboration. This performance obligation was satisfied during the year ended December 31, 2019.

As of December 31, 2020 and 2019, the Company had a deferred revenue balance of $30.1 million and $38.1 million, respectively, with Genomatica. During the years ended December 31, 2020 and 2019, the Company recognized revenue from services provided to Genomatica of $9.4 million and $6.2 million, respectively.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Joyn Bio, LLC

Summary of Arrangement

In September 2017, the Company and certain other investors formed Cooksonia for the purposes of holding the Company’s investment in Joyn. Concurrently, Cooksonia entered into a commitment agreement with Bayer CropScience LP (“Bayer”) to form Joyn. Joyn is focused on research, development, discovery, and commercialization of engineered microbes for use in agriculture. The initial program uses advanced techniques in biology to study and engineer naturally occurring soil microbes and their nitrogen-fixing genes to enable crops to produce their own fixed nitrogen and reduce the nitrogen fertilizer required.

The Company contributed $5.0 million in cash and certain intellectual property to Cooksonia in exchange for a 70% equity interest in Cooksonia (“Class A Units”). Cooksonia received $20.0 million in cash from another investor, who is a related party of the Company, for a 20% equity interest in Cooksonia (“Class B Units”). Cooksonia also received certain intellectual property from Genomatica and issued Genomatica a 10% equity interest in Cooksonia (“Cooksonia Class C Units”) and paid Genomatica $5.0 million in cash. Subsequently, Cooksonia contributed $20.0 million and all intellectual property received from the Company and Genomatica in exchange for a 50% equity interest in Joyn. Bayer contributed $20.0 million in cash funding plus specified intellectual property. In addition, Bayer committed to contribute up to an additional $60.0 million to be paid subject to certain funding procedures. In return, Bayer obtained a 50% equity interest in Joyn. The agreements may be terminated by mutual agreement, following a change in control, and for breach.

Joyn is governed by a Board of Managers (“Joyn Board”) comprised of equal representation of the Company and Bayer. The Joyn Board has all the rights, powers, obligations, and authority to manage the business and affairs of Joyn.

The Company also entered into a Foundry Services Agreement (“Joyn FSA”) with Joyn under which the Company will provide Joyn with technical services and preferred access to the Company’s facilities. Joyn paid the Company a non-refundable $20.0 million prepayment for services to be provided under the Joyn FSA (“Joyn Prepaid Services”). The Joyn Prepaid Services can be utilized for technical services performed by the Company, its subcontractors, and third parties involved in the performance of the overall technical services. Amounts due to the Company are applied to the balance of Joyn Prepaid Services as earned. During the year ended December 31, 2019, Joyn made an additional $15.0 million prepayment for services (“Joyn Additional Prepaid Services”). Under certain Joyn termination scenarios, any amount of unused Joyn Additional Prepaid Services shall be repaid by the Company to Joyn. There were no additional prepayments during the year ended December 31, 2020.

Accounting Analysis

From inception, the Company’s investment in Cooksonia has represented a controlling financial interest, resulting in consolidation of Cooksonia within Company’s consolidated financial statements. The Company concluded that Cooksonia is a variable interest entity and that it holds a variable interest in Cooksonia through its Class A Units. The Company is the primary beneficiary of Cooksonia as it controls the decisions that most significantly impact economic performance as the Company controls 100% of the board of directors and holds 70% of the equity in Cooksonia. The initial cash and in-kind contributions the Company made to Cooksonia have been recorded at carrying value as the transaction was with entities under common control. All assets of Cooksonia after the initial investments, net of the amounts paid to Genomatica, were contributed to Joyn for a 50% equity interest in Joyn. The Company presents the non-controlling interest attributable to the other investors’ equity interest in Cooksonia as a component of stockholder’s equity. The initial carrying value of the Company’s equity interest in Cooksonia was $13.1 million, comprised of the initial $5.0 million cash investment

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

and an $8.1 million adjustment for Cooksonia’s claim on net assets in accordance with ASC 810, Consolidation (“ASC 810”) recognized to reflect a certain investor’s liquidation preference in a termination event that represents a substantive profit-sharing agreement. The initial carrying value of the non-controlling interest was comprised of cash and intellectual property contributions from the other investors of $29.7 million, less the $8.1 million adjustment for the non-controlling interest holders’ claim on the net assets of Cooksonia.

With respect to Cooksonia’s investment in Joyn, as Cooksonia does not control the Joyn Board, it does not have the power to control the decisions related to the development activities of Joyn, which are the most significant activities of Joyn. Accordingly, the Company concluded that Cooksonia is not the primary beneficiary of Joyn as it does not control the decisions that most significantly impact Joyn’s economic performance.

Cooksonia accounts for its 50% equity interest in Joyn as an equity method investment based on the size of its equity interest and its influence on the board of directors. The equity method investment in Joyn was recorded at an initial carrying value of $97.9 million, which is the fair value of Cooksonia’s interest in Joyn. The fair value was determined by management with the assistance of a third-party valuation specialist. The option pricing model used a back-solve methodology to determine the total equity value based on the pricing of the Class B Units which were exchanged for cash. The license of intellectual property to Joyn has been accounted for under ASC 606 as described below. Upon liquidation, the net assets of Joyn are not distributed in accordance with each party’s respective ownership interest. Depending on the circumstances or type of liquidation event, Bayer or Cooksonia may receive certain preference payments or priority in the assets that are distributed. These preferences represent a substantive profit-sharing arrangement and, accordingly, Cooksonia recognizes earnings and losses on its equity method investment using the HLBV method. For the years ended December 31, 2020 and 2019, Cooksonia recognized a loss of $0.4 million and $1.7 million on its equity method investment, comprised of Cooksonia’s changes in claim on the net assets of Joyn as of December 31, 2020 and 2019, respectively.

For the years ended December 31, 2020 and 2019, Cooksonia’s net loss was $0.4 million and $1.7 million (comprised solely of the loss from its equity method investment in Joyn), of which $0.1 million and $0.5 million was attributable to the non-controlling interests, respectively. As of December 31, 2020 and 2019, Cooksonia recognized its equity method investment in Joyn at $28.9 million and $29.3 million, respectively, which was the sole asset held by Cooksonia as of each period end and is included in the Consolidated Balance Sheets for the respective periods. No liabilities were held by Cooksonia as of December 31, 2020 and 2019.

The Company accounts separately under ASC 606 for Cooksonia’s contribution of its intellectual property and the services performed by the Company under technical project plans governed by the Joyn FSA. The Company accounts for the intellectual property sale and the technical services separately as the two agreements were not negotiated with a single commercial objective, the consideration under each agreement is not interdependent, and the intellectual property contribution from Cooksonia is separate and distinct from the research and development services performed under the Joyn FSA.

The Company considers the granting of licenses to the Company’s intellectual property as part of its ordinary business activities and, therefore, Cooksonia’s contribution of intellectual property to Joyn represents a contract with a customer. The intellectual property contains multiple licenses for which control transfers at inception and all revenue associated with the licenses was recognized during the year ended December 31, 2017.

The Joyn FSA functions as a master services agreement that provides the framework for the ongoing research and development services relationship between the Company and Joyn. The Joyn FSA does not create a contract under ASC 606 as it does not identify goods or services to be performed nor does it define consideration under the contract. Upon the execution of a technical project plan under the Joyn FSA, the arrangement qualifies as a contract under ASC 606.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company accounts for each technical project separately. Each technical project plan provides for distinct services in the context of the contract, has been separately negotiated with Joyn, focuses on different specified strains with separate scopes of work, and has its own budget. The sole performance obligation under each individual technical project plan consists of the research and development services as the requisite licenses were transferred prior to the execution of the technical project plans. The transaction price for each technical project plan is determined at plan inception based on the consideration that the Company negotiated in exchange for the services to be provided. The Company’s performance under each technical project plan creates or enhances assets under Joyn’s control. Joyn receives the benefits of the output of the research and development services which allow Joyn to make strategic business decisions on the direction of each product candidate. Therefore, the Company satisfies the respective performance obligations and recognizes revenue over time.

For the years ended December 31, 2020 and 2019, the Company recognized revenue from services provided to Joyn of $7.3 million and $9.3 million, respectively, for which the balance was applied against deferred revenue. As of December 31, 2020 and 2019, the Company had a deferred revenue balance of $9.9 million and $17.1 million, respectively, with Joyn, which represented the remaining balance of prepaid services as of each respective date. As of December 31, 2020, $9.9 million of the deferred revenue balance remains refundable under certain termination scenarios.

Amyris, Inc.

During 2017, the Company terminated its collaborative relationship with Amyris, Inc. (“Amyris”) as provided in the Amyris Collaboration Agreement and executed a settlement arrangement (“Partnership Agreement”) under which the Company is entitled to receive (i) value share payments owed to the Company under the Amyris Collaboration Agreement, (ii) payments of $0.8 million each quarter commencing on December 31, 2018 through the quarter ended September 30, 2022, and (iii) payments due under an interest bearing $12.0 million promissory note.

The parties amended the agreements during the year ended December 31, 2020 to defer certain payments and provide Amyris waivers for noncompliance with certain covenants. As of December 31, 2020, the Company was owed (i) the $12.0 million principal balance on the promissory note which matures on October 19, 2022 and (ii) payments under the Partnership Agreement, as amended, which includes quarterly payments of $0.2 million to $0.3 million through September 2022 and an end of term payment of $9.8 million on October 19, 2022.

The Company concluded that all amounts due are a settlement for accounting purposes as the payments are being made without any obligation from the Company to Amyris. The balance due on the promissory note and right to payments due under the Partnership Agreement are not recognized in the Company’s financial statements until the gain is realized. The Company recognizes any payments made under the Partnership Agreement and promissory note, including interest, when cash is received as other income (expense), net. During the years ended December 31, 2020 and 2019 the Company received payments of $8.3 million and $1.6 million, respectively, which are recorded as a component of other income (expense), net in the Consolidated Statements of Operations and Comprehensive Loss.

Synlogic, Inc.

Summary of Arrangement

In June 2019, the Company entered into several agreements with Synlogic, a publicly traded clinical-stage biopharmaceutical company focused on advancing drug discovery and development for synthetic biology-derived medicines. The Company entered into a Subscription Agreement with Synlogic whereby it purchased 6,340,771 shares of common stock at $9.00 per share for a total purchase price of $57.1 million, which represented a 19.9% equity interest in Synlogic. The Company also entered into a Warrant Agreement whereby it received the right to purchase 2,548,117 shares of common stock of Synlogic at an exercise price of $9.00 per share. The Company

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

made a non-refundable prepayment related to the exercise price of the warrant equal to $8.99 per share for a total payment of $22.9 million. The warrant is only exercisable to the extent the Company’s interest in Synlogic does not exceed 19.99%. The Company also entered into a Foundry Services Agreement (“Synlogic FSA”) whereby Synlogic provided $30.0 million in cash as a non-refundable prepayment for Foundry services. The prepaid Foundry services can be utilized for development of collaboration strains. Services performed under the services agreement will be applied to the prepaid amount based on the contractual rates included in the contract, based on costs incurred plus a fixed margin. Work will be performed under the Synlogic FSA pursuant to TDPs. Each TDP will pursue the development of a specific collaboration strain and/or production protocol. The Synlogic FSA will terminate upon the earlier of the exhaustion of the prepayment amount in full or the fifth anniversary of the effective date of the agreement and may be extended in certain circumstances.

Accounting Analysis

The overall arrangement with Synlogic includes the Subscription Agreement whereby the Company purchased shares of Synlogic common stock, the Warrant Agreement whereby the Company prepaid a significant portion of the exercise price of the warrant to purchase Synlogic common stock, which is non-refundable, and the Synlogic FSA whereby the Company will perform services for Synlogic. The Company concluded that these agreements should be considered one arrangement for accounting purposes as they were entered into at the same time and negotiated as a package with a single commercial objective.

The common stock investment in Synlogic is considered an equity method investment as the Company does not have a controlling financial interest in Synlogic but does have the ability to influence the financial and operating policies through its ownership of common stock. The Company has elected to apply the fair value option to account for the equity method investment. At inception, the fair value of the equity method investment in Synlogic was recorded at $35.8 million as a component of equity method investments on the Consolidated Balance Sheet. As of December 31, 2020 and 2019, the fair value of the equity method investment in Synlogic was $13.7 million and $16.4 million, respectively. For the years ended December 31, 2020 and 2019, the Company recorded a loss on its equity method investment of $2.7 million and $19.4 million, respectively, representing the decrease in fair value of Synlogic common stock, which is reflected in loss on equity method investments in the Consolidated Statements of Operations and Comprehensive Loss.

The Company has also elected to apply the fair value option to account for the warrant to purchase Synlogic common stock. At inception, the warrant was recorded at $14.4 million as a component of investments on the Consolidated Balance Sheet. As of December 31, 2020 and 2019, the fair value of the warrant was $5.5 million and $6.6 million, respectively, calculated as the value of the underlying common stock, less the related unpaid exercise price. For the years ended December 31, 2020 and 2019, the Company recorded a loss of $1.1 million and $7.8 million, respectively, representing the decrease in fair value of the warrant, which are reflected in loss on investments in the Consolidated Statements of Operations and Comprehensive Loss.

The Company elected to apply the fair value option to these instruments as the fair value of Synlogic’s common stock is objectively determinable based on quoted market prices in an active market for the identical securities. The Company’s equity method investment in Synlogic is the only equity method investment where the underlying equity instruments are traded in an active market.

For the Synlogic FSA and related TDPs, the Company concluded that the TDPs represent contracts with a customer and will be accounted for under ASC 606. At inception, Synlogic prepaid $30.0 million for services under the Synlogic FSA. The prepaid services were reduced by $29.8 million, which represents the excess of the aggregate $80.0 million the Company paid to purchase Synlogic’s common stock and warrant over the respective

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

fair values of those instruments. This resulted in deferred revenue at inception of $0.2 million which is being recognized over the period which the Company will provide services to Synlogic. The Company recognized revenue for services provided to Synlogic of $0.1 million for the year ended December 31, 2020 and less than $0.1 million for the year ended 2019. The Company had a deferred revenue balance with Synlogic that totaled $0.1 million each as of December 31, 2020 and 2019.

National Institutes of Health

In July 2020, the Company was awarded a letter contract with the National Institutes of Health (“NIH”) under NIH’s Rapid Acceleration of Diagnostics (“RADx”) initiative. The goal of RADx was to support a range of new lab-based and point-of-care tests that could significantly increase the number, type and availability of COVID-19 tests performed each day in the United States. This contract, which had a total award value of up to $40.5 million, was intended to increase the testing capacity for COVID-19. As of December 31, 2020, the Company had achieved milestone-based payments of $6.6 million under the NIH letter contract, which were recorded in other income, net in the Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2020. In October 2020, the parties agreed not to execute a definitive agreement for the additional milestones and no further amounts are expected to be recognized under this contract.

Octant, Inc.

In November 2020, the Company entered into a development and collaboration agreement with Octant, Inc. (“Octant”) to develop and disseminate a diagnostic test for COVID-19. Under the agreement, the Company made an upfront, non-refundable payment of $5.0 million in exchange for a license to Octant’s proprietary SwabSeq sequencing platform, which can be used to detect the presence of COVID-19. The SwabSeq technology can also be further developed for broader testing efforts for other respiratory illnesses, including the common cold and flu. As part of the arrangement, the Company will pay to Octant profit-sharing fees based on a percentage of the adjusted gross revenues earned at certain of its testing facilities utilizing SwabSeq technology. The $5.0 million upfront payment was determined to be in-process research and development expense and was fully expensed when incurred. There were no profit-sharing payments related to this arrangement for the year ended December 31, 2020.

18. Employee Benefit Plan

The Company has a 401(k) retirement plan covering substantially all employees. Under the retirement plan, employees make voluntary contributions and the Company makes a 5% non-elective contribution for all employees based on compensation, subject to IRS contribution limits. For the years ended December 31, 2020 and 2019, the Company contributed $2.2 million and $1.6 million, respectively, to the retirement plan.

19. Income Taxes

For the years ended December 31, 2020 and 2019, the loss before provision for incomes taxes consisted of the following (in thousands):

	Years Ended December 31,
	2020	2019
Domestic	$(124,834)	$(119,835)
Foreign	—	—

Total	$(124,834)	$(119,835)

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2020 and 2019, the Company incurred the following income tax expense (in thousands):

	Years Ended December 31,
	2020	2019
Income tax expense:
Current federal income tax	$—	$—
Current state income tax	26	22

Deferred federal income tax	581	—
Deferred state income tax	1,282	—

Income tax expense	$1,889	$22

A reconciliation of income tax expense computed at the statutory corporate income tax rate to the effective income tax rate for the years ended December 31, 2020 and 2019 is as follows:

	Years Ended December 31,
	2020	2019
Tax expense computed at the federal statutory rate	21.0%	21.0%
State taxes	4.5%	4.2%
Change in valuation allowance	(31.3%)	(25.2%)
Equity investments	(0.6%)	(5.7%)
Tax credits	4.8%	4.4%
Non-deductible expenses	(0.2%)	(0.1%)
Other expenses	0.3%	1.4%

Total income tax expense	(1.5%)	0.0%

The Company’s deferred tax assets and liabilities consist of the following (in thousands):

	Years Ended December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$91,467	$61,300
Tax credit carryforwards	20,338	14,443
Accrued expenses	1,265	390
Deferred revenue	28,590	29,575
Amortizable intangibles	4,198	3,218
Tenant allowance	2,206	2,174

Deferred tax assets before valuation allowance	148,064	111,100
Valuation allowance	(143,827)	(104,745)

Deferred tax assets	4,237	6,355
Deferred tax liabilities:
Equity-based compensation	—	(88)
Property and equipment	(830)	(862)
Basis differences	(5,270)	(5,405)

Deferred tax liabilities	(6,100)	(6,355)

Net deferred taxes	$(1,863)	$—

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Activity in the deferred tax assets valuation allowance is summarized as follows (in thousands):

	Beginning of Period	Additions	Reductions/ Charges	End of Period
Deferred tax assets valuation allowance:
Year Ended December 31, 2020	$104,745	$39,082	$—	$143,827
Year Ended December 31, 2019	$74,511	$30,234	$—	$104,745

The Company has evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets. The Company considered its history of cumulative net losses incurred since inception and has concluded that it is more likely than not that it will not realize the benefits of the deferred tax assets. Accordingly, a valuation allowance has been established against the deferred tax assets as of December 31, 2020 and 2019 that are not expected to be realized. The Company reevaluates the positive and negative evidence at each reporting period. The valuation allowance increased on a net basis by approximately $39.1 million during the year ended December 31, 2020 due primarily to an increase in net operating losses and tax credits.

As of December 31, 2020, the Company had federal net operating loss carryforwards of approximately $347.8 million, of which $139.2 million begin to expire in 2029. The Company has approximately $208.6 million of federal net operating losses as of December 31, 2020 that can be carried forward indefinitely. As of December 31, 2020, the Company had state net operating loss carryforwards of approximately $282.8 million, of which $278.3 million begin to expire in 2029. The Company has approximately $4.5 million of state net operating losses as of December 31, 2020 that can be carried forward indefinitely.

As of December 31, 2020, the Company had federal research and development tax credit carryforwards of approximately $13.8 million which begin to expire in 2029. As of December 31, 2020, the Company also had state research and development tax credit carryforwards of approximately $8.2 million which begin to expire in 2028.

Under Sections 382 and 383 of the U.S. Internal Revenue Code, if a corporation undergoes an ownership change, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change income and taxes may be limited. In general, an ownership change generally occurs if there is a cumulative change in its ownership by 5% stockholders that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under U.S. state tax laws. The Company may have experienced an ownership change in the past and may experience ownership changes in the future as a result of future transactions in its share capital, some of which may be outside of the Company’s control. As a result, if the Company earns net taxable income, the Company ability to use its pre-change net operating loss carryforwards, or other pre-change tax attributes, to offset U.S. federal and state taxable income and taxes may be subject to significant limitations.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which the Company operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. As of December 31, 2020, the Company’s tax years are still open under statute from 2017 to the present.

The Company accounts for uncertain tax positions using a more likely than not threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors that include, but are not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position. The Company evaluates uncertain tax positions on an annual basis and adjusts the level of the liability to reflect any subsequent changes in the relevant facts surrounding the uncertain positions. The Company accounts for interest and penalties related to uncertain tax positions as part of its

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

provision for income taxes. As of December 31, 2020 and 2019, the Company had no recorded liabilities for uncertain tax positions and had no accrued interest or penalties related to uncertain tax positions. The Company does not expect a material change in unrecognized tax benefits in the next twelve months.

20. Net Loss per Share

The following potential common shares, presented based on amounts outstanding at each period end, were excluded from the calculation of diluted net loss per share attributable to Ginkgo Bioworks, Inc. common stockholders for the periods indicated because including them would have been anti-dilutive:

	Year Ended December 31,
	2020	2019
Series B Preferred Stock	4,138,185	4,138,185
Series C Preferred Stock	4,658,503	4,658,503
Series D Preferred Stock	6,146,911	6,146,911
Series E Preferred Stock	3,460,005	2,831,342
Warrants to purchase Series B Preferred Stock	5,066	5,066
Warrants to purchase Series D Preferred Stock	15,720	15,720
Outstanding stock options	679,596	718,755
Unvested RSUs	2,545,458	1,428,674
Unvested RSAs	8,538	13,771

21.	Related Parties

Related party transactions included in the Consolidated Balance Sheets, excluding the Company’s investments and equity method investments, are summarized below (in thousands):

	Joyn	Motif	Genomatica	Allonnia	Synlogic	Total
Balances as of December 31, 2020
Accounts receivable, net	$—	$2,403	$1,500	$1,309	$—	$5,212
Prepaid expenses and other current assets	$24	$232	$—	$13	$—	$269
Deferred revenue, current and non-current	$9,862	$53,952	$30,128	$26,064	$72	$120,078

Balances as of December 31, 2019
Accounts receivable, net	$163	$4,054	$—	$—	$—	$4,217
Deferred revenue, current and non-current	$17,135	$62,513	$38,059	$24,480	$144	$142,331

Related party transactions included in the Consolidated Statements Operations and Comprehensive Loss, excluding the losses on the Company’s investments and equity method investments, are summarized below (in thousands):

	Joyn	Motif	Genomatica	Allonnia	Synlogic	Glycosyn	Total
For the Year Ended December 31, 2020
Foundry revenue	$7,273	$20,798	$9,431	$4,960	$73	$—	$42,535
Other income, net	$407	$314	$—	$—	$—	$—	$721

For the Year Ended December 31, 2019
Foundry revenue	$9,349	$18,986	$6,248	$—	$17	$668	$35,268
Interest income	$—	$—	$—	$—	$—	$163	$163
Other income, net	$222	$42	$—	$—	$—	$1,530	$1,794

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Related party transactions included in the changes in operating assets and liabilities in the Consolidated Statements of Cash Flows are summarized below (in thousands):

	Joyn	Motif	Genomatica	Allonnia	Synlogic	Glycosyn	Total
For the Year Ended December 31, 2020
Accounts receivable, net	$163	$1,651	$(1,500)	$(1,309)	$—	$—	$(995)
Prepaid expenses and other current assets	$(24)	$(232)	$—	$(13)	$—	$—	$(269)
Deferred revenue, current and non-current	$(7,273)	$(8,561)	$(7,931)	$1,584	$(72)	$—	$(22,253)

For the Year Ended December 31, 2019
Accounts receivable, net	$(54)	$(2,035)	$8	$—	$—	$(140)	$(2,221)
Deferred revenue, current and non-current	$5,719	$9	$(2,232)	$—	$144	$(528)	$3,112

As the Company no longer held an equity interest in Glycosyn as of December 31, 2019, it was no longer considered a related party of the Company as of that date. Therefore, the related party transactions for Glycosyn as of and for the year ended December 31, 2020 and as of December 31, 2019 are presented as zero in the tables above. Refer to Note 8 for additional details on the Company’s investments and equity method investments held in its related parties. Refer to Note 17 for additional discussion of the Company’s arrangement with Glycosyn.

22. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to May 14, 2021, the date that the financial statements were available to be issued. Based on this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

(a) Amendment to Glycosyn Promissory Note

In January 2021, the existing terms of the Glycosyn Promissory Note were amended to add an additional $0.2 million to the principal balance and to extend the number of interest-only payments to include the quarterly payments due on or before December 31, 2020 and March 31, 2021. The amendment also added a provision to increase the interest rate from 7.5% to 12.5% (or the maximum allowable by law, whichever is less) in the event of default by Glycosyn.

(b) Allonnia Series A Preferred Unit Financing

In January 2021, Allonnia issued an additional 22,500 Series A Preferred Units for aggregate proceeds of $0.2 million and closed their Series A Preferred Unit financing. As a result, the Company received 1,867,411 common units in Allonnia for total consideration of $12.7 million.

(c) Kalo Ingredients, LLC

In March 2021, Kalo Ingredients, LLC (“Kalo”) was formed to focus on the application of synthetic biology in the personal care products industry. In March 2021, the Company entered into (i) an IP Property Contribution

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Agreement (“Kalo IP Agreement”) that granted Kalo a license to certain of the Company’s intellectual property, (ii) a Technical Development Agreement (“Kalo TDA”) that establishes the terms under which the Company will provide technical development services, and (iii) a Common Unit Issuance Agreement (“Kalo CUIA”) which compensates the Company for its intellectual property contribution and increases Kalo’s access to the Company’s intellectual property in exchange for more common units.

Under the Kalo IP Agreement, the Company licensed intellectual property to Kalo for use in the development or the production of its products that the parties will subsequently agree to develop under TDPs. The license rights provide Kalo with the ability to commercialize the specified products from the corresponding strain or enzyme, which can only be developed by the Company under the Kalo TDA. In return for the license to the intellectual property, Kalo has agreed to issue the Company up to 9,000,000 common units in accordance with certain terms and conditions set forth within the agreements. Upon execution, the Company was issued 1,755,000 common units under the Kalo CUIA and any additional units will be determined based on the additional closings of the Series A Preferred Units which will be completed within 90 days of execution of the Kalo CUIA. Under the Kalo TDA, the parties jointly agree on TDPs for specific strains and enzymes in which the Company will perform agreed upon development services in return for consideration on a cost-plus basis for all services provided.

(d) 2014 Plan Increase

In March 2021, the board of directors approved an increase to the aggregate number of shares reserved for issuance under the 2014 Plan of 814,182 shares, raising the total aggregate number of shares reserved for issuance under the 2014 Plan from 2,664,186 to 3,478,368.

(e) Parcel O Lease Agreement

In April 2021, the Company entered into a lease consisting of approximately 152,000 square feet of office and laboratory space being developed in Boston, Massachusetts. The lease commencement date is estimated to be June 1, 2024, subject to certain extensions, and expires on the fifteenth anniversary of the lease commencement date. Annual base rent for the first lease year will be approximately $12.9 million, subject to annual rent increases over the term of the lease. The lease includes one option to extend the lease for ten years at then-market rates, subject to certain adjustments, and will be secured by a letter of credit of $9.1 million.

(f) Acquisition of Dutch DNA Biotech B.V.

In April 2021, the Company entered into a definitive Share Sale and Purchase Agreement (“Purchase Agreement”) with Have Fungi B.V. (“HF”) and a Technical Development Agreement (“TDA”) with Dutch DNA Biotech B.V. (“DDNA”), each a Dutch company located in the Netherlands. Under the Purchase Agreement, the Company will pay HF a purchase price in an amount equal to EUR 10 million, 33,291 shares of Ginkgo common stock, plus net debt and working capital adjustments, to acquire 100% ownership in the capital of DDNA. In addition, under the Purchase Agreement, the Company agrees to earn-out payments to HF and certain designees upon achievement of one or more technical and commercialization milestones based on the performance of DDNA, including pursuant to the TDA, in an aggregate amount not to exceed $20.0 million during the earn-out term. The Company expects to finalize the transaction by the beginning of the third quarter of 2021.

(g) Agreement and Plan of Merger

On May 11, 2021, the Company and Soaring Eagle Acquisition Corp. (“SRNG”) entered into an agreement and plan of merger (the “Merger Agreement”) under which Merger Sub, a newly formed subsidiary of SRNG, will be merged with and into Ginkgo with Ginkgo surviving the merger as a wholly owned subsidiary of SRNG (the

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

“Business Combination”). As a result of the proposed merger, SRNG will be renamed “Ginkgo Bioworks Holdings, Inc.” (“New Ginkgo”).

Concurrently with the execution of the Merger Agreement, SRNG entered into subscription agreements with certain accredited investors, pursuant to which, among other things, they agreed to purchase immediately prior to the closing of the Business Combination, an aggregate of 77,500,000 shares of SRNG’s Class A common stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $775 million (the “PIPE Financing”).

Subject to the terms of the Merger Agreement, immediately prior to the effective time of the Business Combination (the “Effective Time”), (i) Ginkgo will effect a recapitalization such that Ginkgo’s authorized capital stock shall consist solely of Ginkgo Class A common stock and Ginkgo Class B common stock and (ii) as of the Effective Time (a) each share of Ginkgo’s Class A common stock or Class B common stock issued and outstanding immediately prior to the Effective Time (including as a result of the automatic exercise of Ginkgo Warrants (defined below) by virtue of the occurrence of the Business Combination pursuant to the terms of such warrants) shall be converted into a share of Class A common stock or Class B common stock, as applicable, of New Ginkgo common stock, calculated, in each case, based on the equity value exchange ratio as set forth in the Merger Agreement, (b) each option exercisable for Class A common stock or Class B common stock of Ginkgo that is outstanding immediately prior to the Effective Time will be assumed and converted into a newly issued option exercisable for shares of Class A common stock or Class B common stock, as applicable, of New Ginkgo (subject to the same terms and conditions as the original Ginkgo option and with appropriate adjustments to the number of shares for which such option is exercisable and the exercise price thereof), (c) each award of restricted common stock of Ginkgo under Ginkgo’s stock incentive plans (a “Ginkgo Restricted Stock Award”) that is outstanding immediately prior to the Effective Time will be converted into the right to receive restricted common stock of New Ginkgo on the same terms and conditions as applicable to such Ginkgo Restricted Stock Award, (d) each award of restricted stock units of Ginkgo under Ginkgo’s stock incentive plans (a “Ginkgo Restricted Stock Unit Award”) that is outstanding immediately prior to the Effective Time will be converted into the right to receive restricted stock units based on common stock of New Ginkgo on the same terms and conditions as applicable to such Ginkgo Restricted Stock Unit Award and with appropriate adjustments to the number of shares to which each such restricted stock unit relates, and (e) each warrant to purchase shares of Ginkgo capital stock (a “Ginkgo Warrant”) that is outstanding immediately prior to the Effective Time and is not automatically exercised in full in accordance with its terms by virtue of the occurrence of the Business Combination will be assumed and converted into a warrant exercisable for Class A common stock of New Ginkgo (each, a “New Ginkgo assumed warrant”) on the same terms and conditions as applicable to such Ginkgo Warrant immediately prior to the effective time of the Business Combination, with appropriate adjustments to the number of shares for which such New Ginkgo assumed warrant is exercisable and the exercise price thereof.

Completion of the PIPE Financing and Business Combination is subject to approval of SRNG stockholders, Company stockholders and the satisfaction or waiver of certain other customary closing conditions. The approvals from SRNG stockholders and Company stockholders are expected in the third quarter of 2021.

Ginkgo Bioworks, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share data)

	As of June 30,	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$235,893	$380,801
Accounts receivable, net	19,583	16,694
Accounts receivable, net from related parties	8,802	5,212
Inventory, net	2,716	2,736
Prepaid expenses and other current assets	17,072	21,099

Total current assets	284,066	426,542
Property and equipment, net	145,884	121,435
Investments	64,912	60,504
Equity method investments	45,214	42,620
Intangible assets, net	3,020	3,294
Goodwill	1,857	1,857
Loans receivable, net of current portion	16,653	13,298
Other non-current assets	25,439	5,603

Total assets	$587,045	$675,153

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,767	$13,893
Accrued expenses and other current liabilities	47,024	30,505
Deferred revenue (includes $23,014 and $22,101, respectively, from related parties)	31,300	28,823

Total current liabilities	81,091	73,221
Non-current liabilities:
Deferred rent, net of current portion	13,592	12,678
Deferred revenue, net of current portion (includes $111,664 and $97,977, respectively, from related parties)	115,403	99,652
Lease financing obligation	16,358	16,518
Other non-current liabilities	4,815	3,032

Total liabilities	231,259	205,101

Commitments and contingencies (Note 10)
Stockholders’ equity:
Series B convertible preferred stock, $0.01 par value; 4,143,251 shares authorized as of June 30, 2021 and December 31, 2020; 4,138,185 shares issued and outstanding as of June 30, 2021 and December 31, 2020; liquidation value as of June 30, 2021 and December 31, 2020 of $53,093	41	41
Series C convertible preferred stock, $0.01 par value; 4,658,503 shares authorized, issued and outstanding as of June 30, 2021 and December 31, 2020; liquidation value as of June 30, 2021 and December 31, 2020 of $98,900	47	47
Series D convertible preferred stock, $0.01 par value; 6,162,631 shares authorized as of June 30, 2021 and December 31, 2020; 6,162,631 and 6,146,911 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively; liquidation value of $294,019 and $293,269 as of June 30, 2021 and December 31, 2020, respectively	61	61

The accompanying notes are an integral part of these condensed consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share data)

	As of June 30,	As of December 31,
	2021	2020
Series E convertible preferred stock, $0.01 par value; 4,172,102 shares authorized as of June 30, 2021 and December 31, 2020; 3,460,005 shares issued and outstanding as of June 30, 2021 and December 31, 2020; liquidation value as of June 30, 2021 and December 31, 2020 of $519,658	35	35
Common stock, $0.01 par value; 35,000,000 shares authorized as of June 30, 2021 and December 31, 2020; 7,940,789 and 7,859,702 shares issued as of June 30, 2021 and December 31, 2020, respectively; 7,934,658 and 7,851,164 shares outstanding as of June 30, 2021 and December 31, 2020, respectively	79	79
Additional paid in capital	943,967	928,991
Accumulated deficit	(595,388)	(467,878)

Total Ginkgo Bioworks, Inc. stockholders’ equity	348,842	461,376
Non-controlling interest	6,944	8,676

Total stockholders’ equity	355,786	470,052

Total liabilities and stockholders’ equity	$587,045	$675,153

The accompanying notes are an integral part of these condensed consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share data)

	Six Months Ended June 30,
	2021	2020
Foundry revenue (includes related party revenue of $23,622 and $22,514, respectively)	$44,096	$31,297
Biosecurity revenue:
Product	6,130	—
Service	37,507	—

Total revenue	87,733	31,297

Costs and operating expenses:
Cost of Biosecurity product revenue	11,755	—
Cost of Biosecurity service revenue	29,055	—
Research and development	111,616	62,506
General and administrative	52,367	15,517

Total operating expenses	204,793	78,023

Loss from operations	(117,060)	(46,726)
Other expense, net:
Interest income	220	2,247
Interest expense	(1,173)	(1,203)
Loss on equity method investments	(22,001)	(5,401)
Gain (loss) on investments	4,408	(1,401)
Other income, net	5,774	161

Total other expense, net	(12,772)	(5,597)

Loss before income taxes	(129,832)	(52,323)
Income tax (benefit) provision	(590)	1,875

Net loss and comprehensive loss	(129,242)	(54,198)

Net loss and comprehensive loss attributable to non-controlling interest	(1,732)	(568)

Net loss and comprehensive loss attributable to Ginkgo Bioworks, Inc. stockholders	$(127,510)	$(53,630)

Net loss per share attributable to Ginkgo Bioworks, Inc. common stockholders, basic and diluted	$(16.12)	$(6.87)

Weighted average common shares outstanding, basic and diluted	7,907,771	7,810,632

The accompanying notes are an integral part of these condensed consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Condensed Consolidated Statements of Stockholders’ Equity

(unaudited)

(in thousands, except share data)

	Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Series E Convertible Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2019	4,138,185	$41	4,658,503	$47	6,146,911	$61	2,831,342	$28
Exercise of common stock options	—	—	—	—	—	—	—	—
Issuance of Series E convertible preferred stock, net of issuance costs of $0	—	—	—	—	—	—	479,391	5
Vesting of restricted stock awards	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—
Net loss and comprehensive loss	—	—	—	—	—	—	—	—

Balance as of June 30, 2020	4,138,185	$41	4,658,503	$47	6,146,911	$61	3,310,733	$33

Balance as of December 31, 2020	4,138,185	$41	4,658,503	$47	6,146,911	$61	3,460,005	$35
Exercise of stock options	—	—	—	—	—	—	—	—
Vesting of restricted stock awards	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—
Issuance of warrants to purchase convertible preferred stock	—	—	—	—	—	—	—	—
Issuance of Series D convertible preferred stock upon exercise of warrants	—	—	—	—	15,720	—	—	—
Net loss and comprehensive loss	—	—	—	—	—	—	—	—

Balance as of June 30, 2021	4,138,185	$41	4,658,503	$47	6,162,631	$61	3,460,005	$35

Ginkgo Bioworks, Inc. and Subsidiaries

Condensed Consolidated Statements of Stockholders’ Equity

(unaudited)

(in thousands, except share data)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Non- Controlling Interest	Total Stockholders’ Equity
	Shares	Amount
Balance as of December 31, 2019	7,806,772	$79	$834,076	$(341,269)	$8,790	$501,853
Exercise of common stock options	16,595	—	12	—	—	12
Issuance of Series E convertible preferred stock, net of issuance costs of $0	—	—	71,995	—	—	72,000
Vesting of restricted stock awards	2,823	—	—	—	—	—
Stock-based compensation expense	—	—	240	—	—	240
Net loss and comprehensive loss	—	—	—	(53,630)	(568)	(54,198)

Balance as of June 30, 2020	7,826,190	$79	$906,323	$(394,899)	$8,222	$519,907

Balance as of December 31, 2020	7,851,164	$79	$928,991	$(467,878)	$8,676	$470,052
Exercise of stock options	81,087	—	39	—	—	39
Vesting of restricted stock awards	2,407	—	—	—	—	—
Stock-based compensation expense	—	—	14,637	—	—	14,637
Issuance of warrants to purchase convertible preferred stock	—	—	300	—	—	300
Issuance of Series D convertible preferred stock upon exercise of warrants	—	—	—	—	—	—
Net loss and comprehensive loss	—	—	—	(127,510)	(1,732)	(129,242)

Balance as of June 30, 2021	7,934,658	$79	$943,967	$(595,388)	$6,944	$355,786

The accompanying notes are an integral part of these condensed consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Six Months Ended June 30,
	2021	2020
Cash flow from operating activities:
Net loss	$(129,242)	$(54,198)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,794	6,333
Stock-based compensation	14,637	240
Loss attributable to equity method investments	22,001	5,401
(Gain) loss attributable to investments	(4,408)	1,401
Gain on change in fair value of loans receivable	(4,384)	(108)
Changes in operating assets and liabilities:
Accounts receivable, net	(2,889)	2,124
Accounts receivable, net from related parties	(3,590)	1,215
Prepaid expenses and other current assets	4,854	(1,542)
Inventory, net	20	—
Other non-current assets	(55)	2,361
Accounts payable	(7,321)	1,427
Accrued expenses and other current liabilities	19,139	(3,402)
Deferred revenue, current and non-current (includes $(9,995) and $(14,564), respectively, from related parties)	(6,067)	(14,302)
Deferred rent, non-current	914	(33)
Other non-current liabilities	555	1,862

Net cash used in operating activities	(83,042)	(51,221)

Cash flow from investing activities:
Purchases of property and equipment	(45,969)	(9,741)
Issuance of loan receivable	—	(100)
Proceeds from loan receivable	202	111
Prepayment for acquisition of Dutch DNA Biotech B.V.	(1,210)	—

Net cash used in investing activities	(46,977)	(9,730)

Cash flow from financing activities:
Proceeds from exercise of stock options	39	12
Principal payment on capital lease obligations	(339)	(336)
Principal payment on lease financing obligations	(109)	(59)
Proceeds from issuance of Series E convertible preferred stock, net of issuance costs	—	68,620
Payment of deferred offering costs	(2,147)	—

Net cash (used in) provided by financing activities	(2,556)	68,237

Net (decrease) increase in cash, cash equivalents and restricted cash	(132,575)	7,286
Cash, cash equivalents and restricted cash, beginning of period	385,877	498,510

Cash, cash equivalents and restricted cash, end of period	$253,302	$505,796

Supplemental disclosure of non-cash investing and financing activities:
Purchases of equipment through capital leases	$1,981	$—
Purchases of property and equipment included in accounts payable and accrued expenses	$3,477	$8,511
Deferred offering costs in accrued expenses	$4,091	$—
Allonnia, LLC equity interest received for intellectual property	$12,698	$—
Kalo Ingredients, LLC equity interest received for intellectual property	$11,897	$—
Loan receivable received as consideration under customer arrangement	$—	$225

The accompanying notes are an integral part of these condensed consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

The following table provides a reconciliation of the cash, cash equivalents and restricted cash balances as of each of the periods shown above:

	As of June 30,
	2021	2020
Cash and cash equivalents	$235,893	$502,591
Restricted cash	17,409	3,205

Total cash, cash equivalents and restricted cash	$253,302	$505,796

The accompanying notes are an integral part of these condensed consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

1. Organization

Business

The mission of Ginkgo Bioworks, Inc. (“Ginkgo Bioworks”, “Ginkgo”, or the “Company”) is to make biology easier to engineer. The Company designs custom cells for customers across multiple markets. Since inception, the Company has devoted its efforts to improving its platform for programming cells to enable customers to leverage biology to create impactful products across a range of industries. The Company’s platform comprises (i) equipment, robotic automation, software, data pipelines and tools, and standard operating procedures for high throughput genetic engineering, fermentation, and analytics (referred to collectively as the “Foundry”), (ii) a library of proprietary genetic assets and associated performance data (referred to collectively as “Codebase”), and (iii) the Company’s team of expert users, developers and operators of the Foundry and Codebase.

Liquidity and Capital Resources

As of June 30, 2021, the Company had $235.9 million in cash and cash equivalents. The Company’s sources of liquidity have been predominantly from proceeds from equity offerings, convertible note offerings, fees received for research and development services under license and collaboration arrangements, including those received on an upfront basis and upon accomplishment of milestones, fees received from Biosecurity product sales and services provided and government grants. These sources of liquidity have enabled the Company to expand the physical footprint and capacity of the Foundry and grow its personnel to expand capabilities and enter new markets.

The Company has incurred significant operating losses from inception through June 30, 2021, resulting in negative cash flows from operating activities and an accumulated deficit of $595.4 million as of June 30, 2021. The Company expects to continue to incur net losses into the foreseeable future. Successful transition to profitable operations is dependent upon achieving technical and commercial milestones under existing customer agreements, continuing to increase Foundry output while reducing the unit cost of that output, and expanding the number of engineered organisms under development with customers. The Company plans to continue to fund its losses from operations through future debt and equity financings, liquidation of equity holdings, and new customer and collaborative arrangements. The Company believes that its current cash and cash equivalents will provide adequate liquidity through one year from the date that these condensed consolidated financial statements are issued.

The Company’s future liquidity needs may vary materially from those currently planned and will depend on many factors, including the achievement of technical and commercial milestones under existing customer arrangements, the receipt of cash and equity from new customers and in connection with collaborative arrangements, the investments required to further scale the Foundry and Codebase, and the expenses needed to attract and retain personnel.

Risks and Uncertainties

The Company is subject to a number of risks including rapid technological change, regulatory change, technical feasibility, commercial viability, public perception of genetically modified organisms, uncertain market acceptance of products derived from engineered organisms, alternative means of production, data and cybersecurity breaches, and dependence on key vendors and personnel.

Impact of the COVID-19 Pandemic

In December 2019, an outbreak of a novel strain of coronavirus (“COVID-19”) originated in Wuhan, China, and has since spread globally. On March 11, 2020, the World Health Organization characterized COVID-19 as a

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

pandemic and, on March 13, 2020, the United States declared a national emergency with respect to COVID-19. Since then, extraordinary actions have been taken by authorities to contain and manage the outbreak and spread of COVID-19 around the world.

Consistent with the actions taken by governmental authorities, the Company has taken steps to protect its workforce and support the community efforts. From approximately March 2020 to approximately June 2020, the Company operated at a reduced capacity. The Company also restricted non-essential travel and allowed most of its workforce in general and administration functions to perform their duties remotely. In June 2020, the Company resumed modified on-site operations for its lab workers following the Center for Disease Control and Prevention’s guidance with facial covering requirements, rearranging facilities to follow social distancing protocols, performing active daily health checks, and undertaking regular and thorough disinfection of surfaces and tools.

The COVID-19 pandemic caused some disruption in the Company’s operations and the Company experienced partial suspensions and delays in servicing certain customer contracts. However, the Company believes that the COVID-19 pandemic did not have a material adverse impact to its financial position or results of operations.

The Company continues to monitor and assess the effects of the COVID-19 pandemic on its business, financial condition, results of operations and cash flows.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Unaudited Interim Condensed Consolidated Financial Information

The accompanying Condensed Consolidated Balance Sheet as of June 30, 2021, the Condensed Consolidated Statements of Operations and Comprehensive Loss for the six months ended June 30, 2021 and 2020, Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2021 and 2020 and the Condensed Consolidated Statements of Stockholders’ Equity for the six months ended June 30, 2021 and 2020 are unaudited. The financial data and other information contained in the notes thereto as of and for the six months ended June 30, 2021 and 2020 are also unaudited. The Condensed Consolidated Balance Sheet as of December 31, 2020 was derived from the Company’s audited consolidated financial statements included elsewhere in this registration statement and prospectus.

The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements, and in the opinion of management, reflect all normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of June 30, 2021, the results of its operations for the six months ended June 30, 2021 and 2020 and its cash flows for the six months ended June 30, 2021 and 2020. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019, and the notes thereto, included elsewhere in this registration statement and prospectus.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

The results for the six months ended June 30, 2021 are not necessarily indicative of results to be expected for the year ended December 31, 2021, or any other interim periods, or any future year or period.

The significant accounting policies used in preparation of these unaudited interim condensed consolidated financial statements are consistent with those described in the Company’s audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included elsewhere in this registration statement and prospectus and are updated below as necessary.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions used in preparation of these condensed consolidated financial statements include, among others, those related to the fair value of equity instruments and equity awards, revenue recognition, the fair value of loans receivable, the fair value of certain investments, including equity method investments, accrued expenses, and income taxes.

The Company bases its estimates on historical experience and other market-specific or relevant assumptions that it believes to be reasonable under the circumstances. Reported amounts and disclosures reflect the overall economic conditions that management believes are most likely to occur, and the anticipated measures management intends to take. Actual results could differ materially from those estimates. All revisions to accounting estimates are recognized in the period in which the estimates are revised.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents, accounts receivable, and loans receivable. The Company’s cash and cash equivalents are maintained in bank deposit accounts and money market funds, which, at times, may exceed federally insured limits. The Company believes that it is not exposed to significant credit risk as its deposits are held in financial institutions in the United States that management believes to be of high credit quality. The Company’s loans receivable are comprised of both collateralized convertible notes, which limits the Company’s credit risk, as well as uncollateralized convertible notes. The Company’s accounts receivable primarily consist of amounts owed under its license and collaboration agreements and its Biosecurity product and service offering. The Company has not experienced any material write-offs related to its accounts receivable since inception.

Restricted Cash

Restricted cash primarily includes cash balances collateralizing letters of credit associated with leases for the Company’s facilities and $11.2 million held in escrow for the acquisition of Dutch DNA Biotech B.V. to be disbursed at closing. Restricted cash is included in other non-current assets on the Condensed Consolidated Balance Sheets.

Inventory, net

Inventory mainly consists of diagnostic testing kits purchased from suppliers, testing program supplies and the costs of assembling sample collection kits. Finished goods inventory for lateral flow assay (“LFA”) and polymerase chain reaction (“PCR”) tests are valued at the lower of cost or net realizable value using the first-in

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

first-out method. Raw materials and finished goods inventory for pooled testing services are valued at the lower of cost or net realizable value using the average cost method. Inventory has been reduced by an allowance for excess and obsolete inventory based on an analysis of quantities on hand.

Equity Method Investments

The Company utilizes the equity method to account for its investments in common stock, or in-substance common stock, of the Company’s platform ventures and structured partnerships when it possesses the ability to exercise significant influence over, but not control, the operating and financial policies of the investee. The Company uses judgment when determining the level of influence over the operating and financial policies of the investee considering key factors including, among others, the Company’s ownership interest, representation on the board of directors, participation in policy-making decisions and material contractual arrangements and obligations. Income and losses are allocated based upon relative ownership interest unless there is a substantive profit-sharing agreement in place.

For investments with a substantive profit-sharing agreement, the Company utilizes the Hypothetical Liquidation at Book Value (“HLBV”) method to allocate income and losses from the equity method investment. Under the HLBV method, the Company utilizes the capital account at the end of the period assuming the book value of the entity was liquidated or sold minus the same calculation at the beginning of the period. The difference is the share of earnings or losses attributable to the equity method investment.

Under the equity method, if there is a commitment for the Company to fund the losses of its equity method investees, the Company would continue to record its share of losses resulting in a negative equity method investment, which would be presented as a liability on the Condensed Consolidated Balance Sheets. Commitments may be explicit and may include formal guarantees, legal obligations, or arrangements by contract. Implicit commitments may arise from reputational expectations, intercompany relationships, statements by the Company of its intention to provide support, a history of providing financial support or other facts and circumstances. When the Company has no commitment to fund the losses of its equity method investees, the carrying value of its equity method investments will not be reduced below zero. The Company had no commitment to fund additional losses of its equity method investments during the six months ended June 30, 2021 and 2020.

The Company evaluates its equity method investments for impairment whenever events or circumstances indicate that the carrying value of the investment may not be recoverable. The Company considers the investee’s financial position, forecasts and economic outlook, and the estimated duration and extent of losses to determine whether a recovery is anticipated. An impairment that is other-than-temporary is recognized in the period identified. The Company has not recognized an impairment loss related to its equity method investments for the six months ended June 30, 2021 and 2020.

The Company may elect the fair value option for its equity method investments on an investment-by-investment basis. For all equity method investments accounted for under the fair value option, the Company carries the equity method investment at fair value. The Company records all subsequent changes in the values of its equity method investments in the Condensed Consolidated Statements of Operations and Comprehensive Loss as a component of loss on equity method investments.

Deferred Offering Costs

The Company capitalized certain legal, accounting and other third-party fees that are directly associated with the in-process merger with Soaring Eagle Acquisition Corp. (“SRNG”) as deferred offering costs until such merger

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

is consummated. After consummation of the merger, such costs will be reclassified as a reduction to additional paid-in capital generated as a result of the merger. In the event the merger is abandoned, all capitalized deferred offering costs will be immediately expensed. Deferred offering costs as of June 30, 2021 were $6.2 million and are classified in other non-current assets in the Condensed Consolidated Balance Sheet. No deferred offering costs were capitalized as of December 31, 2020.

Revenue Recognition

Biosecurity Revenue

In 2020, the Company launched its commercial offering of COVID-19 testing products and services for businesses, academic institutions, and other organizations. In the first quarter of 2021, the Company launched its pooled testing initiative which focuses on providing end-to-end COVID-19 testing services to groups of individuals, with a focus of offering pooled testing services for K-12 schools. The Company sells COVID-19 test kits on a standalone basis or as part of an end-to-end testing service. The Company records product revenue from sales of LFA diagnostic test kits. The Company records service revenue from sales of its end-to-end COVID-19 testing services, which consist of multiple promised goods and services including sample collection kits, physician authorizations, onsite test administration, outsourced laboratory PCR analysis, and access to results reported through the Company’s proprietary web-based portal. The Company recognizes its product and service revenue using the five-step model under ASC 606, Revenue from Contracts with Customers (“ASC 606”).

Product revenue from the sale of LFA diagnostic test kits is recognized when the test kits are shipped, and risk of loss is transferred to the carrier. The Company’s diagnostic test kits are generally not subject to a customer right of return except for product recalls under the rules and regulations of the FDA. The Company has elected to include shipping and handling fees billed to customers as a component of Biosecurity revenue.

Service revenue from the Company’s end-to-end COVID-19 testing services is recognized upon completion of the tests and release of the test results on the web-based portal. The Company has identified one performance obligation in its testing services contracts that represents a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer, with each test as a distinct service within the series. As the price for the testing services is fixed under each customer contract, the Company has elected the practical expedient to recognize revenue at the amount to which it has the right to invoice for services performed. The Company’s testing services contracts are generally one year or less in length and contain fixed unit pricing. Under typical payment terms for testing services, amounts are billed in advance based on contractual billing terms or monthly in arrears for services performed.

Other than as noted herein, there were no other changes to the Company’s revenue recognition policy since the date of the audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included elsewhere in this registration statement and prospectus.

Stock-Based Compensation

For awards granted from January 2021 through June 30, 2021, the Company utilized the hybrid method to estimate the value of its common stock underlying its stock-based awards. The hybrid method is a probability-weighted expected return method (“PWERM”) where the equity value in at least one scenario is allocated using an option pricing method (“OPM”). The Company considered two scenarios: (i) a scenario in which the conversion of the convertible preferred stock to common stock occurs through an initial public offering (“IPO”) or a merger with a special purpose acquisition company (“SPAC”), and (ii) a remain-private scenario. With

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

respect to the remain-private scenario, the Company estimated equity value using the guideline public company method. With respect to the IPO/SPAC scenario, for the valuations performed as of March 2 and April 4, 2021, the Company considered the equity values indicated by preliminary letters of intent received from potential investors. For the valuation performed as of May 31, 2021, the Company assumed an equity value based on a proposed business combination. The equity consideration in the proposed business combination is $15 billion plus contingent consideration in the form of earnout shares. In the IPO/SPAC transaction scenario, conversion of the convertible preferred stock to common stock was assumed. In the remain-private scenario, equity value was allocated among the convertible preferred stock and common stock using the OPM. In addition to considering these two scenarios, the Company considered the prices paid for its common stock and Series B convertible preferred stock in secondary transactions and the Company included these prices in its weighted average conclusion of value.

The Company estimated the grant date fair value of stock option awards granted to an employee during the six-months ended June 30, 2021 using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the input of subjective assumptions, including fair value of common stock, expected term, expected volatility, risk-free interest rate, and expected dividend yield. The expected term was equal to the contractual term due to the limited time that the grantee has to exercise the award. The Company determined expected volatility using the historical volatility of the stock prices of similar publicly traded peer companies. The risk-free interest rate was based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the stock options. The Company has not paid, and does not expect to pay, dividends in the foreseeable future.

Other than as noted herein, there were no other changes to the Company’s stock-based compensation policy since the date of the audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included elsewhere in this registration statement and prospectus.

Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”). The provisions of ASU 2018-17 modify the guidance under ASC 810 related to the evaluation of indirect interests held through related parties under common control when determining whether fees paid to decision makers and service providers are variable interests. Indirect interests held through related parties that are under common control are no longer considered to be the equivalent of direct interests in their entirety and instead should be considered on a proportional basis. This guidance more closely aligns with accounting of how indirect interests held through related parties under common control are considered for determining whether a reporting entity must consolidate a variable interest entity. The Company adopted ASU 2018-17 on January 1, 2021 and the adoption did not have a material impact on the Company’s condensed consolidated financial statements and related disclosures.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption. Refer to the audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included elsewhere in this registration statement and prospectus for a summary of additional recently issued accounting pronouncements that have not yet been adopted.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (“ASU 2021-04”). ASU 2021-04 requires issuers to account for modifications or exchanges of freestanding equity-classified written call options (e.g., warrants) that remain equity classified after the modification or exchange based on the economic substance of the modification or exchange. This new standard will be effective for the Company on January 1, 2022, with early adoption permitted. The Company is currently evaluating the impact that the implementation of this standard will have on its condensed consolidated financial statements and related disclosures.

3. Fair Value Measurements

No transfers between levels have occurred during the periods presented. The following tables present information about the Company’s financial assets measured at fair value on a recurring basis (in thousands):

	As of June 30, 2021
	Total	Level 1	Level 2	Level 3
Assets:
Money market funds, included in cash and cash equivalents	$223,277	$223,277	$—	$—
Synlogic, Inc. common stock, included in equity method investments	24,665	24,665	—	—
Synlogic, Inc. warrant, included in investments	9,912	—	9,912	—
Loans receivable, included in prepaid expenses and other current assets	3,095	—	—	3,095
Loans receivable, net of current portion	16,653	—	—	16,653

Total	$277,602	$247,942	$9,912	$19,748

	As of December 31, 2020
	Total	Level 1	Level 2	Level 3
Assets:
Money market funds, included in cash and cash equivalents	$372,537	$372,537	$—	$—
Synlogic, Inc. common stock, included in equity method investments	13,696	13,696	—	—
Synlogic, Inc. warrant, included in investments	5,504	—	5,504	—
Loans receivable, included in prepaid expenses and other current assets	2,268	—	—	2,268
Loans receivable, net of current portion	13,298	—	—	13,298

Total	$407,303	$386,233	$5,504	$15,566

The fair value of the warrant to purchase Synlogic common stock (Note 7) is calculated as the value of the underlying common stock, less the related unpaid exercise price and represents a Level 2 measurement within the fair value hierarchy.

As of June 30, 2021 and December 31, 2020, loans receivable primarily consisted of a revolving promissory note with Glycosyn, LLC (“Glycosyn”) which is secured by the assets of Glycosyn, including certain intellectual

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

property such as patents and copyrights held by Glycosyn, (“Glycosyn Promissory Note”) and a series of convertible notes with Access Bio, Inc. (“Access Bio Convertible Notes”). The fair value of the Glycosyn Promissory Note and Access Bio Convertible Notes were determined based on significant inputs not observable in the market, which represent a Level 3 measurement within the fair value hierarchy. Significant changes in these unobservable inputs in isolation could have resulted in a significantly lower or higher fair value measurement. Refer to Note 4 for additional details on the Company’s loans receivable.

The Company used a probability-weighted discounted cash flow valuation approach to determine the fair value of the Glycosyn Promissory Note. Using this approach, the present value of the expected future cash flows was calculated under four settlement scenarios and then were weighted based on the estimated probability of each scenario. The four settlement scenarios considered in the valuation were (i) a qualified financing which resulted in a 20% conversion discount, (ii) repayment upon change in control, (iii) a dissolution scenario and (iv) repayment in accordance with the terms of the note. The significant assumptions used in valuing the Glycosyn Promissory Note as of June 30, 2021 and December 31, 2020 included the expected timing and probability of each scenario and the discount rate. As of June 30, 2021, a discount rate of 15% was applied and the probability and timing of each scenario ranged from 5% to 50% and from less than 1 year to 2 years. As of December 31, 2020, a discount rate of 15% was applied and the probability and timing of each scenario ranged from 10% to 40% and from 1 to 2.5 years. The weighted average timing of the scenarios weighted based on the probability of each scenario as of June 30, 2021 and December 31, 2020 was 1.1 years and 1.2 years, respectively.

The Company used a Monte-Carlo simulation model to determine the fair value of the Access Bio Convertible Notes. The future stock price of Access Bio, Inc. (“Access Bio”) was simulated over the term of the note to assess the value of the settlement features which included (i) conversion into stock at a discount determined under a reset provision tied to the performance of Access Bio’s stock price and (ii) redemption at maturity. The significant assumptions used in determining the simulated future stock price included the expected timing of the conversion, which is assumed at maturity, and expected volatility. The significant assumptions used in determining the fair value of the Access Bio Convertible Notes under a redemption at maturity scenario was the discount rate and expected volatility. As of June 30, 2021 and December 31, 2020, the discount rate that was used to determine fair value of the Access Bio Convertible Notes under the maturity scenario was 31.5% and 32.8%, respectively. As of June 30, 2021 and December 31, 2020, the volatility rate used to determine the fair value of the Access Bio Convertible Notes was 104.3% and 88.5%, respectively.

The following table provides a reconciliation of all assets measured at fair value using Level 3 significant unobservable inputs (in thousands):

Loans Receivable
Balance as of December 31, 2019	$4,830
Issuance of loans receivable	325
Proceeds from loans receivable	(111)
Change in fair value	108

Balance as of June 30, 2020	$5,152

Balance as of December 31, 2020	$15,566
Proceeds from loan receivable	(202)
Change in fair value	4,384

Balance as of June 30, 2021	$19,748

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

4. Loans Receivable

Glycosyn Promissory Note

In October 2018, the Company provided a revolving promissory note to Glycosyn which has been amended several times since inception. The Glycosyn Promissory Note is convertible at a discount, at the Company’s election, into equity securities of Glycosyn upon Glycosyn’s first issuance of equity securities, other than an underwritten public offering, from which Glycosyn receives gross proceeds of at least $10.0 million. In addition, Glycosyn is obligated to immediately repay the outstanding balance of the loan, plus accrued interest, upon a change in control event. The Glycosyn Promissory Note accrues interest at a rate of 7.5% per annum and matures in June 2023, unless earlier converted by the Company into equity securities of Glycosyn. In January 2021, the existing terms of the Glycosyn Promissory Note were amended to add an additional $0.2 million to the principal balance and to extend the number of interest-only payments through June 30, 2021. The amendment also added a provision to increase the interest rate from 7.5% to 12.5% in the event of default by Glycosyn. In July 2021, the Company entered into an additional amendment to the Glycosyn Promissory Note (Note 18).

As of June 30, 2021 and December 31, 2020, the unpaid principal balance under the Glycosyn Promissory Note was $5.4 million and $5.3 million, respectively. The fair value of the Glycosyn Promissory Note was $4.5 million as of June 30, 2021 and December 31, 2020, of which $2.9 million and $2.0 million was included in prepaid expenses and other current assets, respectively, with the remaining amounts included in loans receivable, net of current portion on the Condensed Consolidated Balance Sheets for the respective periods. The change in fair value for the six months ended June 30, 2021 and 2020 was immaterial.

Access Bio Convertible Notes

In November 2020, the Company entered into a convertible note subscription agreement with Access Bio, a supplier of the Company’s diagnostic test kits. The Access Bio Convertible Notes are due in November 2022 in the aggregate principal amount of $10.0 million plus a 2% rate of return compounded annually. The Access Bio Convertible Notes are convertible into a number of shares of common stock of Access Bio, a company listed on the Korea Stock Exchange, of up to $10.0 million based on a fixed foreign currency exchange rate and a conversion price subject to certain adjustments, including reset adjustments each quarter based on the trading price of Access Bio’s stock. The adjusted conversion price cannot be reduced to less than 70% of the initial conversion price and the reset adjustments cannot increase the effective conversion ratio. The Access Bio Convertible Notes are convertible at the Company’s election any time following the first anniversary of the issuance date of the notes and prior to the 30th day before the maturity date. Additionally, subject to certain provisions, the Company has the option to cause Access Bio to repurchase, or Access Bio has the option to repurchase, a portion of the outstanding balance under the notes (or up to the entire balance in the case of the Company’s option) at a price to ensure a 2% rate of return compounded annually.

As of June 30, 2021 and December 31, 2020, the fair value of the Access Bio Convertible Notes was $15.1 million and $10.7 million, respectively, which was recorded in loans receivable, net of current portion on the Condensed Consolidated Balance Sheets. The gain from the change in fair value of the Access Bio Convertible Notes during the six months ended June 30, 2021 of $4.4 million was recorded as a component of other income, net on the Condensed Consolidated Statements of Operations and Comprehensive Loss.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

5. Inventory, net

Inventory, net consisted of the following (in thousands):

	As of June 30,	As of December 31,
	2021	2020
Finished goods	$2,566	$2,756
Raw materials	269	—
Less: Inventory reserve	(119)	(20)

Inventory, net	$2,716	$2,736

6. Property and Equipment, net

Property and equipment, net consisted of the following (in thousands):

	As of June 30,	As of December 31,
	2021	2020
Facilities	$12,762	$12,762
Furniture and fixtures	3,860	2,165
Lab equipment	100,117	51,072
Computer equipment and software	9,126	6,204
Leasehold improvements	44,953	40,435
Construction in progress	20,921	42,575

Total property and equipment	191,739	155,213
Less: Accumulated depreciation	(45,855)	(33,778)

Property and equipment, net	$145,884	$121,435

7. Investments and Equity Method Investments

The Company holds equity method investments in Motif Foodworks, Inc. (“Motif”), Allonnia, LLC (“Allonnia”) and Kalo Ingredients, LLC (“Kalo”). Additionally, the Company holds an equity method investment in Joyn Bio, LLC (“Joyn”) through its controlling financial interest in Cooksonia, LLC (“Cooksonia”), which is the consolidated holding entity for its investment in Joyn.

The Company also holds an equity method investment in Synlogic, Inc. (“Synlogic”) and a warrant to purchase Synlogic common stock, which are accounted for under the fair value option. The Company elected to apply the fair value option to its equity method investment and the warrant to purchase shares of Synlogic common stock as the fair value of Synlogic common stock is objectively determinable and is based on quoted market prices in an active market for identical securities. The Company’s equity method investment in Synlogic is the only equity method investment where the underlying equity instruments are traded in an active market. As of June 30, 2021 and December 31, 2020, the Company held 6,340,771 shares of Synlogic common stock which comprises its equity method investment in that entity. As of June 30, 2021, the warrant under which the Company may purchase 2,548,117 shares of Synlogic common stock remained unexercised.

The Company’s preferred stock investment in Genomatica is accounted for under the measurement alternative. As of June 30, 2021 and December 31, 2020, no adjustments have been recognized related to the preferred stock

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

investment as a result of the application of the measurement alternative as the Company did not identify observable price changes in orderly transactions for the identical or similar investment of the same issuer and the equity instrument was not otherwise deemed to be impaired.

Investments and equity method investments consisted of the following (in thousands):

	As of June 30,	As of December 31,
	2021	2020
Investments:
Genomatica, Inc. preferred stock	$55,000	$55,000
Synlogic, Inc. warrant	9,912	5,504

Total	$64,912	$60,504

Equity method investments:
Joyn Bio, LLC	$20,549	$28,924
Synlogic, Inc.	24,665	13,696

Total	$45,214	$42,620

The carrying value of the Company’s equity method investments in Motif, Allonnia and Kalo as of June 30, 2021 and the Company’s equity method investments in Motif and Allonnia as of December 31, 2020 were zero and as such, were excluded from the table above.

Gains (losses) on investments and equity method investments consisted of the following (in thousands):

	Six Months Ended June 30,
	2021	2020
Gain (loss) on investments:
Synlogic, Inc. warrant	$4,408	$(1,401)

Total	$4,408	$(1,401)

(Loss) gain on equity method investments:
Joyn Bio, LLC	$(8,375)	$(1,914)
Synlogic, Inc.	10,969	(3,487)
Allonnia, LLC	(12,698)	—
Kalo Ingredients, LLC	(11,897)	—

Total	$(22,001)	$(5,401)

Refer to Notes 8 and 15 for additional details on the Company’s investments and equity method investments.

8. Variable Interest Entities

Consolidated Variable Interest Entities

With respect to the Company’s investment in Cooksonia, which was formed by the Company and certain other investors for the purposes of holding the Company’s investment in Joyn, the Company concluded that it holds a variable interest in this entity through its 70% equity interest. Additionally, the Company concluded it is the

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

primary beneficiary of Cooksonia as it controls the most significant activities of Cooksonia. These conclusions were reached considering that: (i) the Company controls 100% of the board of directors of Cooksonia and (ii) the Company holds a controlling financial interest in Cooksonia. Due to the fact that the Company is the primary beneficiary of Cooksonia, the Company has consolidated the financial statements of Cooksonia in accordance with ASC 810, Consolidation (“ASC 810”) into its condensed consolidated financial statements and has recognized a non-controlling interest associated with the minority equity interest held by other investors of Cooksonia, which together hold the remaining 30% equity interest in Cooksonia. The Company presents the non-controlling interest attributable to the other investors’ equity interest in Cooksonia as a component of stockholder’s equity.

The sole asset held by Cooksonia as of June 30, 2021 and December 31, 2020 was its equity method investment in Joyn, which was included in the Company’s Condensed Consolidated Balance Sheets as of each period end. The balance of Cooksonia’s equity method investment in Joyn as of June 30, 2021 and December 31, 2020 was $20.5 million and $28.9 million, respectively. No liabilities were held by Cooksonia as of June 30, 2021 and December 31, 2020. The net loss incurred by Cooksonia during the six months ended June 30, 2021 and 2020 was $8.4 million and $1.9 million, respectively, which was comprised solely of the loss from its equity method investment in Joyn and was included in the Company’s Condensed Consolidated Statements of Operations and Comprehensive Loss for the respective periods. The net loss incurred by Cooksonia attributable to the non-controlling interest during the six months ended June 30, 2021 and 2020 was $1.7 million and $0.6 million, respectively.

Unconsolidated Variable Interest Entities

With respect to the Company’s investments in Motif, Allonnia, Genomatica and Kalo, the Company has concluded these entities represent variable interest entities (“VIE”). However, although the Company holds board representation and is involved in the ongoing development activities of the entities via its participation on joint steering committees, the Company has concluded that it is not the primary beneficiary of these entities. The Company reached this conclusion considering that: (i) it does not control the board of directors of either Motif, Allonnia, Genomatica or Kalo, and no voting or consent agreements exist between the Company and other members of each respective board of directors or other investors, (ii) the holders of preferred security interests in Motif, Allonnia, Genomatica and Kalo hold certain rights that require their consent prior to the taking of certain actions, which include certain significant operating and financing decisions, and (iii) the Company’s representation on the joint steering committee of each respective entity does not give it control over the development activities of either Motif, Allonnia, Genomatica or Kalo as all votes must pass by consensus and there are no agreements in place that would require any of the entities to vote in alignment with the Company. As the Company’s involvement in Motif, Allonnia, Genomatica and Kalo does not give it the power to control the decisions with respect to their development or other activities, which are their most significant activities, the Company has concluded that it is not the primary beneficiary of Motif, Allonnia, Genomatica or Kalo.

Additionally, with respect to Cooksonia’s investment in Joyn, as Cooksonia does not control Joyn’s board of directors, it does not have the power to control the decisions related to the development activities of Joyn, which are its most significant activities. Accordingly, the Company has concluded that Cooksonia is not the primary beneficiary of Joyn.

As of June 30, 2021 and December 31, 2020, the maximum risk of loss related to the Company’s VIEs was limited to the carrying value of its investment in such entities.

Refer to Notes 7 and 15 for additional details on the Company’s investments and equity method investments.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

9. Goodwill and Intangible Assets, net

There was no change in the carrying value of goodwill for the periods presented.

Intangible assets, net consisted of the following (in thousands):

	Gross Carrying Value	Accumulated Amortization	Net
Balances as of June 30, 2021
Acquired technology	$5,490	$(2,470)	$3,020
Balances as of December 31, 2020
Acquired technology	$5,490	$(2,196)	$3,294

Intangible assets had a weighted average remaining amortization period of 5.5 and 6.0 years as of June 30, 2021 and December 31, 2020, respectively. Amortization expense was $0.3 million for the six months ended June 30, 2021 and 2020. Future amortization expense will be $0.2 million for the remainder of 2021 and $0.5 million per year thereafter over the remaining estimated useful life of the intangible assets.

10. Commitments and Contingencies

The Company is party to a number of agreements with certain collaborators and suppliers that require the Company to meet minimum purchase obligations over the term of such agreements. During the six months ended June 30, 2021, there were no material changes to the Company’s obligations under these agreements. For a description of the arrangements and the related accounting conclusions, refer to Note 11 to the audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included elsewhere in this registration statement and prospectus.

Lease Obligations

In April 2021, the Company entered into a lease consisting of approximately 152,000 square feet of office and laboratory space being developed in Boston, Massachusetts. The lease commencement date is estimated to be June 1, 2024, subject to certain extensions, and expires on the fifteenth anniversary of the lease commencement date. Annual base rent for the first lease year will be approximately $12.9 million, subject to annual rent increases over the term of the lease. The lease includes one option to extend the lease for ten years at then-market rates, subject to certain adjustments, and will be secured by a letter of credit of $9.1 million.

Purchase Orders

The Company has agreements with third parties for certain services for which the Company is not contractually able to terminate for convenience to avoid future obligations to the respective vendors. Such agreements may provide for termination fees, penalties, or costs to wind-down the arrangement. Under such agreements, the Company is contractually obligated to make payments, primarily to reimburse the vendor for their expenditures that are not recoverable and incurred prior to any cancellation of the respective agreement. The actual amounts the Company could pay in the future to these vendors under the various agreements may differ from the amounts under the purchase orders due to these cancellation provisions.

Indemnification Agreements

The Company enters into standard indemnification agreements and has agreements with indemnification clauses in the ordinary course of business. Under such arrangements, the Company indemnifies, holds harmless and

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party, who are generally the Company’s business partners. The terms of these indemnification arrangements are generally perpetual and effective any time after contract execution. The maximum potential liability resulting from these indemnification arrangements may be unlimited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification arrangements and the Company does not believe that the outcome of any claims under such arrangements will have a material effect on its financial position, results of operations or cash flows, and have not accrued any liabilities related to such obligations as of June 30, 2021 or December 31, 2020.

Legal Proceedings

The Company is not currently party to any material legal proceedings. As of each reporting date, the Company evaluates whether or not a potential loss amount or range of loss amounts is reasonably estimable and probable of being incurred and whether such amounts meet the requirements to be accrued or disclosed pursuant to ASC 450, Contingencies (“ASC 450”). The Company expenses costs related to such legal proceedings as incurred.

11. Convertible Preferred Stock

As of June 30, 2021 and December 31, 2020, the Fourth Amended and Restated Certificate of Incorporation, as amended, (“Amended Certificate of Incorporation”) authorized the Company to issue 19,136,487 shares of $0.01 par value convertible preferred stock, of which 4,143,251 shares have been designated as Series B convertible preferred stock (“Series B Preferred Stock”), 4,658,503 shares have been designated as Series C convertible preferred stock (“Series C Preferred Stock”), 6,162,631 shares have been designated as Series D convertible preferred stock (“Series D Preferred Stock”), and 4,172,102 shares have been designated as Series E convertible preferred stock (“Series E Preferred Stock”, and collectively with the Series B, Series C, and Series D Preferred Stock, “Convertible Preferred Stock”). No dividends have been declared or paid by the Company since its inception.

As the Convertible Preferred Stock may only become redeemable upon a deemed liquidation event, the occurrence of which is solely within the Company’s control, the Company classifies the Convertible Preferred Stock in stockholders’ equity. The Convertible Preferred Stock was recorded at par and is not subsequently remeasured.

The Convertible Preferred Stock consisted of the following (in thousands, except share data):

	As of June 30, 2021
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series B	4,143,251	4,138,185	$41	$53,093	4,138,185
Series C	4,658,503	4,658,503	47	98,900	4,658,503
Series D	6,162,631	6,162,631	61	294,019	6,162,631
Series E	4,172,102	3,460,005	35	519,658	3,460,005

Total	19,136,487	18,419,324	$184	$965,670	18,419,324

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

	As of December 31, 2020
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series B	4,143,251	4,138,185	$41	$53,093	4,138,185
Series C	4,658,503	4,658,503	47	98,900	4,658,503
Series D	6,162,631	6,146,911	61	293,269	6,146,911
Series E	4,172,102	3,460,005	35	519,658	3,460,005

Total	19,136,487	18,403,604	$184	$964,920	18,403,604

12. Common Stock

As of June 30, 2021 and December 31, 2020, the Amended Certificate of Incorporation authorized the Company to issue 35,000,000 shares of $0.01 par value common stock.

Common Stock Reserved for Future Issuances

The Company had the following shares of common stock reserved for future issuances:

	As of June 30,	As of December 31,
	2021	2020
Shares reserved for Series B Preferred Stock outstanding	4,138,185	4,138,185
Shares reserved for future issuances of Series B Preferred Stock attached to warrants to purchase Series B Preferred Stock	5,066	5,066
Shares reserved for Series C Preferred Stock outstanding	4,658,503	4,658,503
Shares reserved for Series D Preferred Stock outstanding	6,162,631	6,146,911
Shares reserved for future issuances of Series D Preferred Stock attached to warrants to purchase Series D Preferred Stock	—	15,720
Shares reserved for Series E Preferred Stock outstanding	3,460,005	3,460,005
Shares reserved for future issuances of Series E Preferred Stock attached to warrants to purchase Series E Preferred Stock	8,323	—
Shares reserved for exercises of outstanding stock options under the 2008 and 2014 Stock Incentive Plans	598,509	679,596
Shares reserved for vesting of restricted stock units under the 2014 Stock Incentive Plan	3,094,017	2,545,458
Shares reserved for issuances under the 2014 Stock Incentive Plan	363,085	97,462

Total common stock reserved for future issuances	22,488,324	21,746,906

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

13. Stock-Based Compensation

2008 Stock Incentive Plan

As of June 30, 2021 and December 31, 2020, the maximum number of shares of common stock that were reserved for issuance under the 2008 Stock Incentive Plan (the “2008 Plan”) was 978,673 shares, of which no shares were available for future issuance. No additional awards may be granted under the 2008 Plan and shares of common stock underlying any awards that are forfeited, cancelled, repurchased, or otherwise terminated by the Company under the 2008 Plan will be added back to the shares available for issuance under the 2014 Stock Incentive Plan (the “2014 Plan”).

2014 Stock Incentive Plan

In March 2021, the board of directors approved an increase to the aggregate number of shares of common stock reserved for issuance under the 2014 Plan of 814,182 shares. As of June 30, 2021 and December 31, 2020, the maximum number of shares of common stock that were reserved for issuance under the 2014 Plan was 3,478,368 shares and 2,664,186 shares, respectively, of which 363,085 shares and 97,462 shares, respectively, were available for future issuance under the 2014 Plan. Under the 2014 Plan, the Company may grant incentive and nonqualified stock options, restricted stock units (“RSUs”), restricted stock awards (“RSAs”) and other stock-based awards to employees, officers, directors, consultants, and advisors. The shares of common stock underlying any awards that are forfeited, cancelled, repurchased, or otherwise terminated by the Company under the 2014 Plan will be added back to the shares available for issuance under the 2014 Plan.

Stock Options

During the six months ended June 30, 2021, the Company granted options with an aggregate fair value of $14.4 million, which were expensed during the period as the options were fully vested on the grant date. No stock options were granted during the six months ended June 30, 2020.

A summary of stock option activity under the 2008 Plan and 2014 Plan is presented below:

	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value(1)
			(in years)	(in thousands)
Outstanding as of December 31, 2020	679,596	$0.66	3.20	$131,370
Granted	32,494	0.75
Exercised	(81,087)	0.49
Forfeited	(32,494)	0.75

Outstanding as of June 30, 2021	598,509	0.69	2.65	270,832

Exercisable as of June 30, 2021	598,509	$0.69	2.65	$270,832

(1) The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the underlying stock options and the estimated fair value of the common stock for those stock options that had exercise prices lower than the estimated fair value of the common stock as of June 30, 2021 and December 31, 2020.

The aggregate intrinsic value of stock options exercised during the six months ended June 30, 2021 and 2020 was $20.3 million and $1.8 million, respectively. The weighted-average fair value of options granted during the six

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

months ended June 30, 2021 was $443.20 per share and was calculated using the following estimated assumptions:

Six Months Ended June 30, 2021
Weighted-average risk-free interest rate	0.07%
Expected dividend yield	0%
Expected volatility	89%
Expected term	0.75 years

Restricted Stock Units

A summary of the RSU activity under the 2014 Plan is presented below:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested as of December 31, 2020	2,545,458	$85.63
Granted	588,450	339.86
Forfeited	(39,891)	152.76

Nonvested as of June 30, 2021	3,094,017	$133.11

RSUs issued under the 2014 Plan expire seven years from the date of grant. The weighted average remaining contractual term for the nonvested RSUs as of June 30, 2021 was 5.02 years. The weighted average grant date fair value of the RSUs granted during the six months ended June 30, 2020 was $111.85 per share.

Restricted Stock Awards

A summary of the RSA activity under the 2014 Plan is presented below:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested as of December 31, 2020	8,538	$97.63
Vested	(2,407)	97.63

Nonvested as of June 30, 2021	6,131	$97.63

The aggregate fair value of the RSAs that vested during the six months ended June 30, 2021 and 2020 was $0.2 million and $0.3 million, respectively.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

Stock-Based Compensation

Stock-based compensation expense was allocated as follows (in thousands):

	Six Months Ended June 30,
	2021	2020
Research and development	$40	$45
General and administrative	14,597	195

Total	$14,637	$240

During the six months ended June 30, 2021 and 2020, the Company recognized $14.6 million and $0.2 million, respectively, of stock-based compensation expense related to stock options and RSAs. The Company has not recognized any stock-based compensation expense related to the RSUs as of June 30, 2021 as satisfaction of the performance-based vesting condition was not deemed probable.

As of June 30, 2021, total unrecognized stock-based compensation expense related to the RSUs and RSAs was $411.9 million and $0.6 million, respectively. There is no unrecognized stock-based compensation expense related to stock options. The total unrecognized stock-based compensation expense related to the RSAs will be recognized over a weighted average period of 1.42 years.

14. Revenue Recognition

Disaggregation of Revenue

The following table sets forth the percentage of Foundry revenues by industry based on total Foundry revenue:

	Six Months Ended June 30,
	2021	2020
Food and nutrition	25%	39%
Industrial and environmental	22%	27%
Agriculture	10%	12%
Consumer and technology	19%	14%
Other	24%	8%

Total	100%	100%

The following table sets forth the percentage of revenue by geographic location based on total revenue:

	Six Months Ended June 30,
	2021	2020
North America	96%	93%
Rest of world	4%	7%

Total	100%	100%

Contract Balances

The Company recognizes a contract asset when the Company transfers goods or services to a customer before the customer pays consideration or before payment is due, excluding any amounts presented as accounts receivable. The Company had no contract asset balances as of June 30, 2021 and December 31, 2020.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

Contract liabilities, or deferred revenue, primarily consist of payments received in advance of performance under the contract or when the Company has an unconditional right to consideration under the terms of the contract before it transfers goods or services to the customer. The Company’s collaborative arrangements with its investees and related parties typically include upfront payments consisting of cash or non-cash consideration for future research and development services and non-cash consideration in the form of equity securities for licenses that will be transferred in the future. The Company records the upfront cash payments and fair value of the equity securities as deferred revenue.

The Company also invoices customers based on contractual billing schedules, which results in the recording of deferred revenue to the extent payment is received prior to the Company’s performance of the related services. Contract liabilities are recognized as revenue as (or when) the Company performs under the contract.

Of the Company’s $128.5 million in deferred revenue at December 31, 2020, $18.5 million was recognized as revenue during the six months ended June 30, 2021. Of the Company’s $147.9 million in deferred revenue at December 31, 2019, $14.6 million was recognized as revenue during the six months ended June 30, 2020.

Performance Obligations

The aggregate amount of the transaction price that was allocated to performance obligations that have not yet been satisfied or are partially satisfied as of June 30, 2021 and December 31, 2020 was $36.5 million and $20.7 million, respectively. The Company has elected the practical expedient not to provide the remaining performance obligation disclosures related to contracts for which the Company recognizes revenue in the amount to which it has the right to invoice. As of June 30, 2021, of the performance obligations not yet satisfied or partially satisfied, nearly all is expected to be recognized as revenue during the years 2021 to 2026.

15. Significant Collaboration Transactions

Kalo Ingredients, LLC

Summary of Arrangement

Kalo was formed in March 2021 to focus on the application of synthetic biology in the personal care products industry. In March 2021, the Company entered into (i) an Intellectual Property Contribution Agreement (“Kalo IP Agreement”) that granted Kalo a license to certain of the Company’s intellectual property, (ii) a Technical Development Agreement (“Kalo TDA”) that establishes the terms under which the Company will provide technical research and development services, and (iii) a Common Unit Issuance Agreement (“Kalo CUIA”) which compensates the Company for its intellectual property contribution. Contemporaneous with these transactions, Kalo entered into a Series A Preferred Unit Purchase Agreement under which it sold 1,755,000 Series A preferred units to certain of the Company’s investors, for aggregate proceeds of approximately $19.5 million. The Series A Preferred Unit Purchase Agreement provides for the sale and issuance of up to an additional 7,245,000 Series A preferred units subsequent to the initial closing. In June 2021, Kalo issued an additional 3,528,000 Series A preferred units for aggregate proceeds of approximately $39.2 million. In July 2021, Kalo issued an additional 1,611,900 Series A preferred units for aggregate proceeds of approximately $17.9 million and closed its Series A preferred unit financing. As a result, the Company received an additional 5,229,900 common units in Kalo for total consideration of $35.5 million (Note 18).

Under the Kalo IP Agreement, the Company licensed certain intellectual property to Kalo for use in the development or the production of Kalo’s products that the parties will subsequently agree to research and develop under technical development plans (“TDPs”). The license rights provide Kalo with the ability to

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

commercialize the specified products from the corresponding TDP under the Kalo TDA. In return for the license to the intellectual property, Kalo has agreed to issue the Company up to 9,000,000 common units in accordance with certain terms and conditions set forth within the agreements. The Company received 1,755,000 common units upon execution of the Kalo CUIA and an additional 5,229,900 common units upon closing of the Series A preferred unit financing in July 2021 (Note 18). No additional common units are expected to be issued to the Company.

Under the Kalo TDA, the parties jointly agree on TDPs, through equal representation on a joint steering committee, under which the Company will perform agreed-upon research and development services in return for consideration on a cost-plus basis for all services provided.

Accounting Analysis

The common unit investment in Kalo is considered an equity method investment as a result of the Company’s ability to exercise significant influence over Kalo’s financial and operating policies through its ownership of common units. The initial carrying value of the equity method investment in Kalo is the fair value of the common units of $11.9 million received in exchange for the Kalo IP Agreement which, as discussed below, was accounted for as deferred revenue at inception. The fair value of Kalo’s common units was determined at inception of the agreements using the option pricing method. The option pricing method used a back-solve methodology to infer the total equity value based on the pricing of the Series A preferred unit financing, which was contemporaneous with the Kalo IP Agreement. Further, the Company determined the rights to up to an additional 7,245,000 common units did not meet the definition of a freestanding financial instrument and are not representative of a derivative. The right to the additional common units is considered variable consideration that is fully constrained at inception and until the contingencies related to the issuance of the additional shares are resolved.

The Series A preferred units issued by Kalo receive a liquidation preference prior to common units. As such, the Company concluded that this represents a substantive profit-sharing arrangement, and the Company is recognizing earnings and losses on the equity method investment using the HLBV method. The Company recorded a $11.9 million loss on its equity method investment in Kalo during the six months ended June 30, 2021. The loss allocated to the Company primarily relates to Kalo’s accounting for the non-cash consideration related to the Kalo IP Agreement as in-process research and development, which resulted in the full value of the Company’s intellectual property contribution being expensed in the six months ended June 30, 2021. As of June 30, 2021, the carrying value of the equity method investment in Kalo has been reduced to zero. There is no commitment for the Company to provide further financial support to Kalo, and therefore the carrying value of the equity method investment will not be reduced below zero.

The relationship with Kalo is a vendor-customer relationship and is within the scope of ASC 606, as the provision of services and corresponding license rights are considered a part of the Company’s ordinary activities. The common units issued to the Company represent non-cash consideration. While the Kalo TDA has been executed by the parties and provides the payments terms for future services, the Kalo TDA does not provide for any transfer of goods or services between the parties. However, the Company will provide licenses and services upon execution of the contemplated TDPs. Accordingly, the Company concluded that the Kalo TDA, in combination with the Kalo CUIA, met the definition of a contract under ASC 606. Each TDP executed under the Kalo TDA will be accounted for in accordance with ASC 606.

The Company’s performance obligations under the contract consist of ten material rights to future technical research and development services and commercial licenses under individual TDPs that the Company expects to execute under the Kalo TDA. The material rights represent an advance payment for the license rights, which will

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

be granted upon the execution of future TDPs. As there is no additional payment for these license rights when future TDPs are executed, the Company has determined that there is a material right associated with each of the contemplated additional TDPs under the Kalo TDA. The Company has allocated approximately $1.2 million of the upfront non-cash consideration to each of the ten material rights based on the estimated standalone selling price of the performance obligations. Unexercised material rights are recorded as non-current deferred revenue until such time as the parties execute a TDP conveying a commercial license.

Upon the execution of a TDP underlying a material right, the Company is obligated to provide technical research and development services under the TDP and a license to applicable patents and other intellectual property designed and developed under the TDP. The technical research and development services and license provided under a TDP are highly interdependent and interrelated with one another. Without the Company’s knowledge, expertise, and platform, there would not be a licensable strain or other commercializable product to transfer to Kalo. Further, Kalo has rights to development intellectual property created as part of each TDP, irrespective of the result of the development. Therefore, each executed TDP underlying a material right consists of one combined performance obligation for the technical research and development services and license to be provided by the Company.

For each TDP underlying a material right, the transaction price consists of variable consideration for the most likely amount of estimated consideration to be received under the cost-plus arrangement and non-cash consideration allocated to the material rights. As the services performed by the Company under a TDP create or enhance an asset that Kalo controls as the asset is created or enhanced, the Company satisfies the performance obligation and recognizes revenue over time. The Company uses an input method that compares total costs incurred relative to total estimated cost to complete to estimate progress under the contract. Any revisions to the estimated total budgeted costs to complete, and the resulting impact to revenue recognition, are reflected in the period of the change through a cumulative catch-up adjustment.

As of June 30, 2021, the Company had a deferred revenue balance of $11.9 million with Kalo, consisting of the non-cash consideration received. During the six months ended June 30, 2021, the Company recognized $1.2 million from services provided to Kalo.

Allonnia, LLC

Summary of Arrangement

Allonnia was formed in 2019 and focuses on the application of synthetic biology in the bioremediation space, leveraging Ginkgo’s proprietary platform to develop solutions to treat waste streams through degrading or metabolizing contaminants of concern and recover and upcycle valuable materials from waste. In December 2019, the Company entered into (i) an Intellectual Property Contribution Agreement (“Allonnia IP Agreement”) that granted Allonnia a license to certain of the Company’s intellectual property, (ii) a Technical Development Agreement (“Allonnia TDA”) that establishes the terms under which the Company is providing technical development services, and (iii) a Common Unit Issuance Agreement (“Allonnia CUIA”) which provides for the issuance of common units of Allonnia to the Company in exchange for the license rights granted under the Allonnia IP Agreement. Contemporaneous with these agreements, Allonnia entered into a Series A Preferred Unit Purchase Agreement under which Allonnia sold 2,970,000 Series A preferred units to certain of the Company’s investors, as well as a third-party investor. Allonnia also agreed to issue an additional 630,000 Series A preferred units to a strategic partner as compensation for the delivery of future services to Allonnia. The Series A Preferred Unit Purchase Agreement also provided for the sale and issuance of up to an additional 5,400,000 Series A preferred units subsequent to the initial closing. Through December 31, 2020, Allonnia issued

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

an additional 1,844,911 Series A preferred units, 180,000 of which were issued in exchange for the rights to certain intellectual property which will vest based on the achievement of milestones associated with the development of the intellectual property received. During the six months ended June 30, 2021, Allonnia closed their Series A preferred unit financing and issued 22,500 Series A preferred units to an additional third-party investor.

Under the Allonnia IP Agreement, the Company licensed intellectual property to Allonnia for use in the development or the production of its products that the parties will subsequently agree to develop under TDPs. The license rights provide Allonnia with the ability to commercialize the specified products from the corresponding strain or enzyme, which can only be developed by the Company under the Allonnia TDA. The Company received 3,600,000 common units as consideration for the license upon execution of the agreement and an additional 1,867,411 common units during the six months ended June 30, 2021 in connection with the closing of the Series A preferred unit financing.

Under the Allonnia TDA, the parties jointly agree, through equal representation on a joint steering committee, on TDPs for specific strains and enzymes, in which the Company will perform agreed upon development services in return for consideration on a cost-plus basis for all services provided.

Accounting Analysis

The common unit investment in Allonnia is considered an equity method investment as a result of the Company’s ability to exercise significant influence over Allonnia’s financial and operating policies through its ownership of common units. The initial carrying value of the equity method investment in Allonnia, which was equal to the fair value of the common units received in exchange for the Allonnia IP Agreement of $24.5 million, was subsequently reduced to zero as a result of the application of the HLBV method and was recorded as a loss on equity method investments. During the six months ended June 30, 2021, Allonnia issued an additional 22,500 Series A preferred units and closed their Series A preferred unit financing. As a result, the Company received an additional 1,867,411 common units for total consideration of $12.7 million. The additional consideration received resulted in an increase in the Company’s equity method investment in Allonnia of $12.7 million, which the Company subsequently reduced to zero as a result of the application of the HLBV method. Accordingly, the Company recorded a loss on its equity method investment in Allonnia of $12.7 million during the six months ended June 30, 2021. As of June 30, 2021, the carrying value of the equity method investment in Allonnia remained at zero. There is no commitment for the Company to provide further financial support to Allonnia and therefore the carrying value of the equity method investment will not be reduced below zero. Therefore, no additional loss was recognized during the six months ended June 30, 2021.

The relationship with Allonnia is a vendor-customer relationship and is within the scope of ASC 606 whereby the Company will provide licenses and services upon execution of the TDPs as outlined under the terms of the Allonnia TDA. The Company’s performance obligations under the contract consist of a combined service and license performance obligation related to the initial TDP executed in February 2020 and nine material rights, related to the estimated additional TDPs the parties expect to execute under the Allonnia TDA. The material rights represent an advance payment for the license rights which will be granted upon the execution of each TDP. As there is no additional payment for these license rights upon execution of a TDP, the Company has determined that there is a material right associated with each of the contemplated future TDPs. The Company initially allocated $2.5 million of the upfront non-cash consideration to each of the ten performance obligations under the contract based on the estimated standalone selling price of the performance obligations. Unexercised material rights are recorded as non-current deferred revenue until such time as the parties execute a TDP.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

Upon the execution of each TDP, the Company is obligated to provide development services under the TDP and a license to applicable patents and other intellectual property to the products developed under the plan. Each executed TDP consists of one combined performance obligation for the license and research and development services to be performed by the Company.

The transaction price for each TDP consists of variable consideration for the most likely amount of estimated consideration to be received under the cost-plus arrangement and the non-cash consideration allocated to the material rights. The Company recognizes revenue over time as it satisfies the respective performance obligations using an input method that compares total costs incurred relative to total estimated cost to complete to estimate progress under the contract. During the six months ended June 30, 2021, the additional non-cash consideration received of $12.7 million, which is representative of previously constrained variable consideration, was allocated to each of the ten performance obligations under the arrangement with Allonnia of $1.3 million each consistent with the initial relative selling price allocation. Additionally, a cumulative catch up in revenue was recognized for the TDPs in process.

As of June 30, 2021 and December 31, 2020, the Company had a deferred revenue balance of $38.0 million and $26.1 million, respectively, with Allonnia. During the six months ended June 30, 2021 and 2020, the Company recognized $3.4 million and $1.5 million, respectively, from services provided to Allonnia.

Other Significant Collaboration Transactions

In addition to the activity discussed above related to Kalo and Allonnia, the Company provided research and development services under existing collaboration arrangements with Joyn, Motif, Synlogic and Genomatica. During the six months ended June 30, 2021 and 2020, the total revenue recognized from services provided to these entities was $19.1 million and $21.1 million, respectively. As of June 30, 2021 and December 31, 2020, the Company had an aggregate deferred revenue balance of $84.8 million and $94.0 million, respectively, with Joyn, Motif, Synlogic and Genomatica.

During the six months ended June 30, 2021, there were no material changes to the Company’s arrangements with its collaborators except as noted above. For a description of these arrangements and the related accounting conclusions, refer to Note 17 to the audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included elsewhere in this registration statement and prospectus. Refer to Notes 7 and 8 for additional details on the Company’s equity method investments and investments, as well as Note 17 for a summary of transactions with related parties.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

16. Net Loss per Share

The following potential common shares, presented based on amounts outstanding at each period end, were excluded from the calculation of diluted net loss per share attributable to Ginkgo Bioworks, Inc. common stockholders for the periods indicated because including them would have been anti-dilutive:

	Six Months Ended June 30,
	2021	2020
Series B Preferred Stock	4,138,185	4,138,185
Series C Preferred Stock	4,658,503	4,658,503
Series D Preferred Stock	6,162,631	6,146,911
Series E Preferred Stock	3,460,005	3,310,733
Warrants to purchase Series B Preferred Stock	5,066	5,066
Warrants to purchase Series D Preferred Stock	—	15,720
Warrants to purchase Series E Preferred Stock	8,323	—
Outstanding stock options	598,509	702,160
Unvested RSUs	3,094,017	1,795,622
Unvested RSAs	6,131	10,948

17. Related Parties

The Company’s significant transactions with its related parties are primarily comprised of revenue generating activities under license and collaboration agreements.

Significant related party transactions included in the Condensed Consolidated Balance Sheets are summarized below (in thousands):

	Joyn	Motif	Genomatica	Allonnia	Synlogic	Kalo	Total
Balances as of June 30, 2021
Accounts receivable, net	$—	$3,831	$1,500	$2,659	$—	$812	$8,802
Deferred revenue, current and non-current	$7,110	$53,871	$23,778	$37,959	$63	$11,897	$134,678
Balances as of December 31, 2020
Accounts receivable, net	$—	$2,403	$1,500	$1,309	$—	$—	$5,212
Deferred revenue, current and non-current	$9,862	$53,952	$30,128	$26,064	$72	$—	$120,078

Significant related party transactions included in the Condensed Consolidated Statements Operations and Comprehensive Loss are summarized below (in thousands):

	Joyn	Motif	Genomatica	Allonnia	Synlogic	Kalo	Total
For the Six Months Ended June 30, 2021
Foundry revenue	$2,752	$10,104	$6,201	$3,364	$10	$1,191	$23,622
For the Six Months Ended June 30, 2020
Foundry revenue	$3,582	$12,002	$5,421	$1,462	$47	$—	$22,514

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

Significant related party transactions included in the changes in operating assets and liabilities in the Condensed Consolidated Statements of Cash Flows are summarized below (in thousands):

	Joyn	Motif	Genomatica	Allonnia	Synlogic	Kalo	Total
For the Six Months Ended June 30, 2021
Accounts receivable, net	$—	$(1,428)	$—	$(1,350)	$—	$(812)	$(3,590)
Deferred revenue, current and non-current	$(2,752)	$(81)	$(6,350)	$(803)	$(9)	$—	$(9,995)
For the Six Months Ended June 30, 2020
Accounts receivable, net	$125	$2,204	$—	$(1,114)	$—	$—	$1,215
Deferred revenue, current and non-current	$(3,582)	$(5,281)	$(5,421)	$(233)	$(47)	$—	$(14,564)

Refer to Notes 7 and 8 for additional details on the Company’s investments and equity method investments held in its related parties.

18. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to September 15, 2021, the date that the financial statements were available to be issued. Based on this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

(a) Amendment to Glycosyn Promissory Note

In July 2021, the existing terms of the Glycosyn Promissory Note were amended to allow Glycosyn to make interest-only payments through the end of 2021 and to accelerate the maturity date to December 31, 2021. However, if Glycosyn were to execute a term sheet on or prior to December 31, 2021 with an investor or acquirer for a bona fide equity financing or change of control transaction that, upon its consummation, will provide Glycosyn with gross proceeds of at least $10 million, then the maturity date will instead be the earlier of the consummation date of such transaction or March 31, 2022.

(b) 2014 Plan Increase

In July 2021, the board of directors approved an increase to the aggregate number of shares reserved for issuance under the 2014 Plan of 1,800,000 shares, raising the total aggregate number of shares reserved for issuance under the 2014 Plan from 3,478,368 to 5,278,368.

(c) Kalo Series A Preferred Unit Financing

In July 2021, Kalo issued an additional 1,611,900 Series A preferred units for aggregate proceeds of approximately $17.9 million and closed their Series A preferred unit financing. As a result, the Company received an additional 5,229,900 common units in Kalo for total consideration of $35.5 million.

(d) Dutch DNA Acquisition

On July 1, 2021, the Company completed an acquisition of 100% of the equity of Dutch DNA Biotech B.V. (“DDNA”), a company based in the Netherlands with a proprietary platform technology focused on the

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

development of fungal strains and fermentation processes for the production of proteins and organic acids. The Company will integrate DDNA’s team, fungal strain assets, and operations into its broader platform for cell programming. The total purchase price consisted of $12.4 million in cash and 33,291 shares of Ginkgo common stock plus working capital adjustments. Additionally, under the purchase agreement, the Company agreed to make earn-out payments to the seller of up to $20.0 million upon the satisfaction of one or more technical and commercial milestones by DDNA pursuant to a Technical Development Agreement executed between the Company and DDNA prior to the close of the transaction. During the six months ended June 30, 2021, the Company made a $1.2 million prepayment towards the cash purchase price, which is included in other non-current assets on the Condensed Consolidated Balance Sheet. The remaining $11.2 million of the cash purchase price is held in escrow as of June 30, 2021 and classified as restricted cash and included in other non-current assets on the Condensed Consolidated Balance Sheets.

(e) Lease Amendment

On September 6, 2021, the Company entered into an amendment to its operating lease at 27 Drydock Avenue in Boston, Massachusetts under which the Company will lease an additional 47,957 square feet of space and extend the term of the lease by six years from January 2030 to January 2036. The Company anticipates occupying approximately 29,552 square feet of additional space in 2021 and the remainder in 2023. The minimum monthly rent for the expansion premises will be $0.2 million starting in 2021 and $0.1 million starting in 2023, increasing by 3% annually. The minimum monthly rent for the existing premises during the extended term will be $1.1 million, increasing by 3% annually. The Company’s letter of credit will increase by $1.0 million. The Company will continue to have an option to extend the term of the lease beyond the extended term for an additional five-year term.

(f) Founder Equity Grants

In August 2021, the board of directors granted 437,207 restricted stock units to each of Ginkgo’s founders under the 2014 Plan, subject to the closing of the merger with SEAC Merger Sub Inc., a subsidiary of Soaring Eagle Acquisition Corp. (“Business Combination”) and a service-based vesting condition. The service condition will be satisfied on the first anniversary of the closing of the Business Combination, subject to continued service with Ginkgo through such date.

(g) Founder Equity Repurchases

In September 2021, prior to the closing of the Business Combination, the Company repurchased 55,160 common shares from Ginkgo’s founders at a price of $453.20 per share for a total purchase price of $25 million.

(h) Amended Certificate of Incorporation

In September 2021, the board of directors approved the Fifth Amended and Restated Certificate of Incorporation (the “Fifth Restated Certificate”) that authorizes the Company to issue 70,000,000 shares, consisting of (i) 35,000,000 shares of Class A common stock, par value $0.0001 per share, and (ii) 35,000,000 shares of Class B common stock, par value $0.0001 per share. Immediately upon filing of the Fifth Restated Certificate, each outstanding share of preferred stock and common stock will be reclassified into one outstanding share of Class A common stock (the “Reclassification”). Each “Eligible Holder” (as defined in the Fifth Restated Certificate) is eligible to exchange all or a portion of their Class A common stock for the same number of shares of Class B common stock, effective immediately after the Reclassification but prior to the closing of the Business

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

Combination, pursuant to an exchange agreement. Each equity award (option, restricted stock award and restricted stock unit award) outstanding and held by an employee of the Company immediately prior to the effectiveness of the Reclassification will be automatically converted, effective concurrently with the effectiveness of the Reclassification and prior to the closing of the Business Combination, into an equity award that entitles the holder to the number of shares of Class B common stock equal to the number of shares of common stock subject to the employee equity award immediately prior to the conversion. Each equity award held by a non-employee will be automatically converted into an equity award that entitles the holder to the number of shares of Class A common stock equal to the number of shares of common stock subject to the non-employee equity award immediately prior to the conversion. Shares of Class A common stock and shares of Class B common stock generally will entitle the holders to the same rights, except that each share of Class A common stock will have only one vote per share and each share of Class B common stock will have ten votes per share.

(i) Verb Biotics

In September 2021, the Company launched a new platform venture, Verb Biotics, LLC (“Verb”), a probiotics innovation company that will identify and design new strains of probiotic bacteria with advanced properties for human nutrition, health, and wellness. Verb was capitalized through a Series A funding that raised $30 million in gross proceeds from an investor group comprising certain of the Company’s investors. Concurrently with the launch, the Company entered into (i) an Intellectual Property Contribution Agreement that granted Verb a license to certain of the Company’s intellectual property and (ii) a Technical Development Agreement that establishes the terms under which the Company will provide technical development services. In return for the license to the intellectual property, Verb granted the Company 9,000,000 common units in Verb.

(j) Ayana Bio

In September 2021, the Company launched a new platform venture, Ayana Bio, LLC (“Ayana”), a company that will identify and design new bioactive compounds for use as complementary medicine to support human health and wellness. Ayana was capitalized through a Series A funding that raised $30 million in gross proceeds from an investor group comprising certain of the Company’s investors. Concurrently with the launch, the Company entered into (i) an Intellectual Property Contribution Agreement that granted Ayana a license to certain of the Company’s intellectual property and (ii) a Technical Development Agreement that establishes the terms under which the Company will provide technical development services. In return for the license to the intellectual property, Ayana granted the Company 9,000,000 common units in Ayana.

(k) SaponiOx

On September 10, 2021, the Company entered into a Multiple Project Collaboration Agreement (“MPCA”) with SaponiQx, Inc. (“SaponiOx”), a newly formed subsidiary of Agenus Inc. SaponiOx is building an adjuvant platform dedicated to discovering novel adjuvants and developing new, more effective vaccines utilizing optimized antigen-adjuvant pairings. Under the MPCA, the parties will collaborate on mutually agreed projects with Ginkgo conducting development activities focused on the discovery and development of novel host cells, cell lines or microbial strains related to saponin compounds and an optimized manufacturing process that will enable SaponiOx to produce saponin-based products in the vaccine and non-vaccine fields. As consideration for its development activities, Ginkgo will receive fees based on a cost-plus fixed margin basis. Concurrently with the MPCA, Ginkgo purchased 56,250 shares of SaponiOx Series A Preferred Stock in exchange for granting SaponiOx a $10 million credit towards its development activities. If SaponiOx sells additional shares of Series A Preferred Stock for aggregate consideration of at least $25 million prior to February 15, 2022, Ginkgo will purchase an additional 84,375 shares of Series A Preferred Stock in exchange for granting SaponiOx an additional $15 million credit towards its development activities.

Independent Auditors’ Report

To the Board of Directors of Allonnia, LLC:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Allonnia, LLC (the “Company”), which comprise the consolidated balance sheets as of December 31, 2020 and 2019 and the related statements of operations, changes in members’ equity and cash flows for the year ended December 31, 2020 and the period from November 27, 2019 (inception) through December 31, 2019, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allonnia, LLC as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the periods then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

June 23, 2021

Allonnia, LLC

Consolidated Balance Sheets

December 31, 2020 and 2019

Assets
	2020	2019
Current assets:
Cash and cash equivalents	$43,520,543	$32,828,673
Prepaid expenses and other current assets	3,015,817	3,384

Total assets	$46,536,360	$32,832,057

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$728,580	$23,706
Accrued expenses	901,784	117,848

Total liabilities	1,630,364	141,554
Members’ equity	44,905,996	32,690,503

Total liabilities and members’ equity	$46,536,360	$32,832,057

See accompanying notes to the consolidated financial statements.

Allonnia, LLC

Consolidated Statements of Operations

For the Year Ended December 31, 2020 and Period from November 27, 2019 (Inception) Through December 31, 2019

	2020	2019
Operating expenses:
Research and development	$3,966,936	$24,481,519
General and administrative	2,106,245	162,978

Total operating expenses	6,073,181	24,644,497

Net operating loss	(6,073,181)	(24,644,497)
Interest income	61,663	—

Net loss	$(6,011,518)	$(24,644,497)

See accompanying notes to the consolidated financial statements.

Allonnia, LLC

Consolidated Statements of Changes in Members’ Equity

For the Year Ended December 31, 2020 and Period from November 27, 2019 (Inception) Through December 31, 2019

	Units					Members’ Equity
	Series A-1 Preferred	Series A-2 Preferred	Series A-3 Preferred	Common	Incentive
Balance at November 27, 2019 (Inception)	—	—	—	—	—	—
Issuance of Common Units	—	—	—	3,600,000	—	24,480,000
Issuance of Series A-1 Preferred Units net of issuance costs of $145,000	2,970,000	—	—	—	—	32,855,000
Net loss	—	—	—	—	—	(24,644,497)

Balance as of December 31, 2019	2,970,000	—	—	3,600,000	—	32,690,503
Issuance of Series A-1 Preferred Units net of issuance costs of $272,000	1,664,911	—	—	—	—	18,227,011
Issuance of Series A-2 Preferred Units	—	180,000	—	—	—	—
Issuance of Series A-3 Preferred Units	—	—	180,000	—	—	—
Issuance of Incentive Units	—	—	—	—	140,000	—
Net loss	—	—	—	—	—	(6,011,518)

Balance as of December 31, 2020	4,634,911	180,000	180,000	3,600,000	140,000	$44,905,996

See accompanying notes to the consolidated financial statements.

Allonnia, LLC

Consolidated Statements of Cash Flows

For the Year Ended December 31, 2020 and Period from November 27, 2019 (Inception) Through December 31, 2019

	2020	2019
Cash flows from operating activities:
Net loss	$(6,011,518)	$(24,644,497)
Adjustments to reconcile net loss to net cash used in operating activities:
Fair value common stock issued for acquiring intellectual property	—	24,480,000
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(3,012,433)	(3,384)
Accounts payable	704,874	23,706
Accrued expenses	783,936	117,848

Net cash used in operating activities	(7,535,141)	(26,327)

Cash flows from financing activities:
Proceeds from issuance of Series A-1 Preferred Units, net of issuance costs	18,227,011	32,855,000

Net cash provided by financing activities	18,227,011	32,855,000

Increase in cash and cash equivalents	10,691,870	32,828,673
Cash and cash equivalents, beginning of period	32,828,673	—

Cash and cash equivalents, end of period	$43,520,543	$32,828,673

See accompanying notes to the consolidated financial statements.

Allonnia, LLC

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2020 and Period from November 27, 2019 (Inception) Through December 31, 2019

1.	NATURE OF OPERATIONS

Business

Allonnia, LLC (“Allonnia”) commenced activities in November 2019 and is formed under the laws of the State of Delaware. Allonnia is a bioremediation company that uses advanced technology and biology to engineer breakthrough systems to develop and commercialize novel waste remediation and management solutions. Allonnia works to identify microbes capable of breaking down waste, then uses the tools of synthetic biology to amplify their abilities both to clean up toxic pollution and bind to valuable materials in the waste stream for reuse.

Allonnia designs and deploys at-scale transformative innovations in water and wastewater treatment, soil redemption, and solid waste management and upcycling. By creating the next generation of enzymes, proteins, and microbes that degrade or metabolize contaminants of concern, Allonnia can recover and upcycle valuable materials from waste and augment existing biological treatment processes.

Since its inception, Allonnia has devoted its efforts to business planning, research and development, recruiting management and technical staff, and raising capital. Allonnia is subject to risks similar to other companies in their industry including rapid technological change, uncertainty of market acceptance of the product, competition from larger companies, and dependence of key personnel and strategic partners.

Allonnia Management Pool Co., LLC, a wholly-owned subsidiary of Allonnia, was formed on December 9, 2020 under the laws of the State of Delaware to facilitate Allonnia’s administration of grants of incentive units to officers, employees and consultants of Allonnia.

Principles of Consolidation

The accompanying consolidated financial statements include the operations of Allonnia and its wholly-owned subsidiary Allonnia Management Pool Co., LLC (collectively referred to as the “Company”). All intercompany accounts and transactions have been eliminated in consolidation.

2.	SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies followed by the Company in the preparation of the consolidated financial statements is as follows:

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and changes in estimates may occur.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed the federal insurance limit.

Allonnia, LLC

Notes to Consolidated Financial Statements (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Research and Development Expenses

Costs incurred for research and development are expensed as incurred. Research and development expenses primarily consist of salaries and related expenses for personnel, outside consulting services and sponsored research and the costs of materials and supplies used.

Income Taxes

The Company is taxed as a partnership. As such, the results of operations are included in the income tax returns of its members. Accordingly, no provision for income taxes has been recorded in these financial statements.

The Company follows accounting guidance regarding the recognition, measurement, presentation, and disclosure of uncertain tax positions in the financial statements. Tax positions taken or expected to be taken, including the position that the Company qualifies as a pass-through entity, are required to be evaluated to determine whether the tax positions are “more-likely-than-not” to be upheld under regulatory review. The resulting tax impact of these tax positions are recognized in the financial statements based on the result of this evaluation. There are no such provisions for uncertain tax positions as of December 31, 2020 and 2019. The Company is subject to federal and state tax examination by tax authorities for all years since inception.

The Company records interest and penalties, if any, as part of other income (expense). No interest or penalties were recorded for the periods ended December 31, 2020 and 2019.

Unit-based Compensation

The Company accounts for unit-based awards in accordance with the Financial Accounting Standards Board (FASB) ASC 718, Compensation – Stock Compensation. Unit-based compensation expense for all incentive unit awards made to employees, officers and other key individuals is measured based on the grant-date fair value of the award. Unit-based compensation expense for awards granted to non-employees is determined using the fair value of the consideration received or the fair value of the unit-based award issued, whichever is more reliably measured.

The Company uses the Black-Scholes option pricing model to determine the fair value of awards granted. The Company recognizes the compensation cost of unit-based awards on a straight-line basis over the vesting period of the award.

The determination of the fair value of unit-based payment awards utilizing the Black-Scholes model is affected by the unit price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The Company does not have a history of market prices of its Common Units as it is not a public company, and as such, volatility is estimated using historical volatilities of similar public entities. The expected life of the awards is estimated based on the requisite service period. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of the awards. The dividend yield assumption is based on the history and expectation of paying no dividends. The Company recognizes forfeitures related to unit-based payments when they occur. Forfeited options are recorded as a reduction to unit-based compensation expense.

Allonnia, LLC

Notes to Consolidated Financial Statements (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (concluded)

Unit-based Compensation (concluded)

There were no incentive unit awards granted in 2019. For the year ended December 31, 2020, the Company calculated the fair value of incentive unit awards using the following assumptions:

Risk-free interest rate	1.67%
Expected dividend yield	0.00%
Volatility factor	70.00%
Expected life	3 years

3.	LICENSE, RESEARCH AND DEVELOPMENT AND CONSULTING AGREEMENTS

Ginkgo BioWorks, Inc.

On December 18, 2019, the Company and Ginkgo BioWorks, Inc. (“Ginkgo”) entered into a) an intellectual property contribution agreement (“IPCA”), b) a Common Unit Issuance Agreement (“CUIA”), c) a G&A Services Agreement for general and administrative services (“G&A Services Agreement”), and d) a Technical Development Agreement (“TDA”), collectively referred to as the Ginkgo Agreements.

Pursuant to the IPCA, Ginkgo licensed and contributed certain intellectual property to the Company in exchange for up to 9,000,000 Common Units of the Company, as specified in CUIA (see Note 4). The Company issued 3,600,000 Common Units as consideration for the license upon execution of the CUIA, the fair value of which was determined to be $24,480,000 at inception of the agreements using the option pricing method. The Company accounted for the non-cash consideration related to the CUIA as research and development expense in the period ended December 31, 2019.

Pursuant to the G&A Services Agreement, Ginkgo will perform its obligations as an independent contractor and the Company will pay Ginkgo for services at the fully burdened full time equivalent cost, plus pass-through costs, materials and services.

Pursuant to the TDA, Ginkgo will provide the Company with technical services and grant the Company access to the Ginkgo Foundry for the Company’s development of its products. The Company will pay Ginkgo an amount covering (i) all direct and indirect costs, as defined, incurred by Ginkgo in connection with the technical services provided to the Company and (ii) a 5% arm’s length mark-up on total costs consisting of (a) third party costs, (b) direct costs and (c) the G&A Estimate (see Note 5). Pursuant to the TDA, the parties jointly agree, through equal representation on a joint steering committee, on technical development plans (“TDPs”) for specific strains and enzymes, in which Ginkgo will perform agreed upon development services in return for consideration on a cost-plus basis, as noted above, for all services provided. As of December 31, 2020, the Company has entered into three TDPs with Ginkgo.

Battelle Memorial Institute

On October 1, 2020, the Company and Battelle Memorial Institute (“Battelle”) entered into a research and development consulting service agreement (“Battelle Agreement”). In consideration of the 180,000 Series A-2 Preferred Units issued to Battelle pursuant to the Series A-2 Preferred Unit Subscription Agreement (see Note 4), Battelle will perform $2,000,000 worth of technical and consulting services to the Company through agreed-upon task orders within a period of three years from the date of the Battelle Agreement. The value of any conforming services and deliverables in the task orders provided by Battelle will be deducted from the $2,000,000 noted above. The Company will record a unit-based research and

Allonnia, LLC

Notes to Consolidated Financial Statements (Continued)

LICENSE, RESEARCH AND DEVELOPMENT AND CONSULTING AGREEMENTS (concluded)

Battelle Memorial Institute (concluded)

development expense in the statement of operations for the fair value of the conforming services and deliverables as they are being received and the related amount in members’ equity. No research and development services have been provided as of December 31, 2020.

Each party in the Battelle Agreement retains the entire rights of the intellectual property in existence prior to this agreement or developed independently of this agreement (“Background IP”). Battelle irrevocably assigns to the Company all rights of intellectual property developed in the course of providing consulting services to the Company (“Program Technology”). In addition, if Battelle incorporates its Background IP into a deliverable or Program Technology, Battelle grants to the Company a perpetual, non-exclusive, sublicensable, (through multiple tiers), royalty-free, worldwide license to such incorporated Background IP to allow lawful use of the Program Technology or deliverable that incorporates it.

Metabolik Technologies Inc.

On December 18, 2020, the Company and Metabolik Technologies Inc. (“Metabolik”) entered into an asset purchase agreement (“Metabolik Agreement”). Pursuant to this agreement, Metabolik will transfer certain intellectual property in exchange for potential royalty payments from Allonnia in the amounts of a single digit percentage of Operating Profit, as defined in this agreement. The Company’s royalty obligation begins once the cumulative aggregate Operating Profit is greater than zero and ends fifteen years thereafter, provided that the royalties will terminate in the event that Metabolik or its affiliates ceases to hold any equity interest in the Company, other than as a result of a change of control of the Company. At any time during the term of this agreement, the Company may, upon written notice to Metabolik, provide written notice of the Company’s interest in buying out its royalty obligations under this agreement.

On December 18, 2020, the Company issued in accordance with the Series A-3 Preferred Unit Issuance Agreement 180,000 Series A-3 Preferred Units (see Note 4). In exchange, Metabolik will transfer certain acquired assets, as defined, pursuant to the terms of Metabolik Agreement.

4.	MEMBERS’ EQUITY

Series A Preferred Units

As of December 31, 2020, the Company was authorized to issue 9,000,000 of Series A Preferred Units, of which 8,190,000 units were designated as Series A-1 Preferred Units (“Series A-1”), 630,000 were designated Series A-2 Preferred Units (“Series A-2”), and 180,000 were designated Series A-3 Preferred Units (“Series A-3”) (collectively, referred to as “Series A Preferred Units”). The original issue price of Series A Preferred Units is $11.111111 per unit.

Pursuant to the Series A-1 Unit Purchase Agreement, as amended, the Company issued 2,970,000 and 1,664,911 units of Series A-1 at a purchase price of $11.111111 per unit in 2019 and 2020, respectively, for the total gross proceeds of $51,499,011.

On December 18, 2019, Battelle entered into the Series A-2 Preferred Unit Subscription Agreement with the Company. In accordance with this agreement, Battelle would be issued up to 630,000 Series A-2 units upon achievement of the following milestones:

a)	180,000 units of Series A-2 will be issued upon execution by Battelle and the Company of a consulting agreement within 12 months following the date of this agreement, pursuant to

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Series A Preferred Units (concluded)

which Battelle would provide $2,000,000 worth of technical and consulting services (see Note 3).

b)

Upon achieving the milestone (a) above, the Company will issue additional 180,000 units of Series A-2 in 30,000 increments on each of the following dates so long as the Company has not determined that Battelle did not provide the Company with services or that the services were not satisfactory pursuant to the Battelle Agreement: June 18, 2021; December 18, 2021; June 18, 2022; December 18, 2022; June 18, 2023; and December 18, 2023.

c)

Upon achieving the milestone (a) above, the Company will issue additional 270,000 units of Series A-2 in 45,000 increments on the following dates so long as the Company has not determined that Battelle did not provide the Company with services or that the services were not satisfactory pursuant to the Battelle Agreement: June 18, 2024; December 18, 2024; June 18, 2025; December 18, 2025; June 18, 2026; and December 18, 2026. Notwithstanding the foregoing, on August 18, 2021 Battelle may elect to purchase all 270,000 units of Series A-2 in exchanges for a price per unit of $11.111111 and a total purchase price of $3,000,000 in lieu of the issuances of such units described above so long as Battelle has achieved milestone (a) above and the Battelle Agreement remains in effect.

On December 18, 2020, Metabolik entered into the Series A-3 Preferred Unit Issuance Agreement with the Company. In accordance with this agreement, Metabolik was issued 180,000 Series A-3 units that become “eligible” capital accounts upon achievement of the following milestones:

a)

45,000 units of Series A-3 will be treated as “eligible” if the Company enters into a joint development agreement (“JDA”) with a certain party within one year following the date on which Ginkgo delivers an intermediate strain to the Company pursuant to the Technical Development Plan between Ginkgo and the Company. Notwithstanding the foregoing, if the Company determines, in its reasonable discretion, within thirty days following the execution of the JDA, that the JDA was not substantially related to the contributed assets, as defined, or certain services pursuant to the Metabolik Agreement (see Note 3) then such 45,000 units of Series A-3 will instead be automatically forfeited for no consideration.

b)

135,000 units of Series A-3 will be treated as “eligible” in the event that the Company enters into a certain commercialization agreement, as defined in the Metabolik Agreement, and receives revenue under the commercialization agreement in excess of $10,000,000 in the aggregate within five years following the execution of the commercialization agreement.

The Company will monitor milestones on an ongoing basis, and will record a unit-based research and development expense and a related amount to members’ equity as these milestones become probable of being achieved. No unit-based research and development expenses have been recognized in 2020 in connection with the issuance of Series A-3 units.

Common Units

As of December 31, 2020, the Company was authorized to issue 9,000,000 Common Units. As specified in the CUIA, the authorized Common Units will be issued to Ginkgo as follows:

a)	3,600,000 Common Units in partial consideration for the license and transfer of intellectual property in accordance with IPCA

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b)

5,400,000 Common Units in partial consideration for the additional obligations set forth in the IPCA and TDA (as defined in the IPCA); provided that Ginkgo will not receive such additional Common Units unless the Company has sold and issued at least 8,370,000 Series A-1 Preferred Units pursuant to a Series A-1 Preferred Unit Purchase Agreement.

c)

In the event the Company sells and issues less than 8,370,000 but more than 2,970,000 Series A-1 Preferred Units, the Company and Ginkgo will collaborate to determine how many additional Common Units will be issued.

As of December 31, 2020 and 2019, there were 3,600,000 of Common Units issued and outstanding.

The rights and preferences of the Series A Preferred Units and Common units, collectively, Capital Units are as follows:

Voting Rights

Any action to be taken by the members will be taken by the members holding a majority of the capital units then outstanding, voting together as a single class.

Distributions

In the event of a Liquidation Event, as defined, distributions will have the following priority: (i) first, to the holders of Series A-1, in proportion to their respective number of Series A-1 Preferred Units, until the Company has distributed a cumulative amount in respect of each Series A-1 Preferred Unit; (ii) second, to the holders of Series A-2 Preferred Units and eligible Series A-3 Preferred Units, in proportion to their respective number of Series A-2 Preferred Units and eligible Series A-3 Preferred Units, until the Company has distributed a cumulative amount in respect of each Series A-2 Preferred Unit and eligible Series A-3 Preferred Unit; (iii) third, to the holders of Common Units, in proportion to their respective number of Common Units, until the Company has distributed a cumulative amount in respect of each Common Unit equal to the Series A preference amount.

After payment in full of the amounts above, any remaining amount is distributed to the holders of Series A-1, Series A-2, eligible Series A-3, Common Units, and Incentive Units, on a per unit pro rata basis; provided, however, that no distributions will be paid with respect to any Incentive Unit until the aggregate amount of all distributions from and after the date of issuance of such Incentive Unit exceeds the applicable Threshold Amount associated with such Incentive Unit.

Distributions

The holders of the Series A-3 are not entitled to any distributions with respect to any Series A-3 Preferred Units other than eligible Series A-3 Preferred Units.

Incentive Units

As of December 31, 2020, the Company was authorized to issue up to 2,000,000 Incentive Units. Incentive Units and the rights and privileges associated with them, collectively, are intended to be “profits interests”. Incentive Units may be issued within a series, with each series having a separate Threshold Amount. The Threshold Amount will initially mean the amount equal to the amount that would be received on all

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Incentive Units (concluded)

outstanding Units if, immediately prior to the issuance of an Incentive Unit, all the assets of the Company were sold for their respective fair value (as determined by the Board in good faith), the liabilities of the Company were paid in full, and the remaining proceeds were distributed. An Incentive Unit’s Threshold Amount will subsequently be increased in an amount equal to the aggregate amount of any Capital Contribution made to the Company after the issuance of such Incentive Unit. Incentive Units are interests solely in profits and will have Capital Accounts associated therewith at the time of their issuance of zero dollars.

The Incentive Units do not have any voting rights and are subject to vesting.

Allocations of profits will be made with respect to any Incentive Units that are Unvested Units in the same manner as if they were Vested Units. Any distributions made with respect to any Incentive Units that are Unvested Units will not be distributed and instead be recorded by the Company (such amount, an “Unvested Distribution Amount”) in the Company’s books and records until such Unvested Units vest and become Vested Units. Any Unvested Distribution Amounts that relate to Incentive Units that are Unvested Units that are forfeited or fail to vest for whatever reason will be allocated and distributed as a new distribution.

In December 2020, there were 140,000 Incentive Units granted to employees of the Company. These units vest over a period of four years. The 2020 unit-based compensation expense in connection with these units was immaterial.

There were no Incentive Units granted in 2019.

5.	RELATED PARTY TRANSACTIONS

The Company receives various services from companies that own either Common Units (Ginkgo) or Series A-1 Preferred Units (Battelle and Metabolik) in the Company.

In 2020 and 2019, the Company paid Ginkgo $4,164,292 and $28,519, respectively, pursuant to the TDA and G&A Service Agreement (see Note 3).

6.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through June 23, 2021, which is the date the consolidated financial statements were available to be issued.

In January 2021, the Company issued 1,867,411 of Common Units to Ginkgo, pursuant to IPCA (see Note 3) and 22,500 Series A-1 Units to an investor for $250,000.

Other than the above, there were no subsequent events that require adjustments to or disclosure in the consolidated financial statements.